Exhibit 99.1

IMPORTANT: You must read the following disclaimer before continuing.  The following disclaimer applies to the attached Exchange Offer and Consent Solicitation Memorandum, whether received by e-mail or otherwise received as a result of electronic communication and you are therefore advised to read this disclaimer page carefully before reading, accessing or making any other use of the attached document.  In accessing the attached Exchange Offer and Consent Solicitation Memorandum, you agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from us as a result of such access.

Your Representations: You have been sent the attached Exchange Offer and Consent Solicitation Memorandum on the basis that you have confirmed to the Exchange and Tabulation Agent, being the sender of the attached, that (a) you are a holder or a beneficial owner of US$100,000,000 (representing an economic value on maturity of US$95,000,000 following the application of a pool factor of 0.95 by the Clearing Systems)(1) 10.5% Loan Participation Notes due 2014 issued by Finance and Credit Ukraine B.V.; (b) you are not a person to whom it is unlawful to send the attached Exchange Offer and Consent Solicitation Memorandum or to make an invitation under the Exchange Offer under applicable laws; and (c) that you consent to delivery by electronic transmission.

If you receive this document by email, your use of this email is at your own risk and it is your responsibility to take precautions to ensure that it is free from viruses and other items of a destructive nature.

The Exchange Offer and Consent Solicitation Memorandum has been sent to you in an electronic form.  You are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of VTB Capital plc and/or the Exchange and Tabulation Agent or any person who controls, or is a director, officer, employee or agent of VTB Capital plc and/or the Exchange and Tabulation Agent, nor any affiliate of any such person, accepts any liability or responsibility whatsoever in respect of any difference between the Exchange Offer and Consent Solicitation Memorandum distributed to you in electronic format and the hard copy version available to you on request from VTB Capital and/or the Exchange and Tabulation Agent.

You are reminded that the attached Exchange Offer and Consent Solicitation Memorandum has been delivered to you on the basis that you are a person into whose possession this Exchange Offer and Consent Solicitation Memorandum may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not nor are you authorised to deliver this Exchange Offer and Consent Solicitation Memorandum to any other person.

Restrictions: Nothing in this electronic transmission constitutes an offer of securities for sale in Australia, Canada, Japan or any other jurisdiction in which the making of such an offer would not be in compliance with the laws or regulations of such jurisdiction.

THE EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM MAY NOT BE DOWNLOADED, FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY DOWNLOADING, FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE SECURITIES ACT OR THE APPLICABLE LAWS OF OTHER JURISDICTIONS.

(1)         Noteholders should note that a pool factor of 0.95 has been applied by the Clearing Systems to the Notes so that the actual aggregate outstanding principal amount of the Notes as at the date of this Exchange Offer and Consent Solicitation Memorandum is US$95,000,000.

i

Exchange Offer and Consent Solicitation Memorandum dated 26 November 2013

Any securities to be issued pursuant to the Offer have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or under the securities laws of any jurisdiction of the United States. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any U.S. state securities commission has approved or disapproved of the securities offered in connection with the Offer, or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence.

The Offer will be made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the U.S. Exchange Act (the “Exchange Act”) and pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Any new securities issued pursuant to the Offer will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent and proportion as the securities tendered into the Offer.

In accordance with the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder with respect to the New Notes to be issued in connection with the Offer, the Issuer will submit to the SEC any informational document it distributes to Noteholders related to the Offer.

The Offer is being made for the securities of a company incorporated under the laws of The Netherlands and is subject to Dutch disclosure requirements, which are different from those of the United States. The financial information included in the Preliminary Prospectus attached hereto has been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. The Offer will be made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the Exchange Act and otherwise in accordance with the requirements of Dutch legislation. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and law.

The receipt of New Notes pursuant to the Offer by a U.S. holder of Notes may be a taxable transaction for U.S. federal income tax purposes and under applicable state and local, as well as foreign and other tax laws.  Each Noteholder is urged to consult an independent professional advisor immediately regarding the tax consequences of acceptance of the Offer.

It may be difficult for U.S. holders of New Notes to enforce their rights and any claim arising out of the U.S. federal securities laws, since the Issuer is located in a country other than the United States, and some or all of its officers and directors may be residents of a country other than the United States. U.S. holders of New Notes may not be able to sue a non-U.S. company or its offers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.  U.S. holders of New Notes should be aware that the Issuer may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.

The Offer is not being made to, and any offer will not be accepted from, or on behalf of, Noteholders in any jurisdiction in which the making of the Offer would not be in compliance with the laws or regulations of such jurisdiction.  See “Offer Restrictions” herein.

This Exchange Offer and Consent Solicitation Memorandum contains important information which should be read carefully before any decision is made to participate in the Offer.  If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice, including in respect of any tax consequences, immediately from your stockbroker, bank manager, accountant or other independent financial adviser.

Any individual or company whose Notes are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such entity if they wish to participate in the Offer.  None of VTB Capital plc (the “Dealer Manager”), Finance & Credit Ukraine B.V., Public Joint Stock Company “Bank “Finance and Credit”, Lucid Issuer Services Limited (the “Exchange and Tabulation Agent”) or their respective directors, employees or affiliates makes any recommendation as to whether or not Noteholders should offer the Notes for exchange or sale pursuant to the Offer.

Unless otherwise defined herein or the context otherwise requires, capitalised expressions used in this Exchange Offer and Consent Solicitation Memorandum shall have the meanings set out under “Definitions” herein.

OFFER TO THE HOLDERS OF

Finance & Credit Ukraine B.V.

(a private company with limited liability incorporated under the laws of The Netherlands)
(the “Issuer”)

US$100,000,000 (representing an economic value on maturity of US$95,000,000 following the application of a pool factor of 0.95 by the Clearing Systems)(2) 10.5% Loan Participation Notes due 2014 (the “Notes”)
and listed on the official list of the Irish Stock Exchange (the “ISE”)
Common Code: 027546587                                      ISIN: XS0275465879

for the purpose of funding a loan by

VTB Capital plc (formerly VTB Bank Europe plc)
(the “Lender”)

to

Public Joint Stock Company “Bank “Finance and Credit”
(formerly Bank “Finance and Credit” Ltd.)
(the “Borrower”)

for

US$ Denominated 9.125% Loan Participation Notes due 2019
(the “New Notes”)
issued by
Finance & Credit Ukraine B.V.

Dealer Manager

VTB CAPITAL

(2)         Noteholders should note that a pool factor of 0.95 has been applied by the Clearing Systems to the Notes so that the actual aggregate outstanding principal amount of the Notes as at the date of this Exchange Offer and Consent Solicitation Memorandum is US$95,000,000.

Offer:

The Borrower, on behalf of the Issuer, hereby invites the holders of the Notes (the “Noteholders”) to offer to exchange, on the terms and subject to the conditions set out in this Exchange Offer and Consent Solicitation Memorandum, any or all of their outstanding Notes for a combination of cash (as more particularly described herein) and New Notes (the “Exchange Offer”).  Concurrently with the Exchange Offer, the Issuer is soliciting (the “Consent Solicitation”, and together with the Exchange Offer, the “Offer”) consents (the “Consents”) from the Noteholders to amend the terms of the principal trust deed dated 24 November 2006 (the “Principal Trust Deed”) as supplemented pursuant to a supplemental trust deed dated 14 January 2010 (the “First Supplemental Trust Deed” and, together with the Principal Trust Deed, the “Original Trust Deed”) between the Issuer and Deutsche Trustee Company Limited (the “Trustee”) constituting the Notes and the terms and conditions of the Notes (the “Conditions”), by Extraordinary Resolution (as defined herein), to provide for early redemption of the Notes by the Issuer.  The acceptance of any valid offers to exchange Notes and the effectiveness of the Proposed Amendments pursuant to the Offer are subject to the Effectiveness Conditions (as defined herein).  If the Effectiveness Conditions are not satisfied by the Effectiveness Conditions Long Stop Date (as defined herein), then the Proposed Amendments (as defined herein) shall not take effect and no exchanges shall be effected pursuant to the Offer.

The following table illustrates the exchange consideration for the Notes.  This table is for illustration purposes only and should be read in conjunction with the terms of the Offer described herein.

Note:

Exchange Consideration
per US$1,000 principal
amount of Notes
(representing an economic
value at maturity of
US$950 principal amount
of Notes following the
application of a pool factor
of 0.95 by the Clearing
Systems):

	Expiration Deadline:	Noteholder Meeting:	Consideration following successful Consent Solicitation per US$950:

US$95,000,000 10.5% Loan Participation Notes due 2014 issued by Finance & Credit Ukraine B.V. ISIN: XS0275465879 Common Code: 027546587

Exchange Consideration for those Noteholders who validly participate in the Exchange Offer where the Effectiveness Conditions are satisfied:

The relevant Cash Amount plus the relevant New Notes Amount (each as more particularly described herein)

Exchange Consideration for those Noteholders who do not participate in the Exchange Offer where the Effectiveness Conditions are satisfied:

The relevant New Notes Amount

	10 December 2013 (T+14)	12 December 2013 (T+16)	US$950 New Notes

New Note:	Coupon:	Maturity:

US$ Denominated Loan Participation Notes	9.125% payable semi-annually, 30/360 (special first coupon accruing interest since the last day of payment under the Notes)	25 January 2019

By tendering their Notes, holders of an interest in the Notes will be deemed to have instructed the Principal Paying Agent to appoint one or more representatives of the Exchange and Tabulation Agent as their proxy to cast the votes corresponding to such Noteholders’ Notes in favour of the Extraordinary Resolution at the meeting of the Noteholders convened to consider and, if thought fit, pass the Extraordinary Resolution in respect of the Proposed Amendments and their implementation or any adjourned meetings (the “Noteholder Meeting”).

All tenders of Notes pursuant to the Exchange Offer will be deemed to constitute delivery of Consents with respect to the Notes offered for exchange.  A valid withdrawal of Notes offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of the Consents related to such Notes.

Noteholders who do not tender their Notes in the Exchange Offer are invited to separately consider the Proposed Amendments and to provide voting instructions (the “Voting Instructions”) in connection with the Extraordinary Resolution in accordance with the procedures set out herein.

Questions and requests for assistance (i) in connection with the Offer may be directed to VTB Capital plc, attention: Global Head of Syndicate on E-mail: vtb.dcm@vtbcapital.com, Telephone: +44 20 3334 8029, Facsimile: +44 20 3334 8960; and (ii) in connection with the procedure for participating in the Offer may be directed to Lucid Issuer Services Limited, Attention: David Shilson, on E-mail: fcbank@lucid-is.com, Telephone: +44 20 7704 0880.

Before making any decisions in respect of the Offer, Noteholders should carefully consider all of the information in this Exchange Offer and Consent Solicitation Memorandum (including the Preliminary Prospectus attached hereto) and, in particular, the Risk Factors starting on page 4 of the Preliminary Prospectus.

v

The Offer is not being made to, and any offers will not be accepted from, or on behalf of Noteholders in any jurisdiction in which the making of the Offer would not be in compliance with the laws or regulations of such jurisdiction.  The Issuer will not incur any liability for the failure of any other person or persons to comply with the provision of any such laws or regulations.  See “Offer Restrictions” herein.

The Offer is not being made in Australia, Canada, Japan or any other jurisdiction in which the making of an offer would not be in compliance with the laws or regulations of such jurisdiction.  The distribution of this Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions is restricted by law.  See “Offer Restrictions”.  No action has been or will be taken in any jurisdiction in relation to the Offer that would permit a public offering of securities.

This Exchange Offer and Consent Solicitation Memorandum is an advertisement and does not comprise a prospectus for the purposes of EU Directive 2003/71/EC (as amended).  The definitive terms of the New Notes will be described in the Preliminary Prospectus, herein and in the Prospectus.  Investors should not subscribe for any securities referred to herein except on the basis of information contained in the Preliminary Prospectus, herein and in the Prospectus.

This Exchange Offer and Consent Solicitation Memorandum contains important information which should be read carefully before any decision is made to participate in the Offer.  If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice, including in respect of any tax consequences, immediately from your stockbroker, bank manager, accountant or other independent financial adviser.

Any individual or company whose Notes are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such entity if they wish to accept the Offer.  None of VTB Capital plc (the “Dealer Manager”) or Lucid Issuer Services Limited (the “Exchange and Tabulation Agent”) (or their respective directors, employees or affiliates) makes any recommendation as to whether or not Noteholders should offer the Notes for exchange or provide Consents in respect of the Proposed Amendments.

Unless otherwise defined herein or the context otherwise requires, capitalised expressions used in this Exchange Offer and Consent Solicitation Memorandum shall have the meanings set out under “Definitions” herein.

Each of the Issuer and the Borrower (together, the “Responsible Persons”) accept full responsibility for the accuracy of the information contained in this Exchange Offer and Consent Solicitation Memorandum.  To the best of the knowledge and belief of the Responsible Persons (which have taken all reasonable care to ensure that such is the case) the information contained in this Exchange Offer and Consent Solicitation Memorandum is in accordance with the facts and does not omit anything likely to affect the import of such information.

Each Noteholder acknowledges that it is solely responsible for making its own independent appraisal of all matters (including those relating to the Exchange Offer, the Consent Solicitation, the New Notes, the Issuer, the Lender and the Borrower) as such Noteholder deems appropriate in determining, and each Noteholder acknowledges that it must make its own decision as to whether to offer the Notes for exchange and, if so, the aggregate principal amount of Notes to offer for exchange.  If a Noteholder is in any doubt about any aspect of the Exchange Offer and Consent Solicitation and/or the proposed action it should take, it should consult its professional advisers.

None of the Trustee, the Issuer, the Lender, the Exchange and Tabulation Agent or the Dealer Manager (or their respective directors, employees or affiliates) express any view or make any recommendations as to the merits of the Offer or the Proposed Amendments or any view on whether the Noteholders, whether individually or as a class, would be acting in their best interests in accepting or rejecting the Offer or voting for or against the Proposed Amendments, but the Trustee has authorised it to be stated that it has no objection to the Offer and the Proposed Amendments being put to the applicable Noteholders for their consideration.  The Exchange and Tabulation Agent is the agent of the Issuer, the Lender and the Borrower and owes no duty to any Noteholder.

No person has been authorised to give any information or to make any representation about any of the Issuer, the Lender, the Borrower, the Exchange Offer or the Consent Solicitation other than those contained in this Exchange Offer and Consent Solicitation Memorandum and, if given or made, such information or representation must not be relied upon as having been authorised by any of the Issuer, the Lender, the Borrower, the Dealer Manager, the Exchange and Tabulation Agent, the Trustee or any of their respective agents.

Neither the delivery of this Exchange Offer and Consent Solicitation Memorandum nor any acceptance of an offer to exchange by a Noteholder or any acquisition of New Notes shall, under any circumstances, create any implication that the information contained herein is current as at any time subsequent to the date of such information or that there has been no change in the information set out in it or in the affairs of any of the Issuer, the Lender or the Borrower and its subsidiaries taken as a whole since the date of this Exchange Offer and Consent Solicitation Memorandum.

All references in this Exchange Offer and Consent Solicitation Memorandum to “U.S. dollars” or “US$” are to United States dollars, and references to “€” are to Euros.

The applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) must be complied with in respect of anything done in relation to the Offer in, from or otherwise involving the United Kingdom.

Noteholders may contact the Dealer Manager for assistance in answering questions concerning the terms of the Offer at the respective addresses set out on the back cover page of this Exchange Offer and Consent Solicitation Memorandum.  Questions relating to the procedures for exchange, including the blocking of Notes with Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), should be addressed exclusively to the Exchange and Tabulation Agent.  All procedures relating to the Offer may be conducted through, and all information relating to the Offer and the Notes (including copies of this Exchange Offer and Consent Solicitation Memorandum) may be obtained from, the Exchange and Tabulation Agent.

This Exchange Offer and Consent Solicitation Memorandum, including the attached Preliminary Prospectus in Appendix A hereto, does not constitute an offer to any person in any jurisdiction in which the Offer would be unlawful, and the Exchange Offer is not being made to, and tenders will not be accepted from, Noteholders in jurisdictions in which the Offer or acceptance thereof would constitute a violation of the securities laws of such jurisdiction.

Accordingly, the New Notes may not be offered or sold directly or indirectly, and neither this document nor any part hereof, nor any offering document, form of application, advertisement, other offering material or other information relating to any of the Issuer, the Lender, the Borrower or the New Notes may be issued, distributed or published in any country or jurisdiction, except under circumstances that will result in compliance with all applicable laws, orders, rules and regulations.

IMPORTANT INFORMATION

Any Noteholder desiring to tender Notes in exchange for a combination of cash (as more particularly described herein) and New Notes must follow the procedures set out under this Exchange Offer and Consent Solicitation Memorandum.  Any person who beneficially owns Notes (a “Beneficial Owner”) that are held by a financial adviser, broker, dealer, commercial bank, trust company or other nominee must contact such nominee, if such Beneficial Owner desires to tender any of its Notes, and instruct that person to tender such Notes on behalf of the Beneficial Owner.

SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS AND THE TERMS SET OUT IN THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM, THE BORROWER (ACTING ON BEHALF OF THE ISSUER AND THE LENDER) RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO EXTEND OR TERMINATE THE OFFER, OR TO OTHERWISE AMEND THE OFFER IN ANY RESPECT.

THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM AND THE ATTACHED PROSPECTUS HAS NOT BEEN FILED WITH OR REVIEWED BY ANY SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENCE IN THAT COUNTRY.

THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM AND THE ATTACHED PRELIMINARY PROSPECTUS CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

The Dealer Manager is entitled to hold positions in the Notes and the New Notes.  The Dealer Manager is entitled to continue to own or dispose of, in any manner each of them may elect, any Notes each of them may beneficially own as at the date of this Exchange Offer and Consent Solicitation Memorandum or, from such date, to acquire further Notes, subject to applicable law.  The Dealer Manager has no obligation to any of the Issuer or the Borrower to offer or refrain from offering Notes beneficially owned by each of them in connection with the Offer.

Forward Looking Statements

Projections, forecasts and estimates provided to Noteholders herein are forward looking statements.  Projections are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialise or will vary significantly from actual results.  Accordingly, the projections are only an estimate.  Actual results may vary from the projections, and the variations may be material.

The projections, forecasts and estimates provided to Noteholders herein are projections, forecasts and estimates of the Borrower.

None of the Lender, the Trustee, the Exchange and Tabulation Agent or the Dealer Manager (or its directors, employees or affiliates) has provided, and none of them has any obligation to update or otherwise revise any projections, including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition.

x

OFFER RESTRICTIONS

This Exchange Offer and Consent Solicitation Memorandum does not constitute an offer or an invitation to participate in the Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make such offer or invitation under applicable laws.  The distribution of this Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions may be restricted by law.  Persons into whose possession this Exchange Offer and Consent Solicitation Memorandum comes are required by each of the Issuer, the Lender, the Borrower, the Dealer Manager and the Exchange and Tabulation Agent to inform themselves about, and to observe, any such restrictions.

No action has been or will be taken in any jurisdiction by the Issuer, the Lender, the Borrower, the Dealer Manager or the Exchange and Tabulation Agent that would constitute a public offering of the New Notes.

United States

The Offer will be made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the Exchange Act and pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

See the section headed “Subscription and Sale” of the Prospectus incorporated by reference herein for a description of the transfer restrictions relating to the New Notes.

Ukraine

Each of the Responsible Persons, the Dealer Manager and the Exchange and Tabulation Agent has represented, warranted and agreed that neither the Notes nor the New Notes shall be offered by it for circulation, distribution, placement, sale, purchase or other transfer in the territory of Ukraine. Accordingly, nothing in this Exchange Offer and Consent Solicitation Memorandum or any other documents, information or communications related to the Notes and/or the New Notes shall be interpreted as containing any offer or invitation to, or solicitation of, any such circulation, distribution, placement, sale purchase or other transfer in the territory of Ukraine.

The Netherlands

Each of the Responsible Persons, the Dealer Manager and the Exchange and Tabulation Agent has represented and agreed that it has not and will not, directly or indirectly, offer to buy or solicit an offer or sell any Notes or the New Notes (including rights representing an interest in a global note certificate) to individuals or legal entities in The Netherlands other than to qualified investors (“gekwalificeerde belegger”) as defined in Article 1:1 of the Dutch Act on Financial Supervision 2007 (as amended); provided that each such qualified investor will have sent to each person to whom it offers to buy or solicits an offer to sell the Notes or the New Notes (including rights representing an interest in any global note certificate) a confirmation or other notice setting forth the following restrictions:

“THIS NOTE (OR ANY INTEREST THEREIN) MAY NOT BE SOLD, TRANSFERRED OR DELIVERED TO INDIVIDUALS OR LEGAL ENTITIES OTHER THAN QUALIFIED INVESTORS (“QINV”) WITHIN THE MEANING OF THE DUTCH ACT ON FINANCIAL SUPERVISION 2007 (AS AMENDED).

EACH HOLDER OF THIS NOTE (OR ANY INTEREST THEREIN), BY PURCHASING THIS NOTE (OR ANY INTEREST THEREIN), WILL BE DEEMED TO HAVE REPRESENTED AND AGREED FOR THE BENEFIT OF THE ISSUER THAT IT IS A QINV AND IS ACQUIRING THIS NOTE (OR ANY INTEREST THEREIN) FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QINV.

EACH HOLDER OF THIS NOTE (OR ANY INTEREST THEREIN), BY PURCHASING SUCH NOTE (OR ANY INTEREST THEREIN), WILL BE DEEMED TO HAVE REPRESENTED AND AGREED FOR THE BENEFIT OF THE ISSUER THAT (1) SUCH NOTE (OR ANY INTEREST THEREIN) MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED TO ANY OTHER INDIVIDUAL OR LEGAL ENTITY THAN A QINV ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QINV AND THAT (2) IT WILL PROVIDE WRITTEN NOTICE OF THE TRANSFER RESTRICTIONS DESCRIBED HEREIN TO ANY SUBSEQUENT TRANSFEREE.”

United Kingdom

Each of the Responsible Persons, the Dealer Manager and the Exchange and Tabulation Agent has represented, warranted and agreed that:

(a)                                 it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the New Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer, the Lender or the Borrower; and

(b)                                 it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the New Notes in, from or otherwise involving the United Kingdom.

France

The Offer is not being made, directly or indirectly, to the public in the Republic of France (“France”). Neither this Exchange Offer and Consent Solicitation Memorandum nor any other document or material relating to the Exchange Offer has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifies), other than individuals, acting for their own account, each as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monetaire et financier, are eligible to participate in the Exchange Offer. This Exchange Offer and Consent Solicitation Memorandum has not been and will not be submitted for clearance to nor approved by the autorité des Marches Financiers.

Canada, Australia and Japan

In addition, the Offer is not being made directly or indirectly in Canada, Australia or Japan and in such circumstances it will not be capable of acceptance from Canada, Australia or Japan.

Accordingly, neither this Exchange Offer and Consent Solicitation Memorandum nor any material relating to the Offer may be distributed to Canada, Australia or Japan.

General

The Offer does not constitute an offer to buy or the solicitation of an offer to sell the Notes and/or the New Notes in any circumstances in which such offer or solicitation is unlawful.  In those jurisdictions where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Issuer and the Borrower by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

SUMMARY OF THE OFFER

The following does not purport to be complete and is qualified in its entirety by the more detailed information provided elsewhere in this Exchange Offer and Consent Solicitation Memorandum.  Capitalised terms shall, unless the context otherwise requires, have the meanings set out under “Definitions” herein.

“Issuer”	Finance & Credit Ukraine B.V., a private company with limited liability incorporated under the laws of The Netherlands.

“Dealer Manager”	VTB Capital plc.

“Exchange and Tabulation Agent”	Lucid Issuer Services Limited.

“Exchange Offer”

The Borrower (acting on behalf of the Issuer) invites all Noteholders (subject to certain offer restrictions set out in “Offer Restrictions” herein) to offer to exchange any or all of their Notes which are outstanding for a combination of cash (as more particularly described herein) and New Notes. The Exchange Offer is being made upon the terms and subject to the conditions set out in this Exchange Offer and Consent Solicitation Memorandum. Noteholders participating in the Exchange Offer will be deemed to have provided their consent in favour of the Extraordinary Resolution for the Notes. See below “Consent Solicitation”.

“Exchange Consideration”

Subject to the minimum denomination requirements with respect to the Notes and the New Notes, as applicable, Noteholders who validly offer their Notes for exchange on or prior to the Expiration Deadline will receive, subject to the Effectiveness Conditions being fully satisfied, for every US$1,000 of Notes (representing an economic value on maturity of US$950 of Notes following the application of a pool factor of 0.95 by the Clearing Systems): (i) the relevant New Notes Amount and (ii) the relevant Cash Amount (together, the “Exchange Consideration”). For the avoidance of doubt, no Noteholder shall receive, in aggregate, a combination of cash and New Notes that exceeds the relevant Noteholder’s aggregate nominal amount of Notes validly offered for exchange prior to the Expiration Deadline.

“Cash Amount”

The Borrower (on behalf of the Issuer) offers each Noteholder who validly offers Notes for exchange prior to the Expiration Deadline a pro rata share in a US$5 million cash payment (including accrued interest on Notes purchased for such cash amount, the “Cash Amount”) to be paid, subject to the conditions set out herein and the Effectiveness Conditions, by or on behalf of the Borrower (on behalf of the Issuer) on the Settlement Date to the relevant Clearing System for onward payment to each relevant Noteholder in respect of such Noteholder’s Notes accepted for exchange, such amount being payable in US Dollars and equal to:

where:

A = 5,000,000, minus accrued interest on the nominal aggregate amount of Notes validly offered for exchange by exchanging Noteholders from and including 25 July 2013 to but excluding the Settlement Date;

B = the nominal aggregate amount of Notes validly offered for exchange by all Noteholders prior to the Expiration Deadline; and

C = the total nominal aggregate amount of Notes validly offered for exchange by the relevant Noteholder prior to the Expiration Deadline.

If the Cash Amount for any relevant Noteholder is less than an integral multiple of US$950, each such Noteholder’s Cash Amount shall be rounded down to the nearest US$950.

“New Notes Amount”

The Borrower (on behalf of the Issuer) offers New Notes to each Noteholder who validly offers Notes for exchange prior to the Expiration Deadline. Subject to the conditions set out herein and the Effectiveness Conditions, each relevant Noteholder shall receive New Notes equal to:

where:

X = the nominal aggregate amount of Notes validly offered for exchange by all Noteholders prior to the Expiration Date less US$5 million, minus accrued interest on the nominal aggregate amount of Notes validly offered for exchange by exchanging Noteholders from and including 25 July 2013 to but excluding the Settlement Date;

Y = the nominal aggregate amount of Notes validly offered for exchange by all Noteholders prior to the Expiration Deadline; and

Z = the nominal aggregate amount of Notes validly

offered for exchange by the relevant Noteholder prior to the Expiration Deadline.

If the New Notes Amount for any relevant Noteholder is less than an integral multiple of US$950, then each such Noteholder’s New Notes Amount shall be rounded up to the nearest US$950.

“Minimum Offer Amount”

To participate in the Exchange Offer, a Noteholder must validly offer for exchange sufficient Notes (the “Minimum Offer Amount”) such that the portion of the Exchange Consideration to be received by such Noteholder in the form of New Notes is equal to or greater than US$142,500.

“Expiration Deadline”

The Exchange Offer will commence on 26 November 2013 and will expire at 4pm (London time) on 10 December 2013 (the “Expiration Deadline”) unless the period for the Exchange Offer is extended or earlier terminated by the Borrower, on behalf of the Issuer, as described herein. Noteholders are invited to offer to exchange any or all of their Notes that are outstanding from 26 November 2013 up to the Expiration Deadline subject to any earlier deadline set by any relevant banks, securities brokers, intermediaries or the Clearing Systems.

The Expiration Deadline is the last time at which Noteholders participating in the Exchange Offer are eligible for the Exchange Consideration.

“Consent Solicitation”

Concurrently with the Exchange Offer, the Borrower, on behalf of the Issuer, is soliciting Consents from Noteholders to approve the Proposed Amendments (as defined below). The offer by Noteholders to exchange Notes in the Exchange Offer will be deemed to constitute delivery of Consents related to such Notes. For details as to the procedure for offering to exchange Notes and for delivering Consents, please refer to “Terms of the Offer—Procedure for Offering to Exchange Notes and Deliver Consents”. The Proposed Amendments will, inter alia, permit the Borrower, on behalf of the Issuer, subject to the Effectiveness Conditions, to redeem any Notes not exchanged as part of the Exchange Offer, on the Settlement Date, for New Notes such that each applicable Noteholder receives, for every US$1,000 of Notes (representing an economic value on maturity of US$950 of Notes following the application of a pool factor of 0.95 by the Clearing Systems), US$950 principal amount of New Notes (the “Consent Consideration”) and to cancel such redeemed Notes, provided that if the principal

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amount of the Consent Consideration is less than an integral multiple of US$950, then each such Noteholder’s Consent Consideration shall be rounded up to the nearest US$950.

The Proposed Amendments will also waive the non-compliance by the Borrower with its obligations in (i) Clause 14.11(a) (Financial Information) of the Original Loan Agreement to deliver in respect of the financial years ending on 31 December 2010, 31 December 2011 and 31 December 2012 copies of its audited consolidated financial statements prepared in accordance with IFRS not later than 160 days after the end of such financial year and the consequent requirement to deliver Officer’s Certificates in respect of such audited consolidated financial statements under Clause 14.18 (Compliance Certificates) of the Original Loan Agreement; and (ii) Clause 14.11(b) (Financial Information) of the Original Loan Agreement to deliver in respect of the six month periods ending on 30 June 2010, 30 June 2011, 30 June 2012 and 30 June 2013 copies of its unaudited consolidated financial statements prepared in accordance with IFRS not later than 90 days after the end of such periods and the consequent requirement to deliver Officer’s Certificates in respect of such unaudited consolidated financial statements under Clause 14.18 (Compliance Certificates) of the Original Loan Agreement and, in each case, any other consequences as a result of such failures.

A Noteholder Meeting will be held for the Notes. The Noteholder Meeting will take place on 12 December 2013 at 9am (London time). The Noteholder Meeting will be held at the offices of DLA Piper UK LLP, at 3 Noble Street, London EC2V 7EE.

The deadline by which Noteholders must provide any Electronic Instruction Notice to Euroclear or Clearstream, Luxembourg shall be 4pm (London time) on 10 December 2013.

If a Noteholder does not wish to participate in the Offer, such Noteholder is not required to deliver a Consent in respect of the Proposed Amendments but should be aware that if the Proposed Amendments are duly approved at the Noteholder Meeting and the other Effectiveness Conditions are fully satisfied, Notes held by it will be subject to redemption and exchange for New Notes on the Settlement Date as described herein.

“Proposed Amendments”	The amendments to the Original Trust Deed, the Original Loan Agreement and the Conditions, together

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constituting the Proposed Amendments, will, inter alia, subject to the Effectiveness Conditions, add a provision allowing optional redemption by the Issuer, at any time, of the Notes, in whole but not in part, on not less than five day’s nor more than 60 days’ notice, in exchange for a consideration of US$950 New Notes for every US$1,000 principal amount of Notes (representing an economic value on maturity of US$950 principal amount of Notes following the application of a pool factor of 0.95 by the Clearing Systems), provided that if the principal amount of the Consent Consideration is less than an integral multiple of US$950, then each such Noteholder’s Consent Consideration shall be rounded up to the nearest US$950.

The Proposed Amendments will also waive the non-compliance by the Borrower with its obligations in (i) Clause 14.11(a) (Financial Information) of the Original Loan Agreement to deliver in respect of the financial years ending on 31 December 2010, 31 December 2011 and 31 December 2012 copies of its audited consolidated financial statements prepared in accordance with IFRS not later than 160 days after the end of such financial year and the consequent requirement to deliver Officer’s Certificates in respect of such audited consolidated financial statements under Clause 14.18 (Compliance Certificates) of the Original Loan Agreement; and (ii) Clause 14.11(b) (Financial Information) of the Original Loan Agreement to deliver in respect of the six month periods ending on 30 June 2010, 30 June 2011, 30 June 2012 and 30 June 2013 copies of its unaudited consolidated financial statements prepared in accordance with IFRS not later than 90 days after the end of such periods and the consequent requirement to deliver Officer’s Certificates in respect of such unaudited consolidated financial statements under Clause 14.18 (Compliance Certificates) of the Original Loan Agreement and, in each case, any other consequences as a result of such failures.

The Borrower, on behalf of the Issuer, intends to have the Proposed Amendments approved by Extraordinary Resolution as set out in the Notices of Noteholder Meeting on pages 44 through 59 (inclusive) hereof.

If the relevant Proposed Amendments are not approved at the Noteholder Meeting, Notes that are not exchanged pursuant to the Exchange Offer will remain outstanding and will be governed by the terms of the Original Trust Deed and the Original Loan Agreement will not be amended and will remain governed by the

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Original Loan Agreement.

If the Proposed Amendments are approved at the Noteholder Meeting, subject to the other Effectiveness Conditions, the Issuer intends to redeem and subsequently cancel all of the Notes not exchanged pursuant to the Exchange Offer.

“Effectiveness Conditions”	The effectiveness of the Proposed Amendments and the effectiveness of any exchange pursuant to the Exchange Offer shall be subject to the following conditions:

(a) confirmation that the Prospectus has been approved by the Central Bank of Ireland (as competent authority) and the ISE and will be published in accordance with the Prospectus Directive;

(b) confirmation that the amendments to the Original Loan Agreement set out in the Amended and Restated Loan Agreement have been registered with the NBU; and

(c)                                  a valid quorum being present at the Noteholder Meeting or any relevant adjourned meeting (where necessary) and the Extraordinary Resolution being passed by the requisite majority at the Noteholder Meeting or any relevant adjourned meeting (where necessary).

“Effectiveness Conditions Long Stop Date”

The Effectiveness Conditions must be fulfilled by no later than 23 January 2014. If the Effectiveness Conditions are not fully satisfied by this date, then the Proposed Amendments shall not take effect and no exchanges shall be effected pursuant to the Offer. The Issuer (on behalf of the Borrower) shall not accept any offers to exchange Notes until such time as each of the Effectiveness Conditions have been satisfied in full.

“Consequences of Extraordinary Resolution” being passed and the Effectiveness Conditions being fully satisfied:

If the Extraordinary Resolution approving the Proposed Amendments is duly passed and the other Effectiveness Conditions are fully satisfied, it is intended that the Issuer will, within 10 days thereafter, exercise its rights of optional redemption with respect to the applicable Notes (such optional redemption being part of the Proposed Amendments — see “Proposed Amendments” above). As a consequence of the Issuer exercising such right of optional redemption, Noteholders who (i) elect to issue (or otherwise grant) Consents without offering

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to exchange their Notes pursuant to the Offer or (ii) do not elect to issue (or otherwise grant) Consents (by offering to exchange their Notes pursuant to the Offer), will be required to exchange their Notes for the Consent Consideration. Such holders will not be eligible to receive any Exchange Consideration.

“No Revocation”

Valid acceptances of the Exchange Offer received by the Exchange and Tabulation Agent prior to the Expiration Deadline and any Consents delivered by Noteholders with respect to the Consent Solicitation shall be irrevocable; provided, however that in the event that the Borrower (acting on behalf of the Issuer), in its sole discretion, amends, terminates or withdraws the Offer, at any time up to and including the date on which the acceptance of the Exchange Offer is announced, in a manner that is materially adverse to Noteholders in the opinion of the Borrower (in consultation with the Dealer Manager), the Noteholders shall be permitted, subject to the conditions set out herein (see “Amendment of Offer Terms; Revocation” below), to revoke such acceptance of the Exchange Offer or any Consents delivered in relation to the Consent Solicitation for a period of 2 Business Days from the date of notification of any materially adverse amendments to the terms and conditions of the Offer.

“Accrued Interest” on Notes, other than those Notes which are purchased as part of the Cash Amount

On the Settlement Date, Noteholders (other than those Noteholders whose Notes are purchased as part of the Cash Amount) will not receive a cash payment equal to the accrued and unpaid interest on the Notes from and including the most recent interest payment date in respect of such Notes to, but excluding, the Settlement Date. The New Notes will have a higher first coupon equivalent to interest accrued from and including 25 July 2013 to, but excluding, the Settlement Date at the rate of 10.5% and at the rate of 9.125% from and including the Settlement Date to, but excluding, 25 January 2014, being the previous interest payment date of the Notes.

“Purpose of the Offer”

The Borrower is conducting this Offer in order to improve its financial flexibility by extending the maturity of its indebtedness.  The purpose of this Offer is (i) to redeem the Notes prior to maturity for a consideration of the New Notes and a pro rata share in a U.S.$5 million cash payment (including accrued interest on Notes purchased for such cash payment) to those holders of the Notes who accept the Exchange Offer (the “Notes Exchange”) and, simultaneously with the Notes Exchange, to redeem those Notes that have not been exchanged pursuant to the Notes Exchange

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(the “Non-exchanged Notes”) for a consideration of the New Notes, in each case subject to the required consent of the Noteholders to approve the Proposed Amendments, including the insertion of an Issuer call option into the terms and conditions of the Notes, to permit the early redemption of the Non-exchanged Notes (the “Notes Redemption”) and (ii) to solicit Consents from the Noteholders to approve the Proposed Amendments.

“Notes”	Set out below is a summary of certain terms of the Notes:

	Original Principal Amount:	US$100,000,000 (representing an economic value on maturity of US$95,000,000 following the application of a pool factor of 0.95 by the Clearing Systems)(3)

	Coupon (semi-annual)	10.5%

	Maturity Date:	25 January 2014

	ISIN Code:	XS0275465879

	Common Code:	027546587

The Notes were issued under the Original Trust Deed.

“New Notes”

US$ Denominated 9.125% loan participation notes due 2019 issued by the Issuer, for which an application will be made for listing on the ISE. The New Notes will be constituted by a trust deed to be dated the Settlement Date (the “New Notes Trust Deed”).

The New Notes will be in registered form and issued in a minimum denomination of US$142,500 and integral multiples of US$950 in excess thereof. The New Notes will initially be issued in global form.

The terms and conditions of, and other information relating to, the New Notes are set out herein, in the Preliminary Prospectus and the Prospectus.

“Amendment of Offer Term”; “Termination”	Subject as provided herein, the Borrower (acting on behalf of the Issuer) may, in its sole discretion, amend, terminate or withdraw the Offer, at any time up to and

(3)         Noteholders should note that a pool factor of 0.95 has been applied by the Clearing Systems to the Notes so that the actual aggregate outstanding principal amount of the Notes as at the date of this Exchange Offer and Consent Solicitation Memorandum is US$95,000,000.

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including the applicable date on which the acceptance of the Offer is announced. If any amendments to the terms and conditions of the Offer are materially adverse to Noteholders in the opinion of the Borrower (in consultation with the Dealer Manager), the Borrower, on behalf of the Issuer, may extend the Expiration Deadline. Notice will be given if the terms and conditions of the Offer are amended after the Expiration Deadline. Noteholders will have the right to revoke their acceptance of the Offer or any Consents for a period of 2 Business Days from the date of notification of any materially adverse amendments to the terms and conditions of the Offer.

“Procedure for Offering to Exchange Notes and Delivering Consents”

Noteholders wishing to participate in the Offer must submit, or arrange to have submitted on their behalf, not later than the Expiration Deadline and, in any event, before such earlier deadline as may be required to be met by the relevant Clearing System (unless the Offer is terminated earlier), a duly completed Electronic Instruction Notice to the relevant Clearing System in the form specified in the relevant Clearing System Notice and in accordance with the requirements of such Clearing System. Noteholders should check with the bank, securities broker or any other intermediary through which they hold their Notes whether such bank, securities broker or other intermediary, as applicable, will apply earlier deadlines for participation to those set out in this Exchange Offer and Consent Solicitation Memorandum and, if so, should follow those deadlines.

Noteholders who elect to participate in the Offer are deemed, by submitting the aforementioned Electronic Instruction Notice, to have instructed the Principal Paying Agent to appoint one or more representatives of the Exchange and Tabulation Agent as its proxy (see “Terms of the Offer” below), to attend and to cast the votes corresponding to such Noteholder’s Notes in favour of the Extraordinary Resolution at the Noteholder Meeting.

The receipt of such Electronic Instruction Notice by the relevant Clearing System will be acknowledged by such Clearing System and will result in the blocking of the relevant Notes. Beneficial Owners must take the appropriate steps through the relevant Clearing System to ensure that no transfers may be effected in relation to such blocked Notes at any time after such date, in accordance with the requirements of the relevant

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Clearing System and the deadlines required by such Clearing System. By blocking such Notes in the relevant Clearing System, each Noteholder or Direct Participant will be deemed to consent to have the relevant Clearing System provide details concerning such Noteholder’s and/or Direct Participant’s identity to, amongst others, the Exchange and Tabulation Agent.

See “Terms of the Offer—Procedure for Offering to Exchange Notes and Delivering Consents” for more detailed instructions on how to offer Notes for exchange and the delivery of consents, including procedures that apply to Noteholders or Beneficial Owners who do not submit an Electronic Instruction Notice to the relevant Clearing System.

“Representations and Warranties of Noteholders”

By offering Notes for exchange in the Offer, Noteholders will be deemed to make a series of representations and warranties, which are set out in full below. See “Terms of the Offer—Acknowledgements, Representations, Warranties and Undertakings”.

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EXPECTED TIMETABLE

The times and dates below are indicative only and assume that the Noteholder Meeting is not adjourned.  The Expiration Deadline is subject to change under the terms of the Offer.  Accordingly, the actual timetable may differ significantly from the expected timetable set out below.

Events	Dates:	London time:	Days:

Commencement of the Offer Period
Offer announced and notice of the Offer submitted to the Clearing Systems and published on a Notifying News Service. Exchange Offer and Consent Solicitation Memorandum available from the Exchange and Tabulation Agent.

	26 November 2013		T

Voting Instructions Deadline Deadline for receipt of Voting Instructions for the Noteholder Meeting.	10 December 2013	4pm	T + 14

Expiration Deadline
Deadline for receipt of all Electronic Instruction Notices for the purposes of the Exchange Offer. Last time at which Noteholders participating in the Offer are eligible for the Exchange Consideration.

	10 December 2013	4pm	T + 14

Noteholder Meeting Meeting of Noteholders to vote on the Extraordinary Resolution.	12 December 2013	9am	T + 16

Notice of Results Announcement of the result of the Noteholder Meeting.	13 December 2013 or as soon as practicable thereafter after the conclusion of the Noteholder Meeting		T + 17

If the Extraordinary Resolution is passed at the Noteholder Meeting and the other Effectiveness Conditions are fully satisfied by the Effectiveness Conditions Long Stop Date
Exercise of right of optional redemption by the Issuer in respect of any outstanding Notes not validly exchanged as part of the Exchange Offer.

23 January 2014

Settlement Date
Settlement Date for the Offer, subject to the other Effectiveness Conditions being fully satisfied by the Effectiveness Conditions Long Stop Date, including delivery of cash and/or New Notes in exchange for Notes. On the

No later than 24 January 2014

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Settlement Date, the Borrower (on behalf of the Issuer) intends to also redeem any Notes not validly submitted for exchange in the Exchange Offer with New Notes in accordance with the amended redemption provisions in the Original Trust Deed (as amended by the Second Supplemental Trust Deed), the Original Loan Agreement (as amended by the Second Supplemental Loan Agreement) and the Conditions.

Noteholders are advised to check with the bank, securities broker, Clearing Systems or other intermediary through which they hold their Notes whether such bank, securities broker, Clearing System or intermediary, as applicable, applies earlier deadlines for any of the events specified above, and then to allow additional time to meet such deadlines.

All of the above dates are subject to earlier deadlines that may be set by a relevant bank, securities broker, Clearing Systems or intermediary.

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DEFINITIONS

In this Exchange Offer and Consent Solicitation Memorandum, the following capitalised terms shall, unless otherwise defined or the context otherwise requires, have the meanings ascribed to them below:

“Accrued Interest” means, irrespective of whether exchanged pursuant to the Exchange Offer or exchanged following the Consent Solicitation, unpaid and accrued interest thereon from and including the most recent interest payment date up to but excluding the Settlement Date.

“Amended and Restated Loan Agreement” means the amended and restated Original Loan Agreement in the amount of US$[•] million to be dated around the Settlement Date and to be entered into between, inter alia, the Lender and the Borrower.

“Amended and Restated Sub-participation Agreement” means the amended and restated Original Sub-participation Agreement in the amount of US$[•] million to be dated around the Settlement Date and to be entered into between, inter alia, the Lender and the Issuer.

“Beneficial Owner” means a person who is the owner of a particular principal amount of the Notes, as shown in the records of Euroclear or Clearstream, Luxembourg or their Direct Participants.

“Block Voting Instruction” means, a document in the English language issued by the applicable agent as set out in the Original Trust Deed and dated, in which:

(a)                                 it is certified that Notes are registered in the books and records maintained by the Registrar in the names of specified registered holders;

(b)                                 it is certified that each holder of such Notes or a duly authorised agent on his or its behalf has instructed the Principal Paying Agent that the vote(s) attributable to his or its Notes so deposited or registered should be cast in a particular way in relation to the resolution or the resolutions to be put to such meeting or any adjournment thereof and that such instructions are, during the period of 48 hours prior to the Noteholder Meeting or adjourned meeting is convened, neither revocable nor subject to amendment (see “Terms of the Offer” below);

(c)                                  the total number of the Notes so registered are listed, distinguishing with regard to each such resolution between those in respect of which instructions have been given as aforesaid that the votes attributable thereto should be cast in favour of the resolution and those in respect of which instructions have been so given that the votes attributable thereto should be cast against the resolution; and

(d)                                 any person named in such document (hereinafter called a “proxy”) is authorised and instructed by the Principal Paying Agent to cast the votes attributable to the Notes so listed in accordance with the instructions referred to in (b) and (c) above as set out in such document.

“Borrower” means Public Joint Stock Company “Bank “Finance and Credit”.

“Business Day” means a day other than a Saturday or Sunday or a public holiday on which commercial banks and foreign exchange markets are open for business in London and Ukraine.

“Cash Amount” means an amount in US Dollars payable, subject to the conditions set out herein, by or on behalf of the Borrower (on behalf of the Issuer) on the Settlement Date to the relevant Clearing System for onward payment to each relevant Noteholder who validly offers Notes for exchange prior to the Expiration Deadline, such amount being payable in US Dollars and equal to:

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where:

A = 5,000,000, minus accrued interest on the nominal aggregate amount of Notes validly offered for exchange by exchanging Noteholders from and including 25 July 2013 to but excluding the Settlement Date;

B = the nominal aggregate amount of Notes validly offered for exchange by all Noteholders prior to the Expiration Deadline; and

C = the total nominal aggregate amount of Notes validly offered for exchange by the relevant Noteholder prior to the Expiration Deadline.

If the Cash Amount for any relevant Noteholder is less than an integral multiple of US$950, each such Noteholder’s Cash Amount shall be rounded down to the nearest US$950.

“Clearing System Notice” means the form of notice to be sent to Direct Participants by each of the Clearing Systems on or about the date of this Exchange Offer and Consent Solicitation Memorandum informing Direct Participants of the procedures to be followed in order to participate in the Offer.

“Clearing Systems” means Euroclear and Clearstream, Luxembourg.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme.

“Conditions” means the terms and conditions of the Notes.

“Consents” means consents from Noteholders to vote in favour of the Extraordinary Resolution approving the Proposed Amendments arising (i) as a result of such Noteholders’ offers to exchange their Notes for a combination of cash (as more particularly described herein) and New Notes in response to the Exchange Offer; or (ii) by virtue of their voting (or issuing Voting Instructions to vote) in favour of the Extraordinary Resolution approving the Proposed Amendments.

“Consent Solicitation” means the solicitation by the Borrower (on behalf of the Issuer) of Consents from Noteholders to amendments to the terms and conditions of the Notes (such terms and conditions being set forth in Schedule 3 of the Principal Trust Deed), the Original Trust Deed, the Original Loan Agreement and the Conditions and the waiver of certain breaches of covenant under the Original Loan Agreement.

“Dealer Manager” means VTB Capital plc.

“Direct Participant” means each person who is shown in the records of Euroclear or Clearstream, Luxembourg as a holder of an interest in the Notes.

“Effectiveness Conditions” means the conditions to the effectiveness of the Proposed Amendments and the acceptance of any Notes validly offered for exchange pursuant to the Offer, being:

(a)           confirmation that the Prospectus has been approved by the Central Bank of Ireland (as competent authority) and the ISE and will be published in accordance with the Prospectus Directive;

(b)           confirmation that the amendments to the Original Loan Agreement set out in the Amended and Restated Loan Agreement have been registered with the NBU; and

(c)           a valid quorum being present at the Noteholder Meeting or any relevant adjourned meeting (where necessary) and the Extraordinary Resolution being passed by the requisite majority at the Noteholder Meeting or any relevant adjourned meeting (where necessary).

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“Effectiveness Conditions Long Stop Date“ means the date by which the Effectiveness Conditions must have been satisfied, being 23 January 2014.  If the Effectiveness Conditions are not fully satisfied by the Effectiveness Conditions Long Stop Date, then the Proposed Amendments shall not take effect and and no exchanges shall be effected pursuant to the Offer.

“Electronic Instruction Notice” means the electronic tender and blocking instructions to be submitted by Direct Participants to the Exchange and Tabulation Agent via the relevant Clearing System in the form specified in the relevant Clearing System Notice and in accordance with the requirements of such Clearing System by the Expiration Deadline (or any such earlier deadline as may be required to be met by the relevant Clearing System).

“Euroclear” means Euroclear Bank SA/NV.

“Exchange Consideration” means, together (i) the relevant Cash Amount and (ii) the relevant New Notes Amount for each Noteholder who validly offers to exchange Notes prior to the Expiration Deadline.

“Exchange and Tabulation Agent” means Lucid Issuer Services Limited.

“Exchange Offer” means the invitation by the Borrower (on behalf of the Issuer) to Noteholders to offer to exchange Notes for a combination of cash (as more particularly described herein) and New Notes.

“Exchange Offer and Consent Solicitation Memorandum” means this Exchange Offer and Consent Solicitation Memorandum.

“Expiration Deadline” means 4pm (London time), 10 December 2013, or such later date as notified by the Exchange and Tabulation Agent to the Noteholders and subject to the right of the Borrower (acting on behalf of the Issuer) to extend, reopen, terminate, withdraw and/or amend the Offer pursuant to the provisions set out herein.  The Expiration Deadline is the last time at which Noteholders participating in the Offer are eligible for the Exchange Consideration.

“Extraordinary Resolution” means the extraordinary resolution in relation to the Notes to approve the Proposed Amendments and their implementation, forms of which are annexed hereto.

“form of proxy” shall have the meaning given to such term in the Notice of Noteholder Meeting.

“Global Note Certificate” means the global note certificate representing the Notes held by, and registered in the name of, BT Globenet Nominees Limited as nominee for Euroclear and Clearstream, Luxembourg.

“ISE” means the Irish Stock Exchange Limited.

“Intermediary” means any broker, dealer, commercial bank, trust company or other nominee or custodian who holds Notes or an interest in Notes on behalf of another person.

“Issuer” means Finance & Credit Ukraine B.V.

“NBU” means the National Bank of Ukraine.

“New Notes” means US$ Denominated 9.125% Loan Participation Notes due 2019 to be issued by the Issuer.

“New Notes Agency Agreement” means the agency agreement to be dated the Settlement Date in respect of the New Notes between, inter alios, the Issuer and the Trustee in respect of the New Notes.

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“New Notes Amount” means an amount of New Notes to be paid on the Settlement Date by the Borrower (on behalf of the Issuer) to each Noteholder who validly offers Notes for exchange prior to the Expiration Deadline.  Subject to the conditions set out herein, such Noteholder shall receive New Notes equal to:

where:

X = the nominal aggregate amount of Notes validly offered for exchange by all Noteholders prior to the Expiration Date less US$5 million, minus accrued interest on the nominal aggregate amount of Notes validly offered for exchange by exchanging Noteholders from and including 25 July 2013 to but excluding the Settlement Date;

Y = the nominal aggregate amount of Notes validly offered for exchange by all Noteholders prior to the Expiration Deadline; and

Z = the nominal aggregate amount of Notes validly offered for exchange by the relevant Noteholder prior to the Expiration Deadline.

If the New Notes Amount for any relevant Noteholder is less than an integral multiple of US$950, then each such Noteholder’s New Notes Amount shall be rounded up to the nearest US$950.

“New Notes Trust Deed” means the trust deed to be dated the Settlement Date in respect of the New Notes between, inter alios, the Issuer and the Trustee for the purpose of constituting the New Notes.

“New Notes Trustee” means Deutsche Trustee Company Limited as trustee of the New Notes.

“Noteholder” means a holder of an interest in the Notes.

“Noteholder Meeting Provisions” means the provisions for meetings of Noteholders set out in Schedule 4 (Provisions for Meeting of Noteholders) to the Principal Trust Deed.

“Noteholder Meeting” means the noteholder meeting to be held in accordance with the Noteholder Meeting Provisions and any adjourned meeting.  The Noteholder Meeting will take place on 12 December 2013 at 9am (London time).  The Noteholder Meeting will be held at the offices of DLA Piper UK LLP, at 3 Noble Street, London EC2V 7EE, United Kingdom.

“Notes” means (i) US$100,000,000 (representing an economic value on maturity of US$95,000,000 following the application of a pool factor of 0.95 by the Clearing Systems)(4) 10.5% Loan Participation Notes due 2014 issued by Finance & Credit Ukraine B.V.

“Notice of Noteholder Meeting” means the notice for the Noteholder Meeting, the form of which is set out on page 44 through 59 (inclusive) of this Exchange Offer and Consent Solicitation Memorandum.

“Notifying News Service” means such recognised news service or services (e.g. Reuters/Bloomberg) as selected by the Borrower on behalf of the Issuer.

“Offer” means the Exchange Offer together with the Consent Solicitation.

(4)         Noteholders should note that a pool factor of 0.95 has been applied by the Clearing Systems to the Notes so that the actual aggregate outstanding principal amount of the Notes on the date of this Exchange Offer and Consent Solicitation Memorandum is US$95,000,000.

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“Offer Period” means from the commencement of the Offer on 26 November 2013 until the Expiration Deadline unless such period is extended or earlier terminated as described herein.

“Original Agency Agreement” means the agency agreement dated 16 November 2006 between, inter alios, the Issuer and the Trustee in respect of the Notes.

“Original Loan Agreement” means the loan agreement dated 16 November 2006 between the Borrower and the Lender, as supplemented by the supplemental loan agreement dated 14 January 2010 between the Borrower and the Lender.

“Original Sub-participation Agreement” means the sub-participation agreement dated 16 November 2006 between the Issuer and the Lender.

“Original Trust Deed” means the trust deed dated 24 November 2006 (the “Principal Trust Deed”) as supplemented pursuant to a supplemental trust deed dated 14 January 2010 (the “First Supplemental Trust Deed”) between the Issuer and the Trustee.

“Paying Agent” means relevant entities (including the applicable Principal Paying Agent) referred to as such in the Original Trust Deed.

“Preliminary Prospectus” means the preliminary prospectus appended hereto as Appendix A relating to the New Notes, dated 26 November 2013.

“Principal Paying Agent” means Deutsche Bank AG, London Branch with respect to the Notes.

“Proposed Amendments” means the amendments to the Original Trust Deed, the Original Loan Agreement and the Conditions described herein and in the Notice of the Noteholder Meeting, permitting, among other things, the Issuer to exchange any Notes not exchanged as part of the Exchange Offer at its option for New Notes and waiving the non-compliance by the Borrower with its obligations in: (i) Clause 14.11(a) (Financial Information) of the Original Loan Agreement to deliver in respect of the financial years ending on 31 December 2010, 31 December 2011 and 31 December 2012 copies of its audited consolidated financial statements prepared in accordance with IFRS not later than 160 days after the end of such financial year and the consequent requirement to deliver Officer’s Certificates in respect of such audited consolidated financial statements under Clause 14.18 (Compliance Certificates) of the Original Loan Agreement; and (ii) Clause 14.11(b) (Financial Information) of the Original Loan Agreement to deliver in respect of the six month periods ending on 30 June 2010, 30 June 2011, 30 June 2012 and 30 June 2013 copies of its unaudited consolidated financial statements prepared in accordance with IFRS not later than 90 days after the end of such periods and the consequent requirement to deliver Officer’s Certificates in respect of such unaudited consolidated financial statements under Clause 14.18 (Compliance Certificates) of the Original Loan Agreement, and, in each case, any other consequences as a result of such failures.

“Prospectus” means the prospectus to be dated on or around the Settlement Date relating to the New Notes.

“Prospectus Directive” means Directive 2003/71/EC, as amended by Directive 2010/73/EU.

“proxy” means the person or persons named in a Block Voting Instruction or a form of proxy as being authorised and instructed by the Principal Paying Agent to cast the votes attributable to the Notes listed in such Block Voting Instruction.

“Second Supplemental Loan Agreement” means the supplemental loan agreement to the Original Loan Agreement to be dated on or around the Settlement Date and entered into between the Borrower and the Lender for the purpose of amending the Original Loan Agreement.

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“Second Supplemental Trust Deed” means the supplemental trust deed to be dated on or about the Settlement Date between, inter alios, the Issuer and the Trustee for the purpose of amending the Conditions and the Original Trust Deed.

“Settlement Date” means the settlement date of the Offer and the date on which the Issuer will deliver the New Notes and each Cash Amount in exchange for the Notes which is expected to be no later than 10 Business Days after the Exchange Offer and/or Proposed Amendments in respect of the Notes have been approved.

“Stock Exchange” means the ISE.

“Trustee” means Deutsche Trustee Company Limited.

“United States” or “U.S.” means the United States of America.

“U.S. Dollars”, “US$” or “$” means the currency of the United States.

“Voting Instruction” means the electronic voting and blocking instructions to be submitted by Direct Participants to the Exchange and Tabulation Agent via the relevant Clearing System in the form specified in the relevant Clearing System Notice and in accordance with the requirements of such Clearing System by the Voting Instructions Deadline.

“Voting Instructions Deadline” means 4pm (London time) on 10 December 2013, being the latest time for receiving Voting Instructions, subject to the right of the Borrower (acting on behalf of the Issuer) to extend, reopen, terminate, withdraw and/or amend the Offer pursuant to the provisions set out herein.

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PRICING ILLUSTRATION

In order to facilitate understanding of the pricing of the Offer, the Issuer and the Borrower have prepared a pricing illustration.  This example is for illustrative purposes only and is qualified in its entirety by the terms and conditions set forth herein.

	Exchange Consideration	Issuer Call Consideration
Total Notes submitted for exchange	$ 60,000,000.00
Settlement Date	23 December 2013
Days of accrued interest	148
Notional Amount Submitted	$10,000,000.00	$10,000,000.00
Pooling Factor	0.95	0.95
Economic Notional Value	$9,500,000.00	$9,500,000.00
Cash Consideration	$798,000.00	$0.00
Accrued Interest	$34,447.00	$0.00
Total Cash	$832,447.00	$0.00
New Notes Consideration	$8,702,000.00	$9,500,000.00
Total Consideration Net of Accrued Interest	$9,500,000.00	$9,500,000.00

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RISK FACTORS

The following section does not describe all of the risks for Noteholders participating in the Offer.  Prior to making a decision as to whether to participate, Noteholders should consider carefully, in light of their own financial circumstances and investment objectives, all the information set out in this Exchange Offer and Consent Solicitation Memorandum and, in particular, the following risk factors, as well as those described in the Preliminary Prospectus in Appendix A hereto in evaluating whether to participate in the Offer.  Noteholders should make such inquiries as they think appropriate and consult their own professional advisers regarding the terms of the Exchange Offer, the Consent Solicitation, the New Notes, the Issuer, the Lender and the Borrower, all without relying on the Issuer, the Lender, the Borrower, the Dealer Manager, the Exchange and Tabulation Agent, the Trustee or any other person.

Extraordinary Resolution binds all Noteholders

If the Extraordinary Resolution is passed in respect of the Notes, the other Effectiveness Conditions are fully satisfied by the Effectiveness Conditions Long Stop Date and the approved amendments are implemented by the Issuer, the amendments shall be binding on all Noteholders, whether or not those Noteholders attended or were otherwise represented at the Noteholder Meeting and/or voted in favour of the Proposal.

Noteholders must validly offer for exchange a principal amount of Notes equal to or greater than the Minimum Offer Amount in order to receive New Notes pursuant to the Offer.

The New Notes will be issued in denominations of US$142,500 and integral multiples of US$950 in excess thereof.  Accordingly, in order to receive New Notes pursuant to the Offer, a Noteholder must validly offer for exchange a principal amount of Notes at least equal to the Minimum Offer Amount.  In the event that the Borrower (on behalf of the Issuer) does not accept a Noteholder’s offer to exchange on the basis that such Notes have a principal amount less than the Minimum Offer Amount, this will not constitute the withdrawal of the Consents related to such Notes.

Cash Amounts and New Notes Amounts are subject to rounding and minimum denominations

The exact proportion of cash to New Notes received by investors participating in the Exchange Offer will depend on the total number of participating investors and will be calculated based on the formulae disclosed in this Exchange Offer and Consent Solicitation Memorandum, subject to rounding and minimum denominations.  Furthermore, the exact Cash Amount may not be exactly US$5,000,000 due to rounding and minimum denominations.

Significant Differences between the Notes and the New Notes

There are a number of significant differences between the terms and conditions of the Notes and the New Notes, including payment, coupon and maturity provisions.  See “Certain Material Differences in the Conditions” for a summary of these differences.  The terms and conditions of the New Notes are set out in the summary of the New Notes, which contains the Conditions applicable to the New Notes and the Preliminary Prospectus (which is appended to this Exchange Offer and Consent Solicitation Memorandum).  See “Certain Material Differences in the Conditions — New Notes”.

Uncertainty as to the trading market for New Notes

The Issuer does not intend to apply for listing or admission to trading of the New Notes on any securities exchange other than the ISE.  The New Notes are securities for which there is currently no trading market and for which there can be no assurance of future liquidity.  To the extent that the New Notes are traded, prices of the New Notes will fluctuate greatly depending on the trading volume and

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the balance between buy and sell orders.  Noteholders are urged to contact their brokers to obtain the best available information as to the potential market price of the New Notes.

Deadlines for making arrangements to vote at the Noteholder Meeting if an Electronic Notice Instruction is rejected

By submitting an Electronic Notice Instruction, a Noteholder shall be deemed to irrevocably instruct the Exchange and Tabulation Agent (or its agent) as its proxy to vote in favour of the Extraordinary Resolution at the Noteholder Meeting in respect of those Notes that are the subject of such Electronic Notice Instruction and which are accepted for exchange by the Borrower (acting on behalf of the Issuer) pursuant to the Exchange Offer.  It will not be possible to validly offer to exchange Notes pursuant to the Exchange Offer without at the same time giving the instructions described in the previous sentence to the Exchange and Tabulation Agent (or its agent) in respect of the Noteholder Meeting.

If a Noteholder’s offer to exchange Notes is not accepted by the Borrower (acting on behalf of the Issuer) at the Expiration Deadline and such Noteholder nevertheless wishes to vote at the Noteholder Meeting, such Noteholder must either validly request a voting certificate, or otherwise appoint the Exchange and Tabulation Agent (or its agent) as its proxy to vote in favour of or against the Extraordinary Resolution at the Noteholder Meeting (including at any adjourned meeting), such request to be submitted to the Exchange and Tabulation Agent through the Clearing Systems.  Noteholders must request a voting certificate or appoint the Exchange and Tabulation Agent (or its agent) as proxy not later than 48 hours before the Noteholder Meeting.  The indicative timetable for the Exchange Offer is such that, if a Noteholder’s offer to exchange Notes is rejected at or after the Expiration Deadline, such Noteholder may not have the opportunity — or may have a very limited period of time in which — to make separate voting arrangements in respect of the Noteholder Meeting, and accordingly may not be able to vote at the Noteholder Meeting.

No obligation to accept offers to exchange

The Borrower (acting on behalf of the Issuer) is not under any obligation to accept any offer of Notes for exchange pursuant to the Exchange Offer.  Offers of Notes for exchange may be rejected in the sole discretion of the Borrower (acting on behalf of the Issuer) for any reason and the Borrower (acting on behalf of the Issuer) is not under any obligation to Noteholders to furnish any reason or justification for refusing to accept an offer of Notes for exchange.  For example, offers of Notes for exchange may be rejected if the Offer is terminated, if the Offer does not comply with the relevant requirements of a particular jurisdiction or for any other reason.

Responsibility for assessing the merits of the Offer and complying with the procedures of the Offer

Each Noteholder is responsible for assessing the merits of the Offer.  None of the Issuer, the Lender, the Borrower, the Dealer Manager, the Trustee or the Exchange and Tabulation Agent has made or will make any assessment of the merits of the Offer or of the impact of the Offer on the interests of the Noteholders either as a class or as individuals.

Further, Noteholders are responsible for complying with all of the procedures for exchanging Notes pursuant to the terms of this Exchange Offer and Consent Solicitation Memorandum.  None of the Issuer, the Lender, the Borrower, the Dealer Manager, the Exchange and Tabulation Agent or the Trustee assumes any responsibility for informing Noteholders of irregularities with respect to offers to exchange from the Noteholders.

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Termination

No assurance can be given that the Offer will be completed.  Subject as provided herein, the Borrower on behalf of the Issuer may, in its sole discretion, amend the Offer or terminate or withdraw the Offer, at any time up to and including the date on which the acceptance of the Exchange Offer is announced.

Withdrawal

Noteholders shall have only limited rights to withdraw Notes and Consents that have been offered for exchange in the event that the Borrower (acting on behalf of the Issuer) in its sole discretion, amends, terminates or withdraws the Offer, at any time up to and including the date on which the acceptance of the Exchange Offer is announced, in a manner that is materially adverse to Noteholders in the opinion of the Borrower (in consultation with the Dealer Manager).

Compliance with Offer Restrictions

Noteholders are referred to the important offer restrictions on pages 1 to 2 (inclusive) and the deemed representations and warranties on pages 9 to 35 (inclusive).  Non-compliance with the offer restrictions by a Noteholder could result in, among other things, violations of applicable law, an inability to validly offer to exchange Notes, the unwinding of trades and/or heavy penalties.

Blocking of Notes

When considering whether to offer to exchange Notes pursuant to the Offer, Noteholders should take into account that restrictions on the transfer of the Notes by them will apply from the time of submission of the relevant Consent by them.  A Noteholder will, by submitting an Electronic Instruction Notice or Voting Instruction, be deemed to agree that the relevant Notes will be blocked in the relevant account at the relevant Clearing System from the date of submission of such Electronic Instruction Notice or Voting Instruction until the earlier of the time of (i) settlement on the relevant Settlement Date and (ii) the date of any termination of the Offer (including where such Notes are not accepted by the Issuer for exchange) or on which the Offer is revoked, in the limited circumstances in which such revocation is permitted.

Exchange Instructions irrevocable

Valid acceptances of the Exchange Offer received by the Exchange and Tabulation Agent prior to the Expiration Deadline and any Consents delivered by Noteholders with respect to the Consent Solicitation shall be irrevocable except in limited circumstances described in the section “Noteholder Meeting” below.

Responsibility to consult advisers

Noteholders should consult their own tax, accounting, financial, legal and other advisers regarding the suitability to themselves of the tax, accounting and other consequences of participating or declining to participate in the Offer and an investment in the New Notes and/or receipt of any cash amount pursuant to the Offer.

Market value of the New Notes

The New Notes are expected to be listed and traded on the ISE.  To the extent that the New Notes are traded, prices of the New Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.  Noteholders are urged to contact their brokers to obtain the best available information as to the potential market price of the New Notes and for advice concerning the impact of any exchange of their Notes for the Exchange Consideration on their investment.

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Future ratings of the Notes not assured and limited in scope

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal by any rating agency at any time.  Credit ratings represent a rating agency’s opinion regarding the credit quality of an asset but are not a guarantee of such quality.

There is no assurance that a rating accorded to any of the Notes will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances so warrant.  There can be no assurance that the ratings anticipated to be accorded to the New Notes will be given by the rating agencies and, should they be so accorded, that such rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant.  In the event that a rating assigned to the Notes or New Notes is subsequently lowered for any reason, no person or entity is required to provide any additional support or credit enhancement with respect to any such Notes or New Notes and the market value of such Notes or New Notes is likely to be adversely affected.

Similarly, given the methodology used by rating agencies to rate entities, it is possible that a rating agency may downgrade the rating of the Borrower or its securities (including the Notes) following the launch of the Offer, whether or not the Offer is successful, and such action may affect the price of the Notes.

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BACKGROUND TO THE OFFER

The Borrower is the fourteenth largest bank in Ukraine by assets, tenth by loan portfolio, fourteenth by corporate deposits and tenth by retail deposits, as at 31 December 2012. As a result of the global economic downturn and a decrease of the economic activity in Ukraine, the overdue and non-performing loans of the Borrower increased in 2008-2010.  Although the share of overdue and non-performing loans in the Borrower’s credit portfolio has started to decline in 2011 and 2012, a future increase in this share could place additional strain on the Borrower.

To improve the Borrower’s liquidity position, in 2008-2009, the National Bank of Ukraine (“NBU”) provided six stabilising credit lines to the Borrower (“NBU Loans”) for the total amount of approximately UAH 7.0 billion (or U.S.$875 million).  The NBU Loans mature in July 2015 and as of 31 December 2012, the Borrower’s outstanding debt under the NBU Loans constituted UAH 5.4 billion (or U.S.$ 681 million), which accounted for 25 per cent. of the Borrower’s total liabilities.

In 2006, the Issuer issued the U.S.$100 million 10.375% loan participation notes due in 2010 (the “Notes”) for the sole purpose of funding a 10.375 per cent. participation by the Issuer in a loan (the “Loan”) by the Lender to the Borrower for the sole purpose of financing the Loan. In January 2010, the Issuer restructured the Notes by extending their maturity to January 2014, repaying U.S.$5 million of their principal and increasing the interest rate to 10.5%. As a result of this restructuring, the outstanding balance of the Notes was reduced to U.S.$95 million as at 31 January 2010. As at the date of this Exchange Offer and Consent Solicitation Memorandum, U.S.$95 million of the Notes were outstanding and approximately U.S.$94.8 million of the 2006 Notes were held by third parties not related to the Bank or to the beneficial owner of the Bank.

The Borrower (on behalf of the Issuer) is conducting this Offer in order to improve its financial flexibility by extending the maturity of its indebtedness.  The purpose of this Offer is (i) to redeem the Notes prior to maturity for a consideration of the New Notes and a pro rata share in a U.S.$5 million cash payment (including accrued interest on Notes purchased for such cash payment) to those holders of the Notes who accept the Exchange Offer (the “Notes Exchange”) and, simultaneously with the Notes Exchange, to redeem those Notes that have not been exchanged pursuant to the Notes Exchange (the “Non-exchanged Notes”) for a consideration of the New Notes, in each case subject to the required consent of the holders of the Notes to approve, inter alia, the insertion of an Issuer call option into the terms and conditions of the Notes, to permit the early redemption of the Non-exchanged Notes (the “Notes Redemption”) and (ii) to solicit Consents from the Noteholders to approve the Proposed Amendments.

While the Borrower has sufficient assets and capital to cover the Notes repayment when due, it is the Borrower’s preference to redeem the Notes prior to maturity pursuant to the Notes Exchange and the Notes Redemption. There can be no assurance that the Borrower will be able to complete the offering as intended and that it will be able to effect the Notes Exchange and the Notes Redemption. If the Borrower is unable to complete the offering as intended, the Borrower may be required to repay in cash the principal amount of and the accrued interest under the Notes when due instead of effecting the Notes Exchange and the Notes Redemption. The Borrower’s failure to complete the offering as intended might otherwise have a material adverse effect on the Borrower’s business, financial condition, results of operations and prospects.

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TERMS OF THE OFFER

Capitalised terms used but not defined herein have the meanings set out under “Definitions” herein.

1                                         Exchange Offer

(a)                                 The Borrower (on behalf of the Issuer) invites all Noteholders (subject to certain offer restrictions set out in “Offer Restrictions”) to offer to exchange any or all of their Notes for a combination of cash, as more particularly described herein, and New Notes, in the proportions described herein, any or all of such Notes that are outstanding upon the terms and subject to the conditions of the Offer as further described below.

Subject to the minimum denomination requirements with respect to the Notes and the New Notes, as applicable, Noteholders who validly offer their Notes for exchange on or prior to the Expiration Deadline will receive, subject to the Effectiveness Conditions (as defined below), for every US$1,000 of Notes (representing an economic value on maturity of US$950 of Notes following the application of a pool factor of 0.95 by the Clearing Systems): (i) the relevant Cash Amount (as defined below) and (ii) the relevant New Notes Amount (as defined below) (together, the “Exchange Consideration”).  For the avoidance of doubt, no Noteholder shall receive, in aggregate, a combination of cash and New Notes that exceeds the relevant Noteholder’s aggregate nominal amount of Notes validly offered for exchange prior to the Expiration Deadline.

(b)                                 The Borrower (on behalf of the Issuer) offers each Noteholder who validly offers Notes for exchange prior to the Expiration Deadline a pro rata share in a US$5 million cash payment (including accrued interest on Notes purchased for such cash payment, the “Cash Amount”) to be paid, subject to the conditions set out herein and the Effectiveness Conditions, by or on behalf of the Borrower (on behalf of the Issuer) on the Settlement Date to the relevant Clearing System for onward payment to each relevant Noteholder in respect of such Noteholder’s Notes accepted for exchange, such amount being payable in US Dollars and equal to:

where:

A = 5,000,000, minus accrued interest on the nominal aggregate amount of Notes validly offered for exchange by exchanging Noteholders from and including 25 July 2013 to but excluding the Settlement Date;

B = the nominal aggregate amount of Notes validly offered for exchange by all Noteholders prior to the Expiration Deadline; and

C = the total nominal aggregate amount of Notes validly offered for exchange by the relevant Noteholder prior to the Expiration Deadline.

If the Cash Amount for any relevant Noteholder is less than an integral multiple of US$950, each such Noteholder’s Cash Amount shall be rounded down to the nearest US$950.

(c)                                  The Borrower (on behalf of the Issuer) offers New Notes to each Noteholder who validly offers Notes for exchange prior to the Expiration Deadline. Subject to the conditions set out herein and the Effectiveness Conditions, each relevant Noteholder shall receive New Notes equal to:

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where:

X = the nominal aggregate amount of Notes validly offered for exchange by all Noteholders prior to the Expiration Date less US$5 million, minus accrued interest on the nominal aggregate amount of Notes validly offered for exchange by exchanging Noteholders from and including 25 July 2013 to but excluding the Settlement Date;

Y = the nominal aggregate amount of Notes validly offered for exchange by all Noteholders prior to the Expiration Deadline; and

Z = the nominal aggregate amount of Notes validly offered for exchange by the relevant Noteholder prior to the Expiration Deadline.

If the New Notes Amount for any relevant Noteholder is less than an integral multiple of US$950, then each such Noteholder’s New Notes Amount shall be rounded up to the nearest US$950.

(d)                                 To participate in the Exchange Offer, a Noteholder must validly offer for exchange sufficient Notes (the “Minimum Offer Amount”) such that the portion of the Exchange Consideration to be received by such Noteholder in the form of New Notes is equal to or greater than US$142,500.  In the event that the Borrower (on behalf of the Issuer) does not accept a Noteholder’s offer to exchange on the basis that such Notes have a principal amount less than the Minimum Offer Amount, this will not constitute the withdrawal of the Consents related to such Notes.  In addition, if the portion of the Exchange Consideration to be received by any Noteholder in the form of New Notes (the “New Notes Amount”) is less than an integral multiple of US$950, then each such Noteholder’s New Notes Amount shall be rounded up to the nearest US$950.

(e)                                  The Offer Period will start on 26 November 2013 and end at 4pm (London time) on 10 December 2013 (the “Expiration Deadline”, unless (following any amendment, termination or withdrawal of the Offer) such Expiration Deadline is extended or terminated earlier by the Borrower (on behalf of the Issuer).  Noteholders are invited to offer to exchange any or all of their Notes that are outstanding from 26 November 2013 up to the Expiration Deadline, subject to any earlier deadline set by any relevant banks, securities brokers, intermediaries or the Clearing Systems.  The Expiration Deadline is the last time at which Noteholders participating in the Exchange Offer are eligible for the Exchange Consideration.

(f)                                   The Borrower (on behalf of the Issuer) will not limit the amount of Notes exchanged under the Offer.  Notes that have not been validly offered for exchange and accepted by the Borrower (on behalf of the Issuer) pursuant to the Exchange Offer will remain outstanding subject to the Borrower’s right (acting on behalf of the Issuer) to redeem the same pursuant to the Proposed Amendments if the Extraordinary Resolution approving the Proposed Amendments is duly passed and the other Effectiveness Conditions are fully satisfied.

(g)                                  None of the Dealer Manager, the Trustee or the Exchange and Tabulation Agent (or their respective directors, employees or affiliates) makes any recommendation as to whether or not Noteholders should offer their Notes for exchange.

2                                         New Notes; Settlement

(a)                                 The New Notes will be issued in minimum denominations of US$142,500 and integral multiples of US$950 in excess thereof by the Issuer.  Application will be made for listing the

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New Notes on the ISE.  Whilst the New Notes are listed on the ISE, the New Notes will be tradeable on the ISE in principal nominal amounts of no less than US$142,500.

(b)                                 On the Settlement Date, subject to the satisfaction or waiver of the conditions of the Offer, the New Notes will be issued and delivered, along with the relevant Cash Amount, to the Noteholders who have validly offered to exchange Notes under the Offer.

3                                         Consent Solicitation

(a)                                 Concurrently with the Exchange Offer, the Borrower (on behalf of the Issuer) is soliciting Consents from Noteholders to the Proposed Amendments.  Receipt from a Direct Participant on behalf of a Beneficial Owner of an Electronic Instruction Notice will be deemed to constitute an instruction to the Principal Paying Agent to appoint one or more representatives of the Exchange and Tabulation Agent as their proxy to attend and to cast the votes corresponding to such Notes offered for exchange in favour of the Extraordinary Resolution approving the Proposed Amendments at the Noteholder Meeting.  The offer by Noteholders to exchange Notes in the Exchange Offer will be deemed to constitute delivery of Consents related to such Notes.

(b)                                 The Proposed Amendments will, inter alia, permit the Borrower, on behalf of the Issuer to: (i) redeem any Notes not exchanged as part of the Exchange Offer, on the Settlement Date, for New Notes such that each applicable Noteholder receives, for every US$1,000 of Notes (representing an economic value on maturity of US$950 of Notes following the application of a pool factor of 0.95 by the Clearing Systems), US$950 principal amount of New Notes (the “Consent Consideration”) and (ii) cancel such redeemed Notes; provided that if the principal amount of the Consent Consideration is less than an integral multiple of US$950, then each such Noteholder’s Consent Consideration shall be rounded up to the nearest US$950.  The Proposed Amendments will also waive: (i) the non-compliance by the Borrower with its obligation in Clause 14.11(a) (Financial Information) of the Original Loan Agreement to deliver in respect of the financial years ending on 31 December 2010, 31 December 2011 and 31 December 2012 copies of its audited consolidated financial statements prepared in accordance with IFRS not later than 160 days after the end of such financial year and the consequent requirement to deliver Officer’s Certificates in respect of such audited consolidated financial statements under Clause 14.18 (Compliance Certificates) of the Original Loan Agreement; and (ii) Clause 14.11(b) (Financial Information) of the Original Loan Agreement to deliver in respect of the six month periods ending on 30 June 2010, 30 June 2011, 30 June 2012 and 30 June 2013 copies of its unaudited consolidated financial statements prepared in accordance with IFRS not later than 90 days after the end of such periods and the consequent requirement to deliver Officer’s Certificates in respect of such unaudited consolidated financial statements under Clause 14.18 (Compliance Certificates) of the Original Loan Agreement, and in each case any other consequences as a result of such failures.

(c)                                  Noteholders and/or Direct Participants may also elect to deliver Consents without offering to exchange Notes for cash and New Notes, in which case such Noteholders and/or Direct Participants will only receive New Notes in an amount equal to the Consent Consideration if the Extraordinary Resolution is duly passed and the other Effectiveness Conditions are fully satisfied.

(d)                                 None of the Dealer Manager, the Trustee or the Exchange and Tabulation Agent (or their respective directors, employees or affiliates) makes any recommendation as to whether or not Noteholders should elect to deliver Consents.

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4                                         Effectiveness Conditions to the Proposed Amendments and any exchange pursuant to the Offer

The acceptance of any valid offers to exchange Notes and the effectiveness of the Proposed Amendments pursuant to the Offer are subject to the Effectiveness Conditions (as defined herein).  If the Effectiveness Conditions are not satisfied by the Effectiveness Conditions Long Stop Date, the Proposed Amendments shall not take effect and no exchanges shall be effected pursuant to the Offer.  The Issuer (on behalf of the Borrower) shall not accept any offers to exchange Notes until such time as each of the Effectiveness Conditions have been satisfied in full.

5                                         Limited Revocation of the Exchange Offer and Consents

Noteholders may only revoke their acceptance of the Exchange Offer or any Consents given in relation to the Proposed Amendments in the event that the Borrower (acting on behalf of the Issuer) in its sole discretion, amends, terminates or withdraws the Offer, at any time up to and including the date on which the acceptance of the Exchange Offer is announced, in a manner that is materially adverse to Noteholders in the opinion of the Borrower (in consultation with the Dealer Manager).  Any such revocation should be effected in accordance with the requirements of the relevant Clearing System.  A valid withdrawal of Notes offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of the Consents related to such Notes.

6                                         Accrued Interest

On the Settlement Date, Noteholders (other than those Noteholders whose Notes are purchased as part of the Cash Amount) will not receive a cash payment equal to the accrued and unpaid interest (“Accrued Interest”) on the Notes from and including the most recent interest payment date in respect of such Notes to, but excluding, the Settlement Date.  The New Notes will have a higher first coupon equivalent to interest accrued from and including 25 July 2013 (being the previous interest payment date of the Notes) to, but excluding, the Settlement Date at the rate of 10.5% and at the rate of 9.125% from and including the Settlement Date to, but excluding, 25 January 2014.

7                                         Announcements

Unless stated otherwise, announcements in connection with the Offer will be made by publication through a Notifying News Service and through the Market Announcements section of the Irish Stock Exchange. Announcements may also be (i) made by the delivery of notices to the Clearing Systems for communication to Direct Participants and (ii) made by the issue of a press release to a Notifying News Service.  Copies of all announcements, notices and press releases can also be obtained from the Exchange and Tabulation Agent, the contact details for which are on the last page of this Exchange Offer and Consent Solicitation Memorandum.

Significant delays may be experienced where notices are delivered to the Clearing Systems and Noteholders are urged to contact the Exchange and Tabulation Agent for the relevant announcements during the course of the Offer.  In addition, Noteholders may contact the Dealer Manager for information using the contact details on the last page of this Exchange Offer and Consent Solicitation Memorandum.

8                                         Procedure for Offering to Exchange Notes and Delivering Consents

(a)                                 A Noteholder, Direct Participant or Beneficial Owner wishing to participate in the Offer must submit, or arrange to have submitted on its behalf, at or before the Expiration Deadline and before the deadlines set by each Clearing System (unless the Offer is terminated earlier), a duly completed Electronic Instruction Notice to the relevant Clearing System in accordance with the requirements of the relevant Clearing System and in the manner specified herein. A separate Electronic Instruction Notice should be submitted by or on behalf of each beneficial

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holder.  Noteholders and Beneficial Owners should check with their bank, securities broker or any other intermediary through which they hold their Notes whether such bank, securities broker or other intermediary will apply earlier deadlines for participation to those set out in this Exchange Offer and Consent Solicitation Memorandum and, if so, should follow those deadlines.

(b)                                 The submission to the relevant Clearing System by a Noteholder or a Direct Participant of a duly completed Electronic Instruction Notice with respect to Notes prior to the Expiration Deadline will be deemed to constitute a vote in favour of the Extraordinary Resolution approving the Proposed Amendments at the Noteholder Meeting. Each Noteholder or Direct Participant thereby agrees that such Electronic Instruction Notice constitutes its consent to the Proposed Amendments and instruction to the Principal Paying Agent to appoint one or more representatives of the Exchange and Tabulation Agent as their proxy to attend, and to cast the votes corresponding to such Notes offered for exchange in favour of the Extraordinary Resolution approving the Proposed Amendments at, the Noteholder Meeting.

(c)                                  The submission of an Electronic Instruction Notice by a Noteholder or Direct Participant to the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of such Notes in the relevant Clearing System so that no transfers may be effected in relation to such Notes.

(d)                                 Noteholders and Direct Participants must take the appropriate steps through the relevant Clearing System to ensure that no transfers may be effected in relation to such blocked Notes at any time after such date, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System.  By blocking its Notes in the relevant Clearing System, each Noteholder and Direct Participant will be deemed to consent to the relevant Clearing System providing details concerning such Noteholder’s and/or Direct Participant’s identity to the Exchange and Tabulation Agent.

(e)                                  Only Direct Participants may submit Electronic Instruction Notices.  If a Noteholder or Beneficial Owner is not a Direct Participant, it must arrange for the Direct Participant through which it holds Notes to submit an Electronic Instruction Notice on its behalf to the relevant Clearing System prior to the deadline specified by the relevant Clearing System and the Expiration Deadline or Voting Instruction Deadline (as the case may be).

(f)                                   Noteholders and Beneficial Owners of Notes that are held in the name of a broker, dealer, bank, trust company or other nominee or custodian (collectively, an “Intermediary”) should contact such entity sufficiently in advance of the Expiration Deadline or the Voting Instructions Deadline (as the case may be) if they wish to accept the Offer and procure that the Notes are blocked or if they wish to give their Consent to the Proposed Amendments (as the case may be) in accordance with the normal procedures of the relevant Clearing System and the deadlines imposed by such Clearing System.

(g)                                  The offer by a Noteholder or a Direct Participant to participate in the Exchange Offer may not be revoked by such Noteholder or Direct Participant unless the Borrower (acting on behalf of the Issuer) in its sole discretion, amends, terminates or withdraws an Offer, at any time up to and including the date on which the acceptance of the Exchange Offer is announced in a manner that is materially adverse to Noteholders in the opinion of the Borrower (in consultation with the Dealer Manager).

(h)                                By submitting a valid Electronic Instruction Notice to the relevant Clearing System in accordance with the standard procedures of the relevant Clearing System, Noteholders, Beneficial Owners and Direct Participants shall be deemed to make the acknowledgements, representations, warranties and undertakings set out below to the Issuer, the Lender, the Borrower, the Dealer Manager, the Trustee and the Exchange and Tabulation Agent on the

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Expiration Deadline and the Settlement Date (if the relevant Noteholder, Beneficial Owner or Direct Participant is unable to give such representations, warranties and undertakings, such Noteholder or the relevant Direct Participant on its behalf should contact the Dealer Manager immediately).

(i)                                     If a Noteholder does not offer to exchange its Notes pursuant to the Exchange Offer, or if its offer to exchange Notes is not accepted by the Borrower (acting on behalf of the Issuer), such Noteholder may (subject to meeting certain deadlines for making such arrangements — see “Risk Factors and other Considerations — Deadlines for making arrangements to vote at the Noteholder Meeting if an Electronic Notice Instruction is rejected”) separately arrange to attend or be represented and vote such Noteholder’s Notes at the Noteholder Meeting.  In order to vote at the Noteholder Meeting, such Noteholder must validly request a voting certificate, or otherwise appoint the Exchange and Tabulation Agent (or its agent) as its proxy to vote in favour of or against the Extraordinary Resolution at the Noteholder Meeting (including any adjourned meeting), such request to be submitted to the Exchange and Tabulation Agent through the Clearing Systems.  Holders must request a voting certificate or appoint the Exchange and Tabulation Agent (or its agent) as proxy not later than 48 hours before the Noteholder Meeting.

9                                         Acknowledgements, Representations, Warranties and Undertakings

Each Noteholder and the relevant Direct Participant (on behalf of the relevant Beneficial Owner) who participates in the Offer represents, warrants and undertakes to the Issuer, the Lender, the Borrower, the Dealer Manager, the Trustee and the Exchange and Tabulation Agent that:

(a)                                 it has received, reviewed, understands and accepts the terms of this Exchange Offer and Consent Solicitation Memorandum;

(b)                                 it is assuming all the risks inherent in participating in the Offer and has undertaken all the appropriate analysis of the implications of the Offer without reliance on the Issuer, the Lender, the Borrower, the Dealer Manager, the Trustee or the Exchange and Tabulation Agent;

(c)                                  it does not rely, and has not relied, on any investigation that the Dealer Manager or the Exchange and Tabulation Agent, any of their affiliates or any person acting on their behalf, may have conducted with respect to the Notes, New Notes, the Issuer, the Lender or the Borrower, and none of such persons has made any representation to it, express or implied, with respect to the Notes, New Notes, the Issuer, the Lender or the Borrower or the accuracy, completeness or adequacy of this Exchange Offer and Consent Solicitation Memorandum or any other information in respect of the Offer;

(d)                                it has conducted its own investigation of the Notes, New Notes, the Issuer, the Lender and the Borrower;

(e)                                  it has received all information that it believes is necessary or appropriate in connection with its investment in the Notes and the New Notes;

(f)                                   it is not located or resident in France or, if it is located or resident in France, it is a (i) provider of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investor (investisseur qualifié), other than an individual, acting for its own account (all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier);

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(g)                                  by blocking Notes in the relevant Clearing System, it will be deemed to consent to the relevant Clearing System providing details concerning its identity to the Issuer, the Lender, the Borrower, the Dealer Manager, the Trustee, the Exchange and Tabulation Agent and their respective legal advisers;

(h)                                 upon the terms and subject to the conditions of the Offer, it hereby offers to: (i) exchange the principal amount of Notes in its account blocked in the relevant Clearing System for the relevant Cash Amounts and New Notes; and (ii) deliver Consents with respect to such Notes;

(i)                                     it acknowledges that the submission of a valid Electronic Instruction Notice to Euroclear or Clearstream, Luxembourg in accordance with the standard procedures of Euroclear or Clearstream, Luxembourg constitutes its instruction to the Principal Paying Agent to appoint one or more representatives of the Exchange and Tabulation Agent as its proxy to attend and to cast the votes corresponding to such Notes offered for exchange in favour of the Extraordinary Resolution approving the Proposed Amendments at the Noteholder Meeting.  Subject to and effective upon the exchange by the Borrower (acting on behalf of the Issuer) of the Notes blocked in Euroclear or Clearstream, Luxembourg, it hereby renounces all right, title and interest in and to all such Notes exchanged by or at the direction of the Borrower (on behalf of the Issuer) and hereby waives and releases any rights or claims it may have against the Issuer, the Lender, the Borrower or the Trustee with respect to any such Notes and the Offer;

(j)                                    it agrees to ratify and confirm each and every act or thing that may be done or effected by the Borrower (on behalf of the Issuer), any of their respective directors or any person nominated by the Issuer, the Lender or the Borrower in the proper exercise of his or her powers and/or authority hereunder;

(k)                                 it agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by the Borrower to be desirable, in each case to complete the transfer of the Notes to the Issuer or its nominee in exchange for the relevant Cash Amounts and New Notes and/or to perfect any of the authorities expressed to be given hereunder;

(l)                                     it has informed itself or and has complied with the laws of all relevant jurisdictions; obtained all requisite governmental, exchange control or other required consents; complied with all requisite formalities; and paid any issue, transfer or other taxes or requisite payments due from it in each respect in connection with any offer or acceptance in any jurisdiction and that it has not taken or omitted to take any action in breach of the terms of the Offer or which will or may result in the Issuer, the Lender, the Borrower, the Dealer Manager, the Trustee, the Exchange and Tabulation Agent or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or invitation for Noteholders to offer to exchange Notes in connection therewith;

(m)                             all authority conferred or agreed to be conferred pursuant to its representations, warranties and undertakings and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity;

(n)                                 no information has been provided to it by the Issuer, the Lender, the Borrower, the Dealer Manager, the Trustee or the Exchange and Tabulation Agent with regard to the tax consequences to Noteholders, Beneficial Owners or Direct Participants arising from the exchange of Notes in the Offer for the receipt of the relevant Cash Amount and New Notes.  It hereby acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Offer and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Issuer, the Lender, the Borrower, the

33

Dealer Manager, the Trustee, the Exchange and Tabulation Agent or any other person in respect of such taxes and payments;

(o)                                 it is not a person to whom it is unlawful to make an invitation under the Offer or issue New Notes under applicable laws;

(p)                                 it understands that the New Notes have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States and that the Offer will be made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the Exchange Act and pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Any new securities issued pursuant to the Offer will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent and proportion as the securities tendered into the Offer;

(q)                                 it is outside the United Kingdom or, if it is located within the United Kingdom, it is a person falling within the definition of Investment Professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”)) or within Article 43 of the Order, or other persons to whom it may lawfully be communicated in accordance with the Order;

(r)                                    it is not resident in Canada, Australia or Japan and/or located in Canada, Australia or Japan, that it received this Exchange Offer and Consent Solicitation Memorandum and the invitation outside Canada, Australia or Japan and it is not acting on behalf of persons resident in Canada, Australia or Japan and/or located in Canada, Australia or Japan;

(s)                                   it has full power and authority to submit for exchange and transfer the Notes thereby submitted for exchange and if such Notes are accepted for exchange by the Borrower (on behalf of the Issuer), such Notes will be transferred to, or to the order of, the Issuer with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto.  It will, upon request, execute and deliver any additional documents and/or do such other things deemed by the Borrower to be necessary or desirable to complete the transfer and cancellation of the Notes and delivery of the Consents related to such Notes or to evidence such power and authority;

(t)                                    it shall indemnify the Borrower, the Dealer Manager, the Issuer, the Lender, the Trustee and the Exchange and Tabulation Agent against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the acknowledgements, representations, warranties and/or undertakings given pursuant to, the Offer (including any Offer thereunder) by any such holder;

(u)                                no information has been provided to it by the Borrower, the Lender, the Issuer, the Dealer Manager, the Trustee or the Exchange and Tabulation Agent, or any of their respective directors, officers, employees, agents or affiliates with regard to the tax consequences for holders of Notes or New Notes arising from the tender of Notes pursuant to the Offer and the receipt of the Exchange Consideration in respect of such Notes accepted for purchase, and it acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its tendering Notes pursuant to the Offer and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Borrower, the Lender, the Dealer Manager, the Trustee, the Issuer or the Exchange and Tabulation Agent, or any of their respective directors, officers, employees, agents or affiliates, or any other person, in respect of such taxes and payments;

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(v)                                 it has observed all relevant laws and acquired all necessary consents, approvals or authorisations of, or made all registrations, filings or declarations with, any court, regulatory authority, governmental agency or stock exchange or any other person, that are required in connection with its Offer; and

(w)                               it holds and will hold, until the time of settlement on the Settlement Date, the Notes blocked in Euroclear or Clearstream, Luxembourg and, in accordance with the requirements of Euroclear or Clearstream, Luxembourg and by the deadline required by Euroclear or Clearstream, Luxembourg, it has submitted, or has caused to be submitted, an Electronic Instruction Notice to Euroclear or Clearstream, Luxembourg, as the case may be, to authorise the blocking of the submitted Notes with effect on and from the date thereof so that, at any time pending the transfer of such Notes on the Settlement Date to the Issuer or on its behalf and the cancellation thereof, no transfers of such Notes may be effected.

The receipt from the Noteholder or from a Direct Participant on behalf of a Beneficial Owner of an Electronic Instruction Notice by the relevant Clearing System will constitute instructions to debit the securities in such Noteholder’s or Direct Participant’s account on the Settlement Date in respect of all of the Notes that such Noteholder or Direct Participant has submitted for exchange, upon receipt by the relevant Clearing System of an instruction from the Exchange and Tabulation Agent to receive those Notes for the account of the Borrower (on behalf of the Issuer) and against credit of the New Notes, subject to the automatic withdrawal of those instructions in the event that the Offer is terminated by the Borrower (acting on behalf of the Issuer) on or prior to the Expiration Deadline or the withdrawal of such Electronic Instruction Notice in accordance with the procedure set out in this Exchange Offer and Consent Solicitation Memorandum.

10                                  Responsibility for Delivery of Electronic Instruction Notices

(a)                                 None of the Issuer, the Lender, the Borrower, the Dealer Manager, the Trustee or the Exchange and Tabulation Agent will be responsible for the communication of offers to exchange and corresponding Electronic Instruction Notices by:

•                                Beneficial Owners to the Direct Participants through which they hold Notes; or

•                                the Direct Participant to the relevant Clearing System.

(b)                                 If a Beneficial Owner holds its Notes through a Direct Participant or an Intermediary, such Beneficial Owner should contact that Direct Participant or Intermediary to discuss the manner in which exchange acceptances and transmission of the corresponding Electronic Instruction Notice and, as the case may be, transfer instructions may be made on its behalf.

(c)                                  In the event that the Direct Participant through which a Beneficial Owner holds its Notes is unable to submit an Electronic Instruction Notice on its behalf, such Beneficial Owner should telephone the Dealer Manager or the Exchange and Tabulation Agent for assistance.

(d)                                 Noteholders, Direct Participants and Beneficial Owners are solely responsible for arranging the timely delivery of their Electronic Instruction Notices.

(e)                                  If a Beneficial Owner offers its Notes through a Direct Participant, such Beneficial Owner should consult with that Direct Participant as to whether it will charge any service fees in connection with the participation in the Offer.

11                                  Withdrawal Rights

(a)                                 Noteholders may not revoke their offers to participate in the Exchange Offer unless the Borrower (acting on behalf of the Issuer) in its sole discretion, amends, terminates or

35

withdraws the Offer, at any time up to and including the applicable date on which the acceptance of the Exchange Offer is announced, in a manner that is materially adverse to Noteholders in the opinion of the Borrower (in consultation with the Dealer Manager).  In such circumstances, a valid withdrawal of Notes offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of the Consents related to such Notes.

(b)                                 Noteholders and Beneficial Owners are advised to check with their bank, securities broker or any other intermediary through which they hold their Notes whether such bank, securities broker or other intermediary would require receiving instructions to participate in, or withdraw their instruction to participate in, the Offer prior to the deadlines set out in this Exchange Offer and Consent Solicitation Memorandum (also refer to “Procedure for Offering to Exchange Notes and Delivering Consents” above).

12                                  Amendment, Termination or Extension

(a)                                Subject to applicable law and as provided herein, the Borrower (acting on behalf of the Issuer) may, in its sole discretion, amend, terminate or withdraw the Offer at any time up to and including the date on which the acceptance of the Exchange Offer is announced.  If any amendments to the terms and conditions of the Offer are materially adverse to Noteholders, in the opinion of the Borrower (in consultation with the Dealer Manager), the Borrower (on behalf of the Issuer) may extend the Expiration Deadline for such period as deemed reasonable by the Borrower in its sole discretion and subject to applicable law.  Notice will be given to Noteholders by the Exchange and Tabulation Agent (on behalf of the Borrower) if the terms and conditions of the Offer are amended or if the Offer is terminated or withdrawn.  Noteholders will have the right to withdraw their acceptance of the Exchange Offer or any Consents for a period of 2 Business Days from the date of notification of any materially adverse amendments to the terms and conditions of the Offer.

(b)                                 The Borrower (on behalf of the Issuer) expressly reserves the right, in its sole discretion, at any time and from time to time, to extend or reopen the period during which (i) the Exchange Offer is open by giving written notice of such extension and (ii) the Consent Solicitation is open by giving written notice of such extension, in each case, to the Exchange and Tabulation Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law.  During any extension or reopening of the Exchange Offer, all Notes previously tendered and not accepted for exchange will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Exchange Offer, be accepted for exchange by the Borrower (acting on behalf of the Issuer).  During any extension or reopening of the Consent Solicitation, all Consents to the Proposed Amendments validly delivered to the Exchange and Tabulation Agent will remain effective unless validly revoked under the limited circumstances described in (a) above.

13                                  Participation by the Dealer Manager and the Lender

The Dealer Manager and the Lender may submit Electronic Instruction Notices for their own respective accounts and, subject to offer restrictions, on behalf of other Noteholders.

14                                  Governing Law

The terms of the Offer (including any non-contractual obligations arising out of or in respect of the Offer) shall be governed by and construed in accordance with English law.  A Noteholder (or Direct Participant, as applicable) irrevocably and unconditionally agrees for the benefit of the Issuer, the Lender, the Borrower, the Dealer Manager, the Trustee and the Exchange and Tabulation Agent that the courts of England and Wales are to have jurisdiction to settle any disputes which may arise out of or in connection with the Offer and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

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15                                  Miscellaneous

Assistance: Noteholders who need assistance with respect to the procedure relating to making an offer to exchange should contact the Exchange and Tabulation Agent, the contact details for whom appear on the back cover of this Exchange Offer and Consent Solicitation Memorandum.

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TAX CONSEQUENCES

In view of the number of different jurisdictions where tax laws may apply to a Noteholder, this Exchange Offer and Consent Solicitation Memorandum does not discuss the tax consequences for Noteholders arising from the exchange of Notes in the Exchange Offer for cash and/or New Notes, the exchange of Notes by the Issuer following the Consent Solicitation pursuant to the Proposed Amendments or (save as set out in the Prospectus) in relation to the New Notes.  Noteholders are urged to consult their own professional advisers regarding these possible tax consequences under the laws of the jurisdictions that apply to them or to the exchange of their Notes, the Exchange Consideration and any Accrued Interest.  Noteholders are liable for their own taxes and have no recourse to the Issuer, the Borrower, the Lender, the Dealer Manager, the Trustee or the Exchange and Tabulation Agent with respect to taxes arising in connection with the Offer or the Proposed Amendments.

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CERTAIN MATERIAL DIFFERENCES IN THE CONDITIONS

There are a number of differences between the terms and conditions of the Notes and the New Notes.  The following table sets out some of those differences, but does not include all of the information included in the respective terms and conditions and does not contain all of the information required to make an investment decision regarding the Offer.  This information is qualified by reference to the provisions of (a) the terms and conditions relating to the Notes, the Original Trust Deed and the Original Loan Agreement relating thereto and (b) the terms and conditions relating to the New Notes, the New Notes Trust Deed and the  Amended and Restated Loan Agreement relating thereto.  It is intended that the Issuer will issue further New Notes on the Settlement Date that will be fungible with the New Notes from issue.

Capitalised expressions in this table have the meanings ascribed to them in the relevant terms and conditions of the Notes or the New Notes, as applicable.

Provision	Notes
Aggregate Principal Amount:	US$100,000,000 (representing an economic value on maturity of US$95,000,000 following the application of a pool factor of 0.95 by the Clearing Systems)(5)

Rate of Interest:	10.5% fixed rate

Payment Dates:	25 January and 25 July in each year

Maturity:	25 January 2014

Denomination:

US$150,000 and integral multiples of US$1,000 in excess thereof (representing economic values on maturity of US$142,500 and US$950, respectively, following the application of a pool factor of 0.95 by the Clearing Systems).

Noteholder meeting quorum requirements and voting thresholds:

The provisions governing the convening and holding of the Noteholder Meeting are set out in Schedule 4 (Provisions for Meeting of Noteholders) to the Principal Trust Deed.  An original meeting shall be quorate if one or more persons present in person holding Notes or being proxies or representatives and holding or representing in the aggregate a clear majority in principal amount of the Notes for the time being outstanding; provided that at any meeting the business of which includes the modification of certain provisions of the Notes, the conditions of the Notes or the Original Trust Deed (including, inter alia, modifying the date of maturity of the Notes or any date for payment of interest thereon, or reducing the amount of principal or interest payable in respect of the Notes or altering the currency of payment of the Notes), the quorum shall be one or more persons holding or representing in the aggregate not less than two-thirds in principal amount of the Notes for the time being

(5)                   Noteholders should note that a pool factor of 0.95 has been applied by the Clearing Systems to the Notes so that the actual aggregate outstanding principal amount of the Notes on the date of this Exchange Offer and Consent Solicitation Memorandum is US$95,000,000.

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Provision	Notes
outstanding. Votes in favour of the Extraordinary Resolution must represent not less than 75 per cent. of the votes cast, for the Extraordinary Resolution to be duly passed.

Provision	New Notes
Aggregate Principal Amount:	US$[•]

Rate of Interest:

First coupon equivalent to interest accrued from and including 25 July 2013 to, but excluding, the Settlement Date at the rate of 10.5% and at the rate of 9.125% from and including the Settlement Date to, but excluding, 25 January 2014, being the previous interest payment date of the Notes

Payment Dates:	25 January and 25 July in each year

Maturity:	25 January 2019

Denomination:	US$142,500 and integral multiples of US$950 in excess thereof.

Negative Pledge:	The same as the Notes, see Clause 14.5 (Negative Pledge) of the Amended and Restated Loan Agreement, as set out in the Preliminary Prospectus.

Events of Default:	The same as the Notes, see Clause 15 (Events of Default) of the Amended and Restated Loan Agreement, as set out in the Preliminary Prospectus.

Covenants:	The same as the Notes, see Condition 14 (Covenants) of the Amended and Restated Loan Agreement, as set out in the Preliminary Prospectus.

Noteholder meeting quorum requirements and voting thresholds:

The provisions governing the convening and holding of the Noteholder Meeting will be as set out in Schedule 4 (Provisions for Meeting of Noteholders) to the New Notes Trust Deed.  An original meeting shall be quorate if one or more persons is present in person holding New Notes or being proxies or representatives and holding or representing more than half of the aggregate principal amount of the New Notes, unless such original meeting includes consideration of proposals in respect of a Reserved Matter (as defined in the New Notes Trust Deed), in which case the necessary quorum will be one or more persons holding or representing not less than two-thirds of the aggregate principal amount of the New Notes for the time being outstanding.  Votes in favour of the Extraordinary Resolution must represent not less than 75 per cent. of the votes cast, for the Extraordinary Resolution to be duly passed.

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NOTEHOLDER MEETING

The Noteholder Meeting will be held in accordance with the provisions of Schedule 4 (Provisions for Meeting of Noteholders) to the Principal Trust Deed.  A copy of the Original Trust Deed (certain relevant provisions of which are summarised below) and other relevant documents listed below are available for inspection by Noteholders during normal business hours at the office of the Trustee and the Principal Paying Agent.  In the case of any difference or inconsistency between this summary and the provisions of the Original Trust Deed, the provisions of the Original Trust Deed shall prevail.

The following documents are available, along with additional copies of this Exchange Offer and Consent Solicitation Memorandum, for inspection, as indicated below, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted), at the offices of the Trustee and the Principal Paying Agent in advance of the Noteholder Meeting:

(a)                                 the Original Trust Deed;

(b)                                 the Original Loan Agreement;

(c)                                  the Original Agency Agreement;

(d)                                 form of the Second Supplemental Trust Deed;

(e)                                  form of the Second Supplemental Loan Agreement;

(f)                                   form of the New Notes Trust Deed;

(g)                                  form of the New Notes Agency Agreement;

(h)                                 form of the Amended and Restated Loan Agreement; and

(i)                                     form of the Amended and Restated Sub-participation Agreement.

The Noteholder Meeting will be convened to consider the Extraordinary Resolution.  The Extraordinary Resolution may only be considered at the Noteholder Meeting if such Noteholder Meeting is quorate.  The quorum and voting requirements are set out in the Noteholder Meeting Provisions, and are summarised under “Procedures at the Noteholder Meeting—Quorum Requirement” below.  If the Extraordinary Resolution is passed, the Trustee will be authorised and directed to enter into the Second Supplemental Trust Deed with the Issuer to amend the Original Trust Deed and the Conditions to reflect the Proposed Amendments.

Participation at the Noteholder Meeting

The Notes are currently represented by the Global Note Certificate held by and registered in the name of BT Globenet Nominees Limited as nominee for Euroclear and Clearstream, Luxembourg.  The Notes cannot be physically offered for exchange.  Each Beneficial Owner, being a person who is the owner of a particular principal amount of the Notes, as shown in the records of Euroclear or Clearstream, Luxembourg or its Direct Participant, should note that such person will not be a Noteholder for the purposes of the Notice of Noteholder Meeting and will only be entitled to attend and vote at the Noteholder Meeting or to cause the appointment of a proxy to do so in accordance with the procedures set out below.  On this basis, the only Noteholder for the purposes of the Notice of Noteholder Meeting will be the registered holder of the Global Note Certificate, which is BT Globenet Nominees Limited as nominee for Euroclear and Clearstream, Luxembourg.  Receipt from the Direct Participant on behalf of a Beneficial Owner of an Electronic Instruction Notice by the relevant Clearing System will be deemed to constitute delivery of the Consents and instruction to the Noteholder to complete and sign a form of proxy or Block Voting Instruction in accordance with

41

Schedule 4 (Provisions for Meeting of Noteholders) to the Principal Trust Deed and in such form of proxy or Block Voting Instruction to authorise and instruct the applicable proxies to attend the Noteholder Meeting (and any adjournment thereof), and to cast the votes corresponding to such Notes offered for exchange in favour of the Extraordinary Resolution approving the Proposed Amendments at such Noteholder Meeting (or any adjournment thereof).  It is intended that the Exchange and Tabulation Agent shall perform the role of proxy at the Noteholder Meeting.

A Noteholder who does not participate in the Exchange Offer but wishes to participate in the Noteholder Meeting and vote for or against the Extraordinary Resolution should refer to the Voting and Quorum section of the Notice of Noteholder Meeting attached hereto.

Timing for Voting Instructions

No Voting Instructions will be accepted after the Voting Instructions Deadline.

No Brokerage Fees

Noteholders and Direct Participants will not be obliged to pay brokerage fees or commissions to the Dealer Manager, the Borrower, the Lender or the Issuer in connection with giving Voting Instructions or casting votes at the Noteholder Meeting.

No Revocation of Voting Instructions

Voting Instructions from Beneficial Owners or Direct Participants not offering their Notes in the Exchange Offer shall be irrevocable provided, however that in the event that the Borrower (acting on behalf of the Issuer), in its sole discretion, amends, terminates or withdraws an Offer, at any time up to and including the applicable date on which the acceptance of the Exchange Offer is announced, in a manner that is materially adverse to Noteholders in the opinion of the Borrower (in consultation with the Dealer Manager), Noteholders shall be permitted, subject to the conditions set out herein, to revoke any Consents or Voting Instructions delivered in relation thereto for a period of 2 Business Days from the date of notification of any materially adverse amendments to the terms and conditions of the Offer.

With respect to the limited situations when a Voting Instruction may be revoked as set out above, to be effective, any notice of revocation must indicate the relevant Voting Instructions to be revoked and must be received prior to the Voting Instructions Deadline in the same manner as the original Voting Instructions.  Beneficial Owners who are not Direct Participants must arrange either directly or through their Intermediary to contact the Direct Participant through which they hold the Notes to deliver notice of such revocation to the relevant Clearing System prior to the Voting Instructions Deadline.  Such Beneficial Owners should give such directions to their Intermediary sufficiently in advance to ensure receipt by Euroclear or Clearstream, Luxembourg of any such notice of revocation prior to the Voting Instructions Deadline and within the time limit specified by such Clearing System.

Termination

The Borrower, on behalf of the Issuer, reserves the right, at its discretion and subject to applicable law, at any time to withdraw or terminate the Proposed Amendments, as set out herein (subject to compliance with the terms of the Original Trust Deed).  Any such withdrawal or termination will be notified to Noteholders promptly via the Clearing Systems.

Procedures at the Noteholder Meeting

Noteholders should note the quorum requirements for the Noteholder Meeting set out below.  Noteholders should be aware that if Noteholders present or represented at a Noteholder Meeting are insufficient to meet these quorum requirements then the Extraordinary Resolution to be considered at

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such Noteholder Meeting cannot be considered at such Noteholder Meeting but will be considered at the relevant adjourned meeting, which will have lower quorum requirements; see “Quorum Requirements” below.

Notices

The Notice of Noteholder Meeting is set out on pages 44 to 59 (inclusive) of this Exchange Offer and Consent Solicitation Memorandum.  The Notice of Noteholder Meeting is delivered on the date of this Exchange Offer and Consent Solicitation Memorandum.

Chairman

The chairman of the Noteholder Meeting (who may, but need not be, a Noteholder) will be nominated in writing by the Trustee.  If no such nomination is made or if the nominated chairman is not present at the Noteholder Meeting within 15 minutes after the time fixed for such Noteholder Meeting, then the Noteholders or their proxies who are present at such Noteholder Meeting shall choose a chairman from the Noteholders or proxies present at such meeting, failing which, the Issuer may appoint a chairman (who may, but need not be, a Noteholder).  The chairman of an adjourned meeting does not have to be the same person as the chairman of the original meeting that was adjourned.

Quorum Requirement

The Extraordinary Resolution may only be considered at the Noteholder Meeting if the Noteholder Meeting is quorate.  The matters to be considered at the Noteholder Meeting are Reserved Matters (as defined below).  The Noteholder Meeting will be quorate if at least two or more persons being entitled to vote (whether as a Noteholder or as proxy) are present at the Noteholder Meeting who together hold or represent the requisite principal amount of outstanding Notes for the quorum requirement set out below across from “Original Noteholder Meeting”.  If within 15 minutes after the time fixed for the Noteholder Meeting a quorum is not present, it will be adjourned to a later time and date in accordance with the Principal Trust Deed.  When the Noteholder Meeting resumes following adjournment, the Principal Trust Deed makes provision for a lower quorum requirement set out below across from “Adjourned Noteholder Meeting”.

The quorum requirements are as follows:

Noteholder Meeting	Quorum Requirement

Original Noteholder Meeting

One or more persons present in person (not being the Borrower or any of its subsidiaries) holding Notes or being proxies or representatives and holding or representing in the aggregate a clear majority in principal amount of the Notes for the time being outstanding; provided that at any meeting the business of which includes the modification of certain provisions of the Notes, the conditions of the Notes or the Original Trust Deed (including, inter alia, modifying the date of maturity of the Notes or any date for payment of interest thereon, or reducing the amount of principal or interest payable in respect of the Notes or altering the currency of payment of the Notes, collectively, the “Reserved Matters”), the quorum shall be one or more persons (not being the Borrower or any of its subsidiaries) holding or representing in the aggregate not less than two-thirds in principal amount of the Notes for the time being outstanding.

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Noteholder Meeting	Quorum Requirement

Adjourned Noteholder Meeting

One or more persons present in person (not being the Borrower or any of its subsidiaries) holding Notes or being proxies or representatives (whatever the principal amount of the Notes so held or represented by them) shall form a quorum, unless the matters to be considered are Reserved Matters in which case the quorum shall be one or more persons present in person (not being the Borrower or any of its subsidiaries) holding Notes or being proxies or representatives and holding or representing in the aggregate not less than one-third in principal amount of the Notes for the time being outstanding.

Voting

Every question submitted to a Noteholder Meeting (or any adjournment thereof) will be decided in the first instance by a show of hands and, in the case of equality of votes, the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Noteholder or as a proxy or representative.  At a Noteholder Meeting (or any adjournment thereof), unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman, the Issuer, the Trustee or by any one or more persons representing or holding not less than one fiftieth of the aggregate principal amount of the Notes for the time being outstanding or being a proxy or representative, a declaration by the chairman that the resolution has been carried or carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number of votes recorded in favour of or against such resolution.

Subject as mentioned in the following paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs.  The valid demand for a poll shall not prevent the continuation of the relevant meeting for the transaction of any business other than the question on which the poll has been demanded.

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

On a show of hands, every person (not being the Borrower or any of its subsidiaries) who is present in person or is a proxy or a registered holder of a Note shall have one vote.

On a poll, every person (not being the Borrower or any of its subsidiaries) who is so present shall have one vote in respect of each US$1,000 in aggregate face amount of the Notes for the time being outstanding held or represented by him (representing an economic value on maturity of US$950 in aggregate face amount of the Notes for the time being outstanding held or represented by him following the application of a pool factor of 0.95 by the Clearing Systems).

Without prejudice to the obligations of the proxies named in any form of proxy, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

Votes in favour of the Extraordinary Resolution must represent a majority of not less than 75 per cent. of the persons voting thereat upon a show of hands or, if a poll is duly demanded, then by a majority consisting of not less than 75 per cent. of the votes cast, for the Extraordinary Resolution to be duly passed, subject to the other Effectiveness Conditions.

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THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF NOTEHOLDERS.  IF
NOTEHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD
CONSULT THEIR OWN INDEPENDENT FINANCIAL ADVISERS AUTHORISED UNDER THE FINANCIAL
SERVICES AND MARKETS ACT 2000 IMMEDIATELY

NOTICE OF MEETING

of the holders of the

Finance and Credit Ukraine B.V.

(a private company with limited liability incorporated under the laws of The Netherlands)
(the “Issuer”)

US$100,000,000 (representing an economic value on maturity of US$95,000,000 following the application of a pool factor of 0.95 by the Clearing Systems)(6) 10.5% Loan Participation Notes due 2014 (the “Notes”)
and listed on the official list of the Irish Stock Exchange (the “ISE”)

Common Code: 027546587             ISIN: XS0275465879

Dealer Manager

VTB CAPITAL

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 4 (Provisions for Meeting of Noteholders) to the trust deed dated 24 November 2006 (the “Principal Trust Deed”) as supplemented pursuant to a supplemental trust deed dated 14 January  2010 (the “First Supplemental Trust Deed” and, together with the Principal Trust Deed, the “Original Trust Deed”) between the Issuer and Deutsche Trustee Company Limited (the “Trustee”), in respect of the above-referenced Notes, a meeting (the “Noteholder Meeting”) of the holders of the Notes (the “Noteholders”) convened by the Issuer will be held at 9am (London time) on 12 December 2013 at the offices of DLA Piper UK LLP, at 3 Noble Street, London EC2V 7EE, United Kingdom, for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Original Trust Deed.  If within fifteen minutes after such time a quorum is not present, the Noteholder Meeting will be adjourned until 24 December 2013 (at the same location).  Unless the context otherwise requires, capitalised terms used in this Notice of Noteholder Meeting (including the Extraordinary Resolution) shall bear the meanings given to them in the Original Trust Deed and/or the Exchange Offer and Consent Solicitation Memorandum of the Issuer dated 26 November 2013 (the “Exchange Offer and Consent Solicitation Memorandum”).

EXTRAORDINARY RESOLUTION

THE TERMS OF THE EXTRAORDINARY RESOLUTION are as follows:

“THAT this Meeting of the holders (the “Noteholders”) of the US$100,000,000 (representing an economic value on maturity of US$95,000,000 following the application of a pool factor of 0.95 by

(6)   Noteholders should note that a pool factor of 0.95 has been applied by the Clearing Systems to the Notes so that the actual aggregate outstanding principal amount of the Notes on the date of this Exchange Offer and Consent Solicitation Memorandum is US$95,000,000.

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the Clearing Systems)(7) 10.5% Loan Participation Notes due 2014 (the “Notes”) of Finance and Credit Ukraine B.V. (the “Issuer”), constituted by the trust deed dated 24 November 2006 (the “Principal Trust Deed”) as supplemented pursuant to a supplemental trust deed dated 14 January  2010 (the “First Supplemental Trust Deed” and, together with the Principal Trust Deed, the “Original Trust Deed”) between the Issuer and Deutsche Trustee Company Limited (the “Trustee”) hereby:

1              RESOLVES to assent to and approve the modification of the terms and conditions of the Notes (such terms and conditions being set forth in the schedule to the First Supplemental Trust Deed) by making the following amendments:

(i)            to insert the words “as amended and supplemented from time to time” after the words “between the Lender and the Borrower” in the last line of the third paragraph of the terms and conditions of the Notes;

(ii)           to delete the existing Condition 1.1 (Form and Denomination) in its entirety and replace it with the following wording:

“1.1        Form and Denomination

The Notes are in registered form, without interest coupons attached, in denominations of U.S.$150,000 (representing an economic value on maturity of U.S.$142,500 principal amount of Notes following the application of a pool factor of 0.95 by the clearing systems) and integral multiples of U.S.$1,000 (representing an economic value on maturity of U.S.$950 principal amount of Notes following the application of a pool factor of 0.95 by the clearing systems) in excess thereof (each, an Authorised Holding).”;

(iii)          to delete the words “in accordance with Condition 14 (Notices)” in Condition 5.3.2;

(iv)          to delete the existing Condition 5.4 (No Other Redemption by Issuer) in its entirety and replace it with the following wording:

“5.4        No Other Redemption by Issuer

Except where the Loan is accelerated pursuant to Clause 15.13 (Acceleration) of the Loan Agreement, the Issuer shall not be entitled to redeem the Notes prior to that due date otherwise than as provided in Conditions 5.2 (Redemption by the Issuer), 5.3 (Redemption at the option of the Noteholders upon a Put Event) and Condition 5.8 (Additional Redemption at the Option of the Issuer).”;

(v)           to amend the reference in Condition 5.6 (Cancellation) to “Clause 7.6 (Reduction of Loan upon Cancellation of Notes) of the Loan Agreement” so that it shall be read and construed as reference to “Clause 7.5 (Reduction of Loan upon Cancellation of Notes) of the Loan Agreement”;

(vi)          to insert the words “, other than in respect of Notes redeemed pursuant to Condition 5.8 (Additional Redemption at the Option of the Issuer),” after the words “The Sub-Participation Agreement and the Loan Agreement each provide that” in the fifth and sixth lines of Condition 5.6 (Cancellation);

(7)   Noteholders should note that a pool factor of 0.95 has been applied by the Clearing Systems to the Notes so that the actual aggregate outstanding principal amount of the Notes as at the date of this Exchange Offer and Consent Solicitation Memorandum is US$95,000,000

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(vii)         to insert a new Condition 5.8 (Additional Redemption at the Option of the Issuer) which reads as follows:

“5.8        Additional Redemption at the Option of the Issuer

The Notes may be redeemed by the Issuer, in whole but not in part, on not less than five days’ nor more than 60 days’ notice, in exchange for a consideration of US$950 New Notes for every US$1,000 principal amount of Notes (representing an economic value on maturity of US$950 principal amount of Notes following the application of a pool factor of 0.95 by the clearing systems) provided that if the principal amount of New Notes to be delivered to any Noteholder as consideration under this Condition 5.8 (Additional Redemption at the Option of the Issuer) (the Consideration Amount) is less than US$950, then each such Noteholder’s Consideration Amount shall be rounded up to the nearest multiple of US$950.  Notice shall, for the purposes of this Condition 5.8 (Additional Redemption at the Option of the Issuer), be given on the day of its delivery to Euroclear and/or Clearstream, Luxembourg in lieu of the notice requirements under Condition 14 (Notices).

New Notes means US$ Denominated 9.125% Loan Participation Notes due 2019 of the Issuer.”;

(viii)        to insert the words “if applicable” after the words “in respect of the Reserved Rights” in the last line of the first paragraph of Condition 6.7 (Payment to the Issuer Account and the Lender Account);

(ix)          to insert the words “if applicable” after the words “in respect of the Reserved Rights” in the last line of the second paragraph of Condition 6.7 (Payment to the Issuer Account and the Lender Account) and deleting the words “to the Lender Account” in the fifth line of the second paragraph of Condition 6.7 (Payment to the Issuer Account and the Lender Account) and inserting the words “to the Lender Account” after the words “(less any amounts in respect of the Reserved Rights if applicable)” in the last line of the second paragraph of Condition 6.7 (Payment to the Issuer Account and the Lender Account);

(x)           to replace the words “to any modification of the Notes or the Trust Deed” in the sixth and seventh lines of the first paragraph of Condition 11.2 (Modification and waiver) with the words “to any modification of the Notes, the Trust Deed, the Loan Agreement or the Sub-Participation Agreement”;

(xi)          to delete the words “(in the sole option of the Trustee)” in the fourth and fifth lines of the Issuer Relevant Event definition in Condition 12 (Enforcement);

(xii)         to delete the words “(in the sole option of the Trustee)” in the fourth and fifth lines and the words “(in the sole option of the Trustee)” in the tenth and eleventh lines of the Lender Relevant Event definition in Condition 12 (Enforcement); and

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(xiii)        to delete the existing Condition 15 (Governing Law and Jurisdiction) in its entirety and replace it with the following:

“15         GOVERNING LAW, JURISDICTION AND ARBITRATION

15.1        Governing law

These Notes and the Trust Deed, and any non-contractual obligations arising out of or in relation to the Notes and the Trust Deed, are governed by, and shall be construed in accordance with, English law.

15.2        Arbitration

(a)           Any dispute or claim arising out of or in connection with the Notes or the Trust Deed (including any question regarding the existence, validity or termination of the Notes or the Trust Deed (as the case may be) or any non-contractual right or obligation arising out of or in connection with it) (a Dispute) shall be referred to an arbitration tribunal formed pursuant to and finally resolved by arbitration under the LCIA Arbitration Rules (the Rules), which Rules are deemed to be incorporated by reference into this Condition 15.2 (Arbitration).

(b)           The arbitral tribunal shall consist of three arbitrators. The claimant(s), irrespective of number, shall nominate jointly one arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator; and a third arbitrator, who shall serve as Chairman, shall be nominated by the two party-nominated arbitrators. For the avoidance of doubt, the parties to the Trust Deed agree that, for the purpose of Article 8.1 of the Rules, the claimant(s), irrespective of number, and the respondent(s), irrespective of number, constitute two separate sides for the formation of the arbitral tribunal.

(c)           In the event that either the claimant(s) or the respondent(s) fail to nominate an arbitrator in accordance with the Rules, such arbitrator shall be appointed by the LCIA Court within fifteen (15) days of such failure.

(d)           The seat of arbitration shall be London, England and the language of the arbitration shall be English.

(e)

(i)            If more than one arbitration is commenced under the Transaction Documents and any party contends that two or more such arbitrations raise similar issues of law or fact and that the issues should be resolved in one set of proceedings, the arbitral tribunal appointed in the first filed of such proceedings (the First Tribunal) shall have the power to determine (prior to the commencement of the oral phase in the first filed of such proceedings) whether in the interests of justice and efficiency the proceedings shall be consolidated.

(ii)           The tribunal in such consolidated proceedings shall be selected as follows: (a) the parties to the consolidated proceedings shall agree on the composition of the tribunal; and (b) failing such agreement within thirty (30) days of consolidation being ordered by the First Tribunal, the LCIA shall appoint all members of the tribunal within thirty (30)

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days of a written request by any of the parties to the consolidated proceedings.

(iii)          Any party to the consolidated proceedings shall be bound by the award rendered, even if it chooses not to participate in the consolidated proceedings.

(f)            No party may apply to the English court to determine any question of law arising in the course of the arbitration pursuant to Section 45 of the Arbitration Act 1996 or otherwise, or appeal to the English court on a question of law arising out of an award made in the arbitration pursuant to Section 69 of the Arbitration Act 1996 or otherwise.

(g)           The Issuer shall at all times maintain an agent for service of process and any other documents in proceedings in England in connection with the Trust Deed and the Notes.  Such agent shall be Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom (the Process Agent) and any claim form, judgment or other notice of legal process shall be sufficiently served on the Issuer if delivered to such Process Agent. The Issuer irrevocably undertakes not to revoke the authority of this Process Agent and if, for any reason, the Trustee or the Lender requests the Issuer to do so, the Issuer shall promptly appoint another such agent with an address in England and advise the Trustee and the Lender.  If, following such a request, the Issuer fails to appoint another agent within fifteen (15) calendar days, the Trustee and/or the Lender, as the case may be, shall be entitled to appoint one on behalf of the Issuer, at the expense of the Issuer. Nothing in this Condition 15.2(g) shall affect the right of the Trustee or the Lender to serve process in any other manner permitted by law.

15.3        Waiver of immunity

To the extent that the Issuer or the Lender may now or hereafter be entitled, in any jurisdiction in which any legal action or proceeding may at any time be commenced with respect to the Notes or the Trust Deed, to claim for itself or any of its undertakings, properties, assets or revenues present or future, any immunity (sovereign or otherwise) from (without limitation) suit, jurisdiction of any court or tribunal, attachment prior to judgment, attachment in aid of execution of a judgment or award, execution of a judgment or award or from set-off, banker’s lien, counterclaim or any other legal process or remedy with respect to its obligations under the Notes or the Trust Deed and/or to the extent that in any such jurisdiction there may be attributed to the Issuer or the Lender any such immunity (whether or not claimed), the Issuer and the Lender hereby irrevocably agree not to claim, and hereby waive, any such immunity. For the avoidance of doubt, the Issuer and the Lender also undertake not to otherwise contest the jurisdiction of any competent court (whether on grounds of forum non conveniens or otherwise) in which recognition and enforcement of a judgment or award obtained by a party under this Condition 15.3 (Waiver of immunity) is sought.

15.4        Consent

The Issuer and the Lender consent generally in respect of any arbitration or litigation proceedings to the giving of any relief by way of injunction or order for specific performance or for the recovery of any property whatsoever or other provisional or protective measures and to its property (irrespective of its use or intended use) being

49

subject to any process for the enforcement of a judgment/award or any process effected in the course or as a result of any action in rem.”

2              RESOLVES to modify the Original Trust Deed as follows:

(i)            all references in the Original Trust Deed and the Schedules thereto to “VTB Bank Europe plc” and “VTB Europe” shall be read and construed as references to “VTB Capital plc” and “VTB Capital” respectively;

(ii)           all references in the Original Trust Deed and the Schedules thereto to “Bank “Finance and Credit” Ltd.” shall be read and construed as references to “Public Joint Stock Company “Bank “Finance and Credit”“; and

(iii)          to delete Clause 21 (Law and Jurisdiction) of the Principal Trust Deed in its entirety and replace it with the following words:

“21.         LAW, JURISDICTION AND ARBITRATION

21.1        Governing law

This Trust Deed and the Notes, and any non-contractual obligations arising out of or in relation to this Trust Deed or the Notes, are governed by, and shall be construed in accordance with, English law.

21.2        Arbitration

21.2.1     Any dispute or claim arising out of or in connection with this Trust Deed (including any question regarding the existence, validity or termination of this Trust Deed or any non-contractual right or obligation arising out of or in connection with it) (a Dispute) shall be referred to an arbitration tribunal formed pursuant to and finally resolved by arbitration under the LCIA Arbitration Rules (the Rules), which Rules are deemed to be incorporated by reference into this Clause 21.2 (Arbitration).

21.2.2     The arbitral tribunal shall consist of three arbitrators. The claimant(s), irrespective of number, shall nominate jointly one arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator; and a third arbitrator, who shall serve as Chairman, shall be nominated  by the two party-nominated arbitrators. For the avoidance of doubt, the parties to this Trust Deed agree that, for the purpose of Article 8.1 of the Rules, the claimant(s), irrespective of number, and the respondent(s), irrespective of number, constitute two separate sides for the formation of the arbitral tribunal.

21.2.3     In the event that either the claimant(s) or the respondent(s) fail to nominate an arbitrator in accordance with the Rules, such arbitrator shall be appointed by the LCIA Court within fifteen (15) days of such failure.

21.2.4     The seat of arbitration shall be London, England and the language of the arbitration shall be English.

21.2.5

(i)            If more than one arbitration is commenced under the Transaction Documents and any party contends that two or more such arbitrations raise similar issues of law or fact and that the issues should be resolved in one set of proceedings, the arbitral tribunal appointed in the first filed of such proceedings (the First

50

Tribunal) shall have the power to determine (prior to the commencement of the oral phase in the first filed of such proceedings) whether in the interests of justice and efficiency the proceedings shall be consolidated.

(ii)           The tribunal in such consolidated proceedings shall be selected as follows: (a) the parties to the consolidated proceedings shall agree on the composition of the tribunal; and (b) failing such agreement within thirty (30) days of consolidation being ordered by the First Tribunal, the LCIA  shall appoint all members of the tribunal within thirty (30) days of a written request by any of the parties to the consolidated proceedings.

(iii)          Any party to the consolidated proceedings shall be bound by the award rendered, even if it chooses not to participate in the consolidated proceedings.

21.2.6     No party may apply to the English court to determine any question of law arising in the course of the arbitration pursuant to Section 45 of the Arbitration Act 1996 or otherwise, or appeal to the English court on a question of law arising out of an award made in the arbitration pursuant to Section 69 of the Arbitration Act 1996 or otherwise.

21.2.7     The Issuer shall at all times maintain an agent for service of process and any other documents in proceedings in England in connection with this Trust Deed.  Such agent shall be Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom (the Process Agent) and any claim form, judgment or other notice of legal process shall be sufficiently served on the Issuer if delivered to such Process Agent. The Issuer irrevocably undertakes not to revoke the authority of this Process Agent and if, for any reason, the Trustee or VTB Capital requests the Issuer to do so, the Issuer shall promptly appoint another such agent with an address in England and advise the Trustee and VTB Capital.  If, following such a request, the Issuer fails to appoint another agent within fifteen (15) calendar days, the Trustee and/or VTB Capital, as the case may be, shall be entitled to appoint one on behalf of the Issuer, at the expense of the Issuer. Nothing in this Sub-Clause 21.2.7 shall affect the right of the Trustee or VTB Capital to serve process in any other manner permitted by law.

21.3        Waiver of immunity

To the extent that the Issuer or VTB Capital may now or hereafter be entitled, in any jurisdiction in which any legal action or proceeding may at any time be commenced with respect to this Trust Deed, to claim for itself or any of its undertakings, properties, assets or revenues present or future, any immunity (sovereign or otherwise) from (without limitation) suit, jurisdiction of any court or tribunal, attachment prior to judgment, attachment in aid of execution of a judgment or award, execution of a judgment or award or from set-off, banker’s lien, counterclaim or any other legal process or remedy with respect to its obligations under this Trust Deed and/or to the extent that in any such jurisdiction there may be attributed to the Issuer or VTB Capital any such immunity (whether or not claimed), the Issuer and VTB Capital hereby irrevocably agree not to claim, and hereby waive, any such immunity. For the avoidance of doubt, the Issuer and VTB Capital also undertake not to otherwise contest the jurisdiction of any competent court (whether on grounds of forum non conveniens or otherwise) in which recognition and enforcement of a judgment or award obtained by a party under this Clause 21.3 (Waiver of immunity) is sought.

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21.4                        Consent

The Issuer and VTB Capital consent generally in respect of any arbitration or litigation proceedings to the giving of any relief by way of injunction or order for specific performance or for the recovery of any property whatsoever or other provisional or protective measures and to its property (irrespective of its use or intended use) being subject to any process for the enforcement of a judgment/award or any process effected in the course or as a result of any action in rem.”

3                                         RESOLVES THAT:

(i)             upon redemption of the Notes pursuant to Condition 5.8 (Additional Redemption at the Option of the Issuer), the Charged Property and the Transferred Rights (as such terms are defined in the Trust Deed) shall be released, reassigned or discharged absolutely from the Security Interests created by the Trust Deed; the Trustee, the Issuer and VTB Capital shall be released from all of its covenants and liabilities by or pursuant to the Trust Deed (other than those expressly stated to survive such termination) without delivery of any instrument or any further action by any party (other than those required by this sub-clause); and all rights to the Charged Property and the Transferred Rights shall revert to the Issuer and VTB Capital, respectively. At the request of the Issuer or VTB Capital (at the sole expense of the Issuer) following any such termination, the Trustee (as such term is defined in the Trust Deed) shall deliver to the Issuer or VTB Capital, as the case may be, any Charged Property or Transferred Rights held by the Trustee under the Trust Deed, and execute and deliver to the Issuer or VTB Capital, as the case may be, such documents as the Issuer or VTB Capital shall reasonably request to evidence such termination;

(ii)          upon redemption of the Notes pursuant to Condition 5.8 (Additional Redemption at the Option of the Issuer) and on the irrevocable and unconditional payment or discharge by the Issuer of all sums under the Trust Deed and the Notes (other than the outstanding amount of the Notes and any outstanding interest thereon) and the Issuer certifying such events to the Trustee in the form set out in Schedule 2 (Form of Certification of Irrevocable and Unconditional Discharge by Issuer of all Sums Under the Trust Deed and the Notes) of the Trust Deed, the Trustee, at the request and cost of the Issuer shall in the form set out in Schedule 3 (Form of Release, Reassignment or Discharge of Transferred Rights) of the Trust Deed release, reassign or discharge the Transferred Rights (as such term is defined in the Trust Deed) to, or to the order of, the Issuer or, as the case may be, VTB Capital;

(iii)       upon redemption of the Notes pursuant to Condition 5.8 (Additional Redemption at the Option of the Issuer), all instructions and authorisations of the Issuer, VTB Capital and the Trustee given to Deutsche Bank AG, London Branch in connection with the Issuer Account and/or the Lender Account (as such terms are defined in the Trust Deed) shall be revoked upon the Issuer, VTB Capital and the Trustee certifying such events to Deutsche Bank AG, London branch in the form set out in Schedules 4 (Lender Account Instructions) and 5 (Issuer Account Instructions), as applicable, to the Trust Deed;

(iv)      all Notes redeemed pursuant to Condition 5.8 (Additional Redemption at the Option of the Issuer) shall be surrendered for cancellation by the Issuer or any of its subsidiaries and shall be cancelled by the Registrar (as such terms are defined in the Trust Deed) whereupon the Agents’ duties pursuant to the Agency Agreement shall cease; and

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(v)         notwithstanding Condition 5.6 (Cancellation), upon redemption of the Notes pursuant to Condition 5.8 (Additional Redemption at the Option of the Issuer), the outstanding amount of the Loan (as such term is defined in the Trust Deed) under the Loan Agreement (as such term is defined in the Trust Deed) and the Sub-Participation (as such term is defined in the Trust Deed) under the Sub-Participation Agreement (as such term is defined in the Trust Deed), shall not be reduced pro tanto with effect from the date of cancellation by the Registrar (as such term is defined in the Trust Deed) of such Notes and the Issuer and VTB Capital shall be discharged from their obligations under Clause 2.3 (Covenant to Repay) and Clause 2.5 (Payment dependent on performance under the Sub-Participation Agreement) of the Trust Deed respectively.

4                                         RESOLVES to assent to and approve the modification of the loan agreement dated 16 November 2006 as amended and supplemented pursuant to a supplemental loan agreement dated 14 January 2010 (the Original Loan Agreement) by making the following amendments:

(i)                                     to delete the word “If” at the start of the second sentence of Clause 7.5 (Reduction of Loan upon Cancellation of Notes) of the Original Loan Agreement and replace it with the words “Other than in respect of Notes redeemed pursuant to Condition 5.8 (Additional Redemption at the Option of the Issuer), if”; and

(ii)                                  to delete Clause 24 (Law, Jurisdiction and Arbitration) of the Original Loan Agreement in its entirety and replace it with the following words:

“24.                         LAW, JURISDICTION AND ARBITRATION

24.1                        Governing law

This Agreement, and any non-contractual obligations arising out of or in relation to this Agreement, is governed by, and shall be construed in accordance with, English law.

24.2                        Arbitration

(a)                                 Any dispute or claim arising out of or in connection with this Agreement (including any question regarding the existence, validity or termination of this Agreement or any non-contractual right or obligation arising out of or in connection with it) (a Dispute) shall be referred to an arbitration tribunal formed pursuant to and finally resolved by arbitration under the LCIA Arbitration Rules (the Rules), which Rules are deemed to be incorporated by reference into this Clause 24.2 (Arbitration).

(b)                                 The arbitral tribunal shall consist of three arbitrators.  The claimant(s), irrespective of number, shall nominate jointly one arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator; and a third arbitrator, who shall serve as Chairman, shall be nominated by the two party-nominated arbitrators.  For the avoidance of doubt, the parties to this Agreement agree that, for the purpose of Article 8.1 of the Rules, the claimant(s), irrespective of number, and the respondent(s), irrespective of number, constitute two separate sides for the formation of the arbitral tribunal.

(c)                                  In the event that either the claimant(s) or the respondent(s) fail to nominate an arbitrator in accordance with the Rules, such arbitrator shall be appointed by the LCIA Court within fifteen (15) days of such failure.

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(d)                                 The seat of arbitration shall be London, England and the language of the arbitration shall be English.

(e)

(i)                                     If more than one arbitration is commenced under the Transaction Documents (as defined in the Trust Deed) and any party contends that two or more such arbitrations raise similar issues of law or fact and that the issues should be resolved in one set of proceedings, the arbitral tribunal appointed in the first filed of such proceedings (the First Tribunal) shall have the power to determine (prior to the commencement of the oral phase in the first filed of such proceedings) whether in the interests of justice and efficiency the proceedings shall be consolidated.

(ii)                                  The tribunal in such consolidated proceedings shall be selected as follows: (a) the parties to the consolidated proceedings shall agree on the composition of the tribunal; and (b) failing such agreement within thirty (30) days of consolidation being ordered by the First Tribunal, the LCIA shall appoint all members of the tribunal within thirty (30) days of a written request by any of the parties to the consolidated proceedings.

(iii)                               Any party to the consolidated proceedings shall be bound by the award rendered, even if it chooses not to participate in the consolidated proceedings.

(f)                                   No party may apply to the English court to determine any question of law arising in the course of the arbitration pursuant to Section 45 of the Arbitration Act 1996 or otherwise, or appeal to the English court on a question of law arising out of an award made in the arbitration pursuant to Section 69 of the Arbitration Act 1996 or otherwise.

(g)                                  The Borrower shall at all times maintain an agent for service of process and any other documents in proceedings in England in connection with this Agreement.  Such agent shall be Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom, United Kingdom (the Process Agent) and any claim form, judgment or other notice of legal process shall be sufficiently served on the Borrower if delivered to such Process Agent.  The Borrower irrevocably undertakes not to revoke the authority of this Process Agent and if, for any reason, the Lender requests the Borrower to do so, the Borrower shall promptly appoint another such agent with an address in England and advise the Lender.  If, following such a request, the Borrower fails to appoint another agent within fifteen (15) calendar days, the Lender shall be entitled to appoint one on behalf of the Borrower, at the expense of the Borrower.  Nothing in this Sub-Clause 24.2(g) shall affect the right of the Lender to serve process in any other manner permitted by law.

24.3                        Waiver of immunity

To the extent that the Lender or the Borrower may now or hereafter be entitled, in any jurisdiction in which any legal action or proceeding may at any time be commenced with respect to this Agreement, to claim for itself or any of its undertakings, properties, assets or revenues present or future, any immunity (sovereign or

54

otherwise) from (without limitation) suit, jurisdiction of any court or tribunal, attachment prior to judgment, attachment in aid of execution of a judgment or award, execution of a judgment or award or from set-off, banker’s lien, counterclaim or any other legal process or remedy with respect to its obligations under this Agreement and/or to the extent that in any such jurisdiction there may be attributed to the Lender or the Borrower any such immunity (whether or not claimed), the Lender or the Borrower hereby irrevocably agree not to claim, and hereby waive, any such immunity.  For the avoidance of doubt, the Lender and the Borrower also undertake not to otherwise contest the jurisdiction of any competent court (whether on grounds of forum non conveniens or otherwise) in which recognition and enforcement of a judgment or award obtained by a party under this Clause 24.3 (Waiver of immunity) is sought.

24.4                        Consent

The Lender and the Borrower consent generally in respect of any arbitration or litigation proceedings to the giving of any relief by way of injunction or order for specific performance or for the recovery of any property whatsoever or other provisional or protective measures and to its property (irrespective of its use or intended use) being subject to any process for the enforcement of a judgment/award or any process effected in the course or as a result of any action in rem.”

5                                         RESOLVES to assent to and approve the waiver of non-compliance by the Borrower with its obligations in: (i) Clause 14.11(a) (Financial Information) of the Original Loan Agreement to deliver in respect of the financial years ending on 31 December 2010, 31 December 2011 and 31 December 2012 copies of its audited consolidated financial statements prepared in accordance with IFRS not later than 160 days after the end of such financial year and the consequent requirement to deliver Officer’s Certificates in respect of such audited consolidated financial statements under Clause 14.18 (Compliance Certificates) of the Original Loan Agreement; and (ii) Clause 14.11(b) (Financial Information) of the Original Loan Agreement to deliver in respect of the six month periods ending on 30 June 2010, 30 June 2011, 30 June 2012 and 30 June 2013 copies of its unaudited consolidated financial statements prepared in accordance with IFRS not later than 90 days after the end of such periods and the consequent requirement to deliver Officer’s Certificates in respect of such unaudited consolidated financial statements under Clause 14.18 (Compliance Certificates) of the Original Loan Agreement, and in each case any other consequences as a result of such failures and to authorise, direct, request and empower the Lender to grant such waivers under the Second Supplemental Loan Agreement.

6                                         RESOLVES:

(i)                                     to authorise, direct, request and empower the Trustee to concur in and forthwith execute a supplemental trust deed to the Original Trust Deed (the “Second Supplemental Trust Deed”) (in the form available for inspection) and to consent to the Borrower, the Lender and the Issuer, as appropriate, concurring in and executing the Second Supplemental Loan Agreement and the Second Supplemental Trust Deed) to implement the modification of the Conditions of the Notes and the Original Trust Deed as set out in this Extraordinary Resolution (including any conforming changes), subject to the other Effectiveness Conditions;

(ii)                                  to assent and approve the modifications set out in this Extraordinary Resolution to the Original Loan Agreement in the form of the Second Supplemental Loan Agreement, subject to the other Effectiveness Conditions;

(iii)                               to assent and approve the amendment and restatement of the Original Loan Agreement and the Original Sub-Participation Agreement on the terms and in the

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form attached in Appendices B and C of the Exchange Offer and Consent Solicitation Memorandum with effect from around the Settlement Date;

(iv)                              to sanction and approve every modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of Noteholders appertaining to the Notes against the Issuer, the Borrower, and the Trustee involved or resulting from or to be effected by this Extraordinary Resolution (whether or not those rights arise under the Original Trust Deed, the Original Loan Agreement, the Original Sub-Participation Agreement or the Conditions, the Original Agency Agreement and their implementation), subject to the other Effectiveness Conditions;

(v)                                 to authorise and direct the Trustee to concur in taking all steps considered by it in its sole discretion to be necessary, desirable or expedient to carry out and give effect to this Extraordinary Resolution; and

(vi)                              that each of the Trustee and the Agents be discharged and exonerated from all liability for which it may have become or may become liable under the Original Trust Deed, the Original Loan Agreement, the Original Sub-Participation Agreement, the Original Agency Agreement, or the Notes in respect of any act or omission including, without limitation, in connection with this Extraordinary Resolution or its implementation or non-implementation in the event that the Effectiveness Conditions are not satisfied, such modifications or the implementation of those modifications even if it is found subsequently there is a defect in the passing of this Extraordinary Resolution or for any reason this Extraordinary Resolution is not binding on current or subsequent Noteholders or their heirs or assignees.

PROVIDED THAT the effectiveness of paragraphs (1) to (6) (inclusive) of this Extraordinary Resolution are conditional upon:

(a)                                 confirmation that the Prospectus has been approved by the Central Bank of Ireland (as competent authority) and the ISE and will be published in accordance with the Prospectus Directive; and

(b)                                 confirmation that the amendments to the Original Loan Agreement set out in the Amended and Restated Loan Agreement have been registered with the NBU.

Background

The Exchange Offer and Consent Solicitation Memorandum of the Issuer, a copy of which is available as indicated below, explains the background to and reasons for, gives full details of, and invites Noteholders to approve (at the Noteholder Meeting) the proposed amendments set out in the above Extraordinary Resolution.

Effectiveness Conditions to the Extraordinary Resolution

The acceptance of any valid offers to exchange Notes and the effectiveness of the Proposed Amendments pursuant to the Offer are subject to the Effectiveness Conditions (as defined in the Exchange Offer and Consent Solicitation Memorandum).  If the Effectiveness Conditions are not satisfied by the Effectiveness Conditions Long Stop Date (as defined in the Exchange Offer and Consent Solicitation Memorandum), then the proposed amendments in paragraphs (1) to (6) (inclusive) of the Extraordinary Resolution shall not take effect.

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Documents Available for Inspection

Noteholders may, at any time during normal business hours on any weekday (not including Saturdays, Sundays and bank and other public holidays) prior to the Noteholder Meeting, inspect copies of the documents set out below at the offices of the Trustee and the Principal Paying Agent in respect of the Notes:

(a)                                 the Original Trust Deed;

(b)                                 the Original Loan Agreement;

(c)                                  the Original Agency Agreement;

(d)                                 form of the Second Supplemental Trust Deed;

(e)                                  form of the Second Supplemental Loan Agreement;

(f)                                   form of the New Notes Trust Deed;

(g)                                  form of the New Notes Agency Agreement;

(h)                                 form of the Amended and Restated Loan Agreement; and

(i)                                     form of the Amended and Restated Sub-participation Agreement.

Copies of the Exchange Offer and Consent Solicitation Memorandum and the form of proxy (referred to below) are available for collection at the specified offices of the Principal Paying Agent and the Registrar.

General

Noteholders should pay particular attention to the requirements in respect of a quorum for the Noteholder Meeting and an adjourned Noteholder Meeting (if applicable) which are set out below.  In light of such requirements, Noteholders are strongly urged either to attend the Noteholder Meeting or to take the steps referred to below as soon as possible in order to be represented by proxy at the Noteholder Meeting.

None of VTB Capital plc as the dealer manager (the “Dealer Manager”), the Lender or the Trustee express any view or make any recommendations as to the merits of the Extraordinary Resolution or any view on whether the Noteholders, whether individually or as a class, would be acting in their best interests in voting for or against the Extraordinary Resolution, but the Trustee has authorised it to be stated that it has no objection to the Extraordinary Resolution being put to Noteholders for their consideration.  The Trustee, the Lender and the Dealer Manager have not been involved in formulating or negotiating the Extraordinary Resolution relating to the Notes and neither such party makes any representation that all relevant information has been disclosed to the Noteholders in or pursuant to the Exchange Offer and Consent Solicitation Memorandum and this Notice.  Neither the Dealer Manager, the Lender nor the Trustee has verified any of the statements made in the Exchange Offer and Consent Solicitation Memorandum or in this Notice.

Nothing in the Exchange Offer and Consent Solicitation Memorandum or this Notice should be construed as a recommendation to the Noteholders from the Trustee, the Lender or the Dealer Manager to vote for or against the Extraordinary Resolution.  Accordingly, each of the Issuer, the Lender, the Borrower, the Dealer Manager and the Trustee recommends that Noteholders who are unsure of the impact of the Extraordinary Resolution should seek their own financial and legal advice.

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Voting and Quorum

The provisions governing the convening and holding of the Noteholder Meeting are set out in Schedule 4 (Provisions for Meeting of Noteholders) to the Principal Trust Deed, a copy of which is available for inspection as described above.  The Notes are currently represented by a global certificate (the “Global Certificate”) held by and registered in the name of BT Globenet Nominees Limited (the “Registered Holder”) as nominee for Euroclear and Clearstream, Luxembourg (the “Clearing Systems”, each a “Clearing System”).  Each person (a “Beneficial Owner”) who is the owner of a particular principal amount of Notes, as shown in the records of Euroclear or Clearstream, Luxembourg or its accountholders (“Direct Participants”), should note that such person will not be a Noteholder for the purposes of this Notice of Noteholder Meeting and will only be entitled to attend and vote at the Noteholder Meeting or to cause the appointment of a proxy to do so in accordance with the procedures set out below.  On this basis, the only Noteholder for the purposes of this Notice of Noteholder Meeting will be the Registered Holder.

Direct Participants (directly or on behalf of Beneficial Owners) who have submitted Electronic Instruction Notices to the Clearing Systems or to the Noteholder in accordance with the procedures set out in the Exchange Offer and Consent Solicitation Memorandum need take no further action in relation to voting at the Noteholder Meeting in respect of the Extraordinary Resolution.  By submitting or delivering a duly completed Electronic Instruction Notice to the relevant Clearing Systems, the relevant holder of the Notes instructs the Registered Holder of such Notes to complete and sign a form of proxy in accordance with Schedule 4 (Provisions for Meeting of Noteholders) of the Principal Trust Deed and in such form of proxy to authorise and instruct the Exchange and Tabulation Agent to act as proxy and to vote in favour of the Extraordinary Resolution.

The following provisions apply only to Direct Participants or Beneficial Owners who do not submit an Electronic Instruction Notice to the relevant Clearing System.

1.                                    The Registered Holder may by instrument in writing in the English language (a “form of proxy”) in the form available from the office of the Registrar signed by the Registered Holder or, in the case of a corporation, executed under its seal or signed on its behalf by its duly appointed attorney or a duly authorised office of the corporation and delivered to the specified office of the Registrar not less than 48 hours before the time fixed for the Noteholder Meeting with respect to the Notes, appoint any person (a “proxy”) to act on his or its behalf in connection with the Noteholder Meeting in relation to the Notes (or any adjourned such meeting).

2.                                    A proxy so appointed shall so long as such appointment remains in force be deemed, for all purposes in connection with the Noteholder Meeting in respect of the Notes to be the holder of the Notes to which such appointment relates and the Registered Holder of the Notes shall be deemed for such purposes not to be the holder.

3.                                    The Beneficial Owner can request through his Direct Participant to appoint the Exchange and Tabulation Agent as proxy to cast the votes relating to the Notes in which he has an interest at the Noteholder Meeting in respect of the Notes (or any adjourned such meeting).

4.                                   Alternatively, Beneficial Owners and Direct Participants who wish a different person to be appointed as their proxy to attend and vote at the Noteholder Meeting in respect of the Notes (or any adjourned such meeting) should contact the relevant Clearing System to make arrangements for such person to be appointed as a proxy in respect of the Notes in which they have an interest for the purposes of attending and voting at the Noteholder Meeting in respect of the Notes (or any adjourned such meeting).

5.                                    In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Noteholder Meeting

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in relation to the Notes and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the Clearing System to block the Notes in the relevant Direct Participant’s account and to hold the same to the order or under the control of the Exchange and Tabulation Agent.

6.                                    Notice of any adjourned meeting shall be given in the same manner as notice of the original Noteholder Meeting save that at least 10 days’ notice, containing the information required for the notice of the original meeting shall be given.  Such notice shall also state the quorum required at such adjourned meeting.

7.                                    Any Note(s) so held or blocked for either of these purposes will be released to the Direct Participant by the relevant Clearing System on the earliest of: (i) the conclusion of the Noteholder Meeting (or, if later, the adjourned Noteholder Meeting) and (ii) upon such Note(s) ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the Principal Paying Agent to be held to its order or under its control.

8.                                    Noteholders are entitled to attend the Noteholder Meeting or to give instructions with respect to the casting of their votes at the Noteholder Meeting whether or not they offer to exchange their Notes in response to the Exchange Offer.

The Extraordinary Resolution may only be considered at the Noteholder Meeting if the Noteholder Meeting is quorate.  The matters to be considered at the Noteholder Meeting are Reserved Matters (as defined below).  The Noteholder Meeting will be quorate if one or more persons being entitled to vote (whether as a Noteholder or as proxy) are present at the Noteholder Meeting who together hold or represent the requisite principal amount of outstanding Notes satisfying the quorum requirement as set out below.

If within fifteen minutes after the time appointed for the Noteholder Meeting, a quorum is not present, the Noteholder Meeting shall stand adjourned until a date which shall be not less than 14 days but not more than 42 days as determined by the chairman of the Noteholder Meeting and approved by the Trustee prior to the adjournment of such Meeting.  The adjourned Noteholder Meeting will be subject to lower quorum requirements as set out below.

The quorum requirement is as follows:

Noteholder Meeting	Quorum Requirement

Original Noteholder Meeting

One or more persons present in person (not being the Borrower or any of its subsidiaries) holding Notes or being proxies or representatives and holding or representing in the aggregate a clear majority in principal amount of the Notes for the time being outstanding; provided that at any meeting the business of which includes the modification of certain provisions of the Notes, the conditions of the Notes or the Original Trust Deed (including, inter alia, modifying the date of maturity of the Notes or any date for payment of interest thereon, or reducing or cancelling the amount principal or the rate of interest payable in respect of the Notes or altering the currency of payment of the Notes, collectively, the “Reserved Matters”), the quorum shall be one or more persons (not being the Borrower or any of its subsidiaries) holding or representing in the aggregate not less than two-thirds in principal amount of the Notes

59

Noteholder Meeting	Quorum Requirement

for the time being outstanding.

Adjourned Noteholder Meeting

One or more persons present in person (not being the Borrower or any of its subsidiaries) holding Notes or being proxies or representatives (whatever the principal amount of the Notes so held or represented by them) shall form a quorum, unless the matters to be considered are Reserved Matters in which case the quorum shall be one or more persons present in person (not being the Borrower or any of its subsidiaries) holding Notes or being proxies or representatives and holding or representing in the aggregate not less than one-third in principal amount of the Notes for the time being outstanding.

Every question submitted to a Noteholder Meeting (or any adjournment thereof) will be decided in the first instance by a show of hands and in the case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Noteholder or as a proxy or representative.  At a Noteholder Meeting (or any adjournment thereof), unless a poll is (before or on the declaration of the show of hands) demanded by the chairman, the Issuer, the Trustee or by any one or more persons representing or holding not less than one-fiftieth of the aggregate principal amount of the Notes for the time being outstanding or being a proxy or representative, a declaration by the chairman that the resolution has been carried or carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number of votes recorded in favour of or against such resolution.

Subject as mentioned in the following paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs.  The valid demand for a poll shall not prevent the continuation of the relevant meeting for the transaction of any business other than the question on which the poll has been demanded.

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

On a show of hands, every person (not being the Borrower or any of its subsidiaries) who is present in person or is a proxy or representative or is a holder of a Note shall have one vote.

On a poll, every person (not being the Borrower or any of its subsidiaries) who is so present shall have one vote in respect of each US$1,000 in aggregate face amount of Notes for the time being outstanding held or represented by him (representing an economic value on maturity of US$950 in aggregate face amount of the Notes for the time being outstanding held or represented by him following the application of a pool factor of 0.95 by the Clearing Systems).

Without prejudice to the obligations of the proxies named in any form of proxy, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

Votes in favour of the Extraordinary Resolution must represent a majority of not less than 75 per cent. of the persons voting thereat upon a show of hands or, if a poll is duly demanded, then by a majority

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consisting of not less than 75 per cent. of the votes cast, for the Extraordinary Resolution to be duly passed.

If passed, the Extraordinary Resolution will be binding upon all Noteholders, whether or not they were present or represented at the Noteholder Meeting (or adjourned Noteholder Meeting, as applicable) and whether or not they voted at the Noteholder Meeting (or adjourned Noteholder Meeting, as applicable).

This notice and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

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EXCHANGE AND TABULATION AGENT
Lucid Issuer Services Limited
Leroy House
436 Essex Road
London N1 3QP
United Kingdom
Telephone: +44 20 7704 0880
Facsimile: +44 20 7067 9098
Email: fcbank@lucid-is.com
Attention: David Shilson

PRINCIPAL PAYING AGENT
Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

REGISTRAR
Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-1115 Luxembourg
Luxembourg

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APPENDIX A
PRELIMINARY PROSPECTUS RELATING TO THE ISSUANCE OF THE NEW NOTES

This document (the “Document”) is an advertisement and not a prospectus and investors should not subscribe for or purchase any Notes referred to in this Document except on the basis of information in the final Prospectus that it is intended will be approved as a prospectus for the purposes of Directive 2003/71/EC, as amended (Prospectus Directive).  Copies of the final Prospectus will, following publication, be made available to the public in accordance with the Prospectus Directive.  This document and the information contained herein is in draft form, is confidential and subject to updating, completion, revision, verification, amendment and change without notice.  Although it is intended that the final Prospectus will be approved by the Central Bank of Ireland as competent authority under the Prospectus Directive, the Document has not been so approved.  This Document does not constitute an invitation to acquire, or an offer for subscription, purchase or otherwise of any securities of the Issuer.  This document is being distributed only to and directed only to (i) persons who are outside the United Kingdom, (ii) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or (iii) those persons to whom it may otherwise lawfully be distributed.

Preliminary Prospectus dated 26 November 2013

U.S.$ [•]
9.125% Loan Participation Notes due 2019
issued by Finance & Credit Ukraine B.V. on a limited recourse basis for the purpose of funding a loan by VTB Capital plc to
Public Joint Stock Company “Bank “Finance and Credit”
(established and registered in Ukraine)
Issue Price: [•] per cent.

Finance & Credit Ukraine B.V. (the “Issuer”) is issuing an aggregate principal amount of U.S.$[•] 9.125 per cent. Loan Participation Notes due 2019 (the “Notes”) for the sole purpose of funding a 9.125 per cent. participation by the Issuer (the “Sub-Participation”) pursuant to an amended and restated sub-participation agreement to be dated on or around [•] 2013 between the Issuer and VTB Capital plc (“Amended and Restated Sub-Participation Agreement”) in a loan (the “Loan”) by VTB Capital plc (the “Lender”) to Public Joint Stock Company “Bank “Finance and Credit” (the “Borrower” or the “Bank”) under an amended and restated loan agreement to be dated on or around [•] 2013 (the “Amended and Restated Loan Agreement”) for the sole purpose of financing the Loan.  The Issuer will charge, by way of first fixed charge as security for its payment obligations in respect of the Notes, its rights and interests as participant under the Amended and Restated Sub-Participation Agreement, and the Lender will charge, by way of first fixed charge as security for its obligations in respect of the Amended and Restated Sub-Participation Agreement, its rights and interests as Lender under the Amended and Restated Loan Agreement, to Citibank, N.A., London Branch, as trustee (the “Trustee”), for the benefit of the holders of the Notes (the “Noteholders”) and the Issuer and the Lender will assign their respective administrative rights under the Amended and Restated Sub-Participation Agreement and the Amended and Restated Loan Agreement to the Trustee, all as more fully described under “Description of the Transaction”.

In each case where amounts of principal, interest and additional amounts (if any) are stated to be payable in respect of the Notes, the obligation of the Issuer to make any such payment shall constitute an obligation only to account to the Noteholders, on each date upon which such amounts of principal, interest and additional amounts (if any) are due in respect of the Notes, for an amount equivalent to all principal, interest and additional amounts (if any) actually received by or for the account of the Issuer pursuant to the Amended and Restated Sub-Participation Agreement, excluding however, any amounts paid in respect of Reserved Rights (as defined in the trust deed entered into between the Issuer, the Lender and the Trustee on [•] 2013 (the “Trust Deed”)).  The Issuer will have no other financial obligations under the Notes.  Accordingly, Noteholders will be deemed to have accepted and agreed that they will be relying solely and exclusively on the credit and financial standing of the Bank in respect of the financial servicing of the Notes.

Save as otherwise expressly provided in this Prospectus (the “Prospectus”) and in the Trust Deed, no proprietary or other direct interest in the Issuer’s rights under or in respect of the Amended and Restated Sub-Participation Agreement or the Sub-Participation or in the Lender’s rights under or in respect of the Amended and Restated Loan Agreement or the Loan exists for the benefit of the Noteholders.  Subject to the terms of the Trust Deed, no Noteholder will have any entitlement to enforce any of the provisions in the Amended and Restated Loan Agreement or the Amended and Restated Sub-Participation Agreement or have direct recourse to the Bank except through action by the Trustee under the Security Interests as defined in the “Terms and Conditions of the Notes”.

The Notes shall consist of two tranches, which will be consolidated on [•] (the “Issue Date”).  U.S.$[•] of Notes (the “Tranche A Notes”) resulted from the completion of an exchange offer and have accrued interest from (and including) 25 July 2013 to (but excluding) the Issue Date at a rate of 10.5 per cent. per annum.  U.S.$[•] of Notes (the “Tranche B Notes”) are newly issued Notes.  The holders of the Tranche B Notes will also pay an amount of U.S.$[•] per U.S.$950 in accrued interest to the Issuer on the Issue Date.

Subject to receipt by the Issuer of amounts pursuant to the Sub-Participation and the Loan, interest on the Notes will be payable semi-annually in arrear in equal instalments on 25 January and 25 July in each year from (and including) the Issue Date, except that the total aggregate amount of interest payable on the first Interest Payment Date shall be U.S.$[•].  The Loan will bear interest of 9.125 per cent. per annum accruing from the Closing Date (as defined in the Amended and Restated Loan Agreement), with special first coupon accruing interest at the rate of 10.5 per cent. per annum from (and including) 25 July 2013 to (but excluding) the Closing Date.  Unless previously redeemed or cancelled, the Notes will be redeemed at their principal amount on 25 January 2019.

The Loan may be prepaid at its principal amount, together with accrued interest, (i) at the option of the Bank pursuant to clause 7.1 of the Amended and Restated Loan Agreement (a) upon the Bank being required to pay for its own account additional amounts in respect of any tax or the Lender or the Issuer being required to deduct or withhold for or on account of any tax from payments to be made by them under or in respect of the Notes or the Amended and Restated Loan Agreement or the Amended and Restated Sub-Participation Agreement, as a result of the application of or any amendment to or change in the double tax treaty or the laws or regulations of Ukraine, The Netherlands or the United Kingdom or of any political sub-division thereof or any agency therein, (b) upon the Bank being required to pay additional amounts following an Issuer Relevant Event or Lender Relevant Event (both as defined in “Terms and Conditions of the Notes”), as a result of such payments being made to any persons other than the Lender to whom the benefit of the double tax treaty is unavailable or (c) upon the Bank being required to pay additional amounts on account of certain increased costs incurred by the Lender pursuant to the Amended and Restated Loan Agreement, and (ii) at the option of the Bank pursuant to clause 7.2 of the Amended and Restated Loan Agreement upon a Put Event (as defined in clause 1 of “The Loan Agreement”). Upon a prepayment of the Loan, the Sub-Participation will be automatically cancelled in part in amounts equal to net amounts of principal, interest and additional amounts, if any, prepaid under the Loan.

An investment in the Notes involves certain risks.  Prospective investors should have regard to the factors described under the section headed “Risk Factors” beginning on page 4.

This document has been approved by the Central Bank of Ireland (the “Central Bank”), as competent authority under Directive 2003/71/EC, as amended (the “Prospectus Directive”).  The Central Bank only approves this Prospectus as meeting the requirements imposed under Irish and EU law pursuant to the Prospectus Directive.  Application has been made to the Irish Stock Exchange for the Notes to be admitted to the official list (the “Official List”) and trading on its regulated market (the “Main Securities Market”).  The Main Securities Market is a regulated market for the purposes of Directive 2004/39/EC.

The Notes will be issued in registered form in denominations of U.S.$142,500 and integral multiples of U.S.$950 in excess thereof.  The Notes will be represented by a global registered note certificate (the “Global Note Certificate”) registered in the name of Citvic Nominees Limited as nominee for, and deposited with, a common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) on or about [•] 2013.  Individual note certificates (“Individual Note Certificates”) evidencing holdings of Notes will only be available in certain limited circumstances described under “Summary of Provisions relating to the Notes in Global Form”.

The Notes, the Sub-Participation and the Loan have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”).  The Notes are being offered (i) in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the U.S. Exchange Act (the “Exchange Act”) and pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder, and (ii) outside the United States in offshore transactions in reliance on Regulation S under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The Notes are expected to be rated “[•]” by Moody’s Investors Services Ltd (“Moody’s”).  Moody’s, Standard & Poor’s Credit Market Services Europe Limited, a division of the McGraw Hill Companies, Inc. (“S&P”) and Fitch Ratings Ltd. (“Fitch”) are established in the European Economic Area and registered under Regulation (EU) No. 1060/2009, as amended (the “CRA Regulation”).  A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organisation.

Lead Manager

VTB Capital

The date of this Prospectus is [•] 2013.

THIS PROSPECTUS CONSTITUTES A PROSPECTUS FOR THE PURPOSE OF THE PROSPECTUS DIRECTIVE AND FOR THE PURPOSE OF GIVING INFORMATION WITH REGARD TO THE BANK, THE ISSUER, THE LENDER AND THE NOTES.  THE BANK, THE ISSUER AND THE LENDER CONFIRM THAT THIS PROSPECTUS CONTAINS ALL INFORMATION WHICH, ACCORDING TO THE PARTICULAR NATURE OF THE BANK, THE ISSUER, THE LENDER AND THE NOTES, IS NECESSARY TO ENABLE INVESTORS TO MAKE AN INFORMED ASSESSMENT OF THE ASSETS AND LIABILITIES, FINANCIAL POSITION, PROFITS AND LOSSES AND PROSPECTS OF THE BANK, THE ISSUER, THE LENDER AND OF THE RIGHTS ATTACHING TO THE NOTES.  EACH OF THE BANK, THE ISSUER AND THE LENDER ACCEPTS RESPONSIBILITY FOR THE INFORMATION CONTAINED IN THIS PROSPECTUS.  TO THE BEST OF THE KNOWLEDGE AND BELIEF OF EACH OF THE BANK, THE ISSUER AND THE LENDER (HAVING TAKEN ALL REASONABLE CARE TO ENSURE THAT SUCH IS THE CASE) THE INFORMATION CONTAINED IN THIS PROSPECTUS IS IN ACCORDANCE WITH THE FACTS AND DOES NOT OMIT ANYTHING LIKELY TO AFFECT THE IMPORT OF SUCH INFORMATION.

Neither the Lead Manager (as defined under “Subscription and Sale”) nor any of its directors, affiliates, advisers or agents has made an independent verification of the information contained in this Prospectus in connection with the issue or offering of the Notes and no representation or warranty, express or implied, is made by the Lead Manager or any of its directors, affiliates, advisers or agents with respect to the accuracy or completeness of such information.  Nothing contained in this Prospectus is, is to be construed as, or shall be relied upon as, a promise, warranty or representation, whether to the past or the future, by the Lead Manager or any of its directors, affiliates, advisers or agents in any respect.  The contents of this Prospectus are not, are not to be construed as, and should not be relied on as, legal, business or tax advice and each prospective investor should consult its own legal and other advisers for any such advice relevant to it.

No person is authorised to give any information or make any representation not contained in this Prospectus in connection with the issue and offering of the Notes and, if given or made, such information or representation must not be relied upon as having been authorised by any of the Issuer, the Lender, the Bank, the Trustee or the Lead Manager or any of their directors, affiliates, advisers or agents.  The delivery of this Prospectus does not imply that there has been no change in the business and affairs of the Issuer, the Lender or the Bank since the date hereof or that the information herein is correct as of any time subsequent to its date.

This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Notes by any person in any jurisdiction where it is unlawful to make such an offer or solicitation.  The distribution of this Prospectus and the offer or sale of the Notes in certain jurisdictions is restricted by law.  This Prospectus may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such offer or solicitation is not authorised or is unlawful.

In particular, this Prospectus does not constitute an offer of securities to the public in the United Kingdom.  No prospectus has been or will be approved in the United Kingdom in respect of the Notes.  Consequently this document is being distributed to, and is directed solely at (i) persons outside the United Kingdom, (ii) persons with professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Order”), (iii) high net worth entities, and other persons to whom it may lawfully be distributed, falling within Article 49(2)(a) to (d) of the Order and (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) may otherwise lawfully be distributed or caused to be distributed (all such persons in (i)-(iv) above being “relevant persons”).  Any person who is not a relevant person should not act or rely on this document or any of its contents.

i

This document is only addressed to and directed at persons in member states of the European Economic Area that have implemented the Prospective Directive who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive.

Persons into whose possession this Prospectus may come are required by the Issuer, the Lender, the Bank and the Lead Manager to inform themselves about and to observe such restrictions.  Further information with regard to restrictions on offers, sales and deliveries of the Notes and the distribution of this Prospectus and other offering material relating to the Notes is set out under “Subscription and Sale” and “Summary of Provisions Relating to the Notes in Global Form”.

Neither the delivery of this document nor the offering, sale or delivery of any Note shall in any circumstances create any implication that there has been no adverse change, or any event reasonably likely to involve an adverse change, in the condition (financial or otherwise) of the Issuer, the Lender or the Bank since the date of this document.

Recipients of this Prospectus are authorised to use it solely for the purpose of considering an investment in the Notes and may not reproduce or distribute this Prospectus, in whole or in part, and may not disclose any of the contents of this Prospectus or use any information herein for any purpose other than considering an investment in the Notes.  In making an investment decision, prospective investors must rely upon their own examination of the Issuer, the Lender and the Bank and the terms of this Prospectus, including the risks involved.

NEITHER THE NOTES NOR THE SUB-PARTICIPATION OR THE LOAN WILL BE REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON (AS SUCH TERMS ARE DEFINED IN REGULATION S UNDER THE SECURITIES ACT), EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE NOTES ARE BEING OFFERED IN THE UNITED STATES PURSUANT TO AN EXEMPTION FROM THE U.S. TENDER OFFER RULES PROVIDED BY RULE 14D-1(C) UNDER THE EXCHANGE ACT AND PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 802 THEREUNDER. ANY NOTES ISSUED PURSUANT TO THE PROSPECTUS WILL BE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(A)(3) UNDER THE SECURITIES ACT.

THE NOTES ARE BEING OFFERED BY A COMPANY INCORPORATED UNDER THE LAWS OF THE NETHERLANDS AND SUBJECT TO DUTCH DISCLOSURE REQUIREMENTS, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES. THE FINANCIAL INFORMATION INCLUDED IN THE PROSPECTUS HAS BEEN PREPARED IN ACCORDANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARDS AND THUS MAY NOT BE COMPARABLE TO FINANCIAL INFORMATION OF U.S. COMPANIES OR COMPANIES WHOSE FINANCIAL STATEMENTS ARE PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES.

IT MAY BE DIFFICULT FOR U.S. HOLDERS OF THE NOTES TO ENFORCE THEIR RIGHTS AND ANY CLAIM ARISING OUT OF THE U.S. FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A COUNTRY OTHER THAN THE UNITED STATES, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A COUNTRY OTHER THAN THE UNITED STATES. U.S. HOLDERS OF THE NOTES MAY NOT BE ABLE TO SUE A NON-U.S. COMPANY OR ITS OFFERS OR DIRECTORS IN A NON-U.S. COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. FURTHER, IT MAY BE DIFFICULT TO COMPEL A NON-U.S.

ii

COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT. U.S. HOLDERS OF THE NOTES SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN UNDER THE PROSPECTUS, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

FOR A DESCRIPTION OF THESE AND CERTAIN FURTHER RESTRICTIONS ON OFFERS, SALES AND TRANSFERS OF THE NOTES AND THE DISTRIBUTION OF THIS DOCUMENT, SEE “SUBSCRIPTION AND SALE”.  PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

The language of this Prospectus is English.  Certain legislative references and technical terms have been cited in their original language in order that the correct technical meaning may be ascribed to them under applicable law.

In connection with the issue of the Notes, VTB Capital plc (the “Stabilising Manager”) (or persons acting on its behalf) may over-allot notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail.  However, there is no assurance that the Stabilising Manager (or persons acting on its behalf) will undertake stabilisation action.  Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes.  Any stabilisation action or overallotment must be conducted by the Stabilising Manager (or person(s) acting on behalf of the Stabilising Manager) in accordance with all applicable laws and rules.

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TABLE OF CONTENTS

OVERVIEW	1

RISK FACTORS	4

OVERVIEW OF THE OFFERING	38

FORWARD LOOKING STATEMENTS	42

ENFORCEABILITY OF JUDGMENTS	43

PRESENTATION OF FINANCIAL AND OTHER INFORMATION	44

DESCRIPTION OF THE TRANSACTION	47

SUMMARY FINANCIAL INFORMATION AND STATISTICAL DATA	49

USE OF PROCEEDS	52

EXCHANGE RATES INFORMATION	53

CAPITALISATION	54

BUSINESS	55

RISK MANAGEMENT	74

SELECTED STATISTICAL AND OTHER INFORMATION	89

MANAGEMENT	98

SHAREHOLDERS	103

RELATED PARTY TRANSACTIONS	104

EMPLOYEES	105

THE ISSUER	107

THE LENDER	109

THE LOAN AGREEMENT	111

TERMS AND CONDITIONS OF THE NOTES	149

SUMMARY OF PROVISIONS RELATING TO THE NOTES IN GLOBAL FORM	168

SUBSCRIPTION AND SALE	172

TAXATION	175

GENERAL INFORMATION	182

APPENDIX - UKRAINE: THE BANKING SECTOR	184

INDEX TO FINANCIAL STATEMENTS	192

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OVERVIEW

This overview should be read as an introduction to, and is qualified in its entirety by reference to, the more extensive information contained elsewhere in this Prospectus.  This overview may not contain all of the information that prospective investors should consider before deciding to invest in the Notes.  Accordingly, any decision by a prospective investor to invest in the Notes should be based on a consideration of this Prospectus as a whole.  Prospective investors should read this entire Prospectus carefully, including the Financial Statements included elsewhere in this Prospectus and the information set out under the headings “Risk Factors” and “Forward-Looking Statements”.

This summary may not contain all of the information that may be important to prospective purchasers of the Notes.  This entire Prospectus, including the more detailed information regarding the Bank’s business and the Financial Statements included elsewhere in this Prospectus, should be read as a whole.  Investing in the Notes involves risks.  The information set forth under “Risk Factors” should be carefully considered.  Certain statements in this Prospectus are forward-looking statements that also involve risks and uncertainties as described under “Forward Looking Statements”.

Overview

The Bank was established in Kyiv in 1990. According to the Association of Ukrainian Banks (“AUB”), as at 31 December 2012, the Bank was the fourteenth largest bank in Ukraine by assets, tenth by loan portfolio, fourteenth by corporate deposits and tenth by retail deposits.  As at 31 December 2012, the Bank had 16 full-scale branches, 290 banking units in Ukraine (being a total of 306 banking outlets, including the head office in Kyiv).

The Bank focuses its banking operations on three main areas: (i) corporate banking, (ii) retail banking and (iii) interbank and banknote banking.  These three areas account for the major part of the Bank’s revenues.  For internal management and budgeting purposes, however, the Bank divides its core banking operations into four profit centres or banking businesses: corporate banking, retail banking, interbank banking and banknote banking. The Bank also has an investment banking department and undertakes other banking operations; however, investment banking and other banking operations do not account for a significant part of the Bank’s business or revenue.

Corporate banking includes corporate lending and deposit taking, corporate bank card services, letter of credit lending and guarantees, bills of exchange, cash management and transfer services, depositary services and other corporate banking services, including international payments and foreign exchange.  The Bank also offers remote banking facilities to its corporate customers through its “Client-Bank” and internet banking services.  In 2011, corporate banking became and continues to be the Bank’s largest business area by revenue.

Retail banking includes consumer lending and deposit taking, cash settlement transactions, bank cards and other retail banking services. In recent years, retail banking became the Bank’s second largest business area by revenue.  Management expects that the relative share of retail banking as a proportion of its overall business will continue to increase in 2013-2014.

Interbank banking includes treasury, dealing and clearing services and servicing correspondent accounts.  Banknote banking includes operations with precious metals, foreign exchange operations, banknote trading, private money transfers and cash handling.  The Bank regards the interbank and banknote banking operations as one business area as both interbank and banknote banking services are predominantly provided to the same customer base.  In recent years, interbank and banknote banking together became the Bank’s third largest business area by revenue.  Management believes that the Bank has a leading market share in these banking areas in Ukraine.

1

The following table sets forth the Bank’s income in UAH and as a share of the Bank’s total income allocated to its business segments for the periods indicated:

	Year ended 31 December
	2012		2011		2010
	(UAH’000)	(%)	(UAH’000)	(%)	(UAH’000)	(%)
Business segment
Corporate banking	3,837,636	41.2	4,310,258	46.1	4,059,102	34.7
Retail banking	1,895,158	20.4	1,503,309	16.1	1,604,211	13.7
Interbank and banknote banking	3,562,779	38.3	3,520,021	37.7	6,013,129	51.7
Interbank banking	3,500,379	37.6	3,451,951	37.0	5,960,949	50.9
Banknote banking	62,400	0.7	68,070	0.7	52,180	0.4
Other operations(1)	12,541	0.1	8,385	0.1	23,166	0.2
Intercompany(2) and adjustments	(6,805,475)		(6,783,214)		(8,957,120)
Total	2,502,639	100	2,558,759	100	2,742,488	100

Source: Management.

Notes:

(1)                                 Other operations includes investments banking and other banking non-financial operations.
(2)                                 Intercompany includes banking operations between the Bank’s branches and banking units.

The Bank’s total assets decreased from UAH 21.5 billion as at 31 December 2010 to UAH 20.4 billion as at 31 December 2011 and increased to UAH 21.3 billion at 31 December 2012.  Its total shareholders’ equity (net assets attributable to shareholders) remained constant in 2010 and 2011 at UAH 2.0 billion.  In 2012, the Bank increased its share capital by 5 per cent to UAH 2.1 billion.  In 2013, the Bank further increased its share capital by UAH 200 million and as of 1 July 2013 it totalled UAH 2.3 billion.  The Bank generated operating income of UAH 750 million and net loss of UAH 4.2 million in 2012, compared with operating income of UAH 900 million and a net profit of UAH 20 million in 2011.  In 2012, the Bank had a net interest margin of 1.1 per cent., loss on average assets of 0.02 per cent. and loss on average equity of 0.2 per cent.  As at 31 December 2012, the nominal value of the Bank’s contributions by shareholders was UAH 2.1 billion and its total equity was UAH 1.4 billion.

Strengths

The Bank believes that it is necessary to emphasise the following competitive strengths that will enable it to meet its strategic objectives:

•                  Extensive Network of Banking Units

•                  Wide Range of Banking and Non-Banking Revenue Streams and Low Dependence on Net Interest Income

•                  Diversified and Balanced Customer Loan Portfolio

•                  One of the Leading Providers of Interbank and Banknote Services in Ukraine

Strategy

In order to achieve its objectives, the Bank is pursuing the following strategies:

•                  Strengthen and Diversify its Corporate Banking Services

•                  Focus on Developing its Retail Banking Business

•                  Develop its Employees’ Professional Skills and Qualifications and Ensure the Highest Standards of Customer Service

•                  Winding Down Mortgage Lending

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Credit Ratings

Currently, the Bank is rated by Moody’s, which has issued the following credit ratings:

Foreign currency senior unsecured debt rating	Caa1
Foreign currency deposit rating	Caa2
National scale rating (NSR)	Ba3.ua
Bank financial strength rating (BFSR)	E
Outlook (long term global scale ratings and NSR)	Ratings under review for downgrade
Outlook (BFSR)	Stable

The Notes, on issue, are expected to be assigned a “[•]” rating by Moody’s.

A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organisation.

Recent Developments

The Bank’s share capital was UAH 2.1 billion as at 31 December 2012.  The Bank’s share capital was increased on 1 July 2013 by UAH 200 million to UAH 2.3 billion as a result of contributions by its shareholders.  See “Business—Capital Adequacy” and “Shareholders” for further details of the increase in the Bank’s capital.

In 2006, the Bank issued U.S.$100 million 10.375% loan participation notes due in 2010 (the “2006 Notes”) for the total amount of U.S.$100 million. In January 2010, the Bank restructured the 2006 Notes by extending their maturity to January 2014, repaying U.S.$5 million of their principal and increasing the interest rate to 10.5%. As a result of this restructuring, the outstanding balance of the 2006 Notes was reduced to U.S.$95 million as at 31 January 2010. In 2009, as a result of enforcement of collateral against a defaulted borrower, the Bank received and kept on its balance sheet approximately US$14.3 million of the 2006 Notes and third parties not related to the Bank held approximately US$80.7 million of the 2006 Notes. In November 2013, the Bank disposed of approximately US$14.0 million of the 2006 Notes. As at the date of this Prospectus, approximately U.S.$0.2 million of the 2006 Notes were held by the Bank and approximately U.S.$94.8 million of the 2006 Notes were held by third parties not related to the Bank or to the beneficial owner of the Bank. None of the Bank, the Issuer, any of their respective subsidiaries or affiliates and Mr Kostyantyn Zhevago or any person acting on its or their behalf has entered into any agreement to purchase any of the 2006 Notes, or the Notes following the completion of the 2006 Notes Exchange (as defined below) and/or the 2006 Notes Redemption (as defined below) other than pursuant to the terms of the solicitation offer sent by the Bank to the 2006 Notes’ holders in relation to the 2006 Notes Exchange and the 2006 Notes Redemption.

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RISK FACTORS

Investment in the Notes involves a high degree of risk.  Potential investors should carefully review this entire Prospectus and in particular should consider all the risks inherent in making such an investment, including the risk factors set forth below, before making a decision to invest.  The materialisation of the risks highlighted below, individually or together, could have a material adverse effect on the Bank’s business, results of operations, financial condition and prospects which, in turn, could have a material adverse effect on its ability to service payment obligations under the Amended and Restated Loan Agreement and, as a result, the Issuer’s ability to pay amounts due on the Notes.  In addition, the value of the Notes could decline due to any of these risks, and the Noteholders may lose some or all of their investment.

Risks Relating to Ukraine

Ukraine’s economy is vulnerable to fluctuations in the global economy

Ukraine’s economy is vulnerable to market downturns and economic slowdowns elsewhere in the world.  The impact of the global financial crisis in 2008-2009 on Ukraine’s economy was particularly severe and resulted in a significant decrease of Ukraine’s industrial output.  Since Ukraine is a major producer and exporter of metal and agricultural products, the Ukrainian economy is especially vulnerable to decreases in world commodity prices and the imposition of import tariffs by the United States, the European Union (the “EU”) or by other countries that are major export markets for Ukrainian producers.  Principally as a result of the impact of the global financial and economic crisis, Ukraine’s economy suffered a significant period of instability in 2008-2009.  Ukraine’s relatively strong reliance on exports of ferrous and non-ferrous metals and their products (33.7 per cent., 32.3 per cent. and 28 per cent. of total goods exports value in 2010, 2011 and 2012, respectively) makes the country’s export revenues and, by extension, its broader macroeconomic performance vulnerable to declines or fluctuations in global metal demand or prices.  In 2010 and 2011, following a decline in 2008 and 2009, industrial production recorded growth, increasing by 11.2 per cent. and 7.6 per cent. compared to 2009 and 2010, respectively.  In addition, during 2010 and 2011, Ukraine’s real GDP increased by 4.1 per cent. and 5.2 per cent. as compared to 2009 and 2010, respectively.  However, growth of the economy has slowed considerably in 2012 and Ukraine’s real GDP growth for the year of 2012 amounted to 0.2 per cent.  Furthermore, in 2012, industrial output decreased by 1.8 per cent. compared to a 7.6 per cent. increase recorded in 2011, due to weakening trade and reduced access to credit following the downturn in the U.S. and the EU.  The International Monetary Fund (“IMF”) forecasts 0.4 per cent. growth in Ukraine’s GDP in 2013. In addition, the World Bank downgraded Ukraine’s GDP growth forecast for 2013 from 3.5 per cent. to 1.0 per cent. in April 2013 and from 1.0 per cent. to zero per cent. in October 2013. The EBRD has also downgraded Ukraine’s GDP growth forecast. According to EBRD’s experts, Ukraine’s GDP in 2013 will decline by 0.5 per cent.

The economic crisis has also contributed to an increase in Ukraine’s state budget deficit as a percentage of its GDP.  Although this percentage remains relatively low in absolute terms, it increased significantly from 1.3 per cent. at year-end 2008 to 5.9 per cent. at year-end 2010 and amounted to UAH 64.3 billion for the year ended 31 December 2010. The 2011 State Budget Law provided for a budget deficit of not more than 2.7 per cent. of GDP, whereas the actual deficit of the 2011 State Budget amounted to 2.0 per cent. of GDP or UAH 23.6 billion. The 2012 State Budget Law provided for a budget deficit of not more than 1.8 per cent. of GDP, whereas the actual deficit of the 2012 State Budget amounted to 3.8 per cent. of GDP or UAH 53.4 billion. The 2013 State Budget provides for a budget deficit of not more than 3.3 per cent. of GDP, or UAH 50.5 billion.

Consumer price inflation in Ukraine was 9.1 per cent. in 2010 and 4.6 per cent. in 2011, in each case as compared to the previous year-end.  In 2012 Ukraine experienced a deflation of 0.2 per cent. as compared to year-end 2011.  Wholesale prices are also vulnerable to the increases in world prices for metal products and grain, as well as natural gas and oil.  Wholesale price inflation (“WPI”) has a direct bearing on consumer price, and WPI levels have also been high (at year-ends 2010 and 2011, Ukraine had WPI of 18.7 per cent. and 14.2 per cent., respectively, compared with the end of the previous year).  WPI for the year 2012 was 0.3 per cent. as compared to year-end 2011.

Another effect of the global economic crisis on Ukraine’s economy was to limit Ukrainian borrowers’ access to funding in the international capital markets.  Prior to the global liquidity crisis, relatively easy access to liquidity, both from within Ukraine and internationally, was a significant factor facilitating growth in Ukraine’s GDP.  Changing external or internal conditions could intensify and widen any external funding gap.  Although the Ukrainian economy showed some positive trends in 2010 and 2011 (including high quality Ukrainian borrowers being able to access the international financial markets), GDP grew only by 0.2 per cent. in 2012 and IMF forecasts a zero growth in Ukraine’s GDP in 2013.  Any such developments, including continued unavailability of external funding and increases in world prices for goods imported to Ukraine or decreases in world prices for goods exported from Ukraine, may have or continue to have a material adverse effect on the economy and thus may materially adversely affect the Bank’s business, results of operations, financial condition and prospects.

Investments in emerging market countries such as Ukraine carry risks not typically associated with risks in more mature markets

Investors in emerging markets such as Ukraine should be aware that these markets are subject to greater risk than more developed markets, including in some cases significant legal, economic and political risks.  Although some progress has been made since independence in 1991 in reforming Ukraine’s economy and political and judicial systems, to a large extent Ukraine still lacks the necessary legal and regulatory framework that is essential to support market institutions, the effective transition to a market economy and broad-based social and economic reforms.  In addition, Ukraine may be subject to heightened volatility due to regional economic, political or military conflicts.  As a consequence, an investment in Ukraine carries risks that are not typically associated with investing in more mature markets.

Investors should also note that emerging economies such as Ukraine are subject to rapid change and that the information set out in this Prospectus may become outdated relatively quickly.  Accordingly, investors should exercise particular care in evaluating the risks involved and must decide for themselves whether, in light of those risks, their investment is appropriate.  Generally, investment in emerging markets is suitable only for sophisticated investors who fully appreciate the significance of the risks involved in, and are familiar and able to bear the potential losses associated with, investing in emerging markets.  Investors are urged to consult with their own legal and financial advisers before making an investment in the Notes.

The disruptions experienced since 2008 in the international capital markets have led to reduced liquidity, an increased level of non-performing loans and increased credit risk premiums for certain market participants, and a reduction of available financing.  Companies located in emerging market countries may be particularly susceptible to these disruptions and reductions in the availability of credit or increases in financing costs, which could result in them experiencing financial difficulty.

In addition, the availability of credit to entities operating within emerging markets is significantly influenced by levels of investor confidence in such markets as a whole, and so any factors that impact market confidence (for example a decrease in credit ratings or state or central bank intervention in one market) could affect the price or availability of funding for entities within any of these markets.

Ukraine sovereign bonds are rated “B-” (long-term credit rating) and “B” (short-term credit rating) by S&P and “B-” (long-term credit rating) and “B” (short-term credit rating) by Fitch.  On 20 September 2013, Moody’s downgraded Ukraine’s government bond rating to “Caa1” from “B3” and placed the rating on review for downgrade. This action was prompted by increased concerns over Ukraine’s external liquidity position. The country’s foreign-exchange reserves are at a very low level and pressure on reserves is likely to rise due to increased domestic demand for foreign currency in the autumn 2013 and significant foreign-currency-denominated debt repayments until the end of 2014.  In addition, the downgrade was prompted by increased downside risk related to future negotiations with the IMF, which has negative implications for external liquidity and progress on domestic economic reform; and increased political and economic risks due to deteriorating relations with Russia following expectations that Ukraine will sign an association agreement with the EU at the EU’s Eastern Partnership Summit in November 2013. On 8 November 2013, Fitch downgraded Ukraine’s government bond rating to “B-” with negative outlook. The downgrade was prompted mainly by an increasingly fragile external financing position of Ukraine, and constraints on the Ukraine’s ability to borrow in foreign currency and to refinance heavy external debt repayments through 2014-2015. A further downgrade or review of Ukraine’s government bond rating may have a material adverse effect on Ukraine’s economy or investors’ confidence in Ukraine and thus may materially adversely affect the Bank’s business, results of operations, financial condition and prospects.

Ukraine’s Government potentially faces the deterioration of political consensus, which may result in political instability

Since achieving independence in 1991, Ukraine has undergone a substantial political transformation from constituent republic in a federal socialist state, the former Soviet Union, to an independent sovereign democracy.  In parallel with this transformation, Ukraine has been transitioning from a centrally planned economy to a market economy.  However, this process is far from complete.  Historically, Ukraine was divided along political, historical, linguistic and ideological lines, all of which have prevented political consensus in the parliament of Ukraine (the “Parliament”) and made it consistently difficult for the Government to sustain a stable coalition of parliamentarians to secure the necessary support to implement a variety of policies intended to foster economic reform and financial stability.

The first round of the most recent presidential election was held on 17 January 2010.  Since no candidate won 50.0 per cent. or more of the popular vote, the two candidates who received the largest number of votes in the first round, Viktor Yanukovych and Yuliya Tymoshenko, participated in a run-off that took place on 7 February 2010.  On 14 February 2010, Mr Yanukovych was declared the official winner of the run-off, having received 49.0 per cent. of votes, compared to 45.5 per cent. received by Ms. Tymoshenko.  Although Yuliya Tymoshenko contested the results of the run-off, she subsequently withdrew her challenge, and Viktor Yanukovych was inaugurated as the President of Ukraine on 25 February 2010.

On 30 September 2010, the Constitutional Court of Ukraine (“CCU”) issued a ruling against the constitutionality of the Law of Ukraine “On Amendments to the Constitution of Ukraine” dated 8 December 2004 (the “Constitution Amendment Law”), on the basis of non-compliance with the constitutional procedure for its adoption.  Pursuant to this ruling, the Constitution Amendment Law ceased to be effective from 30 September 2010 and the Constitution that was in effect before the enactment of the Constitution Amendment Law resumed legal force.  On 4 February 2011, the newly-enacted law aimed at amending the Constitution to unify the terms of powers of the President, the Parliament and local councils came into effect (the “2011 Constitution Amendment Law”).  The 2011 Constitution Amendment Law provides, inter alia, for reinstating the five-year term of powers of the Parliament which was reduced to four years as a result of the CCU ruling against the constitutionality of the Constitution Amendment Law.  Following these amendments to the Constitution, the next parliamentary elections were to take place in October 2012 (as opposed to March 2011, as was provided in the Constitution prior to these amendments).

The most recent parliamentary elections were held on 28 October 2012 on the basis of a mixed voting system, according to which 225 Members of Parliament are elected in single-member districts on the basis of majority voting and another 225 Members of Parliament are elected through a proportional representation of the parties.  According to the election results, five political parties reached the five per cent. threshold required to gain seats in the Parliament, namely, the Party of Regions, led by Viktor Yanukovych, received the largest proportion of the vote, representing 30.0 per cent., VO Batkyvschyna received 25.5 per cent. of votes, Party UDAR received 14.0 per cent. of votes, Communist Party of Ukraine received 13.18 per cent. of votes and Party Svoboda received 10.4 per cent. of votes.  Out of the Members of Parliament elected through majority voting, 113 Members of Parliament represent the Party of Regions; 39 represent VO Batkyvschyna; 12 represent Party Svoboda, six represent Party UDAR and 50 are self-nominated individuals or represent other parties.  Due to a number of disputes as to the elections results at certain single-member districts, the Central Election Commission announced that it was impossible to establish the results of the elections in five single-member districts and, on 6 November 2012, the Parliament issued a resolution recommending the Central Election Commission to order a repeat election in those districts.  The Parliament has recently scheduled the repeat elections for 15 December 2013.

The new Parliament convened the first session on 12 December 2012.  On 13 December 2012, the Parliament appointed Mykola Azarov, a member of the Party of Regions and acting Prime Minister, as the Prime Minister of Ukraine.  On 24 December 2012, the President of Ukraine appointed a new Government that consists mainly of members of the President’s Party of Regions, with a few positions being occupied by representatives of other political forces.

On 8 February 2013, the Higher Administrative Court of Ukraine (the “Court”) declared the results of the parliamentary elections in two single member districts invalid on the basis of violations in the course of the election process and the resulting impossibility to accurately determine the results of the elections in these districts.  Accordingly, the Court declared the national deputy status to be removed from the national deputies elected in the said two single-member districts and ordered repeat elections in these districts.  The grounds on which the judgment of the Court is based were questioned by certain state officials and national deputies. As of the date of this Prospectus, the Court’s decision has not been overturned while the repeated elections in the two single-member districts have not been scheduled.

The majority in the Parliament and the new Government headed by Prime Minister Azarov are closely aligned with President Yanukovych.  Therefore, the Government currently has a stronger political base and is better able to focus on improving the economic and social conditions in Ukraine.

There is no certainty that good relations between the President, the Government and the majority in the Parliament will continue in the future.  Such relations are subject to change through the normal process of political alliance-building or, if the required action is taken, through constitutional amendments and decisions of the CCU.

A number of additional factors could adversely affect political stability in Ukraine, including:

•                  disputes between factions that form a majority and opposition factions on major policy issues, including Ukraine’s foreign and energy policies; and

•                  court action taken by opposition parliamentarians against decrees and other actions of the President or Government or the Parliament.

No assurances can be given that the political initiatives necessary to achieve reforms described in this Prospectus will continue, will not be reversed or will achieve their intended aims.  Any significant changes in the political climate in Ukraine may have negative effects on the economy as a whole and, as a result, material adverse effect on the Bank’s business, results of operations, financial condition and prospects.

Positive developments in the economy may not be achieved if certain important economic and financial structural reforms are not made

In recent years, the Ukrainian economy has been characterised by a number of features that contribute to economic instability, including a relatively weak banking system providing limited liquidity to Ukrainian enterprises, tax evasion, significant capital flight and low wages for a large portion of the Ukrainian population.

Although the Ukrainian economy grew at an average rate of approximately 7.0 per cent. each year between 2000 and 2007, this growth was driven mainly by a rapid increase in foreign demand for Ukrainian products, rising commodity prices on external markets and the availability of foreign financing.  While positively affecting the pace of Ukrainian economic growth in those years, these factors made the Ukrainian economy particularly vulnerable to adverse external shocks.  Thus, as the global economic and financial situation started to deteriorate, Ukraine’s economy was one of the most heavily affected by the downturn.  The negative impact of the global financial crisis has been compounded by weaknesses in the Ukrainian economy, which is sensitive to external and internal events.  In particular, the implementation of reform has been impeded by lack of political consensus, controversies over privatisation (including privatisation of land in the agricultural sector and privatisation of large industrial enterprises), restructuring of the energy sector and removal of exemptions and privileges for certain Ukraine state-owned enterprises or for certain industry sectors.

The negative trends in the Ukrainian economy may continue while commodity prices in the external markets remain low and access to external funding remains limited, unless Ukraine undertakes certain important economic and financial structural reforms.  The most critical structural reforms that need to be implemented or continued include: (i) comprehensive reforms of Ukrainian tax legislation with a view to broadening the tax base by bringing a substantial portion of the shadow economy into the reporting economy; (ii) reform of the energy sector through the introduction of uniform market-based energy prices and improvement in collection rates (and, consequently, the elimination of the persistent deficits in that sector); and (iii) reform of social benefits and pensions.

Future potential political instability in the executive or legislative branches could hamper efforts to implement necessary reforms.  The political initiatives necessary to achieve these or any other reforms described elsewhere in this Prospectus may not continue, may be reversed or may not achieve their intended aims.  Rejection or reversal of reform policies favouring privatisation, industrial restructuring and administrative reform may have negative effects on the economy and, as a result, on the Bank’s business, results of operations, financial condition and prospects.

In addition, the recent global financial crisis has led to the collapse or bailout of several Ukrainian banks and to significant liquidity constraints for others.  The crisis has prompted the Government to inject substantial funds into the banking system amid reports of difficulties among Ukrainian banks and other financial institutions.  A significant worsening situation in global financial markets, further insolvencies of Ukrainian banks or the failure to maintain a robust system of banking regulation that achieves an increased degree of soundness and stability in the nation’s banking system could have a material adverse effect on the economy of Ukraine and thus may adversely affect the Bank’s business, results of operations, financial condition and prospects.

The Ukrainian currency is subject to volatility and depreciation

As a result of the high dollarization of the Ukrainian economy and the reliance of Ukrainian borrowers on external markets, Ukraine has become increasingly exposed to the risk of hryvnia exchange rate fluctuations.  Since September 2008, the interbank U.S. dollar/hryvnia exchange rate has fluctuated significantly, between a low of U.S.$1.00 to UAH 4.67 and a high of U.S.$1.00 to UAH 8.56.  The fluctuations in the U.S. dollar/hryvnia exchange rate have negatively affected the ability of Ukrainian borrowers to repay their indebtedness to Ukrainian banks, as well as to external lenders.

In 2010, due to increased supply, and resulting surplus, of foreign currency in the market, the hryvnia appreciated against the U.S. dollar by 0.3 per cent. and against the euro by 7.7 per cent.  In 2011, the hryvnia depreciated by 0.4 per cent. against the U.S. dollar and appreciated against the euro by 2.6 per cent. as compared to 1 January 2011.  In 2012, the hryvnia remained almost stable against the U.S. dollar and the euro.  As of 31 December 2012, 40 per cent. of total assets of Ukrainian banks were denominated in foreign currency.  The official exchange rate was UAH 7.99 to U.S.$1.00 as at 20 November 2013.

Amid concerns that the worsening economic environment in the Eurozone might lead to hryvnia depreciation, the National Bank of Ukraine (the “NBU”) renewed intervention through the sale of international reserves.  According to the NBU data, as at 31 December 2011, the amount of international reserves decreased by 8.1 per cent. and stood at U.S.$31.8 billion (sufficient for financing of 3.6 months of future imports) compared to U.S.$34.6 billion as at 31 December 2010 (sufficient for financing of 5.2 months of future imports).  As at 30 September 2012, the amount of international reserves further decreased by 7.9 per cent. and stood at U.S.$29.3 billion (sufficient for financing of 3.3 months of future imports) compared to U.S.$31.8 billion as at 31 December 2011 and decreased by 16.3 per cent. compared to U.S.$35.0 billion (sufficient for financing of 3.9 months of future imports) as at 30 September 2011.  As of 31 December 2012, the amount of international reserves further declined by 22.8 per cent. as compared to 31 December 2011 and stood at U.S.$24.5 billion, which demonstrated the lowest level since 2002.  The NBU also adopted measures to limit foreign currency transactions in the shadow economy.  Significant worsening of external conditions, in particular in the Eurozone, could lead to increased hryvnia volatility.

The recent passing of amendments to Ukrainian legislation has given the NBU the authority at its discretion to require Ukrainian companies with foreign currency income to mandatorily exchange a certain part of the foreign currency revenues into local currency.  The NBU intends to use such authority as necessary to support the hryvnia and introduce further currency control measures in future if deemed necessary.

Gradual exchange rate liberalisation is one of the key elements in the IMF 2010 SBA (as defined below).  The liberalisation process could result in a period of greater currency volatility.  Any further currency fluctuations may negatively affect the Ukrainian economy in general and, as a result, have a material adverse effect on the Bank’s business, results of operations, financial condition and prospects.

Any adverse changes in Ukraine’s relationships with Western governments and institutions may adversely affect the Ukrainian economy and thus the Bank’s business

With effect from 16 May 2008, Ukraine became a member of the WTO.  In addition, prior to President Yanukovych’s inauguration in February 2010, Ukraine pursued membership of the North Atlantic Treaty Organisation (“NATO”).  However, according to the Law of Ukraine “On Principles of Internal and

External Policy” which became effective on 20 July 2010, while Ukraine will continue to co-operate with NATO and other military and political alliances in various matters of mutual interest, it is no longer pursuing membership.  This law prevents Ukraine from becoming dependent on any state, group of states or international organisations.

On 1 March 2010, the newly elected President of Ukraine held a meeting with the President of the European Commission, where the parties agreed the priorities for the EU-Ukraine relationship for the near future.  Such priorities include finalisation of negotiations on the EU-Ukraine association agreement (including the establishment of a free trade area) and introduction of a visa-free regime between Ukraine and the EU member states.

Ukraine’s relationship with governments in the EU and with multinational institutions is of great importance.  Their perception of the commitment to and nature of legislative and regulatory reform programmes in Ukraine, the improvement and continued independence of the judicial system and political developments in Ukraine could significantly impact those relations.  There have been reports that the timing and circumstances of the arrest and subsequent imprisonment of the former Ukrainian prime minister, Yuliya Tymoshenko, for abuse of power has caused a negative reaction among representatives of some governments and institutions and has affected relations with such governments and institutions.  In particular, EU authorities have indicated that the signing of Ukraine’s association agreement with the EU may be delayed pending a satisfactory resolution of the Yuliya Tymoshenko case.  On 18 September 2013, the Cabinet of Ministers of Ukraine approved the signing of Ukraine’s association agreement with the EU. On 21 November 2013, the Cabinet of Ministers of Ukraine issued a decree which ordered the “halt of the process of preparing the association agreement between Ukraine and the European Union”. According to the decree, the decision was made to “ensure the national security of Ukraine” after taking into account the effects on trade with Russia. The decree was announced after the Parliament failed to agree legislation that would allow jailed Yuliya Tymoshenko to go abroad for medical treatment.

Any major changes in Ukraine’s relationship with Western governments and institutions, in particular any such changes adversely affecting the ability of Ukrainian manufacturers to access or to fully compete in world export markets, may have a material adverse effect on the Bank’s business, results of operations, financial condition and prospects.

Any unfavourable changes in Ukraine’s regional relationships, especially with Russia, may adversely affect the Ukrainian economy

Ukraine’s economy relies heavily on its trade with Russia and the other members of the Commonwealth of Independent States (the “CIS”), largely because Ukraine imports a large proportion of its energy requirements, primarily from Russia (or from countries that transport energy-related exports through Russia).  In addition, a large share of Ukraine’s services receipts comprises transit charges for oil, gas and ammonia from Russia.

As a result, Ukraine’s relations with Russia are of strategic importance to Ukraine.  However, relations between Ukraine and Russia have cooled to a certain extent in recent years due to disagreements over:

•                  legality of entry into the gas contract in 2009;

•                  issues relating to the delineation of the Russia-Ukraine maritime border;

•                  unresolved issues relating to the temporary stationing of the Russian Black Sea Fleet (Chernomorskyi Flot) (the “Black Sea Fleet”) in the territory of Ukraine; and

•                  a Russian ban on imports of meat and milk products from Ukraine and anti-dumping investigations conducted by Russian authorities in relation to certain Ukrainian goods.

Russia has in the past threatened to cut off the supply of oil and gas to Ukraine in order to apply pressure on Ukraine to settle outstanding gas debts and maintain low transit fees for Russian oil and gas through Ukrainian pipelines to European consumers. The most recent large-scale conflict occurred in early January 2009, when OJSC Gazprom (“Gazprom”) substantially decreased natural gas supplies to Ukraine, reportedly due to a failure by the National Joint-Stock Company “Naftogaz” (“Naftogaz”) to repay on time all outstanding debt owed to Gazprom for natural gas supplied to Ukraine for domestic consumption in

2008.  Following negotiations between the governments of Russia and Ukraine and the signing on 19 January 2009 of agreements between Naftogaz and Gazprom setting out the terms of further natural gas supplies and transit through the territory of Ukraine (the “Agreements on Gas”), Gazprom resumed natural gas supplies to Ukraine and other European countries on 20 January 2009.

According to press reports, on 25 January 2013, Gazprom invoiced Naftogaz U.S.$7 billion for having imported natural gas below the contracted volume in 2012.  According to an official statement made by Naftogaz, Gazprom has been formally notified on several occasions of the intention of Naftogaz to import less gas than it was contractually obliged to in 2012 (in particular, reducing the volume of imported gas from the minimum annual contractual level of 41.6 billion cubic meters to 18 billion cubic meters).  At this stage of discussions between the two companies no assurance can be given as to how the situation will affect relations between Naftogaz and Gazprom as well as natural gas supplies to Ukraine generally.

Prices for natural gas supplied by Gazprom for domestic consumption in Ukraine increased during the 2005 to 2010 period from U.S.$50.00 per 1,000 cubic metres in the beginning of 2005 to U.S.$305.68 per 1,000 cubic metres for the first quarter of 2010.  On 21 April 2010, the Presidents of Ukraine and Russia reached agreement in relation to the price of natural gas imported into Ukraine from Russia and the term for which the Black Sea Fleet will remain stationed in Ukrainian territory.  Based on this agreement, amendments to the contracts for natural gas supplies were signed, under which Gazprom agreed to give Naftogaz certain discounts on the otherwise applicable price for the natural gas supplied for domestic consumption in Ukraine.  In particular, the discount will amount to U.S.$100.00 if the price for natural gas is equal to or greater than U.S.$333.00 per 1,000 cubic metres, or 30 per cent. of the price if the price is below U.S.$333.00 per 1,000 cubic metres.  The average price of gas amounted to U.S.$256.7 per 1,000 cubic metres in 2010, U.S.$309 per 1,000 cubic metres in 2011 and U.S.$424.5 per 1,000 cubic metres in 2012.  Ukrainian government officials have repeatedly stated that further revision of the gas supply agreements between Naftogaz and Gazprom with the aim of reducing the price for natural gas supplied by Gazprom is a priority task for the Ukrainian government.

The price for natural gas supplied to Ukraine for domestic consumption and the tariff for transit of natural gas through the territory of Ukraine is to be determined pursuant to formulas set out in the Agreements on Gas.  Ukraine and Russia reportedly have been in negotiations on changing the formula used to determine the price of natural gas supplied by Russia to Ukraine.  Under the current formula, the price for natural gas has fluctuated significantly and no assurances can be given that it will not increase significantly in the future.  If Ukraine fails to negotiate new terms of gas supply that would be acceptable to it, this may have a negative effect on the Ukrainian economy and thus on the Bank’s business, results of operations, financial condition and prospects.

Also, on 21 April 2010, Ukraine and Russia signed a new agreement on the stationing of the Black Sea Fleet in Ukrainian waters.  Under the agreement, the term for the stationing of the Black Sea Fleet was extended for a further 25-year period (starting upon expiration of the previous term in 2017) until 2042 with an additional five-year extension option, and the amount of the lease charges payable for the Black Sea Fleet stationing was increased.  The agreement also provides that a portion of the lease charges payable for the stationing of the Black Sea Fleet will be set off against the discounts to the price of natural gas supplied by Gazprom for domestic consumption in Ukraine referred to above.

In 2012, approximately 25.6 per cent. of all Ukrainian exports of goods went to Russia, while much of Russia’s exports of energy resources are delivered to the EU via Ukraine.  The increase in the price of natural gas by Russia has adversely affected the pace of economic growth of Ukraine due to the considerable dependence of the Ukrainian economy on Russian exports of energy resources.

In May 2011, it was reported that Russia plans to divert approximately 20 billion cubic metres of gas per annum from Ukraine’s gas transit system to the Nord Stream and South Stream pipelines bypassing Ukraine.  The Nord Stream pipeline commenced commercial operations in November 2011.  This amount would be equivalent to approximately 20.3 per cent. of all gas transported from Russia to the EU via Ukraine in 2010.  In 2012, transit of natural gas through Ukraine decreased to 84.3 billion cubic metres from 104.2 billion cubic metres in 2011, due to the combined effects of the diversion of gas to the Nord Stream pipeline and generally lower demand in the EU.  Ukraine is seeking to minimise any potential adverse effect to Naftogaz or its economy in general as a result of these new pipelines, including through obtaining assurances on transport volumes.

Since February 2008, the EU and Ukraine continue negotiations on a core element of Ukraine’s association agreement - a Deep and Comprehensive Free Trade Area (“DCFTA”) which covers all trade-related areas (including services, intellectual property rights, customs, public procurement, energy-related issues, competition and other areas). On 30 March 2012, the text of the association agreement, which included provisions on the establishment of a DCFTA as an integral part, was initialled. Being only a technical step before the official signature, it was, however, as said by the European Commission, important for “keeping the momentum” in relations between the EU and Ukraine. At the same time the relationships between Ukraine and Russia have become strained. In September 2013, Russian President Vladimir Putin warned Ukraine that he would retaliate with protectionist measures if Ukraine is to sign a landmark trade deal with the EU and suggested Ukraine enter into a Russian-led customs union instead of the EU’s DCFTA.  These recent events present another risk that Russia may interrupt gas supplies to Ukraine in November-December 2013, when autumn/winter heating season begins, as it previously did in 2009, in a move which also hit eastern EU countries depending on Ukrainian gas transit.

If bilateral trade relations were to deteriorate, if Russia were to stop transiting a large portion of its oil and gas through Ukraine, or if Russia halted supplies of natural gas to Ukraine, Ukraine’s balance of payments and foreign currency reserves could be materially and adversely affected.  Any further adverse changes in Ukraine’s relations with Russia, in particular, any such changes adversely affecting supplies of energy resources from Russia to Ukraine, or Ukraine’s revenues derived from transit charges for Russian oil and gas, may have negative effects on the Ukrainian economy as a whole and thus on the Bank’s business, results of operations, financial condition and prospects.

Official statistics and other data published by Ukrainian state authorities may not be reliable

Official statistics and other data published by Ukrainian state authorities (including the NBU and the State Statistics Service of Ukraine) may not be as complete or reliable as those of more developed official statistics and other data may also be produced on a different basis than those criteria used in more developed countries.  The Bank has not independently verified such official statistics and other data, and prospective investors should be aware that any discussion of matters relating to Ukraine in this Prospectus is, therefore, subject to uncertainty due to questions regarding the completeness or reliability of such information and may not be fully in accordance with international standards.  Furthermore, standards of accuracy of statistical data may vary from agency to agency and from period to period due to application of different methodologies.  Since the first quarter of 2003, Ukraine has produced data in accordance with the IMF Special Data Dissemination Standard.  It is possible, however, that this IMF standard has not been fully implemented or correctly applied.  The existence of a sizeable unofficial or shadow economy may also affect the accuracy and reliability of statistical information.  In addition, Ukraine has experienced variable rates of inflation, including periods of hyperinflation.  Unless indicated otherwise, the macroeconomic data presented in this Prospectus has not been restated to reflect such inflation and, as a result, period-to-period comparisons may not be meaningful.  Prospective investors should be aware that certain statistical information and other data contained in this Prospectus have been extracted from official governmental sources in Ukraine and were not prepared or independently verified by any person in connection with the preparation of this Prospectus.  The Bank only accepts responsibility for the correct extraction and reproduction of such information.

Restricted access to international capital markets may adversely affect the Ukrainian economy

Ukraine’s internal debt market remains relatively illiquid and underdeveloped as compared to markets in most Western countries.  In the wake of the emerging market crisis in the autumn of 1998 and until the second half of 2002, loans from multinational organisations such as the European Bank for Reconstruction and Development (the “EBRD”), the World Bank, the EU and the IMF comprised Ukraine’s only significant sources of external financing.

As a result of the global financial crisis and the resulting absence of liquidity in the Ukrainian credit markets, Ukraine sought IMF financing.  In November 2008, the IMF approved a two-year Stand-By Arrangement (the “2008 SBA”) with Ukraine for approximately U.S.$16.4 billion to assist the Ukrainian government in restoring financial and economic stability.  After disbursement of three tranches in the aggregate amount of U.S.$10.6 billion, the fourth tranche under the 2008 SBA was suspended due to increased level of political instability and controversies surrounding the 2010 presidential elections.  Following the inauguration of President Yanukovych in late February 2010, the newly formed Government resumed negotiations with the IMF.  From March to July 2010, the IMF missions visited

Ukraine to review the macroeconomic situation and budgetary, fiscal and monetary policy of the Government and the NBU, and to consider possible resumption of IMF support.  On 28 July 2010, the IMF Executive Board noted the cancellation of the 2008 SBA, and on the same date approved a new U.S.$15.15 billion Stand-By Arrangement for Ukraine (the “2010 SBA”) to be drawn in 10 tranches in 2010-2012.  On 2 August 2010, Ukraine received the first tranche of approximately U.S.$1.89 billion, with U.S.$1.0 billion earmarked for the financing of the State Budget deficit.

On 22 December 2010, following the first review of Ukraine’s compliance with the 2010 SBA terms, the IMF Executive Board approved the second tranche that was provided to Ukraine in the amount of approximately U.S.$1.5 billion, with about U.S.$1.0 billion earmarked for the financing of the State Budget deficit.  The disbursement of the third tranche, expected to take place in May 2011, was deferred.  Reportedly, the Government expects to negotiate a new agreement on co-operation with IMF during 2013 which will be of significant importance to support Ukraine’s external funding needs; however, further co-operation with IMF remains subject to raising domestic gas tariffs as previously agreed for the third tranche under 2010 SBA.  The discussions with the IMF are on-going, but there is no assurance that a new stand-by arrangement will be negotiated with IMF and any further tranches will be disbursed if the IMF deems that performance criteria under a new agreement are not satisfactorily met.

If Ukraine’s access to international debt markets became limited, the Government would have to rely to a significant extent on official or multilateral borrowings to finance part of the budget deficit, fund its payment obligations under domestic and international borrowings and maintain foreign exchange reserves.  Additionally, Ukraine has indicated that, as part of its debt management policy, it plans to develop the internal debt market and to reduce its reliance on external debt financing.  However, reliance on internal debt and unavailability of external financing may place additional pressure on Ukraine’s ability to meet its payment obligations.

Borrowings from multinational organisations such as the IMF, the EBRD, the World Bank or the EU may be conditioned on Ukraine’s satisfaction of certain requirements, which may include, among other things:

•                  implementation of strategic, institutional and structural reforms;

•                  reduction of overdue tax arrears;

•                  absence of increase of budgetary arrears;

•                  improvement of sovereign debt credit ratings; and

•                  reduction of overdue indebtedness for electricity and gas.

If Ukraine is unable to access international capital markets or syndicated loan markets, a failure by official creditors and of multilateral organisations to grant adequate financing, including the refusal by the IMF to enter into a new stand-by arrangement, could adversely affect Ukraine’s financing of its budget deficit, the level of inflation and/or the value of the hryvnia, which, in turn, could have a material adverse effect on the Bank’s business, financial condition, results of operations and prospects.

Ukraine’s business environment is adversely affected by weak financial infrastructure and the lack of liquidity

Ukrainian enterprises have limited experience of operating in globalised, free-market conditions.  When compared to businesses operating in more developed jurisdictions, Ukrainian enterprises have limited capital resources with which to develop operations and are often characterised by management that lacks experience in responding to changing market conditions and, in particular, economic disruptions.  In addition, Ukraine has a limited infrastructure to support a market system, and communications, banks and other financial infrastructure are less well developed and less well regulated than their counterparts in more developed jurisdictions.  Ukrainian enterprises, most of which were adversely affected by the global financial crisis, face significant liquidity problems due to, inter alia, a limited supply of domestic savings, few foreign funding sources, high taxes and limited lending by the banking sector to the industrial sector.  Many Ukrainian enterprises cannot make timely payments for goods or services and owe large amounts in taxes, as well as wages to employees.  Any further deterioration in the business environment in Ukraine could have a material adverse effect on the Bank’s business, results of operations, financial condition and prospects.

Adverse changes in global or Ukrainian economic conditions have resulted in several restructurings of Ukrainian commercial debt and a significant liquidity risk

As at year-end 2010, Ukraine’s total debt as a percentage of GDP increased to 86.0 per cent. as compared to year-end 2009.  As at year-end 2011, Ukraine’s total debt as a percentage of GDP decreased to 77.3 per cent. and the total debt as a percentage of GDP decreased to 76.6 per cent. as at year-end 2012.  Pursuant to the 2013 State Budget Law, the total Ukraine’s direct debt threshold is set at the level of UAH 483.08 billion and current authorisations permit issuance of new Ukraine-guaranteed debt up to an aggregate of UAH 50.0 billion.

The substantial payment obligations of Ukraine and many state-owned companies that fell due in 2009 and 2010 (including debt repayments and payments for natural gas supplied for domestic consumption to Ukraine) have exerted additional pressure on Ukraine’s liquidity and led to several major restructurings of Ukrainian state-owned companies, such as restructurings of Naftogaz and the State Railway Administration of Ukraine (Ukrzaliznytsya). The pressure on Ukraine’s liquidity may intensify if the Ukrainian government falls short of its budgeted revenue targets or exceeds its expenditure targets for 2013.

In addition, it should be noted that many enterprises in the Ukrainian private sector have significant levels of indebtedness and as a result of the ongoing financial crisis, may experience difficulty accessing new financing, which for Ukrainian banks may cause deterioration in asset quality, increase in non-performing loans, decrease of profits and capital impairment.  Although private sector debt, unlike Ukraine’s debt, does not have a direct negative effect on Ukraine’s foreign currency reserves or liquidity, high levels of indebtedness of, and limited availability of new credit to, the private sector may complicate economic recovery and pose a significant risk in an already challenging economic environment.  Any further deterioration in the economic environment in Ukraine could have a material adverse effect on the Bank’s business, results of operations, financial condition and prospects.

Failure to fulfil privatisation plans will adversely affect the achievement of financing levels anticipated in Ukraine’s state Budget

Ukraine’s budget is dependent to a significant extent on proceeds from privatisations.  For 2010, target privatisation proceeds were initially set at UAH 10.0 billion, but were subsequently decreased in July 2010 to UAH 6.35 billion.  In 2010, actual privatisation receipts were only UAH 1,093.0 million, or 17.2 per cent. of the annual target.

For 2011, target privatisation proceeds were set at UAH 10.0 billion, and actual privatisation receipts were UAH 11,480.3 million (primarily due to successful privatisation of PJSC “Ukrtelecom” for a total consideration of UAH 10,575.1 million), or 14.8 per cent. more than the annual target.  For 2012, target privatisation proceeds were set at UAH 10.0 billion.  In 2012, actual privatisation receipts amounted to UAH 6,765 million, or only approximately 67 per cent. of the annual target for 2012.

According to the Head of State Property Fund of Ukraine, the reason for the failure of the privatisation plan in 2012 was due to the failure of the privatisation of the two power generators “Donbassanegro” and “Tsentrenergo”, as well as six planned energy supplying companies, Kharkiv, Zaporizhzhia, Khmelnitskyi, Ternopil, Volyn and Mykolayiv. At the same time, a lack of strategic investment policy and effective privatisation mechanisms in Ukrainian regulations led to the foreign investments in Ukraine being allocated to other areas of the Ukrainian economy than privatisation programmes.  Ukraine’s state budget for 2013 sets target privatisation proceeds at UAH 10.9 billion.

The success of future privatisations will depend on the implementation of structural and other reforms and improved stability of the political situation in Ukraine.  Meeting future privatisation proceeds targets may also require the Ukrainian government (with approval from the Parliament) to allow privatisation of additional state-owned enterprises that are currently excluded from privatisation, as these enterprises may prove more attractive to investors as compared to those currently subject to privatisation.  In the absence of a clear privatisation programme, not all of the budgeted privatisation proceeds may be realised, which may create or contribute to future budget deficits.  Litigation and court proceedings may also delay the successful completion of certain privatisations, as has occurred in the past, or prevent them altogether.  In addition, the failure to privatise key state-owned assets may prejudice the willingness of multilateral organisations to provide financial support to Ukraine.  A continued significant shortfall in actual privatisation receipts compared to budgeted privatisation receipts in the coming years may have negative effects on the performance of Ukraine’s state budget and high budgetary deficits may cause macroeconomic problems (such as high level of inflation, current account deficits, highly indebted economy and slow economic growth). Thus, all of this may have a negative effect on the Ukrainian economy as a whole and thus on the Bank’s business, results of operations, financial condition and prospects.

The Ukrainian banking system may be vulnerable to stress due to fragmentation, undercapitalisation and a potential increase in non-performing loans, all of which could have a material adverse effect on the real economy

Despite progress with the restructuring and recapitalisation of Ukrainian banks, problems with asset quality and indebtedness persist.  Asset quality was affected significantly by the devaluation of the hryvnia in 2008 (52.5 per cent. against the U.S. dollar and 46.3 per cent. against the euro) and was further exacerbated by the 14.8 per cent. contraction of the economy in 2009.  Despite Government and NBU intervention and progress in stabilising the foreign exchange market by the end of 2009 and 2010, the high dollarization in the Ukrainian financial system and increased exchange rate risks could contribute to a worsening of banks’ asset quality.  Overdue loans also affect the asset quality of Ukrainian banks.  The proportion of loans represented by overdue loans was 11.2 per cent., 9.6 per cent. and 8.9 per cent. as at 31 December 2010, 2011 and 2012, respectively.  Although the share of overdue loans in banks’ credit portfolios has started to decline, a future increase in this share could place additional strain on the banking system.  Furthermore, in addition to the loans that the NBU categorises as doubtful and bad, a significant proportion of Ukrainian banks’ loan portfolios could be described as non-performing.  The IMF, in its Staff Report for the 2012 Article IV Consultation, provided two estimates for loans which could be categorised as non-performing.  Under a broad definition of non-performing loans that includes loans classified as substandard, doubtful and loss, according to the IMF country report of November 2012, the IMF estimated that 39.1 per cent. of loans held by Ukrainian banks were non-performing as at 31 March 2012.  Under a narrower definition that does not count as non-performing those substandard loans that are serviced in a timely manner, the IMF estimated that 14.9 per cent. of loans were non-performing as at 31 March 2012. According to the NBU data as of 30 September 2013, the non-performing loans totalled UAH 74.7 billion which comprised 8.7 per cent. of the total loans granted by the Ukrainian banks. In addition to decreasing asset quality, the capital bases of Ukraine’s banks could deteriorate further if the profitability of these banks suffers in 2013.

The continuation or worsening of the financial crisis, further insolvencies of Ukrainian banks, growth in the share of overdue loans, the need for the Ukrainian government to inject more capital into the banking system and the failure to adopt and implement a system of banking regulation that achieves an increased degree of soundness and stability in the nation’s banks could each have a material adverse effect on the Ukrainian economy and thus may adversely affect the Bank’s business, results of operations, financial condition and prospects.

Ukraine may not be able to increase or maintain access to foreign investment

Notwithstanding improvements in the Ukrainian economy in recent years, cumulative foreign direct investment remains low for a country of Ukraine’s size.  An increase in the perceived risks associated with investing in Ukraine could reduce foreign direct investment in Ukraine and adversely affect the Ukrainian economy.  No assurance can be given that Ukraine will be able to increase or maintain access to foreign investment.  Furthermore, any future attempts to renationalise previously privatised enterprises could adversely affect the climate for foreign direct investment and have an adverse effect on the economy of Ukraine which, in turn, may adversely affect the Bank’s business, results of operations, financial condition and prospects.

Foreign investments in Ukraine are not subject to nationalisation under Ukrainian legislation.  However, if the government notices problems in the financial wealth of the systemically important legal entities, the government may nationalise some or all of such entities to eliminate any possible risks.  For example, due to the certain downgrades in the financial performance of such banks as “Rodovid Bank”, “Ukrgazbank”

and bank “Kyiv”, the government has nationalised them in order to improve stability in the Ukrainian banking system.

Corruption and money laundering may have an adverse effect on the Ukrainian economy

External analysts have identified corruption and money laundering as problems in Ukraine.  In accordance with the Ukrainian anti-money laundering legislation that came into force in Ukraine in June 2003, the NBU and other state authorities as well as various entities carrying out financial services are now required to monitor certain financial transactions more closely for evidence of money laundering.  The Bank complies with all Ukrainian regulations in the field of financial monitoring that were adopted since 2003, it also has internal financial monitoring procedures and regulations and conducts training for its officers on a regular basis.  As a result of the adoption of the 2003 legislation, in February 2004, Ukraine was removed from the list of non-co-operative countries and territories by the Financial Action Task Force on Money Laundering (the “FATF”) and, in January 2006, the FATF discontinued its formal monitoring of Ukraine.

To address the remaining deficiencies in the Ukrainian anti-money laundering legislation, Ukraine has made a high-level political commitment to work with the FATF and the Committee of Experts on the Evaluation of Anti-Money Laundering Measures and the Financing of Terrorism and developed an action plan to address these deficiencies.  The FATF closely monitored the progress of Ukraine and the implementation of its action plan in previous years, though, from 27 October 2011, Ukraine has no longer been subject to the FATF’s monitoring.

On 21 August 2010, a new law entered into force significantly amending the Ukrainian anti-money laundering legislation and implementing 40 revised recommendations and nine special recommendations of the FATF, as well as the directive of the European Parliament on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing.  In particular, the law extends the list of entities that are required to monitor financial transactions at the primary level, extends the list of state agencies authorised to conduct state financial monitoring, and broadens the list of grounds on the basis of which a financial transaction may be subject to monitoring.

A new anti-corruption law setting forth a general framework for the prevention and counteraction of corruption in Ukraine has been adopted on 7 April 2011 and became fully effective on 1 January 2012.  Although this new legislation is expected to facilitate the anti-corruption efforts in Ukraine, there can be no assurance that the law will be effectively applied and implemented by the relevant supervising authorities in Ukraine.  Any future allegations of corruption in Ukraine or evidence of money laundering could have a negative effect on the ability of Ukraine to attract foreign investment and on the economy of Ukraine in general which, in turn, may adversely affect the Bank’s business, results of operations, financial condition and prospects.

Weaknesses relating to the legal system and legislation may create an uncertain environment for investment and business activity

The Ukrainian legal system remains subject to greater risks and uncertainties than more mature legal systems.  In particular, risks associated with the Ukrainian legal system include:

•                  inconsistencies between and among the Constitution of Ukraine and various laws, presidential decrees, governmental, ministerial and local orders, decisions and resolutions and other acts;

•                  provisions in laws and regulations that are ambiguously worded or lack specificity and thereby raise difficulties when implemented or interpreted;

•                  lack of judicial and administrative guidance on the interpretation of Ukrainian legislation, including the complicated mechanism of exercising constitutional jurisdiction by the CCU;

•                  general inconsistency in the judicial interpretation of Ukrainian legislation in the same or similar cases; and

•                  corruption within the judiciary.

Furthermore, several fundamental Ukrainian laws either have only relatively recently become effective or are still pending hearing or adoption by the Parliament.  For example, in 2010, the new law on the court system and status of judges entered into force, and a new Budget Code was adopted by the Parliament which entered into force on 1 January 2011.  On 2 December 2010, the Parliament adopted the Tax Code which, subject to certain exceptions, became effective on 1 January 2011.  In February 2012, the Parliament adopted a new law on the system of guaranteeing the deposits of individuals which became effective in September 2012.  In July 2012, Ukraine adopted a new law on depositary system which became effective on 12 October 2013.  The relative immaturity of Ukrainian legislation, the lack of consensus about the scope, content and pace of economic and political reform and the rapid evolution of the Ukrainian legal system in ways that may not always coincide with market developments place the enforceability and underlying constitutionality of laws in doubt, and result in ambiguities, inconsistencies and anomalies.

In addition, Ukrainian legislation often contemplates implementing regulations.  Often such implementing regulations have either not yet been promulgated, leaving substantial gaps in the regulatory infrastructure, or have been promulgated with substantial deviation from the principal rules and conditions imposed by the respective legislation, which results in a lack of clarity and growing conflicts between companies and regulatory authorities.

These weaknesses in the Ukrainian legal system could make it difficult for the Bank to implement its policies or could lead to conflicts between the NBU and the Bank, which may have a negative effect on the Bank’s business, results of operations, financial condition and prospects.  Additionally, those and other factors that have an impact on Ukraine’s legal system make an investment in the Notes subject to greater risks and uncertainties than an investment in a country with a more mature legal system.

The judiciary’s lack of independence and overall inexperience, difficulty in enforcing court decisions and governmental discretion in enforcing claims could prevent the Bank or the Bank’s investors from obtaining effective redress in a court proceeding

The independence of the judicial system and its immunity from economic and political influences in Ukraine remains questionable.  Although the CCU is the only body authorised to exercise constitutional jurisdiction and has mostly been impartial, the system of constitutional jurisdiction itself remains too complicated to ensure smooth and effective removal of discrepancies between the Constitution of Ukraine and various laws of Ukraine.

The court system is understaffed and underfunded.  Judges and courts are generally inexperienced in the area of business and corporate law and judicial precedents generally have no binding effect on subsequent decisions, except for the decisions of the Supreme Court of Ukraine, taken following the review of rulings of high specialised courts of Ukraine.  These decisions of the Supreme Court of Ukraine have precedential effect over the decisions of lower courts taken in similar cases and for governmental bodies applying provisions of Ukrainian law interpreted by the Supreme Court of Ukraine.  Moreover, courts themselves are not bound by earlier decisions taken under the same or similar circumstances, which results in the inconsistent application of Ukrainian legislation to resolve the same or similar disputes.  Not all Ukrainian legislation is readily available to the public or organised in a manner that facilitates understanding.  For each particular law made by different government authorities, there are many sub-laws, regulations and resolutions, which can make the laws difficult to understand.  Furthermore, a limited number of judicial decisions are publicly available, and, therefore, the role of judicial decisions as guidelines in interpreting applicable Ukrainian legislation to the public at large is limited.  However, according to the Law of Ukraine “On Access to Court Decisions” that became effective on 1 June 2006, decisions of courts of general jurisdiction in civil, economic, administrative and criminal matters issued from 1 June 2006 and, in the case of local courts in civil and criminal matters, from 1 January 2007 became available to the public.

In addition the Ukrainian judicial system became more complicated and hierarchical as a result of recent judicial reforms.  In particular on 1 November 2010, the High Specialised Court of Ukraine for Civil and Criminal Matters commenced its activities.  This court has become the superior court for all civil and criminal matters in substitution of the Supreme Court of Ukraine.  The role of the Supreme Court of Ukraine has been limited to cases, the resolution of which is complicated by inconsistency of judicial interpretation as opposed to a court of appeal in all cases.  The generally perceived result of these reforms is that the Ukrainian judicial system has become less certain and even slower than before.

Enforcement of court orders and judgments overall can in practice be difficult in Ukraine.  The State Execution Service (“SES”), a body independent of the Ukrainian courts, is responsible for the enforcement of court orders and judgments overall in Ukraine.  Often, enforcement procedures are very time-consuming and may fail for a variety of reasons, including the defendant lacking sufficient funds, the complexity of auction procedures for the sale of the defendant’s property or the defendant undergoing bankruptcy proceedings.  In addition, the SES has limited authority to enforce court orders and judgments quickly and effectively although the powers of SES and the overall enforcement process were enhanced following adoption of the law in November 2010.  The SES is bound by the method of execution provided for by the relevant court order or judgment and may not independently change such method even if it proves to be inefficient or unrealisable.  Furthermore, notwithstanding successful execution of a court order or a judgment, a higher court can reverse a court order or judgment and require that the relevant funds or property be restored to the defendant.  Moreover, in practice, the procedures employed by the SES do not always comply with applicable legal requirements, resulting in delays or failures in enforcement of court orders and judgments.  These uncertainties also extend to certain rights, including investor rights.  In Ukraine, there is no established history of investor rights or responsibility to investors and in certain cases the courts may not enforce such rights.  In the event courts do seek to protect rights of investors granted under applicable Ukrainian legislation, there nevertheless remains the risk that the government and/or the legislature of Ukraine may attempt legislatively to overrule any such court decisions by implementing legislation changes which have retroactive effect. A non-payment of a loan is not an administrative or criminal offence under Ukrainian law.

These and other factors that impact Ukraine’s judicial system make an investment in the Notes subject to greater risk and uncertainty than an investment in a country with a more developed judicial system.

The Ukrainian tax system is undeveloped and subject to frequent change, which may create an uncertain environment for investment and business activity

Historically, Ukraine had a number of laws related to various taxes imposed by both central and regional governmental authorities.  These taxes include value added tax, corporate income tax (profits tax), customs duties and payroll (social) taxes.  The tax legislation in Ukraine is not always clearly written or explained and is subject to the interpretation of the tax authorities and other government bodies.  Unlike the tax laws of more developed market economies, Ukraine’s tax laws have not been in force for a significant period of time, often resulting in unclear or non-existent implementing regulations.

The legal framework for the Ukrainian tax system is established by the Tax Code of Ukraine (the “Tax Code”).  The Tax Code provides for a decrease in the rate of the corporate income tax from the currently applicable 19 per cent. to 16 per cent. in 2014.  In the same manner, the value added tax rate will decrease from 20 per cent. to 17 per cent. from 1 January 2014.  The Tax Code also introduces a form of taxation of interest accrued on bank deposits, which will take effect from 1 January 2015.  The Ukrainian tax system is in the process of development. Therefore, numerous amendments were introduced to the Tax Code in the middle of the reporting period with almost immediate effect.  These and other factors that impact on the Ukrainian tax system make an investment in the Notes subject to greater risk and uncertainty than an investment in a country with a more developed tax system.

Differing opinions regarding legal interpretations often exist both among and within governmental ministries and organisations, including tax authorities, creating uncertainties and areas of conflict in relation to taxation.  Tax declarations or returns, together with other matters of legal compliance (for example customs and currency control matters), are subject to review and investigation by a number of authorities, which may impose fines, penalties and interest charges for non-compliance.  These circumstances generally create tax risks in Ukraine that are more significant than those typically found in countries with more developed tax systems.  Generally, the Ukrainian tax authorities may reassess tax liabilities of taxpayers only within three years after the filing of the relevant tax declarations.  However, this statutory limitation period may not be observed or may be extended in certain circumstances.  Moreover, the fact that a period has been reviewed does not exempt this period, or any tax declaration/return applicable to that period, from further review.

While the Bank believes that it is currently in compliance in all material respects with the tax laws affecting its operations, it is possible that the relevant tax authorities could, in the future, take differing positions with regard to issues of interpretation, which may result in a material adverse effect on the Bank’s business, results of operations, financial condition and prospects.

Disclosure and reporting requirements and fiduciary duties remain less developed than in more developed markets

Disclosure and reporting requirements have only recently been enacted in Ukraine.  Anti-fraud legislation has only recently been adapted to the requirements of a free market economy and remains largely untested.  Most Ukrainian companies do not have corporate governance procedures that are in line with Western European standards.  Ukrainian banking laws introduced the concept of fiduciary duties owed by a bank’s management to the bank and its clients, which was further elaborated in the “Guidelines for the Improvement of Corporate Governance in Ukrainian Banks” approved by the NBU in March 2007.  However, the concept of fiduciary duties of management or members of the management board to their companies or shareholders remains underdeveloped in Ukraine.  Violations of disclosure and reporting requirements or breaches of fiduciary duties by the Bank’s directors could significantly affect the receipt of material information or result in inappropriate management decisions, which may have a material adverse effect on the Bank’s business, financial condition, results of operations and prospects.

Risks Relating to the Bank

Increasing competition

The Ukrainian market for financial services is highly competitive in respect of standard commercial banking activities.  The Bank principally competes with a number of other nationwide and regional banks, some of which have a broader geographic reach than the Bank.  According to the official statistics of the NBU, as at 30 September 2013, there were a total of 181 banks registered in Ukraine, all of which are licenced by the NBU to perform banking transactions.

The Bank considers PJSC Commercial Bank Privatbank (“Privatbank”), State Export-Import Bank of Ukraine (“Ukreximbank”), PJSC “State Savings Bank of Ukraine” (“OschadBank”), PJSC “Delta Bank” (“Delta Bank”), PJSC “OTP Bank” (“OTP Bank”) and Ukrainian subsidiaries of the Russian banks to be its main competitors.  Since 2008, foreign banks (other than Russian banks) decreased its operations in Ukraine as a result of the financial crisis which led to a decrease in mortgage lending, which was a primary source of income for these banks in Ukraine. At the same time Russian (mainly state) banks have increased their presence in the Ukrainian banking sector.  As at 30 September 2013, according to the AUB’s statistics, the four biggest Russian-owned banks (PJSC “VTB Bank” (“VTB Bank”), a Ukrainian subsidiary of Russian JSC “VTB Bank”, PJSC “Prominvestbank” (“Prominvestbank”), PJSC “Alfa-Bank” (“Alfa-Bank”), a Ukrainian subsidiary of Russian OJSC “Alfa-Bank” and “Sberbank of Russia” JSC (“Sberbank”), a Ukrainian subsidiary of Russian Sberbank) held more than 14.3 per cent. of the assets of the Ukrainian banking sector, more than 13.7 per cent. of equity capital, more than 17.3 per cent. of its corporate loan portfolio and 8.0 per cent. of its retail loan portfolio.

The Bank expects the Ukrainian banking market to remain competitive in the future.  As at 30 September 2013, out of 181 licenced banks operating in Ukraine, 51 banks had foreign ownership, of which 21 were 100 per cent. foreign-owned. If the Bank is unable to continue to compete successfully in the Ukrainian banking sector or to execute its strategy for maintaining and strengthening its position in the corporate banking sector or to execute its strategy for expansion in the retail banking sector, this could have a material adverse effect on the Bank’s business, results of operations, financial condition and prospects.

Effective management of the Bank’s growth

The Bank’s total assets have grown in recent years, from UAH 20.4 billion as at 31 December 2011 to UAH 21.3 billion as at 31 December 2012.  The growth in the Bank’s total assets will require continued monitoring by the Bank’s Supervisory Council, Management Board, Credit Committees, Asset and Liability Management Committee and Risk Management Department for risk management and compliance with the NBU requirements.  In addition, the Bank’s gross customer loan portfolio grew from UAH 17 billion as at 31 December 2011 to UAH 18 billion as at 31 December 2012.  This increase in credit exposure will require continued emphasis by the Bank on credit quality and the adequacy of its provisioning levels and continued development of financial and management control.  Moreover, the Bank intends to continue to optimise and modernise its banking unit network and to open new banking units (see “Business—Banking Unit Network and ATMs—Centralisation of the Banking Unit Network”).  In particular, by the end of 2014 the Bank intends to increase the number of its banking units from 16 full-scale branches and 290 banking units as at 31 December 2012 to approximately 330 (where 16 branches would be converted into the banking units).  Growth recently experienced by the Bank and the planned centralisation of its branch network also require the Bank to attract and retain qualified personnel.  See “Dependence on Key Management and Qualified Personnel”.  Failure to do so may adversely affect the Bank’s ability to maintain adequate levels of financial and management control as its business and operations grow or may otherwise have a material adverse effect on the Bank’s business, results of operations, financial condition and prospects.

Capital adequacy

The Basel Committee on Banking Supervision (the “Basel Committee”) has set international standards for capital adequacy for banks.  The NBU has also established minimum capital adequacy ratios that are mandatory for Ukrainian banks, based on a methodology which is generally consistent with the applicable standards of the Basel Committee (although the NBU has assigned higher risk to certain assets in comparison with the standards of the Basel Committee).  With effect from 1 March 2004, the NBU’s mandatory minimum capital adequacy ratio was increased from 8 per cent. to 10 per cent. of a bank’s risk weighted assets.

Further, the Basel Committee has issued a new capital adequacy framework (the “Basel Accord”) to replace the previous capital accord issued in 1988.  With regard to the risk measurement requirements relating to credit risk ratings applied to exposures to sovereign states, the Basel Committee proposes replacing the existing approach with a system that would use both external and internal credit ratings for determining risk weightings or the amount of credit exposures.  Such an approach will also apply, either directly or indirectly and to varying degrees, to the risk measurement for exposures to banks, securities firms and corporate entities.  The new framework could require financial institutions lending to Ukrainian banks to be subject to higher capital requirements as a result of the credit risk rating of Ukraine, possibly resulting in a higher cost of borrowing for Ukrainian banks.

The level of the Bank’s total gross loans and advances to customers has increased over the last few years from UAH 17 billion as at 31 December 2011 to UAH 18 billion as at 31 December 2012 and this has put pressure on the Bank’s capital adequacy ratios.  The Bank’s capital adequacy ratio calculated in accordance with the NBU regulations (i.e. the ratio of capital to total risk weighted assets, based on statutory Ukrainian accounting data) was 10.6 per cent. and 10.2 per cent. as at 31 December 2011 and 31 December 2012, respectively.  The Bank must maintain sufficient capital to cover increased risk weighted assets in order to maintain the capital adequacy ratios set by the Basel Committee and the NBU.  The Bank’s capital adequacy ratio as at 31 December 2012 increased to 10.9 per cent., as calculated in accordance with the Basel Accord.

While the Bank considers that it has sufficient capital to fund its operations, if it fails to maintain or sufficiently increase its capital base in line with the increase in its risk weighted assets, it may risk non-compliance with the NBU capital adequacy regulations, which could lead to sanctions by the NBU (including the revocation of its banking licence), which could have a material adverse effect on the Bank’s business, results of operations, financial condition and prospects.

The Bank may face liquidity risks

The Bank receives a significant portion of its funding through customer deposits.  The Ukrainian law entitles retail depositors to withdraw deposits, including term deposits, at any time without incurring a penalty.  Many of the Bank’s customers are Ukrainian companies who have significant liquidity requirements.  Accordingly, they often withdraw their deposits and are generally unable to place significant funds with the Bank on a long-term basis.  Total customer deposits (which include both current accounts and deposits) accounted for 62 per cent. of the Bank’s liabilities (excluding total equity) as at 31 December 2012, while 53 per cent. of all customer deposits were on demand.  As a result, a significant and/or unanticipated withdrawal of funds by corporate or retail customers or decreases in customer deposits could result in liquidity gaps that the Bank will be required to cover.

Another principal source of the Bank’s funding is interbank borrowings, which includes borrowings from the NBU and foreign financial institutions and international organisations.  As at 31 December 2012, interbank borrowings amounted to 28 per cent. of the Bank’s total liabilities (excluding total equity) as compared to 35 per cent. as at 31 December 2011.  The decrease in 2012 compared to 2011 in interbank borrowings was principally due to the unbalanced Ukrainian economy and therefore limited access of the

Bank to domestic and international financial markets.  The remainder of the Bank’s funding is raised in the domestic and international financial markets.  Starting from 2009, the adverse market conditions significantly reduced the Bank’s access to funding from the international financial markets and as a result the Bank was compelled to extend maturities of certain funding contracts with foreign creditors.  In particular, in January 2010 the Bank restructured the 2006 Notes issued by the Bank in 2006 by extending their maturity to January 2014 and also restructured its two syndicated loans for the total amount of U.S.$113 million of principal debt and approximately U.S.$67 million of trade financing by extending their maturity dates to 31 January 2015.

The Bank expects to redeem the 2006 Notes prior to maturity for an exchange of the Notes and a pro rata share in a U.S.$5 million cash payment (including accrued interest on the 2006 Notes purchased for such each payment) to those holders of the 2006 Notes who accept the Bank’s offer to redeem the 2006 Notes prior to maturity (the “2006 Notes Exchange”) and, simultaneously with the 2006 Notes Exchange, the Bank expects to redeem those 2006 Notes that have not been exchanged pursuant to the 2006 Notes Exchange (the “Non-exchanged 2006 Notes”), in each case subject to the required consent of the holders of the 2006 Notes to approve the insertion of an Issuer call option into the terms and conditions of the 2006 Notes to permit the early redemption of the Non-exchanged 2006 Notes and the receipt of confirmation from the NBU that the proposed amendents to the 2006 Loan Agreement (as defined below) have been registered with the NBU (the “2006 Notes Redemption”).

The Bank’s ability to maintain a sufficient level of customer deposits, to obtain interbank borrowings or to raise funding on the domestic and international capital markets in amounts sufficient to meet its liquidity needs in the future may be affected by a number of domestic and foreign economic and other factors and by the state of the Ukrainian financial system.  Although the Bank has developed and implemented liquidity risk management procedures (see “Risk Management—Liquidity Risk”), the above factors may have a material adverse effect on the Bank’s business, financial condition, results of operations and prospects.

A decline in the value or liquidity of the collateral securing the Bank’s loans may adversely affect its loan portfolio

A substantial portion of the Bank’s loans to corporate customers and individuals is secured by collateral such as real property, land leasing rights, production equipment, vehicles, securities, precious metals, raw materials and inventory.  The recent downturns in the global economy and most of the industries and the general deterioration of economic conditions in Ukraine has resulted, and may continue to result, in declines in the value of collateral securing a number of loans to levels below the amounts of the outstanding principal and accrued interest on those loans.  The reduced collateral values may not be sufficient to cover uncollectible amounts on the Bank’s secured loans, which may result in the Bank being required to reclassify the relevant loans, establish additional provisions for loan impairment and/or increase reserve requirements.  A failure to recover the expected value of collateral may expose the Bank to loan losses, which may materially adversely affect its business, financial condition, results of operations and prospects.

Substantial levels of concentration in the Bank’s deposit and loan portfolios

As at 31 December 2012, ten of the Bank’s largest corporate customers accounted for approximately 51.0 per cent. of term deposits by legal entities compared to approximately 53.0 per cent. as at 31 December 2011.  As at 31 December 2012, ten of the Bank’s largest customers accounted for 2.6 per cent. of term deposits by individuals compared to 3.2 per cent. as at 31 December 2011.

As at 31 December 2012, ten of the Bank’s customers amounted to 23.9 per cent. of the Bank’s total loan portfolio compared to 24.5 per cent. as at 31 December 2011.  The Bank has taken steps to reduce the concentration of its lending and deposit portfolios in recent years.

At a lending portfolio level, diversification is being managed by the Bank to avoid excessive concentrations.  Thus the Bank uses portfolio concentration limits which include (i) maximum exposures per borrower limits, (ii) large exposures limits, (iii) industry sector concentration limits, (iv) loan maturity concentration limits, (v) unsecured lending limits and (vi) internal rating limits.  Portfolio concentration limits are set to protect against unwanted concentration risk.  In particular, in recent years the Bank has taken steps to reduce the concentration of its lending portfolio by increasing the number of retail loans in its loan portfolio (principally commercial loans), and to reduce the concentration of its term deposits by reallocating the term deposits to categories with the later maturities.

However, there can be no assurance that the Bank will be able to further diversify its deposit and loan portfolios, and failure to do so may have a material adverse effect on the Bank’s business, financial condition, results of operations and prospects.

The Bank has been in breach of the information covenants in the past and there is no assurance that the Bank will be able to deliver the annual financial statements as required under the Amended and Restated Loan Agreement in the future

For the purpose of the issuance of the 2006 Notes, the Bank entered into a loan agreement (the “2006 Loan Agreement”) with VTB Capital plc (the “2006 Notes Lender”). The outstanding balance under the 2006 Loan Agreement is equivalent to the outstanding balance of the 2006 Notes. As of the date of this Prospectus, U.S.$95 million of the 2006 Notes were outstanding and approximately U.S.$94.8 million of the 2006 Notes were held by third parties not related to the Bank or to the beneficial owner of the Bank.

Pursuant to the 2006 Loan Agreement, (i) no later than 90 days after the end of the second quarter of each of its financial years, the Bank has to deliver to the 2006 Notes Lender and to Deutsche Trustee Company Limited as trustee for the 2006 Notes (the “2006 Notes Trustee”) copies of the Bank’s six monthly unaudited consolidated financial statements, prepared in accordance with IFRS and officers’ certificates in respect thereto (“2Q FS”), and (ii) no later than 160 days after the end of the financial year, the Bank has to deliver to the 2006 Notes Lender and to the 2006 Notes Trustee copies of the Bank’s annual audited consolidated financial statements, prepared in accordance with IFRS and officers’ certificates in respect thereto (“Annual FS”).

The Bank has not complied with this obligation since 2010 and (a) was late beyond the required period of 160 days since the end of the relevant financial year in delivering to the 2006 Notes Lender and the 2006 Notes Trustee the Annual FS for the financial years ended 31 December 2011 and 31 December 2012, and (b) has not delivered to the 2006 Notes Lender or the 2006 Notes Trustee (i) the 2Q FS for the six months ended 30 June 2010, 30 June 2011, 30 June 2012 and 30 June 2013, and (ii) the Annual FS for the financial year ended 31 December 2010, and the 2006 Notes Trustee has sent various notices to the Bank regarding the aforementioned failures.

Under the 2006 Loan Agreement, a failure to deliver to the 2006 Notes Lender and to the 2006 Notes Trustee copies of the Bank’s 2Q FS or Annual FS on time constitutes an Event of Default (as defined in the 2006 Loan Agreement) if not remedied within 15 business days after such time as the 2006 Notes Lender has given written notice thereof to the Bank requiring the same to be remedied. If the 2006 Notes Lender receives instructions from the 2006 Notes Trustee in accordance with the Trust Deed relating to the 2006 Notes, the 2006 Notes Lender is entitled by written notice to the Bank to declare the outstanding principal amount under the 2006 Loan Agreement to be immediately due and payable. To the knowledge of the Management of the Bank, the 2006 Notes Lender has not (i) served a notice declaring the outstanding amount of the loan under the 2006 Loan Agreement due and payable, (ii) brought a claim in respect of the breach by the Bank of its obligation to deliver to the 2006 Notes Lender and to the 2006 Notes Trustee its 2Q FS or Annual FS, or (iii) received instructions from the 2006 Notes Trustee in respect of the matters set out in (i) and (ii). Nevertheless, there can be no assurance that such notice or claim will not be served on the Bank at any time before such breaches are remedied or waived.

The Bank is soliciting consent from the 2006 Notes’ noteholders to effect the 2006 Notes Exchange and the 2006 Notes Redemption. In such consent solicitation, the Bank is also requesting the 2006 Notes’ noteholders to waive non-compliance by the Bank, in respect of (i) the six month periods ending on 30 June 2010, 30 June 2011, 30 June 2012 and 30 June 2013, with the information covenant in the 2006 Loan Agreement requiring the delivery of the 2Q FS for such periods (ii) the financial years ending on 31 December 2010, 31 December 2011 and 31 December 2012, with the information covenant in the 2006 Loan Agreement requiring the delivery of the Annual FS for such financial years, and (iii) in each case, any other consequences as a result of such failures (the “2006 Notes Waiver”).

The Amended and Restated Loan Agreement similarly provides that the Bank must deliver to the Trustee and the Lender the Annual FS no later than 160 days after the end of its financial year (see Clauses

14.11(a) and 14.18 of the Amended and Restated Loan Agreement). Any breach of these clauses of the Amended and Restated Loan Agreement would constitute an Event of Default under the Amended and Restated Loan Agreement and the Lender or the Trustee would be entitled to declare the outstanding principal amount under the Amended and Restated Loan Agreement to be immediately due and payable.

There can be no assurance that the Bank will be able to deliver the Annual FS as required under the Amended and Restated Loan Agreement and as a result the Trustee or the Lender might declare the outstanding principal amount under the Amended and Restated Loan Agreement to be immediately due and payable. As of the date of this Prospectus, the Bank has sufficient assets and capital to cover the repayment of the Amended and Restated Loan Agreement prior to maturity. However, there is no assurance that the Bank would have sufficient assets or capital available if the Lender or the Trustee were to declare the outstanding principal amount under the Amended and Restated Loan Agreement to be immediately due and payable, and, as such, the Bank’s failure to deliver the Annual FS as required under the Amended and Restated Loan Agreement might have a material adverse effect on the Bank’s business, financial condition, results of operations and prospects.

Interest rate volatility

In the last few years, the Bank’s results of operations have depended to a great extent on its net interest income (after allowances for impairment of interest earning assets) which represents a significant portion of the Bank’s operating profit.  The Bank’s dependence on net interest income may challenge the stability of its earnings during periods of high interest rate volatility.

Fluctuations in interest rates could adversely affect the Bank’s net interest income in a number of different ways.  An increase in interest rates generally may decrease the value of the Bank’s fixed rate loans and increase the Bank’s funding costs.  Such an increase could also generally decrease the value of fixed rate debt securities in the Bank’s securities portfolio.  In addition, an increase in interest rates may increase the risk of customer default, while general volatility in interest rates may result in a gap between the Bank’s interest rate sensitive assets and liabilities.  As a result, the Bank may incur additional costs and expose itself to other risks by adjusting such asset and liability positions.  Interest rates are highly sensitive to many factors beyond the Bank’s control, including the reserve policies of the NBU, domestic and international economic and political conditions and other factors.

There can be no assurance that the Bank will be able to protect itself from the negative effects of future interest rate fluctuations.  Further changes in market interest rates could affect the interest rates earned on interest earning assets differently, leading to a reduction in the Bank’s net interest income and having a material adverse effect on its business, results of operations, financial condition and prospects.

The Bank’s exposure to exchange rate risks

The Bank’s open currency position is constituted of such currencies as U.S. dollars, euros and pounds sterling.  The open currency position is generally based on the mismatch between the Bank’s claims to debtors and the Bank’s liabilities.  This includes the adequacy of the currency position in order to make provisions in respect of lending and deposit transactions and non-trading activities with foreign currencies.  As the Bank maintains limited open currency positions, this may give rise to exposure to currency risk.  Currently, due to various Ukrainian law restrictions there is no active market for foreign currency hedging in Ukraine.

During 2010-2012, the UAH/U.S.$ exchange rate remained relatively stable and was UAH 7.96 per U.S. dollar as at 31 December 2010, UAH 7.99 per U.S. dollar as at 31 December 2011 and 2012.  The average-weighted UAH/U.S.$ exchange rate on the interbank foreign exchange market of Ukraine showed more volatility as compared to the NBU official UAH/U.S.$ exchange rate and was UAH 7.97 per U.S. dollar as at 31 December 2010, UAH 8.03 per U.S. dollar as at 31 December 2011 and UAH 7.99 per U.S. dollar as at 31 December 2012.  Future changes in the hryvnia exchange rate depend on the level of further capital outflows, the current account deficit and inflation, all of which are conditional on domestic monetary and fiscal policies, as well as on the global financial situation.  See “Risk Factors — Risks Relating to Ukraine — The Ukrainian currency is subject to volatility and depreciation” above.

The Bank has established and implemented internal policies and procedures to measure and manage its currency risk exposure.  See “Risk Management—Exchange Rate Risk” below.  The Bank has limits in place aimed at reducing currency risk and adheres to the NBU limits on open currency positions, exchange rates and the volatility of the hryvnia or any major international currency to which the Bank is exposed (mainly the U.S. dollar).  The Bank assesses its foreign exchange risk as not significant and as a risk which will not have a material adverse effect on the Bank’s business, results of operations, financial condition and prospects; however, no assurances can be given that this will not change in the future or that the management of such risks in the future will be sufficient to neutralise foreign exchange risks or the Bank’s exposure to exchange rate fluctuations would not otherwise have a material adverse effect on the Bank’s business, financial condition, results of operations and prospects.

Transactions with related parties

As at 31 December 2012, assets due from related parties accounted for 7.0 per cent. of the Bank’s total assets compared with 6.8 per cent. as at 31 December 2011.  As at 31 December 2012, liabilities due to related parties accounted for 5.2 per cent. of the Bank’s total liabilities (excluding total equity) compared with 1.0 per cent. as at 31 December 2011.  A majority of the Bank’s related party transactions were transactions which the Bank entered into with Ukrainian companies in which Mr Kostyantyn Zhevago, the Bank’s beneficial owner, holds a substantial interest. Such Ukrainian related parties operate in various industries in Ukraine. The Bank believes that as transactions with related parties are predominantly priced at market rates and as loans to related parties are subject to the same loan approval procedures and limits as transactions with unrelated parties, it is not currently exposed to additional risk as a result of entering into such transactions.  However, any increase in the level of related party transactions, in particular by entering into transactions with related parties on the more favourable terms than would have been offered to the unrelated parties, or inability to recover on time or at all the assets due from the related parties (including as a result of Mr Kostyantyn Zhevago’s management decisions for the related parties where he holds a substantial interest) may have a material adverse effect on the Bank’s business, financial condition, results of operations and prospects.

Exposure to the credit risk of Ukrainian corporations and individuals

In 2012, the Bank’s net loan portfolio increased to UAH 18 billion as at 31 December 2012 from UAH 17 billion as at 31 December 2011.  The growth of the Bank’s loan portfolio in 2012 was mainly due to an increased economic activity by legal entities and an increase in individuals’ wealth.  The share of hryvnia denominated monetary assets in the Bank’s net loan portfolio increased from 37 per cent. as at 31 December 2011 to 39 per cent. as at 31 December 2012, while the share of foreign currency denominated monetary assets decreased from 63 per cent. to 61 per cent. between the same dates.

As at 31 December 2012, the Bank’s provision for impairment as a percentage of total gross loans was 11.2 per cent. and similar to 11.7 per cent. in 2011.  The Bank’s allowance for loan impairment is estimated by the Bank’s management based on the analysis of individual exposures for individually significant loans and collectively for those loans that are not individually significant or those individually significant loans for which no objective evidence of impairment was identified.  Factors taken into consideration include borrower-related factors based on qualitative analysis of particular borrowers’ risk profiles and performance described in more detail in “Risk Management—Credit Risk”, as well as historical data on default probabilities and ultimate recoveries and current economic conditions.  The limited range of data for the period from the onset of the global financial crisis in the second half of 2008 to the present results in a limited back-testing capability of the models that are currently being used and, therefore, the ability of such models to accurately predict losses remains largely untested.

If there is a downturn in the Ukrainian economy in the future, the Bank is likely to become subject to increasing risks in respect of the credit quality of, and the recovery on, loans to customers, which are negatively affected by deterioration in general economic conditions.  Increased unemployment, rising inflation, reduced corporate liquidity and profitability and increased number of corporate insolvencies and inability of individuals to service personal debt, all of which are likely to result from any further deterioration in the Ukrainian economy, can reduce the Bank’s customers’ ability to repay loans.

The banking sector in Ukraine, including the Bank, in general is particularly vulnerable to the effect of a new downturn in the Ukrainian economy.  In addition, there can be no assurance that the Bank will be able to accurately assess default risk on loans provided to its customers due to the unpredictability of economic conditions in Ukraine and abroad.  While the Bank requires periodic disclosure of its customers’ financial statements, such financial statements may not always present a meaningful indication of each customer’s financial condition.  Failure by the Bank to manage its existing loan portfolio would have a material adverse effect on the Bank’s business, results of operations, financial condition and prospects.

Lack of information and risk assessments

The often insufficient statistical, corporate and financial information, including audited financial statements, available to the Bank relating to its prospective corporate borrowers or other clients makes the assessment of their credit risk and the evaluation of collateral more difficult.

The legislative framework for the establishment and operation of credit bureaus, which deliver information to Ukrainian banks to assist them in evaluating and minimising the credit risk of prospective borrowers, only came into effect in January 2006.  Such legislation permitted the establishment of credit bureaus from late 2006.  Several credit bureaus have obtained licences required by the legislation for collecting, processing, storing and utilising of credit information.  In addition, a number of credit rating agencies that provide information regarding participants in the Ukrainian securities market operate in Ukraine.  The information provided by the credit rating agencies is publicly available.  However, Ukraine’s system for gathering and publishing statistical information relating to the Ukrainian economy in general or specific economic sectors within it or corporate or financial information relating to companies is not as comprehensive as those of many countries with established market economies.  The Bank believes that it has adequate risk evaluation procedures in place and, in particular, including an in-house Security Division which performs background checks in order to assess the credit risk of corporate and retail loan applicants.  See “Risk Management-Credit Risk”. However, the absence of additional statistical, corporate and financial information (including information relating to security interests) may decrease the accuracy of the Bank’s assessments of credit risk, thereby increasing the risk of borrower default and decreasing the likelihood that the Bank would be able to enforce any security in respect of the corresponding loan or that the relevant collateral will have a value commensurate to the loan secured by such collateral or could otherwise have a material adverse effect on the Bank’s business, results of operations, financial condition and prospectus.

Regulation of the banking industry

The NBU’s Board Resolution No. 368, dated 28 August 2001, which authorised the Instruction on Ukrainian Banking Activity Regulation (the “Banking Regulation Instruction”), sets out capital adequacy ratios and other ratios and various limits, including credit risk limits, investment limits, liquidity ratios and rules upon which the calculations of such ratios and limits are based.  The Banking Regulation Instruction also provides general rules regarding the submission by banks of statistical information to the NBU.  In addition the NBU established and revises from time to time mandatory levels of provisioning for different groups of assets classified according to the NBU regulations.

In 2009-2010, the NBU has adopted a number of regulations aimed at countering the effects of the global financial crisis, supporting the national currency and limiting deposit flight.  Such changes include rules restricting the Bank’s ability to purchase foreign currency on the interbank market in order to repay the principal amount of foreign currency deposits of Ukrainian customers.  The NBU have subsequently abolished many of these measures and simplified its regulations, but should substantial new currency regulations be introduced it may affect the Bank’s ability to deal with its liquidity and currency risks.

In addition, the NBU currently restricts Ukrainian banks from entering into forward foreign exchange contracts with international counterparties.  This limits the Bank’s ability to conduct foreign exchange hedging operations, and as a result the Bank manages its foreign exchange exposures by matching assets and liabilities in each currency.

Generally, regulatory standards applicable to banks in Ukraine and the oversight and enforcement thereof by Ukrainian regulators may differ from those applicable to banking operations in more highly developed regulatory regimes.  It is unclear how numerous legal and regulatory developments may affect the competitive banking landscape in Ukraine and whether they will improve certain banking activities.  There can be no assurance that the NBU will not implement regulations or policies, including policies or regulations or legal interpretations of existing banking or other regulations, relating to or affecting taxation, interest rates, inflation, exchange controls, or otherwise take action that could have a material adverse effect on the Bank’s business, result of operations, financial condition and prospects.

In addition, Ukrainian banks are exposed to the general risks connected with the Ukrainian judicial system.  Regulatory rules for banking activities may be interpreted by Ukrainian courts in a way that differs from the existing practice of their application supported by the NBU and/or other relevant regulators.  In particular, there were conflicting court rulings with respect to the extension of foreign currency loans by Ukrainian banks, with some decisions establishing that an individual payment licence is required for each separate loan in a foreign currency.  As at the date of this Prospectus, it is difficult to predict what implications, if any, such court practice could have for Ukrainian banks that are directly involved in respective litigations or the banking system in general.

On 22 September 2011, the Parliament adopted the law, which entered into force on 16 October 2011, restricting the Ukrainian banks’ ability to issue consumer loans in foreign currency.

Instability of the Ukrainian and international banking sector, including a deterioration of the soundness or the perceived soundness of other financial institutions

Since commencement of the global crisis in the second half of 2007 and the Eurozone crisis in 2010, against the backdrop of the limited liquidity and high cost of funds in the international and Ukrainian domestic interbank lending markets, the Bank has been and remains subject to the risk of deterioration of the soundness and/or perceived soundness of other financial institutions within and outside Ukraine.  Financial institutions that transact with each other are interrelated as a result of trading, investment, clearing, counterparty and other relationships.  This risk, sometimes referred to as “systemic risk”, may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges with which the Bank interacts on a daily basis.  A failure of such entities to interact efficiently with the Bank may adversely affect the Bank’s operations.

The Bank routinely executes a high volume of transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks and other financial institutions.  As a result, the Bank is exposed to counterparty risk, and this counterparty risk is exacerbated due to the impact of the global financial crisis, notwithstanding the anti-crisis measures taken by the Bank in this regard.  A default by, or concerns about the stability of, one or more financial institutions (whether or not a counterparty of the Bank) could lead to further significant systemic liquidity problems, or losses or defaults by other financial institutions, which could have a material adverse effect on the Bank’s business, results of operations, financial condition and prospects.

The Bank’s business entails operational and technological risks

The Bank is exposed to many types of operational risk, including the risk of fraud by employees or outsiders, mismanagement, unauthorised transactions by employees and operational errors, including clerical or record keeping errors or errors resulting from faulty computer or telecommunications systems.  The Bank maintains a system of controls designed to keep operational risk at appropriate levels.  However, there can be no assurance that it will not suffer a material adverse impact on its business, results of operations, financial condition and prospects if these controls fail to detect or contain operational risk in the future.

In addition, the Bank’s ability to operate its business depends on its ability to protect the computer systems and databases which the Bank operates and uses from the intrusion of third parties who may attempt to gain access to the Bank’s computer systems, networks or databases through the internet or otherwise.  In recent years, the Bank experienced individual cases of cyber-attacks aimed at misappropriation of its customers’ funds.  Although the Bank believes that its computer systems, networks and databases are well protected from unauthorised intrusion by a range of both physical and programming measures and it was able to timely respond to and mitigate losses suffered by its customers or itself as a result of recent individual cases of cyber-attacks, given the potential technical and financial resources of intruders, full assurance cannot be given that its computer systems, networks and databases will not suffer from such attacks in the future.  There can be no assurances that the Bank will be able at all times to successfully monitor and prevent these risks (including losses to its customers or itself) in the future.  This could materially adversely affect the Bank’s business, financial condition, results of operations and prospects.

Dependence on key management and qualified personnel

The Bank is dependent on members of its Management Board for the implementation of its strategy.  While the Bank has entered into employment contracts with members of its Management Board, such employment contracts do not restrict members of the Management Board leaving the Bank and no assurance can be given that the current members of the Bank’s Management Board will continue to make their services available to the Bank on a long-term basis.

In addition, the Bank’s success will depend, in part, on its ability to continue to attract, retain and motivate qualified and experienced banking and management personnel.  Competition in the Ukrainian banking industry for personnel with relevant expertise is considerable, due to the disproportionately low number of available qualified and/or experienced individuals compared to the demand.  In addition, in recent years, the Bank experienced and continues to experience a high level of banking personnel turnover at its banking units.  As at 31 December 2012, the Bank’s annual employee turnover was approximately 30 per cent. and the affected categories of employees primarily included cashiers, sales and other junior banking personnel.  In order to recruit qualified and experienced employees and to minimise the possibility of their departure for other banks, the Bank attempts to provide attractive compensation packages in a manner consistent with the evolving standards of the Ukrainian labour market.  The Bank also provides training to its employees through a variety of in-house and external training programmes.  See “Employees”.  While the Bank believes that it has effective staff recruitment, training and incentive programmes in place, the Bank is not insured against any damage that may be incurred in the event of the loss or dismissal of its key personnel and there can be no assurance that the Bank would be able to lower its annual employee turnover or continue to attract qualified banking personnel to replace the leaving employees.  The Bank’s failure to recruit, train and/or retain necessary personnel or to lower its annual employee turnover could have a material adverse effect on its business, financial condition, results of operations and prospects.

Misconduct by employees

The Bank faces the risk of loss due to its employees’ lack of knowledge or wilful violation of the Bank’s internal risk management policies, laws and regulations or other misconduct.  The Bank often investigates cases of employees’ wilful or involuntary violation of the Bank’s internal risk management policies.  Such violations include binding the Bank to transactions that exceed pre-authorised credit limits or present other unacceptable risks, or employee hiding unauthorised or unsuccessful financial transactions, which, in either case, could result in unknown and unmanaged risks and losses to the Bank.  The Bank also often investigated cases of employees improperly using or disclosing confidential information, violating laws and regulations concerning financial abuse and money laundering, or embezzling funds or committing other fraud, any of which could result in regulatory sanctions or fines as well as serious reputational or financial harm to the Bank.

The Bank regularly monitors possible employees’ misconduct and uses such operating processes and procedures that are designed to involve several employees thereby minimising the risk of professional misconduct by an individual as each subsequent step cannot be taken without the confirming action of the employee undertaking the previous action in the operating process.  The Bank also works on automating its typical everyday operating processes with the aim to minimise all possible risk of human errors or actions.  However, it is not always possible to automate operating process or to deter employee misconduct and ensure the Bank’s risk management policies, laws and regulations are followed, and the precautions the Bank takes to detect such activity may not be effective.  The direct and indirect costs, including reputational harm, of employees’ misconduct can be substantial and could have a material adverse effect on the Bank’s business, financial condition, results of operations and prospects.

Impact of the Ukrainian corporate securities market on the Bank’s investment banking activities

The Bank maintains a securities portfolio and engages in securities trading on its own account.  Due in part to the limited liquidity of the Ukrainian corporate securities market and the relative lack of effective securities market regulation in comparison to more developed markets, the prices of Ukrainian corporate securities may be significantly affected by a relatively small amount of trading activity or favourable or unfavourable press coverage.  Moreover, regulation of market making and insider trading is not fully developed.  As a result, the prices of Ukrainian corporate securities may be affected by practices not permitted in more developed securities markets.  This may have a negative impact on the Bank’s investment banking activities or could otherwise have a material adverse effect on the Bank’s business, financial condition, results of operations and prospects.

Controlling shareholder

The Bank’s beneficial owner is Mr Kostyantyn Zhevago.  In aggregate he indirectly controls approximately 99.0 per cent. of the Bank’s statutory capital and also has representatives on the Bank’s Supervisory Council (see “Shareholders—Mr Kostyantyn Zhevago”).  As a result, Mr Kostyantyn Zhevago effectively controls approval of any action requiring approval by the General Meeting.  For example, Mr Kostyantyn Zhevago has the ability to exercise control over the Bank’s pursuit of acquisitions, divestitures, financings or other transactions which could enhance the value of his equity investment without necessarily benefiting the interests of the Noteholders. In its funding the Bank depends to a certain extent on the subordinated loans provided by Bloomshine Limited, a company affiliated with Mr Kostyantyn Zhevago which, as at 31 December 2012, amounted to over UAH 879 million.  In addition, the Bank’s shareholder CJSC “F&C Realty”, a company controlled by Mr Kostyantyn Zhevago provided a guarantee in the amount of 1.4 billion of the Bank’s shares with a total nominal value of UAH 570 million (or U.S.$ 71 million) to the NBU as collateral for the six stabilisation credit lines (the “NBU Loans”). See “Business—Funding”. If circumstances were to arise where the interests of Mr Kostyantyn Zhevago conflict with the interests of the Noteholders, Noteholders could be disadvantaged by any such conflict, as Mr Kostyantyn Zhevago could take actions contrary to the Noteholders’ interests or such actions could otherwise have a material adverse effect on the Bank’s business, financial condition, results of operations and prospects.

Risks Relating to the Offering, the Notes and the Trading Market

The Notes may not be a suitable investment for all investors

In addition to the risks associated with investing in emerging markets such as Ukraine, each potential investor in the Notes must determine the suitability of that investment in light of its own circumstances.

In particular, each potential investor should:

•                  have sufficient knowledge and experience to make a meaningful evaluation of the Notes, the merits and risks of investing in the Notes and the information contained in this Prospectus;

•                  have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact the Notes will have on its overall investment portfolio;

•                  have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes;

•                  understand thoroughly the terms of the Notes and be familiar with the behaviour of financial markets; and

•                  be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

A potential investor should not invest in the Notes unless it has the expertise (either alone or with a financial adviser) to evaluate how the Notes will perform under changing conditions, the resulting effects on the value of the Notes and the impact this investment will have on the potential investor’s overall investment portfolio.

Payments under the Notes will be limited to the amount of certain payments received by the Issuer in respect of the Sub-Participation and the Lender under the Loan

In each case where amounts of principal, interest and additional amounts, if any, under the Terms and Conditions of the Notes or the Trust Deed are to be paid by the Issuer in respect of the Notes, the obligations of the Issuer to make any such payment shall constitute an obligation only to account to the

Noteholders on each date upon which such amounts of principal, interest and additional amounts, if any, are due in respect of the Notes, for an amount equivalent to sums of principal, interest and additional amounts, if any, actually received by or for the account of the Issuer pursuant to the Amended and Restated Sub-Participation Agreement.  The Lender is obliged under the Amended and Restated Sub-Participation Agreement only to account to the Issuer on each date upon which payments are due under the Sub-Participation for an amount equivalent to sums of principal, interest and additional amounts, if any, received by or for the account of the Lender, pursuant to the Amended and Restated Loan Agreement.  Consequently, the failure of the Bank to meet its payment obligations under the Amended and Restated Loan Agreement in full would result in the Noteholders receiving less than the scheduled amount of principal or interest or other amounts, if any, on the relevant due date.

The Bank may be unable to repay the Loan at maturity

At maturity, the Bank may not have the funds to fulfil its obligations under the Loan and it may not be able to arrange for additional financing.  If the maturity date of the Loan occurs at a time when other arrangements prohibit the Bank from repaying the Loan, the Bank would try to obtain waivers of such prohibitions from the lenders under those other arrangements, or it could attempt to refinance the borrowings that contain the restrictions.  If the Bank is not able to obtain the waivers or refinance these borrowings, it may be unable to repay the Loan.

The Notes may be redeemed prior to maturity

In certain circumstances the Bank may require or be required to prepay the Loan prior to maturity (see Clauses 7.1 and 7.2 of the Amended and Restated Loan Agreement), and in such circumstances the outstanding Notes would be redeemed early (see Condition 5.2 (Redemption and Purchase—Redemption by the Issuer) and Condition 5.3 (Redemption and Purchase—Redemption at the Option of the Noteholders upon a Put Event)) of the “Terms and Conditions of the Notes”).  Such circumstances include the Bank being required to increase the amounts payable under the Amended and Restated Loan Agreement (by way of Additional Amounts and/or Tax Indemnity Amounts (each as defined in the Amended and Restated Loan Agreement)), including as a result of the application of or any amendment to or change in the Double Tax Treaty (as defined herein) or the laws or regulations of Ukraine, The Netherlands or the United Kingdom.  It may not be possible to reinvest the proceeds from the redemption of the Notes at an effective interest rate as high as the interest rate on the Notes and this may only be possible at a significantly lower rate.

Any Notes acquired by the Bank or any of its Subsidiaries (as defined in the Trust Deed) may be surrendered through the Issuer to the Principal Paying Agent for cancellation, and the Loan shall be deemed to have been prepaid in an amount corresponding to the aggregate principal amount of the Notes surrendered for cancellation.

Modification, waivers and substitution

The Terms and Conditions of the Notes contain provisions for calling meetings of Noteholders to consider matters affecting their interests generally.  These provisions permit defined majorities to bind all Noteholders including Noteholders who did not attend and vote at the relevant meeting and Noteholders who voted in a manner contrary to the majority.

The Terms and Conditions of the Notes also provide that the Trustee may, without the consent of Noteholders, agree to (i) any modification of, or to the waiver or authorisation of any breach or proposed breach of, any of the provisions of the Notes, the Trust Deed, the Agency Agreement or, pursuant to the Issuer Transferred Rights, the Sub-Participation, or, pursuant to the Lender Transferred Rights, the Amended and Restated Loan Agreement (other than, in each case, in respect of a Reserved Matter (as defined in the Trust Deed)) or (ii) determine without the consent of the Noteholders that any event which would or might otherwise give rise to a right of acceleration under the Amended and Restated Loan Agreement shall not be treated as such (other than, in each case, in respect of a Reserved Matter (as defined in the Trust Deed)) or (iii) the substitution of another company as principal debtor under the Notes in place of the Issuer, all as more fully described in Condition 11 (Meetings of Noteholders; Modification and Waiver; Substitution) of the “Terms and Conditions of the Notes”.

The Bank may not have the ability to raise the funds necessary to finance the change of control offer required by the Terms and Conditions of the Notes and the Amended and Restated Loan Agreement

Upon the occurrence of certain change of control events relating to the Bank, the Issuer will be required to offer to repurchase all of the outstanding Notes.  However, it is possible that the Bank will not have sufficient funds at the time of a Change of Control (as defined in the Amended and Restated Loan Agreement) to make the required repayment of the Loan to enable the Issuer to repurchase the Notes.  In general terms, a Change of Control will occur if there is an announcement or occurrence of Mr Kostyantyn Zhevago (i) giving notice to the Bank that he has elected to withdraw from shareholding in the Bank or (ii) ceasing to own or control (directly or indirectly) in excess of 50 per cent. of the Capital Stock (as defined in the Amended and Restated Loan Agreement) of the Bank.  See “The Loan Agreement”.

Additional credit risk

Under the Amended and Restated Loan Agreement, the Bank is required to make payments of principal and interest in respect of the Loan to the Lender Account on the business day which is two business days before the date when payment is due on the Notes.  Any such payment so made will discharge pro tanto the Bank’s obligation to make the relevant payment under the Amended and Restated Loan Agreement.  The Lender is obliged under the Amended and Restated Sub-Participation Agreement to account to the Issuer on each date upon which payments are due under the Sub-Participation for an amount equivalent to the amount received by the Lender from the Bank, pursuant to the Amended and Restated Loan Agreement, and the Issuer is only obliged to make payments under the Notes to the Noteholders in an amount equal to sums of principal, interest and additional amounts, if any, actually received by, or for the account of, the Issuer pursuant to the Amended and Restated Sub-Participation Agreement.  Consequently, if the Bank fails to meet its payment obligations under the Amended and Restated Loan Agreement in full and/or the Lender fails to meet its payment obligations under the Amended and Restated Sub-Participation Agreement in full, the Noteholders may receive less than the scheduled amount of principal or interest on the relevant due date.  The Issuer has directed Citibank, N.A., London Branch as Principal Paying Agent, to make payments of principal and interest in respect of the Notes from amounts received into the Issuer Account.

Upon the Lender paying the amounts into the Issuer Account, the Lender’s obligation to make payment under the Amended and Restated Sub-Participation Agreement will be discharged pro tanto.  As a result, Noteholders will be taking additional credit risk on the Lender (when payment is received in the Lender Account but not yet paid into the Issuer Account) and the Issuer and Citibank, N.A., London Branch whilst such funds are held (and not disbursed) in the Issuer Account.  Whilst the payment into the Issuer Account will not discharge the Issuer’s payment obligations under the Notes, in the event that Citibank, N.A., London Branch were to become insolvent whilst such funds were in the Issuer Account, Noteholders would only be able to look to the Issuer for payments due under the Notes and the Issuer may not have sufficient assets to be able to meet its payment obligations under the Notes, the payment obligations of the Bank under the Amended and Restated Loan Agreement and the Lender under the Amended and Restated Sub-Participation Agreement having been discharged upon payment by them of amounts due thereunder into the Lender Account and the Issuer Account respectively.

Noteholders have no direct recourse to the Bank

Except as otherwise disclosed in the “Terms and Conditions of the Notes” and in the Trust Deed, no proprietary or other direct interest in the Lender’s rights under or in respect of the Amended and Restated Loan Agreement or the Loan exists for the benefit of the Noteholders.  Subject to the terms of the Trust Deed, no Noteholder will have any entitlement to enforce any of the provisions of the Amended and Restated Loan Agreement or have direct recourse to the Bank, except through action by the Trustee to enforce the security under the Trust Deed.  Neither the Issuer nor the Trustee pursuant to the assignment of the Transferred Rights (as defined in “Terms and Conditions of the Notes”) shall be required to enter into proceedings to enforce payment under the Amended and Restated Loan Agreement, unless in respect of the Trustee it has been indemnified and/or secured and/or permitted by the Noteholders to its satisfaction against all liabilities, proceedings, claims and demands to which it may thereby become liable and all costs, charges and expenses which may be incurred by it in connection therewith.  In addition, the Noteholders should be aware that neither the Issuer nor the Trustee accepts any responsibility for the performance by the Bank of its obligations under the Amended and Restated Loan Agreement or by the

Lender of its obligations under the Sub-Participation (See Condition 1 (Form, Denomination and Status) of the “Terms and Conditions of the Notes”).

The claims of Noteholders may be limited in the event that the Bank is declared insolvent

Ukrainian insolvency law differs from insolvency law in England and the United States, and is subject to varying interpretations.  There is not enough precedent to be able to predict how claims of the Issuer, the Trustee or Noteholders against the Bank would be resolved in the event of the Bank’s insolvency.  In the event of the Bank’s insolvency, its obligations to the Lender would be subordinated to the following obligations:

•                                          obligations secured by pledges or mortgages of the Bank’s assets;

•                                          expenditures associated with the conduct of the liquidation proceedings, including severance pay;

•                                          obligations arising as a result of inflicting harm to the life or health of individuals;

•                                          payment of wages to the Bank’s employees due as of commencement of the liquidation procedure;

•                                          obligations to the Fund for the Guaranteeing of Deposits of Individuals (the “Deposits Guarantee Fund”);

•                                          obligations to individual depositors in an amount exceeding the sum paid by the Deposits Guarantee Fund;

•                                          obligations to the NBU with respect to a decrease in the value of the collateral securing refinancing loans; and

•                                          obligations to individuals (with the exception of individual entrepreneurs) with respect to blocked accounts.

In the event of the Bank’s insolvency, Ukrainian insolvency law may materially adversely affect its ability to make payments to the Lender or the Trustee.

Claims against the Bank may be incapable of enforcement upon the introduction by the NBU of temporary administration for the financial rehabilitation of the Bank.

After a bank is determined to be insolvent, the Deposits Guarantee Fund becomes the temporary administrator of the bank.  The Deposits Guarantee Fund will appoint an authorised representative (the “Administrator”) who will replace all of the bank’s governing bodies for the entire term of the temporary administration (for all banks up to three months with an extended term of six months for systemic banks) and be authorised to carry out any acts aimed at the bank’s financial rehabilitation, including but not limited to: (i) making any decision, which would have been under the authority of the governing bodies of the bank; (ii) entering into any agreements on behalf of the bank that are necessary for the operational activity of the bank; (iii) continuing, limiting or cancelling any operations of the bank; and (iv) within a period of 30 days from the commencement of temporary administration, initiate a review of the agreements entered into by the bank in the year preceding commencement of temporary administration.  Any such agreements which, upon the results of such review: (i) have disposed or provide for the disposal of the bank’s property not on arm’s length terms; (ii) provide for privileges to a borrower in the case of loan agreements which are not granted on arm’s length terms; (iii) are aimed at stripping assets from the bank in the case of loan agreements and other commercial agreements; (iv) provide for any payment or transaction with property of the bank which grant additional privileges to particular creditors of the bank; (v) are related party transactions if such transactions contradict legislation of Ukraine or create a threat to depositors and creditors of the bank; and (vi) amount to commercial transactions where payments made significantly exceed the market price of goods purchased by the bank, will be invalid and the Administrator will be entitled to claim in court for full restitution, meaning that the bank will be required to repay all amounts received from the transferee and the transferee will be required to return the assets to the bank (or, if such return is not possible, to pay to the bank the value of the assets).

If the Amended and Restated Loan Agreement were to be declared invalid on such a basis, and a court applies Ukrainian law, the Bank would be required to repay to the Lender all funds received from the Lender pursuant to the Amended and Restated Loan Agreement, and the Lender would be required to repay to the Bank all funds received from the Bank pursuant to the Amended and Restated Loan Agreement.  There is also a lack of certainty as to whether, in such event, the court might apply any other consequences of the invalidation of the Amended and Restated Loan Agreement (this would depend on the facts of the relevant case).

Professional advisors of the Bank have advised that they believe there is no basis for challenging the validity of the Amended and Restated Loan Agreement or any transaction contemplated thereunder as contravening the requirements of Ukrainian legislation.  However, in view of the risks associated with the Ukrainian legal system as disclosed under “Risks Relating to Ukraine—Weaknesses relating to the legal system and legislation may create an uncertain environment for investment and business activity”, no assurance can be given that the courts in Ukraine would interpret this in the same manner.

It is to be noted that during the term of operation of the temporary administration of a Ukrainian bank, none of the following will apply: (i) satisfaction of claims of depositors and other creditors of the bank; (ii) enforcement of claims at the expense of property of the bank, arrest of the bank’s property; (iii) accrual of any financial sanctions for the non-performance of the bank’s payment obligations (including default interest, penalties and fines); and (iv) set-off, if it violates the priority of a creditor’s claim under applicable law.  Applicable legislation exempts the following payments from the moratorium: (i) claims under deposit agreements, which have already expired, and under bank account agreements, in the amount to be indemnified by the Deposits Guarantee Fund; (ii) ongoing operational activities of the bank; (iii) payroll liabilities, copyright liabilities, obligations in respect of personal injuries to the bank’s employees.

Ukrainian currency control regulations could restrict the Bank’s ability to make payments to the Lender or the Trustee under the Amended and Restated Loan Agreement

The NBU is empowered to define the policy for, and regulate, currency operations in Ukraine, as well as establish any restrictions on currency operations, cross-border payments and the repatriation of profits.

Ukrainian currency control regulations and practice are subject to continual change, with the NBU exercising considerable autonomy in interpretation and application.  While at present the Amended and Restated Loan Agreement is only subject to registration with the NBU and no licence is required to be obtained from the NBU in order to make payments of principal, interest and additional amount, if any, under the Amended and Restated Loan Agreement, there can be no guarantee that such law and practice will remain unchanged during the term of the Loan.  If the NBU determines in the future that a licence is required for payments by the Bank under the Amended and Restated Loan Agreement, the Bank will need to apply for a licence.  The Bank cannot assure investors that it will receive such a licence in such case.  If the Bank does not receive such a licence (if one were to be required), no assurance can be given that the Bank will not be restricted from making payments under the Amended and Restated Loan Agreement.

While the Amended and Restated Loan Agreement will be registered with the NBU, payments of principal, interest and additional amount, if any, under the Amended and Restated Loan Agreement to any entity other than the Lender would require prior registration with the NBU of the resulting change in the loan transaction.  The Bank believes that the NBU would be inclined to view enforcement of security by the Trustee as a mere assignment of the Lender’s claims against the Bank to the Trustee and that the Bank would be in the position to submit an amended notification of the Amended and Restated Loan Agreement in order to register any required change in the loan transaction with the NBU or to submit necessary information and documents so as to obtain any required licence, as the case may be, in order to ensure that the Bank is able to continue to make payments of principal, interest and additional amount, if any, under the Amended and Restated Loan Agreement (provided that the Trustee is a bank or a financial institution).  The registration of such a change would be effected by the NBU upon an examination and determination of the terms of the respective documents relating to the assignment to the Trustee.  However, the NBU has a broad discretion in evaluating and approving the registration of such a change in the loan transaction, and could reject such registration as a result of, for example, insufficient documentation.  Should the NBU refuse to register such a change, the Bank will not be permitted to make payments of principal, interest and additional amount, if any, to any other entity unless it obtains an individual licence of the NBU permitting such payments.  The Bank cannot assure investors that it will receive such a licence in such case.  As a result, there can be no assurance that such an assignment of the Lender’s claims against the Bank to the

Trustee would be successfully registered with the NBU, thus allowing the Bank to make payments of principal, interest and additional amount, if any, under the Amended and Restated Loan Agreement in the event of an enforcement of security by the Trustee.  Further, there can be no assurance that the NBU will be satisfied with the status of the Trustee as a bank or financial institution and that the Trustee will be able to meet any requirements of the NBU in connection with any such registration or licence.  This may significantly affect the proceeds (if any) that may be realised on any enforcement by the Trustee of the Security granted to it under the Trust Deed.

Ukrainian currency control regulations prohibit Ukrainian borrowers from making, in connection with loans granted by foreign lenders, any payments (other than principal) which, in aggregate, exceed an amount determined by applying the applicable maximum interest rate established by the NBU (the “MIR”) to the principal amount of the loan.  As at the date of this Prospectus, the MIR applicable to fixed interest rate loans in major foreign convertible currencies (including U.S. dollars) the maturities of which are less than one year is 9.8 per cent. per annum; the MIR applicable to loans the maturities of which are from one year to three years is 10 per cent. per annum; and the MIR applicable to loans the maturities of which are in excess of three years is 11 per cent. per annum.  The NBU has the authority to review and modify the MIR from time to time and may refuse to register a change in the loan transaction (e.g. due to enforcement of security by the Trustee) if the effective interest rate (including additional amounts, fees, default interest, penalties and other charges) on the Loan exceeds the then applicable MIR.

In the event of prepayment of the Loan, the NBU would not permit the aggregate amount of interest, additional amounts, fees, default interest, penalties and other charges payable in connection with the Loan to exceed an amount determined by applying the applicable MIR to the principal amount of the Loan.  As the applicable legislation is uncertain in this respect, the NBU may require the application of the MIR based on the period for which the Loan has been outstanding as at the date of prepayment rather than the contractual maturity, which would result in the application of a lower MIR (e.g. the MIR applicable to fixed interest rate loans the maturities of which are less than one year instead of the MIR applicable to fixed interest rate loans the maturities of which are in excess of three years).

At the current MIR, Noteholders would generally receive payment of the full amount of accrued interest in respect of the Notes since the interest rate applicable to the Notes, and the interest rate on the Loan, are less than the currently effective MIR.  However, any premium over par, default interest or other charges payable in connection with any prepayment on the Notes could be limited by the MIR.  Further, since the NBU has the authority to review and modify the MIR from time to time, a reduction in the MIR could further limit the ability of Noteholders to collect interest, any premium over par, default interest or other charges payable in connection with a prepayment of the Notes.

There is an NBU regulation pursuant to which the State Information and Analytical Centre for Monitoring External Commodity Markets (the “SIAC”) is required to review the fees for services rendered by a non-resident to a resident under an agreement for services (or a series of agreements for similar services purchased within one calendar year from the same payee) with a value in excess of EUR100,000 (or an equivalent value in another currency), excluding payments made by banks in favour of non-residents for rendering financial services, as well as payments made according to the registration notice bearing the registration notation of the NBU evidencing the registration of a loan from a non-resident.  Unless a cross-border transaction relating to the non-resident’s services is licensed by the NBU, or is otherwise subject to an exemption, any such payment can only be made if the SIAC determines that the value of the services set forth in the agreement (or in the series of agreements) is in line with market conditions.  If the SIAC for any reason refuses to make that determination, any such payment can be made only on the basis of a specific permission from the NBU.  If the SIAC determines that the fees are excessive, or refuses to make that determination and the NBU does not grant the permission, the payment of fees cannot be made (unless such decision of the SIAC or the NBU has been overruled by a court order).  The Bank’s payments of fees under the Amended and Restated Loan Agreement are exempt from this requirement to the extent they constitute fees for financial services under Ukrainian law, which the Bank believes to be the case.  However, a risk exists that such exemption would not apply if the Bank were required to make any payment of such fees to a non-resident that is not authorised to render financial services under the laws of its jurisdiction, or if such services were not regarded as financial services for purposes of the applicable regulations of the NBU.

Interest payments under the Loan — Availability of tax treaty relief

In general, payments of interest on borrowed funds by a Ukrainian entity to a non-resident legal entity, provided that the interest is not effectively connected with a permanent establishment of the non-resident entity situated in Ukraine, are subject to Ukrainian withholding tax at the rate of 15 per cent., absent its reduction or elimination pursuant to the terms of an applicable double tax treaty.  Based on professional advice it has received, the Bank believes that, under the terms of the Convention between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of Ukraine for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital Gains of 10 February 1993 (the “Double Tax Treaty”), as it is currently applied, payments of interest on the Loan will not be subject to withholding tax, provided that certain conditions set forth in the Double Tax Treaty and under applicable Ukrainian law are duly satisfied.  However, there can be no assurance that the exemption from withholding tax under the Double Tax Treaty is, or will continue to be, available.

Specifically, in order for the exemption from withholding under the Double Tax Treaty to be applicable, the Lender must be tax resident in the United Kingdom for the purposes of the Double Tax Treaty, must be the beneficial owner of the interest payments being received in the United Kingdom and must be provided the Lender is subjected to tax in respect of such interest payments in the United Kingdom (Article 11(1) of the Double Tax Treaty).  The exemption will not be available under the Double Tax Treaty if the Lender carries on business through a permanent establishment located in Ukraine or other fixed place of business located in Ukraine, and the debt claim in respect of which the interest is paid is effectively connected with such permanent establishment or other fixed place of business.  Moreover, it is not clear how the test of taxation of interest payments in the United Kingdom will be interpreted and applied by the Ukrainian tax authorities.  In addition, the notion of beneficial ownership is not well defined in Ukrainian tax law.  As a consequence, different interpretations are possible and the position could be taken that the Lender should not be viewed as the beneficial owner of the interest payments being received in the United Kingdom.  However, the Bank believes that it is unlikely that the Ukrainian authorities will adopt this view.

In addition, Article 11(7) of the Double Tax Treaty contains a “main purpose” anti-avoidance provision.  While there is no established practice of the Ukrainian tax authorities with respect to the application of this provision, if the Ukrainian tax authorities take a position that one of the main purposes of selecting the United Kingdom, the Lender’s jurisdiction of residence, for this loan transaction was to avail the Lender of the tax benefits provided under the Double Tax Treaty, the Ukrainian tax authorities may invoke the anti-avoidance provision of Article 11(7).  In such circumstances, there is a risk that payments of interest by the Bank under the Loan would cease to have the benefit of the Double Tax Treaty.

Consequences of Ukrainian withholding tax on payments under the Loan

If any payments (including payments of interest) under the Loan are subject to any withholding (as a result of which the Lender would reduce payments under the Amended and Restated Sub-Participation Agreement in the amount of such withholding and consequently the Issuer would reduce payments under the Notes), the Bank may, in certain circumstances specified in the Amended and Restated Loan Agreement, become obliged to pay such additional amounts as may be necessary so that the net payments received by the Lender will not be less than the amount the Lender would have received in the absence of such withholding.

Ukrainian tax law contains restrictions that, if construed broadly, may affect the validity and enforceability of the gross-up clause contained in the Amended and Restated Loan Agreement.  Specifically, the Tax Code of Ukraine prohibits contractual provisions under which residents undertake to pay taxes for non-residents on their income received from sources in Ukraine; furthermore, in the past, the State Tax Service of Ukraine issued a letter indicating that tax gross-up, tax reimbursement and tax indemnity clauses of agreements between Ukrainian residents and their foreign counterparties contravene the requirements of Ukrainian legislation that prohibit the shifting of the foreign counterparty’s tax payment obligation to the Ukrainian resident.  Notwithstanding this, a failure by the Bank to pay additional amounts due under the Amended and Restated Loan Agreement would constitute a default under the Amended and Restated Loan Agreement.  Also, in the event that the Bank would become obliged to pay additional amounts, the Bank may prepay the Loan at its principal amount, together with accrued interest, and thereupon (subject to receipt of the relevant funds from the Bank) the Sub-Participation would be repaid and (subject to receipt of the relevant funds from the Lender) all outstanding Notes would be prepaid by the Issuer.

Withholding tax risk — Enforcement of the security under the Trust Deed

In the event that the Trustee enforces the security under the Trust Deed following a Relevant Event, the Trustee will be entitled to payments of principal, interest and additional amount, if any, under the Amended and Restated Loan Agreement.  Consequently, payments under the Amended and Restated Loan Agreement may then cease to have the benefit of the Double Tax Treaty and consequently may become subject to Ukrainian withholding tax unless the Trustee meets all the criteria for the exemption under the Double Tax Treaty.  In such circumstances the Bank would become obliged to pay additional amounts and would be entitled to prepay the Loan at its principal amount, together with accrued interest; upon such prepayment (subject to receipt of the relevant funds from the Bank) the Sub-Participation would be repaid and (subject to receipt of the relevant funds from the Lender) the outstanding Notes would be prepaid by the Issuer.

The EU Savings Directive - Issuer is not required to pay any additional amounts on account of withholding pursuant to the EU Savings Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income (the “EU Savings Directive”), member states are required to provide to the tax authorities of another member state details of payments of interest or similar income (similar income for this purpose includes, but is not limited to, payments on redemption of the Notes representing any discount on the issue of the Notes or any premium payable on redemption) paid by a person within its jurisdiction to, or for the benefit of, an individual resident in that other member state or certain limited types of entities established in that other member state. However, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). Luxembourg has announced that it will no longer apply the withholding tax system as from 1 January 2015 and will provide details of payments of interest (or similar income) as from this date.

A number of non-EU countries and territories including Switzerland have agreed to adopt similar measures (a withholding system in the case of Switzerland) with effect from the same date.

If a payment were to be made or collected through a member state which has opted for a withholding system and an amount of, or in respect of tax, were to be withheld from that payment, neither the Issuer nor any Paying Agent nor any other person would be obliged to pay additional amounts with respect to any Note as a result of the imposition of such withholding tax (see Condition 7.1 of the “Terms and Conditions of the Notes”). For so long as any Note is outstanding, the Issuer undertakes to maintain a Paying Agent in a member state of the European Union that does not impose an obligation to withhold or deduct tax pursuant to this Directive (see Condition 10 (Trustee and Agents) of the “Terms and Conditions of the Notes”).

The European Commission has proposed certain amendments to the Directive which may, if implemented, amend or broaden the scope of the requirements described above. At a meeting on 22 May 2013, the European Council called for the adoption of an amended EU Savings Directive before the end of 2013. Investors who are in any doubt as to their position should consult their professional advisers.

If the Lender were to cease to be resident in a qualifying jurisdiction for purposes of the Amended and Restated Loan Agreement, payments of interest under the Amended and Restated Loan Agreement would be subject to Ukrainian withholding tax

Payments of interest under the Amended and Restated Loan Agreement would be subject to Ukrainian withholding tax at the rate of 15 per cent. if the Lender or any successor or assignee of the Lender were to cease to be resident in a Qualifying Jurisdiction (as defined in Clause 1 of the Amended and Restated Loan Agreement), or if the Lender or any successor or assignee of the Lender takes any action that would render the Double Taxation Treaty inapplicable.  If this were to occur, the Bank would become obligated to pay additional amounts, and may prepay the Loan at its principal amount, together with accrued interest.  Thereupon (subject to receipt of sufficient funds from the Bank) the Sub-Participation would be repaid, and (subject to receipt of the relevant funds from the Lender) the Issuer would prepay all outstanding Notes.

U.S. Foreign Account Tax Compliance Act Withholding

Whilst the Notes are in global form and held within Euroclear and Clearstream, Luxembourg (together, the “ICSDs”), in all but the most remote circumstances, it is not expected that Sections 1471 through 1474 of the U.S. Internal Revenue Code (the “Code”) or regulations and other authoritative guidance thereunder (“FATCA”) will affect the amount of any payment received by the ICSDs.  However, FATCA may affect payments made to custodians or intermediaries in the subsequent payment chain leading to the ultimate investor if any such custodian or intermediary generally is unable to receive payments free of FATCA withholding and the relevant Notes are treated, for U.S. federal tax purposes, either as equity instruments or as issued after the later of (i) 1 July 2014 or (ii) the date that is six months after the publication of final regulations defining the term “foreign passthru payments” for the purposes of FATCA.  FATCA may affect payment to any ultimate investor that is a financial institution that is not entitled to receive payments free of FATCA withholding, or an ultimate investor that fails to provide its broker (or other custodian or intermediary from which it receives payment) with any information, forms, other documentation or consents that may be necessary for the payments to be made free of FATCA withholding.  Prospective investors should choose custodians or intermediaries with care (to ensure each is compliant with FATCA or other laws or agreements related to FATCA) and provide each custodian or intermediary with any information, forms, other documentation or consents that may be necessary for such custodian or intermediary to make a payment free of FATCA withholding. Prospective investors should consult their own tax adviser to obtain a more detailed explanation of FATCA and how FATCA may affect them.  Pursuant to the terms and conditions of the Notes, the Issuer’s obligations under the Notes are discharged once it has paid the common depositary or common safekeeper for the ICSDs (as holder of the Notes) and none of the Issuer or any Paying Agent will be required to pay additional amounts should FATCA withholding apply to any amount thereafter transmitted through the ICSDs and custodians or intermediaries.

Foreign judgments may not be enforceable against the Bank

Courts in Ukraine will recognise and/or enforce any judgment obtained in a court established in a country other than Ukraine if such recognition and/or enforcement is envisaged by an international treaty to which Ukraine is a party, in accordance with the terms of such treaty.  There is no such treaty in effect between Ukraine and The Netherlands, or between Ukraine and the United Kingdom.

In the absence of an international treaty providing for the recognition and enforcement of judgments, the courts of Ukraine may only recognise and/or enforce a foreign court judgment on the basis of the principle of reciprocity.  Unless proven otherwise, reciprocity is deemed to exist in relations between Ukraine and the country where the judgment was rendered.  However, Ukrainian law does not provide any clear rules on the application of the principle of reciprocity.  In addition, there is no official interpretation and there is limited court practice with respect to such principle of reciprocity.  Accordingly, there can be no assurance that the Ukrainian courts will recognise and/or enforce a judgment rendered by the courts of the United Kingdom or The Netherlands on the basis of the principle of reciprocity.  Furthermore, the courts of Ukraine might refuse to recognise and/or enforce a foreign court judgment on the basis of the principle of reciprocity on grounds provided in Ukrainian law in effect on the date on which such recognition and/or enforcement is sought.

Since Ukraine is a party to the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”), an arbitration award obtained in a state which is also a party to the New York Convention, such as the United Kingdom, would be enforceable in Ukraine, subject to the terms of the New York Convention.

In addition, court judgments and arbitration awards obtained in Ukraine will not be recognised and enforced by the Dutch courts.  However, if a person has obtained a final and conclusive judgment for the payment of money rendered by the courts of Ukraine which is enforceable in the courts of Ukraine and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to the judgment of the courts of Ukraine insofar as it finds that the jurisdiction of the courts of Ukraine has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, unless the foreign judgment contravenes Dutch public policy.  Under the law of The

Netherlands, a final and binding arbitral award for the payment of money rendered in arbitration proceedings which is enforceable in the courts of Ukraine will be recognised and enforced by the Dutch courts without review of its merits, according and subject to the New York Convention.

A Ukrainian court may apply Ukrainian law notwithstanding the choice of foreign law by the parties if the court determines that (a) the content of foreign law in respect of the relevant matter cannot be established within a reasonable time, (b) the relevant matter is not of a contractual nature and falls under the mandatory regulatory requirements of Ukraine or another relevant jurisdiction (including tax, currency exchange, banking or financial services legislation) or (c) the application of the relevant foreign law provisions would produce a result incompatible with the public order of Ukraine.  Ukrainian legislation and court practice do not determine the precise scope or content of the concept of the “public order” of Ukraine.

There is no active trading market for the Notes

The Notes are new securities which may not be widely distributed and for which there is currently no active trading market.  If the Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Bank.  Although application has been made to list the Notes on the Irish Stock Exchange, there can be no assurance that a liquid market will develop for the Notes, that holders of the Notes will be able to sell their Notes, or that such holders will be able to sell their Notes for a price that reflects their value.

The market price of the Notes may be volatile

The market price of the Notes could be subject to significant fluctuations in response to actual or anticipated variations in the Bank’s own and the Bank’s competitors’ operating results, adverse business developments, changes in the regulatory environment in which the Bank operates, changes in financial estimates by securities analysts, and the actual or expected sale of a large number of Notes, as well as other factors, including the trading market for securities issued by or on behalf of Ukraine as a sovereign borrower.  In addition, in recent years the global financial markets have experienced significant price and volume fluctuations which, if repeated in the future, could adversely affect the market price of the Notes without regard to the Bank’s results of operations, prospects or financial condition.

Financial turmoil in emerging markets could cause the price of the Notes to suffer

The market price of the Notes is influenced by economic and market conditions in Ukraine and, to a varying degree, economic and market conditions in other CIS, Eastern European and emerging markets generally.  Financial turmoil in Ukraine and other emerging markets in 1997-1998 as well as the ongoing global financial crisis since the start thereof in 2008 adversely affected market prices in the world’s securities markets for companies that operate in those developing economies.  Even if the Ukrainian economy remains relatively stable, financial turmoil in these countries could materially adversely affect the market price of the Notes.

Any negative change in Ukraine’s or the Bank’s own credit rating could adversely affect the market price of the Notes

Ukraine sovereign bonds are rated “Caa1” by Moody’s, “B-” (long-term credit rating) and “B” (short-term credit rating) by S&P and “B-” (foreign and local currency issuer default ratings) and “B” (short term foreign currency issuer default ratings) by Fitch.  A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organisation.

The Bank has received credit ratings from Moody’s as set out in “Overview of the Bank—Credit Ratings”.  The Bank’s credit ratings at any time may not reflect the potential impact of all risks related to structure, market, additional factors discussed above, and other factors that may affect the value of the Notes.  Any negative change in the Bank’s credit rating or the credit rating of Ukraine could materially adversely affect the market price of the Notes.

Trading in the clearing systems is subject to minimum denomination requirements

The Notes will initially only be issued in global certificated form, and held through the clearing systems.  Interests in the Global Note Certificate will trade in book-entry form only, and Notes in definitive registered form, or Individual Note Certificates, will be issued in exchange for book-entry interests only in very limited circumstances.  Owners of book-entry interests will not be considered owners or holders of Notes.  The common depositary, or its nominee, for the clearing systems will be the sole registered holder of the Global Note Certificates representing the Notes.  Payments of principal, interest and other amounts owing on or in respect of the Global Note Certificate representing the Notes will be made to the Principal Paying Agent, who will make payments to the clearing systems.  Thereafter, these payments will be credited to accounts of participants who hold book-entry interests in the Global Note Certificates representing the Notes and credited by such participants to indirect participants.  After payment to the common depositary for the clearing systems, none of the Bank, the Lender, the Issuer, the Lead Manager, the Trustee or the Agents will have any responsibility or liability for the payment of interest, principal or other amounts to the owners of the book-entry interests.  Accordingly, where an investor owns a book-entry interest, it must rely on the procedures of the clearing systems, and it is not a participant in the clearing systems, on the procedures of the participant through which its interest is held, to exercise any rights and obligations of a holder of Notes under Trust Deed.

Unlike the holders of the Notes themselves, owners of book-entry interests will not have the direct right to act upon the Issuer’s solicitations for consents, requests for waivers or other actions from holders of the Notes.  Instead, an investor with a book-entry interest, will be permitted to act only to the extent it has received appropriate proxies to do so from the relevant clearing system.  The procedures implemented for the granting of such proxies may not be sufficient to enable the investor to vote on a timely basis.

Similarly, upon the occurrence of an Event of Default under the Trust Deed, unless and until Individual Note Certificates are issued in respect of all book-entry interests, with a book-entry interest, you will be restricted to acting through Euroclear and Clearstream, Luxembourg.  The procedures to be implemented through Euroclear and Clearstream, Luxembourg may not be adequate to ensure the timely exercise of rights under the Notes.  See “Summary of Provisions Relating to the Notes in Global Form”.

The claims of Noteholders may be limited in the event that the Issuer is declared bankrupt

The Issuer is organised under the laws of The Netherlands.  Although it is impossible to predict with certainty in which jurisdiction or jurisdictions insolvency or similar proceedings would be commenced or how these proceedings would be resolved, insolvency proceedings over the assets of the Issuer may be initiated in The Netherlands and be governed by Dutch law.  The insolvency laws of The Netherlands may not be as favourable to the interests of the Noteholders as creditors as the bankruptcy laws of other jurisdictions, including in respect of priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceedings.

OVERVIEW OF THE OFFERING

The following is an overview of the terms of the Notes.  This overview is derived from, and should be read in conjunction with, the full text of the Terms and Conditions of the Notes, the Sub-Participation, the Loan and the Trust Deed, which prevail to the extent of any inconsistency with the terms set out in this overview.  Capitalised terms used herein and not otherwise defined have the respective meanings given to such terms in the Terms and Conditions of the Notes.

The Offer	U.S.$[•] 9.125 per cent. Loan Participation Notes due 2019.

Issuer of the Notes and Participant under the Amended and Restated Sub-Participation Agreement	Finance & Credit Ukraine B.V.

Lender under the Amended and Restated Loan Agreement and Bank under the Amended and Restated Sub-Participation Agreement	VTB Capital plc.

Bank, as Borrower under the Amended and Restated Loan Agreement	Public Joint Stock Company “Bank “Finance and Credit”, with its registered office and business headquarters at 60 Artema Street, Kyiv 04050, Ukraine.

Lead Manager	VTB Capital plc.

Trustee	Citibank, N.A., London Branch.

Registrar and Transfer Agent	Citigroup Global Markets Deutschland AG.

Principal Paying Agent	Citibank, N.A., London Branch.

Paying Agent	Citibank Europe plc.

Issue Price	[•] per cent. of the principal amount of the Notes.

Issue Date	[•] 2013.

Interest

The Notes will bear interest from [•] at a rate of 9.125 per cent. per annum payable semi-annually in arrear in equal instalments on 25 January and 25 July in each year commencing on 25 January 2014, except in respect of the first Interest Period. The amount of interest payable in respect of the first Interest Period shall be U.S.$[•], which represents interest accrued from (and including) 25 July 2013 to (but excluding) the Issue Date at 10.5 per cent. per annum and from (and including) the Issue Date to (but excluding) 25 January 2014 at 9.125 per cent. per annum. The holders of the Tranche B Notes will pay an amount, which will be retained by the Issuer in the Issuer Account (as defined in the Trust Deed) until the first Interest Payment Date in January 2014, of U.S.$[•] per U.S.$950 in accrued interest to the Issuer on the Issue Date.

Maturity Date	25 January 2019.

Use of Proceeds	The gross proceeds from the offering of the Notes are expected to be U.S.$[•]. Upon the 2006 Notes Exchange and the 2006 Notes Redemption, the net proceeds from the offering of the Notes are expected to be U.S.$[•]. The net proceeds will be used by the Issuer for the sole purpose of funding the Sub-Participation in the Loan, which will then be made available by the Lender to the Bank. The Bank intends to use the net proceeds of the Loan to pay commissions, fees and certain expenses incurred by or on behalf of the Bank in connection with the offering, to fund loans to corporate and/or individual customers and for general corporate purposes. See “Use of Proceeds”.

Limited Recourse

The Notes will constitute the obligation of the Issuer to apply an amount equal to the proceeds from the issue of the Notes solely for the purpose of funding the Sub-Participation pursuant to the terms of the Amended and Restated Sub-Participation Agreement. The Issuer will only account to the holders of the Notes for all amounts equivalent to those (if any) received from the Lender under the Amended and Restated Sub-Participation Agreement less amounts in respect of the Reserved Rights (as defined in the Trust Deed) and other amounts referred to in the Amended and Restated Sub-Participation Agreement.

Negative Pledge and Other Covenants

Clause 14.5 of the Amended and Restated Loan Agreement contains a negative pledge in relation to the creation of Security Interests (other than Permitted Security Interests) (each as defined in the Amended and Restated Loan Agreement) by the Bank. The Amended and Restated Loan Agreement also contains covenants limiting corporate restructuring and disposals by the Bank, transactions between the Bank and its Affiliates (as defined in the Amended and Restated Loan Agreement) and the making of distributions by the Bank and its subsidiaries as well as a covenant by the Bank to comply with the capital adequacy requirements of the NBU.

Issuer’s Covenant

As long as any of the Notes remains outstanding, the Issuer will not, without the prior written consent of the Trustee, agree to any amendments to or any modification or waiver of, or authorise any breach or proposed breach of, the terms of the Amended and Restated Loan Agreement, except as otherwise expressly provided in the Trust Deed or the Amended and Restated Loan Agreement.

Change of Control

Upon a Change of Control (as defined in the Amended and Restated Loan Agreement) the Issuer will make an offer to purchase all or any part of the Notes at a price per Note equal to 100 per cent. of the principal amount thereof, plus accrued and unpaid interest thereon and additional amounts, if any, up to the date of repurchase. In such case, the Borrower is required to prepay the Loan in an amount sufficient to provide the funds to enable the Issuer to repurchase the Notes.

Events of Default/Relevant Events

In the case of an Event of Default (as defined in the Amended and Restated Loan Agreement) or a Relevant Event (as defined in the Terms and Conditions of the Notes), the Trustee may, subject as provided in the Trust Deed, (1)

require the Lender to declare all amounts payable under the Amended and Restated Loan Agreement by the Bank to be due and payable (in the case of an Event of Default) or (2) enforce the applicable security created in the Trust Deed in favour of the Noteholders (in the case of a Relevant Event). Upon repayment of the Loan following an Event of Default, the Notes will be redeemed or repaid at the principal amount thereof, together with interest accrued to the date fixed for redemption and any additional amounts due, and thereupon shall cease to be outstanding.

Withholding Tax or Increased Costs; Gross-up

In the event that any payments to be made by the Bank under the Amended and Restated Loan Agreement become subject to any withholding tax imposed by Ukraine or any taxing authorities thereof, or certain other circumstances result in the Lender incurring increased cost associated with the Loan or the Sub-Participation, the Bank will (save in certain circumstances and subject to the enforceability of such provisions) be required to pay any additional amount necessary to compensate the Lender for the tax withheld or the increased cost to the Lender. See “The Loan Agreement “.

All payments in respect of the Notes will be made subject to any withholding or deduction required pursuant to FATCA, any regulations or agreements thereunder, official interpretations thereof, or law implementing an intergovernmental approach thereto and no additional amounts will be payable on account of any such deduction or withholding.

Early Redemption

The Loan may be prepaid at its principal amount, together with accrued interest, at the option of the Bank (a) upon the Bank being required to pay additional amounts on account of the Bank, the Lender or the Issuer being required to deduct or withhold any taxes of The Netherlands, the United Kingdom or Ukraine from payments to be made by them in respect of the Notes or under the Amended and Restated Loan Agreement or under the Amended and Restated Sub-Participation Agreement, (b) upon the Bank being required to pay additional amounts following an Issuer Relevant Event or Lender Relevant Event (both as defined in “Terms and Conditions of the Notes—Enforcement”) or (c) upon the Bank being required to pay additional amounts on account of certain increased costs incurred by the Lender pursuant to the Amended and Restated Loan Agreement.

The Lender may require the Loan to be prepaid in whole (but not in part) if it becomes unlawful for the Loan, the Sub-Participation or the Notes to remain outstanding, as set out in the Amended and Restated Loan Agreement.

Upon a prepayment of the Loan and the Sub-Participation in accordance with the terms of the Amended and Restated Loan Agreement and the Amended and Restated Sub-Participation Agreement, and subject to the receipt of the relevant funds by the Issuer, the principal amount of all outstanding Notes will be prepaid by the Issuer, together with accrued interest. See “Terms and Conditions of the Notes—Redemption and

Purchase”.

Rating

The Notes are expected to be rated “[•]” by Moody’s. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating agency.

Form

The Notes will be issued in registered form in denominations of U.S.$142,500 and integral multiples of U.S.$950 in excess thereof. The Notes will be represented by a Global Note Certificate registered in the name of Citvic Nominees Limited as nominee for, and deposited with, a common depositary for Euroclear and Clearstream, Luxembourg on or about [•] 2013. Individual Note Certificates evidencing holdings of Notes will be available only in certain limited circumstances specified in the Global Note Certificate.

Listing	Application has been made to the Irish Stock Exchange for the Notes to be admitted to the Official List and to trading on the Main Securities Market.

Approval

The Prospectus has been approved by the Central Bank, as competent authority under the Prospectus Directive. The Central Bank only approves this Prospectus as meeting the requirements imposed under Irish and EU law pursuant to the Prospectus Directive.

Expenses related to Listing	The Issuer and the Bank estimate that the total expenses related to admission of the Notes to trading on the Irish Stock Exchange are approximately EUR 5,000.

Selling Restrictions

The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption form or in a transaction not subject to the registration requirements of the Securities Act. The Notes may be sold in other jurisdictions only in compliance with applicable laws and regulations. The Notes have not been registered in Ukraine and may not be offered or sold in Ukraine without prior registration in Ukraine. The offer and sale of the Notes may also be restricted in other jurisdictions. See “Subscription and Sale”.

Governing Law	The Notes, the Amended and Restated Loan Agreement, the Amended and Restated Sub-Participation Agreement and the Trust Deed will be governed by English law.

Risk Factors	An investment in the Notes involves a high degree of risk. See “Risk Factors”.

Security Codes	ISIN: [•] Common code: [•]

FORWARD LOOKING STATEMENTS

Some statements in this Prospectus may be deemed to be “forward-looking statements”.  Forward-looking statements include statements concerning the Bank’s plans, objectives, goals, strategies and future operations and performance and the assumptions underlying these forward-looking statements.  When used in this document, the words “anticipates”, “estimates”, “expects”, “believes”, “intends”, “plans”, “aims”, “seeks”, “may”, “will”, “should” and any similar expressions generally identify forward-looking statements.  These forward-looking statements are contained in “Overview of the Bank”, “Risk Factors”, “Business” and other sections of this document.  The Bank has based these forward-looking statements on the current views of the Bank’s management with respect to future events and financial performance.  These views reflect the best judgement of the Bank’s management but involve uncertainties and are subject to certain risks, the materialisation of which could cause actual results to differ materially from those predicted in the Bank’s forward-looking statements and from past results, performance or achievements.  Although the Bank believes that the expectations, estimates and projections reflected in the Bank’s forward-looking statements are reasonable, if one or more of the risks or uncertainties materialise, including those which the Bank has identified in this Prospectus, or if any of the Bank’s underlying assumptions prove to be incomplete or inaccurate, the Bank’s actual results of operations may vary from those expected, estimated or projected.

These forward-looking statements speak only as at the date of this Prospectus.  Without prejudice to any requirements under applicable laws and regulations, each of the Bank and the Issuer expressly disclaims any obligation or undertaking to disseminate after the date of this Prospectus any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations thereof or any change in events, conditions or circumstances on which any such forward-looking statement is based.

ENFORCEABILITY OF JUDGMENTS

Courts in Ukraine will not recognise and/or enforce any judgment obtained in a court established in a country other than Ukraine if such recognition and/or enforcement is provided for in an international treaty to which Ukraine is a party, and then only in accordance with the terms of such treaty.  There is no such treaty in effect between Ukraine and The Netherlands or between Ukraine and the United Kingdom.

In the absence of such treaty, the courts of Ukraine may only recognise or enforce a foreign court judgment on the basis of the principle of reciprocity.  Under Article 390 of the Civil Procedure Code of Ukraine (“Civil Procedure Code”), unless proven otherwise the reciprocity is deemed to exist in relations between Ukraine and the country where the judgment was rendered.  The Civil Procedure Code does not provide for any clear rules on the application of the principle of reciprocity and there is no official interpretation or established court practice of these provisions of the Civil Procedure Code.  Accordingly, there can be no assurance that the courts of Ukraine will recognise or enforce a judgment rendered by the courts of the United Kingdom on the basis of the principle of reciprocity.  Furthermore, the courts of Ukraine might refuse to recognise or enforce a foreign court judgment on the basis of the principle of reciprocity on the grounds provided in the applicable Ukrainian legislation, in effect on the date such recognition or enforcement is sought.

Ukraine is a party to the New York Convention with a reservation to the effect that, in respect of the awards made in a state which is not a party to the New York Convention, Ukraine will only apply the New York Convention on a reciprocal basis.  Consequently, a foreign arbitral award obtained in a state which is party to the New York Convention should be recognised and enforced by a Ukrainian court (under the terms of the New York Convention).  The Amended and Restated Loan Agreement contains a provision allowing for arbitration of disputes with London, England, designated as the seat of arbitration.  Since the United Kingdom is a party to the New York Convention, arbitral awards in relation to those disputes may be enforced in Ukraine under the provisions of the New York Convention.

In addition, court judgments and arbitration awards obtained in Ukraine will not be recognised and enforced by the Dutch courts.  However, if a person has obtained a final and conclusive judgment for the payment of money rendered by the courts of Ukraine which is enforceable in the courts of Ukraine and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to the judgment of the courts of Ukraine insofar as it finds that the jurisdiction of the courts of Ukraine has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, unless the foreign judgment contravenes Dutch public policy.  Under the law of The Netherlands, a final and binding arbitral award for the payment of money rendered in arbitration proceedings which is enforceable in the courts of Ukraine will be recognised and enforced by the Dutch courts without review of its merits, according and subject to the New York Convention.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Information of the Bank

The financial information of the Bank set forth in this Prospectus, has, unless otherwise indicated, been derived from:

•                  audited consolidated statement of financial position, consolidated profit and loss statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows as at and for the year ended 31 December 2011, which include comparative financial information as at and for the year ended 31 December 2010 (the “2011 Financial Statements”); and

•                  audited revised and re-issued consolidated statement of financial position, consolidated profit and loss statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows as at and for the year ended 31 December 2012, which include comparative financial information as at and for the year ended 31 December 2011 and, in Note 28 (Transactions with Related Parties), comparative financial information as at and for the year ended 31 December 2010, (the “2012 Financial Statements” and together with the 2011 Financial Statements, the “Financial Statements”).

The Financial Statements attached hereto were prepared in accordance with International Financial Reporting Standards (“IFRS”).  The Financial Statements have been audited by the Bank’s independent auditors, Baker Tilly Ukraine LLP (“Baker Tilly”), registered audit firm, located at 28 Fizkultury Street, Kyiv, 03680, Ukraine, in accordance with IFRS.  Baker Tilly is registered with the Audit Chamber of Ukraine, Registration Certificate No.2091 dated 26 January 2001.

The Bank prepares its financial statements in Ukrainian hryvnia and provides convenience translation into U.S. dollars at the exchange rate set forth by the NBU on the 31 December of the reported year.

The 2012 Financial Statements have been revised and re-issued on 23 September 2013 as a result of recalculation of data on related parties in Note 28 (Transaction with Related Parties). Note 28 of the 2012 Financial Statements contains analysis of the Bank’s transactions with related parties for the years ended 31 December 2010, 2011 and 2012.  See also Note 2.1 to the 2012 Financial Statements.  The 2011 Financial Statements have not been restated and therefore Note 27 (Transactions with Related Parties) of the 2011 Financial Statements does not contain revised data for the years ended 31 December 2011 and 2010.

The Financial Statements, together with the respective notes thereto, are included in the Prospectus beginning on page F-1.

Financial Information of the Issuer

The financial information of the Issuer set forth in this Prospectus has, unless otherwise indicated, been derived from:

•                  audited annual report as at and for the year ended 31 December 2011, which includes comparative financial information as at and for the year ended 31 December 2010 (the “2011 Issuer Accounts”); and

•                  audited annual report as at and for the year ended 31 December 2012, which includes comparative financial information as at and for the year ended 31 December 2011 (the “2012 Issuer Accounts” and together with the 2011 Accounts, the “Issuer Accounts”).

The Issuer Accounts were prepared in accordance with the Dutch Civil Code and Dutch Accounting Standards in The Netherlands. The Financial Statements have been audited by the Bank’s independent auditors, Baker Tilly Berk N.V. (“Baker Tilly Netherlands”), registered audit firm, located at Entrada 303, 1096 ED Amsterdam, P.O. Box 94124, 1090 GC, Amsterdam, The Netherlands, in accordance with Dutch law, including Dutch Standards on Auditing.  The auditor signing the auditor’s report on behalf of Baker Tilly Netherlands is a member of The Netherlands Institute of Chartered Accountants (Nederlandse Beroepsorganisatie van Accountants).

The Issuer Accounts, together with the respective notes thereto, are included in the Prospectus beginning on page F-184.

Currency

In this Prospectus, all references to “hryvnia” and “UAH” are to the lawful currency for the time being of Ukraine, all references to “Russian Roubles” and “RUR” are to the lawful currency for the time being of the Russian Federation, all references to “dollars”, “U.S. dollars”, “USD” and “U.S.$” are to the lawful currency for the time being of the United States of America, all references to “euros”, “EUR” and “€” are to the lawful currency for the time being of the member states of the European Union that adopted the single currency in accordance with the Treaty of Rome establishing the European Economic Community, as amended, and all references to “£” and “pound sterling” are to the lawful currency for the time being of the United Kingdom.

In this Prospectus, translations of certain amounts from hryvnia to dollars are solely for the convenience of the reader and are made at various exchange rates.  No representation is made that the hryvnia or dollar amounts referred to herein could have been converted into dollars or hryvnia, as the case may be, at any particular exchange rate or at all.  The NBU’s hryvnia/dollar exchange rate as reported on 31 December 2012 was UAH 7.99 to the dollar.  The NBU’s hryvnia/dollar exchange rate as reported on 20 November 2013 was UAH 7.99 to the dollar.

Rounding

Some numerical figures included in this Prospectus have been subject to rounding adjustments.  Accordingly, numerical figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that preceded them.

Market, economic and industry data

The Bank has also obtained certain statistical and market information that is presented in this Prospectus in “Overview of the Bank”, “Risk Factors”, “Business” and “Appendix - Ukraine: The Banking Sector” on certain topics relating to the industry in which the Bank operates and, in some instances, the competitive position and competitors of the Bank, from various third party sources, including:

•                  AUB;

•                  NBU; and

•                  Prostobank Consulting.

Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed.  The Issuer has relied on the accuracy of such information without carrying out an independent verification thereof (see “Risks Factors — Official statistics and other data published by Ukrainian state authorities may not be reliable” and “Risk Factors — Disclosure and reporting requirements and fiduciary duties remain less developed than in more developed markets” ).  In addition, in many cases, the Issuer has made statements in this Prospectus regarding the Bank’s industry, its position in the industry, its market share and the market shares of various industry participants based on the Bank’s internal estimates, experience, the Issuer’s own investigation of market conditions and its review of industry publications, including information made available to the public by its competitors.  The Issuer cannot assure prospective investors that any of the assumptions underlying these statements are accurate or correctly reflect the Bank’s position in the industry and none of the Bank’s internal surveys or information has been verified by any independent sources.

Where information in this Prospectus has been sourced from a third party, this information has been accurately reproduced and, so far as the Issuer is aware and is able to ascertain from information published by such third party, no facts have been omitted which would render the reproduced information inaccurate or misleading. Such information, data and statistics may be approximations or estimates or use rounded numbers.  Information in this Prospectus which has been sourced from a third party is identified as such together with the name of the third-party source.

DESCRIPTION OF THE TRANSACTION

The following summary contains basic information about the Notes, the Sub-Participation and the Loan and should be read in conjunction with, and is qualified in its entirety by, the information set forth under “Terms and Conditions of the Notes” and “The Loan Agreement” appearing elsewhere in this Prospectus.

The transaction will be structured as an amended and restated loan to the Bank by the Lender (the “Loan”).  The Issuer will issue the Notes which will be limited recourse loan participation notes issued for the sole purpose of financing a funded 100 per cent. participation by the Issuer in the amended and restated Sub-Participation.  The Lender will use the proceeds of the amended and restated Sub-Participation for the sole purpose of financing the amended and restated Loan.  The Notes will be constituted by, be subject to, and have the benefit of, the Trust Deed to be entered into by the Issuer, the Lender and the Trustee (the “Trust Deed”).  The obligations of the Issuer to make payments under the Notes shall constitute an obligation only to pay to the Noteholders an amount equal to, and in the same currency as, sums of principal, interest and/or additional amounts (if any) actually received by or for the account of the Issuer pursuant to the Amended and Restated Sub-Participation Agreement.

As provided in the Trust Deed, the Issuer will charge in favour of the Trustee for the benefit of the Noteholders as security for its payment obligations in respect of the Notes (a) its rights to principal, interest and additional amounts (if any) as the participant under the Amended and Restated Sub-Participation Agreement, (b) its right to receive all sums payable by the Lender under any claim, award or judgment relating to the Amended and Restated Sub-Participation Agreement and (c) amounts received pursuant to the Amended and Restated Sub-Participation Agreement in an account with the Principal Paying Agent, in the name of the Issuer, together with the debt represented thereby (the “Issuer Account” and, together with the Lender Account (as defined below), the “Accounts”).  The Issuer will assign certain administrative rights under the Amended and Restated Sub-Participation Agreement to the Trustee.  The Lender’s obligation to make payments under the Sub-Participation will be deemed to be satisfied to the extent that payments are made to the Issuer Account by the Lender in amounts equal to and in the same currency as those actually received into the Lender Account by the Lender from the Bank pursuant to the Amended and Restated Loan Agreement other than amounts received in respect of Reserved Rights and other amounts referred to in the Amended and Restated Sub-Participation Agreement.

In addition, as provided in the Trust Deed, the Lender will charge in favour of the Trustee for the benefit of the Noteholders as security for its payment obligations in respect of the Sub-Participation (a) its rights to principal, interest and additional amounts (if any) as Lender under the Amended and Restated Loan Agreement, (b) its right to receive all sums payable by the Bank under any claim, award or judgment relating to the Amended and Restated Loan Agreement and (c) amounts received pursuant to the Amended and Restated Loan Agreement in an account with the Principal Paying Agent in the name of the Lender, together with the debt represented thereby (the “Lender Account”), in each case other than certain amounts in respect of certain Reserved Rights (as defined in the Trust Deed) and other amounts referred to in the Amended and Restated Sub-Participation Agreement.  The Lender will assign certain administrative rights under the Amended and Restated Loan Agreement to the Trustee.  The Bank will be obliged to make payments under the Loan to the Lender in accordance with the terms of the Amended and Restated Loan Agreement to the Lender Account.

Each of the Lender and the Issuer will covenant not to agree to any amendments to or any modification or waiver of, or authorise any breach or potential breach of, the terms of the Amended and Restated Loan Agreement or the Amended and Restated Sub-Participation Agreement unless the Trustee has given its prior written consent (except, in the case of the Lender, in relation to the Reserved Rights).  Neither the Lender nor the Issuer (save as expressly provided in the Trust Deed, the Amended and Restated Loan Agreement and the Amended and Restated Sub-Participation Agreement or with the consent of the Trustee) shall pledge, charge or otherwise deal with the Loan, the Sub-Participation or the Note Security (as defined in the Terms and Conditions of the Notes) or any right or benefit either present or future arising under or in respect of the Amended and Restated Loan Agreement, the Amended and Restated Sub-Participation Agreement or the Accounts or any part thereof or any interest therein or purport to do so.  Any amendments, modifications, (unless the Trustee agrees otherwise) waivers or authorisations (if the Trustee so requires) shall be notified to the Noteholders in accordance with the Terms and Conditions of the Notes and will be binding on the Noteholders.

The relevant security under the Trust Deed will become enforceable upon the occurrence of a Relevant Event, as the case may be, as further described in the Trust Deed and the Terms and Conditions of the Notes.

Payments in respect of the Notes will be made without any deduction or withholding for or on account of taxes of The Netherlands, the United Kingdom or Ukraine except as required by law.  In that event, the Issuer will be required to pay additional amounts to the Noteholders in accordance with the Terms and Conditions of the Notes, but only to the extent that it receives corresponding amounts under the Amended and Restated Sub-Participation Agreement and the Lender receives corresponding amounts under the Amended and Restated Loan Agreement.  The Amended and Restated Loan Agreement will provide for the Bank to pay such corresponding amounts in these circumstances.  Payments under the Amended and Restated Sub-Participation Agreement will be made without any deduction or withholding for or on account of taxes, except as required by law.  In that event, the Lender will be required to pay additional amounts to the Issuer in accordance with the terms of the Amended and Restated Sub-Participation Agreement, but only to the extent that it receives corresponding amounts under the Amended and Restated Loan Agreement.  The Amended and Restated Loan Agreement will provide for the Bank to pay such corresponding amounts in these circumstances.  In addition, payments under the Amended and Restated Loan Agreement will be made without any deduction or withholding for or on account of Ukrainian taxes, except as required by law, in which event the Bank will be obliged to increase the amounts payable under the Amended and Restated Loan Agreement (save in certain circumstances).

In certain circumstances, the Loan may be prepaid at its principal amount, together with accrued interest, at the option of the Bank upon the Bank being required to increase the amount payable or to pay additional amounts on account of taxes in The Netherlands, Ukraine or the United Kingdom pursuant to the Amended and Restated Loan Agreement or the Amended and Restated Sub-Participation Agreement or the Notes or being required to pay additional amounts on account of certain costs incurred by the Lender.  The Lender may (in its own discretion) require the Loan to be prepaid if it becomes unlawful for the Loan, the Sub-Participation or the Notes to remain outstanding, as set out in the Amended and Restated Loan Agreement.  In each case (to the extent that the Lender has actually received the relevant funds from the Bank and the Issuer has in turn actually received the relevant funds from the Lender), the relevant Notes (or in the case of a prepayment for tax reasons or illegality, all outstanding Notes) will be prepaid by the Issuer together with accrued interest.

SUMMARY FINANCIAL INFORMATION AND STATISTICAL DATA

The summary financial information set forth below has been extracted without material adjustment from, and should be read in conjunction with, the Bank’s Financial Statements as at and for the years ended 31 December 2012, 2011 and 2010 prepared in accordance with IFRS, and the notes thereto, included elsewhere in this Prospectus.

CONSOLIDATED PROFIT AND LOSS STATEMENT

	Year ended 31 December
	2012	2012(1)	2011	2011(1)	2010	2010(1)
	(UAH’000)	(USD’000)	(UAH’000)	(USD’000)	(UAH’000)	(USD’000)

Interest income	2 033 561	254 480	2 100 245	263 600	2 380 190	299 937
Loans to customers	2 005 830	251 010	2 078 688	260 894	2 356 701	296 977
Due from credit institutions	13 753	1 721	11 319	1 421	10 904	1 374
Financial investments	13 978	1 749	10 238	1 285	12 585	1 586

Interest expenses	(1 821 494)	(227 942)	(1 688 386)	(211 907)	(1 848 959)	(232 995)
Customer accounts	(1 196 450)	(149 724)	(891 346)	(111 871)	(1 004 452)	(126 575)
Due to the National Bank of Ukraine	(467 024)	(58 443)	(542 801)	(68 126)	(646 698)	(81 493)
Due to credit institutions	(30 948)	(3 873)	(185 410)	(23 271)	(105 520)	(13 297)
Subordinate debt	(127 072)	(15 902)	(68 829)	(8 639)	(92 289)	(11 630)

Net interest income	212 067	26 538	411 859	51 693	531 231	66 942
Impairment of loans	(4 465)	(559)	(669 072)	(83 975)	1 587 657	200 067
Impairment of other interest-bearing assets	20 749	2 597	(28 426)	(3 567)	(23 473)	(2 958)
Net interest income after impairment of interest earning assets	228 351	28 576	(285 639)	(35 849)	2 095 415	264 051
Fee and commission income	449 424	56 241	386 353	48 491	307 536	38 754
Fee and commission expense	(37 381)	(4 678)	(29 167)	(3 661)	(31 333)	(3 948)
Net fee and commission income	412 043	51 563	357 186	44 830	276 203	34 806
Net result from changes in fair value of derivatives	(21 971)	(2 749)	7 778	976	19 989	2 519
Net result from trading financial investments	2 250	282	74 629	9 367	11 402	1 437
Gains less losses arising from foreign currencies exchange:
Net trading incomes	105 456	13 197	58 471	7 339	4 440	559
Net exchange difference	2 150	269	(24 385)	(3 061)	7 124	898
Other operating income	11 438	1 431	10 935	1 372	13 804	1 739
Other income	25 787	3 227	3 204	402	2 443	308
Other non-interest income	125 110	15 657	130 632	16 395	59 202	7 460
Salaries and employee benefits	(407 496)	(50 994)	(369 930)	(46 429)	(324 633)	(40 908)
Depreciation and amortisation	(31 732)	(3 971)	(38 000)	(4 769)	(45 460)	(5 729)
Other administrative and operating expenses	(328 392)	(41 095)	(328 473)	(41 225)	(258 392)	(32 560)
Impairment of other assets and provisions	(3 743)	(469)	2 235	280	(3 969)	(500)
Other non-interest expenses	(771 363)	(96 529)	(734 168)	(92 143)	(632 454)	(79 697)
Income (loss) before tax	(5 859)	(733)	(531 989)	(66 767)	1 798 366	226 620
Benefits (expense) for income tax	1 680	210	551 566	69 244	(472 603)	(59 555)
Profit (loss) for the year	(4 179)	(523)	19 577	2 477	1 325 763	167 065
Profit (loss) attributable to:
Equity holders of the parent	(4 441)	(556)	19 394	2 454	1 325 575	167 041
Non-controlling interests	262	33	183	23	188	24
Basic and diluted loss per share	(0.0011)	(0.0001)	0.0048	0.0006	0.3310	0.0420

Notes:

(1)              Convenience Translation.  See “Presentation of Financial and Other Information—Financial Information”.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

Year ended 31 December
	2012	2012(1)	2011	2011(1)	2010	2010(1)
	(UAH’000)	(USD’000)	(UAH’000)	(USD’000)	(UAH’000)	(USD’000)
ASSETS
Cash and balances with central bank	1 387 805	173 628	1 559 076	195 133	2 370 437	297 730
Precious metals	30 109	3 767	24 620	3 081	43 364	5 447
Due from credit institutions	289 079	36 167	271 120	33 933	326 442	41 002
Derivative financial instruments	265 066	33 162	852	107	5 856	736
Loans to customers	18 202 639	2 277 323	17 307 247	2 166 168	17 670 188	2 219 399
Financial investments	757 999	94 833	844 704	105 723	715 445	89 861
Investment property	139 501	17 453	—	—	—	—
Property, equipment and Intangible assets	124 589	15 587	126 727	15 861	133 590	16 779
Current tax assets	1 723	216	6 780	849	7 062	887
Deferred tax assets	85 463	10 692	84 326	10 554	—	—
Other assets	93 075	11 645	209 528	26 224	236 046	29 648
Total assets	21 377 048	2 674 473	20 434 980	2 557 633	21 508 430	2 701 489
LIABILITIES
Due to credit institutions	5 758 718	720 470	6 665 263	834 221	8 088 604	1 015 939
Derivative financial instruments	193 027	24 150	3 548	444	247	31
Customer accounts	12 313 475	1 540 532	10 779 469	1 349 154	10 170 708	1 277 454
Deferred tax liabilities	—	—	—	—	456 640	57 355
Debt securities issued	640 252	80 102	650 505	81 417	648 217	81 417
Subordinate debt	1 023 106	128 000	990 324	123 948	821 879	103 229
Other liabilities	58 238	7 283	52 408	6 561	48 597	6 104
Total liabilities	19 986 816	2 500 537	19 141 517	2 395 745	20 234 892	2 541 529
EQUITY
Share capital	2 100 000	414 468	2 000 000	401 957	2 000 000	401 957
Additional paid-in capital	72 932	13 933	72 932	13 933	72 932	13 933
(Accumulated deficit) retained earnings	(817 324)	(96 279)	(812 883)	(95 723)	(829 399)	(97 817)
Currency translation reserve	—	(163 436)	—	(163 380)	29 493	4 611
Revaluation reserve	33 952	5 166	32 916	5 039	—	(162 788)
	1 389 560	173 852	1 292 965	161 826	1 273 026	159 896
Non-controlling interest	672	84	498	62	512	64
Total (deficit) equity	1 390 232	173 936	1 293 463	161 888	1 273 538	159 960
Total liabilities and (deficit) equity	21 377 048	2 674 473	20 434 980	2 557 633	21 508 430	2 701 489

Notes:

(1)              Convenience Translation.  See “Presentation of Financial and Other Information—Financial Information”.

STATISTICAL DATA

Bank Performance Ratios

	Year ended 31 December
	2012	2011	2010
	(%)
Net interest margin(1)	1.1	2.2	—
Net non-interest income to operating income(2)	70.2	241.3	13.8
Cost to income ratio(3)	101	94	91
Return on average assets(4)	(0.02)	0.09	—
Return on average net assets attributable to shareholders to total assets(5)	(0.2)	1.0	—

Balance Sheet Ratios(6)
Customer loans to customer deposits(7)	148	161	174
Customer loans to total assets	85	82	82
Shareholders’ net assets attributable to shareholders to total assets	10	10	9
Level 1 capital adequacy ratio	7.1	7.1	6.8
Total capital adequacy ratio	10.9	10.8	10.4

Asset Quality Ratios(6)
Overdue customer loans to total loans (gross)	11	15	15
Provisions to total customer loans (gross)	11	12	8
Provisions to overdue loans(8)	102	80	55
Provision charge to total customer loans (gross)(9)	0.01	3.86	—

Notes:

(1)               Net interest margin was calculated as net interest income divided by average interest earning assets before provision for loan impairment.

(2)               Net non-interest income to operating income was calculated as net non-interest income (i.e., net fee and commission income, gains less losses arising from trading securities, gains less losses arising from investments available-for-sale, gains less losses arising from trading in foreign currencies, foreign exchange translation losses net of gains, gains less losses on origination of assets and liabilities at rates below market, other operating income) divided by operating income.

(3)               Cost to income ratio was calculated as operating expenses divided by operating income before provision for loan impairment.

(4)               Return on average assets was calculated as net profit for the period divided by the simple average of total assets at the beginning and at the end of the period.

(5)               Return on average net assets attributable to shareholders to total assets was calculated as net profit for the period divided by simple average of total net assets attributable to shareholders to total assets at the beginning and at the end of the period.

(6)               At period end.

(7)               Customer loans and deposits included related accrued interest income and expenses.

(8)               As at 31 December 2012, the Bank had overdue loans of UAH 2.3 billion while the total provision for loan impairment was UAH 2.3 million as at that date.  See “Risk Management—Non-Performing and Overdue Loans, Problem Loan Recovery” for details of provisions for loan impairment.

(9)               Provision charge to total customer loans was calculated as provision charge for the period divided by gross customer loans at the end of the period.

USE OF PROCEEDS

The gross proceeds from the offering of the Notes are expected to be U.S.$[•]. Upon the 2006 Notes Exchange and the 2006 Notes Redemption, the net proceeds from the offering of the Notes are expected to be U.S.$[•].  The net proceeds will be used by the Issuer for the sole purpose of funding the Sub-Participation in the Loan, which will then be made available by the Lender to the Bank.  The Bank intends to use the net proceeds of the Loan to pay commissions, fees and certain expenses incurred by or on behalf of the Bank in connection with the offering, to fund loans to corporate and/or individual customers and for general corporate purposes.

EXCHANGE RATES INFORMATION

The table below sets out, for the periods indicated, the period-end, average, high and low official rates set by the NBU, in each case for the purchase of UAH, all expressed in UAH per U.S. dollar.  The UAH/U.S. dollar exchange rate set by the NBU reported on 20 November 2013 was UAH 7.99 to U.S.$1.00.  The rates may differ from the actual rates used in the preparation of the Financial Statements and other financial information appearing in this Prospectus.  The Issuer and the Bank do not represent that the U.S. dollar amounts referred to below could be or could have been converted into UAH at any particular rate indicated or at any other rate at all.

The average rate for a year means the average of the exchange rates set by the NBU on the last day of each month during a year.  The average rate for a month, or for any shorter period, means the average of the exchange rates set by the NBU for each business day during that month, or shorter period, as the case may be.

	UAH per U.S.$ 1.00
	High	Low	Average(1)	Period end
Year ended
31 December 2008	7.88	4.84	5.39	7.70
31 December 2009	8.01	7.61	7.81	7.99
31 December 2010	8.01	7.89	7.93	7.96
31 December 2011	7.99	7.93	7.97	7.99
31 December 2012	7.99	7.98	7.99	7.99
Month ended
31 January 2013	7.99	7.99	7.99	7.99
28 February 2013	7.99	7.99	7.99	7.99
31 March 2013	7.99	7.99	7.99	7.99
30 April 2013	7.99	7.99	7.99	7.99
31 May 2013	7.99	7.99	7.99	7.99
30 June 2013	7.99	7.99	7.99	7.99
31 July 2013	7.99	7.99	7.99	7.99
31 August 2013	7.99	7.99	7.99	7.99
30 September 2013	7.99	7.99	7.99	7.99
31 October 2013	7.99	7.99	7.99	7.99
30 November 2013 (through to 20 November 2013)	7.99	7.99	7.99	7.99

Source: NBU

Notes:

(1)     The average in respect of a year is calculated as the average of the exchange rates on the last business day of each month for the relevant annual period.  The average in respect of a month is calculated as the average of the exchange rates for each business day in the relevant month.

Fluctuations in the exchange rates between the UAH and U.S. dollar in the past are not necessarily indicative of fluctuations that may occur in the future.  No representation is made that UAH amounts referred to in this Prospectus could have been or could be converted into U.S. dollars at the above exchange rates or at any other rate.

Under Ukrainian legislation, the NBU is authorised to intervene through buying or selling foreign currencies on the interbank currency exchange in order to maintain indirectly the exchange rate of UAH to foreign currencies.  The NBU establishes such official exchange rate on a daily basis for a particular foreign currency, based on the weighted average (bid and ask) of applications submitted by the participants of the interbank currency exchange.

CAPITALISATION

The following table sets forth the Bank’s audited liabilities and net assets attributable to shareholders as at 31 December 2012.  This information should be read in conjunction with the Financial Statements included elsewhere in this Prospectus.

31 December 2012
	(U.S.$’000)(1)	(UAH’000)
Liabilities
Due to banks	720 470	5 758 718
Derivative financial instruments(2)	24 150	193 027
Customer accounts	1 540 532	12 313 475
Debt securities issued(3)	80 102	640 252
Subordinate debt	128 000	1 023 106
Other liabilities	7 283	58 238
Total liabilities	2 500 537	19 986 816
Equity(4)	173 936	1 390 232
Total liabilities and (deficit) equity(5)	2 674 557	21 377 048

Notes:
(1)                                 Convenience Translation.  See “Presentation of Financial and Other Information—Financial Information”.

(2)                                 Derivative financial instruments mainly comprises of UAH/USD currency swap transactions.

(3)                                 Debt securities issued consists of the 2006 Notes, whose maturity was extended in January 2010 to January 2014 and interest rate was increased to 10.5% from 10.375% in January 2010.  As a result of the restructuring by the Bank of the 2006 Notes, the outstanding balance of the 2006 Notes was U.S.$95 million as at 31 January 2010.  In 2009, as a result of enforcement of collateral against a defaulted borrower, the Bank received and kept on its balance sheet as at 31 December 2012 approximately US$14.3 million of the 2006 Notes.  The outstanding balance of the 2006 Notes as at 31 December 2012 was held by third parties not related to the Bank and comprised approximately U.S.$80.7 million. In November 2013, the Bank disposed of approximately U.S.$14.0 million of 2006 Notes. As at the date of this Prospectus, the Bank held approximately U.S.$0.2 million of the 2006 Notes and approximately U.S.$94.8 million of the 2006 Notes were held by third parties not related to the Bank or to the beneficial owner of the Bank. None of the Bank, the Issuer, any of their respective subsidiaries or affiliates and Mr Kostyantyn Zhevago or any person acting on its or their behalf has entered into any agreement to purchase any of the 2006 Notes, or the Notes following the completion of the 2006 Notes Exchange (as defined below) and/or the 2006 Notes Redemption (as defined below) other than pursuant to the terms of the solicitation offer sent by the Bank to the 2006 Notes’ holders in relation to the 2006 Notes Exchange and the 2006 Notes Redemption.

(4)                                 Equity comprise share capital, additional paid-in capital, (accumulated deficient) retained earnings, currency translation reserve and revaluation reserve.  As at 31 December 2012, the nominal value of the Bank’s share capital was UAH 2.1 billion, consisting of 4.2 billion authorised, issued and paid in ordinary shares with a nominal value of UAH 0.5 per share.

(5)                                 The Bank’s share capital was UAH 2.1 billion as at 31 December 2012.  The Bank’s share capital was increased on 1 July 2013 by UAH 200 million to UAH 2.3 billion as a result of contributions by its shareholders.  See “Business—Capital Adequacy” and “Shareholders” for further details of the increase in the Bank’s capital.  There has been no other material change in the Bank’s liabilities and equity since 31 December 2012.

BUSINESS

Overview

The Bank was established in Kyiv in 1990. According to the AUB, as at 31 December 2012, the Bank was the fourteenth largest bank in Ukraine by assets, tenth by loan portfolio, fourteenth by corporate deposits and tenth by retail deposits.  As at 31 December 2012, the Bank had 16 full-scale branches, 290 banking units in Ukraine (being a total of 306 banking outlets, including the head office in Kyiv).

The Bank focuses its banking operations on three main areas: (i) corporate banking, (ii) retail banking and (iii) interbank and banknote banking.  These three areas account for the major part of the Bank’s revenues.  For internal management and budgeting purposes, however, the Bank divides its core banking operations into four profit centres or banking businesses: corporate banking, retail banking, interbank banking and banknote banking. The Bank also has an investment banking department and undertakes other banking operations; however, investment banking and other banking operations do not account for a significant part of the Bank’s business or revenue.

Corporate banking includes corporate lending and deposit taking, corporate bank card services, letter of credit lending and guarantees, bills of exchange, cash management and transfer services, depositary services and other corporate banking services, including international payments and foreign exchange.  The Bank also offers remote banking facilities to its corporate customers through its “Client-Bank” and internet banking services.  In 2011, corporate banking became and continues to be the Bank’s largest business area by revenue.

Retail banking includes consumer lending and deposit taking, cash settlement transactions, bank cards and other retail banking services. In recent years, retail banking became the Bank’s second largest business area by revenue.  Management expects that the relative share of retail banking as a proportion of its overall business will continue to increase in 2013-2014.

Interbank banking includes treasury, dealing and clearing services and servicing correspondent accounts.  Banknote banking includes operations with precious metals, foreign exchange operations, banknote trading, private money transfers and cash handling.  The Bank regards the interbank and banknote banking operations as one business area as both interbank and banknote banking services are predominantly provided to the same customer base.  In recent years, interbank and banknote banking together became the Bank’s third largest business area by revenue.  Management believe that the Bank has a leading market share in these banking areas in Ukraine.

The following table sets forth the Bank’s income in UAH and as a share of the Bank’s total income allocated to its business segments for the periods indicated:

	Year ended 31 December
	2012		2011		2010
	(UAH’000)	(%)	(UAH’000)	(%)	(UAH’000)	(%)
Business segment
Corporate banking	3,837,636	41.2	4,310,258	46.1	4,059,102	34.7
Retail banking	1,895,158	20.4	1,503,309	16.1	1,604,211	13.7
Interbank and banknote banking	3,562,779	38.3	3,520,021	37.7	6,013,129	51.4
Interbank banking	3,500,379	37.6	3,451,951	37.0	5,960,949	50.9
Banknote banking	62,400	0.7	68,070	0.7	52,180	0.4
Other operations(1)	12,541	0.1	8,385	0.1	23,166	0.2
Intercompany(2) and adjustments	(6,805,475)		(6,783,214)		(8,957,120)
Total	2,502,639	100	2,558,759	100	2,742,488	100

Source: Management.

Notes:
(1)                                 Other operations includes investments banking and other banking non-financial operations.
(2)                                 Intercompany includes banking operations between the Bank’s branches and banking units.

The Bank’s total assets decreased from UAH 21.5 billion as at 31 December 2010 to UAH 20.4 billion as at 31 December 2011 and increased to UAH 21.3 billion at 31 December 2012.  A decrease in Bank’s total assets in 2011 was due to the repayments made by the Bank to the NBU in 2011 in respect of the NBU loans.

Its total shareholders’ equity (net assets attributable to shareholders) remained constant in 2010 and 2011 at UAH 2.0 billion.  In 2012, the Bank increased its share capital by 5 per cent to UAH 2.1 billion.  In 2013, the Bank further increased its share capital by UAH 200 million and as of 1 July 2013 it totalled UAH 2.3 billion.  The Bank generated operating income of UAH 750 million and net loss of UAH 4.2 million in 2012, compared with operating income of UAH 900 million and a net profit of UAH 20 million in 2011.  In 2012, the Bank had a net interest margin of 1.1 per cent., loss on average assets of 0.02 per cent. and loss on average equity of 0.2 per cent.  As at 31 December 2012, the nominal value of the Bank’s contributions by shareholders was UAH 2.1 billion and its total equity was UAH 1.4 billion.

The Bank is registered under No. 09807856 and its head office is located at its registered address: 60 Artema Street, Kyiv, 04050, Ukraine, (telephone number: +380 44 490 68 70).

Strengths

Management considers that the Bank’s competitive strengths include its strong brand recognition and image as a reliable and stable bank, strong capital base, individual approach to its corporate customers, extensive and well located network of banking units, efficient internal decision-making process, the wide range of its banking and non-banking services, and the strength and brand recognition of its interbank and banknote businesses as well as its diversified and balanced loan portfolio, internet banking system (for retail as well as for corporate clients), competitive position and quality of collateral procedures, good technical base, own money transfer system and reasonably large ATM network.

The Bank believes that it is necessary to emphasise the following competitive strengths that will enable it to meet its strategic objectives:

Extensive Network of Banking Units

The Bank operates a head office in Kyiv and, as at 31 August 2013, it had 310 banking units throughout Ukraine.  The Bank’s banking units provide a range of banking products and services to customers in various regions and cities of Ukraine.  As part of its centralisation strategy the Bank intends to open up to 25 additional banking units throughout Ukraine in the regions where it is underrepresented or sees potential for growth.

Wide Range of Banking and Non-Banking Revenue Streams and Low Dependence on Net Interest Income

The Bank receives a majority of its revenue from its three operating segments of corporate banking, retail banking and interbank and banknote banking.  The Bank does not have a significant concentration of its revenue streams.  As at 31 December 2012, 41 per cent., 20 per cent. and 38 per cent. of the Bank’s revenue was derived from corporate banking, retail banking and interbank and banknote banking, respectively.  The Bank’s revenue is derived from a wide range of banking and non-banking services provided to its corporate and retail customers.  Such services include lending, deposit taking, bank card services, letter of credit lending and guarantees, bills of exchange, cash management and transfer services, depositary services, international payments and transfers, and foreign exchange, safety deposit, treasury dealing and clearing services, precious metal and banknote trading.  For the year ended 31 December 2012, lending to corporate clients, fee and commission income from transactions made by Bank’s clients and trading operations were major sources of revenue generating activities of the Bank, representing 61 per cent., 17 per cent. and 4 per cent., respectively, of the Bank’s revenue for the year ended 31 December 2012.

In addition, in 2010-2012 the Bank was able to increase its revenues from fee and commission income and to decrease its dependence on net interest income. In particular, its net interest income decreased from UAH 531 million at 31 December 2010 to UAH 212 million as at 31 December 2012, while its net fee and commission income increased from UAH 276 million as at 31 December 2010 to UAH 412 million as at 31 December 2012, primarily as a result of the increase in sale of cashless foreign currency.  The Bank’s net interest income and net fee and commission income constituted 28 per cent. and 55 per cent., respectively, of its total income for the year ended 31 December 2012. The Bank intends to continue working in 2013-2015 on increasing its revenues from fee and commission income and to decrease its dependence on net interest income.

Diversified and Balanced Customer Loan Portfolio

Customer loans represent the largest part of the Bank’s assets.  As at 31 December 2012, customer loans accounted for 85 per cent. of the Bank’s total assets.  As at 31 December 2012, the Bank had over three thousand corporate customers, including large industrial corporations, SMEs and state companies and over 29,000 retail customers.  The Bank’s corporate customers operate in a range of industries, predominantly in trade, chemical, engineering, agriculture and food, real estate, public utilities and metallurgy, with the customers from one industry sector accounting for less than 20 per cent. of the Bank’s gross customer loans.  As at 31 December 2012, the Bank was ranked by AUB as the seventh largest bank in terms of corporate loan portfolio and the tenth in terms of retail loan portfolio.

One of the Leading Providers of Interbank and Banknote Services in Ukraine

Management considers the Bank to be one of the leading providers of interbank and banknote services in Ukraine, with this operating segment accounting in aggregate for 38 per cent. of the Bank’s revenue for the year ended 31 December 2012.  According to Prostobank Consulting as at 31 December 2012, the Bank had a leading market share in these banking areas in Ukraine and, over the last five years, the Bank has been one of the leading banks in the banknote trading and bank metals sectors in Ukraine.  Management estimate that the Bank was the third-ranking Ukrainian bank by volume of operations with bank metals for the year ended 31 December 2012.  Management also estimates that the Bank is among top five Ukrainian banks in terms of volume of foreign banknote transactions in Ukraine and handles approximately 50 per cent. of all foreign banknote transactions in Ukraine.  As at 31 December 2012, more than 70 Ukrainian banks were using the Bank’s foreign currency export services benefiting from the Bank’s logistics network for delivering banknotes into various locations throughout Ukraine and volume discounts which the Bank receives for importing and exporting large amounts of banknotes.  Management estimates that in the year ended 31 December 2012 the Bank imported U.S. dollars cash banknotes in the total amount of U.S.$ 1.6 billion and Euro banknotes in the total amount of € 11.5 million and exported U.S. dollars banknotes in the total amount of U.S.$ 3.1 million and Euro in the amount of € 51.2 million.  In the year ended 31 December 2012, management estimates that the banknote operations accounted for approximately UAH 34.6 million (or U.S.$ 4.3 million) or 55 per cent. of the Bank’s banknote banking income.

Strategy

The Bank’s management is currently revising its long term strategy.

The Bank’s overall strategic goals are to enhance the quality of its services and product range, strengthen existing and develop new business areas, reduce its costs and increase its market share for its principal banking services through regional and segmented expansion, expand its retail banking business and banking unit network, enhance its internal management systems, improve staff training and qualifications, improve its operating systems and technology and enhance the transparency of its inter-bank procedures and management and make them fully compliant with international standards.

Currently the Bank is primarily focused on improving asset quality, offering its customers options to restructure and ensure recovery of the non-performing and overdue loans, achieving organic growth in its loans and advances to customers and increasing profitability while diversifying income sources and increasing commission income.  The Bank intends to further integrate its operating segments in order to promote efficiency and higher revenues, and continue to expand its loans and advances to customers, to focus on high quality borrowers and to closely monitor performance of the existing loans. In particular, the Bank intends to optimise its operations and to decrease back-office and head office expenses by transforming its branch offices into banking units and forming regional departments on the basis of its head office (see “Business—Banking Unit Network and ATMs—Centralisation of the Banking Unit Network”).  The regional departments are expected to be responsible for management of the banking units on a geographical basis.  As at 31 August 2013, the Bank had decreased its full-scale branches from 16 to 13 and 2 regional departments have been established.  In addition, the Bank believes that the global financial crisis provided it with an opportunity to strengthen its market position and customer segments as a number of its foreign competitors temporarily reduced or suspended parts of their operations in Ukraine.

In order to achieve its objectives, the Bank is pursuing the following strategies:

Strengthen and Diversify its Corporate Banking Services

While maintaining its position as a market leader for corporate lending, the Bank plans to explore ways to continue developing its lending business, with its current reliance on interest fee and commission income, by offering a wider range of services to its extensive corporate client base.  The Bank’s non-banking financial services such as cash management services and payroll schemes, generate additional non-interest income for the corporate banking segment while maintaining margins in the lending business and helping to develop further the Bank’s corporate client base.  The Bank also focuses on exploiting synergies between its corporate banking, retail banking and investment banking businesses, with the aim of continuing to increase profit through cross-selling and the reduction of operating costs.

The Bank aims to diversify income flows from its corporate business by continuing to develop its settlement services business, and to promote new products, trade financing and leasing to corporate customers.  In particular, in recent years, the Bank began to focus on the top tier of medium-sized companies, which the Bank believes represents a customer group where credit risk and potential returns are well balanced and where opportunities for market expansion exist.  The Bank believes that companies in certain sectors provide particularly attractive opportunities for higher margins, including oil and gas, metallurgy, food production and telecommunications sectors.  The Bank intends to strengthen the product line it offers to corporate customers in these sectors, including through increasing the number of credit products, leasing, factoring and settlement instruments.

Focus on Developing its Retail Banking Business

Retail banking segment provides higher margins to the Bank, while also presenting higher risks.  The Management believes that the Bank has adequate risk control systems, including in respect of its retail banking.  In particular, the Bank monitors its retail banking exposure to risks on a daily basis and reports its findings each month to the Bank’s Credit Committee.  The Bank’s general strategic objective in relation to its retail business is to increase the profitability of the segment by focusing on increasing fees and commission income, reducing costs and continuing the strengthening, optimisation and centralisation of its infrastructure.  The Bank intends to implement these strategies by continuing to modernise its procedures and systems, including further expanding internet banking in order to reduce costs and increase efficiencies; by continuing to expand and upgrade its regional presence; and by developing new products and bundling existing products in order to increase fee income.  In particular, the Bank intends to increase the amount of automobile and motorcycle loans in its retail loan portfolio as it sees a lot of potential growth in this area after the Bank recently launched new programmes of providing loans for the acquisition of automobiles and motorcycles.

The Bank considers retail banking to have greater profit potential than corporate banking due to increasing restored demand for banking services by consumers in Ukraine.  The Bank considers expansion in the scope and improvement in the quality of its retail banking services to be a priority, especially in light of increasing competition in the retail banking market and rising consumer demand for banking products.  The Bank expects its retail banking to continue to grow more dynamically than the Bank’s other business areas and this segment to increase in 2013-2014 as a proportion of the Bank’s revenue.  The Bank was the eighth largest bank in Ukraine by retail deposits as of 31 December 2012.  The management estimates that if the growth of the Bank’s retail operations will continue at the same pace as it was growing in 2012, the Bank will become the sixth largest Ukrainian bank by retail deposits by the end of 2014.

Develop its Employees’ Professional Skills and Qualifications and Ensure the Highest Standards of Customer Service

The Bank’s employment strategy is to attract and retain well-educated and experienced employees at all levels, in particular those with either international professional experience or internationally-recognised higher level qualifications.  The Bank’s training and development function is designed to develop employees’ technical management and sales skills.

In particular, the Bank regularly organises internal training sessions to familiarise its employees with new banking products launched by the Bank, and arranges external training sessions to develop employees’ skills in areas such as customer relations, management and others.  The Bank has also established its own “banking school” where, once a year, the managers of various departments lecture the Bank’s employees on various business areas of the Bank and the Bank’s products and services.  The Bank intends to implement a centralised system for the evaluation and remote testing of its employees’ qualifications.

The Bank also intends to develop and implement quality control standards and procedures and ensure that its staff is trained in customer service.  The Bank plans to improve its testing system by launching a remote testing system.  See “Employees” for further details.

Winding Down Mortgage Lending

In its retail banking operations, the Bank offers mortgage loans to its customers. Mortgage loans represented the largest part of the Bank’s retail loan portfolio in 2012, accounting for 27 per cent. of retail loans as of 31 December 2012. Until recently, a substantial majority of the Bank’s mortgage loans were provided through a partnership with the State Mortgage Institution (“SMI”) which allowed the Bank to provide mortgages at a low interest rate of 17.5 per cent. by using the state’s resources instead of financing mortgage loans with its own money.  However, following a recent increase by the SMI of mortgage interest rates to 19 per cent., the Bank experienced a significant drop in the amount of mortgage applications and is therefore changing its long-term strategy towards winding down its mortgage lending.

Recent Developments

The Bank’s share capital was UAH 2.1 billion as at 31 December 2012.  The Bank’s share capital was increased on 1 July 2013 by UAH 200 million to UAH 2.3 billion as a result of contributions by its shareholders.   See “Business—Capital Adequacy” and “Shareholders” for further details of the increase in the Bank’s capital.

In 2006, the Bank issued the 2006 Notes for the total amount of U.S.$100 million. In January 2010, the Bank restructured the 2006 Notes by extending their maturity to January 2014, repaying U.S.$5 million of their principal and increasing the interest rate to 10.5%. As a result of this restructuring, the outstanding balance of the 2006 Notes was reduced to U.S.$95 million as at 31 January 2010. In 2009, as a result of enforcement of collateral against a defaulted borrower, the Bank received and kept on its balance sheet approximately US$14.3 million of the 2006 Notes and third parties not related to the Bank held approximately US$80.7 million of the 2006 Notes. In November 2013, the Bank disposed of approximately US$14.0 million of the 2006 Notes. As at the date of this Prospectus, approximately U.S.$0.2 million of the 2006 Notes were held by the Bank and approximately U.S.$94.8 million of the 2006 Notes were held by third parties not related to the Bank or to the beneficial owner of the Bank. None of the Bank, the Issuer, any of their respective subsidiaries or affiliates and Mr Kostyantyn Zhevago or any person acting on its or their behalf has entered into any agreement to purchase any of the 2006 Notes, or the Notes following the completion of the 2006 Notes Exchange (as defined below) and/or the 2006 Notes Redemption (as defined below) other than pursuant to the terms of the solicitation offer sent by the Bank to the 2006 Notes’ holders in relation to the 2006 Notes Exchange and the 2006 Notes Redemption.

History

Establishment and Early Development

The Bank was incorporated in accordance with Ukrainian legislation as a limited liability company and was registered by the State Bank of the USSR on 19 June 1990 under its previous name Ukrainian Commercial Bank of Business Cooperation, LLC.  In October 1995, the Bank changed its name to Commercial Bank “Finance and Credit”, and in December 2002, the Bank changed its name to Bank “Finance and Credit”, Ltd.  In July 2007, the Bank changed its status from a limited liability company to an open joint stock company and in October 2009 to a public joint stock company.  The Bank’s full legal name in English is Public Joint Stock Company “Bank “Finance and Credit”.

Expansion

Since 1995 the Bank has been expanding the range of its banking products and services and diversifying its customer base in line with market needs.

In 1997, the Bank established an in-house card processing centre, opened branches in Kryviy Rih and Ivano-Frankivsk, became an associated member of Europay and installed its first point-of-sale (“POS”) terminal.  In 1999, the Bank further expanded its banking unit by opening branches in Luhansk, Komsomolsk and Kharkiv and a regional branch in Kyiv.  By 2001, the Bank issued over 50,000 payment cards and in 2003, the Bank’s corporate customer base reached 10,000 corporate clients.  In the first half of 2005, the Bank underwent an internal reorganisation under a project on reforming the Ukrainian banking sector, which was overseen by the European Commission in Ukraine and the NBU.  The aim of the reorganisation was to modernise the Bank’s internal organisation in line with international banking practice.  The reorganisation included the establishment of a unified back office and improvements to the efficiency of its sales, risk management, personnel and IT functions.  In 2006, the Bank issued the 2006 Notes for the total amount of U.S.$100 million.

In 2007, the Bank continued to develop its retail banking business by introducing new products and programmes including, among others, in the areas of mortgages and car loans.  In 2008-2009 the Bank introduced new deposit and card products with the aim of enhancing the stability of its clients’ savings.  In 2008-2009, the NBU provided six stabilising credit lines to the Bank (“NBU Loans”) for the total amount of UAH 7.0 billion (or U.S.$876 million), which mature in July 2015. Since 2001, the Bank continued the expansion of its banking unit network and its network included 306 banking units; 16 full-scale branches and 290 banking units as of 31 December 2012.

In 2012, Mr Kostyantyn Zhevago carried out a reorganisation of its indirect shareholding in the Bank.  As a result, since 31 December 2012, CJSC “F&C Realty” and LLC “Askania” are the shareholders in the Bank, holding 49.58 per cent. and 46.55 per cent. of its shares, respectively.  In addition, the Bank’s authorised capital was increased by UAH 200 million in 2013 and as at 1 July 2013 it totalled UAH 2.3 billion (or U.S. $287.8 million).

Organisation

The Bank conducts its operations through its head office and its network of branches and banking units throughout Ukraine.  Its day-to-day activities are carried out by the Management Board under the supervision of its Supervisory Council.  See “Management”.  For internal management and budgeting purposes, the Bank divides its banking operations into four main banking businesses (corporate banking, retail banking, interbank banking and banknote banking) and one additional business (investment banking), which are supported by the Operational Banking, Financial Control, Financial Monitoring, Legal and Risk Management Departments, Regional Network Centre, Internal Audit Service and Security Department.

Market Position and Competition

As at 31 December 2012, there were a total of 176 commercial banks registered in Ukraine, which have been granted licences by the NBU to perform banking transactions, compared to 198 registered banks and 176 banks with NBU licences as at 31 December 2011.  Commercial banks operating in Ukraine are divided by the NBU into four groups according to size.  The first group comprises 15 major banks, each with total assets of more than UAH 20 billion: Privatbank, State Export-Import Bank of Ukraine (“Ukreximbank”), PJSC “State Savings Bank of Ukraine” (“OschadBank”), PJSC Raiffeisen Bank Aval, PJSC “Joint-Stock Commercial Industrial & Investment Bank”, PJSC “UkrSotsbank”, VTB Bank, Delta Bank, PJSC “First Ukrainian International Bank”, PJSC “Commercial Bank “Nadra”, Sberbank, Alfa-Bank, PJSC “Ukrgazbank”, PJSC “Ukrsibbank” and the Bank. The second group comprises 20 banks, each with total assets over UAH 5 billion. The third group comprises 25 banks, each with total assets of more than UAH 3 billion. The fourth group comprises 116 banks, each with total assets of less than UAH 3 billion.

As at 31 December 2012, the minimum level of authorised capital required for legal entities to carry out banking activity amounted to UAH 120 million (or U.S.$15 million).  This capital requirement is subject to annual increase.  Two banks out of the first group in Ukraine, Ukreximbank and OschadBank, are wholly-state owned.  As at 31 December 2012, 53 banks in Ukraine had some foreign capital and 22 of those banks were fully foreign owned.  See “Appendix — Ukraine: The Banking Sector”.

According to information published by the NBU, as at 31 December 2012, the total assets of banks in Ukraine were approximately UAH 1.1 trillion (equivalent to 79 per cent. of Ukraine’s gross domestic product), with the ten largest banks accounting for approximately 54 per cent. of such total assets, and Privatbank, the largest bank in Ukraine in terms of assets and volume of banking operations, accounting for 16 per cent. of such total assets.

According to the AUB, as at 31 December 2012, the Bank was the fourteenth largest bank in Ukraine by assets, tenth by loan portfolio, fourteenth by corporate deposits and tenth by retail deposits, compared to

31 December 2011 when the Bank was tenth by assets, ninth by loan portfolio, twelfth by corporate deposits and seventh by retail deposits.

The Bank faces competition from a number of existing participants in the banking sector in Ukraine.  The Bank is continuously monitoring its market position and that of its competitors with respect to selective banking activities.  The Bank considers Privatbank, OschadBank, Ukreximbank, Delta Bank, OTP Bank and Ukrainian subsidiaries of the Russian banks, namely VTB Bank, Prominvestbank and Sberbank to be its main competitors.  Set forth below is a brief description of the Bank’s principal competitors and the principal areas in which they compete with the Bank:

Privatbank.  Headquartered in Dnipropetrovsk.  As at 31 December 2012, it had total assets of UAH 172 billion or over 20.0 per cent. of the total assets of all banks in Ukraine as at 31 December 2012, according to the AUB. Privatbank mainly competes with the Bank in terms of the interest rates it offers to its retail customers.

OschadBank. Headquartered in Kyiv. As at 31 December 2012, it had total assets of UAH 86 billion or over 9.8 per cent. of the total assets of all banks in Ukraine as at 31 December 2012, according to the AUB. OschadBank mainly competes with the Bank in terms of the interest rates it offers to its retail and corporate customers.

Ukreximbank. Headquartered in Kyiv. As at 31 December 2012, it had total assets of UAH 88 billion or over 7.8 per cent. of the total assets of all banks in Ukraine as at 31 December 2012, according to the AUB. Ukreximbank mainly competes with the Bank in terms of the interest rates it offers to its retail and corporate customers.

Delta Bank.  Headquartered in Kyiv.  As of 31 December 2012, it had total assets of UAH 30 billion or 3.49 per cent. of the total assets of all banks in Ukraine as at 31 December 2012, according to the AUB. Delta Bank mainly competes with the Bank in terms it offers for corporate deposits.

OTP Bank. Headquartered in Kyiv.  As at 31 December 2012, it had total assets of UAH 20 billion or 2.38 per cent. of the total assets of all banks in Ukraine as at 31 December 2012, according to the AUB. OTP Bank mainly competes with the Bank in terms it offers for retail deposits and corporate and retail loans.

VTB Bank.  Headquartered in Kyiv.  As at 31 December 2012, it had total assets of UAH 34 billion or over 4.0 per cent. of the total assets of all banks in Ukraine as at 31 December 2012, according to the AUB. VTB Bank mainly competes with the Bank in the interest rates it offers for corporate and retail loans and deposits.

Prominvestbank. Headquartered in Kyiv.  As at 31 December 2012, it had total assets of UAH 42 billion or over 5.0 per cent. of the total assets of all banks in Ukraine as at 31 December 2012, according to the AUB. Prominvestbank mainly competes with the Bank in technological developments it uses for its banking operations (including internet banking), issuance of banking cards to retail customers, and the interest rates it offers for corporate and retail loans and deposits.

Sberbank. Headquartered in Kyiv.  As at 31 December 2012, it had total assets of UAH 27 billion or over 3.0 per cent. of the total assets of all banks in Ukraine as at 31 December 2012, according to the AUB. Sberbank mainly competes with the Bank in technological developments it uses for its banking operations (including internet banking) and the interest rates it offers for corporate and retail loans and deposits.

Business Areas

The Bank focuses its primary banking operations on three main areas: (i) corporate banking, (ii) retail banking and (iii) interbank and banknote banking.  These three areas account for the major part of the Bank’s revenues.  For internal management and budgeting purposes, however, the Bank divides its core banking operations into four profit centres or banking businesses: corporate banking, retail banking, interbank banking and banknote banking.  The Bank also has an investment banking department and undertakes other non-banking financial operations; however, investment banking and other non-banking financial operations do not account for a significant part of the Bank’s business or revenue.

Corporate Banking

Corporate banking is the Bank’s primary business area and accounts for the largest share of the Bank’s assets and liabilities and income.  Corporate banking accounted UAH 3,838 million or 41 per cent. of the Bank’s income for the year ended 31 December 2012.

As at 31 December 2012, loans to corporate customers accounted for 78 per cent. of the Bank’s total assets, compared to 77 per cent. as at 31 December 2011 and 70 per cent. as at 31 December 2010.  Corporate loans increased by 4 per cent. from UAH 15.1 billion as at 31 December 2010 to UAH 15.7 billion as at 31 December 2011 and by 7.6 per cent. to UAH 16.9 billion as at 31 December 2012.

As at 31 December 2012, deposits from corporate customers accounted for 15.8 per cent. of the Bank’s total liabilities, compared to 16 per cent. as at 31 December 2011 and 18 per cent. as at 31 December 2010.  Corporate deposits decreased by 13 per cent. from UAH 3.8 billion as at 31 December 2010 to UAH 3.2 billion as at 31 December 2011 and increased by 6 per cent. to UAH 3.4 billion as at 31 December 2012.

As at 31 December 2012, the Bank was the seventh largest bank in Ukraine by corporate loan portfolio and the eighth by corporate deposits, according to the AUB.

The Bank had over 3,000 corporate customers as at 31 December 2012, including large industrial corporations, SMEs and state companies.  The Bank’s customers operate in a range of industries, predominantly in trade, chemical, engineering, agriculture and food, real estate, public utilities and metallurgy.

The following table represents the largest corporate customers of the Bank and their share in the Bank’s total assets as at 31 December 2012 and 2011:

	Year ended 31 December 2012				Year ended 31 December 2011
	(UAH’ 000)	(USD’ 000)	(% of total assets)	(% of total loan portfolio(1))	(UAH’ 000)	(USD’ 000)	(% of total assets)	(% of total loan portfolio(1))
Corporate customer
Customer 1	529 773	66 806	2.48	2.58	526 927	66447	2.58	2.69
Customer 2	527 138	66 474	2.47	2.57	499 828	63030	2.45	2.55
Customer 3	513 674	64 776	2.40	2.51	493 863	62278	2.42	2.52
Customer 4	498 203	62 825	2.33	2.43	470 940	59387	2.30	2.40
Customer 5	485 502	61 224	2.27	2.37	470 896	59382	2.30	2.40
Customer 6	478 924	60 394	2.24	2.34	468 066	59025	2.29	2.39
Customer 7	472 708	59 610	2.21	2.31	464 851	58619	2.27	2.37
Customer 8	470 898	59 382	2.20	2.30	457 550	57699	2.24	2.33
Customer 9	467 551	58 960	2.19	2.28	450 398	56797	2.20	2.30
Customer 10	457 550	57 699	2.14	2.23	442 076	55747	2.16	2.26
Total	4 901 921	618 149	23.00	23.90	4 745 395	598 410	23.20	24.20

Source: Management.

Notes:
(1)                                 Before allowances for impairment.

The Bank takes an individual approach to its corporate banking customers and endeavours to understand their businesses and adapt its services to their needs.  The Bank assigns a customer relationship manager, who is responsible for providing on-going advice and customer support, to each corporate customer.

The Bank intends to strengthen its existing market position in corporate banking by improving the quality and expanding the range of its corporate banking products and diversifying its loan and deposit portfolio and client base (see “Strategy—Strengthen and Diversify its Corporate Banking Services” above).

Corporate Banking Services

Corporate banking includes lending, deposit taking, corporate bank card services, letter of credit lending and guarantees, bills of exchange, cash management and transfer services, depositary services and other corporate banking services including international payments and foreign exchange.  The Bank also offers its customers remote banking facilities to its corporate customers through its “Client-Bank” and internet banking services.  See “Selected Statistical and Other Information” for an analysis of the maturity of the Bank’s loan portfolio by size, maturity, concentration, industry, currency and quality, average balances and interest rates for deposits from customers and customers’ current accounts and deposits and accounts by maturity.

Corporate Lending. The Bank provides corporate banking products and services to a variety of corporate and governmental entities.  As at 31 December 2012, the Bank had over 3,000 active corporate clients.  The Bank has traditionally provided corporate banking services, among others, to companies operating in mining and metals, manufacturing, chemical, pharmaceutical and construction industries.  The Management considers the following corporate customers as the major clients of the Bank: Ferrexpo Poltava Mining, one of the largest mining companies in Ukraine and CIS and a company affiliated with Mr Kostyantyn Zhevago, a beneficial owner of the Bank, Ukraine International Airlines, a Ukraine’s leading airline, Odesa and Donetsk Railways and CJSC Rosava, one of the largest producer of automotive tires in Ukraine.

The Bank offers a wide range of corporate loans, including fixed term loans, revolving, non-revolving and multi-currency credit lines and overdraft facilities and bank guarantees for corporate current account holders.  In addition, the Bank operates loan programmes offering corporate customers loans to acquire automobiles, heavy KrAZ trucks, vessels, agricultural machinery and industrial equipment; the equipment so purchased must be pledged to the Bank as security for the loan and fully insured.  Loans and advances to the Bank’s five largest borrowers accounted for 12.5 per cent of its gross loans and advances to customers as at 31 December 2012, compared with 12.6 per cent as at 31 December 2011 and 12.9 per cent as at 31 December 2010.  The Bank intends to further diversify its loan portfolio and with this aim has created a special micro lending programme tailored for SMEs.

Corporate Deposit Taking.  The Bank offers a range of corporate deposit accounts in hryvnia, U.S. dollars and Euros, including standard, fixed term, current and guaranteed accounts.  Interest rates vary from 10.9 per cent. to 19.9 per cent. for hryvnia deposits, 3.3 per cent. to 7.6 per cent. for US dollar deposits and 2.9 per cent. to 6.5 per cent. for Euro deposits.  As at 31 December 2012, the Bank was the eighth largest bank in Ukraine by corporate deposits, according to the AUB.  As at 31 December 2012, the Bank had around 2.8 thousand active corporate clients.

Corporate Bank Card Services.  The Bank offers employee salary payment schemes (as described below) and corporate bank cards to its corporate customers, as well as a processing bank card payments on behalf of its customers.  The Bank is a principal member of VISA International and MasterCard International.  It has its own in-house card processing centre, which enables it to provide round-the-clock support to cardholders.  The Bank had issued over 555 thousand bank VISA and MasterCard bank cards as at 31 December 2012.

                                                Corporate bank cards.  The Bank offers corporate bank cards that enable the holders to withdraw cash in hryvnia or foreign currency, make payments and access internet banking services in Ukraine or abroad.  In addition, the Bank offers credit limits on such corporate cards.

                                                Salary payment schemes.  The Bank’s salary payment schemes enable employers to transfer salaries to their employees’ personal card accounts.  Employees can withdraw their salaries from the Bank’s ATMs or those of other banks that are members of VISA International and MasterCard International, receive monthly statements, make payments using their cards and access internet banking services.  In addition, employees receive interest on the balance held on account and may apply for personal loans from the Bank.  The Bank offers tailor-made salary payment schemes that can be adjusted to suit its customers’ needs and can install ATMs at its customers’ premises on request.  As at 31 December 2012, more than 470 Ukrainian corporations used the Bank’s salary payment schemes.

Merchant services.  The Bank also provides merchant services, which are bank card payment services to retailers.  This entails processing bank card payments on behalf of retailers, enabling them to accept payment from their customers by VISA International, MasterCard International or American Express card.  The Bank provides point-of-sale bank card machines (POS-terminals) to its customers for such purposes.

Letter of Credit Lending and Guarantees.  The Bank’s documentary credit operations include issuing and accepting import and export letters of credit and providing guarantees, performance bonds and similar instruments.  The Bank provides confirmed or unconfirmed letters of credit on behalf of Ukrainian enterprises.  In 2012, the Bank issued or accepted export and import letters of credit for an aggregate amount of U.S.$7.2 million and guarantees for an aggregate amount of U.S.$347.5 million, compared to U.S.$10.7 million and U.S.$293.5 million in 2011 and U.S.$13.0 million and U.S.$206.6 million in 2010, respectively.

Bills of Exchange.  The Bank also offers a wide range of services connected with bills of exchange, including availing, domiciling, buying, selling and discounting bills.

Cash Management and Transfer Services.  The Bank offers a wide range of cash management and transfer services to its corporate customers.  The Bank collects and delivers cash and valuables, including payroll delivery, cash collection and ATM collection on behalf of its corporate customers using the Bank’s fleet of armoured cars and specialist personnel.

Depositary Services.  The Bank offers a full range of depositary services, including maintaining securities accounts and acting as custodian for securities on behalf of Ukrainian and foreign customers.

Other Corporate Banking Services.  The Bank also offers a range of other corporate banking services, including international payments and foreign exchange and clearing services.  See also “—Interbank and Banknote Banking—Interbank Banking—Clearing” below. The Bank is also developing project financing loans for its largest corporate customers, however, no such loans were issued as of the date of this Prospectus.

Remote Banking.  Corporate customers may apply to be connected to the Bank’s “Client-Bank” service via fixed or mobile channels of communication, which enables them to manage their accounts, make payment instructions, purchase and sell foreign currency, receive bank statements and obtain information on exchange rates remotely.  In addition, current account and bank card holders may receive statements and check their account balance via the internet through the Bank’s internet banking service.

Retail Banking

Retail banking is the Bank’s third largest business area and is viewed as a strategic growth area by the Bank.  In 2009-2012 it showed stable growth.  Retail banking accounted for 14 per cent., 16 per cent. and 20 per cent. of the Bank’s income in 2010, 2011 and 2012, respectively.  Management expects that retail banking will continue to grow more dynamically than the Bank’s other business areas and that as a result, the relative share of retail banking as a proportion of its overall business will continue to increase in 2013-2014.

As at 31 December 2012, loans to retail customers accounted for 17 per cent. of the Bank’s total assets, compared to 19 per cent. as at 31 December 2011 and 20 per cent. as at 31 December 2010.  Retail loans decreased by 7 per cent. from UAH 4.2 billion as at 31 December 2010 to UAH 3.9 billion as at 31 December 2011 and by 5 per cent. to UAH 3.7 billion as at 31 December 2012.

As at 31 December 2012, deposits from retail customers accounted for 42 per cent. of the Bank’s total liabilities, compared to 37 per cent. as at 31 December 2011 and 30 per cent. as at 31 December 2010.  Retail deposits increased by 18 per cent. from UAH 6.4 billion as at 31 December 2010 to UAH 7.6 billion as at 31 December 2011 and by 17 per cent. to UAH 8.9 billion as at 31 December 2012.  The long-term (with a term of more than one year) retail deposits constituted 58 per cent. and 62 per cent. of total retail deposits as of 31 December 2012 and 2011, respectively.

As at 31 December 2012, the Bank was the eighth largest Ukrainian bank by retail deposits with a market share of 3 per cent.

The Bank’s retail banking business is conducted by its network of branches, which provide easy to understand, convenient and efficient service to individuals and small businesses.  Most of the Bank’s branches offer customers 24-hour access to their accounts through telephone, internet and self-service channels.

Retail Banking Services

Retail banking includes consumer lending, deposit taking, cash settlement transactions, bank cards and other retail banking services including foreign exchange, travellers’ cheques, safety deposit boxes and other services.

Consumer Lending.  The Bank offers a range of retail loans, including mortgage loans, automobile and motorcycle loans, instalment-based consumer goods loans, loans secured on the borrower’s current account and credit lines on payment cards.

Mortgage loans represent the largest part of the Bank’s retail loan portfolio, accounting for 28 per cent. of retail loans in 2010, 29 per cent. of retail loans in 2011 and 27 per cent. of retail loans in 2012.  Mortgage loans are available for terms of up to thirty years with a standard down payment equal to 25 per cent. of the value of the property, and are secured by the property to be purchased.  The Bank’s mortgage rates are currently set at 18-19 per cent. for hryvnia denominated mortgages. However, a substantial majority of the Bank’s mortgage loans are provided through a partnership with the State Mortgage Institution (“SMI”). In partnership with the SMI, the Bank offers mortgage loans to its clients with a low interest rate of 17.5 per cent. and such partnership allows the Bank to use the state’s resources instead of financing mortgage loans with its own money.  However, following a recent increase by the SMI of mortgage interest rates to 19 per cent., the Bank experienced a significant drop in the amount of mortgage applications and therefore is working on winding down its mortgage lending.

Other consumer loans accounted for approximately 72 per cent. of retail loans as of 31 December 2010, 71 per cent. of retail loans as of 31 December 2011 and 73 per cent. as of 31 December 2012.  Other consumer loans include automobile and motorcycle loans (approximately 30 per cent. of retail loans as of 31 December 2012), instalment-based consumer goods loans, under which the Bank provides loans to enable borrowers to purchase consumer goods on payment instalment plans; loans secured on the borrower’s current account and credit lines on payment cards.  Most of the Bank’s consumer loans are granted at fixed rates with prepayment options.  The Bank continues to develop and expand its product range and recently launched new programmes of providing loans for the acquisition of automobiles as well as payment cards programmes tailored to the need of its clients.  The Bank intends to increase the proportion of automobile loans, overdrafts and other consumer loans within its retail loan portfolio, and reduce the proportion of mortgage loans, as it considers that automobile loans offer more growth potential and are generally lower risk than mortgage loans while overdraft and other consumer loans, in particular credit card loans, even though being more risky (as these loans are unsecured) are issued at higher interest rates and therefore provide higher margin on returns.

The Bank has also introduced a “loyalty” programme, whereby the Bank offers retail banking services to employees of its corporate customers, such as mortgages, automobile loans and student loans, which are at discounted prices for as long as the borrower remains an employee of such corporate customer.

Retail Deposit Taking.  The Bank offers residents and non-residents deposit services (current accounts and long-term and short-term savings accounts, at varying rates of interest and in three different currencies: hryvnia, U.S. dollars or Euros).  High-interest deposits are available for pensioners and large depositors.  In addition, accountholders may obtain credit on their bank cards, which is secured on their accounts.

Cash Settlement Transactions.  The Bank offers a variety of cash settlement and money transfer services, including accepting and transferring cash payments for public utilities, mobile telephone bills and other goods and services.  The Bank also offers retail customers deposits in precious metals and money transfers within Ukraine using the Bank’s proprietary AVERS system (see “Interbank and Banknote Banking” for further details of the Bank’s precious metals and money transfer services).

Bank Cards.  The Bank offers retail customers a variety of bank cards including: Maestro and VISA Electron international debit cards; VISA Classic and MasterCard Mass debit cards; VISA Gold and MasterCard Gold credit/debit cards (which entitle the holder to benefit from the Bank’s VIP customer service); multi-currency cards, which enable the holder to make withdrawals and pay for goods and services in U.S. dollars and hryvnia; and Euro cards, which enable the holder to withdraw funds in Euros or local currency while abroad.  In addition, the Bank also offers a product known as “Two Cards — One Account”, which enables the holder to combine several bank cards into one.  All of the Bank’s deposit accountholders are entitled to receive a VISA Electron or Maestro card and receive monthly interest accrued on their deposits.  Additional cards may be issued from the account of the principal holder.  The

Bank has its own in-house card processing centre which offers round-the-clock support to cardholders (see “Corporate Banking — Corporate Banking Services — Corporate bank card services” above).  The Bank also offers mobile banking service to its card holders.  As at 31 December 2012, the Bank had issued approximately 555 thousand VISA and MasterCard international payment cards.

As of 31 December 2012, the Bank had approximately UAH 561 million at customer bank accounts that were linked to debit cards used by the customers to withdraw money from their accounts, which amount increased by 25 per cent. as compared to UAH 449 million as at 31 December 2011.

The Bank also acts as an acquiring bank for retailers, using its in-house processing centre, which has been in operation since 1997.  As acquiring bank, it provides “merchant services” whereby it processes card payments on behalf of retailers, which enables them to accept payments from their customers by plastic card.  The Bank’s acquiring network has been of fundamental importance to the development of its bank card business.  As at 31 December 2012, the Bank serviced more than 5.3 thousand trading outlets, as compared to 4.9 thousand trading outlets as at 31 December 2011.  The Bank also uses a co-branding scheme to attract new customers.  In particular, the Bank’s customers using the Bank’s credit and debit cards known as Mirovaya Karta can receive certain discounts at the restaurants, shops and other services participating in the Bank’s co-branding scheme Mirovaya Karta.

In addition, the Bank provides bank cards to employees of corporate customers for whom it operates salary payment schemes, which allows the Bank to maintain its depositors’ base at a constant level since employers transfer salaries to their employees’ debit bank accounts opened at the Bank.  As at 31 December 2012, more than 217,000 cards were issued under the salary payment schemes of the Bank.

As at 31 December 2012, the Bank had a network of more than 470 ATMs and more than 5,200 POS-terminals in operation throughout Ukraine.  See “Banking Unit Network and ATMs” below.

Other Retail Banking Services.  In addition, the Bank provides a number of other banking services to retail customers, including transactions with precious metals, foreign exchange, Thomas Cook and American Express travellers’ cheques, safety deposit boxes, and others.

Retail Business Information Technologies.  The Bank has a fully operational internet bank where clients can manage their accounts opened with the Bank, process payments, make transfers and many other operations.  The amount of internet-banking service used by the Bank’s customers is expanding on a continuous basis.  As at 31 December 2012, the Bank had approximately 21,000 internet banking customers, an increase of 8.9 per cent. as compared to 19,280 internet banking customers as of 31 December 2011.  As of 30 June 2013, the total number of the Bank’s internet banking customers was approximately 24,000 and the Bank’s internet banking services was rated as No. 1 among its competitors in Ukraine by Prostobank Consulting. The Bank’s revenue received from the fee and commission of its operating internet bank was UAH 1.7 million in 2012. The Bank has a strong focus on further expansion of remote services for retail clients and on becoming the leader in Ukraine not only in e-banking services, but in the entire area of internet payments.

The Bank is a member of the Ukrainian deposit insurance system — Deposit Guarantee Fund, which currently guarantees full repayment of deposits up to UAH 200,000 per individual upon recognition of such bank by the NBU as an insolvent bank.

The Bank uses a proprietary method of evaluating a potential consumer credit customer’s credit risk based upon the customer’s submitted consumer finance application, which determines whether credit will be extended to the consumer.

Interbank and Banknote Banking

Interbank and banknote banking together comprise the Bank’s second largest business area by income, accounting in aggregate for UAH 3.5 million or 38 per cent. of its income for the year ended 31 December 2012.

The Bank classifies as “interbank banking” treasury, dealing and clearing services and servicing correspondent accounts while “banknote banking” includes operations with precious metals, banknote trading, private money transfers and cash handling.  The Bank regards its interbank and banknote banking operations as one business area as both interbank and banknote banking services are predominantly provided to the same customer base.  According to Prostobank Consulting as at 31 December 2012, the

Bank had a leading market share in these banking areas in Ukraine and over the last five years, the Bank has been the market-maker in the banknote trading and bank metals sectors in Ukraine.  Most of the Bank’s customers for interbank and banknote banking services are other banks.

In addition, the Bank is working on implementation of “Jira” and “Contour” hardware and software systems which it expects would allow it to minimize operational costs, to increase the efficiency of the existing operating processes and move towards more automated processes in its operations. See “—Information Technology” below.

Interbank Banking

Interbank banking includes treasury, dealing and clearing services (including opening and maintaining correspondent accounts).

Treasury.  The Bank’s treasury activities are primarily conducted in order to maintain the Bank’s liquidity and for risk management purposes.  The Bank also carries out foreign currency swaps in order to balance its foreign currency position.  The Bank’s income from treasury activities constituted UAH 1.050 million, which represented 30 per cent. of its total income from interbank banking for the year ended 31 December 2012.

Dealing.  The Bank also carries out dealing activities for its customers and on its own account, including buying and selling foreign currency.  The Bank charges a commission for dealing on behalf of its customers.  The Bank’s income from dealing operations constituted UAH 2.275 million, which represented 65 per cent. of its total income from interbank banking for the year ended 31 December 2012.

Clearing.  Management estimate that the Bank is one of the top five largest clearing centres in Ukraine for foreign currency settlements.  The Bank also offers correspondent accounts in hryvnia and foreign currencies.  The Bank has over 55 NOSTRO accounts (comprising over 37 accounts in foreign banks and over 19 accounts in Ukrainian banks) and over 232 LORO accounts (comprising 218 accounts for Ukrainian banks and over 14 accounts for foreign banks in various currencies).  The Bank ‘s income from clearing constituted UAH 175 million, which represented 5 per cent. of its total income from interbank banking for the year ended 31 December 2012.

Banknote Banking

Banknote banking includes operations with precious metals, banknote trading, private money transfers and cash handling.

Transactions with Precious Metals.  The Bank imports, purchases and sells precious metals (predominantly gold and silver), offers precious metals current and deposit accounts, provides transport, delivery and custodial services, trades precious metals in the international metals exchanges and carries out related services.  Management estimate that the Bank is the third-ranking Ukrainian bank by volume of operations with bank metals for the year ended 31 December 2012.  The Bank was one of the first Ukrainian banks which began dealing in gold and silver on the foreign exchange market on a spot basis, being among leading banks in Ukraine to carry out such operations.  The Bank’s income from transactions with precious metals constituted approximately UAH 6 million, which represented around 10 per cent. of its income from banknote banking for the year ended 31 December 2012.

Banknote Trading.  The Bank also conducts banknote trading, including importing foreign currency banknotes into Ukraine for delivery to its customers and exporting damaged banknotes on behalf of its customers (including other Ukrainian banks) and its own branches, for which the Bank charges commission.  The Bank also exports hryvnia in cash to Russia.  As at 31 December 2012, more than 70 Ukrainian banks were using the Bank’s foreign currency export services benefiting from the Bank’s logistics network for delivering the banknotes into various locations throughout Ukraine and volume discounts which the Bank receives for importing and exporting large amounts of banknotes.  Management estimates that the Bank in 2012 imported U.S. dollars cash banknotes in the total amount of U.S.$ 1.6 billion and Euro banknotes in the total amount of € 11.5 million and exported U.S. dollars banknotes in the total amount of U.S.$ 3.1 million and Euro in the amount of € 51.2 million.  The Bank charges a commission on banknote trading operations which varies depending on the volume of the transaction and type of customer.  The Bank’s income from banknote trading constituted UAH 34.6 million (or

U.S.$4.3 million), which represented 55 per cent. of its income from banknote banking for the year ended 31 December 2012.

Money Transfers.  The Bank has established its own instant money transfer system, known as the AVERS system, for transferring U.S. dollars or hryvnia within the CIS.  There is no requirement for customers to open an account with the Bank in order to use this service, unless a transfer within Ukraine exceeds UAH 150,000.  In addition, clients of the Bank can make money transfers abroad up to UAH 15,000 per day.  The Bank considers that its rates for money transfers are among the most competitive in Ukraine.  As at 31 December 2012, the Bank had over 70 agent banks in Ukraine which handle transfers through the AVERS system.  The Bank also provides money transfer services through the VIP system to banks in Ukraine, Russia, Moldova, Kazakhstan, Armenia, and other countries in the CIS and through the Bystraya Pochta express money transfer system between Ukraine and Russia, Belorussia, Azerbaijan, Armenia, Georgia, Kazakhstan, Kyrgyzstan and Moldova.  The total amount of transactions made through AVERS in Ukraine as of 31 December 2012 was over 180,000.  The turnover of the AVERS international money transfer system was UAH 4.0 billion in multiple currencies as of 31 December 2012, compared to UAH 3.8 billion as of 31 December 2011.  As at 31 August 2013, the turnover of AVERS international money transfer system was UAH 6.8 billion.  The total number of money transfers (including international transfers) increased to over 1.2 million as of 31 December 2012, compared to 900 thousand as of 31 December 2011.  As of 31 December 2012, the number of AVERS sub-agent banks grew to 93 as compared to 87 as of 31 December 2011.  The AVERS system cooperates with 5 foreign partner systems and its network consists of over 2,800 agent locations on the territory of Ukraine, which number increased by 73 per cent. as of 31 December 2012, as compared to 31 December 2011; and nearly 100 outlets outside of Ukraine.  The Bank receives commission from money transfers made through AVERS system.  The Bank’s income from money transfers through AVERS system constituted UAH 15.7 million or 25 per cent. of the total income from banknote banking.

The Bank is the agent bank of Western Union in Ukraine, with 50 sub-agent banks throughout Ukraine as well as an agent to Moneygram with over 30 sub-agents banks throughout Ukraine.  The share of the Bank by the volume of processed transactions through non-resident money transfer systems is over 5 per cent. of all non-resident money transfers in Ukraine, while total private money transfers from abroad to Ukraine totalled approximately U.S.$7.5 billion in 2012.  The Bank receives commission from money transfers made through its Western Union outlets in Ukraine.  The Bank’s income from money transfers through its Western Union outlets constituted UAH 4.9 million or 8 per cent. of the total income from banknote banking.

Investment Banking and Non-Banking Services

The Bank has an Investment Banking Department which monitors the financial performance of the issuers and companies and the market of their equity and debt securities and implements securities investment transactions for the Bank’s portfolio.  In addition, the Bank, in cooperation with third parties, offers products which combine banking products and non-banking financial services, such as loans combined with insurance of the assets pledged as security, preparation of lease agreements and other combined products as well as advice on real estate services.  Investment Banking and non-banking financial services do not account for a material part of the Bank’s business.

Banking Unit Network and ATMs

As at 31 December 2012, the Bank’s network comprised 306 banking units: 16 full-scale branches and 290 banking units throughout Ukraine (which are linked to the head office through the Bank’s IT system), as well as a network of ATMs and POS terminals, a card processing centre and the Centre of Distressed Assets. As at 31 August 2013, the Bank’s network comprised 310 banking units: 13 full-scale branches, 2 regional departments within the structure of the Bank’s head office and 297 banking units. See also “—Centralisation of the Banking Unit Network” below.

Branches

Branches have their own credit committee, internal audit function and lending limits but are subject to the same internal control procedures as the head office.  The Bank’s branches consist of two categories: regional directorates which are located in major regional centres and serve several regions, and ordinary branches which are located in and serve large cities.  Each of the Bank’s branches has its own balance sheet.

Banking Units

The Bank’s banking units are part of the Bank’s main balance sheet. Banking units provide a range of banking products and services and are divided according to size and services offered into: (i) category “A” banking units (with 7 to 20 staff and providing corporate banking, retail banking and banknote banking services), (ii) category “B” banking units (with 4 to 9 staff and providing corporate banking, retail banking and banknote banking services), (iii) category “C” banking units (with 3 to 5 staff and providing retail banking and banknote banking services) and (iv) category “E” banking units (with 2 to 3 staff located on-site at one of the Bank’s major corporate client and providing retail banking and banknote banking services primarily to the employees of such client and, in certain cases, also providing corporate banking services to the same corporate client).  As at 31 August 2013, the Bank had 56 category “A”, 192 category “B”, 10 category “C” and 52 category “E” banking units.

Centralisation of the Banking Unit Network

Since 2013, the Bank has been implementing a centralisation strategy for its banking unit network.  In particular, the Bank intends to (i) convert its 16 full-scale branches into banking units, and form 7-8 regional departments on the basis of its head office, and (ii) open by the end of 2014 approximately 25 additional banking units in several regions of Ukraine.  A conversion of its branches into the banking units will allow the Bank to eliminate individual balance sheets of each branch by consolidating their assets and liabilities on the Bank’s main balance sheet.  Such consolidation is expected to lower the Bank’s back-office, IT and accounting expenses and increase overall management efficiency.  The Bank intends to open additional banking units in those regions of Ukraine where it sees potential for growth of its business as a result of its current underrepresentation in the region and/or high levels of income of the population in those regions.

ATMs and POS Terminals

In addition to its banking unit network, as at 31 December 2012, the Bank had more than 470 ATMs and 5,200 POS terminals in sales outlets.  Being the member of the joint ATM network the Bank’s customers can use the banking services without additional charges in more than 4,000 non-Bank ATMs throughout Ukraine.  As of 31 December 2012, the Bank was ranked among five largest banks in Ukraine by number of POS-terminals in Ukraine.

Card Processing Centre

The Bank also has its own in-house card processing centre, which has been in operation since 1997 and which enables it to provide round-the-clock support to cardholders and provide merchant services to retailers.

Centre of Distressed Assets

In 2010, the Bank set up the Centre of Distressed Assets to improve the collection of the Bank’s “problem loans”.  This department is responsible for recovering all loans issued by the Bank which are classified as “problem loans” (overdue collateralised loans). In 2013, within the Centre of Distressed Assets, the Bank created the Retail Debt Recovery Department, which is a separate division responsible for the collection of credit card and retail loan debts.  The Centre of Distressed Assets remains responsible for collection of “problem loan” debts. For detail on operation of the Centre of Distressed Assets, see “Risk Management—Non-Performing and Overdue Loans, Problem Loan Recovery”.

Funding

The main sources of the Bank’s funding are customers’ current accounts and deposits from customers.  The Bank obtains additional funding from contributions by its shareholders, interbank borrowings (which include borrowings from the NBU, domestic and foreign financial institutions and international organisations) and debt raised on domestic and foreign capital markets.  The Bank primarily relies on the interbank market primarily to manage its liquidity position.

As of 31 December 2012, the Bank’s total customer deposits (comprising customers’ current accounts and deposits from customers) increased by 14 per cent. while its total assets increased by five per cent, as compared to its total customer deposits and total assets, respectively, as of 31 December 2011.  As of 31 December 2011, the Bank’s total customer deposits increased by six per cent. while its total assets decreased by four per cent, as compared to its total customer deposits and total assets, respectively, as of 31 December 2010.  Total customer deposits accounted for 62 per cent. of the Bank’s liabilities as at 31 December 2012, compared to 53 per cent. as at 31 December 2011.

The following table sets out the composition of the Bank’s customer deposit portfolio as at 31 December 2012, 2011 and 2010:

Year ended 31 December
	2012	2011	2010
(UAH’000)
Customers’ current accounts
Companies	956 044	1 256 646	808 682
Individuals	790 367	625 064	484 552
Deposits from customers
Companies	2 431 156	1 929 518	3 009 475
Individuals	8 135 908	6 968 241	5 867 999
Total customer deposits	12 313 475	10 779 469	10 170 708

As of 31 December 2012, term deposits of legal entities in the amount of UAH 1.7 billion (or U.S.$ 208 million or 71.0 per cent. of total term deposits of legal entities) belonged to ten largest customers of the Bank, compared to UAH 1.4 billion (or U.S.$ 171 million or 74.0 per cent. of total term deposits of legal entities) as at 31 December 2011.

As at 31 December 2012, term deposits of individuals in the amount of UAH 210 million (or U.S.$ 26 million or 2.5 per cent. of total term deposits of individual) belonged to ten largest customers of the Bank, as compared to UAH 222 million (or U.S.$ 28 million or 3.2 per cent. of total term deposits of individuals) as at 31 December 2011.

As at 31 December 2012, term deposits in the amount of UAH 1.7 billion (or U.S.$ 218 million) and UAH 943 million (or U.S.$ 118 million) as at 31 December 2011 have been pledged as security for loans granted by the Bank.  Such loans constituted an amount of UAH 1.3 billion (or U.S.$ 167 million or 6.5 per cent. of all loans granted by the Bank) as at 31 December 2012 and UAH 1.8 billion (or U.S.$ 220 million or 9.4 per cent. of all loans granted by the Bank) as at 31 December 2011.

The proportion of deposits from retail customers to total customer deposits has increased from 62 per cent. as at 31 December 2010 to 70 per cent. as at 31 December 2011 and 72 per cent. as at 31 December 2012 while the proportion of corporate deposits has decreased correspondingly.

In 2006, the Bank issued the 2006 Notes for the total amount of U.S.$100 million.  In January 2010, the Bank restructured its 2006 Notes by extending their maturity to January 2014, while also repaying U.S.$ 5 million to the noteholders.  The interest rate under the 2006 Notes was increased in 2010 to 10.5 per cent. per annum.  The Bank expects to redeem the 2006 Notes prior to maturity as a result of the 2006 Notes Exchange and 2006 Notes Redemption, in each case subject to the required consent of the 2006 Notes’ noteholders.  As at 31 December 2012, the 2006 Notes accounted for 3.2 per cent. of the Bank’s total liabilities.

In 2008, the Bank raised two syndicated loan facilities in the total amount of U.S.$ 113 million of principal debt and approximately U.S.$ 67 million of trade financing, which syndicated loans were restructured in January 2010 by extending their maturity to 31 January 2015.  As at 31 December 2012, the total indebtedness of the Bank under these syndicated loans amounted to U.S.$23.8 million or approximately 1.2 per cent. of the Bank’s total liabilities.

Since 2006, the Bank has been raising subordinated loans from Bloomshire Limited, a company affiliated with the Bank’s beneficial owner Mr Kostyantyn Zhevago.  As at 31 December 2012 the total amount of raised subordinated loans was over UAH 1.0 billion or 4.4 per cent. of the Bank’s total liabilities compared to UAH 990 million as of 31 December 2011.

In 2008-2009, the NBU provided six stabilising credit lines to the Bank (“NBU Loans”) for the total amount of approximately UAH 7.0 billion (or U.S.$875 million).  As at 31 December 2012, the NBU Loans were secured by the Bank’s assets and property rights for the total value of UAH 19.4 billion (or U.S.$ 2.4 billion).  As additional security in respect of the NBU Loans, CJSC “F&C Realty”, a shareholder of the Bank provided to the NBU a guarantee in the amount of 1.4 billion of the Bank’s shares with a total nominal value of UAH 570 million (or U.S.$ 71 million) which represented 33.3% of the Bank’s share capital as at 31 December 2012.  The NBU Loans mature in July 2015.  As of 31 December 2012, the Bank’s outstanding debt under the NBU Loans constituted UAH 5.4 billion (or U.S.$ 681 million), which accounted for 27 per cent. of the Bank’s total liabilities.

In order to improve its short term funding base, the Bank also raises funds in the interbank market.  As at 31 December 2012, interbank funding (excluding NBU Loans) amounted approximately to UAH 318 (or U.S$ 40 million) or 1.5 per cent. of the Bank’s total liabilities, compared to 2.8 per cent. as at 31 December 2011.  Interbank funding principally comprises loans, deposits and LORO accounts.

The Bank has also increased its share capital in recent years. In particular, the Bank increased its share capital from UAH 2 billion as at 31 December 2011 to UAH 2.1 billion as at 31 December 2012 and to UAH 2.3 billion as at 1 July 2013.

For more details on the Bank’s funding structure see “Selected Statistical and Other Information—Bank’s Funding Loans”.

Capital Adequacy

The Bank complies with the NBU’s mandatory minimum capital adequacy ratios for Ukrainian banks.  The NBU’s mandatory minimum capital adequacy ratio is currently 10 per cent.  The Bank’s capital adequacy ratio calculated in accordance with the NBU’s regulations (i.e. the ratio of capital to total risk weighted assets, based on statutory Ukrainian accounting data) was 10.45 per cent. as at 31 December 2012, which is in compliance with the mandatory minimum capital adequacy ratio currently set by the NBU.  On 31 December 2011, the Bank’s capital adequacy ratio as calculated in accordance with NBU regulations was 10.62 per cent.

The Basel Committee on Banking Regulation and Supervisory Practices (the “Basel Committee”) has set international standards for capital adequacy for banks.  The standards are set out in the international framework for capital measurement and capital standards of banking institutions (the “Basel Capital Accord”).  The NBU has also adopted mandatory minimum capital adequacy norms based on the Basel Committee’s standards.

In addition, the Bank is also subject to covenants stated in its various loan agreements.

Set forth below are the Bank’s capital and capital adequacy ratios calculated in accordance with the Basel Capital Accord.

	As at 31 December
	2012	2011	2010
	(UAH’000), except where indicated
Level 1 capital	1 356 290	1 260 737	1 244 045
Level 2 capital	712 097	663 285	651 516
Total capital	2 068 387	1 924 022	1 895 561
Assets adjusted by the risks	18 981 540	17 822 191	18 226 564
Level 1 capital adequacy ratio	7.1%	7.1%	6.80%
Level 2 capital adequacy ratio	10.9%	10.8%	10.40%

The level of the Bank’s total loans and advances to customers has increased from UAH 19.3 billion as at 31 December 2010 to UAH 19.6  billion as at 31 December 2011 and UAH 20.5 billion as at 31 December 2012 and this has put pressure on the Bank’s capital adequacy ratios.  The Bank must maintain sufficient capital to cover increased risk weighted assets in order to maintain the capital adequacy ratios set by the Basel Committee and the NBU.  Accordingly, the Bank’s share capital was UAH 1.9 billion as at 31 December 2010 and 2011 and increased to UAH 2.1 billion as at 31 December 2012, while its Level 1 capital increased from UAH 1.2 billion as at 31 December 2010 to UAH 1.3 billion as at 31 December 2011 and UAH 1.4 billion as at 31 December 2012.  The Bank’s share capital was further increased and as of 31 August 2013 totalled UAH 2.3 billion while its Level 1 Capital increased to UAH 1.5 billion.  See “Risk Factors—Risks Relating to the Bank—Capital Adequacy”.

As of 31 December 2012, the Bank’s authorized and issued share capital consisted of 4.2 billion ordinary shares with a nominal value of UAH 0.50 each, as compared to 4.0 billion as of 31 December 2011.  On 1

June 2013, the Bank’s share capital was increased to 4.6 billion ordinary shares with a nominal value of UAH 0.50 each.  In U.S. dollars, the nominal value of the shares at the date of registration of the increased share capital (share price in U.S. dollars at the exchange rate as at 1 July 2013) amounted to U.S.$ 288 million.

In addition, the Bank has incurred subordinated debt provided by companies affiliated with the Bank’s beneficial owner in the form of a subordinated debt agreement in order to increase its level of capitalisation.  As at 31 December 2012, the value of subordinated debt amounted to UAH 1.23 billion.  The amount of subordinated debt included in the Bank’s capital for the purpose of calculating its capital adequacy ratio was 100 per cent. of the Bank’s total capital as at the date of this Prospectus.

Memberships

The Bank is a principal member of VISA International and MasterCard International and an agent of Western Union.  The Bank has been a member of SWIFT since 1996.  In addition, it is a member of the Reuters international network, Ukrainian Interbank Currency Exchange (UICE), Ukrainian Stock Exchange (USE), Association of Ukrainian Banks (AUB), PFTS Stock Exchange, Perspektiva Stock Exchange, Ukrainian Credit and Bank Union (UCBU), Deposit Guarantee Fund, MoneyGram (direct agent of system), AneliK (direct agent of system), International Bank for Reconstruction and Development (IBRD) (agent bank servicing credit lines that are guaranteed by the Cabinet of Ministers of Ukraine) and the Professional Association of Registrars and Depositories (PARD).

Licences

The Bank, in common with all other Ukrainian banks, is regulated and supervised by the NBU.  It holds general licence, addendum to the general licence and banking licence No. 28, issued by the NBU on 6 October 2011.  Under these licences the Bank is authorised to perform all banking activities, including, but not limited to, lending, receiving and holding deposits from legal entities and individuals, cash operations, the provision of settlement and money transfer services, maintaining pension deposit accounts, acting as a depository of securities, acting as a depository of investment funds and investment companies, execution of operations related to the issuance and circulation of securities and foreign currency transactions and importing precious metals.

Property

The Bank owns or leases premises where its head office, branches and banking units are located.  Approximately 6 per cent. of the Bank’s branches and banking units are located in properties which the Bank owns and the remaining premises are leased.  As at 31 December 2012, the total net book value of the Bank’s premises was approximately UAH 43 million.

Legal Proceedings

From time to time and in the normal course of business, the Bank is party to certain legal proceedings (including proceedings against delinquent borrowers’ bankruptcy and foreclosure on the collateral).  The Bank often defends against counterclaims brought by its delinquent borrowers.  There are no legal proceedings pending or, to the Bank’s knowledge, threatened, which could, individually or in the aggregate, have a material adverse effect on the Bank.

Information Technology

The Bank has been upgrading its IT systems for a number of years, however these systems remain less developed in certain respects than those of banks in more developed countries, like the European Union.

The Bank has implemented various information technology infrastructure development programmes across its banking unit network and other business operations.  The implementation of these new information technology systems has involved significant changes across a wide range of the Bank’s operating activities and required retraining a significant number of the Bank’s employees.  The Bank’s financial performance and its ability to meet its strategic objectives depend and will depend to a significant extent upon the functionality of its information technology systems and its ability to increase systems capacity.

The Bank considers information technology to be integral to its ability to provide efficient and high quality banking services to its customers and to its further expansion.  The core element of the Bank’s IT infrastructure is its software system, which is installed at the Bank’s head office and networked across all of the Bank’s branches and banking units.  The Bank’s branches and banking units are linked to the head office by fibre-optic cables allowing secure and instant communications.  The Bank’s data is regularly backed up on a server at the Bank’s head office.  The Bank’s IT system is protected by firewalls and its IT security department regularly tests the integrity of the system.

In addition, the Bank installed “Jira” and “Contour” hardware and software systems, which are designed to administer creation, distribution and tracking of internal tasks and to resolve such problems as documenting the process of setting and implementing of tasks for further automation.  The implementation of both systems is expected to minimise operational costs of the Bank and to increase the efficiency of the fulfilment of internal modernisation of existing operating processes.

The Bank spent approximately UAH 14 million on IT (including hardware and software) in the year ended 31 December 2012, UAH 16 million in the year ended 31 December 2011 and UAH 17 million in the year ended 31 December 2010.

In 2013, the Bank spent approximately UAH 11 million on IT as at 1 November 2013 and plans to spend approximately UAH 33 million in 2013 overall.  The IT expenses in 2013 relate primarily to one-off payments for the replacement of servers and software as part of the Bank’s plan to centralise its banking unit network by converting its regional branches into banking units and assigning current branch functions to newly created regional departments which will operate as part of the Bank’s head office. See above “—Banking Unit Network and ATMs—Centralisation of the Banking Unit Network”.

RISK MANAGEMENT

Overview

The Bank carries out risk management in respect of financial, operational and legal risks.  Financial risks include credit risk, currency exchange risk, liquidity risk, interest rate risk and stock risk.  Operational and legal risk management involves ensuring that the Bank’s internal procedures and policies are designed to minimise exposure to such risks.  The Bank’s risk management systems are based on recommendations of the Basel Committee, although Ukrainian legislation does not yet impose obligatory compliance with such recommendations.  The Bank’s risk management policies and systems are continuously modified and enhanced to reflect changes in markets and products.  The primary objective of the Bank’s risk management is to identify, analyse and manage the risk faced by the Bank, to set appropriate risk limits and controls, and to continuously monitor risk levels and adherence to limits.

The basic principles of the Bank’s risk management policy are to:

•                  identify risk components that are subject to monitoring, calculation and management;

•                  obtain data, analyse it and compare with target values and/or set restrictions;

•                  control the risks according to the results of the evaluation and fulfillment of internal limits and/or interest risk target values; and

•                  monitor of risk evaluation and review the set limits and improve the risk management process.

Risk management policies, monitoring and control are conducted by a number of specialized divisions and units within the Risk Management Department (“RMD”) under the supervision of the Asset and Liability Management Committee (“ALCO”) and the Head Office Credit Committee. ALCO and the Head Office Credit Committee are supervised by the Supervisory Council and the Management Board. The organisational structure of the Bank’s risk management bodies are set out in the diagram below.

Supervisory Council

The Supervisory Council is the highest degree of authority with respect to risk management and is empowered through the Bank’s charter to approve any transactions on behalf of the Bank, including those that are outside of the scope of the authority of the Management Board and other governing bodies.  The Supervisory Council’s determines the Bank’s overall risk management strategy.

Management Board

The Management Board is generally responsible for the activities of the Bank, including those relating to risk management and implementation of the risk management strategy set forth by the Supervisory Council. The Management Board delegates its powers with respect to the overall asset, liability and risk management to ALCO.

Asset and Liability Management Committee (ALCO)

The ALCO consists of six representatives of the Bank’s senior management and is chaired by the Chairman of the Bank’s Management Board.  The ALCO sits at least once every month.  The ALCO is responsible for the control and management of the Bank’s asset and liability structure.  It also sets interest rates and maturity limits and compares the Bank’s key performance indicators with those of its competitors.  In addition, the ALCO is responsible for managing risks and monitoring compliance with the limits it has set, reviewing reports on liquidity, interest and foreign exchange risk, managing results of stress-testing (scenario analysis for risk assessment), establishing the methodology for carrying out risk assessment (including of the capital stress-testing) and setting limits and standards with the aim of balancing the level of risks and profitability.

Credit Committees

The Bank’s Credit Committees comprise the Head Office Credit Committee, the Branch Credit Commissions, the Head Office Mezzanine Corporate and Retail Credit Committees.

The Head Office Credit Committee is chaired by the Chairman of the Management Board and also comprises the vice chairmen and a director of the Legal Department.

The Bank has a centralized decision-making process, whereby decisions on all active operations are made by collegiate boards of the Bank’s head office.  Each branch of the Bank has its own Branch Credit Commission, which has a similar structure to the Head Office Credit Committee and consists of no fewer than five members.  The Branch Credit Commissions are subject to limits on certain operations, including limits on the amount and terms of loans which they are authorised to grant to both corporate and retail customers, which are based on the size and quality of the relevant branch’s loan portfolio.  These limits are set by the Head Office Credit Committee at least once per quarter.  The Bank’s structural units (branches and regional departments) are authorised to make independent decisions only on banking products that have a minimum credit risk (i.e. loans and guarantees that are secured by property rights on deposits placed with the Bank). A branch is required to refer lending decisions to the Head Office Credit Committee if the amount of the proposed loan exceeds its maximum lending authority and in this case the Head Office Credit Committee makes the lending decision. When implementing the banking units’ centralisation strategy (see “Business—Banking Unit Network and ATMs—Centralisation of the Banking Unit Network”), the Bank will move the functions of the Branch Credit Commissions from its branches to the regional departments of its head office. The regional departments would be authorised to take lending decisions within their maximum lending authority, while the Head Office Credit Committee will be responsible for any lending decisions that exceed such maximum limits.

The Bank has also established Head Office Mezzanine Corporate and Retail Credit Committees.  The Head Office Mezzanine Corporate and Retail Credit Committees are authorised to approve loans within the limits set by the Management Board, which are currently U.S.$500,000 (for the Head Office Mezzanine Corporate Credit Committee) and U.S.$375,000 (for the Retail Credit Committee).  Each of the Head Office Mezzanine Corporate and Retail Credit Committees consists of six members appointed directly by the Management Board.

The Credit Committees are responsible for approving loans, implementing the Bank’s lending strategy, coordinating the activities of the Bank’s departments and sub-committees and forming a balanced and a diversified low risk level loan portfolio.  Approval from the relevant Credit Committee is required to grant loans, make provisions and recover debt (including signing loan agreements and bringing claims or legal proceedings).  The Head Office Credit Committee meets twice per week, while the Branch Credit

Commissions, Head Office Mezzanine Corporate and Retail Credit Committees and meet twice per week or more frequently if necessary. Branch Credit Commissions report directly to the Head Office Credit Committee.

On average it takes approximately one to three days in order for the Bank’s Credit Committees to approve a loan with collateral, as compared to one to two days which the Management estimates it takes for the Bank’s major competitors to approve a loan. For the unsecured customers’ loans, it takes up to three hours for the Bank to approve a loan, as compared to the term of up to two hours the Management estimates is needed for the Bank’s major competitors to approve an unsecured loan.

Risk Management Department (RMD)

The RMD assists the ALCO and the Bank’s Credit Committees in discharging their functions.  Its functions include evaluating and analysing financial risks, monitoring compliance with limits, and making recommendations with regard to balancing levels of risk and profitability, based on overall levels of risk and risks associated with particular business areas and banking products.

The RMD consists of the following units, whose officers are located at the Bank’s head office: Corporate Risk Department, Market and Operational Risk Management Department and Department of Control and Risk Monitoring. In addition, the organisational structure of the Bank includes the Department of Retail Risks.

The RMD evaluates risks using procedures and methodologies approved by the Management Board. It identifies the risk on an ongoing basis through investigation of business results and operational activity. For risks assessment and monitoring, the RMD uses information on quality of assets and liabilities (including interest rates, amounts and maturities) obtained from different sources including Internal Audit Function, Accounting Department, Security Department and Legal Department).

The RMD evaluates financial risks using information on exposure limits, procedures and methodologies from the ALCO and details of planned levels of assets and liabilities and investments from the Department of Control and Risk Monitoring.  It then provides the ALCO with the results of its risk analysis and monitoring and recommendations on setting or changing limits, and informs the Bank’s business divisions, back office and Financial Control Department of the normative risk levels.

The RMD supports the Credit Committees and Branch Credit Commissions by establishing quality ratings required for particular loan transactions, making recommendations for setting and changing lending decision-making authority and monitoring the quality of all on-going loan transactions.

Based on information provided in the loan applications from the Corporate Banking and Retail Banking Departments and the branches (for amounts exceeding their lending limits) and information concerning customers’ competence, reputation and historical repayments record from the Legal Department, Security Department and back office, respectively, the RMD determines customers’ creditworthiness and provides its conclusions to the Credit Committees, together with the results of its monitoring of loans and its recommendations as to setting or changing lending limits.  It also determines the appropriate level of provisions.

The principal categories of risk to which the Bank is exposed through its operations and the way the Bank manages these risks are described below.

Credit Risk

As a result of its lending operations, the Bank takes on exposure to credit risk, which is the risk that a customer (or counter-party bank, if any) will be unable to pay the amounts due to the Bank in full when due.

The Bank manages its credit risk by establishing internal policies aimed at maximizing risk-adjusted income by maintaining credit risk exposure within accepted parameters, by setting, monitoring and reviewing credit ratings, by setting and authorising lending limits and by actively monitoring the performance of its customers.  The Bank deals with counterparties of good credit standing and, when appropriate, obtains collateral except for credit card loans which are issued unsecured. See “—Lending Policies—Collateral”.  The Bank’s credit policy is reviewed and approved by its Management Board and Supervisory Council.

The RMD determines levels of overall risk exposure by reference to customers and products.  The Credit Risk Sub-Department regularly evaluates customers’ creditworthiness and business performance.

All loan applications are subject to a detailed review procedure as set forth in “Lending Policies and Procedures—Lending Decisions”. Corporate and retail banking departments have their own lending policies.

Exposure to credit risk is also managed, in part, by obtaining collateral and corporate and personal guarantees. See “—Collateral” below “.

Credit Risk Related to Retail and Corporate Lending

The Bank structures the levels of credit risk it undertakes by placing separate limits on the amount of risk accepted in relation to each borrower and each category of borrowers within a particular industry or geographical region.  Such risks are monitored and reviewed regularly (at least once per month).  Lending limits for individual borrowers and any changes to those limits are set by the Credit Committee.  Credit limits include limits on the amount and repayment schedule for each loan agreement and restrictions on the purpose of the loan and are updated on each loan approval.  The Bank monitors operations with its customers on a regular basis (generally, once per month) and notifies the Credit Committee periodically or in the event of any change in a customer’s circumstances.  The Bank either confirms existing limits or contacts the customer if it is necessary to review the terms of the loan.

When structuring loans to corporate customers, the Bank follows certain basic principles.  It sets out repayment schedules and adapts them so as to take into account any seasonality in the borrower’s business and, where applicable, also obtains guarantees from affiliates of the borrower, enters into collateral agreements to secure related loans, prescribes the borrower’s own equity contribution for the project financing and requires cash flows from the financed project or counterparties to be directed to the current accounts opened with the Bank.  In the case of loans to retail customers, the Bank typically takes collateral to secure such loans.  As the Bank’s lending policy is to give priority to the quality of the borrower over the quality of the collateral available, lending decisions are always based on risk assessment rather than on the quality of the collateral.  When taking security, the Bank gives preference to the most liquid form of collateral with the highest re-sale value.  It also takes into account regional factors when determining the value of collateral.  See “—Collateral” below ”.

The Head Office Credit Committee imposes limits on the amounts of lending operations individual branches are authorised to lend.  Limits are set with respect to the amount of individual loans, the total amount of loans that can be granted by a branch and the maximum permitted maturity of loans.  The procedure for setting such limits is contained in the Bank’s internal regulations.  Once per quarter, the Head Office Credit Committee approves credit limits for all branches, which are further monitored by the Credit Committee on a daily basis.

The Bank also follows a policy of diversifying its loan portfolio in order to reduce risk.  While there is no statutory limit on exposure to borrowers in any given industry segment, the Bank’s Credit Committee sets lending limits by reference to sectors of the economy and industries.  See “Selected Statistical and Other Information—Sectoral Analysis”.

Credit Risk Related to Interbank Operations

Credit risk of interbank operations mainly arises as a result of exposures to counterparties being unsecured, albeit such exposures typically have relatively short-term maturities (which generally range from several hours up to two weeks, with an average duration of 7-9 days).  Interbank exposure comprises a relatively small proportion (approximately six per cent.) of the Bank’s total assets.  The Bank sets separate limits for counterparty banks based on its evaluation of their financial condition and on any available non-financial information (such as information on the counter-party bank’s shareholders, customers, quality of management, market position, concentration of activity and growth rate).  Such limits range from UAH 1 million to UAH 50 million.  The Head Office Credit Committee is responsible for approving and changing the limits for each category of counter-party banks on a monthly basis.  If the RMD determines that the financial performance of a counter-party bank has deteriorated or is likely to deteriorate, the RMD suspends the credit limit and notifies Management and the respective departments accordingly.

Credit Risk Related to Investment Business

Applications for investments by the Bank in corporate securities are analysed and reviewed in the same manner as loan applications.  The Bank monitors the financial performance of issuers and companies and the market for their debt and equity securities.  The Bank’s Investment Banking Department is responsible for the Bank’s investment decisions and implementing transactions, including relevant assessments of credit risk.  As at 31 December 2012, the value of the Bank’s securities portfolio, which includes assets, treasury bills, corporate bonds and other securities owned by the Bank, was UAH 758 million.  As at 31 December 2011, the value of the Bank’s securities portfolio, which includes assets, treasury bills, corporate bonds and other securities owned by the Bank, was UAH 845 million.  See “Selected Statistical and Other Information—Securities Profile”.

Monitoring Credit Risk

The Bank monitors borrowers’ performance of their loan agreements, primarily repayment of principal and interest. The Bank’s monitoring is based on the data collected by the Bank for its Credit Committee on a monthly basis in respect of the borrowers’ funds turnover.  The Bank also monitors borrowers’ financial position based on information requested from the relevant borrower on a monthly and quarterly basis, which includes such parameters for the borrower as return on equity, return on assets and earnings before interest, taxes, depreciation and amortization.  Particular attention is given to whether borrowers are using the proceeds of their loans for the purposes stipulated in the loan agreement and meeting the targets set out in their business plans; the status of collateral; and any available non-financial information, such as any available information on actual or pending legal proceedings involving the borrower and the potential impact of such proceedings on the borrower’s reputation and ability to conduct business.

Regular monitoring of the Bank’s loan portfolio enables the Bank to react to changes in the performance of any particular borrower and determine whether changes to the terms and conditions of the loan agreement are necessary.  The Credit Committee is notified of the results of such monitoring on a regular basis and on ad-hoc basis in case of any warning signs.  Based on its analysis, the Bank either confirms the terms and conditions of outstanding loans or where necessary negotiates amendments with the relevant borrower.

Off-Balance Sheet and Related Party Credit Risk

The Bank applies the same credit policies and procedures for evaluating and monitoring credit risk for off-balance sheet and contingent liabilities.  Furthermore, the Bank applies the same procedures to transactions with related parties as it applies to other borrowers.  If the level of risk does not fall within the parameters set by the Bank (as described in “Lending Policies and Procedures — Lending Decisions”), it either rejects the loan application or requires the transaction to be secured by cash.

Liquidity Risk

Liquidity risk arises from gaps between the maturity of assets and liabilities, which may result in the Bank being unable to meet its obligations in a timely manner.  It arises in the general funding of the Bank’s activities and in the management of its positions and includes both the risk of being unable to fund assets at appropriate maturities and rates and the risk of being unable to liquidate assets at a reasonable price and in an appropriate time frame.  The matching and/or controlled gaps of the maturities and interest rates of assets and liabilities is fundamental to the management of the Bank.  An unmatched position potentially enhances a bank’s profitability but can also increase the risk of losses.  The maturities of assets and liabilities and the ability to replace, at an acceptable cost, interest-bearing liabilities as they mature, are important factors in assessing the liquidity of the Bank and its exposure to changes in interest and exchange rates.

The Bank’s process of managing liquidity risk is continuous.  The RMD carries out day-to-day monitoring of the Bank’s short-term exposure to liquidity risk.  Senior management receives weekly analysis and daily reports and the ALCO performs a monthly review of liquidity risk management.

The Bank assesses liquidity risk based on gap analysis, that is, an analysis of the difference between assets and liabilities with the same maturity.  The amounts of such unmatched positions in assets and liabilities having the same maturity are used to calculate cumulative gap, which is subject to certain limits.  These limits are determined by the Bank’s ability to source funds on the money markets.  Such limits may be reviewed, depending on changes in the Bank’s capacity to source funds.  The RMD is responsible for making recommendations with respect to changing limits, which are subject to approval by the ALCO.  In addition, the Bank has developed procedures which apply in the event these limits are exceeded, as well as contingency plans for unforeseen situations.

The risks associated with the Bank’s concentration of loans and deposits require continuous monitoring.  Management acknowledges the risks associated with possible high concentrations of assets and liabilities and seeks to match maturities of high-value corporate loans and deposits, which Management views as a means of managing liquidity and interest rate risk.  The Bank has access to a diverse funding base, including deposits, subordinated liabilities and share capital, which enhances funding flexibility, limits dependence on any one source of funds and generally lowers the cost of funds.  The Bank also holds a portfolio of liquid assets as part of its liquidity risk management.  The use of a combination of instruments to manage liquidity risks enables the Bank to use its lending resources and maintain liquidity levels more effectively.

The Bank has an option to obtain overnight loans from the NBU on an unsecured basis at an interest rate of 8.5 per cent. per annum, although it rarely does so in practice.

The following table sets out the liquidity position of the Bank as at 31 December 2012:

	On demand and up to one month	From one to three months	From three months to one year	From one year to five years	More than five years	Total
(UAH’000)
ASSETS
Cash and cash equivalents	1 387 805	—	—	—	—	1 387 805
Banking metals	30 109	—	—	—	—	30 109
Amounts due from credit institutions	289 079	—	—	—	—	289 079
Derivative financial instruments	265 066	—	—	—	—	265 066
Loans to customers	1 002 058	2 603 504	6 667 738	5 221 324	2 708 015	18 202 639
Financial investments	643 553	—	—	114 446	—	757 999
Investment property	—	—	139 501	—	—	139 501
Fixed assets and intangible assets	93 151	—	175	31 256	7	124 589
Current tax assets	1 723	—	—	—	—	1 723
Deferred tax assets	85 463	—	—	—	—	85 463
Other assets	88 657	—	4 416	2	—	93 075
Total assets	3 886 664	2 603 504	6 811 830	5 367 028	2 708 022	21 377 048
LIABILITIES
Due to credit institutions	149 764	132 433	1 422 913	4 053 556	52	5 758 718
Derivative financial instruments	193 027	—	—	—	—	193 027
Due to customers	4 497 100	2 497 045	4 898 965	398 609	21 756	12 313 475
Debt securities issued	—	—	—	640 252	—	640 252
Subordinated debt	—	—	—	862 652	160 454	1 023 106
Other commitments	57 616	64	487	70	1	58 238
Total liquidity gap	4 897 507	2 629 542	6 322 365	5 955 139	182 263	19 986 816
Net liquidity gap	(1 010 843)	(26 038)	489 465	(588 111)	2 525 759	1 390 232
The cumulative liquidity gap as of 31 December 2012	(1 010 843)	(1 036 881)	(547 416)	(1 135 527)	1 390 232

The Bank has a cumulative maturity mismatch of assets and liabilities maturing within 5 years.  This liquidity mismatch arises due to the Bank’s major source of finance as at 31 December 2012 being customers’ current accounts and deposits maturing earlier than 5 years from customers, and loans received from credit institutions (including NBU financing).

In addition, the Bank is subject to liquidity requirements set by the NBU.  See “Appendix — Ukraine: The Banking Sector”.  The Bank’s risk management system incorporates the NBU’s requirements and does not permit limits set by the NBU to be exceeded.

Interest Rate Risk

The Bank is exposed to interest rate risk principally as a result of mismatches in the maturity of its interest-bearing assets and liabilities.  The Bank may incur losses in the event of unfavourable movements in interest rates.

The ALCO sets limits on the level of mismatch of interest rate repricing that may be undertaken, which is monitored by the RMD.  In the absence of any available hedging instruments, the Bank seeks to match its interest rate positions.  The evaluation and analysis of interest rate risk size is performed as at the first day of each month and updated as necessary to reflect market changes, for example, a change in benchmark interest rates, market volatility or similar events.  The results of such evaluation and analysis are discussed at regular ALCO meetings.  In addition to applying standard calculations, the Bank uses stress-tests.  These involve determining the level of interest-rate risk that would apply in the event of unforeseen circumstances or contingencies arising.  This approach enables the Bank to evaluate changes in net interest income for future periods and determine the priority areas for interest risk management.

The Bank assesses the level of interest rate risk based on gap analysis, that is, analysis of the imbalance between the amounts of assets and liabilities which mature or re-price over the same period.  The Bank can perform gap analysis for periods of up to one year, although it considers such analysis to be most reliable over a period of three months.  Limits are set on the level of loss of net interest income which Management considers acceptable in the event of adverse movements in interest rates, taking into account possible movements in interest rates for major types of interest-bearing assets and liabilities, such as corporate and retail loans, inter-bank loans, securities and corporate and retail deposits.  Management considers losses of up to three per cent. of average monthly net interest income to be acceptable.  Limits are subject to review depending on the volatility of interest rate movements.  The RMD is responsible for making recommendations to review such limits, which are subject to approval by the ALCO.

Gaps are within the prescribed limits for all periods except for those up to one month.  In the category up to one month, current accounts are not affected by movements in interest rates.

Gap analysis is supplemented by interest rate forecasts over horizons of up to one year for major types of assets and liabilities.  This allows Management to evaluate not only the level of interest rate risk but also the most likely changes in net interest income.

The Bank continually monitors interest rate spread and net interest income and reports on these matters are provided to the Bank’s senior management each week.  In addition, in order to minimise potential losses from unforeseen movements in interest rates, the Bank provides for interest rate reviews in light of current market rates when entering into agreements.  The Bank also manages interest rate risk by setting minimum interest rates for loans and maximum interest rates for deposits.  The Bank sets interest rates for major types of assets and liabilities by maturity and currency.

The table below provides a general analysis of interest rate risk as at 31 December 2012.

	On demand and less than 1 month	From 1 to 6 months	From 6 to 12 months	More than a year	Non-monetary items	Total
(UAH’000, except where indicated)

Total assets	3 886 664	2 603 504	6 811 830	5 367 028	2 708 022	21 377 048
Total liabilities	(4 897 507)	(2 629 542)	(6 322 365)	(5 955 139)	(182 263)	(19 986 816)
Net break between interest rates	0.17%	2.71%	3.54%	5.64%	—	4.06%

The following table presents a sensitivity analysis for interest rate risk as of 31 December 2012:

	As of 31 December 2012
	(UAH ’000, except as indicated)	(USD ’000, except as indicated)
The gap between sensitive assets and liabilities	(547 416)	(68 487)
Equity	1 390 232	173 936
Changes in capital with an increase in interest rates (100 bp)	(5 474)	(685)
Rising interest rates (100 bp)	1.00%	1.00%
Changes in capital at lower interest rates (100 bp)	5 474	685
Declining interest rates	-1.00%	-1.00%

Substantially all of the Bank’s monetary assets and liabilities (except for the subordinated loans and NBU loans) are short term and have fixed interest rates.

Exchange Rate Risk

Exchange rate risk is the risk of losses resulting from adverse movements in foreign currency exchange rates.  Exchange rate risk results from the Bank having open positions in different currencies.  Such positions are calculated as differences between assets and liabilities in the same currencies as of the balance sheet date.

The Bank evaluates, monitors and sets limits for long and short foreign exchange positions.  The Bank has to comply with all applicable NBU requirements in addition to using its own methods for evaluating the exchange rate risk.  The policy with regard to open foreign currency positions is restructured to certain thresholds under Ukrainian law and is monitored by the NBU on a daily basis.

The ALCO sets limits on the level of exposure by currencies.  Such limits are reviewed in the event of volatility in foreign exchange rates.  The ALCO may amend limits based on recommendations by the RMD.  The Bank monitors compliance with such limits daily.  Reports on changes in currency positions are provided to Management on a weekly and a monthly basis.

In line with the NBU requirements the Bank is authorized to open short currency position in the amount of 10 per cent. of the regulatory capital (its share capital) whereas the long currency position can be opened in the amount of 5 per cent. of the regulatory capital (its share capital).  The NBU on a regular basis informs Ukrainian banks as to the change of such percentage.

The following table sets out the Bank’s foreign current position as at 31 December 2012 and 2011:

	Year ended 31 December 2012			Year ended 31 December 2011
Currency	Monetary assets	Monetary liabilities	Net Position	Monetary assets	Monetary liabilities	Net Position
(UAH’000)
U.S. dollar	10 612 713	10 586 105	26 608	10 254 313	10 363 628	(109 315)
EUR	1 824 691	1 826 259	(1 568)	1 923 441	1 920 056	3 385
British Pound	222 756	217 288	5 468	217 965	212 548	5 417
Others(1)	432 739	406 444	26 295	477 795	452 692	25 103
Total	13 092 899	13 036 096	56 803	12 873 514	12 948 924	(75 410)

Notes:
(1) Others includes Russian Rubles, Japanese Yen, Australian Dollar, Swiss Franc and other foreign currencies.

Stock Risk

Stock risk is the risk that the value of securities in the Bank’s portfolio will decrease. The Bank owns certain publicly traded securities in its portfolio, which represent less than 2.9 per cent. of the Bank’s assets.  RMD monitors on a regular basis the price fluctuations of the securities it owns and advises the Bank’s investment banking department regarding any significant fluctuations or risks of owning particular securities.

Operational and Legal Risk

The Bank’s Internal Audit Service ensures that the Bank’s policies conform to current legislation and regulations and professional ethical standards.  The system of internal controls for which the Internal Audit Service is responsible apply to the Bank’s operations, accounting practices, taxation requirements, regulatory compliance, documentary compliance, risk management and IT systems.  The Internal Audit Service regularly inspects the accuracy and legality of the operations conducted by the Bank’s departments, assesses and reports on risks connected with the introduction of new services or products and it reviews the reliability of the Bank’s IT systems at least once per year.  It also monitors the conformity of the Bank’s accounting practices to Ukrainian accounting rules, and performs selected reviews of the accounting records to primary documents.  The Internal Audit Service also monitors the Bank’s internal controls and reporting procedures.

The Department of Control and Risk Monitoring monitors compliance with the Bank’s anti-money laundering policies and procedures.  In 2003, the Bank introduced new policies which were intended to update and strengthen its anti-money laundering procedures and to incorporate “Know Your Customer”

policies following changes in Ukrainian, US and EU regulations.  Policies and procedures established centrally by the Management Board apply universally to the operations of all departments, branches and banking units of the Bank.  The Bank’s banking units are subject to the same internal controls as the head office, report to the head office and are monitored by the Internal Audit Service.

The head of the Internal Audit Service, who must be approved by the NBU, reports directly to the Supervisory Board.  The Internal Audit Service comprises a Sub-Department for Internal Audit and Relations with External Auditors, Controlling Authorities Conducting Audits, a Sub-Department for Organising Audits of Branches and a Sub-Department for Organising Branch Inspections.  In order to avoid any potential conflict of interest, the head of the Internal Audit Service is not authorised to sign any contractual, accounting or other legally binding document on behalf of the Bank.  The aim of the Internal Audit Service is to reduce the levels of operational and other risks, audit the Bank’s internal control systems, and detect any omissions or errors by the Bank’s departments and divisions.

The Sub-Department for Organising Audit of Branches and the Sub-Department for Organising Branch Inspections is currently responsible for audit and inspections of the Bank’s branches. When implementing the banking units centralisation strategy (see “Business—Banking Unit Network and ATMs—Centralisation of the Banking Unit Network”), the Bank will eliminate the Sub-Department for Organising Audit of Branches and the Sub-Department for Organising Branch Inspections. All audit functions will be centralized at the Bank’s head office in line with the Bank’s strategy to centralise its operations by consolidating all assets and liabilities of its branches (currently on each branch’s balance sheet) on the Bank’s sole balance sheet.

As part of its auditing procedures, the Internal Audit Service is responsible for the following:

•                 carrying out planned inspections and unplanned audits of the Bank’s branches (and of the regional departments following the centralisation of the banking unit network) at least once per year;

•                  developing internal auditing methodologies based on International Standards on Auditing (ISA);

•                  analysing the parameters of the Bank’s products;

•                  assisting external auditors and inspections by the NBU;

•                  providing recommendations to the Management Board and the Supervisory Council based on the results of external and internal audits aimed at improving the efficiency of the Bank’s internal controls; and

•                  monitoring the implementation of internal auditors’ recommendations and correction of any errors and omissions that may have been identified.

Reputational Risk

In addition, the Bank has developed its own system for assessing and managing reputational risk, which involves monitoring the performance of the Bank’s banking units, including by reference to their market share, growth of loan portfolios and deposits, customer satisfaction and other factors and taking remedial steps if required.

Lending Policies and Procedures

Credit Committees

The Bank’s Credit Committees are responsible for implementing the Bank’s lending strategy, coordinating the activities of the sub-committees and forming a balanced and diversified loan portfolio.  Lending decisions are taken by the Head Office Credit Committee, the Branch Credit Commissions, the Head Office Mezzanine Corporate and Retail Credit Committees within the limits of their respective authority.

Lending Decisions

The Bank’s lending policies and established credit approval procedures are based on guidelines which are set in accordance with Ukrainian legislation, NBU regulations and the Bank’s own internal regulations.  For a summary description of the applicable legislation, see “Appendix — Ukraine: The Banking Sector”.

Corporate Lending

Loans to corporate customers are granted after the relevant Credit Committee or Branch Credit Commission has approved a loan application based on an assessment of the borrower’s solvency and creditworthiness.  The terms on which loans are granted to each individual borrower (such as the amount, repayment period and collateral) are reviewed for each new loan application and may be renegotiated when there is a deterioration in the borrower’s financial condition or the quality of the collateral, or in the event of a risk of the borrower’s default.  In the latter case, the Bank takes steps to reduce the credit risk by requesting additional collateral, reducing the amount of the loan limit or re-scheduling repayment terms.

When granting loans to corporate customers, the Bank obtains guarantees from affiliates of the borrower, enters into collateral agreements to secure related loans, prescribes the borrower’s own equity contribution for the project financing and requires cash flows from the financed project or counter-parties to be directed to the current accounts opened with the Bank.  When taking security, the Bank gives preference to the most liquid form of collateral with the highest re-sale value.  It also takes into account regional factors when determining the value of collateral.  See “Lending Policies and Procedures — Collateral”.

In making its lending decisions, the Bank takes into account the financial position of the borrower, its credit history with the Bank and other financial institutions and the risk associated with the particular borrower, using a rating scale which reflects certain aspects of the approach of international rating agencies.  A lack of credit history with the Bank or lack of credit history in general is not a significant obstacle to granting a loan, provided the Bank receives sufficient information to assess the borrower’s business activities and financial position.  However, when the Bank provides a loan to a borrower with no credit history, it sets additional conditions such as a requirement that a certain part of the borrower’s cash revenues from its operations be paid into a current account opened with the Bank, charging a higher interest rate and/or requiring additional collateral or guarantees from the borrower or third party guarantors.

In evaluating the risks associated with a particular borrower, the Bank takes into account the borrower’s business and factors such as the quality of its management, its geographic location, suppliers, customers, other borrowings, financial stability, turnover, likelihood of repayment of the loan, the liquidity of the proposed collateral and whether the collateral to be provided is adequate in view of the credit risk.  The Bank also considers the weighted average credit risk associated with the industry in which the borrower operates.  Strategic customers may receive terms which are different to those available to ordinary customers, although the process of their evaluation is no different from that described above.

The Bank’s lending decisions are made in accordance with the following procedure.  A credit officer in the Corporate Lending Sub-Department of the Head Office or relevant branch (or regional department) (the “Front Officer”) carries out an initial review of the applicant and the proposed project to be financed and forms a preliminary conclusion on whether or not to grant the loan.  Simultaneously, the Security Department, the Legal Department and the Collateral Evaluation and Control Sub-Department assess the borrower’s reputation and credit history, perform a general legal due diligence review (if the borrower is not already a customer of the Bank) and assess the proposed collateral.  If the decision is positive, the Front Officer then forwards the preliminary conclusion and information on the borrower, the collateral and the project to be financed to the RMD for its analysis and conclusion.  The RMD provides its conclusions to the relevant Credit Committee (depending on the amount of the loan) in sufficient time to complete the analysis of the loan application and approve the lending decision.  The relevant Credit Committee must then approve the terms and conditions of the loan.  After the final approval by the Credit Committee, the loan documentation is then sent to the Credit Administration Department, which is responsible for drawing up the loan documentation, disbursing the loan and monitoring repayment.

Retail Lending

Loans to retail customers are subject to a standardised approval procedure.  Credit officers in the relevant branches and banking units are required to obtain information and documentation from the applicant in accordance with specified criteria and parameters.  Loans are subject to maximum limits depending on the applicant’s financial standing, stability of future revenues, liquidity and quality of collateral.  As part of the loan approval procedure, the credit officer verifies the authenticity of information furnished by the applicant, and requests the Bank’s in-house Security Department to perform a credit check on the applicant.  The credit officer also checks the applicant’s credit history with the NBU’s credit bureau (the Organisation of Filing and Circulation of Credit Histories).  See “Security Department” below.  The Bank typically takes collateral to secure loans to retail customers, such as a pledge over the property to be purchased in the case of mortgage loans and automobile loans.  See “Collateral” below.

Security Department

The Bank currently relies on its own Security Department to assess the assets, credit history and reputation (including any criminal record) of prospective retail borrowers and the directors or shareholders of prospective corporate borrowers before a loan is granted.

Monitoring of Borrowers and Extensions of Maturity

The Bank monitors the financial condition of each borrower from the time of its loan application until repayment.  See “Credit Risk—Monitoring Credit Risk”.  Decisions on whether to extend the maturity of a loan upon a borrower’s request are subject to the same procedure as lending decisions.  A request from a borrower for an extension of the maturity of the loan will be rejected if there has been an apparent deterioration in the borrower’s financial condition, unless necessary steps are taken to address the credit risk associated with such borrower.

Collateral

The Bank seeks different types of collateral for each loan granted.  The most common forms of collateral accepted by the Bank as security from both corporate and retail borrowers are property, real estate, equipment, vehicles and inventory.  Collateral must meet the Bank’s criteria as to liquidity and must be of sufficient market value to cover the credit risk.  The Bank may accept a pledge of moveable property (including equipment, vehicles, stock in trade and other liquid assets), immovable property (including buildings and facilities) or securities, a bank guarantee or a suretyship or guarantee from a solvent individual or corporation as collateral.  The value of the collateral must exceed the principal amount of the loan, including interest accrued and other payments due from the borrower (such as commissions).  For such purpose, loan cover ratios are set for various categories of collateral which are used in determining the liquidity and sufficiency of assets proposed by borrowers as collateral for loans.  For details of the Bank’s loan cover ratios, see “Loan Classification and Allowances—Provisioning Policy for Statutory Reporting Purposes” below.

When granting loans, the Bank pays particular attention to the value and quality of collateral.  Evaluation of collateral is carried out by certified professional evaluators.  The Collateral Evaluation and Control Sub-Department of the RMD must finally confirm the results of such evaluation.  The Bank uses a net realisable value approach which allows it to accept only liquid collateral which adequately covers the risks of active operations and which is based on the liquidation value of the collateral.

Any assets pledged to the Bank as loan collateral must be insured for the benefit of the Bank with an insurance company acceptable to the Bank.  For certain types of loans, the Bank requires the risk of default to be insured by the customer in favour of the Bank.  As at 31 December 2012, 95 per cent. of all of the Bank’s loans were collateralised, except the credit card loans, which are not collateralised.

The Bank monitors collateral throughout the term of the loan to verify its existence and quality.  For this purpose, the Bank has established two units, namely the Collateral Monitoring Sub-Department and the Collateral Evaluation and Control Sub-Department.  In the case of a suretyship or guarantee, the relevant collateral Sub-Department performs the assessment of the surety or guarantor on the basis of its financial position.  The frequency with which collateral is monitored varies in accordance with its type and with the borrower’s financial condition.  For example, immovable property may be inspected up to three times per quarter while moveable property may be inspected up to twice per month.

The Bank’s requirements with regard to collateral are established by the Bank’s internal regulations, which are based on Ukrainian legislation and NBU regulations and are set out in Bank’s Credit Procedures.  Collateral is evaluated and analysed in accordance with these Credit Procedures as part of the process of making lending decisions.

Loans and Advances

The Bank’s internal credit ranking system is based on the statutory NBU rating system.  It has also developed its own rating system for evaluating the creditworthiness of borrowers using a more detailed rating scale.  In addition, the Bank assesses impairment provision for IFRS reporting purposes.

The Bank has developed an internal credit rating system whereby each borrower is assigned ratings based on (i) financial and operational ratios, (ii) financial position, (iii) market position and effectiveness of the borrower’s management (which the Bank assesses by analysing financial strategy of the borrower and its execution by the borrower) and (iv) the quality of the collateral.  The Department of Financial Engineering and Corporate Lending and branch Credit Departments, as appropriate, compute and assign a rating for the borrower.  In making its credit decisions with regard to loans to banks, the Bank uses a rating scale based on the international rating, if any, and financial statements audited by recognised auditors, allocating various credit ratings to the borrowers.  The Bank evaluates the borrower’s financial statements, credit history and cash flows in order to determine the expected risk of default for such borrower and also monitors the weighted average credit risk of potential borrowers on a portfolio basis and by industry sector.

The borrower’s financial standing is subject to continual monitoring and review on a quarterly basis or as the business may require.

In evaluating the risks associated with a particular borrower, the Bank takes into account the borrower’s business and factors such as the quality of its management, its main business activities, its geographic location, suppliers, customers, other indebtedness, financial stability, turnover, the liquidity of the proposed collateral and whether it is sufficient in view of the credit risk, their credit history with the Bank and other financial institutions and the risk involved in lending to a particular borrower, using a rating scale.  A lack of credit history with the Bank or lack of credit history in general is not an absolute bar to granting a loan, provided the Bank receives sufficient information to assess the borrower’s business and financial condition.  However, when the Bank lends to a borrower with no credit history, it sets conditions such as a requirement to transfer a certain part of the customer operations to the Bank for a certain period and charging a higher interest rate, or requiring additional collateral.  The Bank also considers the weighted average credit risk associated with the industry in which the borrower operates.

The table below provides information on the credit quality of the Bank’s loans as of 31 December 2012:

	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
(UAH’000)
Neither past due nor impaired	9 969 125	394 609	576 129	—	10 939 863
Past due but not impaired	1 055 340	1 188 958	7 517	—	2 251 815
Individually impaired	5 778 856	791 007	427 966	309 324	7 307 153
Total before impairment	16 803 321	2 374 574	1 011 612	309 324	20 498 831
Provision for impairment	(1 434 219)	(655 813)	(121 553)	(84 607)	(2 296 192)
Total	15 369 102	1 718 761	890 059	224 717	18 202 639

The table below provides information on the provision for impairment losses on loans to customers as of 31 December 2012:

	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
(UAH’000)
Accrued provision/ (disbanded) for the period	183 455	(44 845)	(154 055)	19 910	4 465
Write-off	(2 316)	(229)	(26)	—	(2 571)
Individual impairment	1 320 528	645 867	115 792	84 607	2 166 794
Collective impairment	113 691	9 946	5 761	—	129 398
Total	1 253 080	700 887	275 634	64 697	2 294 298

Assessment of Provision for Loan Impairment for IFRS Reporting Purposes

Under IFRS a financial asset or a group of financial assets is impaired and impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.  It may not be possible to identify a single discrete event that caused the impairment.  Rather the combined effect of several events may have caused the impairment.  Losses expected as a result of future events, no matter how likely, are not recognised.

An entity first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, and individually or collectively for financial assets that are not individually significant.  If an entity determines that no objective evidence or impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment.  Assets that are individually assessed for impairment and for which an impairment loss is or continues to be recognised are not included in a collective assessment of impairment.

For the purpose of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics that are indicative of the debtors’ ability to pay all amounts due according to the contractual terms (for example, on the basis of a credit risk evaluation or grading process that considers assets type, industry, geographical location, collateral type, past-due status and other relevant factors).

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of historical loss experience for assets with credit risk characteristics similar to those in the group.  Historical loss experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect the period on which the historical loss experience is based and to remove the effects of conditions in the historical period that do not exist currently.  Estimates of changes in future cash flows reflect and are directionally consistent with changes in related observable data from period to period (such as changes in unemployment rates, property prices, commodity prices, payment status or other factors that are indicative of incurred losses in the Bank and their magnitude).  The methodology and assumptions used for estimating future cash flows are reviewed not less than once in every six months to reduce any differences between loss estimates and actual loss experience.

If there is objective evidence that an impairment loss on financial assets has been incurred, the amount of the loss is measured as the difference between the financial asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition).

Non-Performing and Overdue Loans, Problem Loan Recovery

In managing its non-performing loans (loans with up to 30 days delay in payment) and on overdue loans (loans with more than 30 days delay in payment), the Bank distinguishes collaterised and non-collaterised loans. The non-collaterised loans are predominantly credit cards and retail loans. The Bank’s Retail Debt Recovery Department is responsible for contacting defaulted retail customers regarding non-collaterised debt recovery (see also “—Retail Overdue Loans” below). As at 31 December 2012, non-collaterised non-performing and overdue loans amounted to UAH 37 million or 1.68 per cent. of all non-performing and overdue loans of the Bank at that date.

The following table sets out the analysis of non-performing and overdue loans (including “problem loans”, as defined below) by category of debtor as at 31 December 2012 and 31 December 2011:

	Up to 30 days	More than 30 days	Total
(UAH’000)
As at 31 December 2012
Loans to business entities	8 174	10 471 66	1 055 340
Individuals	41 895	11 545 80	1 196 475
Total	50 069	22 017 46	2 251 815
The fair value of collateral for non-performing and overdue loans			2 214 043

	Up to 30 days	More than 30 days	Total
(UAH’000)
As at 31 December 2011
Loans to business entities	18 422	11 692 09	1 187 631
Individuals	50 664	16 209 78	1 671 642
Total	69 086	27 901 87	2 859 273
The fair value of collateral for non-performing and overdue loans			2 353 191

The total non-performing and overdue loans of the Bank decreased from UAH 2.8 billion as at 31 December 2011 to UAH 2.2 billion as at 31 December 2012, while the fair value of collateral in respect of such loans decreased from UAH 2.3 billion to UAH 2.2 billion over the same period. A more significant decrease in non-performing and overdue loans as compared to the fair value of the collateral in respect thereto was primarily due to the cash repayment of the non-performing and overdue loans as opposed to repayment as a result of the enforcement of the collateral.

The Bank separates the overdue collaterised loans into loans issues prior to 2009 and after 2009. A majority of the Bank’s overdue collaterised loans are loans issued prior to 2009. These are predominantly mortgages of the retail customers of the Bank. As at 31 December 2012, such overdue mortgages represented an amount of UAH 428 million or 19 per cent of all non-performing and overdue loans of the Bank at that date.

Other overdue collaterised loans of the Bank representing an amount of UAH 1.8 billion or approximately 80 per cent. of all non-performing and overdue loans of the Bank at 31 December 2012 constituted car, corporate and other loans.

The Bank has approved a series of internal regulations which set out a systematic approach involving a comprehensive set of procedures intended to enable the Bank to realise the highest possible level of repayment of overdue collaterised loans.

If a borrower does not perform its obligations under a loan agreement, it is the responsibility of the relevant credit officer to take initial actions to determine the cause of late payments (whether of interest or principal).  If the non-performance is due to a circumstance or event which indicates that the borrower may be unable to meet its obligations under the loan agreement, all relevant departments of the Bank are notified and the Bank: (i) checks that it has adequate collateral for the loan; (ii) verifies the sources of repayment of the loan; and (iii) works out a programme of further action to be taken with regard to the borrower, which may include accelerating the loan, where necessary.  If all possible steps that can be taken to obtain repayment of the overdue collaterised loan fail, the loan is classified as a “problem loan”.

In 2010, the Bank set up the Centre of Distressed Assets to improve the workout and collection of “problem loans”.  This department is responsible for recovering all loans issued by the Bank which are classified as “problem loans”.  It obtains and reviews all documents relating to the borrower, performs an analysis of the borrower and prepares a comprehensive report with a detailed business analysis, legal analysis, action plan and enforcement budget.  Several approaches are available to the Centre of Distressed Assets to enforce problem loans including negotiations, court proceedings or other legal actions.  In the vast majority of enforcement actions the Bank initiates court proceedings.  It will often engage in negotiations with the borrower with the assistance of the Security Department over a problem loan either concurrent with, or prior to, initiating court proceedings.  The Security Department from time to time assists the Centre of Distressed Assets, if required, by carrying out further and more detailed background checks on the borrower and/or making personal visits to the borrower.  Negotiations with the borrower usually aim at debt restructuring and include obtaining additional security, personal guarantees by shareholders and management, increased interest rates and revised repayment schedules, subject to the Credit Committee’s approval of such actions as part of a debt recovery programme.

Other legal actions available to the Bank include bankruptcy proceedings, realisation of the collateral pledged as security for the loan out of court or through court proceedings, co-operation with the criminal investigation authorities (in the event of criminal activity by the borrower) and appeals to other state bodies such as the Ministry of Internal Affairs in cases of fraud.

The Centre of Distressed Assets reports on a regular basis on the results and current status of “problem loans” to the Chairman and/or the Management Board, the Legal Department and the Head Office Credit Committee.  The Head Office Credit Committee reviews once per month the status of “problem loans” and other non-performing and overdue collateralised and non-collateralised loans and following such review decides on further actions to be taken to recover such loans.  Debts are written off if the Bank is unable to recover them after taking all actions available to it.

The Centre of Distressed Assets has an annually approved plan for reducing the size of the “problem loan” portfolio. The estimated ratios for the Centre of Distressed Assets split on a regional basis are agreed by the Financial and Economic Department and the Management Board of the Bank.

The NBU monitors the Bank’s provisions for the loan portfolio in the framework of a complex audit conducted once every two years.  In addition, every six months the NBU also conducts a small scale audit of the Bank specifically in respect of the NBU Loans.

The table below illustrates the dynamics of the “problem loan” (overdue collateralised loan) portfolio for the years ended 31 December 2012, 2011 and 2010:

	Year ended 31 December 2012		2012/2011 Change	Year ended 31 December 2011		2011/2010 Change	Year ended 31 December 2010
	(UAH’000)	(USD’000)	(per cent.)	(UAH’000)	(USD)	(per cent.)	(UAH’000)	(USD)
“Problem loans”
Corporate loans	1 055 340	13 633	(11)	1 187 631	148 643	1	1 177 141	147 830
Retail loans	1 196 475	149 690	(25)	1 671 642	209 222	(12)	1 797 648	223 787
Total “problem loans”	2 251 815	281 723	(21)	2 859 273	357 865	(4)	2 974 789	373 637
Provisions for “problem loans”	2 214 043	276 998	(6)	2 353 191	294 524	(1)	2 374 561	296 857

Source: Management.

By 31 December 2015, the Bank intends to reduce the size of its “problem loan” portfolio by up to UAH 1.2 billion million or up to 53.0 per cent of its current “problem loan” portfolio.

Retail Overdue Loans

In 2012, the Bank developed and introduced several debt restructuring programmes for its overdue retail loans. One of the most successful programmes was “Mutual Understanding” which was designed to reduce the borrower’s current debt ratios by extending the loan maturity and providing repayment holidays, while the borrower was obliged to repay early the full amount of the principal and, at the extended maturity date, the accrued and unpaid interest and additional penalties for extending the maturity. By 31 December 2012, the “Mutual Understanding” programme allowed the Bank to restructure over 159 non-collaterised loans representing the total amount of approximately UAH 800 million while the Bank received cash repayments of UAH 51 million in respect of the principal under these loans.

In April 2013, the Bank introduced a “Mutual Understanding +” restructuring programme. This programme was designed for borrowers who had defaulted in the payment of their credit card debt. In this programme, depending on the debt amount, the term of the delay in payment and other factors the Bank agrees with the borrower the repayment amount to be made, while writing off the remainder of the debt (which in certain cases could be up to 70% of the original loan amount). As at 31 August 2013, this programme was used by over 204 clients in respect of approximately UAH 8 million credit card debt and the Bank received cash repayments in the amount of approximately UAH 3 million.

In 2013, within the Centre of Distressed Assets, the Bank created the Retail Debt Recovery Department, which is a separate division responsible for the collection of credit card and retail loan debts. The Centre of Distressed Assets remains responsible for collection of “problem loan” debts. In addition, the Bank intends to create a contact centre which will be responsible for “soft” debt collection by calling defaulted debtors and asking them to repay their non-performing and overdue loans.

SELECTED STATISTICAL AND OTHER INFORMATION

Allocation of Income and Expenses by Operating Segment

The table below provides allocation of income and expenses for the reportable Bank’s operating segments for the year ended 31 December 2012:

	Corporate banking	Retail banking	Interbank and banknote	Other operations(1)	Intercompany(2)	Adjustments	Total
(UAH’000)
Interest income	3 610 308	1 706 922	3 496 344	—	(6 768 063)	(11 950)	2 033 561
Fee and commission income	226 576	182 238	2 051	47 025	(8 465)	(1)	449 424
Other operating income	752	5 999	1 984	27 915	—	(16 996)	19 654
Total income	3 837 636	1 895 159	3 500 379	74 940	(6 776 528)	(28 947)	2 502 639
Interest expenses	(3 090 249)	(1 949 634)	(3 522 773)	—	6 768 063	(26 901)	(1 821 494)
Commission expenses	(3 028)	(24 726)	(1 412)	(16 681)	8 465	1	(37 381)
Other operating expenses	(39 406)	39 689	(11 095)	(683 533)	—	44 722	(649 623)
Total expenses	(3 132 683)	(1 934 671)	(3 535 280)	(700 214)	6 776 528	17 822	(2 508 498)
Segment result	704 953	(39 512)	(34 901)	(625 274)		(11 125)	(5 859)
Profit before tax	—	—	—	—	—	—	(5 859)
Benefits (expense) for income tax	—	—	—	—	—	—	1 680
Profit (loss) for the period	—	—	—	—	—	—	(4 179)
Segment assets	14 151 538	3 168 015	2 464 329	2 022 414	—	(428 975)	21 377 048
Segment liabilities	3 325 943	8 162 370	8 028 390	405 854	—	64 259	19 986 816

Notes:

(1) Other operations include investment banking and other banking non-financial operations.

(2) Intercompany includes banking operations between the Bank’s branches.

The table below provides allocation of income and expenses for the reportable Bank’s operating segments for the year ended 31 December 2011:

	Corporate banking	Retail banking	Interbank and banknote	Other operations(1)	Intercompany(2)	Adjustments	Total
(UAH’000)
Interest income	4 050 598	1 343 419	3 427 393	—	(6 712 758)	(8 407)	2 100 245
Fee and commission income	184 449	156 413	2 580	54 019	(11 108)	—	386 353
Other operating income	75 211	3 477	21 978	22 436	—	(50 941)	72 161
Total income	4 310 258	1 503 309	3 451 951	76 455	(6 723 866)	(59 348)	2 558 759
Interest expenses	(3 399 300)	(1 309 848)	(3 729 610)	—	6 712 758	37 614	(1 688 386)
Commission expenses	(4 116)	(14 449)	(2 128)	(19 582)	11 108	—	(29 167)
Other operating expenses	(54 408)	(109 131)	(11 771)	(767 458)	—	(430 427)	(1 373 195)
Total expenses	(3 457 824)	(1 433 428)	(3 743 509)	(787 040)	6 723 866	(392 813)	(3 090 748)
Segment result	852 434	69 881	(291 558)	(710 585)	—	(452 161)	(531 989)
Profit before tax	—	—	—	—	—	—	(531 989)
Benefits (expense) for income tax	—	—	—	—	—	—	551 566
Profit (loss) for the period	—	—	—	—	—	—	19 577
Segment assets	14 041 143	3 496 887	2 499 860	1 870 927	—	(1 473 837)	20 434 980
Segment liabilities	4 244 424	7 011 307	8 003 583	957 672	—	(1 075 469)	19 141 517

Notes:

(1) Other operations include investment banking and other banking non-financial operations.

(2) Intercompany includes banking operations between the Bank’s branches.

Income Structure

The following table provides the structure of the Bank’s income for the years ended 31 December 2012, 2011 and 2010:

	Year ended 31 December
	2012		2011		2010
	(UAH’000)	(%)	(UAH’000)	(%)	(UAH’000)	(%)
Net interest income	212 067	28	411 859	46	531 231	61
Net fee and commission income	412 043	55	357 186	40	276 203	32
Other income	125 110	17	130 632	14	59 202	7
Total income	749 220	100	899 677	100	866 636	100

Structure of Assets

The table below provides the structure of the Bank’s assets in UAH and USD and as a percentage of the total assets as at 31 December 2012:

	Year ended 31 December 2012
	(UAH’000)	(USD’000)	(%)
Assets
Net customer loans(1)	18 202 639	2 277 323	85
Other assets(2)	614 937	76 935	3
Net securities holdings(3)	757 999	94 833	4
Balances with other banks(4)	714 424	89 382	3
Balances with the NBU(5)	591 444	73 995	3
Cash(6)	371 016	46 418	2
Intangible assets(7)	124 589	15 587	1
Total assets	21 377 048	2 674 473	100

Source: Management.

Notes:

(1)                                 Net customer loans represents loans to customers less allowance for impairment.

(2)                                 Other assets represents precious metals, derivatives, investment property, tax and other assets.

(3)                                 Net securities holdings represents governmental securities and other shares and bonds held by the Bank.

(4)                                 Balances with other banks represents accounts with financial institutions, guarantee deposits and interbank deposits.

(5)                                 Balances with the NBU represents current account with the NBU and mandatory reserve with the NBU.

(6)                                 Cash represents cash at the Bank’s banking units.

(7)                                 Intangible assets represents property, equipment and constructions.

Structure of Liabilities

The table below provides the structure of the Bank’s liabilities in UAH and USD and as a percentage of the total liabilities as at 31 December 2012:

	Year ended 31 December 2012
	(UAH’000)	(USD’000)	(%)
Liabilities
Due to individuals	8 926 275	1 116 761	42
NBU Loans	5 441 213	680 747	25
Due to corporate customers	3 387 200	423 771	16
Total Equity capital(1)	1 390 232	173 936	7
Subordinated debt(2)	1 023 106	128 000	5
Other liabilities(3)	251 265	31 433	1
Term funds from other banks(4)	909 586	113 798	4
LORO accounts and overnights(5)	48 171	6 027	<1
Total liabilities	21 377 048	2 674 473	100

Source: Management.

Notes:

(1)                                Total equity capital represents share capital of the Bank after deductions, increase and revaluation.

(2)                                Subordinated debt represents funds received under subordinated loans agreements with the companies affiliated with the Bank’s beneficial owner.

(3)                                Other liabilities represents derivatives and other liabilities.

(4)                                Term funds from other banks represents time deposits, funds from international institutions and eurobonds.

(5)                                LORO accounts and overnights represents correspondent accounts of other banks opened at the Bank.

Average Net Interest Margin and Interest Spread

The following table shows the Bank’s average interest-earning assets before provisions, average interest-bearing liabilities and net interest income before provision for loan impairment and illustrates the comparative net interest margin and net interest spread for each of the periods.  Net interest margin was calculated as net interest income before provision, divided by total average interest-earning assets.  Net interest spread was calculated as a difference between average yield rate of total average interest-earning assets and average yield rate of total average interest-bearing liabilities, as derived from the table of average balances and interest rates above.

	Year ended 31 December
	2012	2011
	(UAH’000, except where indicated)
Total average interest-earning assets before provisions	19 514 783	18 423 923
Total average interest-bearing liabilities	19 986 816	19 141 517
Interest income before provision for loan impairment	2 033 561	2 100 245
Interest expense	(1 821 494)	(1 688 386)
Net interest spread	1.31%	2.58%
Net interest margin	1.1%	2.2%

Average Interest Rates

The following table presents analysis of average interest rates of the Bank’s financial instruments as of 31 December 2012 and 2011:

	As of 31 December 2012				As of 31 December 2011
	UAH	USD	EUR	Other currency	UAH	USD	EUR	Other currency
Assets		—	—	—	—	—	—	—
Cash and cash equivalents	—	—	—	—	—	0.42%	0.01%	2.53%
Amounts due from credit institutions	—	0.10%	0.00%	0.00%	15.52%	0.65%	1.00%	7.00%
Financial investments	—	—	—	—	—	—	—	—
Trading securities	9.50%	—	—	—	8.49%	—	—	—
Securities available-for-sale	5.50%	—	—	—	4.96%	9.00%	—	—
Securities to maturity	—	10.50%	—	—	—	10.38%	—	—
Loans to customers	10.31%	9.21%	8.57%	7.64%	12.42%	11.19%	10.43%	8.12%
Liabilities
Due to credit institutions	7.99%	8.61%	1.09%	0.07%	8.25%	7.16%	1.25%	0.09%
Customer accounts	17.18%	7.12%	6.76%	4.32%	—	—	—	—
Current accounts	2.77%	1.69%	1.09%	0.37%	2.93%	3.54%	0.96%	0.53%
Time deposits	20.79%	7.50%	7.40%	4.73%	16.04%	7.64%	7.38%	4.23%
Debt securities issued	—	10.50%	—	—	—	6.53%	—	—
Subordinated debt	5.90%	8.09%	—	—	5.90%	8.09%	—	—

Notes:

(1)           Other currencies includes Russian Rubles, Japanese Yen, Australian Dollar, Swiss Franc and other foreign currencies.

Average Deposits and Interest Rate Data

The following table sets out the average balances and average interest rates for each deposit type (excluding non-interest bearing accounts) for the years ended 31 December 2012, 2011 and 2010.

		Interest rates
	Balances	UAH	USD	EUR
	(UAH ’000)	(%)
As of 31 December 2012
Due to credit institutions	5 758 718	7.99	8.61	1.09
Current Accounts	1 746 411	2.77	1.69	1.09
Term Deposits	10 567 064	20.79	7.5	7.4
As of 31 December 2011
Due to credit institutions	6 665 263	8.25	7.16	1.25
Current Accounts	1 881 710	2.93	3.54	0.96
Term Deposits	8 897 759	16.04	7.64	7.38
As of 31 December 2010
Due to credit institutions	8 088 604	8.23	7.05	1.23
Current Accounts	1 293 234	2.35	1.04	1.48
Term Deposits	8 877 474	18.01	6.87	8.6

Customer Accounts by Maturity

The following table sets out information on customer accounts by maturity as at 31 December 2012, 2011 and 2010:

Customer accounts	Demand and up to 3 months	From 3 months to 1 year	From 1 to 5 years	More than 5 years	Total
As at 31 December 2012	6 994 145	4 898 965	398 609	21 756	12 313 475
As at 31 December 2011	3 910 089	5 075 559	1 757 928	35 893	10 779 469
As at 31 December 2010	2 464 443	5 176 213	2 522 587	7 465	10 170 708

Liabilities by Maturity

The following table reflects the analysis of the type and maturity of liabilities of the Bank as at 31 December 2012 based on contractual undiscounted obligations to pay money. For the purposes of the below analysis, obligations payable on demand are deemed to be payable at the earliest possible date (i.e. up to 3 months). However, the Bank expects that many customers with on demand deposits will not request payment on the earliest possible date so that the Bank would not be required to make all payments noted as payable up to 3 months. The following table also does not reflect voluntary extension or automatic prolongation of the customer deposits terms (if a customer does not take out a deposit upon expiry of the deposit term), therefore the liabilities are described as if they are to be withdrawn by the customers at maturity.

	Up to 3 months	From 3 months to 1 year	From 1 to 5 years	More than 5 years	Total
(UAH’000)
Liabilities:
Due to credit institutions	282 197	1 422 913	4 053 556	52	5 758 718
Derivatives(1)	193 027	—	—	—	193 027
Due to customers	6 994 145	4 898 965	398 609	21 756	12 313 475
Debt securities issued	—	—	640 252	—	640 252
Subordinated debt	—	—	862 652	160 454	1 023 106
Other liabilities	57 680	487	70	1	58 238
Total	7 527 049	6 322 365	5 955 139	182 263	19 986 816

Notes:

(1)           Derivatives represents mainly UAH/USD currency swap transactions.

Bank’s Funding Loans

The following table sets forth information about the Bank’s ten largest material long-term loans and borrowings as at the dates indicated:

	Date of signature	Maturity	Outstanding Principal Amount of Loan as at 31 December 2012			Percentage of total liabilities as at 31 December 2012	Amount due through 31 December 2013			Amount due after 31 December 2013
			(Thousands)			(%)	(Thousands)
NBU Loans(1)	May 2008	July 2015	UAH	5 441 213		25.00	UAH	1 644 197		UAH	3 797 016
2006 Notes(2)	November 2006	January 2014	USD	95 000		3.20		—		USD	95 000
Bloomshine limited(3)	March 2010	March 2020	USD	25 000		0.93		—		USD	25 000
Bloomshine limited(3)	July 2010	July 2020	USD	25 000		0.93		—		USD	25 000
Syndicated loan(4)	September 2010	January 2015	USD	23 782		0.89		—		USD	982
Bloomshine limited(3)	January 2011	January 2021	USD	20 000		0.75		—		USD	20 000
Bloomshine limited(3)	December 2009	December 2019	USD	12 500		0.47		—		USD	12 500
Bloomshine limited(3)	June 2010	June 2020	USD	11 000		0.41		—		USD	11 000
Bloomshine limited(3)	April 2010	April 2020	USD	10 000		0.37		—		USD	10 000
Trade finance(5)	September 2010	December 2015	USD	7 285		0.27	USD	970		USD	6 315
Total			USD	910 314	(6)	33.20	USD	206 675	(6)	USD	680 840	(6)

Source: Management.

Notes:

(1)           The NBU Loans means funds received by the Bank under six stabilisation credit lines from the NBU. See “Business—Funding”.

(2)           The 2006 Notes means the 10.375% loan participation notes for the total amount of U.S.$ 100,000,000 due in 2010 with outstanding balance of U.S.$ 95 million as at 31 December 2012, which notes are expected to be redeemed prior to maturity pursuant to the 2006 Notes Exchange and the 2006 Notes Redemption, in each case subject to the required consent of the 2006 Notes’ noteholders.

(3)           A loan from Bloomshine Limited, a company affiliated with the Bank’s beneficial owner Mr Kostyantyn Zhevago.

(4)           A syndicated loan facility, arranged by Standard Bank plc, as the agent.

(5)           A trade finance facility provided by the Export Development Canada, a Canada’s export credit agency.

(6)           The total amount includes the debt of UAH 5 441 213 due under the NBU Loans, which amount was converted from UAH into USD using the exchange rate of U.S.$1 = UAH 7.993 as set by the NBU as at 31 December 2012.

Returns on Equity and Assets

The following table presents net profit as a percentage of average total assets and net assets attributable to shareholders for the years ended 31 December 2011 and 2012.

	Year ended 31 December
	2012	2011
Return on average assets (%)	(0.03)	(2.6)
Return on average equity (%)	(0.12)	(0.6)

Loan Portfolio

Loans and advances to customers before provision for loan impairment were UAH 20.5 billion, UAH 19.6 billion and UAH 19.3 billion or 96 per cent., 96 per cent. and 90 per cent. of total assets as at 31 December 2012, 2011 and 2010, respectively.  The Bank’s provision for loan impairment for loans to customers totalled UAH 2.3 billion, UAH 2.3 billion and UAH 1.6 billion as at 31 December 2012, 2011 and 2010, respectively.  The size of the Bank’s total loan portfolio has grown by five per cent. from UAH 17.3 billion as at 31 December 2011 to UAH 18.2 billion at 31 December 2012 while the Bank’s provision for loan impairment over the same period remained constant due to the decrease in the total number of overdue loans and non-performing loans.

Maturity Profile of Loan Portfolio

The following table presents the maturity distribution of the Bank’s loan portfolio as at 31 December 2012, 2011 and 2010 after provision for loan impairment.  As at 31 December 2012, the “from 3 to 12 months” category comprised 37 per cent., the” from one year to five years” category comprised 29 per cent. and the “more than five year” category comprised 15 per cent. of total loans.

Loans and advances to customers	On demand and up to one month	From one to three months	From three months to one year	From one to five years	More than five years	Total
	(UAH ’000, except where indicated)
As at 31 December 2012	1 002 058	2 603 504	6 667 738	5 221 324	2 708 015	18 202 639
Share of the loan portfolio	6%	14%	37%	29%	15%	100%
As at 31 December 2011	2 394 712	1 690 856	5 744 137	8 177 717	(699 905)	17 307 247
Share of the loan portfolio	14%	10%	33%	47%	(4)%	100%
As at 31 December 2010	2 144 870	842 615	5 110 123	9 229 602	342 978	17 670 188
Share of the loan portfolio	12%	5%	29%	52%	2%	100%

Loan Concentrations by Size of Loans

The Bank’s exposure to a single borrower or group of related borrowers is subject to statutory limits.  The Bank’s exposure to a single borrower may not exceed 25 per cent. of its regulatory capital (i.e., a combination of the Bank’s share capital and capital reserves, calculated for purposes of NBU reporting and capital adequacy purposes) and its exposure to a group of related borrowers may not exceed 800 per cent. of its regulatory capital.  As at 31 December 2012, the Bank’s regulatory capital was UAH 2.239 billion and the statutory limit of the Bank’s exposure to a single borrower was approximately UAH 560 million.  See “Sectoral Analysis” below for details of the Bank’s exposure by industry sector and group of customers.

As at 31 December 2012, the five largest loans and advances granted to customers amounted in aggregate to UAH 2.6 billion, which represented 14 per cent. of gross loans and advances to customers at that date.  As at 31 December 2012, the largest borrower of the Bank accounted for around UAH 530 million or approximately 23.7 per cent. of the Bank’s regulatory capital at that date.  As at 31 December 2011, the five largest loans and advances granted to customers amounted in aggregate to UAH 2.5 billion, which represented 14 per cent. of gross loans and advances to customers as at that date.  As at 31 December 2011, the Bank’s regulatory capital was UAH 2.249 billion and the largest borrower of the Bank accounted for UAH 527 million or approximately 23.4 per cent of the Bank’s regulatory capital at that date.

Related Party Lending

A majority of the Bank’s transactions with related parties are transactions with Mr Kostyantyn Zhevago, a controlling shareholder of the Bank and Ukrainian companies which are controlled by Mr Kostyantyn Zhevago or where he has a significant interest.  The Bank conducts its business with related parties on a commercial, arm’s length basis.  The Bank may occasionally be able to offer related parties (principally its top management and their affiliates, employees and shareholders of the Bank) banking products at rates below prevailing market rates, reflecting the lower risk accorded to such customers as a result of the Bank’s ability to assess and monitor their credit history and the availability of collateral, such as pledges over salaries in the case of employees.  The Bank competes with other banking institutions for the business of these parties.  Each loan request from a related party is subject to the same credit approval procedures as are applied by the Bank to unrelated parties.  See “Risk Management—Lending Policies and Procedures—Lending Decisions” and “Related Party Transactions” for further details of the Bank’s policy regarding loans to related parties and transactions involving related parties.

The following table sets forth the analysis of balances and transactions of the Bank with related parties for the years ended 31 December 2011 and 2012:

	Year ended 31 December
	2012	2011	2010	2012	2011	2010
	(UAH ’000)			(USD ’000)
Balances of transactions with top management personnel	16 538	12 898	15 448	2 069	1 614	1 941
Balances of the transactions with other entities being under common control	2 517 913	1 482 819	1 056 895	315 015	185 589	132 690

Transactions with top management personnel	(33 853)	(38 508)	(3 705)	(4 236)	(4 833)	(467)
Transactions with other entitles being under common control	83 492	97 050	75 421	10 451	12 144	9504

As at 31 December 2012, loans granted to related parties (including entities under common control) totalled 7.0 per cent of the Bank’s total assets compared with 6.8 per cent as at 31 December 2011.  As at 31 December 2012, liabilities due to related parties accounted for 5.2 per cent. of the Bank’s total liabilities compared with 1.0 per cent. as at 31 December 2011.  In the years 2010-2012 and as of the date of this Prospectus, the amount of the Bank’s exposure to related parties (or “insiders”) was within the maximum indebtedness to share capital ratio set at 30 per cent. by the NBU for Ukrainian banks.  The Bank’s exposure to “insiders” was at 1.23 per cent of share capital as at 31 December 2012.

Sectoral Analysis

The following table sets forth analysis of the Bank’s gross loans to customers by industry sector and group of customers as at 31 December 2012, 2011 and 2010, shown as a percentage of the Bank’s gross loan portfolio.

	Year ended 31 December
	2012		2011		2010
Sector/customer group	(UAH’000)	(%)	(UAH’000)	(%)	(UAH’000)	(%)
Trade	4 184 147	20.41	3 928 896	20.04	3 780 258	19.59
Resident individuals	3 525 827	17.20	3 732 576	19.04	4 094 040	21.22
Chemical industry	3 181 713	15.52	2 882 029	14.70	2 573 607	13.34
Engineering	2 929 413	14.29	3 468 656	17.70	3 435 869	17.81
Agriculture and food industry	1 077 769	5.26	982 032	5.01	909 939	4.72
Real estate	1 018 866	4.97	899 135	4.59	796 606	4.13
Public utilities	976 031	4.76	596 101	3.04	631 253	3.27
Metallurgy	871 282	4.25	373 253	1.90	330 132	1.71
Mining industry	860 399	4.20	782 866	3.99	878 884	4.55
Transport	343 591	1.68	367 188	1.87	277 838	1.44
Construction	335 466	1.64	266 314	1.36	232 980	1.21
Light industry	238 239	1.16	241 958	1.23	294 945	1.53
Non-residents individuals	123 946	0.60	114 438	0.58	103 679	0.54
Timber industry	64 820	0.32	63 803	0.33	64 636	0.33
Medical facilities	1 102	0.01	1 022	0.01	992	0.01
Other	766 220	3.73	901 278	4.59	890 737	4.63
Total	20 498 831	100.0	19 601 545	100.0	19 296 395	100.0

Currency Analysis

The following table sets forth the Bank’s monetary assets and liabilities breakdown by currency as at 31 December 2012, 2011 and 2010:

	U.S. dollar	EUR	British Pound	Others(1)
(UAH’000)
As at 31 December 2012
Monetary assets	10 612 713	1 824 691	222 756	432 739
Monetary liabilities	10 586 105	1 826 259	217 288	406 444
Net Position	26 608	(1 568)	5 468	26 295

As at 31 December 2011
Monetary assets	10 254 313	1 923 441	217 965	477 795
Monetary liabilities	10 363 628	1 920 056	212 548	452 692
Net Position	(109 315)	3 385	5 417	25 103

As at 31 December 2010
Monetary assets	10 556 201	2 194 358	226 214	343 364
Monetary liabilities	10 767 814	2 193 450	224 354	266 736
Net Position	(211 613)	908	1 860	76 628

Notes:

(1) Others includes Russian Rubles, Japanese Yen, Australian Dollar, Swiss Franc and other foreign currencies.

Loan Portfolio Quality

The following table sets forth information on the aggregate amount of current, non-performing and overdue loans as at 31 December 2012, 2011 and 2010:

	Year ended 31 December
	2012	2011	2010
	(UAH’000, except as indicated)
Current loans (before provision for loan impairment)	20 498 831	19 601 545	19 296 395
Overdue loans(1)	2 201 746	2 790 187	2 852 451
Non-performing loans(2)	50 069	69 086	122 338
Overdue loans/Current loans	11.0%	14.2%	14.8%
Non-performing loans/Current loans	0.24%	0.35%	0.63%

Notes:

(1)           Overdue loans means loans with a delay in payment for more than 30 days.

(2)           Non-performing loans means loans with a delay in payment of up to 30 days.

Management estimates that, as at 31 December 2012, the average ratio of overdue to current loans of Ukrainian banks was approximately 15.0%.

The following table sets out details of changes in the Bank’s provision for loan impairment for loans to customers for the years ended 31 December 2012 and 2011:

	Year ended 31 December
	2012	2011
	(UAH’000)
Provision for loan impairment	2 296 192	2 294 298
Loans and advances to customers written off during the year/period as uncollectible	2 571	981
Loan portfolio (after provision to loan impairment)	18 202 639	17 307 247

Maturity Profile of Securities Portfolio

The following table shows the maturity distribution of securities held by the Bank as at 31 December 2012, 2011 and 2010:

	On demand and up to one month	From one to three months	From three months to one year	From one to five years	More than five years	Total
(UAH’000)
As at 31 December
2012	643 553	—	—	114 446	—	757 999
2011	517 248	469	20 863	153 527	152 597	844 704
2010	538 422	5 191	29 990	—	141 842	715 445

Before investing funds in securities, the Bank first analyses the financial position of the issuer, dynamics of its production activity, competitive environment, its prospects and the quality of its management.  The Bank’s total direct or indirect equity investment in a single issuer or company may not exceed 15 per cent. of the Bank’s capital and total investments in corporate equity may not exceed 60 per cent. of the Bank’s capital.

MANAGEMENT

Overview

The Bank’s governing bodies are the General Meeting, the Supervisory Council and the Management Board.  The General Meeting elects the members of Supervisory Council and Audit Commission, and the Supervisory Council in turn elects the Management Board.  The Management Board is responsible for the day-to-day management of the Bank.  The Audit Commission exercises control over financial and economic activities of the Bank and reports to the General Meeting on compliance matters.

Management Structure

The diagram below sets out the organisational structure of the Bank.

General Meeting

The General Meeting is the supreme governing body of the Bank.  The authority of the General Meeting includes, among others:

•                  determining the main areas of operations within the Bank and approving reports on their performance;

•                  approving amendments to the Bank’s charter;

•                  approving changes to the share capital of the Bank;

•                  appointing and dismissing the Chairman and the members of the Supervisory Council and the Audit Commission of the Bank;

•                  approving the annual results of the Bank (including any subsidiaries) and approving reports and conclusions drawn by the Audit Commission and external auditor;

•                  approving the distribution of profits and the procedure, amount and timing of such distributions; and

•                  terminating the business operations of the Bank, appointing a liquidator and approving the liquidation balance sheet.

The above powers are within the exclusive competence of the General Meeting and may not be delegated to the other governing bodies of the Bank.  All other powers may be delegated to the Supervisory Council.  Decisions on (i) approving amendments to the Bank’s charter, (ii) changes to the legal form of the Bank, (iii) cancellation of the re-purchased shares of the Bank, (iv) placement shares of the Bank, (v) changes to the share capital of the Bank, and (vi) terminating the business operations of the Bank, appointing a liquidator and approving the liquidation balance sheet, require the approval of more than 75 per cent. of votes of all of the shareholders of the Bank.  Other matters are decided by a simple majority of votes of the shareholders present at a meeting.  The General Meeting assembles annually, or more frequently if so required.

Supervisory Council

The Supervisory Council is not directly involved in the day-to-day management of the Bank but plays a significant oversight role in monitoring its business activities.  The Supervisory Council is elected by the General Meeting and is composed of the Shareholders or their representatives.  The Supervisory Council monitors and regulates the Management Board’s activities and meets as often as required.

The responsibilities of the Supervisory Council include, among others:

•                 appointing and dismissing the Chairman and members of the Management Board;

•                  approving the regulations governing the activities of the Management Board;

•                  exercising control over the activities of the Management Board;

•                  appointing the external auditors of the Bank;

•                  establishing the procedures for auditing and monitoring the financial and economic activities of the Bank;

•                  approving provisions for losses;

•                  establishing, re-organising and liquidating subsidiaries, branches and representative offices of the Bank, and approving their charters/regulations;

•                  determining the terms and conditions of the Board members’ remuneration;

•                  proposing items to be considered by the General Meeting; and

•                  appointing and dismissing the chief internal audit officer of the Bank.

The General Meeting may delegate certain of its powers (except for those within its exclusive competence) by way of resolution to the Supervisory Council.

The name, age, position, qualifications and certain other information for each member of the Supervisory Council are set out below.

Name	Age	Position	Years of Experience	Other Bank and non-Bank Positions
Tatiana Loveykina	60	Chairman	40	Chief Executive Officer, CJSC “F&C Realty”
Natalia Boyko	40	Member	20	Head of the Bank’s Investigation Department
Svetlana Galiguzova Tumaryev	49	Member	20	Director, LLC “Askania”
Yuriy Rionelli	42	Member	16	Chief Operating Officer, Raw&Refined Commodities AG

Tatiana Loveykina, Chairman. Ms. Tatiana Loveykina has been the Chairman of the Supervisory Council of the Bank since 11 May 2011. She graduated from Kyiv Technology Institute for Food Industry as an Engineer-Economist in 1975. She used to occupy the position of chief accountant in various construction companies in 1986 - 2006. She has been a CEO of CJSC “F&C Realty” since 1 March 2006.

Natalia Boyko, Member. Ms. Natalia Boyko has been a Member of the Supervisory Council since May 2011. She graduated from Kyiv National University of Economics in 2001 and specialised in Banking/Bank Management. She joined the Bank in 1996. She has been Head of the Bank’s Investigations Department since 2008.

Svetlana Galiguzova, Member. Ms. Svetlana Galiguzova has been a Member of the Supervisory Council since May 2011. She graduated from the Kyiv Polytechnic Institute, Instrument Department, Specialty Optical Instrumentation Technology in 1998. From August 2006 until May 2006, she worked in the supply control department in CJSC “Ukrenergosbit” as the leading specialist. She has been an assistant to “Ferrexpo Services” Director since June 2006 and a Director in LLC “Askania” since April 2007.

Yuriy Rionelli, Member. Mr Yuriy Rionelli has been a Member of the Supervisory Council since May 2011. He graduated from the Georgian Technical University, Tbilisi, faculty of chemical technology of refractory non-metallic and silicate materials in 1993. He also received a degree from Commercial College, Zurich, Switzerland in 1999. Since 2007, he has been working at Raw&Refined Commodities AG, Baar, Switzerland where he is currently serving as Chief Operating Officer.

Management Board

The Management Board is the executive body of the Bank and is responsible for its day-to-day management.  It is accountable to the General Meeting and to the Supervisory Council of the Bank.  The Management Board organises and manages the operations of the Bank, which includes implementing resolutions approved by the General Meeting and the Supervisory Council of the Bank.

The powers of the Management Board include, among others:

•                  managing the operations of the Bank’s head office, its branches and any representative offices;

•                  organising the preparation and conduct of General Meetings;

•                  preparing the Bank’s annual report and balance sheet for the approval of the General Meeting;

•                  approving the Bank’s internal documentation;

•                  selecting, preparing and training the Bank’s personnel;

•                  determining the terms and conditions of staff remuneration for the Bank;

•                  organising banking operations;

•                  setting key performance targets of the Bank; and

•                  any other issues relating to the Bank’s activity that may be delegated to it by the General Meeting or the Supervisory Council (except for those which are within their exclusive competence).

The name, age, position, qualifications and certain other information for each member of the Board are set out below.

Name	Age	Position	Year appointed	Other Bank and non-Bank Positions
Volodymyr Hryhorovych Khlyvniuk	57	Chairman	2002	-
Igor Riurykovych Lvov	53	Deputy Chairman	1999	Head of Banknote Banking
Viktor Fedorovych Golub	44	Deputy Chairman	2005	Head of Retail Banking
Oleg Anatoliyovych Shapkin	49	Deputy Chairman	2007	Head of Corporate Banking and Investment Banking
Svitlana Viktorovna Lototska	44	Deputy Chairman	2007	Head of Corporate and Risk Management Department
Igor Ivanovich Kopertekhin	44	Deputy Chairman	2010	Head of the Centre of Distressed Assets and Interbank Banking
Lyudmila Vladimirovna Telegusova	43	Chief Accountant	2012	Head of Financial Control and Financial Monitoring Departments

Volodymyr Hryhorovych Khlyvniuk has been Chairman of the Board since 2002.  From 1994 to 1996, he held the positions of Department Chairman and Deputy Chairman of the Management Board of Mortgage Commercial Joint Stock Bank.  From 1997 to 1998, he was Chairman of the Management Board of Joint Stock Bank Andriyevsky.  He graduated from the Kyiv Polytechnic Institute in 1979 and from the Kyiv State Economic University in 1993, having studied Economics.

Igor Riurykovych Lvov has been Deputy Chairman of the Board since 1999.  From 1993 to 1995, he was Department Chairman at Bank Aval, and in 1994 he held the same position at First Ukrainian International Bank.  From 1995 until 1999, he was chairman of various departments at Olbank, Demos Bank and Bank Forum.  He graduated from the Kyiv Institute of Economics in 1981.

Viktor Fedorovych Golub has been Deputy Chairman of the Board since 2005.  From 1994 to 1996, he served as an Eeconomist at Bank INKO, and from 1996 until 2000, he held various positions within the Bank.  From 2003 until 2005, he was Deputy Chairman of Management Board of Ukrpombank.  He graduated from the Kyiv State Trade and Economic University in 1995 as a Management Economist.

Oleg Anatoliyovych Shapkin has been the Deputy Chairman of the Board since 2007.  Since 2002, he has managed corporate and investment banks.  He has been working in the banking sector since 1993, and has held a variety of positions in the JSC League, JSC Allonge, JSC TK Credit Bank and JSC Bank Andreevskiy.  In 1988, he graduated from the Kyiv Polytechnic Institute by specialising in Electrical Installations and obtained the qualification of Engineer-Electrician.  Further in 1993, he graduated from Kyiv State Economic University by specialising in Economy and Management and qualified as an Economist.

Svitlana Viktorovna Lototska has been Deputy Chairman of the Board since 2007 and manages the divisions of Corporate Banking and Risk Management.  She worked in the banking sector since 1990 and occupied various positions at JSC West Ukrainian commercial bank, JSCB Ukrsotsbank, JSC Express Bank, OJSC Khreshchatyk, JSC VABANK, OJSC Kreditprombank.  In 1990 she graduated from the Kyiv Institute of National Economy with a degree in accounting, control and analysis of economic activity and received a qualification of Economist.  In 2004, she graduated from the National Academy of Internal Affairs of Ukraine with a degree in law and has received the qualification of the lawyer.

Igor Ivanovich Kopertehin has been Deputy Chairman of the Board since 2010 and manages the Interbank Banking and the Centre of Distressed Assets.  He has been working in the banking industry since 1994 and has held various positions at CB PrivatBank, Ukrsotsbank and Bank “Finance and Credit”.  In 1994, he graduated from Kyiv Institute of Civil Aviation and received a qualification in Organisation and Management.

Lyudmila Vladimirovna Telegusova has been Chief Accountant from 2012 and manages the departments of Financial Control and Financial Monitoring.  She works in the banking industry since 1992 and held various positions at Prombudbank, OJSC Bank Inco, CJSC Bank Lìsbank and Vabank.  In 1992, she graduated from Kyiv Institute of National Economy with a degree in accounting, control and analysis of economic activity and a qualification as an Economist.

The business address of each of the members of the Bank’s Management Board is Bank “Finance & Credit” Ltd., 60 Artema Street, Kyiv 04050, Ukraine.

There are no potential conflicts of interest between duties owed by members of the Supervisory Council and Management Board to the Bank and their private interests and/or other duties.

Audit Commission

The Bank’s Audit Commission exercises control over the financial and economic activities of the Bank, monitors the Bank’s compliance with Ukrainian legislation and NBU regulations, reviews reports of the Bank’s internal and external auditors and makes recommendations to the General Meeting of Shareholders or the Supervisory Council regarding the financial security and stability of the Bank and the protection of its customers.  The Bank has a separate Internal Audit Service which is responsible for conducting internal audits of the Bank’s operations.  The Internal Audit Service directly reports to the Supervisory Council and provides an independent assessment of the Bank’s performance.  See “Risk Management — Operational and Legal Risk”.

SHAREHOLDERS

As at 31 December 2012, the total amount of the Bank’s share capital was UAH 2.1 billion, consisting of 4.2 billion authorised, issued and paid in ordinary shares with a nominal value of UAH 0.50 per share.

The following table sets out information on the Bank’s contributions by shareholders and authorised capital as at 31 December 2010, 2011 and 2012.

	2012	2011	2010
UAH’000
Subordinated Debt	1 023 106	990 324	821 879
Authorised Capital(1)	2 100 000	2 000 000	2 000 000
Total Equity(1)	1 390 232	1 293 463	1 273 538

Notes:

(1)           The Bank’s share capital was UAH 2.1 billion as at 31 December 2012.  The Bank’s share capital was increased on 1 July 2013 by UAH 200 million to UAH 2.3 billion as a result of contributions by its shareholders.  There has been no other material change in the Bank’s liabilities and equity since 31 December 2012.

The following table sets forth details of the Bank’s shareholders and their shareholdings at 31 December 2012.

Shareholder	Shareholding
(per cent.)
CJSC “F&C Realty”	49.58
LLC “Askania”	46.55
JSC “Kyivmedpreparat Ukraine”	2.87
NJSC Naftogas of Ukraine	0.6
Others	0.4
Total	100

Notes:

(1)           Others includes approximately ten minority shareholders, corporate and individuals.

Mr Kostyantyn Zhevago

The Bank’s beneficial owner is a Ukrainian national, Mr Kostyantyn Zhevago, who became the controlling shareholder of the Bank in 1995.  As at 31 December 2012, Mr Zhevago indirectly controls approximately 99.0 per cent. of the votes in the management bodies of the Bank.  In particular, Mr Zhevago controls CJSC “F&C Realty”, LLC “Askania” and JSC “Kyivmedpreparat Ukraine”, all of which are shareholders of the Bank.

This shareholding structure of the Bank was originally implemented (i) due to former restrictions on the maximum amount of interest in a Ukrainian bank that could be owned or controlled by a single shareholder, which are no longer in force, and (ii) for reasons of tax efficiency.  In addition to the Bank, Mr Zhevago has a controlling interest in other Ukrainian and foreign companies, the largest of which is a 51 per cent. shareholding in Ferrexpo Plc., which is an iron-ore producer operating in Ukraine.

Bloomshine Limited, a company affiliated with the Bank’s beneficial owner, Mr Zhevago, provided a number of subordinated loans to the Bank, the total amount of which as at 31 December 2012, was UAH 879 million.  Mr Zhevago, through CJSC “F&C Realty”, a shareholder of the Bank, provided to the NBU a guarantee in the amount of 1.4 billion of the Bank’s shares with a total nominal value of UAH 570 million (or U.S.$ 71 million) which represented 33.3% of the Bank’s share capital as at 31 December 2012.  This guarantee was provided as collateral for the NBU Loans.  See “Business—Funding”.

Mr Zhevago is not involved in the day-to-day management of the Bank; however, he has representatives on the Bank’s Supervisory Council who are responsible for ensuring that his opinions and strategies are complied with, including with respect to the appointment of members of the Management Board.  See “Risk Factors — Risks Relating to the Bank — Controlling Shareholder”.

RELATED PARTY TRANSACTIONS

The Bank grants loans and advances to, attracts deposits from and performs other transactions with related parties in the ordinary course of its business.  For purposes of the Bank’s Financial Statements, parties are considered to be related if one party has the ability to control the other party or exercises significant influence over that party when making financial and operational decisions.  The Bank’s related parties comprise entities under common control, members of its Supervisory Council and Management Board and their immediate family members.  A majority of the Bank’s transactions with related parties are transactions with Ukrainian companies which are controlled by Mr Kostyantyn Zhevago, a controlling shareholder of the Bank, or in which he has a significant interest, related party transactions are generally based on market terms.

The following table sets out information on the Bank’s balances and transactions with related parties (substantially all of which comprise entities under common control) as at 31 December 2012, 2011 and 2010:

	For the year ended 31 December
	2012	2012(1)	2011	2011(1)	2010	2010(1)
	(UAH ’000)	(USD ’000)	(UAH ’000)	(USD ’000)	(UAH ’000)	(USD ’000)
Balances of transactions with top management personnel
Credits to the customers	1 064	133	2 231	279	2 967	373
Amounts due to the customers	15 469	1 935	10 658	1334	12 475	1 567
Others	5	1	9	1	6	1
Total	16 538	2 069	12 898	1 614	15 448	1 941
Balances of the transactions with other entities being under common control
Credits to the customers	1 491 783	186 636	1 389 918	173 962	973 901	122 266
Amounts due to the customers	1 026 130	128 379	5 554	695	4 884	613
Other borrowed funds	—	—	87 347	10 932	7 810	9 811
Total	2 517 913	315 015	1 482 819	185 589	1 056 895	132 690

Notes:

(1)     Convenience Translation.  See “Presentation of Financial and Other Information—Financial Information”.

	For the year ended 31 December
	2012	2012(1)	2011	2011(1)	2010	2010(1)
	(UAH ’000)	(USD ’000)	(UAH ’000)	(USD ’000)	(UAH ’000)	(USD ’000)
Transactions with top management personnel
Interest and Commission Income	186	23	263	33	822	104
Interest expenses	(1 585)	(198)	(1 293)	(162)	(2 595)	(327)
Salaries and other employee benefits	(32 452)	(4 061)	(36 717)	(4 608)	(444)	(56)
Other income (expenses)	(2)	—	(761)	(96)	(1 488)	(188)
Total	(33 853)	(4 236)	(38 508)	(4 833)	(3 705)	(467)

Transactions with other entitles being under common control
Interest and Commission Income	138 601	17 345	135 625	16 972	120 817	15 225
Interest expenses	(961)	(120)	(398)	(50)	(388)	(49)
Reserves	(54 146)	(6 774)	(38 177)	(4 778)	(44 494)	(5 670)
Other income (expenses)	(2)	—	—	—	(14)	(2)
Total	83 492	10 451	97 050	12 144	75 421	9 504

Notes:

(1)     Convenience Translation.  See “Presentation of Financial and Other Information—Financial Information”.

In the years 2010-2012 and as of the date of this Prospectus, the amount of the Bank’s exposure to related parties (or “insiders”) was within the maximum indebtedness to share capital ratio set at 30 per cent. by the NBU for the Ukrainian banks.  The Bank’s exposure to “insiders” was at 1.23 per cent of share capital as at 31 December 2012.

EMPLOYEES

As at 31 December 2012, the Bank had 4,253 employees, compared to 4,391 employees as at 31 December 2011 and 4,771 employees at 31 December 2010.  As at 31 December 2012, the Bank had 1,007 employees at its head office and 3,246 employees at its banking units.  As at 31 December 2011, the Bank had 736 employees at its head office and 3,655 employees at its banking units.  The decrease in the number of employees as at 31 December 2012 compared to 31 December 2011 was due to the centralisation of the Bank’s banking unit network. See “Business—Banking Unit Network and ATMs—Centralisation of the Banking Unit Network”.

Competition in the Ukrainian banking industry for personnel with relevant expertise is substantial, due to the disproportionately low number of available qualified and/or experienced individuals compared to the demand for such personnel. The Bank’s growth depends, in part, on its ability to continue to attract, retain and motivate qualified and experienced banking and management personnel in Ukraine.  However, its ability to continue to attract and retain such personnel in large part is dependent on the continued growth of the Ukrainian economy and the Ukrainian banking system. See “Risk Factors—Risks Related to the Bank—Dependence on Key Management and Qualified Personnel”.

The Bank’s employee turnover is approximately 30 per cent. per annum and in 2012 the affected categories of employees primarily included cashiers, sales and other junior banking personnel and personnel reduced as a result of the Bank’s centralisation strategy.  The Bank expects its overall employee annual turnover level to decrease in 2014-2015 after it has fully implemented the centralisation strategy for its banking unit network and it discontinues the reduction of personnel in relation thereto.  See “Business—Banking Unit Network and ATMs—Centralisation of the Banking Unit Network”.

The Bank provides its employees with opportunities to develop their careers and professional qualifications through in-house and external training programmes and through sponsoring their higher education.  In particular, the Bank organises quarterly training sessions devoted to particular aspects of the banking activity to employees in those branches which have achieved the best results in a given area.  The Bank also arranges external training for its staff.  For example, the Bank has provided English language courses for its employees since September 2005 and regularly arranges courses and workshops for employees at its branches and has launched online courses. In compliance with NBU rules, the Bank regularly trains its employees and organises distance learning courses. External training under NBU rules is primarily aimed at obtaining information from the NBU experts on various topics (for example, the depositary or the delivery of international reporting), as well as gaining international experience of banking institutions.  The Bank provides all new employees with training during all stages of their employment with the Bank (including training, mentoring, on-line courses, workshops, training and self-study). The Bank also contributes to the cost of its employees’ education at university.  As at 31 December 2012, 10 employees were undertaking higher and postgraduate education sponsored in part by the Bank.

The Bank seeks to pay competitive salaries and, since 2003, it has operated a bonus system for its employees, which is linked to the Bank’s financial performance and the personal performance of each employee.  Management consider that the Bank has good relations with its employees but employee turnover is slightly higher than average for a Ukrainian bank of its size.  The Bank has not had any material disputes with its employees.

The Bank also provides a number of additional benefits and social programmes for its employees.  For example, the Bank offers loans to its employees at lower interest rates compared to the prevailing market rates.  In addition, the Bank provides financial support to employees in case of hardship.

None of the Bank’s employees belongs to a trade union.  Instead, the Bank’s employees belong to an Employees’ Council, which is accepted practice for large Ukrainian employers.  The Bank has entered into a collective agreement with the Employees’ Council which sets out details of working conditions, pay and social benefits.

The dismissal of employees of the Bank is carried out in accordance with the relevant Ukrainian laws and legislations.  Under the Ukrainian Labour Code, there are two basic grounds for dismissal: voluntarily and by mutual agreement of the parties.  In the event that an employee is dismissed, under the relevant Ukrainian laws and regulations, the Bank must pay a redundancy payment equal to the average monthly salary to such employee and such employee shall register at the labour exchange where they reside.  Upon such registration, the employee will start to receive unemployment benefits on terms specified under the relevant Ukrainian laws and legislations.

THE ISSUER

Finance & Credit Ukraine B.V. is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands, its address at Herikerbergweg 238, Luna ArenA, 1101 CM Amsterdam Zuidoost, The Netherlands and registered with the Chamber of Commerce of Amsterdam under number 34234895.

The Issuer is wholly-owned by Stichting Finance & Credit Ukraine, incorporated under, and subject to, the laws of The Netherlands on 4 October 2005.

The object of the Issuer, as set forth in Article 2 of its Articles of Association, is to raise funds through, inter alia, the issuance of bonds, notes and other evidences of indebtedness or otherwise and to acquire, purchase, conduct the management of and dispose of receivables originated by one or more third parties and arising from loan or other transactions and to exercise any rights connected to such receivables, to grant security for the Issuer’s obligations and debts, to invest and to on-lend any funds held by the Issuer, to enter into agreements, including, but not limited to, financial derivatives such as interest and/or currency exchange agreements, in connection with its object, and to enter into agreements, including, but not limited to, bank, securities and cash administration agreements, asset management agreements and agreements creating security in connection with its objects.

The Issuer was established in 2006 for the purposes of the issue of the 2006 Notes.  Upon redemption of the 2006 Notes pursuant to the 2006 Notes Exchange and the 2006 Notes Redemption, the Issuer will continue operating solely for the purpose of this offering.

The telephone number (general switchboard) of the Issuer is +31 (0)20 57 55 600 and the fax number of the Issuer is +31 (0)20 67 30016.

The auditors of the Issuer are Baker Tilly Berk N.V., Entrada 303, 1096 ED Amsterdam, P.O. Box 94124, 1090 GC, Amsterdam, The Netherlands.

The issue of the Notes and the entering into by the Issuer of the Amended and Restated Sub-Participation Agreement were duly authorised by a resolution of the board of directors of the Issuer dated 26 November 2013.

Share Capital

The following table sets forth the unaudited capitalisation of the Issuer as at the date of this Prospectus, as adjusted to give effect to the issue of the Notes:

Shareholders’ Equity

	As at 31 December 2012
	(U.S.$)
Capital stock of EUR 20,000(1)	26,350	(2)
Statutory reserves	37,398
Total capital and statutory reserves	63,748
Loan Participation Notes due 2014 (the 2006 Notes)	95,000,000
Attribution of impairment to the 2006 Notes noteholders	42,440,300
The 2006 Notes and attribution to impairment to the 2006 Notes noteholders	(52,559,700)
Current liabilities	4,457,543
Total indebtedness	57,080,991

Notes:

(1)           As of the date of this Prospectus, the Issuer has an authorised share capital of EUR 20,000 divided into 20 shares with a nominal value of EUR 1,000 each.  The Issuer has an issued and fully paid up share capital of EUR 20,000 divided into 20 common shares with a par value of EUR 1,000 each.

(2)           At the exchange rate of EUR 1 = U.S.$1.3175 (from the European Central Bank).

Business

So long as any of the Notes remain outstanding, the Issuer will be subject to the restrictions set out in the Conditions and the Trust Deed.

Corporate Administration

TMF Management B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law, having its corporate seat (statutaire zetel) in

Amsterdam, The Netherlands, its address at Herikerbergweg 238, Luna ArenA, 1101 CM Amsterdam Zuidoost, The Netherlands and registered with the Chamber of Commerce of Amsterdam under number 33203015, has been appointed as the sole managing director of the Issuer and is responsible for the management and administration of the Issuer.

Directors

The directors of the Issuer are as follows:

Name: TMF Management B.V.

Address: Herikerbergweg 238, Luna ArenA, 1101 CM Amsterdam Zuidoost, The Netherlands.

The directors of the Issuer may engage in other activities and have other interests which may conflict with the interests of the Issuer.

The Issuer has corporate governance procedures in place to ensure the independence of its directors in the day-to-day management of the Issuer.

Issuer Accounts

The Issuer is required to file its financial statements on an annual basis. The Issuer files its financial statements at the Chamber of Commerce of Amsterdam. The Issuer’s audited annual financial statement for the years ended 31 December 2012 and 31 December 2011 (the Issuer Accounts), together with the respective notes thereto, are included in the Prospectus beginning on page F-184.

THE LENDER

VTB Capital plc (or the Lender) is an English bank majority-owned by VTB Capital IB Holding, Limited (“VTBH”). VTBH, together with its parent company, CJSC VTB Capital Holding, and its ultimate holding company, JSC VTB Bank (“VTB”) and all subsidiaries of VTB, is referred to as the “VTB Group” herein.  VTBC was incorporated with limited liability in England and Wales on 18 October 1919 with registration number 00159752. The Lender is a part of the investment business of VTB Group, which has its headquarters in Moscow. The Lender has significant business relationships with customers both in and outside Russia. The Lender is an authorised person under the Financial Services and Markets Act 2000 (“FSMA”) and is regulated pursuant to the FSMA by the Financial Conduct Authority and Prudential Regulation Authority.

The main operating centre of the Lender is its head office in London, at 14 Cornhill, London, EC3V 3ND and its telephone number is +44 20 3334 8000.

History

The Lender was founded in London in 1919 and was originally called Moscow Narodny Bank Limited. Its initial activities were mainly assisting in the development of trade between the United Kingdom and the Union of Soviet Socialist Republics (“USSR”).

In the early 1990s, the business of the Lender was impacted by the break-up of the USSR, which also resulted in a recapitalisation of the Lender and the Central Bank of the Russian Federation (“CBR”) eventually becoming the majority shareholder. In the early to mid-1990s, the balance sheet and income of the Lender remained relatively static.

The Lender was affected by the events of August 1998 in Russia (the “August 1998 Crisis”), the impact of which was offset by an inflow of additional funds and other support provided by the CBR.

The improvement in Russia’s political, financial and economic variables since the August 1998 Crisis brought about new business opportunities for the Lender and renewed profitability.  VTB purchased the CBR’s shareholding in the Lender on 28 December 2005 (see “—Shareholders and Share Capital” below) and has since further increased its effective shareholding (indirectly, through its subsidiary holding companies) to 95.44 per cent by total nominal value (equivalent to 93.9% of total voting rights) by purchasing new issues of ordinary shares through VTBH.  The Lender now forms one of the two main platforms of VTB Group’s investment business and product offering, the other being CJSC VTB Capital, which is registered in Russia.

Apart from its London office, the Lender has branch offices in Singapore and Dubai and a representative office in Moscow. Their primary goal of these branch offices is to distribute Lender’s products in the Asia-Pacific and Middle East regions, respectively.

Directors and Senior Management

Executive Directors

A Bostandjiev, Chief Executive Officer, UK and International, VTB Capital plc

N Hutt, Chief Financial Officer

N Joseph, Global Chief Risk Officer

R Munger, Global General Counsel

O Pankratov, Global Head of Infrastructure Capital & Project Finance

M Richardson, Acting Global Head of Equities

Non-Executive Directors

H Moos, Chairman of the Board

G Russell

J M Simmonds

V Sokolov

Shareholders and Share Capital

Share Capital

As of 31 December 2012, the nominal value of the issued share capital of the Lender was U.S.$566,212,392 divided into 735,035,780 Ordinary A Shares of US$0.4302 each and 250,000,000 Ordinary B Shares of U.S.$1 each. The Ordinary A Shares and Ordinary B Shares rank pari passu in all respects but constitute separate classes of shares.

Shareholders and Group Structure

VTBH currently holds 95.44 per cent (by total nominal value) of the Lender’s ordinary shares (comprising 91.83 per cent. of Ordinary A Shares and 100 per cent. of Ordinary B Shares), equivalent to 93.9% of the total voting rights. None of the remaining minority shareholders hold more than 0.5 per cent (by total nominal value) of the Lender’s ordinary shares except VVO Novoexport which holds 0.58 per cent of the Lender’s ordinary shares (equivalent to 0.78% of the total voting rights). Currently, the legal title of certain of the minority shareholders is in doubt or in dispute, owing to Russian legal ambiguities arising from the transfer of USSR enterprises into the Russian public and private sectors following the break-up of the USSR.  These ambiguities are gradually being clarified as the legal position of these minority shareholders becomes clearer.

As at 30 June 2013, the Russian State, acting through the Federal Property Agency, holds 60.93 per cent of VTB’s shares and is the controlling shareholder and the remaining 39.06 per cent is divided between 12.65 per cent in the form of Global Depositary Receipts listed on the London Stock Exchange issued by the Bank of New York International Nominees and 26.41 per cent in the form of Ordinary shares listed on Russian exchanges.  VTB is the ultimate holding company of VTB Capital plc. The information regarding share capital of the ultimate holding company of the Lender is derived or extracted from publicly available information.

THE LOAN AGREEMENT

The following is the text of the amended and restated loan agreement to be entered into on or about [•] 2013 between the Lender and the Bank as Borrower:

THIS AMENDED AND RESTATED LOAN AGREEMENT is made on [•] 2013

BETWEEN:

(1)           PUBLIC JOINT STOCK COMPANY “BANK “FINANCE AND CREDIT”, a legal entity under the laws of Ukraine, whose principal office is at 60 Artema Street, Kyiv, 04050, Ukraine, Identification Code of Legal Entity 09807856 (the Borrower), represented by Mr Volodymyr Khlyvniuk acting on the basis of the Borrower’s charter; and

(2)           VTB CAPITAL PLC, a legal entity incorporated under the laws of England and Wales, of 14 Cornhill London EC3V 3ND, United Kingdom (the Lender),

each a Party and together the Parties.

WHEREAS

(A)          The Borrower and the Lender entered into a loan agreement dated 16 November 2006 (the Principal Loan Agreement) pursuant to which the Lender made a loan to the Borrower in the amount of U.S.$100,000,000 (the Original Loan).

(B)          Deutsche Trustee Company Limited (the 2006 Notes Trustee) has been appointed as trustee under a trust deed dated 24 November 2006 (the Principal 2006 Notes Trust Deed) constituting U.S.$100,000,000 10.375 per cent. Loan Participation Notes due 2010 (the 2006 Notes) issued by Finance & Credit Ukraine B.V. (the Issuer), which 2006 Notes have been issued on a limited recourse basis for the sole purpose of funding a sub-participation pursuant to a sub-participation agreement dated 16 November 2006 (the Principal Sub-Participation Agreement), between the Lender and the Issuer, and which sub-participation has been granted by the Lender to the Issuer for the sole purpose of funding the Original Loan.

(C)          On 15 December 2009, the Borrower solicited the approval (the 2009 Consent Solicitation) of the holders of the 2006 Notes (the 2006 Noteholders), by way of an extraordinary resolution, in a meeting of the 2006 Noteholders, of, inter alia, amendments to certain provisions of (i) the Principal Loan Agreement on the terms set out in a first supplemental loan agreement dated 14 January 2010 (the First Supplemental Loan Agreement) and (ii) the terms and conditions of the 2006 Notes on the terms set out in a first supplemental trust deed dated 14 January 2010 (the First Supplemental 2006 Notes Trust Deed and, together with the Principal 2006 Notes Trust Deed, the 2006 Notes Trust Deed).

(D)          On 25 January 2010, the Issuer repaid U.S.$5,000,000 of the principal amount of the 2006 Notes. Pursuant to Clause 7.5 (Reduction of Loan upon Cancellation of Notes), the Original Loan was prepaid in the amount corresponding to the aggregate principal amount of the 2006 Notes repaid. Pursuant to the First Supplemental 2006 Notes Trust Deed, the maturity date of the outstanding 2006 Notes was extended to 25 January 2014 and the interest rate was amended to 10.5 per cent. per annum from 25 January 2010.

(E)           On 26 November 2013, the Borrower, on behalf of the Issuer, invited the holders of the outstanding 2006 Notes to offer to exchange (the Exchange Offer), on the terms and subject to the conditions set out in an exchange offer and consent solicitation memorandum dated 26 November 2013 (the Exchange Offer and Consent Solicitation Memorandum) any or all of their outstanding 2006 Notes for a combination of (i) a pro rata share in a U.S.$5,000,000 cash payment, subject to the conditions set out in the Exchange Offer and Consent Solicitation Memorandum, and (ii) U.S.$[•] 9.125% Loan Participation Notes due 2019 (the Notes).

(F)           Concurrently with the Exchange Offer, the Borrower, on behalf of the Issuer, solicited consents (the Consent Solicitation) from the 2006 Noteholders (i) to amend the terms of the 2006 Notes

Trust Deed between the Issuer, the Lender and the 2006 Notes Trustee to provide for an early redemption of the 2006 Notes by the Issuer on the terms set out in a second supplemental 2006 notes trust deed dated [•] (the Second Supplemental 2006 Notes Trust Deed) and a second supplemental loan agreement dated [•] (the Second Supplemental Loan Agreement and together with the Principal Loan Agreement and the First Supplemental Loan Agreement, the Loan Agreement), (ii) to amend and restate the Principal Sub-Participation Agreement on the terms set out in an amended and restated sub-participation agreement dated [•] 2013 (the Amended and Restated Sub-Participation Agreement) and (iii) to amend and restate the Loan Agreement on the terms set out in this Amended and Restated Loan Agreement.

(G)                               At a meeting of 2006 Noteholders held on [•] 2013, it was resolved, by way of an extraordinary resolution to, inter alia, (i) assent to the amendment and restatement of the Loan Agreement on the terms set out in this Amended and Restated Loan Agreement and (ii) authorise, direct, request and empower the 2006 Notes Trustee to consent to the execution of this Amended and Restated Loan Agreement in order to give effect to the making of such modifications.

(H)                              Now the Borrower and the Lender wish to amend and restate the terms of the Loan Agreement on the terms set out herein.

IT IS AGREED AS FOLLOWS:

1.                                      DEFINITIONS, INTERPRETATION, AMENDMENTS

1.1                               Definitions

In this Agreement the following terms have the meanings given to them in this Clause 1.1:

Additional Amounts has the meaning set forth in Clause 8.1(b);

Affiliate of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any Subsidiary of such specified Person, or (C) of any Person described in (i) above;

Agency means any agency, authority, central bank, department, committee, government, legislature, minister, ministry, official or public or statutory Person (whether autonomous or not) of any state;

Agency Agreement means the paying agency agreement relating to the Notes to be dated [•] 2013 between the Lender, the Issuer, the Trustee, the Registrar, the Principal Paying Agent and the agents named therein;

Amended and Restated Sub-Participation Agreement means the sub-participation agreement dated on or about the date of this Agreement between the Issuer and the Lender;

Auditors means “Baker Tilly Ukraine” LLP or any internationally recognised firm of independent accountants approved by the Lender, such approval not to be unreasonably withheld;

Banking Business means, in relation to the Borrower or any of its Subsidiaries, any type of banking business (including, without limitation, any short term inter-bank operations with maturities of one year or less, factoring, consumer credit, mortgages, issuance of banking guarantees and letters of credit (and related cash cover provision), bills of exchange and promissory notes and payments under such guarantees, letters of credit and promissory notes, trading of securities, fund management and professional securities market participation business) which it conducts or may conduct pursuant to its licence issued by the appropriate authorities and accepted market practice and any applicable law;

Business Day means any day (other than a Saturday or Sunday) on which banks generally are open for business (including dealings in foreign currencies) in New York City, London and Kyiv;

Capital Stock means, with respect to any Person, any and all shares, interests, participations, rights to purchase, warrants, options, or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person other than a corporation, in each case whether now outstanding or hereafter issued;

Central Bank means the National Bank of Ukraine;

Change of Control shall be deemed to have occurred at any time (whether or not approved by the management board of the Borrower) that (i) the Controlling Shareholder gives notice to the Borrower that he has elected to withdraw from participating in the Borrower; or (ii) the Controlling Shareholder ceases to own or control (directly or indirectly) in excess of fifty (50) per cent. in aggregate of the Capital Stock of the Borrower;

Change of Law means any of the enactment or introduction of any new law; the variation, amendment or repeal of an existing or new law; any ruling on or interpretation or application by a competent authority of any existing or new law; and the decision or ruling on, the interpretation or application of, or a change in the interpretation or application of, any law by any court of law, tribunal, central bank, monetary authority or agency or any taxing authority or fiscal or other competent authority or agency; which, in each case, occurs after the date hereof. For this purpose the word “law” means all or any of the following whether in existence at the date hereof or introduced hereafter and with which it is obligatory or customary for banks or other financial institutions or, as the case may be, companies in the relevant jurisdiction to comply:

(a)                                 any statute, treaty, order, decree, instruction, letter, directive, instrument, regulation, ordinance or similar legislative or executive action by any national or international or local government or authority or by any ministry or department thereof and other agencies of state power and administration (including, but not limited to, taxation departments and authorities); and

(b)                                 any letter, regulation, decree, instruction, request, notice, guideline, directive, statement of policy or practice statement given by, or required of, any central bank or other monetary authority, or by or of any taxing authority or fiscal or other authority or agency (whether or not having the force of law);

Controlling Shareholder means the individual referred to as the Borrower’s ultimate controlling shareholder in the section entitled “Shareholder—Mr Kostyantyn Zhevago” in the Prospectus;

Corporate Restructuring means, in respect of the Group, the announcement or occurrence of any amalgamation, merger, division, spin-off, transformation or other reorganisation or restructuring under applicable Ukrainian legislation, or any other reorganisation or restructuring under the laws of any other relevant jurisdiction;

Double Tax Treaty means the Convention between the Government of the United Kingdom and the Government of Ukraine for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital Gains signed 10 February 1993;

Disbursement Account means an account of the Borrower with Citibank, N.A., New York, USA (SWIFT: CITIUS33), with the account number 3614-5754;

Dispute has the meaning set forth in Clause 24 (Law, Jurisdiction and Arbitration);

Drawdown Date has the meaning set forth in Clause 3 (Availability of the Loan);

Event of Default has the meaning set forth in Clause 15.1 (Circumstances which Constitute Events of Default);

Exposure means:

(a)                                 the aggregate principal or nominal amount (net of specific provisions for losses) owed to the Borrower, whether direct or contingent, by a counterparty and its Affiliates, in respect of money borrowed, equity or debt raised, guarantees, letters of credit or debt instruments issued or confirmed and other off-balance sheet engagements in the ordinary course of the Borrower’s commercial and consumer lending business; less

(b)                                 any such amount which is fully secured by rights of off-set against the Liquid Assets in equivalent amounts and comparable maturities placed with the Borrower;

Fees and Expenses Side Letter means the letter agreement between the Borrower, the Lender and the other persons referred to therein setting out the fees, expenses and certain other amounts payable by the Borrower to the Lender and to the other persons referred to therein in connection with this Agreement and the Notes;

Group means the Borrower and its Subsidiaries from time to time taken as a whole;

Guarantee means, in relation to any Indebtedness of any Person, any obligation of another Person to pay such Indebtedness including (without limitation):

(a)                                 any obligation to purchase such Indebtedness;

(b)                                 any obligation to lend money, to purchase or subscribe shares or other securities or to purchase assets or services in order to provide funds for the payment of such Indebtedness;

(c)                                  any indemnity against the consequences of a default in the payment of such Indebtedness; and

(d)                                 any other agreement to be responsible for such Indebtedness;

IFRS means International Financial Reporting Standards, including International Accounting Standards and Interpretations issued by the International Accounting Standards Board (as amended, supplemented or re-issued from time to time);

IFRS Fiscal Period means any fiscal period for which the Borrower has produced consolidated financial statements in accordance with IFRS which have either been audited or reviewed by the Auditors;

Indebtedness means any indebtedness of any Person for money borrowed or raised including (without limitation) any indebtedness for or in respect of:

(a)                                 amounts raised by acceptance under any acceptance credit facility;

(b)                                 amounts raised under any note purchase facility or through the issue of bonds, debentures, loan stock or any similar instrument;

(c)                                  the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with applicable law and generally accepted accounting principles, be treated as finance or capital leases;

(d)                                 the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of sixty (60) days; and

(e)                                  amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing,

provided that, for the avoidance of doubt, such term shall not include any indebtedness owed to the state budget, local budgets and non-budgetary funds on account of taxes which are not overdue;

Independent Appraiser means an investment banking firm of international standing or any third party appraiser of international standing appointed by the Borrower pursuant to Clause 14.19 (Appointment of Independent Appraiser) and approved by the Trustee, provided, however, that such firm or third party appraiser is not an Affiliate of the Borrower;

Interest Payment Date means 25 January and 25 July of each year in which the Loan remains outstanding, or if such day is not a Business Day, the next succeeding Business Day, commencing on 25 January 2014, and the last such date being the Repayment Date;

Interest Period means, except as otherwise provided herein, any of those periods mentioned in Clause 4 (Interest Periods);

Interest Rate means, except as otherwise provided herein, the interest rate specified in Clause 5.2 (Calculation of Interest);

Irish Stock Exchange means the Irish Stock Exchange Limited;

Issuer means Finance & Credit Ukraine B.V.;

Lead Manager means VTB Capital plc in its capacity as a lead manager under the Subscription Agreement;

law means any statute, treaty, order, decree, instruction, letter, directive, instrument, regulation, ordinance or similar legislative or executive action by any national or international or local government or authority or by any ministry or department thereof and other agencies of state power and administration (including, but not limited to, taxation departments and authorities), whether in existence at the date hereof or introduced hereafter;

Lender Account means an account of the Lender with Citibank, N.A., London Branch, with the account 13934527 number and IBAN reference GB77CITI18500813934527;

Liquid Assets means the aggregate (as of the relevant date for calculation) of the Borrower’s cash, demand and overnight deposits and other deposits with a maturity of not more than thirty (30) days, and marketable securities with a final maturity of less than one year issued or guaranteed by Ukraine, or an agency or sub-division thereof, and claims against the Central Bank with a final maturity of less than one year;

Loan has the meaning set forth in Clause 2 (The Loan);

Material Adverse Effect means a material adverse change in, or material adverse effect on (a) the business, prospects, condition (financial or otherwise) or results of operations of the Borrower and/or the Group, (b) the Borrower’s ability to perform its obligations under this Agreement, or (c) the validity or enforceability of this Agreement or the rights or remedies of the Lender hereunder;

Material Subsidiary means, at any given time, any Subsidiary of the Borrower (a) whose total assets or gross revenues (or, where the Subsidiary in question prepares consolidated accounts, whose total consolidated assets or gross consolidated revenues, as the case may be) represent at least ten (10) per cent. of the total assets, or, as the case may be, total revenues of the Borrower and its Subsidiaries and, for these purposes (i) the total assets and gross revenues of such Subsidiary shall be determined by reference to its then most recent audited financial statements; and (ii) the total assets and gross revenues of the Borrower shall be determined by reference to the Borrower’s then most recent audited financial statements, in each case prepared in accordance with IFRS, or (b) to which is transferred the whole or substantially the whole of the undertaking and assets of a Subsidiary of the Borrower which immediately before the transfer is a Material Subsidiary of the Borrower.  A certificate by the directors of the Borrower, that in their opinion, a Subsidiary of the Borrower is or is not a Material Subsidiary, accompanied by a report by the Auditors addressed to the directors of the Borrower as to proper extraction of the figures used by the directors of the Borrower in determining the Material Subsidiaries of the Borrower and mathematical accuracy of the calculations shall, in the absence of manifest error, be conclusive and binding on all parties;

Notes means the U.S.$[•] 9.125 per cent. Loan Participation Notes due 2019 of the Issuer to be issued pursuant to the Trust Deed on or about [•] 2013 on a limited recourse basis;

Officers’ Certificate means a certificate signed by two members of the management board of the Borrower at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Borrower and, for the purposes of Clause 14.18 (Compliance Certificates) only, in the form set out in Schedule 3 (Form of Officers’ Certificate) hereto;

Permitted Security Interest means:

(a)                                 Security Interests in existence on the Drawdown Date;

(b)                                 Security Interests securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Borrower or becomes a Subsidiary of the Borrower; provided, however, that such Security Interests were not created in contemplation of such merger or consolidation and do not extend to any assets or property of the Borrower or any Subsidiary of the Borrower other than those of the surviving Person and its Subsidiaries;

(c)                                  Security Interests on assets or property acquired by the Borrower or a Subsidiary of the Borrower; provided that such Security Interests were not created in contemplation of such acquisition and do not extend to any other assets or property (other than proceeds of such acquired assets or property);

(d)                                 Security Interests arising from operation of law;

(e)                                  Security Interests arising in the ordinary course of Banking Business including Security Interests granted in favour of the Central Bank to secure liquidity support funding from the Central Bank;

(f)                                   Security Interests for ad valorem, income or property taxes or assessments and similar charges or otherwise arising in the ordinary course of business which either are not delinquent or are being contested in good faith by appropriate proceedings for which the Borrower has set aside on its books reserves to the extent required by IFRS;

(g)                                  Security Interests granted by third parties in favour of the Borrower or any of its Subsidiaries;

(h)                                 Security Interests to secure the performance of tenders, statutory obligations, surety or appeal bonds, bids, leases, governmental contracts, performance and return of money bonds or other obligations of a like nature (not including obligations for the payment of borrowed money) incurred in the ordinary course of business;

(i)                                    Security Interests granted or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other type of statutory obligations;

(j)                                    Security Interests upon, or with respect to, any present or future assets or revenues or any part thereof which is created pursuant to any Repo transaction;

(k)                                 any other Security Interests not otherwise described in the preceding paragraphs (a) through (j) provided that the aggregate value of assets subject to such Security Interests does not at any time exceed ten (10) per cent. of the Group’s assets, determined by reference to the balance sheet for the Borrower’s most recent IFRS Fiscal Period; or

(l)                                     any renewal or substitution for any Security Interest permitted by any of the preceding paragraphs (a) through (k); provided, however, that, with respect to Security Interests incurred pursuant to Clause 14.5 (Negative Pledge) the principal amount secured has not increased and the Security Interests have not been extended to any additional property (other than proceeds of the property in question);

Person means any individual, corporation, partnership, association, joint venture, joint-stock company, limited liability company, trust, unincorporated organisation or government or any Agency or political sub-division thereof;

Potential Event of Default means any event which would become (with the passage of time, the giving of notice and/or the making of a determination under this Agreement) an Event of Default;

Principal Paying Agent means the party designated from time to time as principal paying agent under the Agency Agreement;

Prospectus means the prospectus dated on or about the date of this Agreement, relating to the issuance of the Notes;

Put Event means a Change of Control which results in a Rating Decline;

Put Event Payment Date means, in respect of a Put Event, the date specified by or on behalf of the Lender in the Put Event Redemption Notice on which any part of the Loan is to be prepaid in accordance with Clause 7.2 (Prepayment upon a Put Event), which date shall be not less than thirty (30) days after the Borrower has notified the Lender that a Put Event has or is deemed to have occurred in accordance with Clause 7.2 (Prepayment upon a Put Event);

Put Event Redemption Notice means, in respect of a Put Event, a notice given by or on behalf of the Lender to the Borrower specifying, among other things, (i) the principal amount of the Loan to be prepaid, and (ii) the Put Event Payment Date;

Qualifying Jurisdiction means any jurisdiction which has a double taxation treaty with Ukraine under which the payment of interest by Ukrainian borrowers to lenders established in such jurisdiction is generally able to be made (upon completion of any necessary formalities required in relation thereto) without deduction or withholding of Ukrainian Tax;

Rating Agency means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc. (S&P), Moody’s Investors Service Limited (Moody’s) or Fitch Ratings Ltd, or any of their successors or any rating agency substituted for any of them (or any permitted substitute of them) by the Borrower, from time to time with the prior written approval of the Lender and the Trustee;

Rating Categories means (i) with respect to S&P, any of the following categories (any of which may or may not include a “+” or “-”):  AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories (any of which may or may not include a “1”, “2” or “3”):  Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such categories of S&P or Moody’s used by another rating agency, if applicable;

Rating Decline means that at any time within ninety (90) days (which period shall be extended so long as the corporate credit rating of the Borrower or the credit rating in respect of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency) after:

(a)                                 in the case of a Corporate Restructuring, the announcement or the occurrence of any amalgamation, merger, division, spin-off, transformation or other reorganisation or restructuring under applicable Ukrainian legislation, or any other reorganisation or restructuring under the laws of any other relevant jurisdiction, in respect of the Group; or

(b)                                 in the case of a Change of Control, the announcement or the occurrence of the Controlling Shareholder (i) giving notice to the Borrower that he has elected to withdraw from participating in the Borrower; or (ii) ceasing to own or control (directly or indirectly) in excess of fifty (50) per cent. in aggregate of the Capital Stock of the Borrower, the corporate rating of the Borrower or the rating of the Notes is decreased or downgraded by a Rating Agency by one or more Rating Categories below the corporate rating of the Borrower or the rating of the Notes as of the date hereof (or if a Rating Agency has not assigned any such rating as of the date hereof, below the first such rating assigned to the Borrower or the Notes by that Rating Agency after the date hereof) as a result of such transaction or series of transactions, as specified by the relevant Rating Agency;

Registrar means the party designated from time to time as registrar under the Agency Agreement;

Regulatory Capital has the meaning set out in Chapter II of Regulation No. 368 of the Central Bank of 28 August 2001;

Relevant Event has the meaning set forth in the Trust Deed;

Repayment Date means 25 January 2019 or, if such day is not a Business Day, the next succeeding Business Day;

Repo means a securities repurchase or resale agreement or reverse repurchase or resale agreement, a securities borrowing agreement or any agreement relating to securities which is similar in effect to any of the foregoing, and, for purposes of this definition, the term securities means any capital stock, share, debenture or other debt or equity instrument, or any derivative thereof, whether issued by any private or public company, any government or agency or instrumentality thereof or any supranational, international or multilateral organisation;

Rules has the meaning set forth in Clause 24.2 (Arbitration);

Same-Day Funds means U.S. dollar funds settled through the New York Clearing House Interbank Payments System or such other funds for payment in U.S. dollars as the Lender may at any time reasonably determine to be customary for the settlement of international transactions in New York City of the type contemplated hereby;

Security Interest means any mortgage, charge, pledge, lien or other security interest, including, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction;

Sub-Participation at any time, means an amount equal to the aggregate principal amount of the Loan advanced by the Issuer pursuant to the Amended and Restated Sub-Participation Agreement and outstanding at such time;

Subscription Agreement means the subscription agreement relating to the Notes dated on or about the date of this Agreement;

Subsidiary means a company or corporation A (A):

(a)                                 which is controlled, directly or indirectly, by another company or corporation B (B); or

(b)                                 more than half the issued share capital of which is beneficially owned, directly or indirectly, by B,

and, for these purposes, A shall be treated as being controlled by B if B is able to direct A’s affairs and/or to control the composition of A’s board of directors or equivalent body;

Tax means any tax, levy, duty, impost, assessment, fee or other charge or withholding or deduction of a similar nature (including interest and penalties thereon and additions thereto), no matter where arising and no matter how levied or determined;

Tax Indemnity Amounts has the meaning set out in Clause 8.3 (Tax Indemnity);

Taxing Authority has the meaning set out in Clause 8.1 (Additional Amounts);

Transferred Rights has the meaning set forth in the Trust Deed;

Trust Deed means the trust deed to be dated on or about [•] 2013 between, inter alia, the Lender and the Trustee;

Trustee means the party designated from time to time as trustee under the Trust Deed;

Ukraine shall mean Ukraine and any province or political sub-division or Agency thereof or therein;

United Kingdom means the United Kingdom of Great Britain and Northern Ireland; and

unpaid sum has the meaning set forth in Clause 16.1 (Default Interest Periods).

1.2                               Other Definitions

the Lender or the Borrower shall be construed so as to include its and any subsequent successors, assignees and chargees in accordance with their respective interests;

control when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms controlling and controlled have meanings correlative to the foregoing;

the equivalent on any given date in one currency (the first currency) of an amount denominated in another currency (the second currency) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted for the purchase of the first currency with the second currency on the relevant Reuters page or, where the first currency is hryvnia and the second currency is U.S. dollars (or vice versa), by the Central Bank, at or about 10:00 a.m. (New York City time) or, as the case may be, 1:00 p.m. (Kyiv time) on such date;

repay (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof); and

VAT shall be construed as a reference to (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and any legislation supplemental thereto); and (b) any other tax of a similar fiscal nature whether imposed in a member state of the European Union in substitution for or in addition to such tax, or imposed elsewhere.

1.3                               Interpretation

Unless the context otherwise requires,

(a)                                 a term has the meaning assigned to it;

(b)                                 “or” is not exclusive;

(c)                                  words in the singular include the plural, and in the plural include the singular;

(d)                                 provisions apply to successive events and transactions;

(e)                                  references to U.S.$ or U.S. dollars are to United States dollars and references to hryvnia are to Ukrainian hryvnia.

Any references to the rights of the Lender in this Agreement shall be read as references to rights of the Trustee pursuant to the charge and assignment referred to in Clause 20.3 (Assignments by the Lender) except as in relation to the Reserved Rights as specified in Clause 4 of the Trust Deed.

1.4                               Statutes

Any reference in this Agreement to a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted.

1.5                               Headings

Clause and Schedule headings are for ease of reference only and shall not affect the construction of this Agreement.

1.6                               Amended Documents

Except where the contrary is indicated, any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

1.7                               Amendment

Each of the Lender and the Borrower agrees that the Loan Agreement shall for all purposes be amended and restated on the terms and conditions of this Agreement with effect from the Closing Date (as defined below). Except as so amended, the Loan Agreement shall continue in full force and effect. Such amendments are intended by each of the Lender and the Borrower as a variation and not a rescission of the Loan Agreement.

1.8                               One Single Document

With effect from the later to occur of [•] 2013 and the date of registration of this Agreement with the NBU (the Closing Date), the provisions of the Loan Agreement (as amended and restated pursuant to Clause 1.7 (Amendment)) and this Agreement shall be read and construed as one agreement.

1.9                               Consent

Each of the Lender and the Borrower consents and agrees to:

(a)                                 the entering into and performance of the amendments, modifications, transactions and obligations;

(b)                                 the terms and conditions of this Agreement; and

that with effect from the Closing Date, this Agreement shall be a Transaction Document (as defined in the Trust Deed) for all purposes.

1.10                        Continuation and No Prejudice

The Loan Agreement (as amended and restated pursuant to Clause 1.7 (Amendment)) shall continue in full force and effect and this Agreement shall not affect any rights or obligations of the parties hereto which have arisen or accrued under the terms of the Loan Agreement prior to the Closing Date hereof and the amendments and restatement contemplated under this Agreement shall not be interpreted as a waiver of any such right or obligation by any of the parties hereto.

2.                                      THE LOAN

The Lender grants to the Borrower, upon the terms and subject to the conditions hereof, a term loan facility in the amount of U.S.$[•] (the Loan).

3.                                      AVAILABILITY OF THE LOAN

3.1                               Drawdown

The Loan (i) was made available by the Lender to the Borrower by way of a single U.S.$100,000,000 advance to the Disbursement Account on 24 November 2006 (the Drawdown Date), of which U.S.$5,000,000 was repaid by the Borrower on 21 January 2010 (the Tranche A) and (ii) will be made available by the Lender to the Borrower by way of a single U.S.$[•] advance (the Tranche B) to the Disbursement Account and the Borrower will draw down the Tranche B on the next business day immediately following the Closing Date. The Lender grants to the Borrower and the Borrower hereby agrees to borrow from the Lender Tranche B, if:

(a)                                 the Lender has received all of the documents listed in Schedule 1 (Conditions Precedent Documents) hereto and that each is in form and substance satisfactory to the Lender;

(b)                                 the Issuer has received the full amount of the Tranche B and the Issuer has participated in the funding of the Tranche B as provided in the Amended and Restated Sub-Participation Agreement and the Lender has confirmed receipt of such funding; and

(c)                                  (i) no Event of Default or Potential Event of Default has occurred; (ii) the representations set out in Clause 11 (Representations and Warranties of the Borrower) are true and accurate in all material respects on and as of the proposed date for the making of such Loan; and (iii) the Borrower is in full compliance with all of its obligations under this Agreement and the Fees and Expenses Side Letter.

3.2                               Payment of Fees

In consideration of the Lender entering into this Agreement, the Borrower hereby agrees that it shall pay, in Same-Day Funds under the Fees and Expenses Side Letter all amounts required to be paid by the Borrower thereunder by 2:30 p.m. (London time) on [•] 2013.

4.                                      INTEREST PERIODS

The Borrower will pay interest semi-annually in U.S. dollars to the Lender on the outstanding principal amount of the Loan from time to time at the Interest Rate, calculated in accordance with the provisions of this Agreement (including, without limitation, Clause 5.2 (Calculation of Interest)).  Interest shall accrue on the Loan from and including the Closing Date.  Each period beginning on (and including) the Closing Date or any Interest Payment Date and ending on (and excluding) the next Interest Payment Date or the Repayment Date is herein called an Interest Period. The period beginning on (and including) the Closing Date and ending on (and excluding) 25 January 2014 is herein called the First Interest Period.

5.                                      PAYMENT AND CALCULATION OF INTEREST

5.1                               Payment of Interest

Not later than noon (New York City time) two Business Days prior to each Interest Payment Date the Borrower shall pay to the Lender Account all accrued and unpaid interest calculated to the last day of each Interest Period on the outstanding principal amount of the Loan.

5.2                               Calculation of Interest

The Loan shall bear interest at the rate of 9.125 per cent. per annum (the Interest Rate), except in respect of the First Interest Period.  The amount of interest payable in respect of the First Interest Period shall be U.S.$[•], of which an amount of U.S.$[•] shall represent interest accrued on the Tranche A from and including 25 July 2013 to and excluding the Closing Date.  The amount of interest payable two Business Days prior to each Interest Payment Date pursuant to Clause 5.1 (other than in respect of the Interest Payment Date corresponding to the First Interest Period) shall be calculated by applying the Interest Rate to the amount of the Loan, dividing the product by two, and rounding the resulting figure to the nearest cent, half a cent being rounded upwards.  When interest is required to be calculated for any period other than the First Interest Period or an Interest Period, it shall be calculated on the basis of a year of three hundred and sixty (360) days consisting of twelve (12) months of thirty (30) days each, and, in the case of an incomplete month, the actual number of days elapsed.

5.3                               Statutory Limitations

The Parties acknowledge that, to the extent and so long as required by the mandatory provisions of Ukrainian applicable legislation governing the registration of loan agreements between Ukrainian borrowers and non-Ukrainian lenders, the aggregate amount of all payments made by the Borrower pursuant to this Agreement for the use of the Loan (other than repayments of principal) shall not exceed the amount determined by the application of the maximum permitted interest rate (as established by the Central Bank as of the date of registration of this Agreement with the Central Bank) to the principal amount of the Loan in respect of which such payments are made.

6.                                      REPAYMENT

Subject to Clause 15.13 (Acceleration), not later than noon (New York City time) two Business Days prior to the Repayment Date, the Borrower shall repay in full the Loan and, to the extent not already paid in accordance with Clause 5.1 (Payment of Interest), all accrued and unpaid interest, any Additional Amounts and any Tax Indemnity Amounts calculated to the last day of the last Interest Period.

7.                                      PREPAYMENT

7.1                               Prepayment for Tax Reasons and Increased Costs

If,

(a)                                 as a result of the application of or any amendment to or change (including a change in interpretation or application) in the Double Tax Treaty (or the double taxation treaty between Ukraine and any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) or the laws or regulations of Ukraine, The Netherlands or the United Kingdom (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) or of any political sub-division thereof or any Agency therein, the Borrower would thereby be required to pay any Additional Amounts in respect of any Tax pursuant to Clause 8.1 (Additional Amounts) or Tax Indemnity Amounts pursuant to Clause 8.3 (Tax Indemnity) or,

(b)                                 after a Relevant Event, the Borrower is or would be required to increase the payment of principal or interest or any other payment due hereunder as provided in Clause 8.1 (Additional Amounts) as a result of such payments being made to any persons other than the Lender to whom the benefit of the Double Tax Treaty is unavailable or,

(c)                                  for any reason the Borrower is required to make a payment under Clause 10.1 (Increased Costs),

and, in any such case, such obligation cannot be avoided by the Borrower by taking reasonable measures, then the Borrower may (without premium or penalty), upon not less than thirty (30) days’ written notice to the Lender (and to the Trustee), including or attaching an Officers’ Certificate to the effect that the Borrower would be required to pay such Additional Amounts or Tax Indemnity Amounts or additional amounts (payable pursuant to Clause 10.1 (Increased Costs)) supported (where any such payment relates to tax matters) by an opinion of an independent tax adviser of recognised standing in the relevant tax jurisdiction, prepay the Loan in whole (but not in part) at any time together with all accrued and unpaid interest, any Additional Amounts and any Tax Indemnity Amounts and any additional amounts (payable pursuant to Clause 10.1 (Increased Costs)) then payable.  No such notice shall be given earlier than ninety (90) days prior to the earliest date on which the Borrower would be obligated to pay such Additional Amounts or Tax Indemnity Amounts, as the case may be.

Without prejudice to any other requirement in this Agreement, any notice of prepayment given by the Borrower pursuant to this Clause 7.1 shall be irrevocable, shall specify the date upon which such prepayment is to be made and shall oblige the Borrower to make such prepayment two Business Days prior to such date.

7.2                               Prepayment upon a Put Event

(a)                                 Promptly, and in any event within five (5) days after a Put Event, the Borrower shall deliver to the Lender, the Issuer, the Principal Paying Agent and the Trustee a written notice substantially in the form of Schedule 2 (Form of Put Event Notice) (the Put Event Notice) hereto signed on behalf of the Borrower by two officers of the Borrower at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Borrower, which notice shall be irrevocable, stating:

(i)             that a Put Event has occurred; and

(ii)          the circumstances and relevant facts giving rise to such Put Event and the date upon which such Put Event occurred or was deemed to have occurred.

(b)                                Following receipt by the Lender of written confirmation from the Principal Paying Agent of the principal amount of the advance to be prepaid following the Put Event (the Put Redemption Amount), the Lender shall procure the delivery of a Put Event Redemption Notice to the Borrower and the Trustee at least five (5) Business Days prior to the Put Event Payment Date.  The Borrower, on receipt of such Put Event Redemption Notice, shall prepay the amount equal to the Put Redemption Amount specified in such Put Event Redemption Notice, together with accrued interest (if any) on such principal amount, up to (but excluding) the Put Event Payment Date, and all other amounts owing to the Lender hereunder, not later than 10:00 a.m. (New York City time) two Business Days prior to the Put Event Payment Date.

7.3                               No Other Prepayments and No Reborrowing

The Borrower shall not prepay the whole or any part of the amount of the Loan except at the times and in the manner expressly provided for in this Agreement.  No amount prepaid under this Agreement may be reborrowed.

7.4                               Costs of Prepayment

The Borrower shall, on the date of prepayment, pay all accrued and unpaid interest, any Additional Amounts and any Tax Indemnity Amounts (each only with respect to the amount subject to such prepayment), as of such date of prepayment and all other amounts payable to the Lender hereunder in connection with such prepayment.  The Borrower shall indemnify the Lender on demand against any administrative and legal costs and expenses reasonably incurred and properly documented by the Lender on account of any prepayment made in accordance with this Clause 7 (Prepayment).

7.5                               Reduction of Loan upon Cancellation of Notes

The Borrower or any other member of the Group may from time to time purchase Notes in the open market or by tender or by a private agreement at any price.  If such Notes are surrendered by the Borrower or any member of the Group to the Lender (for onward delivery to the Issuer) for cancellation, together with an authorisation addressed to the Registrar to cancel such Notes (provided that, in the case of delivery of Notes for cancellation, the aggregate principal amount of such Notes is not less than U.S.$1,000,000), the Loan shall be deemed to have been prepaid in an amount corresponding to the aggregate principal amount of the Notes surrendered for cancellation, together with accrued interest (if any) thereon, and no further payment shall be made or required to be made by the Borrower in respect of such amounts.

8.                                      TAXES

8.1                               Additional Amounts

(a)                                 All payments made by the Borrower in respect of the Loan shall be made in full without set-off or counterclaim, free and clear of and without deduction or withholding for or on account of any present or future Tax imposed or levied by or on behalf of Ukraine, or any political sub-division or taxing authority thereof or therein, or any country or state from or through which the Borrower makes payment hereunder (each, a Taxing Authority), unless the Borrower is required to withhold or deduct such Tax by law or by the interpretation or administration thereof.

(b)                                 If at any time the Borrower is required to withhold or deduct any amount for or on account of any Tax imposed or levied by or on behalf of any Taxing Authority from any payment made under or with respect to the Loan, the Borrower shall, on the due date for such payment, pay such additional amounts (Additional Amounts) as may be necessary so that the net amount received by the Lender (including Additional Amounts) in U.S. dollars after such withholding or deduction will not be less than the amount the Lender would have received if such Tax had not been withheld or deducted and free from liability in respect of such withholding or deduction; provided, however, that for the avoidance of doubt, such Additional Amounts shall not be payable with respect to any Tax assessed on the Lender in the United Kingdom (or any Qualifying Jurisdiction) by reference to its overall net income.

(c)                                  The Borrower will also:

(i)             make such withholding or deduction; and

(ii)          remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(d)                                 At least thirty (30) days prior to each date on which any payment under or with respect to the Loan is due and payable, if the Borrower will be obligated to pay Additional Amounts with respect to such payment, the Borrower will deliver to the Lender (and to the Trustee) an Officers’ Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

(e)                                  If the Lender pays any amount in respect of any such Tax, penalties or interests, the Borrower shall reimburse the Lender in U.S. dollars for such payment on demand.

(f)                                   Whenever this Agreement mentions, in any context, the payment of amounts based upon the principal or premium, if any, interest or of any other amount payable under or with respect to the

Loan, this includes, without duplication, payment of any Additional Amounts and Tax Indemnity Amounts that may be applicable.

The foregoing provisions shall apply, modified as necessary, to any Taxes imposed or levied by any jurisdiction or any taxing authority thereof or therein in which any successor obligor to the Borrower is organised.  If the Borrower is or becomes subject generally at any time to any taxing jurisdiction other than Ukraine, references in the foregoing provisions to Ukraine shall be construed as references to Ukraine and/or such other jurisdiction.

8.2                               Double Tax Treaty Relief

The Lender and the Borrower shall make reasonable and timely efforts to co-operate and assist each other in obtaining relief, in so far as such relief is available, under the Double Tax Treaty from withholding of Ukrainian Tax.  In particular, the Borrower and Lender will inform each other, in a reasonable and timely manner, on the status of the procedures and the steps necessary to be taken in this regard.  The Borrower shall assist the Lender in ensuring that all payments made under this Agreement are exempt from deduction or withholding of Ukrainian Tax.  If the Lender pays any amount in respect of Ukrainian Tax, penalties or interest, the Borrower shall reimburse the Lender in U.S. dollars for such payment on demand.  Except as stated in Clause 8.6 (Tax Position of the Lender), the Lender makes no representation as to the application of the Double Tax Treaty.

8.3                               Tax Indemnity

Without prejudice to the provisions of Clause 8.1 (Additional Amounts), if the Lender notifies the Borrower that:

(a)                                 it, or the Issuer, is obliged to make any deduction or withholding for or on account of any Tax from any payment which it, or the Issuer (as the case may be) is obliged to make under or in respect of the Amended and Restated Sub-Participation Agreement or the Notes (as the case may be) and it or the Issuer (as the case may be) is (subject to receipt of funds from the Borrower) required under the terms of the Sub-Participation or the Notes (as the case may be) to pay additional amounts in connection therewith, the Borrower agrees to pay to the Lender two Business Days prior to the date on which payment is due under the Amended and Restated Sub-Participation Agreement or the Notes (as the case may be), such additional amounts as are equal to the additional payments which the Lender or the Issuer (as the case may be) is required to make, in order that the net amount received by each holder of Notes is equal to the amount which such holder would have received had no such withholding or deduction been required to be made under or in respect of the Sub-Participation or the Notes (as the case may be); and/or

(b)                                 it is required to pay any Tax (other than Tax assessed on the Lender by reference to its overall net income) in relation to any payment received by it under this Agreement or by the Issuer under the Amended and Restated Sub-Participation Agreement, or if any liability in respect of any such payment is at any time asserted, imposed, levied or assessed against the Lender, the Borrower shall, as soon as reasonably practicable following, and in any event within thirty (30) days of, a written demand made by the Lender, indemnify the Lender against such properly documented payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

Any payments required to be made by the Borrower under this Clause 8.3 are collectively referred to as Tax Indemnity Amounts.  For the avoidance of doubt, the provisions of this Clause 8.3 shall not apply to any withholding or deduction of any Tax with respect to the Loan which are subject to payment of Additional Amounts under Clause 8.1 (Additional Amounts).

8.4                               Tax Claims

If the Lender intends to make a claim for any Tax Indemnity Amounts pursuant to Clause 8.3 (Tax Indemnity), it shall notify the Borrower thereof as soon as reasonably practicable after the Lender becomes aware of an obligation to make the relevant withholding, deduction or payment; provided that nothing herein shall require the Lender to disclose any confidential information relating to the organisation of its affairs.

8.5                               Tax Credits and Tax Refunds

(a)                                 If any Additional Amounts are paid under Clause 8.1 (Additional Amounts) or Tax Indemnity Amounts are paid under Clause 8.3 (Tax Indemnity) by the Borrower for the benefit of the Lender and the Lender determines, in its absolute discretion (acting in good faith), that it has received or been granted a credit against, a relief or remission for, or a repayment of, any Tax, then, if and to the extent that the Lender, in its reasonable opinion, determines that such credit, relief, remission or repayment is in respect of or calculated with reference to the deduction or withholding giving rise to such Additional Amounts or, in the case of Tax Indemnity Amounts, with reference to the liability, expense or loss to which the payment giving rise to such Tax Indemnity Amounts relates, the Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as the Lender shall, in its reasonable opinion, have concluded to be attributable to such deduction or withholding or, as the case may be, such liability, expense or loss; provided that the Lender shall not be obliged to make any payment under this Clause 8.5 in respect of such credit, relief, remission or repayment until the Lender is, in its reasonable opinion, satisfied that its tax affairs for its tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled and provided further that the Lender shall not be obliged to make any such payment if and to the extent that the Lender, determines in its absolute discretion (acting in good faith), that to do so would leave it (after the payment) in a worse after-tax position than it would have been in had the increased or additional amount not been required under Clauses 8.1 (Additional Amounts) or 8.3 (Tax Indemnity).  Any such payment shall, in the absence of manifest error and subject to the Lender specifying in writing in reasonable detail the calculation of such credit, relief, remission or repayment and of such payment and providing relevant supporting documents evidencing such matters, be conclusive evidence of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding.  Nothing contained in this Clause 8.5 or Clause 8.7 (Delivery of Forms) shall interfere with the right of the Lender to arrange its tax affairs generally in whatever manner it thinks fit nor oblige the Lender to disclose any information relating to its tax affairs generally or any computations in respect thereof.

(b)                                 If, as a result of a failure to obtain relief from deduction or withholding of any Tax imposed by the relevant Taxing Authority, (i) such Tax is deducted or withheld by the Borrower and pursuant to Clause 8.1 (Additional Amounts) an increased amount is paid by the Borrower to the Lender in respect of such deduction or withholding, and (ii) following the deduction or withholding of Tax as referred to above, the Borrower applies on behalf of the Lender to the relevant Taxing Authority for a tax refund and such tax refund is credited by such taxing authority to a bank account of the Lender, the Lender shall as soon as reasonably possible notify the Borrower of the receipt of such tax refund and promptly transfer the entire amount of the tax refund to a bank account of the Borrower specified for that purpose by the Borrower to the extent that the Lender determines, in its absolute discretion (acting in good faith), that to do so will leave it (after the payment) in no worse an after-tax position than it would have been in had no such withholding or deduction been made or required to be made.

8.6                               Tax Position of the Lender

The Lender represents that at the date hereof (a) it is a bank which is a resident in a jurisdiction which has a double taxation treaty with Ukraine under which the payment of interest by Ukrainian borrowers is able to be made without deduction or withholding of Ukrainian Tax (upon completion of any necessary formalities required in relation thereto) being the United Kingdom; (b) it does not have a permanent establishment in Ukraine; and (c) it does not have any current intentions to effect, during the term of the Loan, any corporate action or reorganisation or change of taxing jurisdiction that would result in the Lender ceasing to be a resident of the United Kingdom in the sense of Article 4 of the Double Tax Treaty.

8.7                               Delivery of Forms

(a)                                 The Lender shall use its reasonable endeavours, within thirty (30) days of the request of the Borrower, (to the extent it is able to do so under applicable law including Ukrainian laws) to deliver to the Borrower a certificate issued by the competent tax authority in the United Kingdom (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) confirming that the Lender is a tax resident in the United Kingdom (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) and such other information or forms as may need to be duly completed and delivered by the Lender to enable the Borrower to apply to obtain relief from deduction or withholding of Ukrainian Tax after the date of this Agreement, including under the Double Tax Treaty, or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of Ukrainian Tax has not been obtained or claimed.  The certificate and, if required, other forms referred to in this Clause 8.7 (Delivery of Forms) shall be duly signed by the Lender and the Lender shall use its reasonable endeavours to procure the stamping or approval thereof by the competent tax authority in the United Kingdom (or Qualifying Jurisdiction which the Lender or any successor thereto is resident for tax purposes) thereof and the requisite apostil thereof.

(b)                                 The Lender shall, within thirty (30) days of the request of the Borrower, (to the extent it is able to do so under applicable law including Ukrainian laws) from time to time deliver to the Borrower any additional duly completed application forms as need to be duly completed and delivered by the Lender to enable the Borrower to apply to obtain relief from deduction or withholding of Ukrainian Tax or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of Ukrainian Tax has not been obtained.

(c)                                  If a relief from deduction or withholding of Ukrainian Tax under this Clause 8.7 has not been obtained and further to an application of the Borrower to the relevant Ukrainian Taxing Authority, the Ukrainian Taxing Authority makes a tax refund to the Borrower, then, if and to the extent that the Borrower has failed to make payment of additional amounts in relation to the payments under this Agreement from which no such relief as aforesaid was obtained, the Borrower shall promptly transfer to the Lender an amount in U.S. dollars equivalent to such refund.  The Borrower shall pay all costs (including, but not limited to, currency conversion costs) associated with such transfer.

(d)                                 If a relief from deduction or withholding of Ukrainian Tax or a tax refund under this Clause 8.7 has not been obtained and further to an application of the Borrower to the relevant Ukrainian Taxing Authority, the Ukrainian Taxing Authority requests the Lender’s hryvnia bank account details, the Lender shall (subject to it being satisfied that that action is not adverse to its interests) at the request of the Borrower (i) use reasonable efforts to procure that such hryvnia bank account of the Lender is duly opened and maintained and (ii) thereafter furnish the Borrower with the details of such hryvnia bank account. The Borrower shall pay for all costs associated, if any, with opening and maintaining such hryvnia bank account.

(e)                                  The Lender shall also use its reasonable endeavours to execute such acknowledgments of payment and other instruments as may reasonably be required by the Borrower to enable it to receive allowable tax deductions and otherwise comply with applicable tax law with respect to any payments to be made by the Borrower under this Agreement.

9.                                      TAX RECEIPTS

9.1                               Notifications of Requirement to Deduct Tax

If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder, or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated, the Borrower shall promptly notify the Lender.

9.2                               Evidence of Payment of Tax

(a)                                 The Borrower will use its reasonable endeavours to obtain certified copies, and translations into English, of tax receipts evidencing the payment of any Tax so deducted or withheld from each Taxing Authority imposing such Tax. The Borrower will furnish to the Lender (and to the Trustee), within sixty (60) days after the date the payment of any Tax so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by the Borrower or, if such receipts are not obtainable, other evidence of such payments by the Borrower reasonably acceptable to the Lender.

(b)                                 The Lender will use its reasonable endeavours to obtain certified copies, and translations into English, of tax receipts evidencing the payment of any Tax so deducted or withheld from each taxing authority imposing such Tax. The Lender will furnish to the Borrower, within sixty (60) days after the date the payment of any Tax so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by the Lender or, if such receipts are not obtainable, other evidence of such payments by the Lender reasonably acceptable to the Borrower.

10.                               CHANGES IN CIRCUMSTANCES

10.1                        Increased Costs

If, by reason of (i) any Change of Law, other than a Change of Law which relates only to the basis or rate of Tax on the net income of the Lender, and/or (ii) compliance with any capital resources requirement or capital adequacy requirements, reserve or deposit requirement or any other request from or requirement of any central bank or other fiscal, monetary or other authority introduced after the date of this Agreement which has effect in the United Kingdom (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes):

(a)                                 the Lender incurs an additional cost as a result of the Lender’s entering into or performing its obligations, including its obligation to make the Loan, under this Agreement (excluding Taxes payable by the Lender on its overall net income); or

(b)                                 the Lender becomes liable to make any additional payment on account of Tax or otherwise, not being a Tax imposed on its net income, on or calculated by reference to the amount of the Loan and/or to any sum received or receivable by it hereunder except where compensated under Clause 8.1 (Additional Amounts) or under Clause 8.3 (Tax Indemnity); or

(c)                                  the Lender makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount of any sum receivable by it from the Borrower hereunder or makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount of the Loan, then the Borrower shall, from time to time within thirty (30) days of written demand of the Lender, pay to the Lender amounts sufficient to hold harmless and indemnify it from and against, as the case may be, such properly documented cost or liability; provided that the Lender will not be entitled to indemnification where such increased cost or liability arises as a result of the gross negligence, fraud or wilful default of the Lender; and provided further that the amount of such increased cost or liability shall be deemed not to exceed an amount equal to the proportion of any cost or liability which is directly attributable to this Agreement.

10.2                        Increased Costs Claims

If the Lender intends to make a claim pursuant to Clause 10.1 (Increased Costs), it shall notify the Borrower thereof and provide a written description in reasonable detail of the relevant Change of Law or compliance with any capital resources requirement or capital adequacy requirements, reserve or deposit requirement or any other request from or requirement of any central bank or other fiscal, monetary or other authority introduced after the date of this Agreement which has effect in the United Kingdom (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes), as the case may be, including a description of the relevant affected jurisdiction or country and the date on which the change in circumstances took effect.  The written description shall demonstrate the connection between the change in circumstance and the increased costs and shall be accompanied by relevant supporting documentation evidencing the matters described therein; provided that nothing herein shall require the Lender to disclose any confidential information relating to the organisation of its or any other Person’s affairs.

10.3                        Illegality

If, at any time, it is or would be unlawful or contrary to any applicable law or regulation or regulatory requirement or directive of any Agency or otherwise for the Issuer or, as the case may be, the Lender to make, fund or allow all or part of the Notes, the Sub-Participation or the Loan remain outstanding or for the Lender to maintain or give effect to any of its obligations or rights in connection with this Agreement or the Amended and Restated Sub-Participation Agreement and/or to charge or receive or to be paid interest at the rate applicable in relation to the Loan, then the Lender shall, promptly upon becoming aware of the same, deliver to the Borrower a written notice, setting out in reasonable detail the nature and extent of the relevant circumstances, to that effect, the Borrower shall, on the latest date permitted by the relevant law or on such earlier day as the Borrower elects (as notified to the Lender and the Trustee upon not less than thirty (30) days’ written notice prior to the date of repayment), repay the whole (but not part only) of the outstanding principal amount of the Loan together with accrued and unpaid interest thereon and all other amounts owing to the Lender hereunder.

10.4                        Mitigation

If circumstances arise which would result in:

(a)                                 any payment falling due to be made by or to the Lender or for its account pursuant to Clause 10.3 (Illegality);

(b)                                 any payment falling due to be made by the Borrower pursuant to Clause 8.1 (Additional Amounts); or

(c)                                  a claim for indemnification pursuant to Clause 8.3 (Tax Indemnity) or Clause 10.1 (Increased Costs),

then, without in any way limiting, reducing or otherwise qualifying the rights of the Lender or the Borrower’s obligations under any of the above mentioned provisions, the Lender shall, as soon as reasonably practicable upon becoming aware of the same, notify the Borrower thereof and, in consultation with the Borrower and to the extent it can lawfully do so and without prejudice to its own position, take reasonable steps (at the Borrower’s expense) to remove such circumstances or mitigate the effects of such circumstances including, without limitation, by the change of its lending office or transfer of its rights or obligations under this Agreement to another bank; provided that the Lender shall be under no obligation to take any such action if, in its opinion (acting reasonably), to do so might have any adverse effect upon its business, operations or condition (financial or otherwise) or might be in breach of any provisions of the Notes or the Amended and Restated Sub-Participation Agreement.

11.                               REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower makes the following representations and warranties and acknowledges that the Lender has entered into this Agreement in reliance on those representations and warranties.

11.1                        Due Organisation, Capacity and Authorisation

The Borrower is duly organised and validly existing under the laws of Ukraine with full power and capacity and lawful qualification to own or lease its property and assets and to conduct its business as currently conducted; the Borrower has full power and capacity to execute this Agreement and to undertake and perform the obligations expressed to be assumed by it herein, and the Borrower has taken all necessary corporate action to approve, authorise and execute this Agreement.  At the date of this Agreement, the Borrower has no subsidiaries.

11.2                        Approvals

All actions or things required to be taken, fulfilled or done by laws or regulations of Ukraine (including, without limitation, the obtaining of any consent, approval (including exchange control approval), authorisation, order, licence or qualification of or with any court or Agency), and all registrations, filings or notarisations required by laws or regulations of Ukraine, in order to ensure (i) that the Borrower and each of its Subsidiaries is able to own or lease its property and assets and to conduct its business as currently conducted, (ii) the due execution, delivery, validity and performance by the Borrower of this Agreement, (iii) the compliance by the Borrower with all the provisions of this Agreement and (iv) the consummation of all the transactions contemplated by this Agreement have been obtained, fulfilled or done and are in full force and effect.

11.3                        Pari Passu Obligations

The claims of the Lender against the Borrower under this Agreement will rank at least pari passu in right of payment with the claims of all its other unsecured creditors, save those whose claims are preferred by any bankruptcy, insolvency, liquidation, moratorium or similar laws of general application.

11.4                        Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed (other than by the Lender) to make this Agreement admissible in evidence in Ukraine (whether in arbitration proceedings or otherwise) have been done, fulfilled and performed.

11.5                        Valid and Binding Obligations

The obligations expressed to be assumed by the Borrower in this Agreement are legal, valid and binding and, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), enforceable against it in accordance with their terms.

11.6                        No Withholding Tax

Under the laws of Ukraine in force at the date of this Agreement, in accordance with the terms of the Double Tax Treaty and subject to the due satisfaction by the Lender of certain conditions set forth therein and of certain requirements of applicable Ukrainian legislation, payments of principal and/or interest by the Borrower to the Lender under this Agreement and all payments by the Borrower under the Fees and Expenses Side Letter may be made without withholding or deduction of Ukrainian Tax.

11.7                        No Stamp Taxes

Under the laws of Ukraine in force at the date hereof, it is not necessary that any stamp, registration, transfer or similar tax be paid on or in relation to the execution and delivery of this Agreement.

11.8                        No Events Of Default

No event has occurred or circumstance arisen which would constitute an Event of Default or a Potential Event of Default and no such event will occur upon, or as a result of, the making of the Loan.

11.9                        No Proceedings

There are no lawsuits, litigation or other legal, administrative, governmental or arbitration proceedings current or pending or, to the best of the knowledge and belief of the Borrower, threatened before any court, tribunal, arbitration panel or Agency during a period covering the previous twelve (12) months which (a) might prohibit the execution and delivery of this Agreement or the Borrower’s compliance with its obligations hereunder or (b) might adversely affect the right and power of the Borrower to enter into this Agreement or (c) may have, or have had in the recent past, significant effects on the business, prospects, condition (financial or otherwise), profitability or results of operations of the Borrower and/or the Group or on the Borrower’s ability to perform or comply with its obligations under this Agreement.

11.10                 No Significant Change

Since 31 December 2012, there has been no significant change or any development involving a prospective significant change of which the Borrower is or might reasonably be expected to be aware in the business, prospects, condition (financial or otherwise) or results of operations of the Borrower and/or the Group.

11.11                 No Undisclosed Material Assets or Liabilities

Neither the Borrower nor any other member of the Group had, as at the date as of which the audit report of the Auditors on the financial statements of the Borrower for the year ended 31 December 2012 was prepared, any material assets or liabilities (contingent or otherwise) which were not disclosed (including in the notes thereto) or adequately reserved against in accordance with IFRS, nor were there at that date any unrealised or anticipated losses of the Borrower or the Group arising from commitments entered into by it which were not so disclosed or reserved against.

11.12                 Financial Statements

Each of the Borrower’s consolidated audited financial statements for its three financial years ended 31 December 2012, 31 December 2011 and 31 December 2010 were prepared in accordance with IFRS, consistently applied and present (in conjunction with the notes thereto), in accordance with IFRS, the financial condition of the Group as at the date as of which they were prepared and the result of the operations of the Group during the periods then ended.

11.13                 Execution of Agreement

The Borrower’s execution and delivery of this Agreement and its exercise of its rights and performance of its obligations hereunder do not and will not:

(a)                                 violate or conflict with any existing applicable law, rule, regulation, judgment, order, directive or decree of any government, governmental body or court in Ukraine binding upon the Borrower or any of its Subsidiaries; or

(b)                                 conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material indenture, trust deed, mortgage or other contract, agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its Subsidiaries, or any of its or its Subsidiaries’ properties or assets, is bound;

(c)                                  give rise to any event of default or moratorium in respect of any of the obligations of the Borrower or any of its Subsidiaries or the creation of any lien, encumbrance or other security interest (howsoever described) in respect of any of the assets of the Borrower or any of its Subsidiaries; or

(d)                                 conflict with the provisions of its constitutive documents, its rules and regulations, or any resolution of its shareholders.

11.14                 Compliance with Laws of Ukraine

Each of the Borrower and its Subsidiaries is in compliance with, in all respects, all applicable provisions of the law and regulations of Ukraine.

11.15                 Repetition

Each of the representations and warranties contained in Clause 11 (Representations and Warranties of the Borrower) shall be deemed to be repeated by the Borrower on the date for the making of the Tranche B, by reference to the facts and circumstances then existing except that the words “or the passage of time” in Clause 11.8 (No Events of Default) shall be deemed deleted in relation to every such repetition.

12.                               REPRESENTATIONS AND WARRANTIES AND AGREEMENT OF THE LENDER

12.1                        Representations and Warranties

In addition to the representations set forth in Clause 8.6 (Tax Position of the Lender), the Lender makes the representations and warranties set out in this Clause 12.1 (Representations and Warranties) and acknowledges that the Borrower has entered into this Agreement in reliance on those representations and warranties.

The Lender represents and warrants to the Borrower that it has been duly incorporated and is validly existing under English law, that no consents, approvals, authorisations and other orders of any regulatory authorities are required by it under the laws of England for or in connection with or compliance with the terms of this Agreement, that it has validly authorised the entry into and performance of this Agreement in accordance with its terms, and that it has complied with all legal and other requirements necessary to ensure that, upon due execution, manually or by facsimile, issuance and/or delivery in the manner provided herein, this Agreement will represent legal, valid and binding obligations of the Lender enforceable against it in accordance with its terms subject to the laws of bankruptcy, insolvency, liquidation, administration, moratorium, re-organisation and other similar laws affecting the rights of creditors generally and subject, as to enforceability, to general principles of equity, and that due payment of all amounts payable in respect of this Agreement and compliance with its terms, will not conflict with, or result in a breach or violation of, any existing laws of England or the terms of any such consent, approval, authorisation or order.

13.                               INFORMATION

13.1                        Delivery

The Borrower shall supply or procure to be supplied to the Lender, in sufficient copies as may reasonably be required by the Lender, all such information as the Irish Stock Exchange (or any other or further stock exchange or stock exchanges or any other relevant authority or authorities on which the Notes may, from time to time, be listed or admitted to trading) may require in connection with the listing or admission to trading on such stock exchange or relevant authority of the Notes.

14.                               COVENANTS

The covenants in this Clause 14 (Covenants) remain in force from the date of this Agreement for so long as the Loan or any part of it is or may be outstanding.

14.1                        Maintenance of Legal Validity

The Borrower shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents and make or cause to be made all registrations, recordings and filings required in or by the laws and regulations of Ukraine to enable it lawfully to enter into and perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in Ukraine of this Agreement, including, but not limited to, the registration of this Agreement with the Central Bank.  The Borrower shall promptly pay all amounts payable in respect of fees, expenses and payments under indemnities as required by this Agreement (Relevant Payments) provided that, in the event that the Borrower is prevented from paying such amounts by virtue of any requirement of the Central Bank or any other relevant authority, the Borrower undertakes that it will promptly obtain and maintain in full force any necessary licences or other authorisation to enable it to make the Relevant Payments and shall, as soon as practicable thereafter, make all Relevant Payments under this Agreement.

14.2                        Untrue Representations

Before the Closing Date, the Borrower shall notify the Lender upon becoming aware of the occurrence of any event which results in or may reasonably be expected to result in any of the representations contained in Clause 11 (Representations and Warranties of the Borrower) being untrue at or before the time of the making of such Loan.

14.3                        Notification of Events of Default

The Borrower shall promptly on becoming aware thereof inform the Lender of the occurrence of any Event of Default or Potential Event of Default and, upon receipt of a written request to that effect from the Lender, confirm to the Lender that, save as previously notified to the Lender or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred.

14.4                        Claims Pari Passu

The Borrower shall ensure that at all times the claims of the Lender against it under this Agreement rank at least pari passu with the claims of all the other unsecured and unsubordinated creditors of the Borrower, except as otherwise provided by mandatory provisions of applicable law.

14.5                        Negative Pledge

So long as the Loan or any part of it has not been repaid in full, the Borrower shall not, and the Borrower shall procure that none of its Subsidiaries will, create or permit to subsist any Security Interest, other than Permitted Security Interests, upon the whole or any part of its present or future undertaking, assets or revenues (including uncalled capital) to secure any Indebtedness or any Guarantee of Indebtedness unless, at the same time or prior thereto, the obligations under this Agreement (i) are secured equally and rateably therewith, or (ii) have the benefit of such other security or other arrangement which is equivalent in all material respects to such Security Interest and which shall be approved by the Lender.

14.6                        Use of Proceeds of the Loan

The Borrower shall use the proceeds of the Loan to fund loans to corporate and/or individual customers and for general corporate purposes and, without affecting the obligations of the Borrower in any way the Lender shall not be obliged to concern itself with such application.

14.7                        Corporate Restructuring

The Borrower shall not, and shall ensure that none of its Subsidiaries will, without the prior written consent of the Lender (and the Trustee), perform, make, enter into or participate in any Corporate Restructuring, if any such Corporate Restructuring would (i) have a Material Adverse Effect or (ii) result in a Rating Decline.

14.8                        Disposals

Without prejudice to the provisions of Clause 14.9 (Transactions with Affiliates), the Borrower shall not, and shall ensure that none of its Subsidiaries will, sell, lease, transfer or otherwise dispose of, to a Person other than the Borrower or a Subsidiary of the Borrower, as the case may be, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or assets which in any 12-month period together constitute more than ten (10) per cent. of the gross assets of the Group on a consolidated basis determined by reference to the balance sheet for the Borrower’s most recent IFRS Fiscal Period unless such transaction(s) is/are (a)  made on an arm’s length basis and on commercially reasonable terms as determined in its sole discretion by an Independent Appraiser, and (b) approved by a decision adopted by the competent governing body of the Borrower or, as the case may be, the relevant Subsidiary.

This Clause 14.8 shall not apply to any sale, lease, transfer or other disposition of inventory, receivables or other current assets in the ordinary course of the Borrower’s or, as the case may be, the relevant Subsidiary’s business consistent with past practice.

14.9                        Transactions with Affiliates

The Borrower shall not, and shall ensure that none of its Subsidiaries, directly or indirectly, will, conduct any business, enter into or permit to exist any transaction or series of related transactions (including, but not limited to the purchase, sale, transfer, assignment, lease, conveyance or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate (an Affiliate Transaction) including intercompany loans, unless the terms of such Affiliate Transaction (a) are no less favourable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or any of its Subsidiaries, and (b) has/have been approved by a decision adopted by the competent governing body of the Borrower or, as the case may be, Subsidiary.

With respect to an Affiliate Transaction involving aggregate payments or value in excess of U.S.$10,000,000 the Borrower shall deliver to the Lender (and to the Trustee) a written opinion from an Independent Appraiser to the effect that such Affiliate Transaction is fair, from a financial point of view, to the Borrower.

The foregoing requirements of this Clause 14.9 shall not apply to any Affiliate Transaction made pursuant to a contract existing on the Drawdown Date (excluding any amendments or modifications thereof made after the Drawdown Date), provided, however, that in no event shall the aggregate amount of all Affiliate

Transactions (including, for the avoidance of doubt, any Affiliate Transactions made pursuant to a contract existing on the Drawdown Date) exceed twenty (20) per cent. of the Group’s assets, determined by reference to the balance sheet for the Borrower’s most recent IFRS Fiscal Period.

This Clause 14.9 shall not apply to any transaction or series of transactions between or among all or any of the Borrower and/or its Subsidiaries.

14.10                 Payment of Taxes

The Borrower shall, and shall ensure that its Subsidiaries will, pay or discharge or cause to be paid or discharged, before the same shall become overdue all taxes, assessments and governmental charges levied or imposed upon, or upon the income, profits or property of, the Borrower and its Subsidiaries; provided, however, that none of the Borrower nor any Subsidiary shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge or claim (a) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with IFRS or other appropriate provision has been made or (b) whose amount, together with all other such unpaid or undischarged taxes, assessments, charges and claims, does not in the aggregate exceed U.S.$500,000.

14.11                 Financial Information

So long as the Loan or any part of it has not been repaid in full, the Borrower shall deliver to the Lender (and to the Trustee):

(a)                                 not later than one hundred and sixty (160) days after the end of each of its financial years, copies of the Borrower’s audited consolidated financial statements for such financial year, prepared in accordance with IFRS; and

(b)                                 without undue delay, such additional information regarding the financial position or the business of the Borrower as the Lender (and the Trustee) may reasonably request including for the purposes of providing certification to the Lender and the Trustee.

14.12                 Maintenance of Capital Adequacy

The Borrower shall not, and shall ensure that each Subsidiary which carries on a Banking Business shall not, permit its total regulatory capital ratio to fall below the minimum total regulatory capital adequacy ratio (normatyv dostatnosti (adekvatnosti) reguliatyvnoho kapitalu) required by the Central Bank and, in the case of a Subsidiary which carries on a Banking Business outside Ukraine, the relevant banking authority responsible for setting and/or supervising capital adequacy for financial institutions in the relevant jurisdiction in which such Subsidiary carries on its Banking Business.

14.13                 Exposure to Single Borrower

The Borrower shall not, and shall ensure that each Subsidiary which carries on a banking business in Ukraine shall not, permit its ratio of Exposure to a single Person and its Affiliates to Regulatory Capital to rise above twenty five (25) per cent.

14.14                 Restricted Payments

(a)                                 Subject to Clause 14.14(b), the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)                 declare or pay dividends, in cash or otherwise, or make any other distributions (whether by way of redemption, acquisition or otherwise) in respect of its Capital Stock, in each case in accordance with applicable legislation; or

(ii)              voluntarily purchase, redeem or otherwise retire for value any Capital Stock or subordinated debt,

any such action being referred to herein as a Restricted Payment.

(b)                                 The Borrower and any of its Subsidiaries may make a Restricted Payment if at the time of such payment no Event of Default has occurred or would result therefrom and the aggregate amount of all Restricted Payments in any fiscal year does not exceed fifty (50) per cent. of the Group’s consolidated net profit (calculated in accordance with IFRS) for such fiscal year.

14.15                 Limitations on restrictions on distributions from Subsidiaries

Except as permitted under Clause 14.14 (Restricted Payments) above, the Borrower shall not and shall not permit any of its Subsidiaries to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary: (a) to pay dividends or make any other distributions on its share capital; (b) to make any loans or advances or pay any Indebtedness owed to the Borrower; or (c) to transfer any of its property or assets to the Borrower, other than encumbrances or restrictions (i) existing under applicable law, (ii) existing under the Notes and/or the Trust Deed, (iii) existing under any other agreement in effect prior to the Drawdown Date and advised in writing to the Lender (and the Trustee), (iv) with respect to a Subsidiary pursuant to an agreement relating to Indebtedness incurred by a Subsidiary on or before the date on which such Subsidiary was acquired by the Borrower or otherwise became a Subsidiary (other than Indebtedness incurred as consideration for, or to provide all or any portion of the funds utilised to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Borrower or in contemplation of the transaction) and outstanding on such date, or (v) pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness to which any encumbrance or restriction referred to in (iii) or (iv) relates.

14.16                 Put Event

Upon the occurrence of a Put Event, the Borrower shall prepay the Loan, in whole or in part, pursuant to and subject to the conditions described in Clause 7.2 (Prepayment upon a Put Event).

14.17                 Compliance with Central Bank Regulations

The Borrower hereby undertakes that it will comply with all Central Bank rules and regulations applicable to banks including, but not limited to, the maximum credit risk per one counterparty and the maximum amount of loans, guarantees and sureties provided to one insider (as such terms are defined in the rules and regulations promulgated by the Central Bank from time to time) except to the extent that the Central Bank has waived or suspended any such rules or regulations from time to time with general application or with reference to the Borrower.

14.18                 Compliance Certificates

On each occasion the Borrower delivers a set of financial statements in accordance with Clause 14.11 (Financial Information), the Borrower shall also deliver to the Lender (and the Trustee), written notice in the form of an Officers’ Certificate stating whether any Potential Event of Default or Event of Default has occurred and, if it has occurred and shall be continuing, what action the Borrower is taking or proposes to take with respect thereto.

14.19                 Appointment of Independent Appraiser

The Borrower shall use its best endeavours to appoint an Independent Appraiser without delay and in any event within ten (10) Business Days after becoming aware of the circumstance which gives rise to the need for such appointment.  In the event that the Borrower fails to appoint an Independent Appraiser within such period the Borrower shall promptly notify the Lender (and, following the assignment of the Transferred Rights, the Trustee of its failure to appoint).

14.20                 Borrower and Central Bank on enforcement of security

In case of enforcement of security over the Lender’s claims under this Agreement by the Trustee, the Borrower hereby agrees and undertakes to liaise with the Central Bank and submit to the Central Bank either (i) an amended notification of this Agreement in order to register any required amendment to this Agreement with the Central Bank, or (ii) all necessary information and documents so as to obtain any required licence, as applicable, in order to ensure that the Borrower is able to continue to make payments of principal, interest, Additional Amounts or Tax Indemnity Amounts hereunder or to fulfil any other obligation hereunder.

15.                               EVENTS OF DEFAULT

15.1                        Circumstances which Constitute Events of Default

Each of Clause 15.2 (Failure to Pay) to Clause 15.12 (Authorisations) inclusive, constitutes an Event of Default with respect to the Loan:

15.2                        Failure to Pay

The Borrower fails to pay any amount of principal, interest, Additional Amounts or Tax Indemnity Amounts under the Loan, in the currency and in the manner specified herein, when the same becomes due and payable, and such failure is not remedied within five (5) Business Days of the due date for payment.

15.3                        Obligations

The Borrower defaults in the performance or observance of any of its obligations other than that set out in Clause 15.12 (Failure to Pay) under or in respect of this Agreement and such default (if capable of being remedied) is not remedied within fifteen (15) Business Days after the Lender has given written notice thereof to the Borrower requiring the same to be remedied.

15.4                        Cross Default

(a)                                 any Indebtedness of the Borrower or any of its Subsidiaries is not paid when due or (as the case may be) upon the expiration of any originally applicable grace period;

(b)                                any such Indebtedness becomes due and payable or becomes capable of being declared due and payable prior to its stated maturity otherwise than at the option of the Borrower or (as the case may be) the relevant Subsidiary or (provided that no event of default, howsoever described, has occurred) any person entitled to such Indebtedness; or

(c)                                  the Borrower or any of its Subsidiaries fails to pay when due and called upon any amount payable by it under any Guarantee of any Indebtedness;

provided that the amount of Indebtedness referred to in sub-paragraph (a) and/or sub-paragraph (b) above and/or the amount payable under any Guarantee referred to in sub-paragraph (c) above, individually or in the aggregate, exceeds U.S.$5,000,000 (or its equivalent in any other currency or currencies).

15.5                        Unsatisfied Judgment

One or more judgment(s) or order(s) for the payment of an amount in excess of U.S.$5,000,000 (or its equivalent in any other currency or currencies), whether individually or in aggregate, is rendered against the Borrower or any of its Subsidiaries and continue(s) unsatisfied and unstayed for a period of thirty (30) days after the date(s) of the entry into force thereof or, if later, the date therein specified for payment.

15.6                        Security Enforced

A secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or a material part of the undertaking and assets of the Borrower or any of its Material Subsidiaries.

15.7                        Insolvency, etc.

(a)                                 the Borrower or any of its Material Subsidiaries becomes insolvent or is unable to pay its debts as they fall due;

(b)                                 an administrator or liquidator of the Borrower or any of its Material Subsidiaries or the whole or a material part of the undertaking, assets and revenues of the Borrower or any of its Material Subsidiaries is appointed (or application for any such appointment is made) other than, in the case of the appointment of a liquidator of a Material Subsidiary of the Borrower, for the purposes of or pursuant to an amalgamation, reorganisation or restructuring whilst solvent;

(c)                                  the Borrower or any of its Subsidiaries takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its Indebtedness or any Guarantee of any Indebtedness given by it;

(d)                                 the Borrower ceases or threatens to cease to carry on all or any material part of the business it carried on at the date hereof; or

(e)                                  the general banking licence of the Borrower or, if applicable, any of its Material Subsidiaries is revoked.

15.8                        Winding Up, etc.

An order is made or an effective resolution is passed for the winding up, liquidation or dissolution of the Borrower or any of its Material Subsidiaries (otherwise than, in the case of a Material Subsidiary of the Borrower, for the purposes of or pursuant to an amalgamation, reorganisation or restructuring whilst solvent).

15.9                        Analogous Event

Any event occurs which under the laws of Ukraine has an analogous effect to any of the events referred to in Clauses 15.5 (Unsatisfied judgment) to 15.8 (Winding up, etc.) above.

15.10                 Validity and Illegality

(a)                                 The validity of this Agreement is contested by the Borrower or the Borrower shall deny any of the Borrower’s obligations under this Agreement; or

(b)                                 it is, or will become, unlawful for the Borrower to perform or comply with any of its obligations under this Agreement; or

(c)                                  any of such obligations shall become unenforceable or cease to be legal, valid and binding in a manner which has a material adverse effect on the rights or claims of the Lender under this Agreement.

15.11                 Government Intervention

(a)                                 All or a material part of the undertaking, revenues and/or assets of the Borrower or any of its Material Subsidiaries is condemned, seized or otherwise appropriated by any person acting under the authority of any Agency, national, regional or local government; or

(b)                                 the Borrower or any of its Subsidiaries is prevented by any such person from exercising normal control over all or a substantial part of its undertaking, revenues and/or assets.

15.12                 Authorisations

Any regulation, decree, consent, approval, licence or other authority necessary to enable the Borrower to enter into or perform its obligations under this Agreement or for the validity or enforceability thereof shall expire or be withheld, revoked or terminated or otherwise cease to remain in full force and effect or shall be modified in a manner which has a material adverse effect upon the rights or claims of the Lender under this Agreement.

15.13                 Acceleration

If an Event of Default has occurred and is continuing, the Lender (if it receives instructions from the Trustee in accordance with the Trust Deed) may by written notice to the Borrower declare the outstanding principal amount of the Loan to be immediately due and payable (whereupon the same shall become immediately due and payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder).

15.14                 Amounts Due on Demand

If, pursuant to Clause 15.13 (Acceleration), the Lender declares the outstanding principal amount of the Loan to be due and payable upon the demand of the Lender, then, and at any time thereafter, the Lender (and the Trustee) may by written notice to the Borrower require repayment of the outstanding principal amount of the Loan on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or withdraw its declaration with effect from such date as it may specify in such notice.

15.15                 Other Remedies

If an Event of Default occurs and is continuing, the Lender (or the Trustee) may pursue any available remedy to collect the payment of principal or interest on the Loan or to enforce the performance of any provision of this Agreement.  A delay or omission by the Lender (or the Trustee) in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.

16.                               DEFAULT INTEREST AND INDEMNITY

16.1                        Default Interest Periods

If any sum due and payable by the Borrower hereunder is not paid on the due date therefore in accordance with the provisions of Clause 18 (Payments) or if any sum due and payable by the Borrower under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Borrower to pay such sum (the balance thereof for the time being unpaid being herein referred to as an unpaid sum) is discharged shall be divided into successive periods, each of which, other than the first, shall start on the last day of the preceding such period and the duration of each of which shall, except as otherwise provided in this Clause 16 (Default Interest and Indemnity), be selected by the Lender, but shall in any event not be longer than one month.

16.2                        Default Interest

During each such period relating thereto as is mentioned in Clause 16.1 (Default Interest Periods) an unpaid sum shall bear interest at a rate per annum equal to the Interest Rate.

16.3                        Payment of Default Interest

Any interest which shall have accrued under Clause 16.2 (Default Interest) in respect of an unpaid sum shall be due and payable and shall be paid by the Borrower at the end of the period by reference to which it is calculated or on such other dates as the Lender may specify by written notice to the Borrower.

16.4                        Borrower’s Indemnity

The Borrower undertakes to the Lender, that if the Lender, any of its Affiliates, or any director, officer, employee or agent of the Lender or any such Affiliate or any person controlling the Lender within the meaning of the United States securities laws (each an indemnified party) incurs any loss, liability, cost, claim, charge, expense (including, without limitation, legal fees, costs and expenses and any VAT thereon) (a Loss) as a result of or in connection with any Event of Default, Potential Event of Default, the Loan, this Agreement (or enforcement thereof), or the issue, constitution, sale, listing, admission to trading or enforcement of the Notes or the Notes being outstanding or any combination of any of the foregoing, then the Borrower shall pay to the Lender on demand an amount equal to such Loss and all costs, charges and expenses which it or any indemnified party may pay or incur in connection with investigating, disputing or defending any such action or claim as such costs, charges and expenses are incurred.  The Lender shall not have any duty or obligation, whether as fiduciary or trustee or otherwise, for any indemnified party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause 16.4.

The indemnity contained in this Clause 16.4 shall not apply to any Loss (i) which is caused by an indemnified party’s gross negligence, wilful misconduct or wilful default as finally resolved by arbitration under the LCIA Arbitration Rules, or (ii) which is recovered under Clause 8.1 (Additional Amounts).

16.5                        Independent Obligation

Clause 16.4 (Borrower’s Indemnity) constitutes a separate and independent obligation of the Borrower from its other obligations under or in connection with this Agreement or any other obligations of the Borrower in connection with the issue of the Notes and shall not affect, or be construed to affect, any other provisions of this Agreement or any such other obligations.

16.6                        Survival

The obligations of the Borrower pursuant to Clauses 8.1 (Additional Amounts), 8.3 (Tax Indemnity), 16.4 (Borrower’s Indemnity) and 18.3 (No Set-off) shall survive the execution and delivery of this Agreement, the drawdown of the Loan and the repayment of the Loan, in each case by the Borrower.

16.7                        Unpaid Sums as Advances

Any unpaid sum shall, for the purposes of this Clause 16 (Default Interest and Indemnity) and Clause 10.1 (Increased Costs), be treated as an advance and accordingly in this Clause 16 (Default Interest and Indemnity) and Clause 10.1 (Increased Costs) the term Loan includes any unpaid sum and the term Interest Period in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 16.1 (Default Interest Periods).

17.                               CURRENCY OF LENDER ACCOUNT AND CURRENCY INDEMNITY

17.1                        Currency of Lender Account

The U.S. dollar is the currency of account and payment for each and every sum at any time due from the Borrower hereunder.

17.2                        Currency Indemnity

If any sum due from the Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the first currency) in which the same is payable hereunder or under such order or judgment into another currency (the second currency) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal, or (c) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless the Lender from and against any documented loss suffered or reasonably incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

18.                               PAYMENTS

18.1                        Payments to the Lender

On each date on which this Agreement requires an amount denominated in U.S. dollars to be paid by the Borrower, the Borrower shall make the same available to the Lender by payment in U.S. dollars and in Same-Day Funds not later than 10:00 a.m. (New York City time) two Business Days prior to such date (or in such other funds as may for the time being be customary in London for the settlement in London of international banking transactions in U.S. dollars) to the Lender Account other than amounts payable (i) in respect of Reserved Rights (as such term is defined in the Trust Deed); (ii) under the Fees and Expenses Side Letter; and (iii) in relation to Clause 16.4 (Borrower’s Indemnity), which, in each case, the Borrower shall pay to such account or accounts and in accordance with such other instructions as the Lender and/or the Trustee (as applicable) shall notify to the Borrower; provided that, if the Trustee notifies the Borrower that a VTB Capital Relevant Event has occurred, the Borrower shall make all subsequent payments, which would otherwise be made to the Lender Account, to such other account as shall be notified by the Trustee to the Borrower.  Without prejudice to its obligations under Clause 5.1 (Payment of Interest), the Borrower shall procure that, before 10:00 a.m. (New York City time) on the Banking Day before the due date of each payment made by it under this Clause 18.1, the bank effecting payment on its behalf confirms to the Lender or to such person as the Lender may direct by tested telex or authenticated SWIFT message the payment instructions relating to such payment.  For these purposes, Banking Day means a day on which banks are open for general business in New York City.

18.2                        Alternative Payment Arrangements

If, at any time, it shall become impracticable, by reason of any action of any governmental authority or any Change of Law, exchange control regulations or any similar event, for the Borrower to make any payments hereunder in the manner specified in Clause 18.1 (Payments to the Lender), then the Borrower may agree with the Lender alternative arrangements for such payments to be made; provided that, in the absence of any such agreement, the Borrower shall be obliged to make all payments due to the Lender in the manner specified herein.

18.3                        No Set-Off

All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

18.4                        Prescription

In the event that any Note becomes void pursuant to Condition 8, the Lender shall forthwith repay to the Borrower the principal amount of such Note subject to (i) the Lender having previously received from the Borrower a corresponding amount in respect of principal pursuant to this Agreement and (ii) the Lender having received from the Issuer a corresponding amount in respect of principal pursuant to the Amended and Restated Sub-Participation Agreement.

19.                               FEES, COSTS AND EXPENSES

19.1                        Transaction Expenses and Fees

The Borrower agrees to pay the fees and expenses specified in the Fees and Expenses Side Letter to the Lender and certain other parties referred to therein in accordance with the terms thereof.

19.2                        Costs relating to Preservation of Rights

The Borrower shall, from time to time on demand of the Lender, reimburse the Lender for all properly documented costs and expenses (including, without limitation, legal fees) together with any VAT incurred in or in connection with the preservation or the enforcement of any of the rights of the Lender under this Agreement.

19.3                        Stamp Taxes

The Borrower shall pay all stamp, registration and other similar duties or taxes (including any interest or penalties thereon or in connection therewith) to which this Agreement or any judgment given in connection with this Agreement is or at any time may be subject and shall, from time to time on demand of the Lender, indemnify the Lender against any liabilities, costs, claims and expenses (including, without limitation, legal fees and any applicable VAT thereon) resulting from any failure to pay or any delay in paying any such duty or tax.

19.4                        Costs Relating to Amendments and Waivers

The Borrower shall, from time to time on demand of the Lender (and without prejudice to the provisions of Clause 19.2 (Costs relating to Preservation of Rights)) (or the Trustee, as applicable) compensate the Lender (and, as the case may be, Trustee) at such daily and/or hourly rates as the Lender (or, as the case may be, Trustee) shall from time to time reasonably determine for all time expended by the Lender (or, as the case may be, Trustee), their respective directors, officers and employees, and for all properly documented costs and expenses (including telephone, fax, copying and travel costs) they may incur, in connection with the Lender (and, as the case may be, the Trustee) taking such action as it may consider appropriate or in complying with any request by the Borrower in connection with:

(a)                                 the granting or proposed granting of any waiver or consent requested under this Agreement by the Borrower;

(b)                                 any actual, potential or suspected breach by the Borrower of any of its obligations under this Agreement;

(c)                                  the occurrence of any event which is an Event of Default or a Potential Event of Default; or

(d)                                 any amendment or proposed amendment to this Agreement requested by the Borrower.

20.                               ASSIGNMENTS AND TRANSFERS

20.1                        Binding Agreement

This Agreement shall be binding upon and inure to the benefit of each party hereto and its or any subsequent successors and assigns.

20.2                        No Assignments and Transfers by the Borrower

The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

20.3                        Assignments by the Lender

The Lender may not assign or transfer, in whole or in part, any of its rights and benefits or obligations under this Agreement except (i) the charge by way of first fixed charge granted by the Lender in favour of the Trustee, of the Lender’s rights and benefits under this Agreement, and (ii) the absolute assignment by way of security by the Lender to the Trustee of certain rights, interest and benefits under this Agreement, in each case, pursuant to Clause 4 of the Trust Deed.

21.                               CALCULATIONS AND EVIDENCE OF DEBT

21.1                        Basis of Accrual of Interest

Except in respect of the First Interest Period, interest shall accrue from day to day and shall be calculated on the basis of a year of three hundred and sixty (360) days consisting of twelve (12) months of thirty (30) days each and, in the case of an incomplete month, the actual number of days elapsed.

21.2                        Evidence of Debt

The Lender shall maintain, in accordance with its usual practice, accounts evidencing the amounts from time to time lent by and owing to it hereunder; in any legal action or proceeding arising out of or in connection with this Agreement, in the absence of manifest error and subject to the provision by the Lender to the Borrower of written information describing in reasonable detail the calculation or computation of such amounts together with the relevant supporting documents evidencing the matters described therein, the entries made in such accounts shall be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded.

21.3                        Change of Circumstance Certificates

A certificate signed by two authorised signatories of the Lender describing in reasonable detail (a) the amount by which a sum payable to it hereunder is to be increased under Clause 8.1 (Additional Amounts), or (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 8.3 (Tax Indemnity) or Clause 10.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

22.                               REMEDIES AND WAIVERS, PARTIAL INVALIDITY

22.1                        Remedies and Waivers

No failure by the Lender to exercise, nor any delay by the Lender in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

22.2                        Partial Invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

23.                               NOTICES

23.1                        Communications in Writing

Each communication and document to be made or delivered hereunder shall be made in writing and, unless otherwise stated, shall be made by fax, by hand or by courier addressed as follows:

if to the Borrower:

Public Joint Stock Company “Bank “Finance and Credit”
60 Artema Street
Kyiv, 04050
Ukraine

Fax number:                          +380 44 490 6870

Attention:                                         International Business Department

if to the Lender:

VTB Capital plc
14 Cornhill

London

EC3V 3ND

Fax number:                          +44 203 334 8960

Attention:                                         Global Head of Syndicate

if to the Trustee, to it at:

Citibank, N.A., London Branch

13th Floor

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Fax:                                                                       +44 207 500 5877

Attention:                                         Agency & Trust

23.2                        Delivery

Each communication and document to be made or delivered by one party to another pursuant to this Agreement shall, unless that other party has by fifteen (15) days’ written notice to the same specified another address or fax number, be made or delivered to that other party at the address or fax number specified in Clause 23.1 (Communications in Writing) and shall be effective upon receipt by the addressee on a business day in the city of the recipient; provided, however that (i) any such communication or document which would otherwise take effect after 4:00 p.m. on any particular day shall not take effect until 10:00 a.m. on the immediately succeeding business day in the city of the addressee, and (ii) any communication or document to be made or delivered by one party to the other party shall be effective only when received by such other party and then only if the same is expressly marked for the attention of the department or officer identified with the such other party’s signature below, or such other department or officer as such other party shall from time to time specify for this purpose.

24.                               LAW, JURISDICTION AND ARBITRATION

24.1                        Governing law

This Agreement, and any non-contractual obligations arising out of or in relation to this Agreement, is governed by, and shall be construed in accordance with, English law.

24.2                        Arbitration

(a)                                 Any dispute or claim arising out of or in connection with this Agreement (including any question regarding the existence, validity or termination of this Agreement or any non-contractual right or obligation arising out of or in connection with it) (a Dispute) shall be referred to an arbitration tribunal formed pursuant to and finally resolved by arbitration under the LCIA Arbitration Rules (the Rules), which Rules are deemed to be incorporated by reference into this Clause 24.2 (Arbitration).

(b)                                 The arbitral tribunal shall consist of three arbitrators.  The claimant(s), irrespective of number, shall nominate jointly one arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator; and a third arbitrator, who shall serve as Chairman, shall be nominated by the two party-nominated arbitrators.  For the avoidance of doubt, the parties to this Agreement agree that, for the purpose of Article 8.1 of the Rules, the claimant(s), irrespective of number, and the respondent(s), irrespective of number, constitute two separate sides for the formation of the arbitral tribunal.

(c)                                  In the event that either the claimant(s) or the respondent(s) fail to nominate an arbitrator in accordance with the Rules, such arbitrator shall be appointed by the LCIA Court within fifteen (15) days of such failure.

(d)                                 The seat of arbitration shall be London, England and the language of the arbitration shall be English.

(e)                                                     (i)    If more than one arbitration is commenced under the Transaction Documents (as defined in the Trust Deed) and any party contends that two or more such arbitrations raise similar issues of law or fact and that the issues should be resolved in one set of proceedings, the arbitral tribunal appointed in the first filed of such proceedings (the First Tribunal) shall have the power to determine (prior to the commencement of the oral phase in the first filed of such proceedings) whether in the interests of justice and efficiency the proceedings shall be consolidated.

(ii)   The tribunal in such consolidated proceedings shall be selected as follows: (a) the parties to the consolidated proceedings shall agree on the composition of the tribunal; and (b) failing such agreement within thirty (30) days of consolidation being ordered by the First Tribunal, the LCIA shall appoint all members of the tribunal within thirty (30) days of a written request by any of the parties to the consolidated proceedings.

(iii)  Any party to the consolidated proceedings shall be bound by the award rendered, even if it chooses not to participate in the consolidated proceedings.

(f)                                   No party may apply to the English court to determine any question of law arising in the course of the arbitration pursuant to Section 45 of the Arbitration Act 1996 or otherwise, or appeal to the English court on a question of law arising out of an award made in the arbitration pursuant to Section 69 of the Arbitration Act 1996 or otherwise.

(g)                                  The Borrower shall at all times maintain an agent for service of process and any other documents in proceedings in England in connection with this Agreement.  Such agent shall be Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom (the Process Agent) and any claim form, judgment or other notice of legal process shall be sufficiently served on the Borrower if delivered to such Process Agent.  The Borrower irrevocably undertakes not to revoke the authority of this Process Agent and if, for any reason, the Lender requests the Borrower to do so, the Borrower shall promptly appoint another such agent with an address in England and advise the Lender.  If, following such a request, the Borrower fails to appoint another agent within fifteen (15) calendar days, the Lender shall be entitled to appoint one on behalf of the Borrower, at the expense of the Borrower.  Nothing in this Sub-Clause 24.2(g) shall affect the right of the Lender to serve process in any other manner permitted by law.

24.3                        Waiver of immunity

To the extent that the Lender or the Borrower may now or hereafter be entitled, in any jurisdiction in which any legal action or proceeding may at any time be commenced with respect to this Agreement, to claim for itself or any of its undertakings, properties, assets or revenues present or future, any immunity (sovereign or otherwise) from (without limitation) suit, jurisdiction of any court or tribunal, attachment prior to judgment, attachment in aid of execution of a judgment or award, execution of a judgment or award or from set-off, banker’s lien, counterclaim or any other legal process or remedy with respect to its obligations under this Agreement and/or to the extent that in any such jurisdiction there may be attributed to the Lender or the Borrower any such immunity (whether or not claimed), the Lender or the Borrower hereby irrevocably agree not to claim, and hereby waive, any such immunity.  For the avoidance of doubt, the Lender and the Borrower also undertake not to otherwise contest the jurisdiction of any competent court (whether on grounds of forum non conveniens or otherwise) in which recognition and enforcement of a judgment or award obtained by a party under this Clause 24.3 (Waiver of immunity) is sought.

24.4                        Consent

The Lender and the Borrower consent generally in respect of any arbitration or litigation proceedings to the giving of any relief by way of injunction or order for specific performance or for the recovery of any property whatsoever or other provisional or protective measures and to its property (irrespective of its use or intended use) being subject to any process for the enforcement of a judgment/award or any process effected in the course or as a result of any action in rem.

25.                               RIGHTS OF THIRD PARTIES

A Person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

26.                               CENTRAL BANK REGISTRATION REQUIREMENT

This Agreement shall become effective on the Closing Date.

27.                               ENGLISH LANGUAGE

27.1                        Each communication and document to be made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation into English certified (by an officer of the person delivering the same) as being a true and accurate translation.  In the event of any discrepancies between the English and any Ukrainian versions of such communication or document, or any dispute regarding the interpretation of any provision in the English or any Ukrainian versions of such communication or document, the English version of such communication or document shall prevail, unless the document is a statutory or other official document.

27.2                        This Agreement has been set forth and signed in both English and Ukrainian, provided, however, that in the event of any conflict or inconsistency or in case of doubt as to the proper interpretation or construction of this Agreement, the English text shall be controlling.

28.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts.  Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.  Delivery of a counterpart of this Agreement by e mail attachment or telecopy shall be an effective mode of delivery.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

1.                                      Certified copies of the Borrower’s Charter and of any amendments and changes thereto (together with a certified translation in the English language);

2.                                      A certified copy of all resolutions and other authorisations required to be passed or given (together with a certified translation in the English language), and evidence of any other action required to be taken, on behalf of the Borrower to approve its entry into this Agreement and the amendment and restatement of this Agreement and any other documents to be delivered by the Borrower pursuant hereto, to authorise appropriate persons to execute this Agreement and such other documents and to take any other action in connection therewith;

3.                                      A certificate of the Borrower setting out the positions, names and sample signatures of the persons authorised to sign, on behalf of the Borrower, this Agreement and any other documents to be delivered by the Borrower pursuant hereto;

4.                                      A copy of the notification of this Agreement, filed by the Borrower with the Central Bank, bearing a registration notation of the Central Bank (together with a certified translation in the English language);

5.                                      A closing certificate of the Borrower dated the Closing Date substantially in the form of Schedule 3;

6.                                      An opinion of DLA Piper Ukraine LLC, counsel to the Borrower, regarding issues of Ukrainian law in form and substance satisfactory to the Lead Manager and the Lender;

7.                                      An opinion of Avellum Partners LLC, counsel to the Lead Manager, regarding issues of Ukrainian law in form and substance satisfactory to the Lead Manager;

8.                                      An opinion of Freshfields Bruckhaus Deringer LLP, counsel to the Lead Manager, regarding issues of English law in form and substance satisfactory to the Lead Manager;

9.                                      An opinion of DLA Piper Nederland B.V., counsel to the Issuer, regarding issues of Dutch law in form and substance satisfactory to the Lead Manager and the Lender;

10.                               A copy of the Fees and Expenses Side Letter executed by the Borrower;

11.                               A copy of the Fees Indemnity Letter executed by the Borrower;

12.                               A letter relating to certain tax matters dated the Closing Date and addressed to the Lead Manager, the Lender and the Bank from “Baker Tilly Ukraine” LLP;

13.                               Such other signing authorities (i.e. powers of attorney issued to authorised signatories) as the Borrower may be required to obtain under applicable legislation (together with a certified translation in the English language);

14.                               A letter from Law Debenture Corporate Services Limited confirming its acceptance as agent for service of process of the Borrower.

SCHEDULE 2

FORM OF PUT EVENT NOTICE

[On the letterhead of the Borrower]

[Date]

To:                             VTB Capital plc (as Lender)

14 Cornhill

London

United Kingdom

Finance & Credit Ukraine B.V.

Herikerbergweg 238

Luna Arena

1101 CM Amsterdam Zuidoost

The Netherlands

Citibank, N.A., London Branch (as Trustee and as Principal Paying Agent)

13th Floor

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

[•] 2013

Dear Sirs

U.S.$[•] Amended and Restated Loan Agreement, dated [•] 2013 (the Amended and Restated Loan Agreement), between Public Joint Stock Company “Bank “Finance and Credit” and VTB Capital plc (the Lender)

We refer to Clause 7.2 (Prepayment upon a Put Event) of the Amended and Restated Loan Agreement.

Capitalised terms used, but not defined herein, having the meanings ascribed to them in the Amended and Restated Loan Agreement.

We confirm a Put Event has occurred on [•] 2013.

The circumstances and relevant facts giving rise to the Put Event are as follows:

[provide details of Put Event].

Yours faithfully

For and on behalf of

Public Joint Stock Company “Bank “Finance and Credit”

Authorised Signatory

Authorised Signatory

SCHEDULE 3

FORM OF OFFICERS’ CERTIFICATE

[On the letterhead of the Borrower]

[•] 2013

To:                             VTB Capital plc (as Lender)

14 Cornhill

London

United Kingdom

Citibank, N.A., London Branch (as Trustee)

13th Floor

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Dear Sirs

U.S.$[•] Amended and Restated Loan Agreement, dated [•] 2013 (the Amended and Restated Loan Agreement), between Public Joint Stock Company “Bank “Finance and Credit” and VTB Capital plc (the Lender)

We refer to Clause 14.18 (Compliance Certificates) of the Amended and Restated Loan Agreement.

Capitalised terms used, but not defined herein, having the meanings ascribed to them in the Amended and Restated Loan Agreement.

We confirm that [up to and including the date hereof no Event of Default or Potential Event of Default has occurred and is continuing/specify any Event of Default or Potential Event of Default which has occurred and is continuing, and if so, what action the Borrower is taking or proposes to take with respect thereto].*

Yours faithfully

For and on behalf of the
Public Joint Stock Company “Bank “Finance and Credit”

Authorised Signatory

Authorised Signatory

*                                         Delete and/or complete as applicable.

SCHEDULE 4

CLOSING CERTIFICATE

[Letterhead of the Borrower]

VTB Capital plc
as Lead Manager pursuant to the Subscription Agreement (as defined in the Amended and Restated Loan Agreement referred to below)

[•] 2013

Dear Sirs

U.S.$[•] Amended and Restated Loan Agreement, dated [•] 2013 (the Amended and Restated Loan Agreement), between Public Joint Stock Company “Bank “Finance and Credit” and VTB Capital plc (the Lender)

We, the undersigned, being duly authorised officers of Public Joint Stock Company “Bank “Finance and Credit”, hereby certify that there has been, as at the date of this certificate, no event making any of the representations and warranties contained in Clause 11 (Representations and Warranties of the Borrower) of the Amended and Restated Loan Agreement untrue or incorrect in any respect as though they had been given and made today with references to the facts and circumstances now subsisting and Public Joint Stock Company “Bank “Finance and Credit” has performed all the obligations to be performed by it under the Amended and Restated Loan Agreement.

Yours faithfully

For and on behalf of the
Public Joint Stock Company “Bank “Finance and Credit”

Authorised Signatory

Authorised Signatory

TERMS AND CONDITIONS OF THE NOTES

The following is the text of the Terms and Conditions of the Notes, which contain summaries of certain provisions of the Trust Deed, and which will be attached to the individual note certificates, if any, and (subject to the provisions thereof) apply to the Global Notes.

The U.S.$[•] 9.125 per cent. loan participation notes due 2019 (the Notes, which expression includes any further notes issued pursuant to Condition 13 (Further Issues) and forming a single series therewith) of Finance & Credit Ukraine B.V. (the Issuer) are constituted by, are subject to, and have the benefit of, a trust deed dated [•] 2013 (as amended or supplemented from time to time, the Trust Deed) between the Issuer, VTB Capital plc and Citibank, N.A., London Branch as trustee (the Trustee, which expression includes all persons for the time being trustee or trustees appointed under the Trust Deed) and are the subject of an agency agreement dated [•] 2013 (as amended or supplemented from time to time, the Agency Agreement) between the Issuer, VTB Capital plc, Citigroup Global Markets Deutschland AG as registrar (the Registrar, which expression includes any successor registrar appointed from time to time in connection with the Notes), Citibank, N.A., London Branch as principal paying agent (the Principal Paying Agent, which expression includes any successor principal paying agent appointed from time to time in connection with the Notes), the transfer agents named therein (the Transfer Agents, which expression includes any successor or additional transfer agents appointed from time to time in connection with the Notes), the paying agents named therein (together with the Principal Paying Agent, the Paying Agents, which expression includes any successor or additional paying agents appointed from time to time in connection with the Notes) and the Trustee. References herein to the Agents are to the Registrar, the Principal Paying Agent, the Transfer Agents and the Paying Agents and any reference to an Agent is to any one of them. Certain provisions of these Conditions are summaries of the Trust Deed and the Agency Agreement and subject to their detailed provisions.  The Noteholders (as defined below) are entitled to the benefit of, bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of those provisions of the Agency Agreement applicable to them. Copies of the Trust Deed and the Agency Agreement are available for inspection during normal business hours at the registered office for the time being of the Trustee, being at the date hereof 13th Floor, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB and at the Specified Offices (as defined in the Agency Agreement) of each of the Agents, the initial Specified Offices of which are set out below.

The Issuer has authorised the creation, issue and sale of the Notes for the sole purpose of funding a 100 per cent. participation (under an amended and restated sub-participation agreement dated [•] 2013 between the Issuer and VTB Capital plc (the Amended and Restated Sub-Participation Agreement) (the Sub-Participation) by the Issuer in a loan (the Loan) by VTB Capital plc (the Lender) to Public Joint Stock Company “Bank “Finance and Credit” (the Borrower) under an amended and restated loan agreement dated [•] 2013 (the Amended and Restated Loan Agreement).

In each case where amounts of principal, interest and additional amounts, if any, due pursuant to Condition 6 (Payments) and Condition 7 (Taxation) are stated herein or in the Trust Deed to be payable in respect of the Notes, the obligation of the Issuer to make any such payment shall constitute an obligation only to pay to the Noteholders (as defined in Condition 2.1), on each date upon which such amounts of principal, interest and additional amounts, if any, are due in respect of the Notes, to the extent of the sums of principal, interest and additional amounts, if any, actually received by or for the account of the Issuer pursuant to the Amended and Restated Sub-Participation Agreement, and the Lender will only pay such sums of principal, interest and additional amounts, if any, to the Issuer to the extent of the sums of principal, interest, Additional Amounts and Tax Indemnity Amounts (each as defined in the Amended and Restated Loan Agreement), if any, actually received by or for the account of the Lender from the Borrower pursuant to the Amended and Restated Loan Agreement, less any amounts in respect of the Reserved Rights (as defined in the Trust Deed).  Noteholders must therefore rely solely and exclusively upon the covenant to pay under the Amended and Restated Loan Agreement, the credit and financial standing of the Borrower and the performance by the Lender of its obligations under the Amended and Restated Sub-Participation Agreement.  Noteholders shall have no recourse (direct or indirect) to any assets of the Issuer other than its rights under the Sub-Participation.

(a)           The Issuer has:

(i)       charged by way of security to the Trustee all of the Issuer’s rights, interests and benefits in and to (A) principal, interest and other amounts now or hereafter paid and payable by the Lender to the Issuer under the Amended and Restated Sub-Participation Agreement and (B) all amounts now or hereafter paid or payable by the Lender to the Issuer under or in respect of any claim, award or judgment relating to the Amended and Restated Sub-Participation Agreement;

(ii)      charged by way of security to the Trustee all of the Issuer’s rights, interest and benefits in and to all sums held on deposit from time to time, in the Issuer Account (as defined in the Trust Deed) with the Principal Paying Agent (as defined above) and the Transfer Agent, together with the debt represented thereby pursuant to the Trust Deed (this sub-paragraph (a)(ii), together with sub-paragraph (a)(i), the Issuer Charged Property); and

(iii)     assigned absolutely by way of security to the Trustee all of the Issuer’s rights, interests and benefits whatsoever, both present and future, whether proprietary, contractual or otherwise under or arising out of or evidenced by the Amended and Restated Sub-Participation Agreement (including, without limitation, the right to take proceedings to enforce the obligations of the Lender thereunder), other than the Issuer Charged Property and amounts payable by the Borrower in relation to the Issuer Charged Property (the Issuer Transferred Rights and together with the Issuer Charged Property, the Issuer Note Security).

(b)           The Lender has:

(i)       charged by way of security to the Trustee all of the Lender’s rights, interests and benefits in and to (A) principal, interest and other amounts now or hereafter paid and payable by the Borrower to the Lender under the Amended and Restated Loan Agreement and (B) all amounts now or hereafter paid or payable by the Borrower to the Lender under or in respect of any claim, award or judgment relating to the Amended and Restated Loan Agreement (in each case other than any rights, interests and benefits of the Lender constituting Reserved Rights as such term is defined in the Trust Deed);

(ii)      charged by way of security to the Trustee all of the Lender’s rights, interest and benefits in and to all sums held on deposit from time to time, in the Lender Account (as defined in the Amended and Restated Loan Agreement) with the Principal Paying Agent and the Transfer Agent, together with the debt represented thereby (except to the extent such debt relates to Reserved Rights) pursuant to the Trust Deed (this sub-paragraph (b)(ii), together with sub-paragraph (b)(i) other than the Reserved Rights, the Lender Charged Property); and

(iii)     assigned absolutely by way of security to the Trustee all of the Lender’s rights, interests and benefits whatsoever, both present and future, whether proprietary, contractual or otherwise under or arising out of or evidenced by the Amended and Restated Loan Agreement (including, without limitation, the right to declare the Loan immediately due and payable and to take proceedings to enforce the obligations of the Borrower thereunder), other than the Lender Charged Property and the Reserved Rights and amounts payable by the Borrower in relation to the Lender Charged Property and the Reserved Rights (the Lender Transferred Rights and together with the Lender Charged Property, the Lender Note Security).

In certain circumstances, the Trustee can (subject to it being indemnified and/or secured and/or prefunded to its satisfaction) be required by Noteholders holding at least one quarter of the principal amount of the Notes outstanding or by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders to exercise certain of its powers under the Trust Deed (including those arising in connection with the Issuer Note Security and the Lender Note Security (the Issuer Note Security and the Lender Note Security together, the Note Security)). It may not be possible for the Trustee to take certain actions and, accordingly in such circumstances, the Trustee will be unable to take such actions, notwithstanding the provision of an indemnity to it.  In such circumstances, the Trustee shall notify the Noteholders accordingly as soon as reasonably practicable after it becomes aware that it will not be possible to take such action(s) and it will be for the Noteholders to take such action(s) directly themselves.

1.             FORM, DENOMINATION AND STATUS

1.1          Form and denomination

The Notes are in registered form, without interest coupons attached, in denominations of U.S.$142,500 and integral multiples of U.S.$950 in excess thereof (each, an Authorised Holding).

1.2          Status and Limited Recourse

The sole purpose of the issue of the Notes is to provide the funds for the Issuer to finance the Sub-Participation. The Notes constitute the obligation of the Issuer to apply an amount equal to the principal amount of the Notes solely for financing the Sub-Participation and to account to the Noteholders for principal, interest and additional amounts, if any, payable in respect of the Notes in an amount equivalent to sums of principal, interest and additional amounts, if any, actually received by or for the account of the Issuer from the Lender pursuant to the Amended and Restated Sub-Participation Agreement; and the Lender will only pay such sums of principal, interest and additional amounts, if any, to the Issuer to the extent of the sums of principal, interest, Additional Amounts and Tax Indemnity Amounts, if any, actually received by or for the account of the Lender from the Borrower pursuant to the Amended and Restated Loan Agreement (less any amounts in respect of Reserved Rights), the rights to receive which are, inter alia, being charged by way of security to the Trustee by virtue of the Note Security as security for the Issuer’s payment obligations under the Trust Deed and in respect of the Notes.

Payments in respect of the Notes to the extent of the sums actually received by or for the account of the Issuer by way of principal, interest or additional amounts, if any, pursuant to the Amended and Restated Sub-Participation Agreement will be made pro rata among all Noteholders (subject to Condition 7 (Taxation)), on the dates on which such payments are due in respect of the Notes subject to the conditions attaching to, and in the currency of, such payments under the Amended and Restated Sub-Participation Agreement.  The Issuer shall not be liable to make any payment in respect of the Notes other than as expressly provided herein and in the Trust Deed.  The Issuer shall be under no obligation to exercise in favour of the Noteholders any rights of set-off or of banker’s lien or to combine accounts or counterclaim that may arise out of other transactions between the Issuer and the Lender or between the Lender and the Borrower.

Noteholders are deemed to have accepted that:

(i)       (A) neither the Issuer nor the Trustee makes any representation or warranty in respect of, and shall at no time have any responsibility for, or (save as otherwise expressly provided in the Trust Deed and paragraph (vi) below) liability, or obligation in respect of the performance and observance by the Borrower of its obligations under the Amended and Restated Loan Agreement or by the Lender under the Amended and Restated Sub-Participation Agreement or the recoverability of any sum of principal, interest, Additional Amounts or Tax Indemnity Amounts or other amounts, if any, due or to become due from the Borrower under the Amended and Restated Loan Agreement or from the Lender under the Amended and Restated Sub-Participation Agreement; and (B) the Lender makes no representation or warranty in respect of, and shall at no time have any responsibility for, or (save as otherwise expressly provided in the Trust Deed and paragraph (vi) below) liability, or obligation in respect of the performance and observance by the Borrower of its obligations under the Amended and Restated Loan Agreement or the recoverability of any sum of principal, interest, Additional Amounts or Tax Indemnity Amounts or other amounts, if any, due or to become due from the Borrower under the Amended and Restated Loan Agreement;

(ii)      neither the Issuer nor the Trustee shall at any time have any responsibility for, or obligation or liability in respect of, the condition (financial, operational or otherwise), creditworthiness, affairs, status, nature or prospects of the Borrower or the Lender;

(iii)     neither the Issuer nor the Trustee shall at any time have any responsibility for, or obligation or liability in respect of, any misrepresentation or breach of warranty or any act, default or omission of the Borrower under or in respect of the Amended and Restated

Loan Agreement or the Lender under or in respect of the Amended and Restated Sub-Participation Agreement;

(iv)     neither the Issuer nor the Trustee shall at any time have any responsibility for, or liability or obligation in respect of, the performance and observance by the Registrar, the Principal Paying Agent, any Transfer Agent or any Paying Agent of their respective obligations under the Agency Agreement;

(v)      the financial servicing and performance of the terms of the Notes depend solely and exclusively upon performance by the Borrower of its obligations under the Amended and Restated Loan Agreement, its covenant to pay under the Amended and Restated Loan Agreement, its credit and financial standing and the performance by the Lender of its obligations under the Amended and Restated Sub-Participation Agreement.  The Borrower has represented and warranted to the Lender in the Amended and Restated Loan Agreement that the Amended and Restated Loan Agreement constitutes legal, valid and binding obligations of the Borrower.  The representations and warranties given by the Borrower in clause 11 (Representations and Warranties of the Borrower) of the Amended and Restated Loan Agreement are given by the Borrower to the Lender for the sole benefit of the Lender and neither the Trustee nor the Issuer nor any Noteholder shall have any remedies or rights against the Borrower that the Lender may have with respect to such representations or warranties, other than any right the Trustee may have pursuant to the assignment of the Lender Transferred Rights (as defined above).  The Borrower has represented and warranted to the Issuer in the Subscription Agreement that the Amended and Restated Loan Agreement constitutes legal, valid and binding obligations of the Borrower. The representations and warranties given by the Borrower in Clause 7 (Representations and Warranties of the Borrower) of the Subscription Agreement are given by the Borrower to the Issuer for the sole benefit of the Issuer and neither the Trustee nor any Noteholder shall have any remedies or rights against the Borrower that the Issuer may have with respect to such representations or warranties, other than any right the Trustee may have pursuant to the assignment of the Issuer Transferred Rights (as defined above);

(vi)     the Issuer (and, pursuant to the assignment of the Issuer Transferred Rights, the Trustee) will rely on self-certification by the Lender and certification by third parties as a means of monitoring whether the Lender is complying with its obligations under the Amended and Restated Sub-Participation Agreement and shall not otherwise be responsible for investigating any aspect of the Lender’s performance in relation thereto. Pursuant to the assignment of the Lender Transferred Rights, the Trustee will rely on self-certification by the Borrower and certification by third parties as a means of monitoring whether the Borrower is complying with its obligations under the Amended and Restated Loan Agreement and shall not otherwise be responsible for investigating any aspect of the Borrower’s performance in relation thereto. Subject as further provided in the Trust Deed, the Trustee will not be liable for any failure to make the usual or any investigations which might be made by a security holder in relation to the property which is the subject of the Note Security (as defined above) and held by way of security for the Notes, and shall not be bound to enquire into or be liable for any defect or failure in the right or title of the Issuer to the secured property represented by the Issuer Note Security or of the Lender to the secured property represented by the Lender Note Security, whether such defect or failure was known to the Trustee or might have been discovered upon examination or enquiry or whether capable of remedy or not, nor will it have any liability for the enforceability of the security created by the Note Security whether as a result of any failure, omission or defect in registering or filing or otherwise protecting or perfecting such security and the Trustee will have no responsibility for the value of such security;

(vii)    if the Borrower is required by law to make any withholding or deduction for or on account of tax from any payment under the Amended and Restated Loan Agreement or if the Lender is required by law to make any withholding or deduction for or on account of tax from any payment in respect of the Amended and Restated Sub-Participation Agreement, the sole obligation of the Issuer to make payments of principal or interest on the Notes will be to pay to the Noteholders sums equivalent to the sums actually received from the Lender pursuant to the Amended and Restated Sub-Participation Agreement in respect of such payment, including, if applicable, any additional amounts in respect of the tax required to be withheld or deducted by the Lender; and the Lender will only pay such equivalent sums to the Issuer to the extent and at such time as it shall have actually received an equivalent payment from the Borrower pursuant to the Amended and Restated Loan Agreement including, if applicable, Additional Amounts or Tax Indemnity Amounts; the Lender shall not be obliged to take any actions or measures as regards such deductions or withholdings other than those set out in Clause 8 (Taxes) and Clause 10.4 (Mitigation) of the Amended and Restated Loan Agreement; and

(viii)   if the Issuer is required to pay any additional amounts to Noteholders in accordance with Condition 7 (Taxation), the sole obligation of the Issuer will be to pay to the Noteholders such additional amounts only to the extent that it shall have actually received an equivalent amount from the Lender pursuant to the Amended and Restated Sub-Participation Agreement; and the Lender will only pay such equivalent amount to the Issuer to the extent that it shall have actually received an equivalent amount from the Borrower under the Amended and Restated Loan Agreement by way of Additional Amounts or Tax Indemnity Amounts or otherwise.

Save as otherwise expressly provided herein and in the Trust Deed, no proprietary or other direct interest in the Issuer’s rights under or in respect of the Amended and Restated Sub-Participation Agreement or the Sub-Participation exists for the benefit of the Noteholders. Subject to the terms of the Trust Deed, no Noteholder will have any entitlement to enforce any of the provisions in the Amended and Restated Sub-Participation Agreement or have direct recourse to the Lender except through action by the Trustee under the Note Security. Neither the Issuer nor the Trustee pursuant to the Issuer Transferred Rights shall be required to take proceedings to enforce payment under the Amended and Restated Sub-Participation Agreement unless it has been indemnified and/or secured and/or prefunded by the Noteholders to its satisfaction against all liabilities, proceedings, claims and demands to which it may thereby become liable and all costs, charges and expenses which may be incurred by it in connection therewith.

Save as otherwise expressly provided herein and in the Trust Deed, no proprietary or other direct interest in the Lender’s rights under or in respect of the Amended and Restated Loan Agreement or the Loan exists for the benefit of the Noteholders.  Subject to the terms of the Trust Deed, no Noteholder will have any entitlement to enforce any of the provisions in the Amended and Restated Loan Agreement or have direct recourse to the Borrower except through action by the Trustee under the Note Security.  Neither the Issuer nor the Trustee pursuant to the Lender Transferred Rights shall be required to take proceedings to enforce payment under the Amended and Restated Loan Agreement unless it has been indemnified and/or secured and/or prefunded by the Noteholders to its satisfaction against all liabilities, proceedings, claims and demands to which it may thereby become liable and all costs, charges and expenses which may be incurred by it in connection therewith.

After realisation of the security which has become enforceable and application of the proceeds in accordance with Clause 8 (Application of Moneys received by the Trustee) of the Trust Deed, the obligations of the Issuer and the Lender with respect to the Trustee and the Noteholders in respect of the Notes shall be satisfied and none of the foregoing parties may take any further steps against the Issuer or the Lender to recover any further sums in respect thereof and the right to receive any such sums shall be extinguished. In particular, neither the Trustee nor any Noteholder shall petition or take any other step for the winding-up of the Issuer or the Lender.

As provided in the Trust Deed, the obligations of the Issuer are solely to make payments of amounts in aggregate equal to principal, interest or other amounts, if any, actually received by or for the account of the Issuer pursuant to the Amended and Restated Sub-Participation Agreement and the Lender will only pay such sums of principal, interest or other amounts, if any, to the Issuer to the extent of the sums of principal, interest, Additional Amounts and Tax Indemnity Amounts, if any, actually received by or for the account of the Lender from the Borrower pursuant to the Amended and Restated Loan Agreement (less any amounts in respect of Reserved Rights), the rights to which are being charged by way of security to the Trustee as aforesaid. Noteholders must therefore rely solely and exclusively upon the covenant to pay under the Amended and Restated Loan Agreement, the credit and financial standing of the Borrower and the performance by the Lender of its obligations under the Amended and Restated Sub-Participation Agreement.

The obligations of the Issuer to make payments as stated in the previous paragraph constitute direct and general obligations of the Issuer which will at all times rank pari passu among themselves and at least pari passu  with all other present and future unsecured obligations of the Issuer, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application.

Payments made by the Borrower under the Amended and Restated Loan Agreement to, or to the order of, the Trustee or (before such time that the Issuer has been required by the Trustee, pursuant to the terms of the Trust Deed, to pay to or to the order of the Trustee) the Principal Paying Agent will satisfy pro tanto the obligations of the Issuer in respect of the Notes.

2.             REGISTER, TITLE AND TRANSFERS

2.1          Register

The Registrar will maintain outside the United Kingdom a register (the Register) in respect of the Notes in accordance with the provisions of the Agency Agreement. In these Conditions, the Holder of a Note means the person in whose name such Note is for the time being registered in the Register (or, in the case of a joint holding, the first named thereof) and Noteholder shall be construed accordingly.  A certificate (each, a Note Certificate) will be issued to each Noteholder in respect of its registered holding. Each Note Certificate will be numbered serially with an identifying number which will be recorded in the Register.

2.2          Title

The Holder of each Note shall (except as otherwise required by law) be treated as the absolute owner of such Note for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on the Note Certificate relating thereto (other than the endorsed form of transfer) or any notice of any previous loss or theft of such Note Certificate) and no person shall be liable for so treating such Holder.  No person shall have any right to enforce any term or condition of the Notes or the Trust Deed under the Contracts (Rights of Third Parties) Act 1999.

2.3          Transfers

Subject to Condition 2.6 (Closed periods) and Condition 2.7 (Regulations concerning transfers and registration) below, a Note may be transferred upon surrender of the relevant Note Certificate, with the endorsed form of transfer duly completed (including any certificates as to compliance with restrictions on transfer included therein), at the Specified Office of the Registrar or any Transfer Agent, together with such evidence as the Registrar or (as the case may be) such Transfer Agent may reasonably require to prove the title of the transferor and the authority of the individuals who have executed the form of transfer; provided, however, that a Note may not be transferred unless the principal amount of Notes transferred and (where not all of the Notes held by a Holder are being transferred) the principal amount of the balance of Notes not transferred are Authorised Holdings.  Where not all the Notes represented by the surrendered Note Certificate are the subject of the transfer, a new Note Certificate in respect of the balance of the Notes will be issued to the transferor.

2.4          Registration and delivery of Note Certificates

Within five business days of the surrender of a Note Certificate in accordance with Condition 2.3 (Transfers) above, the Registrar will register the transfer in question and deliver a new Note Certificate of a like principal amount to the Notes transferred to each relevant Holder at its Specified Office or (as the case may be) the Specified Office of any Transfer Agent or (at the request and risk of any such relevant Holder) by uninsured first class mail (airmail if overseas) to the address specified for the purpose by such relevant Holder. In this paragraph, business day means a day on which commercial banks are open for general business (including dealings in foreign currencies) in the city where the Registrar or (as the case may be) the relevant Transfer Agent has its Specified Office.

2.5          No charge

The transfer of a Note will be effected without charge by or on behalf of the Issuer, the Registrar or any Transfer Agent but against such indemnity as the Registrar or (as the case may be) such Transfer Agent may require in respect of any tax or other duty of whatsoever nature which may be levied or imposed in connection with such transfer.

2.6          Closed periods

Noteholders may not require transfers to be registered during the period of fifteen (15) days ending on the due date for any payment of principal or interest in respect of the Notes.

2.7          Regulations concerning transfers and registration

All transfers of Notes and entries on the Register are subject to the detailed regulations concerning the transfer of Notes scheduled to the Agency Agreement.  The regulations may be changed by the Issuer with the prior written approval of the Trustee, the Registrar and the Borrower.  A copy of the current regulations will be mailed (free of charge) by the Registrar and/or any Transfer Agent to any Noteholder who requests in writing a copy of such regulations.  So long as any of the Notes are admitted to listing on the regulated market of the Irish Stock Exchange, a copy of the current regulations will be publicly available at the Specified Offices of the Transfer Agent and the Paying Agent in Ireland.

3.             COVENANTS

3.1          Issuer’s Covenants

As provided in the Trust Deed, so long as any of the Notes remain outstanding (as defined in the Trust Deed), the Issuer will not, without the prior written consent of the Trustee or an Extraordinary Resolution or Written Resolution (as defined in the Trust Deed), agree to any amendments to or any modification or waiver of, or authorise any breach or proposed breach of, the terms of the Amended and Restated Sub-Participation Agreement and will act in accordance with any instructions of the Trustee from time to time with respect to the Amended and Restated Sub-Participation Agreement, except as otherwise expressly provided in the Trust Deed and the Amended and Restated Sub-Participation Agreement.  Any such amendment, modification, waiver or authorisation made with the consent of the Trustee shall be binding on the Noteholders and any such amendment or modification shall be notified by the Issuer to the Noteholders in accordance with Condition 14 (Notices).

Save as provided above, so long as any Note remains outstanding, the Issuer, without the prior written consent of the Trustee or an Extraordinary Resolution or Written Resolution, shall not, inter alia, have any subsidiaries or employees, purchase, own, lease or otherwise acquire any real property (including office premises or like facilities), consolidate or merge with any other person or convey or transfer its properties or assets substantially as an entity to any person (otherwise than as contemplated in these Conditions and the Trust Deed), issue any shares (other than such shares as are in issue at the date of the Trust Deed), give any guarantee, or subject to the laws of The Netherlands, petition for any winding-up or bankruptcy.

3.2          Lender’s Covenants

As provided in the Trust Deed, so long as any of the Notes remain outstanding (as defined in the Trust Deed), the Lender will not, without the prior written consent of the Trustee or an Extraordinary Resolution or Written Resolution (as defined in the Trust Deed), agree to any amendments to or any modification or waiver of, or authorise any breach or proposed breach of, the terms of the Amended and Restated Sub-Participation Agreement and will act in accordance with any instructions of the Trustee from time to time with respect to the Amended and Restated Sub-Participation Agreement, except as otherwise expressly provided in the Trust Deed and the Amended and Restated Sub-Participation Agreement. Any such amendment, modification, waiver or authorisation made with the consent of the Trustee shall be binding on the Noteholders and any such amendment or modification shall be notified by the Issuer to the Noteholders in accordance with Condition 14 (Notices).

As provided in the Trust Deed, so long as any of the Notes remain outstanding (as defined in the Trust Deed), the Lender will not, without the prior written consent of the Trustee or an Extraordinary Resolution or Written Resolution (as defined in the Trust Deed), agree to any amendments to or any modification or waiver of, or authorise any breach or proposed breach of, the terms of the Amended and Restated Loan Agreement and will act in accordance with any instructions of the Trustee from time to time with respect to the Amended and Restated Loan Agreement, except as otherwise expressly provided in the Trust Deed and the Amended and Restated Loan Agreement.  Any such amendment, modification, waiver or authorisation made with the consent of the Trustee shall be binding on the Noteholders and any such amendment or modification shall be notified by the Issuer to the Noteholders in accordance with Condition 14 (Notices).

4.             INTEREST

4.1          Accrual of Interest

The Notes bear interest from (and including) [•] 2013 (the Issue Date) to (but excluding) 25 January 2019 at the rate per annum of 9.125 per cent. (the Rate of Interest) payable in two equal instalments semi-annually in arrear on 25 January and 25 July in each year from and including 25 January 2014 (each, an Interest Payment Date), subject as provided in Condition 6 (Payments), except in respect of the first Interest Period. The amount of interest payable in respect of the first Interest Period shall be US$[•], representing a rate of interest per annum of 10.50 per cent. from (and including) 25 July 2013 to (but excluding) the Issue Date and a rate of interest per annum of 9.125 per cent. from (and including) the Issue Date. Each period from (and including) the Issue Date or any Interest Payment Date to (but excluding) the next (or first) Interest Payment Date is herein called an Interest Period.

Each Note will cease to bear interest from the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused, in which case it will continue to accrue interest at such rate (both before and after judgment) until whichever is the earlier of (a) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder and (b) the day which is seven days after the Principal Paying Agent or the Trustee has notified the Noteholders that it has received all sums due in respect of the Notes up to such seventh day (except to the extent that there is any subsequent default in payment).

Except in relation to the first Interest Period, the amount of interest payable in respect of a Note for any Interest Period shall be calculated by applying the Rate of Interest to the principal amount of such Note, dividing the product by two and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). Except in relation to the first Interest Period, where interest is required to be calculated in respect of a period other than an Interest Period, it shall be calculated on the basis of a year of three hundred and sixty (360) days consisting of twelve (12) months of thirty (30) days each and, in the case of an incomplete month, the actual number of days elapsed.

4.2          Default Interest under the Amended and Restated Loan Agreement

In the event that, and to the extent that, the Issuer actually receives any amounts in respect of interest on unpaid sums from the Lender pursuant to Clause 16 (Default Interest and Indemnity) of the Amended and Restated Loan Agreement (other than amounts so received forming part of the Reserved Rights), the Issuer shall account to the Noteholders for an amount equivalent to the amounts in respect of interest on unpaid sums actually so received. Any payments made by the Issuer under this Condition 4.2 will be made on the next following business day (as defined in Condition 6.4) after the day on which the Issuer receives such amounts from the Lender and, save as provided in this Condition 4.2, subject as provided in Condition 6 (Payments).

5.             REDEMPTION AND PURCHASE

5.1          Scheduled redemption

Unless previously prepaid pursuant to clause 7 (Prepayment) of the Amended and Restated Loan Agreement, purchased and cancelled as provided in clause 7.5 (Reduction of Loan upon Cancellation of Notes) of the Amended and Restated Loan Agreement, repaid in accordance with clause 15 (Events of Default) of the Amended and Restated Loan Agreement (and, if prepaid in part only, the remainder of this Condition 5.1 will apply to the outstanding part that is still to be repaid but the reference to “all the Notes” shall be read as a reference to those Notes that are still outstanding only) or repaid in accordance with clause 10.3 (Illegality) of the Amended and Restated Loan Agreement, the Borrower will be required to repay the Loan on its due date as provided in the Amended and Restated Loan Agreement and the Lender, subject to the repayment of the Loan by the Borrower as aforesaid, will be required to repay the Sub-Participation as provided in the Amended and Restated Sub-Participation Agreement and, subject to such repayment, all the Notes will be redeemed on 25 January 2019 in respect of U.S.$[•] of the principal amount of the Notes, subject as provided in Condition 6 (Payments).

5.2          Redemption by the Issuer

The Notes shall be redeemed by the Issuer in whole, but not in part, at any time, on giving not less than twenty five (25) days’ nor more than sixty (60) days’ notice to the Noteholders (which notice shall be irrevocable and shall specify a date for redemption, being the same date as that set forth in the notice of prepayment referred to in Condition 5.2.1 or 5.2.2 below) in accordance with Condition 14 (Notices) at the principal amount thereof, together with interest accrued and unpaid to the date fixed for redemption and any additional amounts in respect thereof pursuant to Condition 7 (Taxation), if:

(a)           the Lender has received a notice of prepayment from the Borrower pursuant to clause 7.1 (Prepayment for Tax Reasons and Increased Costs) of the Amended and Restated Loan Agreement; or

(b)           the Lender has delivered a notice to the Borrower, the contents of which require the Borrower to repay the Loan, in accordance with the provisions of clause 10.3 (Illegality) of the Amended and Restated Loan Agreement.

The Issuer shall deliver to the Trustee a certificate signed by two officers of the Issuer stating that the Issuer is entitled to effect such redemption in accordance with this Condition 5.2.  A copy of the Borrower’s notice of prepayment or details of the circumstances contemplated by clause 10.3 (Illegality) of the Amended and Restated Loan Agreement and the date fixed for redemption shall be set forth in the notice.

The Trustee shall be entitled to accept any notice or certificate delivered by the Issuer in accordance with this Condition 5.2 as sufficient evidence of the satisfaction of the applicable circumstances in which event they shall be conclusive and binding on the Noteholders.

Upon the expiry of any such notice given by the Issuer to the Noteholders as is referred to in this Condition 5.2, the Issuer shall be bound to redeem the Notes in accordance with this Condition 5 (Redemption and Purchase), subject as provided in Condition 6 (Payments).

5.3          Redemption at the option of the Noteholders upon a Put Event

Upon the occurrence of a Put Event (as defined in the Amended and Restated Loan Agreement), in accordance with Condition 14 (Notices) the Issuer will make an offer to purchase all or any part of the Notes at a price per Note in cash (the Put Redemption Amount) equal to the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase, plus additional amounts, if any, to the date of repurchase.  Pursuant to clause 7.2 (Prepayment upon a Put Event) of the Amended and Restated Loan Agreement, the Borrower is required to give notice to the Lender, the Issuer, the Principal Paying Agent and the Trustee promptly, and in any event within five (5) calendar days after the date of any Put Event, (the Put Event Notice).  The Borrower shall, having been given a Put Event Redemption Notice (as defined below) by or on behalf of the Lender pursuant to clause 7.2 (Prepayment upon a Put Event) of the Amended and Restated Loan Agreement, prepay the Loan in an amount equal to the amount specified in such Put Event Redemption Notice plus accrued interest (if any) thereon and any additional amounts.

The Issuer, upon receipt of the Put Event Notice, shall give notice thereof to the Noteholders in accordance with Condition 14 (Notices) with a copy to the Lender, the Agents and the Trustee, with the following information: (A) that a Put Event pursuant to this Condition 5.3 has occurred and all Notes properly tendered pursuant to such Put Event and this Condition 5.3 will be accepted for payment; (B) the purchase price and the purchase date, which will be a Business Day (as defined in the Amended and Restated Loan Agreement) falling not less than thirty (30) calendar days after the date of delivery to the Lender of the Put Event Notice (the Put Event Payment Date); (C) that any Note not properly tendered or not tendered at all will remain outstanding and continue to accrue interest and additional amounts, if any; (D) that unless the Issuer defaults in the payment of the Put Redemption Amount, all Notes accepted for payment pursuant to the Put Event will cease to accrue interest and additional amounts, if any, on the Put Event Payment Date; (E) that Noteholders electing to have any Notes repurchased pursuant to the Put Event and this Condition 5.3 will be required to surrender the Notes, with the form entitled “Put Event Redemption

Notice” set out in a schedule to the Agency Agreement completed, to the Paying Agent and at the address specified in the notice prior to the close of business on the eighth Business Day preceding the Put Event Payment Date; and (F) that Noteholders will be entitled to withdraw their tendered Notes and their election to require the Issuer to repurchase such Notes provided that all of the Paying Agents receive prior to the close of business on the seventh Business Day preceding the Put Event Payment Date, a facsimile transmission or letter setting out the name of the Noteholder, the principal amount of Notes tendered for repurchase, and a statement that such Noteholder is withdrawing his tendered Notes and his election to have such Notes repurchased.

At least five (5) Business Days prior to the Put Event Payment Date, the Lender will provide a notice (the Put Event Redemption Notice) to the Trustee and the Borrower in accordance with Condition 14 (Notices) setting out the Put Redemption Amount (including the computation thereof) required to be made by the Issuer for such Notes on the Put Event Payment Date.

On the second Business Day prior to the Put Event Payment Date, the Borrower will, pursuant to clause 7.2 (Prepayment upon a Put Event) of the Amended and Restated Loan Agreement, prepay the Loan (together with all accrued interest and any other amounts outstanding thereunder) in an amount equal to the aggregate Put Redemption Amount in respect of all Notes properly tendered and not properly withdrawn as set out in the Put Event Redemption Notice.

On the Put Event Payment Date, the Issuer will, to the extent permitted by law and subject to such prepayment, (i) accept for payment all Notes properly tendered and not properly withdrawn pursuant to the Put Event and this Condition 5.3 and (ii) deliver, or cause to be delivered, to the Registrar for cancellation on behalf of the Issuer the Notes so accepted together with a certificate of two authorised officers of the Issuer stating that such Notes have been tendered to and purchased by the Issuer. In accordance with the instructions of the Noteholder set out in the “Option to Purchase Notice - Put Event”, the Paying Agent will promptly pay to the Noteholder the Put Redemption Amount for such Notes.  The Issuer will publicly announce, and will provide notice to Noteholders in accordance with Condition 14 (Notices), the results of the redemption at the option of the Noteholders pursuant to the Put Event and this Condition 5.3 on or as soon as practicable after the Put Event Payment Date.

Redemption by the Issuer shall be subject to receipt of the relevant monies from the Lender under the Amended and Restated Sub-Participation Agreement. To the extent that such payment is received by the Issuer under the Amended and Restated Sub-Participation Agreement, the Issuer shall be required to redeem each Note held by the relevant Noteholder on the Put Event Payment Date at its principal amount together with accrued interest (if any) to (but excluding) the Put Event Payment Date.

5.4          No other redemption by Issuer

Except where the Loan is accelerated pursuant to clause 15.13 (Acceleration) of the Amended and Restated Loan Agreement, the Issuer shall not be entitled to redeem the Notes prior to that due date otherwise than as provided in Conditions 5.2 (Redemption by the Issuer) and 5.3 (Redemption at the option of the Noteholders upon a Put Event) above.

5.5          Purchase

The Issuer or any of its subsidiaries, the Lender or any of its subsidiaries or the Borrower or any of its subsidiaries may at any time purchase Notes in the open market or otherwise and at any price. Such Notes may be held, reissued, resold or surrendered by the purchaser through the Issuer to the Registrar for cancellation.

Notes held by the Issuer or any of its subsidiaries or the Lender or any of its subsidiaries will continue to carry the right to attend and vote at meetings of Noteholders and will be taken into account in determining how many Notes are outstanding for the purposes of these Conditions and the provisions of the Trust Deed.  However, Notes held by the Borrower or any of its subsidiaries will cease to carry such rights and will not be taken into account, inter alia, for the purposes of Conditions 11 (Meetings of Noteholders; Modification and Waiver; Substitution) and 12 (Enforcement).

5.6                               Cancellation

All Notes so redeemed or purchased and surrendered for cancellation by the Issuer or any of its subsidiaries or by the Lender or any of its subsidiaries shall be cancelled and all Notes purchased by the Borrower or any of its subsidiaries and surrendered to the Issuer pursuant to clause 7.5 (Reduction of Loan upon Cancellation of Notes) of the Amended and Restated Loan Agreement, together with an authorisation addressed to the Registrar, shall be cancelled.  The Amended and Restated Sub-Participation Agreement and the Amended and Restated Loan Agreement each provide that the outstanding amount thereunder shall be reduced pro tanto with effect from the date of cancellation by the Registrar of such Notes.

5.7                               Notice

The Issuer undertakes to inform promptly the Irish Stock Exchange (as long as the Notes are admitted to trading on the Irish Stock Exchange) of any such cancellation.

6.                                      PAYMENTS

6.1                               Principal

Payments of principal shall be made by U.S. dollar cheque drawn on, or, upon application by a Holder of a Note to the Specified Office of the Principal Paying Agent not later than the fifteenth day before the due date for any such payment, by transfer to a U.S. dollar account maintained by the payee with, a bank in New York City, and shall only be made upon surrender (or, in the case of part payment only, endorsement) of the relevant Note Certificates at the Specified Office of any Paying Agent.

6.2                               Interest

Payments of interest shall be made by U.S. dollar cheque drawn on, or upon application by a Holder of a Note to the Specified Office of the Principal Paying Agent not later than the fifteenth day before the due date for any such payment, by transfer to a U.S. dollar account maintained by the payee with, a bank in New York City, and (in the case of interest payable on redemption) shall only be made upon surrender (or, in the case of part payment only, endorsement) of the relevant Note Certificates at the Specified Office of any Paying Agent.

6.3                               Payments subject to fiscal laws

All payments in respect of the Notes are subject in all cases to any applicable fiscal or other laws and regulations in the place of payment, but without prejudice to the provisions of Condition 7 (Taxation).  No commissions or expenses shall be charged to the Noteholders in respect of such payments. All payments are subject in all cases to any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code or otherwise imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code or regulations and other authoritative guidance thereunder.

6.4                               Payments on business days

Where payment is to be made by transfer to a U.S. dollar account, payment instructions (for value the due date, or, if the due date is not a business day, for value the next succeeding business day) will be initiated and, where payment is to be made by U.S. dollar cheque, the cheque will be mailed (i) (in the case of payments of principal and interest payable on redemption) on the later of the due date for payment and the day on which the relevant Note Certificate is surrendered (or, in the case of part payment only, endorsed) at the Specified Office of a Paying Agent and (ii) (in the case of payments of interest payable other than on redemption) on the due date for payment. A Holder of a Note shall not be entitled to any interest or other payment in respect of any delay in payment resulting from (A) the due date for a payment not being a business day or (B) a cheque mailed in accordance with this Condition 6 (Payments) arriving after the due date for payment or being lost in the mail. In this paragraph, business day means any day on which banks are open for general business (including dealings in foreign currencies) in New York City, London and, in the case of surrender (or, in the case of part payment only, endorsement) of a Note Certificate, in the place in which the Note Certificate is surrendered (or, as the case may be, endorsed).

6.5                               Partial payments

If a Paying Agent makes a partial payment in respect of any Note, the Issuer shall procure that the amount and date of such payment are noted on the Register and, in the case of partial payment upon presentation of a Note Certificate, that a statement indicating the amount and the date of such payment is endorsed on the relevant Note Certificate.

6.6                               Record date

Each payment in respect of a Note will be made to the person shown as the Holder in the Register at the opening of business in the place of the Registrar’s Specified Office on the fifteenth day before the due date for such payment (the Record Date).  Where payment in respect of a Note is to be made by cheque, the cheque will be mailed to the address shown as the address of the Holder in the Register at the opening of business on the relevant Record Date.

6.7                               Payment to the Issuer Account and the Lender Account

Save as the Trustee may otherwise direct at any time after the security created pursuant to the Trust Deed becomes enforceable, the Issuer will pursuant to the provisions of clause 7 (Prepayment) of the Agency Agreement require the Lender to make all payments of principal, interest, or other amounts, if any, to be made pursuant to the Amended and Restated Sub-Participation Agreement (less any amounts in respect of the Reserved Rights, if applicable) to the Issuer Account.

Save as the Trustee may otherwise direct at any time after the security created pursuant to the Trust Deed becomes enforceable, the Lender will pursuant to the provisions of clause 7 (Prepayment) of the Agency Agreement require the Borrower to make all payments of principal, interest, Additional Amounts, Tax Indemnity Amounts or other amounts, if any, to be made pursuant to the Amended and Restated Loan Agreement (less any amounts in respect of the Reserved Rights, if applicable), to the Lender Account.

6.8                               Payment obligations limited

Notwithstanding any other provisions to the contrary, the obligations of the Issuer to make payments under Conditions 5 (Redemption and Purchase) and 6 (Payments) shall constitute an obligation only to pay to the Noteholders on such date upon which a payment is due in respect of the Notes, to the extent of sums of principal, interest, or other amounts, if any, actually received by or for the account of the Issuer from the Lender pursuant to the Amended and Restated Sub-Participation Agreement and the Lender will only pay such sums of principal, interest, and other amounts, if any, to the Issuer to the extent of the sums of principal, interest, Additional Amounts and Tax Indemnity Amounts, if any, actually received by or for the account of the Lender from the Borrower pursuant to the Amended and Restated Loan Agreement (less any amounts in respect of the Reserved Rights).

7.                                      TAXATION

7.1                               All payments by or on behalf of the Issuer in respect of the Notes shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes, duties, assessments, fees or other governmental charges (Taxes) imposed or levied by or on behalf of the United Kingdom, The Netherlands, Ukraine, any jurisdiction from or through which a payment is made, or any political sub-division or taxing authority thereof or therein in each of the preceding jurisdictions (each, a Taxing Jurisdiction), unless such withholding or deduction is required by law. In that event, the Issuer shall, subject as provided below, pay such additional amounts (additional amounts) as will result in the receipt by the Noteholders after such withholding or deduction of such amounts as would have been received by them if no such withholding or deduction had been made or required to be made. The foregoing obligation to pay additional amounts, however, will not apply to any:

(a)                                 Taxes that would not have been imposed but for the existence of any present or former connection between such Noteholder and the relevant Taxing Jurisdiction other than the mere receipt of such payment or the ownership or holding of such Note;

(b)                                 (in the case of payments of principal or interest on redemption) Taxes that would not have been imposed but for the surrender by the Noteholder of the relevant Note Certificate for payment on a date more than thirty (30) days after the Relevant Date (as defined below);

(c)                                  Taxes required to be deducted or withheld by any Paying Agent from a payment on a Note, if the Noteholder would have been able to avoid such withholding or deduction by arranging to receive the relevant payment through any other Paying Agent in a member state of the European Union; and

(d)                                 Taxes imposed on a payment to an individual and which are required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive.

Notwithstanding the foregoing provisions, the Issuer shall only make payments of additional amounts to the Noteholders pursuant to this Condition 7 (Taxation) to the extent and at such time as it shall have actually received an equivalent amount from the Lender under the Amended and Restated Sub-Participation Agreement and the Lender will only pay such equivalent amount to the Issuer to the extent and at such time as it shall have actually received an equivalent amount from the Borrower under the Amended and Restated Loan Agreement by way of Additional Amounts or Tax Indemnity Amounts or otherwise.

To the extent that the Issuer receives a lesser sum from the Lender under the Amended and Restated Sub-Participation Agreement, the Issuer shall account to each Noteholder entitled to receive such additional amount pursuant to this Condition 7 (Taxation) for an additional amount equivalent to a pro rata portion of such sum (if any) as is actually received by, or for the account of, the Issuer pursuant to the provisions of the Amended and Restated Sub-Participation Agreement on the date of, in the currency of, and subject to any conditions attaching to such payment to the Issuer.

In these Conditions, Relevant Date means whichever is the later of (a) the date on which the payment in question first becomes due and (b) if the full amount payable has not been received in London by the Principal Paying Agent or the Trustee on or prior to such due date, the date on which (the full amount having been so received) notice to that effect has been given to the Noteholders in accordance with Condition 14 (Notices).

Any reference in these Conditions to principal or interest shall be deemed to include, without duplication, any additional amounts in respect of principal or interest (as the case may be) which may be payable under this Condition 7 (Taxation) or any undertaking given in addition to or in substitution of this Condition 7 (Taxation) pursuant to the Trust Deed, the Amended and Restated Sub-Participation Agreement or the Amended and Restated Loan Agreement.

If the Issuer becomes subject at any time to any taxing jurisdiction other than or in addition to The Netherlands, references in these Conditions to The Netherlands shall be construed as references to The Netherlands and/or such other jurisdiction.

8.                                      PRESCRIPTION

Claims for principal and interest on redemption shall become void unless the relevant Note Certificates are surrendered for payment within ten years, and claims for interest due other than on redemption shall become void unless made within five years, of the appropriate Relevant Date.

9.                                      REPLACEMENT OF NOTE CERTIFICATES

If any Note Certificate is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the Specified Office of the Registrar and the Transfer Agent having its Specified Office in Ireland, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer may reasonably require. Mutilated or defaced Note Certificates must be surrendered before replacements will be issued.

10.                               TRUSTEE AND AGENTS

Under separate agreement between the Borrower and the Trustee, the Trustee is entitled to be indemnified and relieved from responsibility in certain circumstances and, under the Trust Deed, to be paid its costs and expenses in priority to the claims of the Noteholders.  In addition, the Trustee is entitled to enter into business transactions with the Issuer, the Lender and the Borrower and any entity relating to the Issuer, the Lender and the Borrower without accounting for any profit.

In connection with the exercise by it of any of its trusts, powers, authorities and discretions (including, without limitation, any modification, waiver, authorisation, determination or substitution), the Trustee shall have regard to the general interests of the Noteholders as a class but shall not have regard to any interests arising from circumstances particular to individual Noteholders (whatever their number) and, in particular but without limitation, shall not have regard to the consequences of any such exercise for individual Noteholders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political sub-division thereof and the Trustee shall not be entitled to require, nor shall any Noteholder be entitled to claim, from the Issuer, the Lender and the Trustee or any other person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Noteholders except to the extent already provided for in Condition 7 (Taxation) and/or any undertaking given in addition to, or in substitution for, Condition 7 (Taxation) pursuant to the Trust Deed.

In acting under the Agency Agreement and in connection with the Notes, the Agents act solely as agents of the Issuer and (to the extent provided therein) the Trustee and do not assume any obligations towards or relationship of agency or trust for or with any of the Noteholders.  Under separate agreement between the Borrower and the Agents, the Agents are entitled to be indemnified and relieved from certain responsibilities in certain circumstances.

The initial Agents and their initial Specified Offices are listed below. The Issuer reserves the right (with the prior approval of the Trustee) at any time to vary or terminate the appointment of any Agent and to appoint a successor principal paying agent or registrar and additional or successor paying agents and transfer agents; provided, however, that the Issuer shall at all times maintain (a) a principal paying agent and a registrar, (b) a paying agent and a transfer agent in Ireland, and (c) a paying agent with a specified office in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced to conform to, such Directive.

Notice of any change in any of the Agents or in their Specified Offices shall promptly be given to the Noteholders in accordance with Condition 14 (Notices).

11.                               MEETINGS OF NOTEHOLDERS; MODIFICATION AND WAIVER; SUBSTITUTION

11.1                        Meetings of Noteholders

The Trust Deed contains provisions for convening meetings of Noteholders to consider matters relating to the Notes, including the modification of any provision of the Amended and Restated Loan Agreement or the Amended and Restated Sub-Participation Agreement or any provision of these Conditions or the Trust Deed.  Such a meeting may be convened on no less than fourteen (14) days’ notice by the Trustee or the Issuer or by the Trustee upon the request in writing of Noteholders holding not less than one tenth of the aggregate principal amount of the outstanding Notes.  The quorum at any meeting convened to vote on an Extraordinary Resolution will be one or more persons holding or representing more than half of the aggregate principal amount of the outstanding Notes or, at any adjourned meeting, one or more persons holding or representing Noteholders whatever the principal amount of the outstanding Notes held or represented, unless the business of such meeting includes consideration of proposals inter alia, (i) to change any date fixed for payment of principal or interest in respect of the Notes, (ii) to reduce the amount of principal or interest payable on any date in respect of the Notes, (iii) to alter the method of calculating the amount of any payment in respect of the Notes or the date for any such payment, (iv) to change the currency of payments under the Notes, (v) to change the quorum requirements relating to meetings or the majority required to pass an Extraordinary Resolution, (vi) to alter the governing law of the Conditions, the Trust Deed, the Amended and Restated Sub-Participation Agreement or the Amended and Restated

Loan Agreement, (vii) to change any date fixed for payment of principal or interest under the Amended and Restated Sub-Participation Agreement or the Amended and Restated Loan Agreement, (viii) to alter the method of calculating the amount of any payment under the Amended and Restated Sub-Participation Agreement or the Amended and Restated Loan Agreement, (ix) to change the currency of payment or, without prejudice to the rights under Condition 11.2 (Modification and Waiver) below, change the definition of Event of Default under the Amended and Restated Loan Agreement, (x) to change the amount of principal and interest payable under the Amended and Restated Loan Agreement or the Amended and Restated Sub-Participation Agreement or (xi) to effect the exchange, conversion or substitution of the Notes for, or the conversion of the Notes into, shares, bonds or other obligations or securities of the Issuer or any other person or body corporate formed or to be formed (other than as permitted under Clause 16.4 (Substitution) of the Trust Deed) (each, a Reserved Matter), in which case the necessary quorum will be one or more persons holding or representing not less than two thirds, or at any adjourned meeting not less than one third, in principal amount of the Notes for the time being outstanding. Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the Noteholders, whether present or not.

In addition, a resolution in writing signed by or on behalf of all Noteholders who for the time being are entitled to receive notice of a meeting of Noteholders under the Trust Deed will take effect as if it were an Extraordinary Resolution.  Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Noteholders.

11.2                        Modification and waiver

The Trustee may, without the consent of the Noteholders, agree to any modification of these Conditions or the Trust Deed, the Agency Agreement or, pursuant to the Issuer Transferred Rights, the Amended and Restated Sub-Participation Agreement or, pursuant to the Lender Transferred Rights, the Amended and Restated Loan Agreement (other than, in each case, in respect of a Reserved Matter) which is, in the opinion of the Trustee, proper to make if, in the opinion of the Trustee, such modification will not be materially prejudicial to the interests of Noteholders and to any modification of the Notes or the Trust Deed, the Amended and Restated Loan Agreement or the Amended and Restated Sub-Participation Agreement which is of a formal, minor or technical nature or is to correct a manifest error.

In addition, the Trustee may, without the consent of the Noteholders, authorise or waive any proposed breach or breach of the Notes or the Trust Deed or the Amended and Restated Sub-Participation Agreement by the Issuer or, pursuant to the Issuer Transferred Rights, the Amended and Restated Sub-Participation Agreement by the Lender or, pursuant to the Lender Transferred Rights, the Amended and Restated Loan Agreement by the Borrower, or determine that any event which would or might otherwise give rise to a right of acceleration under the Amended and Restated Loan Agreement shall not be treated as such (other than a proposed breach or breach relating to the subject of a Reserved Matter) if, in the opinion of the Trustee, the interests of the Noteholders will not be materially prejudiced thereby.

Unless the Trustee agrees otherwise, any such authorisation, waiver or modification shall be notified to the Noteholders as soon as practicable thereafter and in accordance with Condition 14 (Notices).

11.3                        Substitution

The Trust Deed contains provisions under which the Issuer may, without the consent of the Noteholders, transfer the obligations of the Issuer as principal debtor under the Trust Deed and the Notes to a third party provided that certain conditions specified in the Trust Deed are fulfilled.  So long as any of the Notes are admitted to listing on the regulated market of the Irish Stock Exchange, in the event of such substitution, the Irish Stock Exchange will be informed of such substitution, a supplemental Prospectus will be produced and will be made publicly available at the Specified Offices of the Transfer Agent and the Paying Agent in Ireland and such substitution shall be notified to the Noteholders as soon as practicable thereafter and in accordance with Condition 14 (Notices).

12.                               ENFORCEMENT

At any time after an Event of Default (as defined in the Amended and Restated Loan Agreement) or a Relevant Event (as defined below) shall have occurred and be continuing, the Trustee may, at its discretion and without notice, institute such proceedings as it thinks fit to enforce its rights under the Trust Deed in respect of the Notes, but it shall not be bound to do so unless:

(a)                                 it has been so requested in writing by the Holders of at least one quarter in principal amount of the outstanding Notes or has been so directed by an Extraordinary Resolution; and

(b)                                 it has been indemnified and/or prefunded and/or provided with security to its satisfaction.

No Noteholder may proceed directly against the Issuer unless the Trustee, having become bound to do so, fails to do so within a reasonable time and such failure is continuing.

The Trust Deed also provides that, in the case of an Event of Default or a Relevant Event, the Trustee may, and shall if requested to do so by Noteholders of at least one quarter in principal amount of the Notes outstanding or if directed to do so by an Extraordinary Resolution and, in either case, subject to it being secured and/or indemnified and/or prefunded to its satisfaction, (1) require the Lender to declare all amounts payable under the Amended and Restated Loan Agreement by the Borrower to be due and payable (where an Event of Default has occurred and is continuing), or (2) enforce the security created in the Trust Deed in favour of the Noteholders (in the case of a Relevant Event). Upon repayment of the Loan (and the Sub-Participation) following an Event of Default, the Notes will be redeemed or repaid at the principal amount thereof together with interest accrued to the date fixed for redemption together with any additional amounts due in respect thereof pursuant to Condition 7 (Taxation) and thereupon shall cease to be outstanding.

For the avoidance of doubt, the Trustee may only enforce (a) the Lender Note Security following the occurrence of a Lender Relevant Event; and (b) the Issuer Note Security following the occurrence of an Issuer Relevant Event.

For the purposes of these Conditions, Relevant Event means either an Issuer Relevant Event or a Lender Relevant Event, where

Issuer Relevant Event means the earlier of (a) the failure by the Issuer to make any payment of principal or interest on the Notes when due; (b) the Issuer being adjudged, by law or a court, to be insolvent or bankrupt or unable to pay its debts; (c) the Issuer stopping, suspending or threatening to stop or suspend payment of all or a material part of (or a particular type of) its debts, proposing to make a general assignment or arrangement or composition with or for the benefit of the relevant creditors in respect of any such debts; (d) a moratorium being agreed or declared in respect of or affecting all or any part of (or a particular type of) the debts of the Issuer or (e) an order being made or an effective resolution being passed for the winding-up or dissolution of the Issuer; and

Lender Relevant Event means the earlier of (a) the Lender failing to make payment of principal or interest under the Amended and Restated Sub-Participation Agreement when due; (b) the Lender being adjudged, by law or a court, to be insolvent or bankrupt or unable to pay its debts; (c) the Lender stopping, suspending or threatening to stop or suspend payment of all or a material part of (or a particular type of) its debts, proposing to make a general assignment or arrangement or composition with or for the benefit of the relevant creditors in respect of any such debts; (d) a moratorium being agreed or declared in respect of or affecting all or any part of (or a particular type of) the debts of the Lender; (e) an order being made or an effective resolution being passed for the winding-up or dissolution of the Lender; or (f) the Lender ceasing or threatening to cease to carry on all or a material part of its business or operations, except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation on terms approved by the Trustee or by an Extraordinary Resolution of Noteholders.

13.                               FURTHER ISSUES

The Issuer may from time to time, with the consent of the Borrower and without the consent of the Noteholders and in accordance with the Trust Deed, create and issue further notes (Further Notes) having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest) so as to form a single series with the Notes. Such Further Notes shall be issued under a deed supplemental to the Trust Deed.  In relation to such issue of Further Notes, the Issuer will enter into a sub-participation agreement supplemental to the Amended and Restated Sub-Participation Agreement with the Lender on the same terms as the Amended and Restated Sub-Participation Agreement (or on the same terms except for the first payment of interest) subject to any modifications which, in the sole opinion of the Trustee, would not materially prejudice the interests of the Noteholders.  The Issuer will provide a further fixed charge and absolute assignment by way of security in favour of the Trustee of its rights under such supplemental sub-participation agreement equivalent to the rights charged and assigned as Issuer Note Security in relation to the Issuer’s rights under the Amended and Restated Sub-Participation Agreement which will, together with the Issuer Note Security referred to in these Conditions, secure both the Notes and such Further Notes and the Trustee is entitled to assume without enquiry that this arrangement as regards security for the Notes will not materially prejudice the interests of the Noteholders.

In relation to such issue of Further Notes, the Lender will enter into a loan agreement supplemental to the Amended and Restated Loan Agreement with the Borrower on the same terms as the original Amended and Restated Loan Agreement (or on the same terms except for the first payment of interest) subject to any modifications which, in the sole opinion of the Trustee, would not materially prejudice the interests of the Noteholders.  The Lender will provide a further fixed charge and absolute assignment by way of security in favour of the Trustee of its rights under such supplemental loan agreement equivalent to the rights charged and assigned as Lender Note Security in relation to the Lender’s rights under the original Amended and Restated Loan Agreement which will, together with the Lender Note Security referred to in these Conditions, secure both the Notes and such Further Notes and the Trustee is entitled to assume without enquiry that this arrangement as regards security for the Notes will not materially prejudice the interests of the Noteholders.

14.                               NOTICES

Notices to the Noteholders will be sent to them by first class mail (or its equivalent) or (if posted to an overseas address) by airmail at their respective addresses on the Register. Any such notice shall be deemed to have been given on the fourth day after the date of mailing. In addition, so long as Notes are admitted to listing on the regulated market of the Irish Stock Exchange and the rules of that Exchange so require, notices to Noteholders will be published on the date of such mailing in a daily newspaper of general circulation in Ireland (which is expected to be the Financial Times) or, if such publication is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve in accordance with the rules of the Irish Stock Exchange.

15.                               GOVERNING LAW, JURISDICTION AND ARBITRATION

15.1                        Governing law

These Notes and the Trust Deed, and any non-contractual obligations arising out of or in relation to the Notes and the Trust Deed, are governed by, and shall be construed in accordance with, English law.

15.2                        Arbitration

(a)                                 Any dispute or claim arising out of or in connection with the Notes or the Trust Deed (including any question regarding the existence, validity or termination of the Notes or the Trust Deed (as the case may be) or any non-contractual right or obligation arising out of or in connection with it) (a Dispute) shall be referred to an arbitration tribunal formed pursuant to and finally resolved by arbitration under the LCIA Arbitration Rules (the Rules), which Rules are deemed to be incorporated by reference into this Condition 15.2 (Arbitration).

(b)                                 The arbitral tribunal shall consist of three arbitrators. The claimant(s), irrespective of number, shall nominate jointly one arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator; and a third arbitrator, who shall serve as Chairman, shall be nominated by the two party-nominated arbitrators. For the avoidance of doubt, the parties to the Trust Deed agree that, for the purpose of Article 8.1 of the Rules, the claimant(s), irrespective of number, and the respondent(s), irrespective of number, constitute two separate sides for the formation of the arbitral tribunal.

(c)                                  In the event that either the claimant(s) or the respondent(s) fail to nominate an arbitrator in accordance with the Rules, such arbitrator shall be appointed by the LCIA Court within fifteen (15) days of such failure.

(d)                                 The seat of arbitration shall be London, England and the language of the arbitration shall be English.

(e)                                                    (i)                   If more than one arbitration is commenced under the Transaction Documents and any party contends that two or more such arbitrations raise similar issues of law or fact and that the issues should be resolved in one set of proceedings, the arbitral tribunal appointed in the first filed of such proceedings (the First Tribunal) shall have the power to determine (prior to the commencement of the oral phase in the first filed of such proceedings) whether in the interests of justice and efficiency the proceedings shall be consolidated.

(ii)               The tribunal in such consolidated proceedings shall be selected as follows: (a) the parties to the consolidated proceedings shall agree on the composition of the tribunal; and (b) failing such agreement within thirty (30) days of consolidation being ordered by the First Tribunal, the LCIA shall appoint all members of the tribunal within thirty (30) days of a written request by any of the parties to the consolidated proceedings.

(iii)            Any party to the consolidated proceedings shall be bound by the award rendered, even if it chooses not to participate in the consolidated proceedings.

(f)                                  No party may apply to the English court to determine any question of law arising in the course of the arbitration pursuant to Section 45 of the Arbitration Act 1996 or otherwise, or appeal to the English court on a question of law arising out of an award made in the arbitration pursuant to Section 69 of the Arbitration Act 1996 or otherwise.

(g)                                  The Issuer shall at all times maintain an agent for service of process and any other documents in proceedings in England in connection with the Notes and the Trust Deed.  Such agent shall be Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom (the Process Agent) and any claim form, judgment or other notice of legal process shall be sufficiently served on the Issuer if delivered to such Process Agent. The Issuer irrevocably undertakes not to revoke the authority of this Process Agent and if, for any reason, the Trustee or the Lender requests the Issuer to do so, the Issuer shall promptly appoint another such agent with an address in England and advise the Trustee and the Lender.  If, following such a request, the Issuer fails to appoint another agent within fifteen (15) calendar days, the Trustee or the Lender, as the case may be, shall be entitled to appoint one on behalf of the Issuer, at the expense of the Issuer. Nothing in this Condition 15.2(g) shall affect the right of the Trustee or the Lender to serve process in any other manner permitted by law.

Waiver of immunity

15.3                        To the extent that the Issuer or the Lender may now or hereafter be entitled, in any jurisdiction in which any legal action or proceeding may at any time be commenced with respect to the Notes or the Trust Deed, to claim for itself or any of its undertakings, properties, assets or revenues present or future, any immunity (sovereign or otherwise) from (without limitation) suit, jurisdiction of any court or tribunal, attachment prior to judgment, attachment in aid of execution of a judgment or award, execution of a judgment or award or from set-off, banker’s lien, counterclaim or any other legal process or remedy with respect to its obligations under the Notes or the Trust Deed and/or to the extent that in any such jurisdiction there may be attributed to the Issuer or the Lender any such immunity (whether or not claimed), the Issuer and the Lender hereby irrevocably agree not to claim, and hereby waive, any such immunity. For the avoidance of doubt, the Issuer and the Lender also undertake not to otherwise contest the jurisdiction of any competent court (whether on grounds of forum non conveniens or otherwise) in which recognition and enforcement of a judgment or award obtained by a party under this Condition 15.3 (Waiver of immunity) is sought.

Consent

15.4                        The Issuer and the Lender consent generally in respect of any arbitration or litigation proceedings to the giving of any relief by way of injunction or order for specific performance or for the recovery of any property whatsoever or other provisional or protective measures and to its property (irrespective of its use or intended use) being subject to any process for the enforcement of a judgment/award or any process effected in the course or as a result of any action in rem.

Directions or determinations

15.5                        Notwithstanding any other provision of the Notes and the Trust Deed including, for the avoidance of doubt but without limitation, the provisions of Clause 21 (Law, Jurisdiction and Arbitration) of the Trust Deed, nothing shall restrict in any way the ability of the Trustee to apply to the courts of England for directions or to seek a determination as to the exercise by the Trustee of any power, right or duty thereunder or under any other document to which it is a party.

SUMMARY OF PROVISIONS RELATING TO THE NOTES IN GLOBAL FORM

The following information relates to the form and transfer of the Notes.  Terms defined in the section of this Prospectus entitled “Terms and Conditions of the Notes” or the Trust Deed have the same meanings in the paragraphs below where not otherwise defined below.

The Global Note Certificate

The Notes will be evidenced on issue by a Global Note Certificate deposited with, and registered in the name of a nominee for, a common depositary for Euroclear and Clearstream, Luxembourg.

Beneficial interests in the Global Note Certificate representing Notes may be held only through Euroclear or Clearstream, Luxembourg at any time.  See “Book-Entry Procedures for the Global Note Certificate”.  On acquisition of a beneficial interest in a Note, as represented by the Global Note Certificate, except for a beneficial interest in a Note acquired pursuant to Rule 802 under the Securities Act, the purchaser thereof will be deemed to represent, among other things, that it is not a U.S. Person (as defined in Regulation S) and that, prior to the expiration of 40 day distribution compliance period (as defined in Regulation S), it will not offer, sell, pledge or otherwise transfer such interest except to a person whom the seller reasonably believes to be a non-U.S. Person in an offshore transaction in accordance with Rule 903 of Regulation S, and in accordance with the proceedings and restrictions contained in the Agency Agreement. See “Subscription and Sale”.

Beneficial interests in the Global Note Certificate will be subject to certain restrictions on transfer set forth in the Global Note Certificate and in the Agency Agreement.  A beneficial interest in the Global Note Certificate may be transferred to a person who takes delivery in the form of an interest in the Global Note Certificate, in denominations greater than or equal to the minimum denominations applicable, and only upon receipt by the Registrar of a written certification (in the form provided in the Agency Agreement) to the effect that the transferor reasonably believes that each such transaction is in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

Except in the limited circumstances described below, owners of beneficial interests in the Global Note Certificate will not be entitled to receive physical delivery of individual Note certificates (the “Individual Note Certificates”).  The Notes are not issuable in bearer form.

Amendments to the Terms and Conditions of the Notes evidenced by the Global Note Certificate

In addition, the Global Note Certificate will contain provisions which modify the Terms and Conditions of the Notes as they apply to the Notes evidenced by the Global Note Certificate.  The following is a summary of certain of those provisions:

Notices: Notwithstanding Condition 14 (Notices) of the “Terms and Conditions of the Notes”, so long as the Global Note Certificate is held on behalf of for Euroclear, Clearstream, Luxembourg or any other clearing system (an “Alternative Clearing System”), notices to Holders of Notes represented by the Global Note Certificate may be given by delivery of the relevant notice to Euroclear, Clearstream, Luxembourg or (as the case may be) such Alternative Clearing System; provided, however, that, so long as the Notes are admitted to trading on the Irish Stock Exchange and its rules so require, notices will also be published in a leading newspaper having general circulation in Dublin (which is expected to be The Financial Times).

Payment: To the extent that the Issuer has actually received the relevant funds from the Bank, payments in respect of Notes represented by a Global Note Certificate will be made against presentation for endorsement and, if no further payment of principal or interest is to be made in respect of the Notes, against presentation and surrender of such Global Note Certificate to or to the order of the Registrar.  Upon payment of any principal, the amount so paid shall be endorsed by or on behalf of the Registrar on behalf of the Issuer on the schedule to the Global Note Certificate.  Payment while Notes are represented by a Global Note Certificate will be made in accordance with the procedures of Euroclear and Clearstream, Luxembourg or any alternative clearing system as appropriate.

Meetings: The Holder shall be treated at any meeting of Noteholders as having one vote in respect of each U.S.$950 principal amount of Notes for which this Original Global Note Certificate may be exchanged.

Redemption at the option of the Noteholders upon a Put Event: In order to tender Notes for repurchase pursuant to Condition 5.3 (Redemption at the Option of the Noteholders upon a Put Event) of the “Terms and Conditions”, the Holder must, within the period specified in the Terms and Conditions of the Notes for the surrendering of the relevant Note, deliver an “Option to Purchase Notice - Put Event” form, giving written notice of such exercise to the Principal Paying Agent specifying the principal amount of Notes so tendered for repurchase.  Any such notice shall be capable of being withdrawn by written notice of such withdrawal by the Holder, within the period and subject to the terms specified in the Terms and Conditions of the Notes for the withdrawal of such tendered Notes, to the Principal Paying Agent specifying the principal amount of the Notes to be withdrawn from such tender.  Subject as aforesaid, any such notice of tender or any such notice of withdrawal shall be irrevocable and may not be withdrawn.

Exchange of Interests in the Global Note Certificate for Individual Note Certificates

Exchange

Exchange of interests in Notes represented by the Global Note Certificate, in whole but not in part, for Notes represented by individual note certificates in definitive registered form (the “Individual Note Certificates”) will not be permitted unless (i) either Euroclear or Clearstream, Luxembourg is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention permanently to cease business or does in fact do so, (ii) following a failure by the Issuer to pay an amount in respect of any Notes within five days of the date on which such amount became due and payable in accordance with the Terms and Conditions of the Notes or (iii) the Issuer would suffer a material disadvantage in respect of the Notes as a result of a change in the laws or regulations that it would not suffer were the Notes evidenced by Individual Note Certificates.

The holder of the Global Note Certificate may surrender such Global Note Certificate to or to the order of the Registrar or any Transfer Agent.  In exchange for the Global Note Certificate, as provided in the Agency Agreement, the Registrar will deliver, or procure the delivery of, an equal aggregate amount of duly executed and authenticated Individual Note Certificates in or substantially in the form set out in the relevant schedule to the Trust Deed.

The Registrar will not register the transfer of, or exchange of interests in, a Global Note Certificate for interests evidenced by Individual Note Certificates for a period of 15 calendar days ending on the date for any payment of principal or interest in respect of the Notes.

Delivery

After the circumstances set out above have occurred, the Global Note Certificate shall be exchanged for Individual Note Certificates and the Issuer will, at the expense of the Bank (but against such indemnity as the Registrar or any relevant Transfer Agent or Paying Agent may require in respect of any tax or other duty of whatever nature that may be levied or imposed in connection with such exchange), cause sufficient Individual Note Certificates to be executed and delivered to the Registrar for completion, authentication and dispatch to the relevant noteholders in accordance with the Terms and Conditions of the Notes.  A person having an interest in the Global Note Certificate must provide the Issuer and the Registrar with a written order containing instructions and such other information as the Issuer and the Registrar may require to complete, execute and deliver such Individual Note Certificates.

Book-Entry Procedures for the Global Note Certificate

Custodial and depository links are to be established between the clearing systems to facilitate the issue of the Notes and cross market transfers of the Notes associated with secondary market trading.  See “Book-Entry Ownership — Settlement and Transfer of Notes”.

Euroclear and Clearstream, Luxembourg

Euroclear and Clearstream Luxembourg each holds securities for its customers and facilitate the clearance and settlement of securities transactions through electronic book-entry transfer between their respective accountholders. Indirect access to Euroclear and Clearstream, Luxembourg is available to other institutions which clear through or maintain a custodial relationship with an accountholder of either system.  Euroclear and Clearstream, Luxembourg provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.  Euroclear and Clearstream, Luxembourg also deal with domestic securities markets in several countries through established depository and custodial relationships.  Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective customers may settle trades with each other.  Their customers are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations.  Investors may hold their interests in the Global Note Certificate directly through Euroclear or Clearstream, Luxembourg if they are accountholders (“Direct Participants”) or indirectly (“Indirect Participants” and together with Direct Participants, “Participants”) through organisations which are accountholders therein.

Book-Entry Ownership

Beneficial interests in the Global Note Certificate will be in uncertified book-entry form.

Euroclear and Clearstream, Luxembourg

The Global Note Certificate representing Notes will have an ISIN and Common Code and will be registered in the name of a nominee for, and deposited with a common depositary on behalf of, Euroclear and Clearstream, Luxembourg.  The address of Euroclear is 1 Boulevard du Roi Albert II, B1210 Brussels, Belgium, and the address of Clearstream, Luxembourg is 42 Avenue J.F. Kennedy, L 1855, Luxembourg.

Distributions of principal and interest with respect to book-entry interests in the Notes held through Euroclear or Clearstream, Luxembourg will be credited, to the extent received by Euroclear or Clearstream, Luxembourg from the Principal Paying Agent, to the cash accounts of Euroclear or Clearstream, Luxembourg customers in accordance with the relevant system’s rules and procedures.

Relationship of Participants with Clearing Systems

Each of the persons shown in the records of a clearing system as the holder of a Note evidenced by the Global Note Certificate must look solely to such clearing system for his share of each payment made by the Issuer to the holder of such Global Note Certificate and in relation to all other rights arising under the Global Note Certificate, subject to and in accordance with the respective rules and procedures of such clearing system.  The Issuer expects that, upon receipt of any payment in respect of Notes evidenced by the Global Note Certificate, the common depositary by whom such Note is held, or nominee in whose name it is registered, will immediately credit the relevant participants or accountholders accounts in the relevant clearing system with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note Certificate as shown on the records of the relevant clearing system or its nominee.  The Issuer also expects that payments by Direct Participants in any clearing system to owners of beneficial interests in the Global Note Certificate held through such Direct Participants in any clearing system will be governed by standing instructions and customary practices.  Save as aforesaid, such persons shall have no claim directly against the Issuer in respect of payments due on the Notes for so long as the Notes are evidenced by such Global Note Certificate and the obligations of the Issuer will be discharged by payment to the registered holder, as the case may be, of such Global Note Certificate in respect of each amount so paid.  None of the Issuer, the Trustee or any Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of ownership interests in any Global Note Certificate or for maintaining, supervising or reviewing any records relating to such ownership interests.

Settlement and Transfer of Notes

Subject to the rules and procedures of each applicable clearing system, purchases of Notes held within a clearing system must be made by or through Direct Participants, which will receive a credit for such Notes on the clearing system’s records.  The ownership interest of each actual purchaser of each such Note (the “Beneficial Owner”) will in turn be recorded on the Direct and Indirect Participants’ records.  Beneficial Owners will not receive written confirmation from any clearing system of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction.

Transfers of ownership interests in Notes held within the clearing system will be affected by entries made on the books of Participants acting on behalf of Beneficial Owners.  Beneficial Owners will not receive certificates representing their ownership interests in such Notes, unless and until interests in the Global Note Certificate held within a clearing system are exchanged for interests evidenced by Individual Note Certificates.

No clearing system has knowledge of the actual Beneficial Owners of the Notes held within such clearing system and their records will reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners.  The Participants will remain responsible for keeping account of their holdings on behalf of their customers.  Conveyance of notices and other communications by the clearing systems to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities.  Consequently, the ability to transfer interests in the Global Note Certificate to such persons may be limited.

Trading between Clearing Systems Participants

Secondary market sales of book-entry interests in the Notes held through a clearing system to purchasers of book- entry interests in the Notes held through such clearing system will be conducted in accordance with the normal rules such clearing system.

Although the clearing systems have agreed to the procedures set forth in the Agency Agreement in order to facilitate transfers of a beneficial interest in the Global Note Certificate among participants and accountholders of such clearing systems, they are under no obligation to perform or continue to perform such procedure, and such procedures may be discontinued at any time.  None of the Issuer, the Trustee or any Agent will have the responsibility for the performance by the clearing system or their respective Direct or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Pre issue Trades Settlement

It is expected that delivery of Notes will be made against payment therefor on the Issue Date, which could be more than three business days following the date of pricing.  Settlement procedures will vary.  Purchasers of Notes may be affected by such local settlement practices, and purchasers of Notes between the relevant date of pricing and the Issue Date should consult their own advisers.

SUBSCRIPTION AND SALE

VTB Capital plc (the “Lead Manager”) has, in a subscription agreement dated [•] 2013 (the “Subscription Agreement”) and made between the Issuer, the Lender, the Bank and the Lead Manager upon the terms and subject to the conditions contained therein, agreed to subscribe and pay for U.S.$[•] Notes (“Subscribed Notes”) at their issue price of [•] per cent. of the principal amount of the Subscribed Notes.  The Bank will pay to the Lead Manager an issue fee of [•] per cent. of the aggregate principal amount of the issue.  The Bank has also agreed to reimburse the Lead Manager for certain of its expenses incurred in connection with the management of the issue of the Notes.  The Lead Manager is entitled in certain circumstances to be released and discharged from its obligations under the Subscription Agreement prior to the closing of the issue of the Notes.

In connection with the offering of the Notes, the Lead Manager and any of its affiliates, acting as investors for their own accounts, may purchase Notes and in that capacity may retain, purchase, sell, offer to sell or otherwise deal for their own accounts in such Notes and other securities of the Issuer or Bank or related investments in connection with the offering of the Notes or otherwise.  Accordingly, references in this Prospectus to the Notes being issued, offered, acquired, placed or otherwise dealt in should be read as including any issue or offer to, or acquisition, placing or dealing by, the Lead Manager and any of its affiliates acting as investors for their own accounts.  The Lead Manager does not intend to disclose the extent of any such investment or transactions otherwise than in accordance with any legal or regulatory obligations to do so.

The Lead Manager and its respective affiliates have performed and expect to perform in the future various financial advisory, investment banking and commercial banking services for, and may arrange loans and other non-public market financing for, and enter into derivative transactions with, the Issuer, the Bank and their affiliates (including their shareholders) and for which it will receive customary fees.

The Lead Manager and its respective affiliates may, from time to time, engage in further transactions with, and perform services for, the Issuer and the Bank in the ordinary course of their respective businesses.

United States of America

The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act.

The Lead Manager has agreed that, except as permitted by the Subscription Agreement, it will not offer or sell the Notes, except for the Notes issued pursuant to Rule 802 under the Securities Act, (a) as part of their distribution at any time or (b) otherwise, until 40 days after the later of the commencement of the offering and the issue date of the Notes, within the United States or to, or for the account or benefit of, U.S. persons, and that it will have sent to each dealer to which it sells Notes during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes within the United States or to, or for the account or benefit of, U.S. persons.  Terms used in this paragraph have the meanings given to them by Regulation S.

The Notes are being offered in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the Exchange Act and pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Any Notes issued pursuant to the Prospectus will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.

The Notes are being offered by a company incorporated under the laws of The Netherlands and subject to Dutch disclosure requirements, which are different from those of the United States. The financial information included in the the Prospectus has been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for U.S. holders of the Notes to enforce their rights and any claim arising out of the U.S. federal securities laws, since the Issuer is located in a country other than the United States, and some or all of its officers and directors may be residents of a country other than the United States. U.S. holders of the

Notes may not be able to sue a non-U.S. company or its offers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. holders of the Notes should be aware that the Issuer may purchase securities otherwise than under the Prospectus, such as in open market or privately negotiated purchases.

In addition, until 40 days after commencement of the offering, an offer or sale of Notes within the United States by a dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act.

Ukraine

The Lead Manager has agreed that the Notes shall not be offered for circulation, distribution, placement, sale, purchase or other transfer in the territory of Ukraine. Accordingly, nothing in this Prospectus or any other documents, information or communications related to the Notes shall be interpreted as containing any offer or invitation to, or solicitation of, any such circulation, distribution, placement, sale, purchase or other transfer in the territory of Ukraine

United Kingdom

The Lead Manager has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Netherlands

The Lead Manager has represented and agreed that it has not and will not, directly or indirectly, offer or sell any Notes (including rights representing an interest in a Global Note) to individuals or legal entities in The Netherlands other than to qualified investors (“gekwalificeerde belegger”) as defined in Article 1:1 of the Dutch Act on Financial Supervision 2007 (as amended); provided that each such qualified investor will have sent to each person to whom it sells or resells the Notes (including rights representing an interest in any Global Note) a confirmation or other notice setting forth the following restrictions:

“THIS NOTE (OR ANY INTEREST THEREIN) MAY NOT BE SOLD, TRANSFERRED OR DELIVERED TO INDIVIDUALS OR LEGAL ENTITIES OTHER THAN QUALIFIED INVESTORS (“QINV”) WITHIN THE MEANING OF THE DUTCH ACT ON FINANCIAL SUPERVISION 2007 (AS AMENDED).

EACH HOLDER OF THIS NOTE (OR ANY INTEREST THEREIN), BY PURCHASING THIS NOTE (OR ANY INTEREST THEREIN), WILL BE DEEMED TO HAVE REPRESENTED AND AGREED FOR THE BENEFIT OF THE ISSUER THAT IT IS A QINV AND IS ACQUIRING THIS NOTE (OR ANY INTEREST THEREIN) FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QINV.

EACH HOLDER OF THIS NOTE (OR ANY INTEREST THEREIN), BY PURCHASING SUCH NOTE (OR ANY INTEREST THEREIN), WILL BE DEEMED TO HAVE REPRESENTED AND AGREED FOR THE BENEFIT OF THE ISSUER THAT (1) SUCH NOTE (OR ANY INTEREST THEREIN) MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED TO ANY OTHER INDIVIDUAL OR LEGAL ENTITY THAN A QINV ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QINV AND THAT (2) IT WILL PROVIDE WRITTEN NOTICE OF THE TRANSFER RESTRICTIONS DESCRIBED HEREIN TO ANY SUBSEQUENT TRANSFEREE.”

General

No action has been or will be taken in any jurisdiction by the Issuer or the Lead Manager that would permit a public offering of the Notes, or possession or distribution of any offering material (in preliminary, proof or final form) in relation thereto, in any country or jurisdiction where action for that purpose is required.

The Lead Manager has agreed that it will, to the best of its knowledge and belief, comply in all material respects with all applicable laws and in each country or jurisdiction in which it purchases, offers, sells or delivers Notes or has in its possession or distributes such offering material.

TAXATION

The following is a general description of certain Ukrainian, United Kingdom and Dutch tax consideration relating to the Notes, the Sub-Participation and the Loan.  It does not purport to be a complete analysis of all tax considerations relating to the Notes, the Sub-Participation and the Loan, whether in those countries or elsewhere.  Prospective purchasers of Notes should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of Notes and receiving payments of interest, principal and/or other amounts under the Notes and the consequences of such actions under the tax laws of those countries.

This summary is based upon the law as in effect on the date of this Prospectus and is subject to any change in law that may take effect after such date.

Ukraine

The following is a general description of certain Ukrainian, United Kingdom and Dutch tax consideration relating to the Notes, the Sub-Participation and the Loan.  It does not purport to be a complete analysis of all tax considerations relating to the Notes, the Sub-Participation and the Loan, whether in those countries or elsewhere.  Prospective purchasers of Notes should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of Notes and receiving payments of interest, principal and/or other amounts under the Notes and the consequences of such actions under the tax laws of those countries.

This summary is based upon the law as in effect on the date of this Prospectus and is subject to any change in law that may take effect after such date.

Ukraine

General

The following summary is included for general information only.  Potential investors in and holders of the Notes should consult their own tax advisor as to the tax consequences under the laws of Ukraine of the acquisition, ownership and disposition of the Notes.  This summary is based upon the Ukrainian tax laws and regulations as in effect on the date of this Prospectus.  Such laws and regulations are subject to change or varying interpretations, possibly with retroactive effect.  As with other areas of Ukrainian legislation, tax law and practice in Ukraine is not as clearly established as that of more developed jurisdictions.  It is possible, therefore, that the current interpretation of the law or understanding of the practice may change or that the law may be amended with retroactive effect.  Accordingly, it is possible that payments to be made to the holders of the Notes could become subject to taxation or that rates currently in effect with respect to such payments could be increased in ways that cannot be anticipated as at the date of this Prospectus.

Withholding Tax on Interest Payments and Principal Repayments under the Loan

The Tax Code envisages that income of legal entities which are non-residents of Ukraine derived from sources in Ukraine in the form of interest payments is subject to 15 per cent. withholding tax.

At the same time, paragraph 160.2 of Article 160 and paragraph 103.1 of Article 103 of the Tax Code provides that this withholding tax may be reduced by the provisions of an applicable tax treaty on the avoidance of double taxation.

The United Kingdom and Ukraine have entered into the Double Tax Treaty, pursuant to which (Article 11) interest arising in Ukraine and paid to a resident of the United Kingdom shall be taxable only in the United Kingdom if such resident is the beneficial owner of the interest and subject to tax in respect of the interest in the United Kingdom.

Based on professional advice it has received, the Bank believes that payments of interest on the Loan will not, under the Double Tax Treaty as currently applied, be subject to withholding tax, provided that certain conditions set forth in the Double Tax Treaty and under applicable Ukrainian legislation are duly satisfied.  In particular, in order for exemption from withholding under the Double Tax Treaty to be applicable, the Lender must be the resident in the United Kingdom for the purposes of the Double Tax Treaty, must be the beneficial owner of the interest payments received in the United Kingdom and must be subject to tax in respect of such interest payments in the United Kingdom (Article 11(1) of the Double Tax Treaty).  The exemption will only be available under the Double Tax Treaty if the Lender neither carries on business through a permanent establishment situated in Ukraine nor performs independent personal services from a fixed base in Ukraine and the debt claim in respect of which the interest is paid is effectively connected with such permanent establishment or other fixed base.  However, the notion of beneficial ownership is not well defined in Ukrainian law.  Moreover, it is not clear how the test of taxation of interest payments in the United Kingdom will be interpreted and applied by the Ukrainian authorities in practice.  As a consequence, different interpretations are possible and the position could be taken that the Lender should not be viewed as the beneficial owner of the interest payments received in the United Kingdom.  However, the Bank believes that it is unlikely that the Ukrainian authorities will currently adopt this view.

In addition, Article 11(7) of the Double Tax Treaty contains a “main purpose” anti-avoidance position.  There is no established practice by the Ukrainian tax authorities with respect to the application of this provision.  However, if the Ukrainian tax authorities take a position that one of the main purposes of selecting the United Kingdom, the Lender’s jurisdiction of residence, for this transaction was to avail the Bank of the tax benefits provided under the Double Tax Treaty, the Ukrainian tax authorities may invoke the anti-avoidance provisions of Article 11(7).  In such circumstances, there is a risk that payments of interest by the Bank under the Amended and Restated Loan Agreement would cease to have the benefit of the Double Tax Treaty.

Applicable Ukrainian legislation allows relief under the Double Tax Treaty if current confirmation of the UK recipient’s tax residency in the United Kingdom in accordance with the requirements of the Ukrainian authorities is available.  In order to be current, a new tax residence confirmation must be obtained for each calendar year.  The obtaining of this relief does not require the payee or payor to apply for and/or obtain any transaction-specific prior clearance from the Ukrainian tax authorities.  Instead, the Ukrainian payor directly applies the rate under the Double Tax Treaty, provided that the current tax residence confirmation is available on or prior to the date of payment of the Ukrainian source income.  Therefore, when making payments to the Lender under the Amended and Restated Loan Agreement, the Bank will not make any deduction representing Ukrainian withholding tax, provided that it has a current confirmation of tax residency of the Lender on or prior to the date of payment.  If there is no current confirmation of the Lender’s tax residency, the Lender will be able to claim a refund of the withholding tax paid in Ukraine based on the confirmation of tax residency received in the relevant calendar year.

The Tax Code does not expressly exempt principal repayments from Ukrainian withholding tax.  More specifically, paragraph 160.1 of Article 160 of the Tax Code contains a “catch-all” provision, under which “other income of a non-resident (a permanent establishment of such or other non-resident) from carrying out business activity on the territory of Ukraine” is subject to a 15 per cent. withholding tax, established by paragraph 160.2 of Article 160 of the Tax Code.  Absent a proper definition of “income” in the Tax Code, there is a remote risk that the repayment of principal under the Amended and Restated Loan Agreement may be regarded as Ukrainian-source income of the Issuer and, as such, subject to Ukrainian withholding tax at the rate of 15 per cent.  Based on the professional advice it has received, the Bank is unaware of any situation in which the Ukrainian tax authorities have ever attempted to levy Ukrainian withholding tax on repayments of principal under a loan or credit transaction.

Consequences of Ukrainian Withholding

If any payments (including payments of interest) under the Amended and Restated Loan Agreement are subject to any withholding (as a result of which the Issuer would reduce payments under the Notes in the amount of such withholding), the Bank may, in certain circumstances specified in the Amended and Restated Loan Agreement, become obliged to pay such additional amounts as may be necessary so that the net payments received by the Issuer will not be less than the amount the Issuer would have received in the absence of such withholding.

While there is doubt as to whether the gross-up clause contained in the Amended and Restated Loan Agreement is enforceable under Ukrainian law, a failure by the Bank to pay additional amounts due under the Amended and Restated Loan Agreement would be a default under the Amended and Restated Loan Agreement.  Also, in the event that the Bank would become obliged to pay additional amounts, the Bank may prepay the Loan at its principal amount, together with accrued interest, and thereupon (subject to receipt of the relevant funds from the Bank) the Lender will repay the Sub-Participation, and (subject to receipt of the relevant funds from the Lender) all outstanding Notes will be prepaid by the Issuer.

Tax on Issue of and Interest Payments under the Notes

No Ukrainian withholding tax will be applicable to the issue of the Notes or interest payments on the Notes because the Notes will not be issued by the Bank or from Ukraine and interest payments on the Notes will not be made by the Bank or from Ukraine.

Tax on Redemption of Notes

Principal payments on redemption of the Notes will not be subject to Ukrainian tax because such payments will not be made by a Ukrainian borrower, nor will there be any guarantee of any payments under the Notes by a Ukrainian borrower.

Ukrainian Holders

A Ukrainian resident Noteholder, i.e., a qualifying individual or a legal person organised under Ukrainian law, is subject to all applicable Ukrainian taxes.

Transfers of Notes by Non-Ukrainian Investors to Ukrainian Investors

Ukrainian-source profits of non-resident legal persons derived from trading securities are generally subject to 15 per cent. withholding tax (while Ukrainian-source income of non-resident individuals is, subject to certain exceptions, subject to 15-17 per cent. tax), as may be reduced by an applicable treaty on the avoidance of double taxation.

Non-resident Noteholders are, therefore, likely to be subject to Ukrainian withholding tax on any gain (or the gross amount of the proceeds if the gain cannot be quantified) on the disposal of Notes where the proceeds of such disposal are received from a source within Ukraine.

Transfer Pricing Rules

Ukraine is currently undergoing transfer pricing reform. New transfer pricing rules are generally based on the Organisation for Economic Cooperation and Development (“OECD”) guidelines. At the same time there is no established practice of application of new transfer pricing rules, which is to emerge in the nearest future. Despite the fact that Ukrainian transfer pricing rules are not yet applied on a consistent basis by the Ukrainian tax authorities, the scope of controlled transactions is broad enough to apply to cross-border transactions, irrespective of whether related parties are involved.

United Kingdom

The Sub-Participation

The Lender, provided that it continues to be a bank within the meaning of section 991 of the Income Tax Act 2007 (the “Act”), and provided that the interest on the Sub-Participation is paid in the ordinary course of its business within the meaning of section 878 of the Act, will be entitled to make payments of interest under the Sub-Participation to the Issuer without withholding or deduction for or on account of United Kingdom income tax.

The Notes

The following is a summary of the Issuer’s understanding of current law and Her Majesty’s Revenue and Customs practice in the United Kingdom as at the date of this Prospectus relating to the withholding tax treatment of interest paid on the Notes and does not deal with any other United Kingdom taxation implications of acquiring, holding or disposing of the Notes. It relates to the position of persons who are the absolute beneficial owners of Notes and some aspects do not apply to certain classes of taxpayer (such as dealers and Noteholders who are connected or associated with the Issuer for relevant tax purposes). Prospective Noteholders who may be subject to tax in a jurisdiction other than the United Kingdom should seek their own professional advice.

The summary below has been prepared on the basis that the Notes will be issued at one hundred per cent. of their principal amount. It also assumes that there will be no substitution of the Issuer pursuant to

Condition 11.3 (Substitution) of the “Terms and Conditions of the Notes” and does not consider the tax consequences of any such substitution.

Interest on the Notes

The Notes will constitute “quoted Eurobonds” within the meaning of section 987 of the Act as long as they are and continue to be listed on a “recognised stock exchange” within the meaning of section 1005 of the Act.  The Irish Stock Exchange has been designated as a recognised stock exchange for these purposes. The Issuer’s understanding of current Her Majesty’s Revenue and Customs practice is that the Notes will be treated as listed on the Irish Stock Exchange if they are included in the Official List and are admitted to trading on the Main Securities Market.  Accordingly, if interest paid on the Notes is regarded as United Kingdom source interest, it may be paid without withholding on account of UK income tax provided the Notes remain so listed at the time of payment.

If interest paid on the Notes is regarded as United Kingdom source interest, in other cases an amount must generally be withheld on account of income tax at the basic rate (currently 20%), subject to any direction to the contrary by Her Majesty’s Revenue and Customs under an applicable double taxation treaty, and except that the withholding obligation is disapplied in respect of payments to Noteholders who the Issuer reasonably believes are either a UK resident company or a non UK resident company carrying on a trade in the UK through a permanent establishment which is within the charge to corporation tax, or fall within various categories enjoying a special tax status (including charities and pension funds), or are partnerships consisting of such persons (unless Her Majesty’s Revenue and Customs direct otherwise).

If interest paid on the Notes is not regarded as United Kingdom source interest, payments of interest on the Notes may be made without withholding on account of UK tax.

Provision of Information

Her Majesty’s Revenue and Customs have powers to obtain information and documents relating to the Notes, including in relation to issues of and other transactions in the Notes, interest, payments treated as interest and other payments derived from the Notes. This may include details of the beneficial owners of the Notes, of the persons for whom the Notes are held and of the persons to whom payments derived from the Notes are or may be paid.  Information may be obtained from a range of persons including persons who effect or are a party to such transactions on behalf of others, registrars and administrators of such transactions, the registered holders of the Notes, persons who make, receive or are entitled to receive payments derived from the Notes and persons by or through whom interest and payments treated as interest are paid or credited.  Information obtained by Her Majesty’s Revenue and Customs may be provided to tax authorities in other countries. See also “—EU Savings Directive” below, which describes obligations to provide reports of or withhold tax from payments of savings income under the EU Savings Directive.

The Netherlands

General

The following summary describes the principal Netherlands tax consequences of the acquisition, holding, redemption and disposal of the Notes but does not purport to be a comprehensive description of all Netherlands tax considerations thereof.  This summary is intended as general information only and each prospective investor should consult a professional tax adviser with respect to the tax consequences of an investment in the Notes.

This summary is based on the tax legislation, published case law, treaties, regulations and published policy, in force as of the date of this Prospectus, though it does not take into account any developments or amendments thereof after that date whether or not such developments or amendments have retroactive effect.

This summary does not address The Netherlands tax consequences for:

(i)            holders of Notes, if such holders, and in the case of individuals, his or her partner or certain related persons, have a substantial interest (aanmerkelijk belang) or deemed substantial interest in the Issuer under The Netherlands Income Tax Act 2001 (Wet op de inkomstenbelasting 2001).  Generally speaking, a holder of Notes holds a substantial interest in the Issuer, if such holder of Notes, alone or, where such holder is an individual, together with his or her partner (statutory defined term) or certain other related persons, directly or indirectly, holds (i) an interest of 5 per cent. or more of the total issued capital of the Issuer or 5 per cent. or more of the issued capital of a certain class of shares of the Issuer, (ii) rights to acquire, directly or indirectly, such interest, or (iii) certain profit sharing rights in the Issuer that relate to 5 per cent. or more of the company’s annual profits and/or to 5 per cent. or more of the company’s liquidation proceeds;

(ii)           pension funds, fiscal investment institutions (fiscale beleggingsinstellingen) and exempt investment institutions (vrijgestelde beleggingsinstellingen), as defined in The Netherlands Corporate Income Tax Act 1969, (Wet op de vennootschapsbelasting 1969) and other entities that are exempt from corporate income tax;

(iii)          holders of Notes, who receive or have received the Notes as employment income or deemed employment income or receive benefits from the Notes as a remuneration or deemed remuneration for activities performed by such holders or certain individuals related to such holders.

Withholding tax

All payments made by the Issuer under the Notes may be made free of withholding or deduction for any taxes of whatsoever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein, unless the Notes qualify as equity of the Issuer for Netherlands tax purposes.  A consequence of equity treatment is, among others, the withholding of dividend tax under the Dividend Tax Act 1965 (Wet op de dividendbelasting), which absent relief under any applicable tax treaty, is imposed at the general rate of 15 per cent. in respect of interest payment made by the Issuer under the Notes.

Corporate and individual income tax

Residents of The Netherlands

Generally speaking, if a holder of the Notes is a resident or deemed to be a resident of The Netherlands for Netherlands corporate income tax purposes and is fully subject to Netherlands corporate income tax or is only subject to Netherlands corporate income tax in respect of its enterprise to which the Notes are attributable, income derived from the Notes and gains realised upon the redemption, or disposal of the Notes are subject to Netherlands corporate income tax at a rate of 25 per cent. (a corporate income tax rate of 20 per cent. applies with respect to taxable profits up to € 200,000 (2013)).

If a holder of the Notes is an individual who is a resident or deemed to be a resident of The Netherlands for Netherlands tax purposes (including the individual holder who has opted to be taxed as a resident of The Netherlands), income derived from the Notes and gains realised upon the redemption, or disposal of the Notes are taxable at the progressive income tax rates (with a maximum rate of 52 per cent.), if:

(i)            the holder has an enterprise or an interest in an enterprise, to which enterprise the Notes are attributable; or

(ii)           such income or gains qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden), which include the performance of activities with respect to the Notes that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

If neither condition (i) nor condition (ii) applies to the holder of the Notes, taxable income with regard to the Notes must be determined on the basis of a deemed return on income from savings and investments (sparen en beleggen), rather than on the basis of income actually received or gains actually realised.  At present, this deemed return on income from savings and investments has been fixed at a rate of 4 per cent. of the individual’s yield basis (rendementsgrondslag) on 1 January of the relevant calendar year.  The individual’s yield basis is determined as the fair market value of certain qualifying assets held by the holder of the Notes less the fair market value of certain qualifying liabilities on 1 January of the relevant calendar year.  The fair market value of the Notes will be included as an asset in the individual’s yield basis.  The deemed return on income from savings and investments of 4 per cent.,(exceeding a certain minimum tax free threshold (€ 21.139 for 2013 ) per individual) will be taxed at an income tax rate of 30 per cent.

Non-residents of The Netherlands

If a holder of Notes is not a resident nor deemed to be a resident of The Netherlands for Netherlands tax purposes (and if such a holder is an individual has opted to be taxed as a resident of The Netherlands), such holder is not taxable in respect of income derived from the Notes and gains realised upon the redemption or disposal of the Notes, unless:

(i)            the holder has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or a permanent representative the Notes are attributable; or

(ii)           the holder is entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands, other than by way of securities or through an employment contract, and to which enterprise the Notes are attributable; or

(iii)          the holder is an individual and such income or gains qualify as income from miscellaneous activities in The Netherlands, which include the performance of activities in The Netherlands with respect to the Notes that exceed regular, active portfolio management.

Gift and inheritance taxes

Residents of The Netherlands

Generally, gift and inheritance taxes will be due in The Netherlands in respect of the transfer of the Notes by way of a gift by, or on the death of, a holder of such Notes who is a resident or deemed to be a resident of The Netherlands for the purposes of Netherlands gift and inheritance tax at the time of the gift or his or her death.

A holder of The Netherlands nationality is deemed to be a resident of The Netherlands for the purposes of Netherlands gift and inheritance tax if he or she has been resident in The Netherlands at any time during the ten years preceding the gift or his or her death.  Additionally for purposes of gift tax, a holder of any other nationality is deemed to be a resident of The Netherlands if he or she has been resident in The Netherlands at any time during the twelve months preceding the date of the gift.

Non-residents of The Netherlands

No gift or inheritance taxes will arise in The Netherlands in respect of the acquisition of the Notes by way of gift by, or as a result of the death of, a holder that is neither a resident nor deemed to be a resident of The Netherlands for the purposes of The Netherlands gift and inheritance tax, unless:

(i)            in the case of a gift of the Notes by a holder that at the date of the gift was neither a resident nor deemed to be a resident of The Netherlands, such holder dies within 180 days after the date of the gift, while at the time of his or her death being a resident or deemed to be a resident of The Netherlands: or

(ii)           the transfer is otherwise construed as a gift or inheritance made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be a resident of The Netherlands.

For the purposes of the above, a gift of Notes made under a condition precedent (opshortende voorwaarde) is deemed to be made at the time the condition precedent is satisfied.

Value added tax

In general, no value added tax will arise in respect of payments in consideration for the issue of the Notes or in respect of the cash payment made under the Notes, or in respect of a transfer of Notes.  Value added tax may, however, be payable in respect of fees charged for certain services rendered to the Issuer, if for Dutch value added tax purposes such services are rendered, or are deemed to be rendered, in The Netherlands and an exemption from Dutch value added tax does not apply with respect to such services.

Other taxes and duties

No registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, will be payable in The Netherlands by a holder in respect of or in connection with the subscription, issue, placement, allotment, delivery, transfer or enforcement by legal proceedings (including any foreign judgment in the courts of The Netherlands) of the Notes or with respect to the payment of interest or principal by the Issuer under the Notes.

EU Savings Directive

Under the EU Savings Directive, member states are required to provide to the tax authorities of another member state details of payments of interest or similar income (similar income for this purpose includes, but is not limited to,  payments on redemption of the Notes representing any discount on the issue of the Notes or any premium payable on redemption) paid by a person within its jurisdiction to, or for the benefit of, an individual resident in that other member state or certain limited types of entities established in that other member state.  However, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries).

Luxembourg has announced that it will no longer apply the withholding tax system as from 1 January 2015 and will provide details of payments of interest (or similar income) as from this date.

A number of non-EU countries or territories including Switzerland, and certain dependent or associated territories of certain member states, have agreed to adopt similar measures (a withholding system in the case of Switzerland) with effect from the same date.

The European Commission has proposed certain amendments to the EU Savings Directive, which may, if implemented, amend or broaden the scope of the requirements described above.  At a meeting on 22 May 2013, the European Council called for the adoption of an amended EU Savings Directive before the end of 2013.

The proposed financial transaction tax (“FTT”)

The European Commission has published a proposal for a Directive for a common FTT in certain participating member states.

The proposed FTT has very broad scope and could apply to certain dealings in financial instruments (including secondary market transactions).

The FTT could apply to persons both within and outside of the participating member states. Generally, it would apply to certain dealings in financial instruments where at least one party is a financial institution, and either (i) at least one party is established or deemed to be established in a participating member state or (ii) the financial instruments are issued in a participating member state.

The proposed Directive remains subject to negotiation between the participating member states and is the subject of legal challenge.  It may therefore be altered prior to any implementation, the timing of which remains unclear.

GENERAL INFORMATION

1.                                      The Notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg with Common Code of [•].  The International Securities Identification Number for the Notes is [•].

2.                                      In connection with the application for the Notes to be admitted to trading on the regulated market of the Irish Stock Exchange, copies (and English translations where the documents in question are not in English) of the following documents may be inspected by the Noteholders in physical form at and are available from the specified offices of the Paying Agent in Dublin during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) so long as any of the Notes are admitted to trading on the Irish Stock Exchange:

(a)                                 constitutional documents of the Bank and the Issuer;

(b)                                 the Financial Statements;

(c)                                  the Issuer Accounts;

(d)                                 the Amended and Restated Sub-Participation Agreement;

(e)                                  the Amended and Restated Loan Agreement;

(f)                                   the Trust Deed which constitutes the Notes (and which includes the form of the Global Note Certificate and the Individual Note Certificates) and the Agency Agreement; and

(g)                                  copies of the authorisations listed below.

3.                                      The Bank, the Issuer and the Lender have obtained all necessary consents, approvals and authorisations required in connection with the Loans and the issue and performance of the Notes.  The issuance of the Notes was authorised by the Issuer by a resolution of the board passed on 26 November 2013.  The Loan was authorised by the Bank by a resolution of the Bank’s Management Board passed on 14 October 2013.

4.                                      Save as disclosed in this Prospectus (see “Overview—Recent Developments”), there has been no material adverse change in the prospects of the Bank since 31 December 2012, nor has there been any significant change in the financial or trading position of the Bank, which has occurred since 31 December 2012.

There has been no material adverse change in the prospects of the Lender and its subsidiaries since 31 December 2012, nor has there been any significant change in the financial or trading position of the Lender and its subsidiaries, taken as a whole, which has occurred since 31 December 2012.

There has been no material adverse change in the prospects of the Issuer since 31 December 2012, nor has there been any significant change in the financial or trading position of the Issuer which has occurred since 31 December 2012.

5.                                      The Bank’s IFRS financial statements as at and for the years ended 31 December 2011 and 2012 included in this document have been audited by Baker Tilly, independent auditors, who have expressed opinions on those statements, as stated in their reports appearing herein.  The Issuer’s accounts as at and for the years ended 31 December 2011 and 2012 included in this document have been audited by Baker Tilly Netherlands, independent auditors, who have expressed opinions on those statements, as stated in their reports appearing herein.

6.                                      No consents, approvals, authorisations or orders of any regulatory authorities are required by the Issuer under the laws of The Netherlands for the maintaining of the Loan or for the issue and performance of the Notes.

7.                                      Neither the Bank nor any of its subsidiaries is or has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Bank or any of its subsidiaries is aware) during the 12 months before the date of this Prospectus which may have, or have had in recent past, significant effects on the financial position or profitability of the Bank or of any of its subsidiaries taken as a whole.

Neither the Lender nor any of its subsidiaries is or has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Lender or any of its subsidiaries is aware) during the 12 months before the date of this Prospectus which may have, or have had in recent past, significant effects on the financial position or profitability of the Lender or of any of its subsidiaries taken as a whole.

The Issuer is not nor has it been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Issuer is aware) during the 12 months before the date of this Prospectus which may have, or have had in recent past, significant effects on the financial position or profitability of the Issuer.

8.                                      The Trust Deed will provide, inter alia, that the Trustee may act and/or rely on the opinion or advice of or a certificate or any information obtained from any lawyer, banker, valuer, surveyor, broker, auctioneer, accountant, auditor or other expert (whether or not addressed to the Trustee), notwithstanding that such opinion, advice certificate or information contains a monetary or other limit on any of the above mentioned persons in respect thereof.

9.                                      The loan to value ratio of the Loan is [•] per cent. The yield on the Notes is [•] per cent.

10.                              Except as described our “Terms and Conditions of the Notes” and “The Loan Agreement”, the Issuer or the Bank do not intend to provide information about the Notes or the performance of the Loan.

APPENDIX - UKRAINE: THE BANKING SECTOR.

The statistical information and other data contained in this Appendix has been extracted from publicly available data (such as information contained on official websites and in publications of governmental agencies of Ukraine, including the NBU and other governmental or mass media sources).  The Issuer and the Bank each confirm that such information has been accurately reproduced and that, as far as the Issuer and the Bank are aware and are able to ascertain from information published by the relevant source, no facts have been omitted which would render the reproduced information inaccurate or misleading.  See “Risk Factors—Risks Relating to Ukraine”.

The Ukrainian Banking Sector

The Ukrainian banking sector is a two-tier structure made up of the NBU and commercial banks.  As at 30 September 2013, 183 commercial banks were registered in Ukraine, of which 181 banks have been granted licences by the NBU to perform banking transactions (of which one bank, Rodovid Bank, has a licence granted by the NBU allowing the bank to act as a remedial bank).

The majority of banks in Ukraine are privately owned.  Banks operating in Ukraine are divided by the NBU into four groups according to the value of their assets. The first group included 15 major banks with total assets of more than UAH 20,000 million; the second group included 20 banks with total assets ranging from UAH 5,000 million to UAH 20,000 million; the third group included 25 banks with total assets ranging from UAH 3,000 million to 5,000 million; and the fourth group included 116 banks with total assets of less than UAH 3,000 million.

Two of the largest banks in Ukraine, Ukreximbank and OschadBank, are fully state owned. Three commercial banks (“Rodovid Bank”, “Ukrgasbank” and “Kyiv”) were recapitalised in 2009 by the Government.  As a result of this recapitalisation the State became the majority shareholder in those banks (with the state-owned stake ranging from 93.0 up to almost 100 per cent.).  In addition, there is the Ukrainian Bank for Reconstruction and Development, 99.99 per cent. of the share capital of which is owned by the State Finance Institution for Innovations (a state-owned non-banking finance and lending institution established by the Cabinet of Ministers of Ukraine). As at 30 September 2013, 51 banks with foreign stakes of at least 10 per cent. were operating in Ukraine and 21 of these banks were fully foreign owned. The share of foreign capital in the total registered statutory capital of Ukrainian banks amounted around 34.2 per cent. as at 30 September 2013. Since 1997, Ukraine has been implementing a series of banking sector reforms under the IMF reform programme with the aim of supporting banks that undertake structural reforms and demonstrate long term stability.

The banks act in accordance with, among other laws, the Law of Ukraine “On the National Bank of Ukraine” of 20 May 1999 (the “National Bank Law”), the Law of Ukraine “On Banks and Banking Activity” of 7 December 2000 (the “Banking Law”), the Law of Ukraine “On the System of Guaranteeing of Deposits of Individuals” of 23 February 2012 (the “Deposits Securing Law”), the Ukrainian legislation on joint stock companies and other business entities, as well as various NBU regulations and their respective Charters. Since the beginning of 1998, banks have been required to prepare accounts that are based in many respects on International Accounting Standards and International Financial Reporting Standards.

Role of the NBU

The NBU is the central bank of Ukraine, established in 1991. It is governed by the Constitution of Ukraine and the National Bank Law and is a specialised state institution (central bank). According to the National Bank Law, the principal objective of the NBU is to ensure the external and internal stability of the national currency.  It has broad regulatory and supervisory functions in the banking sector and is empowered to develop and conduct monetary policy, organise banking settlements and the foreign exchange system, ensure stability of the monetary, financial and banking systems of Ukraine, and protect the interests of commercial bank depositors. When exercising its main function the NBU shall proceed from the priority of achievement and retention of the price stability in the country. The NBU shall within its terms of reference promote the banking system stability and sustainability of the economic growth and second the economic policy of the Cabinet of Ministers of Ukraine.

The NBU sets the official exchange rate of the national currency with respect to foreign currencies, the discount rate and other interest rates.  The NBU is also responsible for the accumulation and custody of the state’s gold and currency reserves.  In addition, it registers commercial banks, payment systems, issues licences, supervises the operations of Ukrainian banks and payment system and determines the procedures for providing emergency funds to commercial banks.

The NBU is an economically independent authority that pays the expenses for the account of own revenues within the limits of the approved budget and, in cases set forth in the Law of Ukraine “On the National Bank of Ukraine”, at the expense of the State Budget of Ukraine. The NBU is a legal entity with separated property that is the object of the state property right and is in the full economic competence of the NBU.

The principal governing bodies of the NBU are the Council and the Board.  The Council, the highest governing body of the NBU, consists of 15 members, seven of whom are appointed by the Parliament and seven appointed by the President.  The Governor of the NBU (nominated by the President and appointed by the Parliament for a seven year term) acts ex officio as the fifteenth member of the Council.  The Council is charged, in particular, with formulating the principles of Ukraine’s monetary policy.  The Board, which comprises Governor, his or her deputies and heads of the NBU’s structural departments, is responsible for implementing Ukraine’s monetary policy, the development and implementation of other NBU policies and generally managing the activities of the NBU.

On 9 July 2010, the Parliament approved a law which entered into force on 20 October 2010, subject to certain provisions came into effect from 1 January 2012.  The law significantly amended the legislative framework that governs the activities of the NBU in order to comply with the arrangements reached by Ukraine with the IMF and the World Bank.  The primary purpose of this law is to strengthen the independence of the NBU.  Among other things, the law tightens qualification requirements for members of the NBU Council and the Board, and increases the term of office of the NBU Governor from five years to seven years.

As a result of changes in the Constitution of Ukraine in 2010, the NBU regained the right to propose new legislation to the Parliament.  The NBU participated in recent legislative efforts to strengthen the Ukrainian banking system in general and specifically, to meet the obligations under the Memorandum on Economic and Financial Policies prepared within the framework of IMF’s 2010 Stand-By Arrangement for Ukraine.  In January 2011, the Parliament, upon the NBU’s initiative, repealed the mandatory state pension insurance duty in respect of foreign currency sale and purchase transactions, In addition, the NBU tightened some of its requirements with regard to the professionalism and integrity of the senior management of local banks.  The NBU, as part of its policy of gradual liberalisation of the finance sector, relaxed the restrictions on derivatives trading and established a framework to develop the forward foreign exchange market.

In 2010, the NBU conducted a comprehensive due diligence on state-owned banks.  It also completed “stress tests” on the banking system.

Monetary Policy

The NBU is charged with implementing monetary policy.  Currently, the NBU implements monetary policy through instruments such as mandatory reserve requirements for banks, interest rates, refinancing of commercial banks, deposit operations, REPO-operations and stabilisation credit lines for banks with temporary problems.  The foreign currency market is the main channel for the release of funds into circulation.  In 2009, the discount rate decreased from 12 per cent. to 11 per cent. on 15 June 2009 and to 10.25 per cent. on 12 August 2009.  In 2010, the NBU further decreased the discount rate to 9.5 per cent. on 8 June 2010, 8.5 per cent. on 8 July 2010 and 7.75 per cent. on 10 August 2010.  In 2012, the NBU decreased the discount rate to 7.5 per cent. on 23 March 2012.  In 2013, the NBU also decreased the discount rate to 7.0 per cent. on 10 June 2013 and 6.5 per cent. on 13 August 2013.  Since 1 March 2004, the NBU also sets interest rates on overnight unsecured loans (the latest such rate being 10 per cent. as set on 10 June 2013) and overnight loans secured by state securities (the latest such rate being 7.50 per cent. as set on 1 November 2013).

The main goal of the NBU’s monetary policy in 2011 was to maintain stability of the national currency and moderate consumer price inflation.  For these purposes, the NBU has been taking measures to improve its interest rate policy, further develop liquidity support mechanisms and procedures, balanced management of the monetary base, maintaining the level of its currency reserves sufficient to neutralise negative developments in global markets and stimulating inflow of funds into the Ukrainian economy.

The gradual return of confidence in the Ukrainian banking system is evidenced by the increase in the amount of deposits held by households and corporates with the Ukrainian banks, rising from UAH 357,147 million as at 31 December 2008 to UAH 642,474 million as at 30 September 2013.

The NBU declared that its main goal in respect of monetary policy in 2013 is to maintain the stability of the hryvnia as a basis for sustainable social and economic development.  In order to achieve this goal, the NBU intends to ensure price stability, maintain CPI inflation rate within the range of 4.8-6.1 per cent.  The NBU will also focus on supporting the liquidity of the banking system, reducing borrowing costs for Ukrainian companies, stimulation of investment lending and increase of the hryvnia exchange rate flexibility.

Regulation

Banking activities in Ukraine are regulated by several laws and numerous regulations issued by the NBU.  The principal legislation in the area is the Banking Law.  The NBU oversees compliance with the Banking Law, regulations and other legislation and imposes appropriate sanctions for violations of those laws and regulations.  The NBU adopted the “Banking Regulation Instruction” (which establishes capital adequacy, liquidity and other ratios), pursuant to the authority granted under the Banking Law and the National Bank Law.  The NBU also sets accounting, reporting, auditing and other requirements for commercial banks.  A Ukrainian commercial bank may carry out so-called “exclusive banking activities” (i.e., taking deposits, opening and maintaining of bank accounts and investment of raised funds) and a number of other financial services only with a banking licence issued by the NBU.  In order to be able to operate with foreign currency, Ukrainian banks are required to obtain a general currency licence from the NBU.

Reporting Requirements

Banks are required to submit an annual report containing audited financial statements and consolidated financial statements if a bank has affiliates under its control.  Financial statements include a balance sheet, income statement, statement of changes in equity and cash flow statements, a summary of significant accounting policies (as may be relevant) and other explanatory notes.  Interim financial statements are submitted by banks on a quarterly basis and consist of a balance sheet, income statement, certain explanatory notes (including, potential liabilities of the bank and certain indicators of the bank’s activity) and a cover letter.  The purpose of the cover letter is to describe and explain events and operations, which are material and important for a fair presentation of the financial position of a bank.  Banks are also required to submit statistical data on a daily, monthly and quarterly basis to the NBU which ensures permanent review by the NBU of a bank’s performance and financial position.

Securing Deposits of Individuals

With effect from 22 September 2012, the Deposits Securing Law replaced the previously effective legislation governing a system of securing deposits held by individuals with Ukrainian banks.  Pursuant to the Deposits Securing Law, commercial banks in Ukraine are obliged to become members of the Deposit Guarantee Fund (the “Fund”) and remit to the Fund an initial contribution in the amount of 1 per cent. of their registered authorized capital (payable once after obtaining a banking licence), a regular quarterly contribution in the amount of 0.5 per cent. of the average weighted amount of daily balances of UAH denominated deposit accounts and 0.8 per cent. of the average weighted amount of daily balances of foreign currency denominated deposit accounts opened with the relevant banks.  The Fund is authorised to require payment of a special contribution if the income of the Fund is not sufficient to repay and service loans borrowed by the Fund and/or to meet compensation claims following the collapse of a bank in the banking system.  Currently, the Fund guarantees deposits with commercial banks, including interest, to a maximum of UAH 200,000 per depositor with each such bank.  Deposits become eligible for compensation from the funds held by the Fund on the date of the NBU’s resolution on revocation of the banking licence and liquidation of the relevant bank.  The Deposits Securing Law does not apply to the Joint Stock Company “State Savings Bank of Ukraine”.  As of 30 September 2013, the Fund had 179 member banks.  As of 30 September 2013, the total amount of funds accumulated by the Fund amounted to UAH 6,367 million.

Reserve and Liquidity Requirements

Ukrainian banks are required to maintain certain mandatory reserves calculated in accordance with the NBU regulations.

Generally, a commercial bank is required to annually transfer to its reserve fund no less than 5 per cent, of its profits, until and unless such reserve fund is equal to 25 per cent. of the bank’s regulatory capital.  In case of the deterioration of the financial condition of a bank, the NBU may require such bank to increase the amount of its reserve fund.

The NBU has also established mandatory reserve requirements to maintain the liquidity of the banking system and the stability of the Ukrainian hryvnia.  Banks are required to maintain certain reserves in accounts with the NBU.  Currently, at least 40 per cent. of the reserves have to be maintained in a separate account with the NBU and are not available for use in the banks’ day-to-day activities.  The remaining funds constituting the reserves shall be kept in the Bank’s correspondent account with the NBU.  Reserve requirements are computed as a percentage of certain of the bank’s liabilities.  In particular, with effect from 30 September 2013, the reserves may not be less than the aggregate of: 10 per cent. of call deposits and current accounts of customers (legal entities) in foreign currency, 10 per cent. of short-term deposits of customers in foreign currency, 7 per cent. of long-term deposits of customers in foreign currency and 5 per cent. of funds borrowed from non-resident banks and financial organisations in foreign currency (excluding Russian ruble).  Currently, call deposits, term deposits and current accounts of customers in national currency, as well as funds borrowed from non-resident banks and financial organisations in national currency and in Russian ruble are not subject to such mandatory reserve requirements.

Further, with effect from 1 August 2008, Ukrainian banks have been required to maintain reserves for short-term (equal or less than 183 days) funds (e.g., loans and deposits) received from non-residents at a level of 20 per cent, of the aggregate amount of such funds.  Overnight loans and deposits, as well as loans and deposits guaranteed by the Government or received from international financial organisations, to which Ukraine is a member, are exempt from the above reserve requirements.

The NBU has also established three separate liquidity ratios.  A bank must have an instant liquidity ratio of at least 20 per cent. (i.e., the ratio of certain bank’s funds on its correspondent accounts and cash to its current liabilities), a current liquidity ratio of at least 40 per cent. (i.e., the ratio of bank’s assets with maturities of up to (and including) 31 days to liabilities with maturities of up to (and including) 31 days) and a short-term liquidity ratio of at least 60 per cent. (i.e., the ratio of liquid assets with maturities of up to one year less the amount of the provisions formed for such assets to liabilities with maturities of up to one year).  The NBU has defined liquid assets with maturities of up to one year to include cash funds, bank metals, funds placed with correspondent accounts with the NBU (excluding the funds placed as reserves), term deposits placed with the NBU, certain funds placed with correspondent accounts with commercial banks, debt securities in the bank’s trade portfolio, available-for-sale portfolio and held-to-maturity portfolio and investment in affiliated companies and subsidiaries made with the purpose of further sale, certain interbank deposits and loans, loans and advances to customers.  Liabilities with maturities of up to one year are defined to include, among others, funds on the NBU correspondent account opened with the bank, demand liabilities, budget funds, loans (including overdue indebtedness under short-term and long-term loans) and term deposits from the NBU, certain interbank loans and deposits, customer deposits, debt instruments issued by the bank, subordinated debt, past due indebtedness under interbank loans and term deposits, accounts payable in relation to assets acquisition and liabilities under all types of guarantees and committed credit lines to banks and customers.

Capital Requirements

The NBU has established requirements for capital adequacy, minimum share capital requirements and minimum regulatory capital requirements.  According to the NBU requirements, the regulatory capital of a bank set by the NBU should be at least 10 per cent. of its risk-weighted assets and certain off-balance sheet instruments, and should be at least 9 per cent. of its total assets.  For banks that have been operating for less than 12 months, regulatory capital ratio is required to be no less than 15 per cent. of its risk-weighted assets and certain off-balance sheet instruments, and for banks that have been operating for between 12 and 24 months, the regulatory capital ratio is required to be no less than 12 per cent. of its risk-weighted assets and certain off-balance sheet instruments.  Risk-weighted assets, or credit risk profile of a bank, are calculated by applying various risk weights to bank’s assets and off-balance-sheet commitments according to the terms set by NBU.  The minimum share capital of a bank as at the date of its registration is currently UAH 120 million.  With effect from 1 January 2013, Ukrainian banks are required to comply with a new ratio of their regulatory capital to liabilities.  The minimum required ratio will constitute 10 per cent.

Regulatory capital (i.e. the sum of principal (core) capital and additional capital) of a bank generally cannot be less than its share capital and minimum regulatory capital requirements established by the NBU.  From 1 May 2004, the NBU calculated the minimum regulatory capital requirement in UAH in an amount equivalent to the euro amount set forth by the Banking Regulation Instruction.  With effect from 10 October 2008, the NBU revised the minimum regulatory capital requirement for banks, establishing a €10 million (UAH 74.2 million as determined by the NBU for 2009) minimum amount of regulatory capital for all Ukrainian banks (as opposed to previously effective differentiated requirements based on the length of a bank’s operating activity).  From 17 July 2010, the new minimum regulatory capital requirement for the banks was established at the level of UAH 120 million for all banks.

Loan Provisioning

Banks must meet mandatory requirements to cover net loan risks and must review those provisions on a monthly basis.  Some loans and securities transactions do not require any provisions.  These include, inter alia, intercompany credit transactions between entities within one banking group (for banks 100 per cent. owned by foreign entities, credit transactions with the parent company if such company is assigned an investment-grade credit rating), funds transferred to the NBU, securities issued by central state executive authorities and the NBU as well as shares in stock exchanges, securities depositaries, payment systems and credit bureaus.

Loans granted by Ukrainian banks, alongside other relevant assets, are classified into five quality groups: (i) no or minimal risk, (ii) moderate risk, (iii) substantial risk, (iv) high risk, and (v) realized risk.  The new provisioning regulation fully effective as at 1 January 2013, introduced formulae for calculating the provisioning amounts instead of fixed loan percentage rates as applied previously.  The formulae take into account, inter alia, reliability levels of the borrower, debt servicing and liquidity of the respective security.

Recent Developments in the Banking Sector

The Ukrainian banking sector has suffered from a number of significant weaknesses, which have included, among others, undercapitalisation, weak corporate governance and management, poor asset quality and excessive political intervention in the operation of some banks.  Since 1997, Ukraine has been implementing a series of banking sector reforms under the IMF reform programme with the aim of supporting commercial banks that undertake structural reforms and demonstrate long-term stability of their activities.  Since the beginning of 1998, the NBU has required banks to prepare accounts that are based in many aspects on the International Financial Reporting Standards.  As part of the IMF programme on banking sector reform, the Parliament adopted the Banking Law on 7 December 2000, which provides a legal basis for strengthening the regulation of the banking system.  The NBU oversees the activities of commercial banks using both off-site and on-site inspections and through a system of audits.  On 1 January 2004, the Laws of Ukraine “On Mortgage” and “On Mortgage Lending, Transactions with Consolidated Mortgage Debt and Mortgage-Backed Certificates” came into force, which were further supplemented by the Law of Ukraine “On Mortgage Bonds” with effect from 24 January 2006.  These laws permit, amongst other things, the issuance of mortgage-backed financial instruments and their trading on securities markets.  In March 2004, the regulations came into force that introduced new methods of refinancing (including “swap” operations) and allowed commercial banks to pledge mortgage-backed certificates and Eurobonds issued by the State of Ukraine for refinancing purposes.  Since June 2006, commercial banks have been allowed to pledge, for refinancing purposes, proprietary rights on deposits placed by them with the NBU.  Further, other regulations that became effective in May 2004 set forth minimum regulatory capital requirements in hryvnia rather than euro, allow banks to issue subordinated debt securities (including notes, bonds and deposit certificates) and grant the NBU the powers to set the maximum interest rates that banks may pay on their subordinated debt.  Subsequently, in 2009 new regulation came into force that reinstated rules in respect of swap and other derivative operations of the commercial banks.  In June 2005, Ukraine adopted a new law on credit histories and credit bureaus allowing the establishment of so called credit bureaus which would collect information on borrowers (both individuals and legal entities) and would form credit histories of each borrower.  The information gathered by such credit bureaus has assisted Ukrainian banks in evaluating and minimising the credit risk associated with prospective banks which may be established only in the form of a public joint stock company or cooperative bank.  The

Ukrainian banking market is expected to become more competitive as a result of enactment of laws permitting foreign banks to operate branch offices in Ukraine and Ukraine’s accession to the WTO.  Since 16 May 2008, foreign banks have been allowed to operate branch offices in Ukraine subject to certain access criteria established by the Banking Law.

The global economic downturn and financial turmoil in developed economies in the second half of 2008 revealed the significant weaknesses in the Ukrainian banking system resulting in considerable withdrawals of deposits and lending freezes which contributed to liquidity problems faced by many Ukrainian banks.  The NBU has taken a number of measures to address the instability in Ukrainian sector, including measures aimed at preventing funds outflows and ensuring due liquidity levels of banks.  On 31 October 2008, the Parliament, the Cabinet of Ministers of Ukraine and the NBU laid down the regulatory framework for recapitalization of Ukrainian banks by the government through the purchase of shares of such banks.  Three Ukrainian banks (“Rodovid Bank”, “Ukrgasbank” and “Kyiv”) were recapitalized under this procedure as a result of which the State became the majority shareholder in these banks.  In respect of Rodovid Bank, the Government introduced further measures, including the transfer of all deposits to state owned Oschadbank, with Oschadbank receiving a UAH 604 million capital injection to facilitate this.  In April 2011, Rodovid Bank’s authorized capital was increased by 46.97 per cent. (UAH 3.95 billion) to UAH 12.4 billion, to be used for the purposes of financing the consideration due to Oschadbank for assuming obligations under the transferred deposits.  In April 2010, the NBU submitted a proposal for the consideration of the Ministry of Finance with respect to recapitalization of Nadra Bank (which was under the temporary administration of the NBU due to adverse financial state) with participation of the State.  The proposal was, however, not approved by the Government.  In July 2011, Centragas Holding AG (a company controlled by Dmytro Firtash) acquired approximately 89.97 per cent, of its shares for UAH 3.5 billion.  On 13 August 2011, the NBU recalled the temporary administrator from Nadra bank.

On 14 September 2011, the Cabinet of Ministers of Ukraine adopted a resolution approving the transformation of Rodovid Bank into a so-called “remedial” bank.  In the end of 2011, the NBU has issued a resolution governing the activities of Rodovid Bank is such capacity and in June 2012, the relevant “remedial” bank licence has been obtained by Rodovid Bank.  The main purposes of a remedial bank is to purchase (or take into management) distressed assets of state banks and banks that were recapitalized by the government.

It is contemplated that in November 2013 all three banks (“Rodovid Bank”, “Ukrgasbank” and “Kyiv”) should be sold by the State to the strategic investors according to the requirements of the Decree of the President of Ukraine.

With effect from 30 May 2011, Ukrainian banks are permitted to carry out swap transactions in respect of the major foreign currencies and hryvnia for the periods of up to 365 calendar days.

On 19 May 2011, the Parliament adopted the law “On Amendments to Certain Laws of Ukraine as to Supervision on a Consolidated Basis” (generally effective from 19 December 2011), which significantly expands the powers of the NBU to monitor activities of the Ukrainian banking groups (parent banks and their Ukrainian and foreign subsidiaries and/or affiliated entities having the status of a financial institution or a group of two or more financial institutions with banking as a primary activity).  In particular, the NBU is entitled to introduce certain requirements in respect of a banking group (including requirements as to corporate governance, risk management and internal control systems, regulatory capital and other mandatory economic ratio requirements), control and prohibit transactions between the group members, as well as require the parent bank to dispose of all or part of its shares in its subsidiaries under certain circumstances.  The law also introduces a requirement for the Ukrainian banks to procure submission by their foreign subsidiaries and branches to the NBU of certain information and reports (including audited financial statements) pursuant to the NBU’s regulations on consolidated supervision.

In September 2011, the President of Ukraine signed law No. 3795-VI “On Amendments to Certain Legislative Acts of Ukraine regarding the Settlement of the Relations between Creditors and Consumers of Financial Services”.  The law, in particular, prohibited consumer loans in foreign currency in Ukraine and introduced certain other measures aimed at protecting borrowers.

On 6 July 2012, the Parliament adopted the law “On Depository System of Ukraine” which, inter alia, introduced amendments to the Banking Law.  According to the changes that came into force on 1 January 2013, the newly established Central Securities Depository and the Settlement Centre for Contracts

Servicing on Financial Markets are entitled to carry out certain banking transactions, having obtained the respective licence from the NBU.

On 22 September 2012, a new Deposits Securing Law entered into effect.  The law introduces substantial changes into the temporary administration and liquidation procedures of the Ukrainian banks.  In particular, the NBU is now entitled to classify a bank as distressed in certain cases (e.g., decrease of the bank’s regulatory capital or capital adequacy ratios by more than 10 per cent., failure by the bank to discharge a creditor’s claim within 5 business days from the due date, etc.).  If the bank that was categorised as distressed fails to bring its activities in compliance with the banking regulations during 180 days, the NBU is required to recognise such bank as Insolvent.  Once the bank is recognised insolvent by the NBU, a temporary administration is introduced with such bank.  According to the Deposits Securing Law, the authority of managing the temporary administration of an insolvent bank has been granted to the Fund (previously, the NBU had this authority).  During the term of the temporary administration, all powers of the bank’s governing bodies are transferred to a temporary administrator appointed by the Fund, a moratorium is introduced on claims of the bank’s creditors.  The Deposits Securing Law provides for new measures that may be taken by the Fund in respect of the insolvent bank and its assets under the temporary administration.  In particular, the Fund may submit a proposal to the NBU on liquidation of the insolvent bank, transfer all or part of the insolvent bank’s assets to another bank, transfer the insolvent bank’s assets to a specially established “transitional” bank and sell such “transitional” bank to an investor or sell the insolvent bank itself.

On 18 September 2012 the Parliament passed the law “On Amendments to Certain Laws of Ukraine (regarding Functioning of Payment Systems and Development of Cashless Settlements)”.  The law establishes a more detailed regulatory framework for operation of payment systems in Ukraine and strengthens powers of the NBU relating to regulation of payment systems and settlements in Ukraine.  The law also allows Ukrainian banks to issue electronic money subject to approval of the NBU.

On 6 November 2012 the law “On Amendments to Certain Laws of Ukraine as to Spreading Instruments of Influence on Monetary and Credit Market” was adopted.  Pursuant to the law, the NBU is entitled to introduce mandatory requirements as to sale of foreign currency received by Ukrainian residents under export transactions and to shorten mandatory settlement periods in export and import transactions.  In furtherance of the adopted law, with effect from 19 November 2012, the NBU established a requirement on mandatory sale of 50 per cent, of foreign currency receivables of Ukrainian residents, and decreased the export and import settlement period to 90 days.

Competition

As at 30 September 2013, 183 commercial banks were registered, of which 181 were granted licences by the NBU to perform banking transactions in Ukraine (of which one bank, Rodovid Bank, has a licence granted by the NBU allowing the bank to act as a remedial bank).  As at 30 September 2013, assets of all commercial banks in Ukraine amounted to UAH 1,232.0 billion (approximately U.S.$ 154.0 billion), their credit portfolio (including interbank loans) amounted to UAH 860.7 billion (approximately U.S.$ 107.7 billion), their equity capital amounted to UAH 178.8 billion (approximately U.S.$ 22.4 billion), corporate deposits and current accounts amounted to UAH 219.9 billion (approximately U.S.$ 27.4 billion) and retail deposits and current accounts amounted to UAH 422.5 billion (approximately U.S.$52.9 billion) (all figures in this paragraph have been converted using the exchange rate U.S.$1= UAH 7.99).

According to the NBU, during 2012, the share capital of Ukrainian banks having licences to perform banking operations increased by 1.9 per cent. amounting to UAH 175.2 billion, while the equity capital of such banks increased by 8.9 per cent. to UAH 169.3 billion.

During 2012, the assets and total liabilities of Ukrainian banks having licences to perform banking operations increased by 6.9 per cent. and 6.6 per cent. and as at 1 January 2013 amounted to UAH 1,127.2 billion and UAH 957.9 billion, respectively.  As at 30 September 2013, the regulatory capital of Ukrainian banks increased by 6 per cent, amounting to UAH 189.7 billion.

For 2013, commercial banks operating in Ukraine are divided by the NBU into four groups according to size of assets.  In particular, 15 major banks with total assets of more than UAH 20.0 billion were classified in the first group.  20 banks with total assets of more than UAH 5.0 billion were classified in the second group, 25 banks with total assets of more than UAH 3.0 billion were classified in the third group and 116 banks with total assets of less than UAH 3.0 billion were classified in the fourth group.

As of 30 September 2013, 51 banks in Ukraine had foreign capital, of which 21 were fully foreign owned.  As of 30 September 2013, banks with foreign capital comprised 34.2 per cent. of the total share capital of banks in Ukraine.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of the Bank as at and for the year ended 31 December 2012	F-1
Independent Auditor’s Report	F-3
Consolidated Statement of Financial Position	F-4
Consolidated Profit and Loss Statement	F-5
Consolidated Statement of Comprehensive Income	F-6
Consolidated Statement of Changes in Equity	F-7
Consolidated Statement of Cash Flows	F-9
Notes to the Financial Statements	F-10

Consolidated Financial Statements of the Bank as at and for the year ended 31 December 2011	F-93
Independent Auditor’s Report	F-95
Consolidated Statement of Financial Position	F-96
Consolidated Profit and Loss Statement	F-97
Consolidated Statement of Comprehensive Income	F-98
Consolidated Statement of Changes in Equity	F-99
Consolidated Statement of Cash Flows	F-101
Notes to the Financial Statements	F-102

Annual Report of the Issuer as at and for the year ended 31 December 2012	F-181
Managing Director’s Report	F-183
Financial Statements
Balance Sheet	F-186
Statement of Income and Expenses	F-187
Cash Flow Statement	F-188
Notes to the Financial Statements	F-189
Other Information	F-199
Auditors’ Report	F-199

Annual Report of the Issuer as at and for the year ended 31 December 2011	F-202
Managing Director’s Report	F-204
Financial Statements
Balance Sheet	F-207
Statement of Income and Expenses	F-208
Cash Flow Statement	F-209
Notes to the Financial Statements	F-210
Other Information	F-220
Auditors’ Report	F-220

FINANCE AND CREDIT BANK

Consolidated Financial Statements

for the year ended 31 December 2012

(Prepared in accordance with IFRS)

& Independent Auditor’s Report

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

CONTENTS

INDEPENDENT AUDITOR’S REPORT		F-3
CONSOLIDATED STATEMENT OF FINANCIAL POSITION		F-4
CONSOLIDATED PROFIT AND LOSS STATEMENT		F-5
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME		F-6
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY		F-7
CONSOLIDATED STATEMENT OF CASH FLOWS		F-9
NOTES TO THE FINANCIAL STATEMENTS		F-10

1.	Corporate information	F-10
2.	Accounting policies	F-11
2.1.	Re-issue of the financial statements	F-11
2.2.	Basis of preparation	F-11
2.3.	Significant accounting judgments, estimates and assumptions	F-12
2.4.	Changes in accounting policy and disclosures	F-13
2.5.	Summary of significant accounting policies	F-14
2.6.	Standards issued but not yet effective	F-25
3.	Cash and cash equivalents	F-28
4.	Amounts due from credit institutions	F-28
5.	Derivative financial instruments	F-29
6.	Loans to customers	F-30
7.	Financial investments	F-36
8.	Investment properties	F-37
9.	Property, equipment and intangible assets	F-37
10.	Other assets and liabilities	F-38
11.	Provision for impairment of other assets and other provisions	F-39
12.	Due to credit institutions	F-39
13.	Due to customers	F-40
14.	Debt securities issued	F-40
15.	Subordinated debt	F-41
16.	Capital	F-42
17.	Net fee and commission income	F-42
18.	Other operating income	F-43
19.	Other income	F-43
20.	Salaries and other employee benefits, and other administrative and operating expenses	F-44
21.	Taxation	F-45
22.	Basic and adjusted earnings (loss) per share	F-48
23.	Commitments and contingencies	F-48
24.	Segment Information	F-50
25.	Financial risk management	F-58
26.	Fair value of financial instruments	F-79
27.	Analysis of assets and liabilities by maturity	F-82
28.	Transactions with related parties	F-87
29.	Capital adequacy	F-90
30.	Principal Affiliates	F-90
31.	Subsequent Events	F-91

Baker Tilly

28 Fizkultury Street

Kyiv, 03680

Ukraine

T: +380 (44) 284 78 65

F: +380 (44) 284 78 66

info@bakertillyukraine.com

www.bakertillyukraine.com

INDEPENDENT AUDITOR’S REPORT

To the Management of FINANCE AND CREDIT BANK

We have audited accompanying consolidated financial statements of FINANCE AND CREDIT BANK (the Bank hereinafter), which comprise the consolidated statement of financial position as at 31 December 2012, and the consolidated profit and loss statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects the financial position of the Bank as at 31 December 2012, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Emphasis of matter paragraph

Without qualifying the opinion expressed above, we draw your attention to the paragraph 2.1 “Re-issue of the financial statements” which indicates that previously issued consolidated financial statements for the year ended 31 December 2012 for which we provided  the auditor’s report dated  05 June 2013, have been revised and re-issued. As explained in paragraph 2.1, the revision is based on recalculation on data on the related parties.

Partner

“BAKER TILLY UKRAINE” LLP	Alexander Konovchenko

23 September 2013

Kyiv, Ukraine

Registration #13-193

Baker Tilly is a trademark of the UK firm Baker Tilly Group LLP, used by Baker Tilly Ukraine LLP under license. The Company Registration is No. 303733906.

An Independent member of Baker Tilly International

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

as at 31 December 2012

		2012	2012	2011	2011
	Notes	UAH’000	USD’000	UAH’000	USD’000
ASSETS
Cash and balances with central bank	3	1 387 805	173 628	1 559 076	195 133
Precious metals		30 109	3 767	24 620	3 081
Due from credit institutions	4	289 079	36 167	271 120	33 933
Derivative financial instruments	5	265 066	33 162	852	107
Loans to customers	6	18 202 639	2 277 323	17 307 247	2 166 168
Financial investments	7	757 999	94 833	844 704	105 723
Investment property	8	139 501	17 453	—	—
Property, equipment and Intangible assets	9	124 589	15 587	126 727	15 861
Current tax assets		1 723	216	6 780	849
Deferred tax assets	21	85 463	10 692	84 326	10 554
Other assets	10	93 075	11 645	209 528	26 224
Total assets		21 377 048	2 674 473	20 434 980	2 557 633
LIABILITIES
Due to credit institutions	12	5 758 718	720 470	6 665 263	834 221
Derivative financial instruments	5	193 027	24 150	3 548	444
Customer accounts	13	12 313 475	1 540 532	10 779 469	1 349 154
Debt securities issued	14	640 252	80 102	650 505	81 417
Subordinate debt	15	1 023 106	128 000	990 324	123 948
Other liabilities	10	58 238	7 283	52 408	6 561
Total liabilities		19 986 816	2 500 537	19 141 517	2 395 745
EQUITY
Share capital	16	2 100 000	414 468	2 000 000	401 957
Additional paid-in capital		72 932	13 933	72 932	13 933
(Accumulated deficit) retained earnings		(817 324)	(96 279)	(812 883)	(95 723)
Currency translation reserve		—	(163 436)	—	(163 380)
Revaluation reserve		33 952	5 166	32 916	5 039
		1 389 560	173 852	1 292 965	161 826
Non-controlling interest		672	84	498	62
Total (deficit) equity		1 390 232	173 936	1 293 463	161 888
Total liabilities and (deficit) equity		21 377 048	2 674 473	20 434 980	2 557 633

Acting Chairman of the Board	Viktor Golub

Chief Accountant	Lyudmila Telegusova

23 September 2013

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

CONSOLIDATED PROFIT AND LOSS STATEMENT

for the year ended 31 December 2012

		2012	2012	2011	2011
	Notes	UAH’000	USD’000	UAH’000	USD’000
Interest income
Loans to customers		2 005 830	251 010	2 078 688	260 894
Due from credit institutions		13 753	1 721	11 319	1 421
Financial investments		13 978	1 749	10 238	1 285
		2 033 561	254 480	2 100 245	263 600
Interest expenses
Customer accounts		(1 196 450)	(149 724)	(891 346)	(111 871)
Due to the National Bank of Ukraine		(467 024)	(58 443)	(542 801)	(68 126)
Due to credit institutions		(30 948)	(3 873)	(185 410)	(23 271)
Subordinate debt		(127 072)	(15 902)	(68 829)	(8 639)
		(1 821 494)	(227 942)	(1 688 386)	(211 907)
Net interest income		212 067	26 538	411 859	51 693
Impairment of loans	6	(4 465)	(559)	(669 072)	(83 975)
Impairment of other interest-bearing assets		20 749	2 597	(28 426)	(3 567)
Net interest income after impairment of interest earning assets		228 351	28 576	(285 639)	(35 849)
Fee and commission income		449 424	56 241	386 353	48 491
Fee and commission expense		(37 381)	(4 678)	(29 167)	(3 661)
Net fee and commission income	17	412 043	51 563	357 186	44 830
Net result from changes in fair value of derivatives		(21 971)	(2 749)	7 778	976
Net result from trading financial investments		2 250	282	74 629	9 367
Gains less losses arising from foreign currencies exchange:
Net trading incomes		105 456	13 197	58 471	7 339
Net exchange difference		2 150	269	(24 385)	(3 061)
Other operating income	18	11 438	1 431	10 935	1 372
Other income	19	25 787	3 227	3 204	402
Other non-interest income		125 110	15 657	130 632	16 395
Salaries and employee benefits	20	(407 496)	(50 994)	(369 930)	(46 429)
Depreciation and amortisation	9	(31 732)	(3 971)	(38 000)	(4 769)
Other administrative and operating expenses	20	(328 392)	(41 095)	(328 473)	(41 225)
Impairment of other assets and provisions	11	(3 743)	(469)	2 235	280
Other non-interest expenses		(771 363)	(96 529)	(734 168)	(92 143)
Income (loss) before tax		(5 859)	(733)	(531 989)	(66 767)
Benefits (expense) for income tax	21	1 680	210	551 566	69 244
Profit (loss) for the year		(4 179)	(523)	19 577	2 477
Profit (loss) attributable to:
Equity holders of the parent		(4 441)	(556)	19 394	2 454
Non-controlling interests		262	33	183	23
		(4 179)	(523)	19 577	2 477
Basic and diluted loss per share	22	(0,0011)	(0,0001)	0,0048	0,0006

Acting Chairman of the Board	Viktor Golub

Chief Accountant	Lyudmila Telegusova

23 September 2013

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

for the year ended 31 December 2012

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Profit (loss) for the period	(4 179)	(523)	19 577	2 477
Effect of fixed assets revaluation	1 215	150	70	9
Effect of revaluation of financial investments	(180)	(23)	170	21
Dividends paid	(246)	(31)	(184)	(23)
Effect of changes in accounting policy and errors correction	146	18	—	—
Realised revaluation of fixed assets	—	—	305	38
	936	114	361	45
Conversion to the current currency	12	(54)	(13)	(594)
Total other comprehensive income (loss)	948	60	348	(549)
Total comprehensive income (loss) for the period	(3 231)	(463)	19 925	1 928
Profit (loss) attributable to:
Equity holders of the parent	(3 639)	(514)	19 742	1 905
Non-controlling interests	408	51	183	23
	(3 231)	(463)	19 925	1 928

Acting Chairman of the Board	Viktor Golub

Chief Accountant	Lyudmila Telegusova

23 September 2013

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

for the year ended 31 December 2012

(All amounts in UAH thousand)

	Attributable to equity holders of the parent
	Share capital	Additional paid-in capital	Revaluation surplus	(Accumulated deficit) retained earnings	Total	Non- controlling interests	Total equity (deficit)
At 1 January 2011	2 000 000	72 932	29 493	(829 399)	1 273 026	512	1 273 538
Profit (loss) for the period	—	—	—	19 394	19 394	183	19 577
Effect of fixed assets revaluation	—	—	3 253	(3 183)	70	—	70
Effect of revaluation of subordinated debt	—	—	170	—	170	—	170
Realised revaluation of fixed assets	—	—	—	305	305	—	305
Dividends paid	—	—	—	—	—	(184)	(184)
Conversion to the current currency	—	—	—	—	—	(13)	(13)
At 31 December 2011	2 000 000	72 932	32 916	(812 883)	1 292 965	498	1 293 463
Effect of changes in accounting policy and errors correction	—	—	—	—	—	146	146
Profit (loss) for the period	—	—	—	(4 441)	(4 441)	262	(4 179)
Increase in share capital	100 000	—	—	—	100 000	—	100 000
Effect of fixed assets revaluation	—	—	1 215	—	1 215	—	1 215
Effect of revaluation of financial investments	—	—	(180)	—	(180)	—	(180)
Dividends paid	—	—	—	—	—	(246)	(246)
Conversion to the current currency	—	—	—	—	—	12	12
At 31 December 2012	2 100 000	72 932	33 951	(817 324)	1 389 559	672	1 390 231

Acting Chairman of the Board	Viktor Golub

Chief Accountant	Lyudmila Telegusova

23 September 2013

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

for the year ended 31 December 2012

(All amounts in US dollars thousand)

	Attributable to equity holders of the parent
	Share capital	Additional paid- in capital	Revaluation surplus	(Accumulated deficit) retained earnings	Currency translation reserve	Total	Non- controlling interests	Total equity (deficit)
At 1 January 2011	401 957	13 933	4 611	(97 817)	(162 788)	159 896	64	159 960
Profit (loss) for the period	—	—	—	2 454	—	2 454	23	2 477
Effect of fixed assets revaluation	—	—	407	(398)	—	9	—	9
Effect of revaluation of subordinated debt	—	—	21	—	—	21	—	21
Realised revaluation of fixed assets	—	—	—	38	—	38	—	38
Dividends paid	—	—	—	—	—	—	(23)	(23)
Conversion to the current currency	—	—	—	—	(592)	(592)	(2)	(594)
At 31 December 2011	401 957	13 933	5 039	(95 723)	(163 380)	161 826	62	161 888
Effect of changes in accounting policy and errors correction	—	—	—	—	—	—	18	18
Profit (loss) for the period	—	—	—	(556)	—	(556)	33	(523)
Increase in share capital	12 511		—	—	—	12 511	—	12 511
Effect of fixed assets revaluation		—	150	—	—	150	—	150
Effect of revaluation of financial investments	—	—	(23)	—	—	(23)	—	(23)
Dividends paid	—	—	—	—	—	—	(31)	(31)
Conversion to the current currency	—	—	—	—	(56)	(56)	2	(54)
At 31 December 2012	414 468	13 933	5 166	(96 279)	(163 436)	173 852	84	173 936

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

CONSOLIDATED STATEMENT OF CASH FLOWS

for the year ended 31 December 2012

		2012	2012	2011	2011
	Notes	UAH’000	USD’000	UAH’000	USD’000
Operating activities
Interest received		1 413 199	176 993	1 481 578	187 010
Interest paid		(1 745 607)	(218 537)	(1 681 990)	(211 189)
Fees and commissions received		449 424	56 241	386 353	48 491
Fees and commissions paid		(37 381)	(4 678)	(29 167)	(3 661)
Net receipts from trading activities and other income		87 886	10 998	116 493	14 621
Other income from operations		38 696	4 791	49 370	5 577
Salaries and benefits paid		(407 496)	(50 994)	(369 930)	(46 429)
Other operating expenses paid		(328 392)	(41 095)	(328 473)	(41 225)
Cash flows used in operating activities before changes in operating assets and liabilities		(529 671)	(66 281)	(375 766)	(46 805)
Net (increase) / decrease in operating assets
Precious metals		(5 489)	(686)	18 744	2 366
Due from credit institutions		(273 315)	(34 180)	57 172	7 301
Loans to customers		(267 223)	(32 691)	289 136	42 912
Other assets		115 888	14 509	23 422	3 035
Net increase / (decrease) in operating liabilities
Amounts due to credit institutions		(712 181)	(89 433)	(1 392 153)	(177 800)
Amounts due to customers		1 475 587	184 076	602 786	71 007
Other assets and liabilities, net		(2 204)	(283)	5 976	729
Net cash flows (used in) / generated from operating activities before tax		(198 608)	(24 969)	(770 683)	(97 255)
Income tax paid		—	—	(237)	(5)
Net cash (used in) / generated from operating activities		(198 608)	(24 969)	(770 920)	(97 260)
Cash flows used in investing activities
Sell (Purchase) of investment property		(139 501)	(17 453)	—	—
Sell (Purchase) of property and equipment		(29 033)	(3 629)	(31 303)	(3 872)
Dividends received		2 138	267	261	33
Proceeds from sale of property and equipment		654	82	540	68
Purchase of financial investments		72 940	9 167	(147 798)	(18 183)
Proceeds from sale of financial investments		18 235	2 281	20 335	2 545
Net cash used in investing activities		(74 567)	(9 285)	(157 965)	(19 409)
Cash flows from financing activities
Proceeds from shareholders capital issue		100 000	12 511	—	—
Recruitment / (redemption) of subordinated debt		—	—	139 805	17 147
Increase / (decrease) in securities of own debt		—	—	2 288	—
Dividends paid		(246)	(31)	(184)	(23)
Net cash used in financing activities		99 754	12 480	141 909	17 124
Effect of exchange rate changes on cash and cash equivalents		2 150	269	(24 385)	(3 052)
Net change in cash and cash equivalents		(171 271)	(21 505)	(811 361)	(102 597)
Cash and cash equivalents at 1 January		1 559 076	195 133	2 370 437	297 730
Cash and cash equivalents at 31 December	3	1 387 805	173 628	1 559 076	195 133

Acting Chairman of the Board	Viktor Golub

Chief Accountant	Lyudmila Telegusova

23 September 2013

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

NOTES TO THE FINANCIAL STATEMENTS

1.                            Corporate information

FINANCE AND CREDIT BANK (the Bank) was created in accordance with Ukrainian legislation in the form of a limited liability company and was registered by the State Bank of the USSR on 19 July 1990 under its previous name Ukrainian Commercial Bank of Business Cooperation, LLC. In October 1995, the Bank changed its name to Commercial Bank “Finance and Credit”, and in December 2002, the Bank changed its name to Bank “Finance and Credit”, Ltd. On July 2007, the Bank changed its organisational form from a limited liability company to an open joint stock company.

These consolidated financial statements include the financial statements of the Bank and its special purpose entity, Finance & Credit Ukraine B.V. (Finance & Credit Ukraine).

The Bank provides banking services to individuals and companies operating in different industries, including retail, chemical, car manufacturing, trade and others. These services include taking deposits and granting loans, investing in securities, transferring payments in Ukraine and abroad, exchanging of currencies and other services. The Bank operates under a general banking license issued by the National Bank of Ukraine (the NBU). The Bank also has securities trading; depositary and custodian licenses issued by the State Commission on Securities and Stock Market and is a member of the state deposit insurance scheme in Ukraine.

The activities of the Bank are conducted principally in Ukraine, although the Bank also conducts operations on international markets.

The head office is located at 60, Artema St., Kiev, Ukraine.

As at 31 December 2012, it has 15 branches and 299 outlets located throughout Ukraine (31 December 2011: 16 branches and 296 outlets).

The Bank employed 4 253 employees as at 31 December 2012.

As at 31 December 2012 and 31 December 2011 the issued shares of the Bank are owned by following shareholders:

Shareholders	2012	2011
Closed Joint Stock Company “F & C Realty”	49,58%	47,06%
Limited Liability Company “Ascania”	46,55%	48,88%
Open Joint Stock Company “Kievmedpreparat”	2,87%	3,01%
National Joint Stock Company “Naftogaz of Ukraine”	0,60%	0,63%
Other shareholders	0,40%	0,42%
Total	100%	100%

As at 31 December 2012, the actual controlling party of the Bank is Mr. K. Zhevago, who indirectly controls 99.60% of the votes in the management bodies of the Bank (31 December 2011: 99.58%).

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                           Accounting policies

2.1.                  Re-issue of the financial statements

The consolidated financial statements of the Bank for the year 2012 were issued on 05 June 2013. Subsequently, the Bank has identified an error in the financial party disclosures in the mentioned financial statements. The error has been corrected by recalculating data as at 31December 2012 and comparative information as at 31December 2011 and 2010 in Note 28 “Related party transactions”. The above mentioned adjustments have affected only the disclosures in Note 28 “Related party transactions”. The present re-issued consolidated financial statements were approved for the re-issue on 23 September 2013.

2.2.                  Basis of preparation

The consolidated financial statements have been prepared on a historical cost basis, except for available—for— sale investments, derivative financial instruments, other financial assets and liabilities held for trading, financial assets and liabilities designated at fair value through profit or loss and liabilities for cash—settled share—based payments, which have all been measured at fair value. The carrying values of recognised assets and liabilities that are hedged items in fair value hedges, and otherwise carried at amortised cost, are adjusted to record changes in fair value attributable to the risks that are being hedged. The consolidated financial statements are presented in Ukrainian hryvnias (UAH) and all values are rounded to the nearest million dollars, except when otherwise indicated. The consolidated financial statements have been converted into U.S. dollars (USD) in order to provide additional information.

Statement of compliance

The consolidated financial statements of the Bank have been prepared in accordance with IFRS as issued by the IASB.

Presentation of financial statements

The Bank presents its statement of financial position broadly in order of liquidity.

Financial assets and financial liabilities are offset and the net amount reported in the statement of financial position only when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the assets and settle the liability simultaneously. Income and expense is not offset in the consolidated income statement unless required or permitted by any accounting standard or interpretation, and as specifically disclosed in the accounting policies of the Bank.

Basis of consolidation

The consolidated financial statements comprise the financial statements of the Bank and its subsidiaries for the year ended 31 December. The financial statements of the Bank’s subsidiaries (including special purpose entities that the Bank consolidates) are prepared for the same reporting year as Bank, using consistent accounting policies

All intra—group balances, transactions, income and expenses are eliminated in full.

Subsidiaries are fully consolidated from the date on which control is transferred to the Bank. Control is achieved where the Bank has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. Losses within a subsidiary are attributed to the non-controlling interest even if that results in a deficit balance.

The Bank sponsors the formation of special purpose entities (SPEs), primarily for the purpose of facilitation of by the Bank’s clients, asset securitisation transactions, structured debt issuance, and to accomplish certain narrow and well defined objectives. The Bank consolidates those SPEs if the substance of its relationship with them indicates that it has control over them.

Non-controlling Interests represent the portion of profit or loss and net assets of subsidiaries not owned, directly or indirectly, by Bank.

Non-controlling interests are presented separately in the consolidated income statement and within equity in the consolidated statement of financial position, separately from parent shareholders’ equity. Any losses applicable to the non-controlling Interests in excess of the non-controlling Interests are allocated against the interests of the non-controlling interest even if this results in the non-controlling interest having a deficit balance. Acquisitions of non-controlling Interests are accounted for using the parent entity extension method, whereby the difference between the consideration and the fair value of the share of the net assets acquired is recognised as equity.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

2.3.                  Significant accounting judgments, estimates and assumptions

In the process of applying the Bank’s accounting policies, management has exercised judgment and estimates in determining the amounts recognised in the financial statements. The most significant uses of judgment and estimates are as follows:

Going concern

The Bank’s management has made an assessment of the Bank’s ability to continue as a going concern and is satisfied that the Bank has the resources to continue in business for the foreseeable future. Furthermore, management is not aware of any material uncertainties that may cast significant doubt upon the Bank’s ability to continue as a going concern. Therefore, the financial statements continue to be prepared on the going concern basis.

Fair value of financial instruments

Where the fair values of financial assets and financial liabilities recorded on the statement of financial position cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The inputs to these models are derived from observable market data where possible, but where observable market data are not available, judgment is required to establish fair values. The judgments include considerations of liquidity and model inputs such as volatility for longer dated derivatives and discount rates, prepayment rates and default rate assumptions for asset backed securities.

Impairment losses on loans and advances

The Bank reviews its individually significant loans and advances at each statement of financial position date to assess whether an impairment loss should be recorded in the income statement. In particular, management judgment is required in the estimation of the amount and timing of future cash flows when determining the impairment loss. These estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance.

Loans and advances that have been assessed individually and found not to be impaired and all individually insignificant loans and advances are then assessed collectively, in groups of assets with similar risk characteristics, to determine whether provision should be made due to incurred loss events for which there is objective evidence but whose effects are not yet evident. The collective assessment takes account of data from the loan portfolio (such as levels of arrears, credit utilisation, loan to collateral ratios, etc.), and judgments to the effect of concentrations of risks and economic data (including levels of unemployment, real estate prices indices, country risk and the performance of different individual groups).

Impairment of available—for—sale investments

The Bank reviews its debt securities classified as available—for—sale investments at each statement of financial position date to assess whether they are impaired. This requires similar judgment as applied to the individual assessment of loans and advances.

The Bank also records impairment charges on available—for—sale equity investments when there has been a significant or prolonged decline in the fair value below their cost. The determination of what is ‘significant’ or ‘prolonged’ requires judgment. In making this judgment, the Bank evaluates, among other factors, historical share price movements and duration and extent to which the fair value of an investment is less than its cost.

Deferred tax assets

Deferred tax assets are recognised in respect of tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Judgment is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and level of future taxable profits, together with future tax planning strategies.

Consolidation of special purpose entities (SPEs)

The Bank sponsors the formation of SPEs, which may or may not be directly or indirectly owned subsidiaries. The Bank consolidates those SPEs it controls. In assessing and determining if the Bank controls SPEs, judgment is exercised to determine whether the activities of the SPE are being conducted on behalf of the Bank to obtain benefits from the SPE’s operation; whether the Bank has the decision—making powers to control or to obtain control of the SPE or its assets; whether the Bank has rights to obtain the majority of the benefits of the SPE’s activities; and whether the Bank retains the majority of the risks related to the SPE or its assets in order to obtain benefits from its activities.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

2.4.                  Changes in accounting policy and disclosures

New and amended standards and interpretations

The accounting policies adopted are consistent with those of the previous financial year, except for the following amendments to IFRS effective as of 1 January 2012:

•                                IAS 12 Income Taxes (Amendment) — Deferred Taxes: Recovery of Underlying Assets

•                                IFRS 1 First-Time Adoption of International Financial Reporting Standards (Amendment) — Severe Hyperinflation and Removal of Fixed Dates for First-Time AdoptersIFRS 7 Financial Instruments: Disclosures (Amendments)

•                                IFRS 7 Financial Instruments: Disclosures — Enhanced Derecognition Disclosure Requirements

The adoption of the standards or interpretations is described below:

IAS 12 Income Taxes (Amendment) — Deferred Taxes: Recovery of Underlying Assets

The amendment clarified the determination of deferred tax on investment property measured at fair value and introduces a rebuttable presumption that deferred tax on investment property measured using the fair value model in IAS 40 should be determined on the basis that its carrying amount will be recovered through sale. It includes the requirement that deferred tax on non-depreciable assets that are measured using the revaluation model in IAS 16 should always be measured on a sale basis. The amendment is effective for annual periods beginning on or after 1 January 2012 and has been no effect on the Bank’s financial position, performance or its disclosures.

IFRS 1 First-Time Adoption of International Financial Reporting Standards (Amendment) — Severe Hyperinflation and Removal of Fixed Dates for First-Time Adopters

The IASB provided guidance on how an entity should resume presenting IFRS financial statements when its functional currency ceases to be subject to hyperinflation. The amendment is effective for annual periods beginning on or after 1 July 2011. The amendment had no impact to the Bank.

IFRS 7 Financial Instruments: Disclosures — Enhanced Derecognition Disclosure Requirements

The amendment requires additional disclosure about financial assets that have been transferred but not derecognised to enable the user of the Bank’s financial statements to understand the relationship with those assets that have not been derecognised and their associated liabilities. In addition, the amendment requires disclosures about the entity’s continuing involvement in derecognised assets to enable the users to evaluate the nature of, and risks associated with, such involvement. The amendment is effective for annual periods beginning on or after 1 July 2011. The Bank does not have any assets with these characteristics so there has been no effect on the presentation of its financial statements.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

2.5.                  Summary of significant accounting policies

(1)                       Foreign currency translation

(i) Transactions and balances

Transactions in foreign currencies are initially recorded at the functional currency rate of exchange ruling at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange at the statement of financial position date. All differences arising on non—trading activities are taken to ‘Other operating income’ in the income statement, with the exception of differences on foreign currency borrowings that provide an effective hedge against a net investment in a foreign entity. These differences are taken directly to equity until the disposal of the net investment, at which time they are recognised in the income statement. Tax charges and credits attributable to exchange differences on those borrowings are also recorded in equity.

Non—monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non—monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operations and translated at closing rate.

(ii) Presentation currency other than the functional

At the reporting date, the assets and liabilities are converted into the presentation currency at the exchange rate prevailing at the date of the statement of financial position and the profit and loss account are converted at average exchange rates for the year. Exchange differences arising on translation are recognized directly in a separate component of equity.

(2)                       Financial instruments — initial recognition and subsequent measurement

(i) Date of recognition

All financial assets and liabilities are initially recognised on the trade date, i.e., the date that the Bank becomes a party to the contractual provisions of the instrument. This includes “regular way trades”: purchases or sales of financial assets that require delivery of assets within the time frame generally established by regulation or convention in the market place.

(ii) Initial measurement of financial instruments

The classification of financial instruments at initial recognition depends on the purpose and the management’s intention for which the financial instruments were acquired and their characteristics. All financial instruments are measured initially at their fair value plus transaction costs, except in the case of financial assets and financial liabilities recorded at fair value through profit or loss.

(iii) Derivatives recorded at fair value through profit or loss

The Bank uses derivatives such as interest rate swaps and futures, credit default swaps, cross currency swaps, forward foreign exchange contracts and options on interest rates, foreign currencies and equities. Derivatives are recorded at fair value and carried as assets when their fair value is positive and as liabilities when their fair value is negative. Changes in the fair value of derivatives are included in ‘Net trading income’.

(iv) Financial assets or financial liabilities held-for-trading

Financial assets or financial liabilities held-for-trading are recorded in the statement of financial position at fair value. Changes in fair value are recognised in ‘Net trading income’. Interest and dividend income or expense is recorded in ‘Net trading income’ according to the terms of the contract, or when the right to the payment has been established.

Included in this classification are debt securities, equities and short positions and customer loans that have been acquired principally for the purpose of selling or repurchasing in the near term.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

(v) Financial assets and financial liabilities designated at fair value through profit or loss

Financial assets and financial liabilities classified in this category are those that have been designated by management on initial recognition. Management may only designate an instrument at fair value through profit or loss upon initial recognition when the following criteria are met, and designation is determined on an instrument by instrument basis:

•                                The designation eliminates or significantly reduces the inconsistent treatment that would otherwise arise from measuring the assets or liabilities or recognising gains or losses on them on a different basis;

•                                The assets and liabilities are part of a group of financial assets, financial liabilities or both which are managed and their performance evaluated on a fair value basis, in accordance with a documented risk management or investment strategy;

•                                The financial instrument contains one or more embedded derivatives which significantly modify the cash flows that otherwise would be required by the contract.

Financial assets and financial liabilities at fair value through profit or loss are recorded in the statement of financial position at fair value. Changes in fair value are recorded in ‘Net gain or loss on financial assets and liabilities designated at fair value through profit or loss’. Interest is earned or incurred is accrued in ‘Interest income’ or ‘Interest expense’, respectively, using the effective interest rate (EIR), while dividend income is recorded in ‘Other operating income’ when the right to the payment has been established.

(vi) ‘Day 1’ profit or loss

When the transaction price differs from the fair value of other observable current market transactions in the same instrument or based on a valuation technique whose variables include only data from observable markets, the Bank immediately recognises the difference between the transaction price and fair value (a ‘Day 1’ profit or loss) in ‘Net trading income’. In cases where fair value is determined using data which is not observable, the difference between the transaction price and model value is only recognised in the income statement when the inputs become observable, or when the instrument is derecognised.

(vii) Available-for-sale financial investments

Available-for-sale investments include equity and debt securities. Equity investments classified as available-for -sale are those which are neither classified as held-for-trading nor designated at fair value through profit or loss. Debt securities in this category are those which are intended to be held for an indefinite period of time and which may be sold in response to needs for liquidity or in response to changes in the market conditions.

The Bank has not designated any loans or receivables as available-for-sale.

After initial measurement, available-for-sale financial investments are subsequently measured at fair value.

Unrealised gains and losses are recognised directly in equity (other comprehensive income) in the ‘Available-for-sale reserve’. When the investment is disposed of, the cumulative gain or loss previously recognised in equity is recognised in the income statement in ‘Other operating income’. Where the Bank holds more than one investment in the same security they are deemed to be disposed of on a first-in first-out basis. Interest earned whilst holding available-for-sale financial investments is reported as interest income using the EIR. Dividends earned whilst holding available-for-sale financial investments are recognised in the income statement as ‘Other operating income’ when the right of the payment has been established. The losses arising from impairment of such investments are recognised in the income statement in ‘Impairment losses on financial investments’ and removed from the ‘Available-for-sale reserve’.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

(viii) Held-to-maturity financial investments

Held-to-maturity financial investments are non-derivative financial assets with fixed or determinable payments and fixed maturities, which the Bank has the intention and ability to hold to maturity. After initial measurement, held-to-maturity financial investments are subsequently measured at amortised cost using the EIR, less impairment. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees that are an integral part of the EIR. The amortisation is included in ‘Interest and similar income’ in the income statement. The losses arising from impairment of such investments are recognised in the income statement line ‘Credit loss expense’.

If the Bank were to sell or reclassify more than an insignificant amount of held-to-maturity investments before maturity (other than in certain specific circumstances), the entire category would be tainted and would have to be reclassified as available-for-sale. Furthermore, the Bank would be prohibited from classifying any financial asset as held to maturity during the following two years.

(ix) Due from banks and loans and advances to customers

‘Due from banks’ and ‘Loans and advances to customers’, include non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, other than:

•                                Those that the Bank intends to sell immediately or in the near term and those that the Bank upon initial recognition designates as at fair value through profit or loss.

•                                Those that the Bank, upon initial recognition, designates as available for sale.

•                                Those for which the Bank may not recover substantially all of its initial investment, other than because of credit deterioration.

After initial measurement, amounts ‘Due from banks’ and ‘Loans and advances to customers’ are subsequently measured at amortised cost using the EIR, less allowance for impairment. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees and costs that are an integral part of the EIR. The amortisation is included in ‘Interest and similar income’ in the income statement. The losses arising from impairment are recognised in the income statement in ‘Credit loss expense’.

The Bank may enter into certain lending commitments where the loan, on drawdown, is expected to be classified as held-for-trading because the intent is to sell the loans in the short term. These commitments to lend are recorded as derivatives and measured at fair value through profit or loss.

Where the loan, on drawdown, is expected to be retained by the Bank, and not sold in the short term, the commitment is recorded only when the commitment is an onerous contract and it is likely to give rise to a loss (for example, due to a counterparty credit event).

(x) Debt issued and other borrowed funds

Financial instruments issued by the Bank, that are not designated at fair value through profit or loss, are classified as liabilities under ‘Debt issued and other borrowed funds’, where the substance of the contractual arrangement results in the Bank having an obligation either to deliver cash or another financial asset to the holder, or to satisfy the obligation other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of own equity shares.

After initial measurement, debt issued and other borrowings are subsequently measured at amortised cost using the EIR. Amortised cost is calculated by taking into account any discount or premium on the issue and costs that are an integral part of the EIR.

A compound financial instrument which contains both a liability and an equity component is separated at the issue date. A portion of the net proceeds of the instrument is allocated to the debt component on the date of issue based on its fair value (which is generally determined based on the quoted market prices for similar debt instruments). The equity component is assigned the residual amount after deducting from the fair value of the instrument as a whole the amount separately determined for the debt component. The value of any derivative features (such as a call option) embedded in the compound financial instrument other than the equity component is included in the debt component.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

(xi) Reclassification of financial assets

Effective from 1 July 2008, the Bank was permitted to reclassify, in certain circumstances, non—derivative financial assets out of the ‘Held—for—trading’ category and into the ‘Available—for—sale’, ‘Loans and receivables’, or ‘Held—to—maturity’ categories. From this date it was also permitted to reclassify, in certain circumstances, financial instruments out of the ‘Available—for—sale’ category and into the ‘Loans and receivables’ category. Reclassifications are recorded at fair value at the date of reclassification, which becomes the new amortised cost.

For a financial asset reclassified out of the ‘Available—for—sale’ category, any previous gain or loss on that asset that has been recognised in equity is amortised to profit or loss over the remaining life of the investment using the EIR. Any difference between the new amortised cost and the expected cash flows is also amortised over the remaining life of the asset using the EIR. If the asset is subsequently determined to be impaired then the amount recorded in equity is recycled to the income statement.

The Bank may reclassify a non—derivative trading asset out of the ‘Held—for—trading’ category and into the ‘Loans and receivables’ category if it meets the definition of loans and receivables and the Bank has the intention and ability to hold the financial asset for the foreseeable future or until maturity. If a financial asset is reclassified, and if the Bank subsequently increases its estimates of future cash receipts as a result of increased recoverability of those cash receipts, the effect of that increase is recognised as an adjustment to the EIR from the date of the change in estimate.

Reclassification is at the election of management, and is determined on an instrument by instrument basis. The Bank does not reclassify any financial instrument into the fair value through profit or loss category after initial recognition.

(3)                      Derecognition of financial assets and financial

(i) Financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognised when:

•                                the rights to receive cash flows from the asset have expired.

•                                the Bank has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either:

•                                the Bank has transferred substantially all the risks and rewards of the asset, or

•                                the Bank has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Bank has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognised to the extent of the Bank’s continuing involvement in the asset. In that case, the Bank also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Bank has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Bank could be required to repay.

(ii) Financial liabilities

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability. The difference between the carrying value of the original financial liability and the consideration paid is recognised in profit or loss.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

(4)                       Repurchase and reverse repurchase agreements

Securities sold under agreements to repurchase at a specified future date are not derecognised from the statement of financial position as the Bank retains substantially all the risks and rewards of ownership. The corresponding cash received is recognised in the consolidated statement of financial position as an asset with a corresponding obligation to return it, including accrued interest as a liability within ‘Cash collateral on securities lent and repurchase agreements’, reflecting the transaction’s economic substance as a loan to the Bank. The difference between the sale and repurchase prices is treated as interest expense and is accrued over the life of agreement using the EIR. When the counterparty has the right to sell or repledge the securities, the Bank reclassifies those securities in its statement of financial position to ‘Financial assets held-for-trading pledged as collateral’ or to ‘Financial investments available-for-sale pledged as collateral’, as appropriate.

Conversely, securities purchased under agreements to resell at a specified future date are not recognised in the statement of financial position. The consideration paid, including accrued interest, is recorded in the statement of financial position, within ‘Cash collateral on securities borrowed and reverse repurchase agreements’, reflecting the transaction’s economic substance as a loan by the Bank. The difference between the purchase and resale prices is recorded in ‘Net interest income’ and is accrued over the life of the agreement using the EIR.

If securities purchased under agreement to resell are subsequently sold to third parties, the obligation to return the securities is recorded as a short sale within ‘Financial liabilities held-for-trading’ and measured at fair value with any gains or losses included in ‘Net trading income’.

(5)                       Securities lending and borrowing

Securities lending and borrowing transactions are usually collateralised by securities or cash. The transfer of the securities to counterparties is only reflected on the statement of financial position if the risks and rewards of ownership are also transferred. Cash advanced or received as collateral is recorded as an asset or liability.

Securities borrowed are not recognised on the statement of financial position, unless they are then sold to third parties, in which case the obligation to return the securities is recorded as a trading liability and measured at fair value with any gains or losses included in ‘Net trading income’.

(6)                       Determination of fair value

The fair value for financial instruments traded in active markets at the statement of financial position date is based on their quoted market price or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs.

For all other financial instruments not traded in an active market, the fair value is determined by using appropriate valuation techniques. Valuation techniques include the discounted cash flow method, comparison to similar instruments for which market observable prices exist, options pricing models, credit models and other relevant valuation models.

Certain financial instruments are recorded at fair value using valuation techniques in which current market transactions or observable market data are not available. Their fair value is determined using a valuation model that has been tested against prices or inputs to actual market transactions and using the Bank’s best estimate of the most appropriate model assumptions. Models are adjusted to reflect the spread for bid and ask prices to reflect costs to close out positions, credit and debit valuation adjustments, liquidity spread and limitations in the models. Also, profit or loss calculated when such financial instruments are first recorded (‘Day 1’ profit or loss) is deferred and recognised only when the inputs become observable or on derecognition of the instrument.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

(7)                       Impairment of financial assets

The Bank assesses at each statement of financial position date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated.

Evidence of impairment may include indications that the borrower or a group of borrowers is experiencing significant financial difficulty, the probability that they will enter bankruptcy or other financial reorganisation, default or delinquency in interest or principal payments and where observable data indicates that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

(i) Financial assets carried at amortised cost

For financial assets carried at amortised cost (such as amounts due from banks, loans and advances to customers as well as held—to—maturity investments), the Bank first assesses individually whether objective evidence of impairment exists for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Bank determines that no objective evidence of impairment exists for an individually assessed financial asset, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognised are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recognised in the income statement. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of ‘Interest and similar income’. Loans together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realised or has been transferred to the Bank. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognised, the previously recognised impairment loss is increased or reduced by adjusting the allowance account. If a future write—off is later recovered, the recovery is credited to the ‘Credit loss expense’.

The present value of the estimated future cash flows is discounted at the financial asset’s original EIR. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current EIR. If the Bank has reclassified trading assets to loans and advances, the discount rate for measuring any impairment loss is the new EIR determined at the reclassification date. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

For the purpose of a collective evaluation of impairment, financial assets are grouped on the basis of the Bank’s internal credit grading system, that considers credit risk characteristics such as asset type, industry, geographical location, collateral type, past—due status and other relevant factors.

Future cash flows on a group of financial assets that are collectively evaluated for impairment are estimated on the basis of historical loss experience for assets with credit risk characteristics similar to those in the group. Historical loss experience is adjusted on the basis of current observable data to reflect the effects of current conditions on which the historical loss experience is based and to remove the effects of conditions in the historical period that do not exist currently. Estimates of changes in future cash flows reflect, and are directionally consistent with, changes in related observable data from year to year (such as changes in unemployment rates, property prices, commodity prices, payment status, or other factors that are indicative of incurred losses in the group and their magnitude). The methodology and assumptions used for estimating future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

(ii) Available—for—sale financial investments

For available—for—sale financial investments, the Bank assesses at each statement of financial position date whether there is objective evidence that an investment is impaired.

In the case of debt instruments classified as available—for—sale, the Bank assesses individually whether there is objective evidence of impairment based on the same criteria as financial assets carried at amortised cost. However, the amount recorded for impairment is the cumulative loss measured as the difference between the amortised cost and the current fair value, less any impairment loss on that investment previously recognised in the income statement. Future interest income is based on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of ‘Interest and similar income’. If, in a subsequent period, the fair value of a debt instrument increases and the increase can be objectively related to a credit event occurring after the impairment loss was recognised in the income statement, the impairment loss is reversed through the income statement.

In the case of equity investments classified as available—for—sale, objective evidence would also include a ‘significant’ or ‘prolonged’ decline in the fair value of the investment below its cost. The Bank treats ‘significant’ generally as 20% and ‘prolonged’ generally as greater than six months. Where there is evidence of impairment, the cumulative loss measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that investment previously recognised in the income statement — is removed from equity and recognised in the income statement. Impairment losses on equity investments are not reversed through the income statement; increases in the fair value after impairment are recognised in other comprehensive income.

(iii) Renegotiated loans

Where possible, the Bank seeks to restructure loans rather than to take possession of collateral. This may involve extending the payment arrangements and the agreement of new loan conditions. Once the terms have been renegotiated any impairment is measured using the original EIR as calculated before the modification of terms and the loan is no longer considered past due. Management continually reviews renegotiated loans to ensure that all criteria are met and that future payments are likely to occur. The loans continue to be subject to an individual or collective impairment assessment, calculated using the loan’s original EIR.

In the 2012, the Bank reviewed the judgement on what kind of loans should be considered as restructured. As a result, significantly more loans are included to the category of “restructured”. Information in the section “Restructured loans” of Note 6 is provided taking into account such changes, including comparative data (in the Consolidated Financial Statements for the year ended 31 December 2011, restructured loans were reflected in the amount of UAH 380 944 thousand / USD 47 679 thousand).

(8)                       Offsetting financial instruments

Financial assets and financial liabilities are offset and the net amount reported in the statement of financial position if, and only if, there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the asset and settle the liability simultaneously. This is not generally the case with master netting agreements, therefore, the related assets and liabilities are presented gross in statement of financial position.

(9)                       Leasing

The determination of whether an arrangement is a lease, or it contains a lease, is based on the substance of the arrangement and requires an assessment of whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset.

Bank as a lessee

Leases which do not transfer to the Bank substantially all the risks and benefits incidental to ownership of the leased items are operating leases. Operating lease payments are recognised as an expense in the income statement on a straight line basis over the lease term. Contingent rental payable are recognised as an expense in the period in which they are incurred.

Bank as a lessor

Leases where the Bank does not transfer substantially all the risk and benefits of ownership of the asset are classified as operating leases. Initial direct costs incurred in negotiating operating leases are added to the carrying amount of the leased asset and recognised over the lease term on the same basis as rental income. Contingent rents are recognised as revenue in the period in which they are earned.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

(10)                Recognition of income and expenses

Revenue is recognised to the extent that it is probable that the economic benefits will flow to the Bank and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognised.

(i) Interest and similar income and expense

For all financial instruments measured at amortised cost, interest bearing financial assets classified as available— for—sale and financial instruments designated at fair value through profit or loss, interest income or expense is recorded using the EIR, which is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or financial liability. The calculation takes into account all contractual terms of the financial instrument (for example, prepayment options) and includes any fees or incremental costs that are directly attributable to the instrument and are an integral part of the EIR, but not future credit losses.

The carrying amount of the financial asset or financial liability is adjusted if the Bank revises its estimates of payments or receipts. The adjusted carrying amount is calculated based on the original EIR and the change in carrying amount is recorded as ‘Other operating income’. However, for a reclassified financial asset (see Note 2.4.2 (xi)) for which the Bank subsequently increases its estimates of future cash receipts as a result of increased recoverability of those cash receipts, the effect of that increase is recognised as an adjustment to the EIR from the date of the change in estimate.

Once the recorded value of a financial asset or a group of similar financial assets has been reduced due to an impairment loss, interest income continues to be recognised using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss.

(ii) Fee and commission income

The Bank earns fee and commission income from a diverse range of services it provides to its customers. Fee income can be divided into the following two categories:

Fee income earned from services that are provided over a certain period of time

Fees earned for the provision of services over a period of time are accrued over that period. These fees include commission income and asset management, custody and other management and advisory fees.

Loan commitment fees for loans that are likely to be drawn down and other credit related fees are deferred (together with any incremental costs) and recognised as an adjustment to the EIR on the loan. When it is unlikely that a loan will be drawn down, the loan commitment fees are recognised over the commitment period on a straight line basis.

Fee income from providing transaction services

Fees arising from negotiating or participating in the negotiation of a transaction for a third party, such as the arrangement of the acquisition of shares or other securities or the purchase or sale of businesses, are recognised on completion of the underlying transaction. Fees or components of fees that are linked to a certain performance are recognised after fulfilling the corresponding criteria.

(iii) Dividend income

Dividend income is recognised when the Bank’s right to receive the payment is established.

(iv) Net trading income

Results arising from trading activities include all gains and losses from changes in fair value and related interest income or expense and dividends for financial assets and financial liabilities ‘held—for—trading’. This includes any ineffectiveness recorded in hedging transactions.

(11)                Cash and cash equivalents

Cash and cash equivalents as referred to in the cash flow statement comprises cash on hand, non—restricted current accounts with central banks and amounts due from banks on demand or with an original maturity of three months or less.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

(12)                Property and equipment

Buildings

Buildings are carried at revalued amounts, representing fair value less any subsequent accumulated depreciation and subsequent accumulated impairment losses.

Revaluations of buildings are made with sufficient regularity such that the carrying amount does not differ materially from that which would be determined using fair value at the reporting date. In many revaluations, sales of different similar buildings are used as a basis to estimate the fair value.

A revaluation increase on an item of land and building is recognised as other comprehensive income directly in equity except to the extent that it reverses a previous revaluation decrease recognised in profit or loss, in which case it is recognised in profit or loss. A revaluation decrease on an item of land or buildings is recognised in profit or loss except to the extent that it reverses a previous revaluation increase recognised as other comprehensive income directly in equity, in which case it is recognised directly in equity.

Other fixed assets

Property and equipment (including equipment under operating leases where the Bank is the lessor) is stated at cost excluding the costs of day—to—day servicing, less accumulated depreciation and accumulated impairment in value. Changes in the expected useful life are accounted for by changing the amortisation period or method, as appropriate, and treated as changes in accounting estimates.

Depreciation is calculated using the straight-line method to write down the cost of property and equipment to their residual values over their estimated useful lives. Land is not depreciated. The estimated useful lives are as follows:

Buildings	20 years

Furniture and equipment	5-10 years

Vehicles	4-7 years

Software and computer equipment	shorter of lease term or useful life

De-recognition of a fixed asset is carried at its disposal, or if its use is not associated with future economic benefits. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net sales proceeds and the carrying amount of the asset) is recognized in the profit and loss account for the year in which it was derecognised, in ‘Other operating income’.

(13)                Intangible assets

The Bank’s other intangible assets include the value of computer software and customer core deposits acquired in business combinations.

An intangible asset is recognised only when its cost can be measured reliably and it is probable that the expected future economic benefits that are attributable to it will flow to the Bank.

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses.

The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortised over the useful economic life. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at each financial year—end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortisation period or method, as appropriate, and treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in the income statement in the expense category consistent with the function of the intangible asset.

Amortisation is calculated using the straight—line method to write down the cost of intangible assets to their residual values over their estimated useful lives as follows:

Computer software	3-5 years

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

(14)                Impairment of non—financial assets

The Bank assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Bank estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash—generating unit’s (CGU) fair value less costs to sell and its value in use. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre—tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the Bank estimates the asset’s or CGU’s recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceeds the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the income statement.

Impairment losses relating to goodwill cannot be reversed in future periods.

(15)                Financial guarantees

In the ordinary course of business, the Bank gives financial guarantees, consisting of letters of credit, guarantees and acceptances. Financial guarantees are initially recognised in the financial statements (within ‘Other liabilities’) at fair value, being the premium received. Subsequent to initial recognition, the Bank’s liability under each guarantee is measured at the higher of the amount initially recognised less, when appropriate, cumulative amortisation recognised in the income statement, and the best estimate of expenditure required to settle any financial obligation arising as a result of the guarantee.

Any increase in the liability relating to financial guarantees is recorded in the income statement in ‘Credit loss expense’. The premium received is recognised in the income statement in ‘Net fees and commission income’ on a straight line basis over the life of the guarantee.

(16)                Provisions

Provisions are recognised when the Bank has a present obligation (legal or constructive) as a result of a past event, and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is presented in the income statement net of any reimbursement.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

(17)                Taxes

(i) Current tax

Current tax assets and liabilities for the current and prior years are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the statement of financial position date.

(ii) Deferred tax

Deferred tax is provided on temporary differences at the statement of financial position date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax liabilities are recognised for all taxable temporary differences, except:

•                               Where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss,

•                                In respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised except:

•                                Where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss,

•                                In respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at each statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each statement of financial position date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the statement of financial position date.

Current tax and deferred tax relating to items recognised directly in equity are also recognised in equity and not in the income statement.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

(18)                Fiduciary assets

The Bank provides trust and other fiduciary services that result in the holding or investing of assets on behalf of its clients. Assets held in a fiduciary capacity are not reported in the financial statements, as they are not the assets of the Bank.

(19)                Dividends on ordinary shares

Dividends on ordinary shares are recognised as a liability and deducted from equity when they are approved by the Bank’s shareholders. Interim dividends are deducted from equity when they are declared and no longer at the discretion of the Bank.

Dividends for the year that are approved after the statement of financial position date are disclosed as an event after the statement of financial position date.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

(20)                Equity reserves

The reserves recorded in equity (other comprehensive income) on the Bank’s statement of financial position include:

‘Available—for—sale’ reserve which comprises changes in fair value of available—for—sale investments.

‘Cash flow hedge reserve’ which comprises the portion of the gain or loss on a hedging instrument in a cash flow hedge that is determined to be an effective hedge.

‘Foreign currency translation reserve’ which is used to record exchange differences arising from the translation of the net investment in foreign operations, net of the effects of hedging.

(21)                Segment reporting

The Bank’s segmental reporting is based on the following operating segments: Retail banking, Corporate banking, Investment banking, Asset management and Group functions.

2.6.                  Standards issued but not yet effective

The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these standards, if applicable, when they become effective.

IAS 1 Presentation of Items of Other Comprehensive Income — Amendments to IAS 1

The amendments to IAS 1 change the grouping of items presented in other comprehensive income (OCI). Items that could be reclassified (or ‘recycled’) to profit or loss at a future point in time (for example, net gain on hedge of net investment, exchange differences on translation of foreign operations, net movement on cash flow hedges and net loss or gain on available-for-sale financial assets) would be presented separately from items that will never be reclassified (for example, actuarial gains and losses on defined benefit plans and revaluation of land and buildings). The amendment affects presentation only and has no impact on the Group’s financial position or performance. The amendment becomes effective for annual periods beginning on or after 1 July 2012, and will therefore be applied in the Group’s first annual report after becoming effective.

IAS 19 Employee Benefits (Revised)

The IASB has issued numerous amendments to IAS 19. These range from fundamental changes such as removing the corridor mechanism and the concept of expected returns on plan assets to simple clarifications and re-wording. The Group made a voluntary change in accounting policy to recognise actuarial gains and losses in other comprehensive income in the current period. However, the amended standard will impact the net benefit expense as the expected return on plan assets will be calculated using the same interest rate as applied for the purpose of discounting the benefit obligation. The amendment becomes effective for annual periods beginning on or after 1 January 2013.

IAS 28 Investments in Associates and Joint Ventures (as revised in 2011)

As a consequence of the new IFRS 11 Joint Arrangements, and IFRS 12 Disclosure of Interests in Other Entities, IAS 28 Investments in Associates, has been renamed IAS 28 Investments in Associates and Joint Ventures, and describes the application of the equity method to investments in joint ventures in addition to associates. The revised standard becomes effective for annual periods beginning on or after 1 January 2013.

IAS 32 Offsetting Financial Assets and Financial Liabilities — Amendments to IAS 32

These amendments clarify the meaning of “currently has a legally enforceable right to set-off”. The amendments also clarify the application of the IAS 32 offsetting criteria to settlement systems (such as central clearing house systems) which apply gross settlement mechanisms that are not simultaneous. These amendments are not expected to impact the Group’s financial position or performance and become effective for annual periods beginning on or after 1 January 2014.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

IFRS 1 Government Loans — Amendments to IFRS 1

These amendments require first-time adopters to apply the requirements of IAS 20 Accounting for Government Grants and Disclosure of Government Assistance, prospectively to government loans existing at the date of transition to IFRS. Entities may choose to apply the requirements of IFRS 9 (or IAS 39, as applicable) and IAS 20 to government loans retrospectively if the information needed to do so had been obtained at the time of initially accounting for that loan. The exception would give first-time adopters relief from retrospective measurement of government loans with a below-market rate of interest. The amendment is effective for annual periods on or after 1 January 2013. The amendment has no impact on the Group.

IFRS 7 Disclosures — Offsetting Financial Assets and Financial Liabilities — Amendments to IFRS 7

These amendments require an entity to disclose information about rights to set-off and related arrangements (e.g., collateral agreements). The disclosures would provide users with information that is useful in evaluating the effect of netting arrangements on an entity’s financial position. The new disclosures are required for all recognised financial instruments that are set off in accordance with IAS 32 Financial Instruments: Presentation. The disclosures also apply to recognised financial instruments that are subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are set off in accordance with IAS 32. These amendments will not impact the Group’s financial position or performance and become effective for annual periods beginning on or after 1 January 2013.

IFRS 9 Financial Instruments: Classification and Measurement

IFRS 9, as issued, reflects the first phase of the IASB’s work on the replacement of IAS 39 and applies to classification and measurement of financial assets and financial liabilities as defined in IAS 39. The standard was initially effective for annual periods beginning on or after 1 January 2013, but Amendments to IFRS 9 Mandatory Effective Date of IFRS 9 and Transition Disclosures, issued in December 2011, moved the mandatory effective date to 1 January 2015. In subsequent phases, the IASB will address hedge accounting and impairment of financial assets. The adoption of the first phase of IFRS 9 will have an effect on the classification and measurement of the Group’s financial assets, but will not have an impact on classification and measurements of financial liabilities. The Group will quantify the effect in conjunction with the other phases, when the final standard including all phases is issued.

IFRS 10 Consolidated Financial Statements, IAS 27 Separate Financial Statements

IFRS 10 replaces the portion of IAS 27 Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also addresses the issues raised in SIC-12 Consolidation — Special Purpose Entities. IFRS 10 establishes a single control model that applies to all entities including special purpose entities. The changes introduced by IFRS 10 will require management to exercise significant judgement to determine which entities are controlled and therefore are required to be consolidated by a parent, compared with the requirements that were in IAS 27. Based on the preliminary analyses performed, IFRS 10 is not expected to have any impact on the currently held investments of the Group. This standard becomes effective for annual periods beginning on or after 1 January 2013.

IFRS 11 Joint Arrangements

IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC-13 Jointly-controlled Entities — Non-monetary Contributions by Venturers. IFRS 11 removes the option to account for jointly controlled entities (JCEs) using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture must be accounted for using the equity method. This standard becomes effective for annual periods beginning on or after 1 January 2013. This standard will not have an impact on the Group.

IFRS 12 Disclosure of Interests in Other Entities

IFRS 12 includes all of the disclosures that were previously in IAS 27 related to consolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28. These disclosures relate to an entity’s interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required, but has no impact on the Group’s financial position or performance. This standard becomes effective for annual periods beginning on or after 1 January 2013.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

2.                            Accounting policies (continued)

IFRS 13 Fair Value Measurement

IFRS 13 establishes a single source of guidance under IFRS for all fair value measurements. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. The Group is currently assessing the impact that this standard will have on the financial position and performance, but based on the preliminary analyses, no material impact is expected. This standard becomes effective for annual periods beginning on or after 1 January 2013.

IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine

This interpretation applies to waste removal (stripping) costs incurred in surface mining activity, during the production phase of the mine. The interpretation addresses the accounting for the benefit from the stripping activity. The interpretation is effective for annual periods beginning on or after 1 January 2013. The new interpretation will not have an impact on the Group.

Annual Improvements 2012

These improvements will not have an impact on the Group, but include:

IFRS 1 First-time Adoption of International Financial Reporting Standards

This improvement clarifies that an entity that stopped applying IFRS in the past and chooses, or is required, to apply IFRS, has the option to re-apply IFRS 1. If IFRS 1 is not re-applied, an entity must retrospectively restate its financial statements as if it had never stopped applying IFRS.

IAS 1 Presentation of Financial Statements

This improvement clarifies the difference between voluntary additional comparative information and the minimum required comparative information. Generally, the minimum required comparative information is the previous period.

IAS 16 Property Plant and Equipment

This improvement clarifies that major spare parts and servicing equipment that meet the definition of property, plant and equipment are not inventory.

IAS 32 Financial Instruments, Presentation

This improvement clarifies that income taxes arising from distributions to equity holders are accounted for in accordance with IAS 12 Income Taxes.

IAS 34 Interim Financial Reporting

The amendment aligns the disclosure requirements for total segment assets with total segment liabilities in interim financial statements. This clarification also ensures that interim disclosures are aligned with annual disclosures.

These improvements are effective for annual periods beginning on or after 1 January 2013.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

3.                            Cash and cash equivalents

Cash and cash equivalents comprise:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Cash in hand	371 016	46 418	454 838	56 927
Current account with the National Bank of Ukraine	371 174	46 437	265812	33 269
Current accounts with other financial institutions	645 615	80 773	838 426	104 937
Cash and cash equivalents	1 387 805	173 628	1 559 076	195 133

4.                            Amounts due from credit institutions

Amounts due from credit institutions comprise:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Mandatory reserve account with the NBU	220 270	27 558	186 151	23 298
Guarantee deposits	46 013	5 757	59 209	7 411
Interbank deposits	24 132	3 019	35 954	4 500
Accrued income	471	59	1 760	220
Less allowance for impairment	(1 807)	(226)	(11 954)	(1 496)
Total due from credit institutions	289 079	36 167	271 120	33 933

Ukrainian banks have to place in a separate account at the National Bank of Ukraine (the “NBU”) 100% of the mandatory reserves established for the previous month. This reserve can be generated through cash or bonds. Bank established a reserve with cash. The sum of the average daily allowance for the period from 1 to 31 December 2012 was 199 169 thousand UAH (for the period from 1 to 31 December 2011 - 176 747 thousand UAH). As at December 31, 2012, the Bank complied with the requirements of the NBU regarding reserve requirements.

Ukrainian banks have to place in a separate account in the National Bank an amount equal to the allowance for loan losses (determined on the UA GAAP basis) generated by foreign currency loans granted to borrowers who do not have a source of foreign exchange earnings. As at December 31, 2012 the Bank placed at a deposit account 2 404 thousand U.S. dollars and 179 thousand Euros (at 31 December 2011 - 717 thousand U.S. and 70 thousand Euros). These funds are not available for use in the daily activities of the Bank.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

5.                            Derivative financial instruments

Management believes that the curtailment of loans denominated in different currencies, with the same bank-contractor is essentially the equivalent of a currency swap, which is a contractual agreement between two parties regarding fluctuations in foreign exchange rates. These transactions were recorded on a net basis as financial derivatives, not as a means of credit institutions / credit institutions.

	2012			2011
	UAH’000			UAH’000
	The notional amount of	Fair value		The notional amount of	Fair value
	the debt	Assets	Liabilities	the debt	Assets	Liabilities
Contracts in foreign currency
Currency swaps	819 842	265 066	193 027	934 415	852	3 548
Total derivative assets / liabilities	819 842	265 066	193 027	934 415	852	3 548

	2012			2011
	USD’000			USD’000
	The notional amount of	Fair value		The notional amount of	Fair value
	the debt	Assets	Liabilities	the debt	Assets	Liabilities
Contracts in foreign currency
Currency swaps	102 570	33 162	24 150	116 951	107	444
Total derivative assets / liabilities	102 570	33 162	24 150	116 951	107	444

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

6.                            Loans to customers

Loans to customers include:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Commercial loans	16 803 321	2 102 254	15 716 815	1 967 109
Consumer loans	2 374 574	297 082	2 602 019	325 669
Mortgage loans	1 011 612	126 563	1 112 922	139 292
Other loans to individuals	309 324	38 699	169 789	21 251
	20 498 831	2 564 598	19 601 545	2 453 321
Less allowance for impairment	(2 296 192)	(287 275)	(2 294 298)	(287 153)
Total loans to customers	18 202 639	2 277 323	17 307 247	2 166 168

Loans granted to the following categories of customers:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Legal entities and SAP	16 803 321	2 102 254	15 716 815	1 967 109
Individuals	3 695 510	462 344	3 884 730	486 212
Total loans to customers	20 498 831	2 564 598	19 601 545	2 453 321

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

6.                            Loans to customers (continued)

Loans are provided primarily to clients operating in the territory of Ukraine

	2012	2012		2011	2011
	UAH’000	USD’000%		UAH’000	USD’000%
Agriculture and Food Industry	1 077 769	134 839	5,26	982 032	122 911	5,01
Light industry	238 239	29 806	1,16	241 958	30 283	1,23
Engineering	2 929 413	366 497	14,29	3 468 656	434 136	17,70
Metallurgy	871 282	109 006	4,25	373 253	46 716	1,90
Medical Facilities	1 102	138	0,01	1 022	128	0,01
Timber industry	64 820	8 110	0,32	63 803	7 986	0,33
Construction	335 466	41 970	1,64	266 314	33 332	1,36
Transport	343 591	42 986	1,68	367 188	45 957	1,87
Trade	4 184 147	523 476	20,41	3 928 896	491 739	20,04
The mining industry	860 399	107 644	4,20	782 866	97 983	3,99
Chemical industry	3 181 713	398 062	15,52	2 882 029	360 714	14,70
Public utilities	976 031	122 111	4,76	596 101	74 608	3,04
Loans to resident individuals	3 525 827	441 114	17,20	3 732 576	467 168	19,04
Non-residents — individuals	123 946	15 507	0,60	114 438	14 323	0,58
Real estate transactions	1 018 866	127 470	4,97	899 135	112 535	4,59
Other	766 220	95 862	3,73	901 278	112 802	4,59
Total loans to customers	20 498 831	2 564 598	100	19 601 545	2 453 321	100

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

6.                            Loans to customers (continued)

Provision for impairment losses on loans to customers

Reconciliation of provision for impairment of loans to customers by category for 2012:

UAH’000	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
At 1 January 2012	1 253 080	700 887	275 634	64 697	2 294 298
Accrued provision / (disbanded) for the period	183 455	(44 845)	(154 055)	19 910	4 465
Write-off	(2 316)	(229)	(26)	—	(2 571)
At 31 December 2012	1 434 219	655 813	121 553	84 607	2 296 192
Individual impairment	1 320 528	645 867	115 792	84 607	2 166 794
Collective impairment	113 691	9 946	5 761	—	129 398
At 31 December 2012	1 434 219	655 813	121 553	84 607	2 296 192

USD’000	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
At 1 January 2012	156 835	87 723	34 498	8 097	287 153
Accrued provision / (disbanded) for the period	22 958	(5 613)	(19 278)	2 492	559
Write-off	(290)	(29)	(3)	—	(322)
Conversion to the presentation currency	(65)	(33)	(14)	(3)	(115)
At 31 December 2012	179 438	82 048	15 203	10 586	287 275
Individual impairment	165 214	80 804	14 482	10 586	271 086
Collective impairment	14 224	1 244	721	—	16 189
At 31 December 2012	179 438	82 048	15 203	10 586	287 275

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

6.                            Loans to customers (continued)

Provision for impairment losses on loans to customers

Reconciliation of provision for impairment of loans to customers by category for 2011:

UAH’000	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
At 1 January 2011	1 139 914	362 065	109 546	14 682	1 626 207
Accrued provision / (disbanded) for the period	113 990	338 979	166 088	50 015	669 072
Write-off	(824)	(157)	—	—	(981)
At 31 December 2011	1 253 080	700 887	275 634	64 697	2 294 298
Individual impairment	1 253 080	—	275 634	64 697	1 593 411
Collective impairment	—	700 887	—	—	700 887
At 31 December 2011	1 253 080	700 887	275 634	64 697	2 294 298

USD’000	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
At 1 January 2011	143 175	45 476	13 759	1 844	204 254
Accrued provision / (disbanded) for the period	14 307	42 545	20 846	6 277	83 975
Write-off	(103)	(20)	—	—	(123)
Conversion to the presentation currency	(544)	(278)	(107)	(24)	(953)
At 31 December 2011	156 835	87 723	34 498	8 097	287 153
Individual impairment	156 835	—	34 498	8 097	199 430
Collective impairment	—	87 723	—	—	87 723
At 31 December 2011	156 835	87 723	34 498	8 097	287 153

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

6.                            Loans to customers (continued)

Restructured loans

Book value of restructured loans is as follows:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Commercial loans	7 573 379	947 501	7 206 479	901 960
Consumer loans	61 143	7 650	52 530	6 575
Mortgage loans	1 321 996	165 394	1 090 503	136 487
Other loans to individuals	—	—	—	—
Restructured loans	8 956 518	1 120 545	8 349 512	1 045 022

The following table provides an analysis of the gross loan portfolio by types of collateral as at 31 December 2012:

	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
UAH’000
Mortgage	5 004 518	1 510 878	871 733	—	7 387 129
Cash deposits	1 216 476	119 456	1 788	—	1 337 720
Securities	695 161	1 203	857	—	697 221
Other assets	9 171 090	472 945	5 916	—	9 649 951
Unsecured loans	486 932	270 094	131 318	538 466	1 426 810
Total	16 574 177	2 374 576	1 011 612	538 466	20 498 831
USD’000
Mortgage	626 113	189 025	109 062	—	924 200
Cash deposits	152 193	14 945	224	—	167 362
Securities	86 971	151	107	—	87 229
Other assets	1 147 390	59 170	740	—	1 207 300
Unsecured loans	60 920	33 791	16 429	67 367	178 507
Total	2 073 587	297 082	126 562	67 367	2 564 598

This table summarises the amount of loans and advances secured by collateral, rather than the fair value of the collateral itself. Management estimates the fair value of collateral at the time a loan is granted, and when a loan becomes impaired. The majority of express loans are secured by a guarantee or are not secured. Mortgage loans are secured by the underlying real estate. Other collateral is composed of vehicles, goods in turnover, equipment and other.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

6.                            Loans to customers (continued)

The following table provides an analysis of the gross loan portfolio by types of collateral as at 31 December 2011:

	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
UAH’000
Mortgage	2 247 274	1 221 351	897 153	—	4 365 778
Cash deposits	850 939	114 293	2 189	—	967 421
Securities	331 222	—	785	—	332 007
Other assets	10 997 507	1 052 276	150 410	—	12 200 193
Unsecured loans	1 289 872	214 098	62 385	169 791	1 736 146
Total	15 716 814	2 602 018	1 112 922	169 791	19 601 545
USD’000
Mortgage	281 268	152 864	112 287	—	546 419
Cash deposits	106 503	14 305	274	—	121 082
Securities	41 456	—	98	—	41 554
Other assets	1 376 443	131 702	18 825	—	1 526 970
Unsecured loans	161 441	26 796	7 808	21 251	217 296
Total	1 967 111	325 667	139 292	21 251	2 453 321

This table summarises the amount of loans and advances secured by collateral, rather than the fair value of the collateral itself. Management estimates the fair value of collateral at the time a loan is granted, and when a loan becomes impaired. The majority of express loans are secured by a guarantee or are not secured. Mortgage loans are secured by the underlying real estate. Other collateral is composed of vehicles, goods in turnover, equipment and other.

Concentration analysis

As of 31 December 2012 the Bank had a concentration of loans in the amount of 4 901 921 thousand UAH. (612 277 thousand dollars. U.S.) provided to the ten largest borrowers 23.9% of the total loan portfolio) (31 December 2011 - 4 811 500 th. (602 205 thousand dollars. U.S., or 24.5%)).

Collateral received

During the year ended 31 December 2012, the Bank entered into the ownership of real estate, book value for which were 20 344 thousand UAH. (2 545 thousand dollars. U.S.).

During the year ended 31 December 2011, the Bank entered into the ownership of real estate, book value for which were 2 854 thousand UAH. (357 thousand dollars. U.S.).

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

7.                            Financial investments

Financial investments include:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Trading securities:
T-bills	3	—	263	33
Shares of an enterprise	609 563	76 263	607 493	76 033
Corporate bonds	17 910	2 240	17 816	2 230
Total trading securities	627 476	78 503	625 572	78 296
Securities in the portfolio for sale:
T-bills	112	14	80 216	10 040
Shares of an enterprise	12 105	1 515	12 102	1 515
Investments in subsidiaries, which are held for sale	—	—	60	8
Provisions for impairment of securities	(1 368)	(171)	(1 403)	(176)
Total securities in the portfolio for sale	10 849	1 358	90 975	11 387
Securities to maturity
Corporate bonds	120 936	15 130	134 900	16 884
Provisions for impairment of securities	(1 262)	(158)	(6 743)	(844)
Total securities to maturity	119 674	14 972	128 157	16 040
Total Financial Investment	757 999	94 833	844 704	105 723

Investments available for sale include shares of Ukrainian companies of the energy sector and other sectors of the economy, unrated and unquoted on the market, and on December 31, 2012, these investments are stated at cost less impairment, as it is impossible to determine their fair value reliably. Recently there were not any operations that would determine their fair value. In addition, the use of discounted cash flow method produces a wide range of fair values, due to the uncertainty of future cash flows.

As of December 31 2012, the book value of corporate bonds 515 760 th. (64 526 thousand dollars) were pledged as collateral under “repos” and other operations (Note 12).

As of December 31 2011, the book value of corporate bonds 17 500 th. (2 190 thousand dollars) were pledged as collateral under “repos” and other operations (Note 12).

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

8.                            Investment properties

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Investment properties at fair value at the beginning of period	—	—	—	—
Additions	137 898	17 252	—	—
Profit (loss) from fair value revaluation	1 603	201	—	—
Total investment properties at fair value at the end of period	139 501	17 453	—	—

9.                            Property, equipment and intangible assets

A summary of activity in property, equipment and intangible assets is as follows (in thousands of Ukrainian hryvnias):

UAH’000	Land and buildings	Improvements of rental property	Vehicles	Furniture, fixtures and equipment	Intangible assets	Construction in progress	Total
Cost/ revaluated amount
31 December 2010	69 124	62 529	22 434	163 924	43 567	7 515	369 093
Additions	1	900	945	9 259	235	18 770	30 110
Transfers	7	1 505	2 102	8 983	3 773	(16 370)	—
Disposals	—	(2 785)	(1 727)	(4 901)	(15)	(2 089)	(11 517)
Revaluation	6 127	—	—	—	—	—	6 127
31 December 2011	75 259	62 149	23 754	177 265	47 560	7 826	393 813
Additions	9	2 770	830	8 343	617	44 523	57 092
Transfers	38	(721)	2 143	11 350	2 145	(14 955)	—
Disposals	—	(1 929)	(2 685)	(11 238)	—	(25 828)	(41 680)
Revaluation	2 896	—	—	—	—	—	2 896
31 December 2012	78 202	62 269	24 042	185 720	50 322	11 566	412 121
Accumulated depreciation
31 December 2010	21 505	48 109	18 768	125 574	21 547	—	235 503
Charge for the period	4 103	7 705	2 311	17 658	6 223	—	38 000
Disposals	—	(2 668)	(1 654)	(4 586)	(14)	—	(8 922)
Revaluation	2 505	—	—	—	—	—	2 505
31 December 2011	28 113	53 146	19 425	138 646	27 756	—	267 086
Charge for the period	4 067	4 936	1 530	16 275	4 924	—	31 732
Disposals	—	(3 965)	(2 292)	(6 181)	—	—	(12 438)
Revaluation	1 152	—	—	—	—	—	1 152
31 December 2012	33 332	54 117	18 663	148 740	32 680	—	287 532
Residual value - UAH’000
31 December 2010	47 619	14 420	3 666	38 350	22 020	7 515	133 590
31 December 2011	47 146	9 003	4 329	38 619	19 804	7 826	126 727
31 December 2012	44 870	8 152	5 379	36 980	17 642	11 566	124 589
Residual value -USD’000
31 December 2012	5 614	1 020	673	4 627	2 206	1 447	15 587

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

10.                     Other assets and liabilities

Other assets include:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Prepayments for services	3 335	417	2 249	281
Other prepayments	14 262	1 784	13 636	1 707
Non-current assets, held for sale	50 710	6 344	—	—
Collateral received	—	—	168 100	21 039
Funds in settlement transactions	3 504	438	469	59
Prepaid expenses	10 361	1 296	16 956	2 122
Prepayments for fixed assets	4 407	551	525	66
Other accrued income	2 061	258	1 575	197
Other prepaid taxes	2 531	317	2 749	344
Materials	4 243	531	4 528	567
Other	468	60	406	50
	95 882	11 996	211 193	26 432
Less: Provision for impairment (Note 11)	(2 807)	(351)	(1 665)	(208)
Total other assets	93 075	11 645	209 528	26 224

Other liabilities include:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Accrued vacation payable	17 820	2 229	18 714	2 342
Accrued employee benefits	107	13	160	20
Contributions to the Fund Deposit Guarantee	13 637	1 706	8 744	1 094
Provision for liabilities issued (Note 11)	10 260	1 284	12 764	1 598
Calculations and transit accounts	10 106	1 265	687	86
Accounts payable on acquisitions	592	74	663	83
Deferred revenues	386	48	323	40
Accounts payable for services	3 826	479	8 571	1 073
Others	1 504	185	1 782	225
Total other liabilities	58 238	7 283	52 408	6 561

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

11.                     Provision for impairment of other assets and other provisions

Changes in the provision for impairment of other assets and other reserves were as follows:

	Other assets	Guarantees and liabilities	Provision for lawsuits	Total
UAH’000
31 December 2011	1 665	10 740	2 024	14 429
Charge	1 166	(2 504)	—	(1 338)
Recovery (write-offs)	(24)	—	—	(24)
31 December 2012	2 807	8 236	2 024	13 067
USD’000
31 December 2011	208	1 345	253	1 806
Charge	146	(313)	—	(167)
Recovery (write-offs)	(3)	—	—	(3)
Conversion to the presentation currency	—	(1)	—	(1)
31 December 2012	351	1 031	253	1 635

The amount of provision for impairment of assets is deducted from the cost of the related assets. Provision for guarantees and debt liabilities and the provision for legal claims are included in other liabilities.

12.                     Due to credit institutions

Due to credit institutions include:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
NBU funds	5 441 213	680 747	6 090 720	762 310
Correspondent accounts of other banks	48 171	6 027	45 092	5 644
Time deposits and loans	202 295	25 309	405 422	50 744
Funds from international organizations	67 039	8 387	124 029	15 523
Total due to credit institutions	5 758 718	720 470	6 665 263	834 221

As of 31 December 2012 for long-term stabilization loans granted by the Bank from the NBU in the amount of 5 441 213 thousand UAH. (680 747 thousand dollars U.S.), the Bank has provided to National Bank collateral assets and property rights to assets worth 19 376 958 th. (2 424 241 thousand dollars U.S.), also shareholder of JSC “F & C Realty” has provided a guarantee of 1,400,000 thousand shares of the Bank’s total nominal value of 570 000 thousand UAH. (71 341 thousand dollars U.S.) or 33.3% of the share capital for the loans received from the NBU Bank (Note 16).

July 25, 2011Bank signed a contract with Link Business Solution Limited, which took over the right to claim under the Bank’s debt to the Cargill Financial Services International Inc., For a total restructuring of the contract amount of 52 750 000 dollars USA for up to 25 July 2021 (13 000 000 dollars. U.S. - 9.8%, 39 750 000 dollars. U.S. - 10.7% commission - 3%). The amount of interest repayment for outstanding debt - 11 539 000 dollars USA.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

13.                     Due to customers

Due to customers include:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Current Accounts
- Entities	956 044	119 610	1 256 646	157 281
- Individuals	790 367	98 882	625 064	78 233
	1 746 411	218 492	1 881 710	235 514
Term deposits
- Entities	2 431 156	304 161	1 929 518	241 498
- Individuals	8 135 908	1 017 879	6 968 241	872 142
	10 567 064	1 322 040	8 897 759	1 113 640
Total customer	12 313 475	1 540 532	10 779 469	1 349 154

As of December 31, 2012 term deposits of legal entities in the amount of 1 665 023 thousand UAH. (208 310 thousand dollars U.S. (68,5%)) belonged to the ten largest customers - others (31 December 2011 - 1 364 950 thousand UAH. (170 837 thousand dollars U.S. (70,7%)) ).

As of December 31, 2012 time deposits of individuals in the amount of 209 565 thousand UAH. (26 219 thousand dollars U.S.) belonged to the ten largest customers - others (31 December 2011 - 221 888 thousand UAH. (27 771 thousand dollars U.S.).

As of December 31, 2012 in the amount of time deposits 1 739 036 th. (217 570 thousand dollars USA) (31 December 2011 — 942 597 th. (117 975 thousand dollars U.S.)) have been pledged as security for loans granted by the Bank, the carrying amount 1 337 720 thousand (167 362 thousand dollars. U.S.) (31 December 2011 r. - 1 758 772 thousand (220 127 thousand dollars U.S.)).

14.                     Debt securities issued

		Year of	Year		2012	2012	2011	2011
	Currency	issue	due	%	UAH’000	USD’000	UAH’000	USD’000
Loan participation notes issued of USD 100,000	USD	2006	2014	10,5	640 252	80 102	650 505	81 417
Total					640 252	80 102	650 505	81 417

In November 2006, the Bank issued loan participation notes through Finance & Credit Ukraine B.V. with a par value of USD 100,000 thousand in total (UAH 505,000 thousand at the exchange rate on the date of issue). These notes carry a fixed coupon rate of 10.375% payable semi-annually. The loan participation notes are listed on the Irish Stock Exchange.

In December 2009 the Bank was renegotiating with the holders of notes to restructure USD 80,702 thousand of nominal value for the period of four years till January 2014 with a fixed coupon rate of 10.5%. The agreement was concluded in January 2010.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

15.                     Subordinated debt

	Currency	Year of issue	Year due	%	Principal debt amount, currency of issue	2012 UAH’000	2011 UAH’000
Ltd. “Tokmak ferosplavnaya company”	UAH	2006	2016	5,90	100 000	86 981	87 347
Vorskla Steel Holdings limited	USD	2009	2016	8,40	7 067	56 710	57 320
Bloomshine limited	USD	2009	2016	8,40	12 500	103 596	101 898
Bloomshine limited	USD	2010	2017	8,00	5 000	40 690	200 374
Bloomshine limited	USD	2010	2017	7,95	10 000	80 431	72 579
Bloomshine limited	USD	2010	2017	8,00	11 000	89 138	37 010
Bloomshine limited	USD	2010	2017	8,00	25 000	201 989	85 699
Bloomshine limited	USD	2010	2017	8,10	25 000	203 117	195 143
Bloomshine limited	USD	2011	2017	8,00	20 000	160 454	152 954
Total Subordinated debt UAH’000						1 023 106	990 324

	Currency	Year of issue	Year due	%	Principal debt amount, currency of issue	2012 USD’000	2011 USD’000
Ltd. “Tokmak ferosplavnaya company	UAH	2006	2016	5,90	100 000	10 882	10 932
Vorskla Steel Holdings limited	USD	2009	2016	8,40	7 067	7 095	7 174
Bloomshine limited	USD	2009	2016	8,40	12 500	12 961	12 754
Bloomshine limited	USD	2010	2017	8,00	5 000	5 091	25 079
Bloomshine limited	USD	2010	2017	7,95	10 000	10 063	9 084
Bloomshine limited	USD	2010	2017	8,00	11 000	11 152	4 632
Bloomshine limited	USD	2010	2017	8,00	25 000	25 270	10 726
Bloomshine limited	USD	2010	2017	8,10	25 000	25 412	24 424
Bloomshine limited	USD	2011	2017	8,00	20 000	20 074	19 143
Total Subordinated debt, USD’000						128 000	123 948

In December 2006, the Bank received a subordinated loan from a related party with a nominal value of 100.000 thousand UAH for which an interest rate equal to the discount rate of the NBU. Loan repayment period - 2016. In 2007, the nominal interest rate was changed to 5.9%. The loan was recognized at amortized cost using the market interest rate of 10.0%.

Information on subordinated debt to related parties, refer to Note 28.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

16.                     Capital

Movement of fully paid shares in circulation was:

	Number of shares	Nominal value, UAH’000	Total, USD’000
31 December 2011	4 000 000 000	2 000 000	401 957
Increase in share capital	200 000 000	100 000	12 511
Conversion to the presentation currency	—	—	—
31 December 2012	4 200 000 000	2 100 000	414 468

As of 31 December 2012 Authorised and issued share capital consisted of 4,200,000,000 (31 December 2011 - 4,000,000,000) ordinary shares with a nominal value of UAH 0.50 each (31 December 2011 - 0,50 UAH. each). All ordinary shares give the same right to vote. In U.S. dollars nominal value of the shares at the date of registration of the share capital (share price in U.S. dollars at the exchange rate as at 31.12.2012 amounts to 262 730 thousand dollars. U.S.).

As of 31 December 2012 and 2011, the shareholders of the Bank, CJSC “F & C Realty”, provided as collateral 1,400,000 thousand shares with a total nominal value of the Bank’s 570,000 thousand hryvnia, or 33.3% of the share capital for the loans received by the Bank from the NBU, $ 5 441,213 thousand hryvnia (note 12).

17.                     Net fee and commission income

Net fee and commission income include:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Settlement and cash services	264 991	33 161	223 710	28 078
Fee income from credit services	116 174	14 538	103 645	13 008
Commission income from operations in the foreign exchange market	50 078	6 267	44 249	5 554
Guarantees and letters of credit	11 898	1 489	5 792	727
Securities trading	48	6	52	7
Other fees	6 236	780	8 905	1 117
Fee and commission income	449 425	56 241	386 353	48 491
Settlement and cash services	(33 190)	(4 153)	(25 006)	(3 138)
Commission expense on credit service	—	—	(44)	(6)
Currency conversion operations	—	—	—	—
Other commissions	(4 192)	(525)	(4 117)	(517)
Commission expenses	(37 382)	(4 678)	(29 167)	(3 661)
Net fee and commission income	412 043	51 563	357 186	44 830

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

18.                     Other operating income

Other operating incomes include:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Income from dividends	2 138	268	261	33
Income from securities	(154)	(19)	—	—
Revenue from operating leases	549	69	365	46
Fines, penalties received by the bank	7 492	938	9 011	1 131
Other operating income	1 413	175	1 298	162
Other operating income	11 438	1 431	10 935	1 372

19.                     Other income

Other incomes include:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Loss on disposal of intangible assets and fixed assets	679	85	540	68
Return debts previously written off bad debts	73	9	56	6
Other income	25 035	3 133	2 608	328
Other income	25 787	3 227	3 204	402

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

20.                     Salaries and other employee benefits, and other administrative and operating expenses

Salaries and other employee benefits:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Salaries and other employee benefits	310 409	38 845	283 028	35 523
Charges on wages	97 087	12 149	86 902	10 906
Salaries and other benefits	407 496	50 994	369 930	46 429

Other administrative and operating expenses:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Rental and maintenance of premises	78 474	9 820	76 045	9 544
Legal, accounting and other professional services	1 851	232	9 831	1 234
Communication services	22 264	2 786	23 196	2 911
Security	13 921	1 742	15 664	1 966
Spending on marketing and advertising	14 638	1 832	9 128	1 146
Cost of collection and transportation of valuables	11 377	1 424	12 172	1 528
Taxes other than income taxes	45 970	5 753	37 099	4 656
Repairs and maintenance	20 461	2 560	19 245	2 415
Utility costs	12 427	1 555	10 332	1 297
Business expenses	9 790	1 225	10 188	1 279
Penalties	84	11	1 394	175
Sponsorship and Charity	1 113	139	9 697	1 217
Other expenses	96 023	12 017	94 482	11 857
Other administrative and operating expenses	328 393	41 096	328 473	41 225

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

21.                     Taxation

Income tax expenses include:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Current income tax expense	—	—	(222)	(28)
Benefits (expense) for income tax	1 680	210	551 788	69 272
Total benefit (expense) for income tax	1 680	210	551 566	69 244

In 2010, the income tax in Ukraine deducted from taxable income at 25%.

In 2010, a new Tax Code was adopted, which caused a significant change in tax laws.

The main changes relate to a gradual decrease in the income tax rate since 2011, the following:

•                                For the period from April 2011 will apply the income tax rate of 23%;

•                                For the period from January 2012 will apply the income tax rate of 21%;

•                                For the period from January 2013 will apply the income tax rate of 19%;

•                                For the period from January 2014 used the income tax rate of 16%.

Actual income tax expense differs from the expected based on the current tax rate.

Matching expenditures for income tax expense, calculated using the standard rate and the actual accrued amounts are as follows:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Income (loss) before tax	(5 859)	(733)	(531 989)	(66 767)
Statutory tax rate	21%	21%	23%	23%
The theoretical benefit (expense) income tax expense in the application of standard rate	1 230	154	122 357	15 356
Article is not attributable to the gross expenditure	(11 994)	(1 501)	(15 912)	(1 996)
Change in unrecognized deferred tax	12 444	1 557	445 343	55 912
Changes in the tax return	—	—	(222)	(28)
Benefits (expense) for income tax	1 680	210	551 566	69 244

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

21.                     Taxation (continued)

Change in temporary differences recognized in the year ended December 31, 2012, were:

	Balance at 01.01.2012 asset (liability)	In the profit and loss statement	In other comprehensive income	Conversion to the presentation currency	Balance at 31.12.2012 asset (liability)
UAH’000
Amounts due from credit institutions	—	(186)	—	—	(186)
Financial investment	(46 331)	(1 190)	320	—	(47 201)
Loans to customers	139 579	(5 778)	—	—	133 801
Tangible and intangible assets	(10 823)	—	(863)	—	(11 686)
Due to credit institutions	4 300	—	—	—	4 300
Due to customers	(5 695)	—	—	—	(5 695)
Debt securities issued	3 100	122	—	—	3 222
Other borrowed funds	1 018	8 159		—	9 177
All other assets and liabilities, net	(822)	553	—	—	(269)
Deferred tax assets (liabilities), net sum	84 326	1 680	(543)	—	85 463
USD’000
Amounts due from credit institutions	—	(23)	—	—	(23)
Financial investment	(5 799)	(149)	40	2	(5 906)
Loans to customers	17 468	(723)	—	(6)	16 739
Tangible and intangible assets	(1 354)	—	(108)	1	(1 461)
Due to credit institutions	539	—	—	—	539
Due to customers	(714)	—	—	—	(714)
Debt securities issued	(993)	15	—	—	(978)
Other borrowed funds	1 508	1 021	—	(1)	2 528
All other assets and liabilities, net	(101)	69	—	—	(32)
Deferred tax assets (liabilities), net sum	10 554	210	(68)	(4)	10 692

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

21.                     Taxation (continued)

Change in temporary differences recognized in the year ended December 31, 2011, were:

	Balance at 01.01.2011 asset (liability)	In the profit and loss statement	In other comprehensive income	Conversion to the presentation currency	Balance at 31.12.2011 asset (liability)
UAH’000
Amounts due from credit institutions	2 300	(2 300)	—	—	—
Financial investment	(51 743)	5 412	—	—	(46 331)
Loans to customers	(410 827)	550 406	—	—	139 579
Tangible and intangible assets	(8 032)	457	(3 248)	—	(10 823)
Due to credit institutions	3 100	1 200	—	—	4 300
Due to customers	10 199	(15 894)	—	—	(5 695)
Debt securities issued	1 000	2 100	—	—	3 100
Other borrowed funds	1 899	6 693	(7 574)	—	1 018
All other assets and liabilities, net	(4 536)	3 714	—	—	(822)
Deferred tax assets (liabilities), net sum	(456 640)	551 788	(10 822)	—	84 326
USD’000
Amounts due from credit institutions	290	(290)	—	—	—
Financial investment	(6 499)	679	—	21	(5 799)
Loans to customers	(51 601)	69 098	—	(29)	17 468
Tangible and intangible assets	(1 008)	57	(407)	4	(1 354)
Due to credit institutions	389	151	—	(1)	539
Due to customers	1 280	(1 995)	—	1	(714)
Debt securities issued	(1 260)	264	—	3	(993)
Other borrowed funds	1 624	842	(950)	(8)	1 508
All other assets and liabilities, net	(570)	466	—	3	(101)
Deferred tax assets (liabilities), net sum	(57 355)	69 272	(1 357)	(6)	10 554

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

22.                     Basic and adjusted earnings (loss) per share

The amount of basic earnings per share are calculated by dividing profit or loss attributable to equity holders by the weighted average number of ordinary shares in issue during the year. The Bank has no diluted potential ordinary shares, so the adjusted earnings per share are equal to basic earnings per share.

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Profit (loss) attributable to shareholders of the Bank	(4 441)	(556)	19 394	1 842
Average number of common shares outstanding (thousands)	4 020 492	4 020 492	4 000 000	4 000 000
Basic and adjusted earnings (loss) per share (in UAH and US dollars Per share)	(0,0011)	(0,0001)	0,0048	0,0006

23.                     Commitments and contingencies

Operating Environment

Although the economy of Ukraine is a market economy, it continues to show some signs of transitional economics. These characteristics include, but are not limited to the low liquidity in the capital markets, relatively high inflation and currency controls that cause the national currency to be illiquid outside of Ukraine. Stability of the economy of Ukraine will depend on the policies and activities of the government to reform the legal and administrative system, and the economy. As a result, operations in Ukraine inherent risks are typical of countries with developed economies.

Ukrainian economy is affected by the market volatility and slowdown the rate of economic development in the world economy. The global financial crisis led to a decline in the gross domestic product, capital markets instability, significant deterioration of liquidity in the banking sector, and tighter credit conditions in Ukraine. Despite the stabilization measures taken by the Government of Ukraine to support the banking sector and to ensure the liquidity of the Ukrainian banks and companies, there is uncertainty regarding the access to capital for the Bank and its counterparties, which could affect the financial condition, results of operations and business prospects of the Bank.

In addition, factors, including increased unemployment in Ukraine, reduced liquidity and profitability and an increase in insolvencies of companies and individuals, have contributed to the possibility of the Bank’s borrowers to repay the debt to the Bank. Changes in economic conditions have also led to a decrease in the value of collateral for loans and other obligations. In cases where the information is publicly available, the Bank recorded an assessment of expected future cash flows in the evaluation of impairment.

Management does their best to maintain the economic stability of the Bank under the circumstances. However, a further deteriorating situation in the areas described above could negatively affect the results of operations and financial condition. Now it is impossible to determine exactly how it will impact.

Legal Aspects

In the normal course of business, the Bank is a party of various lawsuits and disputes. Management believes that the ultimate liabilities that may arise as a result of these lawsuits or disputes will not have a material adverse effect on the financial position or results of operations.

Meeting the requirements of the tax legislation and regulations

Ukrainian legislation and regulations governing the field of taxation and other aspects, including the rules of currency and customs control, continue to change. Provisions of laws and regulations are often unclear, and their interpretation depends on the position of local, regional, and other state agencies. Cases of conflicting in interpretations of the law are not unique. Management believes that its interpretation of the legislation, governing the activities of the Bank, is correct, and the Bank is in full compliance with the legislation governing its activities, and the Bank of charge and pay all applicable taxes.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

23.                     Commitments and contingencies (continued)

Commitments and contingencies

As of 31 December 2012 the contractual financial commitments of the Bank include:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Credit liabilities
Guarantees	2 777 169	347 450	2 344 614	293 450
Letters of credit	57 385	7 179	85 811	10 740
	2 834 554	354 629	2 430 425	304 190
Operating lease commitments
Up to 1 year	13 882	1 737	19 163	2 398
From 1 to 5 years	102 950	12 880	86 401	10 814
More than 5 years	12 926	1 617	16 115	2 017
	129 758	16 234	121 679	15 229
Less allowance for losses on guarantees and commitments	(8 236)	(1 031)	(10 740)	(1 345)
Less: cash held as collateral for letters of credit and guarantees	—	—	—	—
Actual and potential liabilities	2 956 076	369 832	2 541 364	318 074

Financial conditions

The Bank is a party to various agreements with other credit institutions, which contain provisions on financial performance and the overall risk profile of the Bank. Under such conditions, the Bank must adhere to the international minimum capital adequacy ratio of 8%, the equity of the Bank shall not be less than 200,000 thousand U.S. dollars, the ratio of financial debt to the Bank of its total assets must be at least 50%.

Creditors have the right to demand immediate repayment of the loan and accrued interest, if any indebtedness of the Bank will be announced or potentially may be declared to be repaid before the maturity date causes by contract defualt. These financial obligations may limit the ability of the Bank to follow certain business strategies and engage in other major operations in the future.

As of 31 December 2012 the Bank’s capital adequacy ratio was 7,1% and 10.9% (Note 29).

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

24.                     Segment Information

Segment information for the main banking activities in the context of contracting segment for 2012:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
External revenues	1 803 465	617 928	41 772	68 421	—	(28 947)	2 502 639
Revenues from other segments	2 034 171	1 277 230	3 458 607	6 520	(6 776 528)	—	—
Total income	3 837 636	1 895 158	3 500 379	74 941	(6 776 528)	(28 947)	2 502 639

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

24.                     Segment Information (continued)

Information on the nature of income and expenses for reportable segments for the year 2012:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
Interest income	3 610 308	1 706 922	3 496 344	—	(6 768 063)	(11 950)	2 033 561
Fee and commission income	226 576	182 238	2 051	47 025	(8 465)	(1)	449 424
Other operating income	752	5 999	1 984	27 915	—	(16 996)	19 654
Total income	3 837 636	1 895 159	3 500 379	74 940	(6 776 528)	(28 947)	2 502 639
Interest expenses	(3 090 249)	(1 949 634)	(3 522 773)	—	6 768 063	(26 901)	(1 821 494)
Commission expenses	(3 028)	(24 726)	(1 412)	(16 681)	8 465	1	(37 381)
Other operating expenses	(39 406)	39 689	(11 095)	(683 533)	—	44 722	(649 623)
Total expenses	(3 132 683)	(1 934 671)	(3 535 280)	(700 214)	6 776 528	17 822	(2 508 498)
Segment result	704 953	(39 512)	(34 901)	(625 274)	—	(11 125)	(5 859)
Profit before tax							(5 859)
Benefits (expense) for income tax							1 680
Profit (loss) for the period							(4 179)
Segment assets	14 151 538	3 168 015	2 464 329	2 022 141	—	(428 975)	21 377 048
Segment liabilities	3 325 943	8 162 370	8 028 390	405 854	—	64 259	19 986 816

The line “Adjustments” reflects the difference between the information provided in the consolidated financial statements in accordance with IFRS, and the information provided to management.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

24.                     Segment Information (continued)

Segment information for the main banking activities in the context of contracting segment for 2012 in thousands of dollars U.S.:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
External revenues	225 687	77 328	5 227	8 562	—	(3 623)	313 181
Revenues from other segments	254 557	159 833	432 811	816	(848 017)	—	—
Total income	480 244	237 161	438 038	9 378	(848 017)	(3 623)	313 181

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

24.                     Segment Information (continued)

Information on the nature of income and expenses for reportable segments for the year 2012 in thousands of dollars U.S.:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
Interest income	451 795	213 605	437 534	—	(846 958)	(1 496)	254 480
Fee and commission income	28 354	22 805	257	5 885	(1 059)	(1)	56 241
Other operating income	94	751	248	3 493	—	(2 126)	2 460
Total income	480 243	237 161	438 039	9 378	(848 017)	(3 623)	313 181
Interest expenses	(386 715)	(243 978)	(440 841)	—	846 958	(3 366)	(227 942)
Commission expenses	(379)	(3 094)	(177)	(2 087)	1 059	—	(4 678)
Other operating expenses	(4 931)	4 967	(1 388)	(85 538)	—	5 596	(81 294)
Total expenses	(392 025)	(242 105)	(442 406)	(87 625)	848 017	2 230	(313 914)
Segment result	88 218	(4 944)	(4 367)	(78 247)	—	(1 393)	(733)
Profit before tax							(733)
Benefits (expense) for income tax							210
Profit (loss) for the period							(523)
Segment assets	1 770 491	396 349	308 311	252 989	—	(53 667)	2 674 473
Segment liabilities	416 107	1 021 190	1 004 428	50 776	—	8 036	2 500 537

The line “Adjustments” reflects the difference between the information provided in the consolidated financial statements in accordance with IFRS, and the information provided to management.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

24.       Segment Information (continued)

Segment information for the main banking activities in the context of contracting segment for 2011:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
External revenues	1 874 286	613 562	63 023	67 236	—	(59 348)	2 558 759
Revenues from other segments	2 435 972	889 747	3 388 928	9 219	(6 723 866)	—	—
Total income	4 310 258	1 503 309	3 451 951	76 455	(6 723 866)	(59 348)	2 558 759

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

24.       Segment Information (continued)

Information on the nature of income and expenses for reportable segments for the year 2011:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
Interest income	4 050 598	1 343 419	3 427 393	—	(6 712 758)	(8 407)	2 100 245
Fee and commission income	184 449	156 413	2 580	54 019	(11 108)	—	386 353
Other operating income	75 211	3 477	21 978	22 436	—	(50 941)	72 161
Total income	4 310 258	1 503 309	3 451 951	76 455	(6 723 866)	(59 348)	2 558 759
Interest expenses	(3 399 300)	(1 309 848)	(3 729 610)	—	6 712 758	37 614	(1 688 386)
Commission expenses	(4 116)	(14 449)	(2 128)	(19 582)	11 108	—	(29 167)
Other operating expenses	(54 408)	(109 131)	(11 771)	(767 458)	—	(430 427)	(1 373 195)
Total expenses	(3 457 824)	(1 433 428)	(3 743 509)	(787 040)	6 723 866	(392 813)	(3 090 748)
Segment result	852 434	69 881	(291 558)	(710 585)	—	(452 161)	(531 989)
Profit before tax							(531 989)
Benefits (expense) for income tax							551 566
Profit (loss) for the period							19 577

Segment assets	14 041 143	3 496 887	2 499 860	1 870 927	—	(1 473 837)	20 434 980
Segment liabilities	4 244 424	7 011 307	8 003 583	957 672	—	(1 075 469)	19 141 517

The line “Adjustments” reflects the difference between the information provided in the consolidated financial statements in accordance with IFRS, and the information provided to management.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

24.       Segment Information (continued)

Segment information for the main banking activities in the context of contracting segment for 2011 in thousands of dollars U.S.:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
External revenues	235 240	77 007	7 910	8 439	—	(7 449)	321 147
Revenues from other segments	305 736	111 671	425 341	1 157	(843 905)	—	—
Total income	540 976	188 678	433 251	9 596	(843 905)	(7 449)	321 147

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

24.       Segment Information (continued)

Information on the nature of income and expenses for reportable segments for the year 2011 in thousands of dollars U.S.:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
Interest income	508 386	168 611	430 168	—	(842 511)	(1 054)	263 600
Fee and commission income	23 150	19 631	324	6 780	(1 394)	—	48 491
Other operating income	9 440	436	2 758	2 816	—	(6 394)	9 056
Total income	540 976	188 678	433 250	9 596	(843 905)	(7 448)	321 147
Interest expenses	(426 642)	(164 398)	(468 099)	—	842 511	4 721	(211 907)
Commission expenses	(517)	(1 813)	(267)	(2 458)	1 394	—	(3 661)
Other operating expenses	(6 829)	(13 697)	(1 477)	(96 323)	—	(54 020)	(172 346)
Total expenses	(433 988)	(179 908)	(469 843)	(98 781)	843 905	(49 299)	(387 914)
Segment result	106 988	8 770	(36 593)	(89 185)	—	(56 747)	(66 767)
Profit before tax							(66 767)
Benefits (expense) for income tax							69 244
Profit (loss) for the period							2 477
Segment assets	1 757 385	437 669	312 881	234 164	—	(184 466)	2 557 633
Segment liabilities	531 231	877 532	1 001 725	119 862	—	(134 605)	2 395 745

The line “Adjustments” reflects the difference between the information provided in the consolidated financial statements in accordance with IFRS, and the information provided to management.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management

Management of risk is fundamental to the business of banking and is an essential element of operations. The major risks faced by the Bank are those related to credit exposures, market and liquidity risks.

This note presents information about the exposure to each of these risks, the objectives, policies and processes for measuring and managing risk, and the management of capital.

Risk management framework

The risk management policies aim to identify, analyse and manage the risks faced by the Bank, to set appropriate risk limits and controls, and to continuously monitor risk levels and adherence to limits. The operational risk management functions are aimed at developing and ensuring proper functioning of internal processes and procedures that minimise the exposure to internal and external risk factors. The risks are managed in an integrated manner and are evaluated in terms of the policy of the Bank, which is reviewed and approved by the Management Board. Risk limits are established for credit, market and liquidity risks and the level of exposure is then maintained within these limits.

Risk management policies, monitoring and control are conducted by a number of specialised divisions and units within the Risk Management Department (RMD) under the supervision of the Asset and Liability Management Committee (ALCO) and the Head Office Credit Committee. ALCO and the Head Office Credit Committee are supervised by the Supervisory Council and the Management Board.

The Supervisory Council has the highest degree of authority with respect to risk management, and is empowered through the Charter to approve any transactions on behalf of the Bank, including those that are outside of the scope of the authority of the Management Board and other governing bodies. The Supervisory Council determines the overall risk management strategy. The Board is directly responsible for its implementation.

The Board is generally responsible for the activities of the Bank, including those relating to risk management. The Board delegates its powers with respect to the overall asset, liability and risk management to ALCO.

The ALCO consists of representatives of senior management and Bank’s departments and is chaired by the Chairman of the Management Board. The ALCO sits at least once every month or more frequently if required. The ALCO is responsible for the control and management of the asset and liability structure. It also sets interest rates and maturity limits and compares key performance indicators with those of competitors. In addition, the ALCO is responsible for managing risks and monitoring compliance with the limits it has set, reviewing reports on liquidity, interest and foreign exchange risk, establishing the methodology for carrying out risk assessment and setting limits and standards with the aim of balancing the level of risks and profitability.

The Credit Committees comprise the Head Office Credit Committee, the Branch Credit Commissions, the Head Office Mezzanine Corporate and Retail Credit Committees. The Head Office Credit Committee is chaired by the Chairman of the Management Board and also comprises the vice chairmen and director of Legal Department.

The Credit Committees are responsible for approving loans, implementing the lending strategy, coordinating the activities of the departments and sub-committees and forming a balanced and diversified loan portfolio. Approval from the relevant Credit Committee is required to grant loans, make provisions and recover debt (including signing loan agreements and bringing claims or legal proceedings). The Head Office Credit Committee meets twice per week, while the Branch Credit Commissions, Head Office Mezzanine Corporate and Retail Credit Committees and Microfinance Credit Committees meet twice per week or more frequently if necessary. Branch Credit Commissions report directly to the Head Office Credit Committee.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Each branch has its own Branch Credit Commission, which has a similar structure to the Head Office Credit Committee and consists of no fewer than five members. The Branch Credit Commissions are subject to limits on certain operations. The limits are revised by the Head Office Credit Committee at least once per quarter. A branch is required to refer lending decisions to the Head Office if the amount of the proposed loan exceeds its maximum lending authority.

The RMD assists the ALCO and the various Credit Committees in discharging their functions. Its functions include evaluating and analysing financial risks, monitoring compliance with limits, and making recommendations with regard to balancing levels of risk and profitability, based on overall levels of risk and risks associated with particular business areas and banking products. The RMD consists of Market and Operational Risk Management Department, Department of Control and Risk Monitoring. In addition, the organizational structure of the Bank includes the Department of Retail Risks.

The RMD evaluates risks using procedures and methodologies approved by the Management Board. The risk identification occurs on ongoing basis through investigation of business results and operational activity. For risks assessment and monitoring the RMD uses information on parameters of assets and liabilities (including interest rates, amounts, maturities etc.) obtained from different sources including Internal Audit Function, Accounting Department, Security Department, Legal Department etc. The RMD controls risks by setting limits on transactions (by amounts, maturities, etc.).

The RMD supports the Credit Committees and Commissions by establishing quality ratings required for particular loan transactions, making recommendations for setting and changing lending decision-making authority and monitoring the quality of all ongoing loan transactions. Based on information provided in the loan applications from the Corporate Banking and Retail Banking Departments and the branches (for amounts exceeding their lending limits) and information concerning customers’ competence, reputation and historical repayments record from the Legal Department, Security Department and back office, respectively, the RMD determines customers’ creditworthiness and provides its conclusions to the Credit Committees, together with the results of its monitoring of loans and its recommendations as to setting or changing lending limits. It also determines the appropriate level of impairment provisions.

The principal categories of risks to which the Bank is exposed through its operations and the way the Bank manages these risks are described below.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Credit risk

Credit risk is the risk of a financial loss to the Bank if a customer or counterparty fails to meet its contractual obligations, and arises principally from loans and advances to customers and other banks and investment securities. For risk management reporting purposes, the Bank considers and consolidates all elements of credit risk exposure (such as individual customer and counterparty default risk, country, and industry risk).

The Bank manages its credit risk by establishing internal policies aimed at maximising risk-adjusted profit by maintaining credit risk exposure within accepted parameters, by setting, monitoring and reviewing credit ratings, by setting and authorising lending limits and by actively monitoring the performance of its customers. The Bank deals with counterparties of good credit standing and, when appropriate, obtains collateral. The credit policy is reviewed and approved by its Management Board and Supervisory Council.

The RMD determines levels of overall risk exposure by reference to customers and products. The Credit Risk Sub-Department regularly evaluates customers’ creditworthiness and business performance.

Loans and advances

In evaluating the risks associated with a particular borrower, the Bank takes into account the borrower’s business and factors such as the quality of its management, its main business activities, its geographic location, suppliers, customers, other indebtedness, financial stability, turnover, the liquidity of the proposed collateral and whether it is sufficient in view of the credit risk, their credit history with the Bank and other financial institutions and the risk involved in lending to a particular borrower, using a rating scale. A lack of credit history with the Bank or lack of credit history in general is not an absolute bar to granting a loan, provided the Bank receives sufficient information to assess the borrower’s business and financial condition. However, when the Bank lends to a borrower with no credit history, it sets conditions such as a requirement to transfer a certain part of the customer operations to the Bank for a certain period and charging a higher interest rate, or requiring additional collateral. The Bank also considers the weighted average credit risk associated with the industry in which the borrower operates.

The Bank has developed an internal credit rating system whereby each borrower is assigned ratings based on (i) financial and operational ratios, (ii) financial position, (iii) market position and management effectiveness and (iv) the quality of the collateral. The Department of Financial Engineering and Corporate Lending and branch Credit Departments, as appropriate, compute and assign a rating for the borrower. In making its credit decisions with regard to loans to banks, the Bank uses a rating scale based on the international rating, if any, and financial statements audited by recognised auditors, allocating various credit ratings to the borrowers. The Bank evaluates the borrower’s financial statements, credit history, and cash flows in order to determine the expected risk of default for such borrower and also monitors the weighted average credit risk of potential borrowers on a portfolio basis and by industry sector.

The borrower’s financial standing is subject to continual monitoring and review on a quarterly basis or as the business may require.

The Bank structures the levels of credit risk it undertakes by placing separate limits on the amount of risk accepted in relation to each borrower and each category of borrowers within a particular industry or geographical region. Such risks are monitored and reviewed regularly (at least once per month). Lending limits for individual borrowers and any changes to those limits are set by the Head Office Credit Committee.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Credit limits include limits on the amount and repayment schedule for each loan agreement and restrictions on the purpose of the loan and are updated on each loan approval. The Bank monitors operations with its customers on a regular basis (generally, once per month) and notifies the Head Office Credit Committee periodically, or in the event of any change in a customer’s circumstances. The Bank either confirms existing limits or contacts the customer if it is necessary to review the terms of the loan.

When structuring loans to corporate customers, the Bank follows certain basic principles. It sets out repayment schedules and adapts them so as to take into account any seasonality in the borrower’s business and, where applicable, also obtains guarantees from affiliates of the borrower, enters into collateral agreements to secure related loans, prescribes the borrower’s own equity contribution for project financing transactions and requires cash flows from the financed project or counter-parties to be directed to the current accounts opened with the Bank. In the case of loans to retail customers, the Bank typically takes collateral to secure such loans. When taking security, the Bank gives preference to the most liquid form of collateral.

Once a loan is classified as an impaired, this loan is transferred from the relevant credit unit to a specialised bank unit dealing with recovery of problem loans, the Problem Loans Unit of the RMD. The Problem Loans Unit coordinates the work of branches on the recovery of problem loans and also undertakes its own actions on the recovery of the loans.

The basic means of problem loan recovery include foreclosure on the pledged property, recovery of funds from the debtor or guarantor and initiation of bankruptcy procedures on the debtor.

Interbank operations

Credit risk of inter-bank operations mainly arises as a result of unsecured exposures to counterparties, albeit such exposures typically have relatively short-term maturities (which generally range from several hours up to two weeks, with an average duration of between seven and nine days). The Bank sets separate limits for counterparty banks based on its evaluation of their financial condition and on any available non-financial information (such as information on the counterparty’s shareholders, customers, quality of management, market position, concentration of activity and growth rate). The Head Office Credit Committee is responsible for approving and changing the limits for each category of counterparty banks on a monthly basis. If the RMD determines that the financial performance of a counterparty bank has deteriorated or is likely to deteriorate, the RMD suspends the credit limit and notifies management and the respective departments accordingly.

Investments business

Applications for investments in corporate securities are analysed by the RMD who assesses the level of credit risk, reputation risk, market risk of issuer and issue, respectively. The Bank monitors the financial performance of issuers and companies and the market for their debt and equity securities. Department of securities is responsible for investment decisions and implementing transactions within limits set by the Head Office Credit Committee.

Maximum exposure to credit risk

The maximum exposure to on balance sheet credit risk is generally reflected in the carrying amounts of financial assets on the statement of financial position. The Bank is exposed to off-balance sheet credit risk through commitments to extend credit and guarantees issued. The credit risk for off-balance sheet financial instruments is defined as the possibility of sustaining a loss as a result of another party to a financial instrument failing to perform in accordance with the terms of the contract. The Bank uses the same procedures and methodologies, as defined in the policy for approving credit related commitments (undrawn loan commitments, letter of credit and guarantees) as it does for on balance sheet credit obligations (loans).

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

As of 31 December 2012 the Bank’s credit risk includes:

	Notes	The maximum amount of exposure 2012	The maximum amount of exposure 2011
UAH’000
Cash and cash equivalents (excluding funds on hand)	3	1 016 789	1 104 238
Amounts due from credit institutions	4	289 079	271 120
Derivatives	5	265 066	852
Loans to customers	6	18 202 639	17 307 247
Financial investment	7	757 999	844 704
Other assets	10	93 075	209 528
Credit actual and potential liabilities	23	2 956 076	2 541 364
The total loan risk		23 580 723	22 279 053
USD’000
Cash and cash equivalents (excluding funds on hand)	3	127 210	138 206
Amounts due from credit institutions	4	36 167	33 933
Derivatives	5	33 162	107
Loans to customers	6	2 277 323	2 166 168
Financial investment	7	94 833	105 723
Other assets	10	11 645	26 224
Credit actual and potential liabilities	23	369 832	318 074
The total loan risk		2 950 172	2 788 435

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Analysis of credit quality of loans in 2012:

31 December 2012 UAH’000	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
Neither past due nor impaired	9 969 125	394 609	576 129	—	10 939 863
Past due but not impared	1 055 340	1 188 958	7 517	—	2 251 815
Individualy impaired	5 778 856	791 007	427 966	309 324	7 307 153
Total before impairment	16 803 321	2 374 574	1 011 612	309 324	20 498 831
Provision for impairment	(1 434 219)	(655 813)	(121 553)	(84 607)	(2 296 192)
Total	15 369 102	1 718 761	890 059	224 717	18 202 639

31 December 2012 USD’000	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
Neither past due nor impaired	1 247 232	49 369	72 079	—	1 368 680
Past due but not impared	132 033	148 750	940	—	281 723
Individualy impaired	722 989	98 963	53 544	38 699	914 195
Total before impairment	2 102 254	297 082	126 563	38 699	2 564 598
Provision for impairment	(179 438)	(82 048)	(15 203)	(10 586)	(287 275)
Total	1 922 816	215 034	111 360	28 113	2 277 323

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Analysis of credit quality of loans in 2011:

31 December 2011 UAH’000	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
Neither past due nor impaired	9 739 955	200 194	637 855	—	10 578 004
Past due but not impared	1 187 631	1 661 291	10 351	—	2 859 273
Individualy impaired	4 789 229	740 534	464 716	169 789	6 164 268
Total before impairment	15 716 815	2 602 019	1 112 922	169 789	19 601 545
Provision for impairment	(1 253 080)	(700 887)	(275 634)	(64 697)	(2 294 298)
Total	14 463 735	1 901 132	837 288	105 092	17 307 247

31 December 2011 USD’000	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
Neither past due nor impaired	1 219 048	25 057	79 834	—	1 323 939
Past due but not impared	148 643	207 927	1 295	—	357 865
Individualy impaired	599 418	92 685	58 163	21 251	771 517
Total before impairment	1 967 109	325 669	139 292	21 251	2 453 321
Provision for impairment	(156 835)	(87 723)	(34 498)	(8 097)	(287 153)
Total	1 810 274	237 946	104 794	13 154	2 166 168

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Analysis of non-performing loans, the utility of which is not diminished by age, has passed from the date of default of payment by category of financial assets:

2012 UAH’000	Up to 30 days	From 31 to 60 days	More than 60 days	Total
Loans to business entities	8 174	4 826	1 042 340	1 055 340
Individuals	41 895	44 460	1 110 120	1 196 475
Total	50 069	49 286	2 152 460	2 251 815
The fair value of collateral for non-performing loans				2 214 043

2012 USD’000	Up to 30 days	From 31 to 60 days	More than 60 days	Total
Loans to business entities	1 023	604	130 406	132 033
Individuals	5 241	5 562	138 887	149 690
Total	6 264	6 166	269 293	281 723
The fair value of collateral for non-performing loans				276 998

2011 UAH’000	Up to 30 days	From 31 to 60 days	More than 60 days	Total
Loans to business entities	18 422	5 563	1 163 646	1 187 631
Individuals	50 664	33 796	1 587 182	1 671 642
Total	69 086	39 359	2 750 828	2 859 273
The fair value of collateral for non-performing loans				2 353 191

2011 USD’000	Up to 30 days	From 31 to 60 days	More than 60 days	Total
Loans to business entities	2 306	696	145 641	148 643
Individuals	6 341	4 230	198 651	209 222
Total	8 647	4 926	344 292	357 865
The fair value of collateral for non-performing loans				294 524

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Geographic concentration

Geographical concentration of assets and liabilities for 2012:

UAH’000	Ukraine	Countries — OECD	Other countries	Total
Assets:
Cash and cash equivalents	753 105	618 459	16 241	1 387 805
Banking metals	30 109	—	—	30 109
Amounts due from credit institutions	265 598	—	23 481	289 079
Derivative financial instruments.	—	262 744	2 322	265 066
Loans to customers	18 088 563	—	114 076	18 202 639
Financial investment	643 941	114 058		757 999
Investment property	139 501	—	—	139 501
Tangible and intangible assets	124 589	—	—	124 589
Current tax assets	1 723	—	—	1 723
Deferred tax assets	85 463	—	—	85 463
Other assets	93 075	—	—	93 075
	20 225 667	995 261	156 120	21 377 048
Liabilities:
Due to credit institutions	5 484 695	273 882	141	5 758 718
Derivatives	—	192 690	337	193 027
Due to customers	12 116 775	181 032	15 668	12 313 475
Debt securities issued	—	—	640 252	640 252
Subordinated debt	86 980	879 416	56 710	1 023 106
Other liabilities	58 238	—	—	58 238
	17 746 688	1 527 020	713 108	19 986 816
Net balance position	2 478 979	(531 759)	(556 988)	1 390 232
Credit related commitments	2 834 554	—	—	2 834 554

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Geographical concentration of assets and liabilities for 2012:

UAH’000	Ukraine	Countries — OECD	Other countries	Total
Assets:
Cash and cash equivalents	94 221	77 375	2 032	173 628
Banking metals	3 767	—	—	3 767
Amounts due from credit institutions	33 229	—	2 938	36 167
Derivative financial instruments.	—	32 871	291	33 162
Loans to customers	2 263 051	—	14 272	2 277 323
Financial investment	80 563	14 270	—	94 833
Investment property	17 453	—	—	17 453
Tangible and intangible assets	15 587	—	—	15 587
Current tax assets	216	—	—	216
Deferred tax assets	10 692	—	—	10 692
Other assets	11 645	—	—	11 645
	2 530 424	124 516	19 533	2 674 473
Liabilities:
Due to credit institutions	686 187	34 265	18	720 470
Derivatives	—	24 108	42	24 150
Due to customers	1 515 923	22 649	1 960	1 540 532
Debt securities issued	—	—	80 102	80 102
Subordinated debt	10 882	110 023	7 095	128 000
Other liabilities	7 283	—	—	7 283
	2 220 275	191 045	89 217	2 500 537
Net balance position	310 149	(66 529)	(69 684)	173 936
Credit related commitments	354 629	—	—	354 629

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Geographical concentration of assets and liabilities for 2011:

UAH’000	Ukraine	Countries — OECD	Other countries	Total
Assets:
Cash and cash equivalents	729 029	782 152	47 895	1 559 076
Banking metals	24 620	—	—	24 620
Amounts due from credit institutions	251 945	—	19 175	271 120
Derivative financial instruments.	852	—	—	852
Loans to customers	17 209 609	2 075	95 563	17 307 247
Financial investment	730 886	113 818	—	844 704
Tangible and intangible assets	126 727	—	—	126 727
Current tax assets	6 780	—	—	6 780
Deferred tax assets	84 326	—	—	84 326
Other assets	158 606	50 913	9	209 528
	19 323 380	948 958	162 642	20 434 980
Liabilities:
Due to credit institutions	5 510 244	1 154 667	352	6 665 263
Derivatives	3 548	—	—	3 548
Due to customers	10 571 842	190 008	17 619	10 779 469
Debt securities issued	—	—	650 505	650 505
Subordinated debt	52 658	879 025	58 641	990 324
Other liabilities	52 408	—	—	52 408
	16 190 700	2 223 700	727 117	19 141 517
Net balance position	3 132 680	(1 274 742)	(564 475)	1 293 463
Credit related commitments	2 427 846	—	4	2 427 850

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Geographical concentration of assets and liabilities for 2011:

USD’000	Ukraine	Countries — OECD	Other countries	Total
Assets:
Cash and cash equivalents	91 245	97 894	5 994	195 133
Banking metals	3 081	—	—	3 081
Amounts due from credit institutions	31 533	—	2 400	33 933
Derivative financial instruments.	107	—	—	107
Loans to customers	2 153 947	260	11 961	2 166 168
Financial investment	91 477	14 246	—	105 723
Tangible and intangible assets	15 861	—	—	15 861
Current tax assets	849	—	—	849
Deferred tax assets	10 554	—	—	10 554
Other assets	19 851	6 372	1	26 224
	2 418 505	118 772	20 356	2 557 633
Liabilities:
Due to credit institutions	689 660	144 518	43	834 221
Derivatives	444	—	—	444
Due to customers	1 323 167	23 781	2 206	1 349 154
Debt securities issued	—	—	81 417	81 417
Subordinated debt	6 591	110 018	7 339	123 948
Other liabilities	6 561	—	—	6 561
	2 026 423	278 317	91 005	2 395 745
Net balance position	392 082	(159 545)	(70 649)	161 888
Credit related commitments	303 868	—	1	303 869

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Liquidity risk

Liquidity risk is the risk of insolvency of the Bank to meet its payment obligations when they fall due in the ordinary course of business and under unforeseen circumstances.

The maturities of assets and liabilities and the ability to replace, at an acceptable cost, interest-bearing liabilities as they mature, are important factors in assessing the liquidity of the Bank and the risks associated with changes in interest rates and exchange rates.

Liquidity risk arises in the general funding of activities and in the management of positions. It includes both the risk of being unable to fund assets at appropriate maturities and rates and the risk of being unable to liquidate an asset at a reasonable price and in an appropriate time frame.

The process of managing liquidity risk is continuous. The RMD carries out monitoring of short-term exposure to liquidity risk. Senior management receives reports and the ALCO performs a review of liquidity risk management.

The Bank tries to minimize liquidity risk by reducing the liquidity gaps, matching the maturities of assets and liabilities, diversification of assets and liabilities, cash flow planning and adequate levels of liquidity by investing a significant part of the funds in liquid assets and maintain open limits on loans from other banks.

The Board sets limits on the minimum amount of cash to be paid to ensure to withdrawal from deposit accounts and the minimum amount of inter-bank and other loans, which are necessary to cover the withdrawal on demand in unexpected amounts.

The Bank assesses liquidity risk based on a gap analysis, that is, an analysis of the difference between assets and liabilities with the same maturity. The amounts of such unmatched positions in assets and liabilities having the same maturity are used to calculate the cumulative gap.

The risks associated with the concentration of loans and deposits require continuous monitoring. Management acknowledges the risks associated with possible high concentrations of assets and liabilities and seeks to match maturities of corporate loans and deposits, which management views as a means of managing liquidity and interest rate risk. The Bank has access to a diverse funding base, including deposits, subordinated liabilities and share capital, which enhances funding flexibility, limits dependence on any one source of funds and generally lowers the cost of funds. The Bank also holds a portfolio of liquid assets as part of its liquidity risk management. The use of a combination of instruments to manage liquidity risks enables the Bank to use its lending resources and maintain liquidity levels more effectively.

To maintain its short-term liquidity, the Bank takes short-term deposits and subordinated debts, sells foreign currency, securities and precious metals. To maintain its long-term liquidity, the Bank takes medium and long-term deposits, long-term subordinated debts, sells assets such as securities, regulates its interest rate policy and strives to reduce expenses.

The Bank assesses and manages liquidity on a standalone basis, based on certain liquidity ratios established by the NBU.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

As of 31December, these standards were the following (calculated on the basis of financial statements prepared in accordance with UA GAAP):

	2012 г., %	Minimum requirements,%
H4 “Instant liquidity” (funds to be received or implemented in a single day / liabilities that are repayable on demand)	79,40	20,00
H5 “Current liquidity” (assets receivable or sale within 30 days / obligations that are repaid within 30 days)	54,47	40,00
H6 ‘short-term liquidity ratio “(assets receivable within 1 year / total equity and liabilities due within one year)	90,96	60,00

Analysis of liabilities grouped on the basis of the terms of the balance sheet date to the maturity date under the relevant

The following tables reflect the type and maturity of liabilities of the Bank as at 31 December 2012 based on contractual undiscounted obligations to pay money. Obligations payable on demand, be deemed to be payable at the earliest possible date. However, the Bank expects that many customers will not request payment on the earliest possible date that the Bank should undertake a pay and the table does not reflect the expected cash flows indicated by the Bank on the basis of information about the requirements of the payment of contributions for previous periods.

Analysis of liabilities grouped on the basis of the terms of the balance sheet date to the maturity date for 2012:

UAH’000	Up to 3 months	From 3 months to 1 year	From 1 to 5 years	More than 5 years	Total
Liabilities:
Due to credit institutions	282 197	1 422 913	4 053 556	52	5 758 718
Derivatives	193 027	—	—	—	193 027
Due to customers	6 994 145	4 898 965	398 609	21 756	12 313 475
Debt securities issued	—	—	640 252	—	640 252
Subordinated debt	—	—	862 652	160 454	1 023 106
Other liabilities	57 680	487	70	1	58 238
	7 527 049	6 322 365	5 955 139	182 263	19 986 816

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Analysis of liabilities grouped on the basis of the terms of the balance sheet date to the maturity date for 2012:

USD’000	Up to 3 months	From 3 months to 1 year	From 1 to 5 years	More than 5 years	Total
Liabilities:
Due to credit institutions	35 306	178 020	507 137	7	720 470
Derivatives	24 150	—	—	—	24 150
Due to customers	875 033	612 907	49 870	2 722	1 540 532
Debt securities issued	—	—	80 102	—	80 102
Subordinated debt	—	—	107 926	20 074	128 000
Other liabilities	7 213	61	9	—	7 283
	941 702	790 988	745 044	22 803	2 500 537

Analysis of liabilities grouped on the basis of the terms of the balance sheet date to the maturity date for 2011:

UAH’000	Up to 3 months	From 3 months to 1 year	From 1 to 5 years	More than 5 years	Total
Liabilities:
Due to credit institutions	165 769	132 479	1 775 072	4 591 943	6 665 263
Derivatives	3 548	—	—	—	3 548
Due to customers	3 910 089	5 075 559	1 757 928	35 893	10 779 469
Debt securities issued	—	—	650 505	—	650 505
Subordinated debt	—	—	—	990 324	990 324
Other liabilities	39 294	261	30	12 823	52 408
	4 118 700	5 208 299	4 183 535	5 630 983	19 141 517

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Analysis of liabilities grouped on the basis of the terms of the balance sheet date to the maturity date for 2011:

USD’000	Up to 3 months	From 3 months to 1 year	From 1 to 5 years	More than 5 years	Total
Liabilities:
Due to credit institutions	20 748	16 581	222 167	574 725	834 221
Derivatives	444	—	—	—	444
Due to customers	489 385	635 255	220 022	4 492	1 349 154
Debt securities issued	—	—	81 417	—	81 417
Subordinated debt	—	—	—	123 948	123 948
Other liabilities	4 915	33	4	1 609	6 561
	515 492	651 869	523 610	704 774	2 395 745

Market risk

Market risk is the risk that changes in the market indicators, such as interest rates, securities quotations, foreign exchange rates and credit spreads (not relating to changes in the obligor’s/issuer’s credit standing) will affect income or the value of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return on risk.

The Bank separates its exposure to market risk between trading and non-trading portfolios.

Trading portfolios are mainly held by the treasury unit, and include positions arising from market making and proprietary position taking, together with financial assets and liabilities that are managed on a fair value basis.

Overall authority for market risk is vested in ALCO. The RMD is responsible for the development of detailed risk management policies (subject to review and approval by ALCO) and for the day-to-day review of their implementation.

Foreign exchange rate risk

The exchange rate risk is the risk of losses resulting from adverse movements in foreign currency exchange rates. The exchange rate risk results from the Bank having open positions in different currencies. Such positions are calculated as differences between assets and liabilities in the same currencies as at the reporting date.

The Bank evaluates, monitors and sets limits for long and short foreign exchange positions. The Bank has to comply with all applicable NBU requirements in addition to using its own methods for evaluating the exchange rate risk. The policy with regard to open foreign currency positions is restricted to certain thresholds under the Ukrainian law and is monitored by the NBU on a daily basis.

The ALCO sets limits on the level of exposure by currencies and by departments. Such limits are reviewed in the event of volatility in foreign exchange rates. The ALCO may amend limits based on recommendations by the RMD. The Bank monitors compliance with such limits daily. Reports on changes in currency positions are provided to management on a weekly and a monthly basis.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Exposure to currency risk:

	2012 - UAH’000			2011 - UAH’000
Currency	Monetary assets	Monetary liabilities	Net Position	Monetary assets	Monetary liabilities	Net Position
The U.S. dollar	10 612 713	10 586 105	26 608	10 254 313	10 363 628	(109 315)
EUR	1 824 691	1 826 259	(1 568)	1 923 441	1 920 056	3 385
British Pound	222 756	217 288	5 468	217 965	212 548	5 417
Others	432 739	406 444	26 295	477 795	452 692	25 103
Total	13 092 899	13 036 096	56 803	12 873 514	12 948 924	(75 410)

Exposure to currency risk:

	2012 - USD’000			2011 - USD’000
Currency	Monetary assets	Monetary liabilities	Net Position	Monetary assets	Monetary liabilities	Net Position
The U.S. dollar	1 327 751	1 324 422	3 329	1 283 425	1 297 107	(13 682)
EUR	228 286	228 482	(196)	240 737	240 313	424
British Pound	27 869	27 185	684	27 280	26 602	678
Others	54 140	50 850	3 290	59 801	56 659	3 142
Total	1 638 046	1 630 939	7 107	1 611 243	1 620 681	(9 438)

The following tables provide the currency, changes in currency rate which the Bank is exposed to significant risk as at 31 December 2012, taking into account the non-trading monetary assets and liabilities and projected cash flows.

The main aim of analysis is to identify the impact of potential changes in exchange rates of foreign currencies against the local currency, with the same values of all the other variables of the profit and loss account (due to non-trading monetary assets and liabilities for which fair value is sensitive to changes in exchange rates). The impact on equity is not different from the effect on the profit and loss account.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Shown in the table negative value reflects a potential net reduction in the income statement or equity, while a positive value reflects a net potential increase.

Currency	Exchange rate changes in 2012, UAH’000	Impact on the result before tax in 2012, UAH’000	Exchange rate changes in 2011, UAH’000	Impact on the result before tax in 2011, UAH’000
U.S. Dollar - 10% strengthening	2 661	2 661	(10 932)	(10 932)
U.S. Dollar - the weakening of 10%	(2 661)	(2 661)	10 932	10 932
EUR - 10% strengthening	(157)	(157)	339	339
EUR - the weakening of 10%	157	157	(339)	(339)
Pound Sterling - strengthening 10%	547	547	542	542
Pound Sterling - the weakening of 10%	(547)	(547)	(542)	(542)
Other currencies - strengthening 10%	2 630	2 630	2 510	2 510
Other currencies - the weakening of 10%	(2 630)	(2 630)	(2 510)	(2 510)

Currency	Exchange rate changes in 2012, USD’000	Impact on the result before tax in 2012, USD’000	Exchange rate changes in 2011, USD’000	Impact on the result before tax in 2011, USD’000
U.S. Dollar - 10% strengthening	333	333	(1 368)	(1 368)
U.S. Dollar - the weakening of 10%	(333)	(333)	1 368	1 368
EUR - 10% strengthening	(20)	(20)	42	42
EUR - the weakening of 10%	20	20	(42)	(42)
Pound Sterling - strengthening 10%	68	68	68	68
Pound Sterling - the weakening of 10%	(68)	(68)	(68)	(68)
Other currencies - strengthening 10%	329	329	314	314
Other currencies - the weakening of 10%	(329)	(329)	(314)	(314)

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Interest rate risk

Interest rate risk is the risk that movements in interest rates will affect income or the value of its portfolios of financial instruments. The Bank is exposed to interest rate risk, principally as a result of lending at fixed interest rates in amounts and for periods which differ from those of term borrowings at fixed interest rates. Interest margins on assets and liabilities having different maturities may increase as a result of changes in market interest rates.

In the absence of any available hedging instruments, the Bank seeks to match its interest rate positions. The evaluation and analysis of interest rate risk is performed as at the first day of each month and updated as necessary to reflect market changes, for example, a change in benchmark interest rates, market volatility or similar events. The results of such evaluation and analysis are discussed at ALCO meetings. The general analysis of interest rate risk:

Name of line	On demand and less than 1 month	From 1 to 6 months	From 6 to 12 months	More than a year	Non- monetary items	Total
2011 UAH’000
Total assets	4 919 319	1 711 970	5 789 371	8 545 457	(481 137)	20 484 980
Total liabilities	(2 960 572)	(1 158 127)	(5 208 299)	(4 183 535)	(5 630 984)	(19 141 517)
Net break between the% rate on 31.12.2011.	0,70%	1,38%	2,60%	5,50%	—	2,42%
2012 UAH’000
Total assets	3 886 664	2 603 504	6 811 830	5 367 028	2 708 022	21 377 048
Total liabilities	(4 897 507)	(2 629 542)	(6 322 365)	(5 955 139)	(182 263)	(19 986 816)
Net break between the% rate on 31.12.2012.	0,17%	2,71%	3,54%	5,64%	—	4,06%

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Sensitivity analysis for interest rate risk in 2012:

Factor	UAH’000
The gap between sensitive assets and liabilities	(547 416)
Equity	1 390 232
Changes in capital with an increase in interest rates (100 bp)	(5 474)
Rising interest rates (100 bp)	1,00%
Changes in capital at lower interest rates (100 bp)	5 474
Decline in interest rates (100 bp)	-1,00%

The general analysis of interest rate risk:

Name of line	On demand and less than 1 month	From 1 to 6 months	From 6 to 12 months	More than a year	Non- monetary items	Total
2011 USD’000
Total assets	615 700	214 269	724 595	1 063 288	(60 219)	2 557 633
Total liabilities	(370 545)	(144 951)	(651 869)	(523 609)	(704 771)	(2 395 745)
Net break between the% rate on 31.12.2011.	0,70%	1,38%	2,60%	5,50%	—	2,42%
2012 USD’000
Total assets	486 261	325 723	852 224	671 466	338 799	2 674 473
Total liabilities	(612 721)	(328 981)	(790 988)	(745 044)	(22 803)	(2 500 537)
Net break between the% rate on 31.12.2012.	0,17%	2,71%	3,54%	5,64%	—	4,06%

Sensitivity analysis for interest rate risk in 2012:

Factor	USD’000
The gap between sensitive assets and liabilities	(68 487)
Equity	173 936
Changes in capital with an increase in interest rates (100 bp)	(685)
Rising interest rates (100 bp)	1,00%
Changes in capital at lower interest rates (100 bp)	685
Decline in interest rates (100 bp)	-1,00%

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

25.                     Financial risk management (continued)

Monitors interest rates on financial instruments

	2012				2011
Name of line	UAH	USD	EUR	Other currency	UAH	USD	EUR	Other currency
Assets
Cash and cash equivalents	—	—	—	—	—	0,42%	0,01%	2,53%
Amounts due from credit institutions	—	0,10%	0,00%	0,00%	15,52%	0,65%	1,00%	7,00%
Financial investments:
Trading securities	9,50%	—	—	—	8,49%	—	—	—
Securities available-for-sale	5,50%	—	—	—	4,96%	9,00%	—	—
Securities to maturity	—	10,50%	—	—	0,69%	10,38%	—	—
Loans to customers	10,31%	9,21%	8,57%	7,64%	12,42%	11,19%	10,43%	8,12%
Liabilities
Due to credit institutions	7,99%	8,61%	1,09%	0,07%	8,25%	7,16%	1,25%	0,09%
Customer accounts:	17,18%	7,12%	6,76%	4,32%
Current Accounts	2,77%	1,69%	1,09%	0,37%	2,93%	3,54%	0,96%	0,53%
Time deposits	20,79%	7,50%	7,40%	4,73%	16,04%	7,64%	7,38%	4,23%
Debt securities issued	—	10,50%	—	—	—	6,53%	—	—
Subordinated debt	5,90%	8,09%	—	—	5,90%	8,09%	—	—

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

26.                     Fair value of financial instruments

Following disclosure of the fair value of financial instruments at current prices is provided in accordance with IFRS (IAS) 32 “Financial Instruments: Presentation”. Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between knowledgeable, independent parties under normal commercial conditions, other than in a forced or liquidation sale. Due to the lack of an open market for most financial instruments of the Bank there is a need to use a number of assumptions in the evaluation of the current value based on current economic conditions and the specific risks inherent in financial instruments. The following estimations do not necessarily reflect the amount of funds that the Bank could obtain from the market exchange in result of sale all financial instruments of certain kind. The following table summarizes the carrying amounts and fair values of financial assets and liabilities not carried at fair value in the statement of financial position of the Bank.

	Book value 2012 UAH’000	Fair value 2012 UAH’000	Unrecognised gains / (losses) 2012 UAH’000	Book value 2011 UAH’000	Fair value 2011 UAH’000	Unrecognised gains / (losses) 2011 UAH’000
Financial assets
Amounts due from credit institutions	289 079	289 079	—	271 120	271 120	—
Loans to customers	18 202 639	18 012 710	(189 929)	17 307 247	17 307 247	—
Financial liabilities
Due to customers	12 313 475	12 184 994	128 481	10 779 469	10 779 469	—
Debt securities issued	640 252	640 252	—	650 505	650 505	—
Subordinated debt	1 023 106	1 023 106	—	990 324	990 324	—
Total unrecognized change in unrealized fair value			(61 449)			—

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

26.                     Fair value of financial instruments (continued)

	Book value 2012 USD’000	Fair value 2012 USD’000	Unrecognised gains / (losses) 2012 USD’000	Book value 2011 USD’000	Fair value 2011 USD’000	Unrecognised gains / (losses) 2011 USD’000
Financial assets
Amounts due from credit institutions	36 167	36 167	—	33 933	33 933	—
Loans to customers	2 277 323	2 253 561	(23 762)	2 166 168	2 166 168	—
Financial liabilities					—
Due to customers	1 540 532	1 524 458	16 074	1 349 154	1 349 154	—
Debt securities issued	80 102	80 102	—	81 417	81 417	—
Subordinated debt	128 000	128 000	—	123 948	123 948	—
Total unrecognized change in unrealized fair value			(7 688)			—

Fair value hierarchy

IFRS 7 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, unobservable inputs reflect the Bank’s market assumptions.

These two types of inputs resulted in the following fair value hierarchy:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities. This level includes listed equity securities and debt instruments on exchanges and exchanges traded derivatives like futures.

Level 2 — inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

Level 3 — inputs for the asset or liability that are not based on observable market data (unobservable inputs).

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

26.                     Fair value of financial instruments (continued)

Above said hierarchy requires the use of visible market data, if any are in place. Where it is possible, the Bank takes into account corresponding visible market prices when estimating the fair value of financial instruments.

The estimated fair value approximates the value for which financial instruments could be exchanged between knowledgeable, willing parties on compatible market. However, due to the uncertainty and the use of subjective judgments, the fair value can not be interpreted as the one which can be realized in an immediate sale of assets or settlement of liabilities.

Financial instruments measured by fair value and according to hierarchy levels are below specified:

	Level 1	Level 2	Total
2012 UAH’000
Financial assets
Trade securities:	627 476	—	627 476
Derivative financial assets	—	265 066	265 066
Derivative financial liabilities	—	(193 027)	(193 027)
	627 476	72 039	699 515
2012 USD’000
Financial assets
Trade securities:	78 503	—	78 503
Derivative financial assets	—	33 162	33 162
Derivative financial liabilities	—	(24 150)	(24 150)
	78 503	9 012	87 515

	Level 1	Level 2	Total
2011 UAH’000
Financial assets
Trade securities:	625 572	—	625 572
Derivative financial assets	—	852	852
Derivative financial liabilities	—	(3 548)	(3 548)
	625 572	(2 696)	622 876
2011 USD’000
Financial assets
Trade securities:	78 296	—	78 296
Derivative financial assets	—	107	107
Derivative financial liabilities	—	(444)	(444)
	78 296	(337)	77 959

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

27.                     Analysis of assets and liabilities by maturity

The following table shows an analysis of assets and liabilities for the expected date of recovery or settlement as at 31.12.2012:

UAH’000	On demand and up to one month	From one to three months	From three months to one year	From one year to five years	More than five years	Total
Assets
Cash and cash equivalents	1 387 805	—	—	—	—	1 387 805
Banking metals	30 109	—	—	—	—	30 109
Amounts due from credit institutions	289 079	—	—	—	—	289 079
Derivative financial instruments	265 066	—	—	—	—	265 066
Loans to customers	1 002 058	2 603 504	6 667 738	5 221 324	2 708 015	18 202 639
Financial investments	643 553	—	—	114 446	—	757 999
Investment property	—	—	139 501	—	—	139 501
Fixed assets and intangible assets	93 151	—	175	31 256	7	124 589
Current tax assets	1 723	—	—	—	—	1 723
Deferred tax assets	85 463	—	—	—	—	85 463
Other assets	88 657	—	4 416	2	—	93 075
Total assets	3 886 664	2 603 504	6 811 830	5 367 028	2 708 022	21 377 048
Liabilities
Due to credit institutions	149 764	132 433	1 422 913	4 053 556	52	5 758 718
Derivative financial instruments	193 027	—	—	—	—	193 027
Due to customers	4 497 100	2 497 045	4 898 965	398 609	21 756	12 313 475
Debt securities issued	—	—	—	640 252	—	640 252
Subordinated debt	—	—	—	862 652	160 454	1 023 106
Other commitments	57 616	64	487	70	1	58 238
Total liabilities	4 897 507	2 629 542	6 322 365	5 955 139	182 263	19 986 816
Net Position	(1 010 843)	(26 038)	489 465	(588 111)	2 525 759	1 390 232
The cumulative difference	(1 010 843)	(1 036 881)	(547 416)	(1 135 527)	1 390 232	—

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

27.                     Analysis of assets and liabilities by maturity (continued)

The following table shows an analysis of assets and liabilities for the expected date of recovery or settlement as at 31.12.2012:

USD’000	On demand and up to one month	From one to three months	From three months to one year	From one year to five years	More than five years	Total
Assets
Cash and cash equivalents	173 628	—	—	—	—	173 628
Banking metals	3 767	—	—	—	—	3 767
Amounts due from credit institutions	36 167	—	—	—	—	36 167
Derivative financial instruments	33 162	—	—	—	—	33 162
Loans to customers	125 367	325 723	834 197	653 238	338 798	2 277 323
Financial investments	80 515	—	—	14 318	—	94 833
Investment property	—	—	17 453	—	—	17 453
Fixed assets and intangible assets	11 654	—	22	3 910	1	15 587
Current tax assets	216	—	—	—	—	216
Deferred tax assets	10 692	—	—	—	—	10 692
Other assets	11 093	—	552	—	—	11 645
Total assets	486 261	325 723	852 224	671 466	338 799	2 674 473
Liabilities
Due to credit institutions	18 737	16 569	178 020	507 137	7	720 470
Derivative financial instruments	24 150	—	—	—	—	24 150
Due to customers	562 629	312 404	612 907	49 870	2 722	1 540 532
Debt securities issued	—	—	—	80 102	—	80 102
Subordinated debt	—	—	—	107 926	20 074	128 000
Other commitments	7 205	8	61	9	—	7 283
Total liabilities	612 721	328 981	790 988	745 044	22 803	2 500 537
Net Position	(126 460)	(3 258)	61 236	(73 578)	315 996	173 936
The cumulative difference	(126 460)	(129 718)	(68 482)	(142 060)	173 936	—

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

27.                     Analysis of assets and liabilities by maturity (continued)

The following table shows an analysis of assets and liabilities for the expected date of recovery or settlement as at 31.12.2011:

UAH’000	On demand and up to one month	From one to three months	From three months to one year	From one year to five years	More than five years	Total
Assets
Cash and cash equivalents	1 559 076	—	—	—	—	1 559 076
Banking metals	24 620	—	—	—	—	24 620
Amounts due from credit institutions	192 084	20 626	22 118	36 292	—	271 120
Derivative financial instruments	852	—	—	—	—	852
Loans to customers	2 394 712	1 690 586	5 744 137	8 177 717	(699 905)	17 307 247
Financial investments	517 248	469	20 863	153 527	152 597	844 704
Fixed assets and intangible assets	10	—	6	58 925	67 786	126 727
Current tax assets	6 780	—	—	—	—	6 780
Deferred tax assets	30 176	—	—	54 150	—	84 326
Other assets	193 761	289	2 247	14 846	(1 615)	209 528
Total assets	4 919 319	1 711 970	5 789 371	8 495 457	(481 137)	20 434 980
Liabilities
Due to credit institutions	145 260	20 509	132 479	1 775 072	4 591 943	6 665 263
Derivative financial instruments	3 548	—	—	—	—	3 548
Due to customers	2 772 714	1 137 375	5 075 559	1 757 928	35 893	10 779 469
Debt securities issued	—	—	—	650 505	—	650 505
Deferred tax liabilities	—	—	—	—	—	—
Subordinated debt	—	—	—	—	990 324	990 324
Other commitments	39 050	243	261	30	12 824	52 408
Total liabilities	2 960 572	1 158 127	5 208 299	4 183 535	5 630 984	19 141 517
Net Position	1 958 747	553 843	581 072	4 311 922	(6 112 121)	1 293 463
The cumulative difference	1 958 747	2 512 590	3 093 662	7 405 584	1 293 463	—

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

27.                     Analysis of assets and liabilities by maturity (continued)

The following table shows an analysis of assets and liabilities for the expected date of recovery or settlement as at 31.12.2011:

USD’000	On demand and up to one month	From one to three months	From three months to one year	From one year to five years	More than five years	Total
Assets
Cash and cash equivalents	195 133	—	—	—	—	195 133
Banking metals	3 081	—	—	—	—	3 081
Amounts due from credit institutions	24 041	2 582	2 768	4 542	—	33 933
Derivative financial instruments	107	—	—	—	—	107
Loans to customers	299 721	211 593	718 934	1 023 520	(87 600)	2 166 168
Financial investments	64 739	59	2 611	19 215	19 099	105 723
Fixed assets and intangible assets	1	—	1	7 375	8 484	15 861
Current tax assets	849	—	—	—	—	849
Deferred tax assets	3 777	—	—	6 777	—	10 554
Other assets	24 251	36	281	1 858	(202)	26 224
Total assets	615 700	214 270	724 595	1 063 287	(60 219)	2 577 633
Liabilities
Due to credit institutions	18 181	2 567	16 581	222 167	574 725	834 221
Derivative financial instruments	444	—	—	—	—	444
Due to customers	347 032	142 353	635 255	220 022	4 492	1 349 154
Debt securities issued	—	—	—	81 417	—	81 417
Deferred tax liabilities	—	—	—	—	—	—
Subordinated debt	—	—	—	—	123 948	123 948
Other commitments	5 466	30	33	4	1 606	7 139
Total liabilities	371 123	144 950	651 869	523 610	704 771	2 396 323
Net Position	244 578	69 320	72 726	534 052	(739 959)	180 717
The cumulative difference	244 578	313 898	386 624	920 676	180 717	—

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

27.                     Analysis of assets and liabilities by maturity (continued)

The Bank’s ability to discharge its liabilities depends on the ability to sell an equivalent amount of assets in the same period of time.

The Bank’s management is taking additional measures to maintain the economic stability of the Bank.

To maintain short-term liquidity the Bank attracts short-term deposits and subordinated debts, sells foreign currency, securities and precious metals. To maintain long-term liquidity the Bank attracts long-term deposits and long-term subordinated debts, sell assets, such as securities, regulates its policy with respect to interest rates and trying to reduce costs.

Risks associated with the concentration of loans and deposits, require constant monitoring. Management recognizes the risks associated with possible high concentration of assets and liabilities, and seeks to balance timing of payments of significant corporate loans and corporate deposits, which management considers as a means of managing liquidity risk and interest rate risk. The Bank has access to various sources of funding, including deposits, subordinated liabilities and share capital; it results in variety of ways of funding, and weakening of dependence on any one source of funding and, as a rule, decreases the cost of funds. In addition, within the framework of management of liquidity risk, the Bank also holds a portfolio of liquid assets as part of the liquidity risk management. Using a combination of different tools to manage liquidity risk allows the Bank to use resources to support lending and level of liquidity in a more efficient way.

Management of the Bank believes that the Bank will be able to continue as a going concern, and that the financial statements have been prepared accordingly.

At the Ukrainian market for many short-term loans granted with the expectation of renewal after maturity. Thus, the final maturity of assets may differ from the above analysis.

In addition, the gap analysis by maturity does not reflect the historical stability of current accounts. Their repayment history took place over a longer period than indicated in the tables above. The relevant reminders are included in the tables above and are included in the amounts on demand. Amounts due to customers are term deposits of individuals. According to the Ukrainian law, the Bank is required to repay such deposits upon demand of a depositor.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

28.                     Transactions with related parties

In the normal course of business the Bank provides loans and prepayments to customers, attracts deposits, and performs other transactions with related parties.

Parties are considered to be related if one party has the ability, directly or indirectly through one or more intermediaries, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Terms and conditions of the transactions with related parties are set on a daily basis and may differ from market conditions. Related parties are shareholders of the Bank, companies which are under common control with the Bank, members of the top management personnel and their families, companies in which the shareholders, members of top management personnel or their family members have control or significant influence.

Reminders with related parties at December 31 are below specified:

	2012 UAH’000	2012 USD’000	2011 UAH’000	2011 USD’000	2010 UAH’000	2010 USD’000
	Restatement	Restatement	Restatement	Restatement	Restatement	Restatement
Balances of transactions with top management personnel:
Credits to the customers	1 064	133	2 231	279	2 967	373
Amounts due to the customer	15 469	1 935	10 658	1 334	12 475	1 567
Others	5	1	9	1	6	1
	16 538	2 069	12 898	1 614	15 448	1 941

	2012 UAH’000	2012 USD’000	2011 UAH’000	2011 USD’000	2010 UAH’000	2010 USD’000
	Restatement	Restatement	Restatement	Restatement	Restatement	Restatement
Balances of the transactions with other entities being under common control:
Credits to the customers	1 491 783	186 636	1 389 918	173 962	973 901	122 266
Amounts due to the customer	1 026 130	128 379	5 554	695	4 884	613
Other borrowed funds	—	—	87 347	10 932	78 110	9 811
	2 517 913	315 015	1 482 819	185 589	1 056 895	132 690

Transactions with the related parties for the year, ended December 31, are below specified:

	2012 UAH’000	2012 USD’000	2011 UAH’000	2011 USD’000	2010 UAH’000	2010 USD’000
	Restatement	Restatement	Restatement	Restatement	Restatement	Restatement
Transactions with top management personnel:
Interest and Commission Income	186	23	263	33	822	104
Interest expenses	(1 585)	(198)	(1 293)	(162)	(2 595)	(327)
Salaries and other employee benefits	(32 452)	(4 061)	(36 717)	(4 608)	(444)	(56)
Other income (expense)	(2)	—	(761)	(96)	(1 488)	(188)
	(33 853)	(4 236)	(38 508)	(4 833)	(3 705)	(467)

	2012 UAH’000	2012 USD’000	2011 UAH’000	2011 USD’000	2010 UAH’000	2010 USD’000
	Restatement	Restatement	Restatement	Restatement	Restatement	Restatement
Transactions with other entities being under common control:
Interest and Commission Income	138 601	17 345	135 625	16 972	120 817	15 225
Interest expenses	(961)	(120)	(398)	(50)	(388)	(49)
Reserves	(54 146)	(6 774)	(38 177)	(4 778)	(44 994)	(5 670)
Other income (expenses)	(2)	—	—	—	(14)	(2)
	83 492	10 451	97 050	12 144	75 421	9 504

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

28.                     Transactions with related parties (continued)

Foreign currency positions and interest rates on transactions with related parties at December 31, 2012 as per below specified (in. UAH thousand):

	UAH	%	USD	%	Other currencies	%
	Restatement	Restatement	Restatement	Restatement	Restatement	Restatement
Credits to customers	1 195 846	12,71	295 870	9,75	66	8,35
Current accounts	5 139	1,84	1 068	3,72	539	9,0
Deposits	128 164	12,81	891 220	6,62	—	—

Foreign currency positions and interest rates on transactions with related parties at December 31, 2012 as per below specified (in USD thousand):

	UAH	%	USD	%	Other currencies	%
	Restatement	Restatement	Restatement	Restatement	Restatement	Restatement
Credits to customers	149 602	12,71	37 014	9,75	8	8,35
Current accounts	643	1,84	134	3,72	67	9,0
Deposits	16 033	12,81	111 493	6,62	—	—

Foreign currency positions and interest rates on transactions with related parties at December 31, 2011 as per below specified (in. UAH thousand):

	UAH	%	USD	%	Other currencies	%
	Restatement	Restatement	Restatement	Restatement	Restatement	Restatement
Credits to customers	1 093 716	11,20	295 699	8,35	503	10,25
Current accounts	1 654	1,7	—	—	—	—
Deposits	3 900	17,0	—	—	—	—

Foreign currency positions and interest rates on transactions with related parties at December 31, 2011 as per below specified (in USD thousand):

	UAH	%	USD	%	Other currencies	%
	Restatement	Restatement	Restatement	Restatement	Restatement	Restatement
Credits to customers	136 889	11,20	37 009	8,35	63	10,25
Current accounts	207	1,7	—	—	—	—
Deposits	488	17,0	—	—	—	—

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

28.                     Transactions with related parties (continued)

Foreign currency positions and interest rates on transactions with related parties at December 31, 2010 as per below specified (in. UAH thousand):

	UAH	%	USD	%	Other currencies	%
Credits to customers	692 484	12,90	281 417	14,0	66	12,0
Current accounts	984	2,0	—	—	—	—
Deposits	3 900	17,0	—	—	—	—

Foreign currency positions and interest rates on transactions with related parties at December 31, 2010 as per below specified (in USD thousand):

	UAH	%	USD	%	Other currencies	%
Credits to customers	86 995	12,90	35 354	14,0	8	12,0
Current accounts	124	2,0	—	—	—	—
Deposits	490	17,0	—	—	—	—

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

29.                     Capital adequacy

Bank’s policy makes provisions to maintain a sustainable level of capital in order to ensure the proper credibility among investors, lenders and other market participants, as well as to ensure a sustainable business in the future. The Bank recognizes the need to maintain a balance between increased profitability, made possible as a result of increasing the debt and equity capital, and the advantages and stability, which ensures stability of the financial position.

The primary objectives of capital management are to ensure the Bank’s compliance with external requirements to the capital and retain high credit ratings and the appropriate capital requirements necessary to support its business and maximize shareholder value.

The Bank controls and governs the structure of capital and adjusts it taking into account changes in economic conditions and the risks associated with its activities. In order to maintain or adjust the structure of capital the Bank is able to adjust the amount of dividends paid to the shareholders, return capital to shareholders or issue capital securities. No changes in the objectives, policies and processes compared to the previous years have happened.

The capital adequacy ratio according to the requirements of NBU

According to the NBU requirements banks are to maintain regulatory capital adequacy ratio at 10% of total assets, calculated on the basis of financial statements prepared in accordance with Provisions and standards of accounting UA GAAP.

In 2012, the Bank adhered to the regulatory requirements of the NBU in terms of capital adequacy ratio.

The capital adequacy ratio calculated in accordance with Basel 1998

As of 31.12.2012, the capital adequacy ratio of the Bank, calculated taking into account risks in accordance with the recommendations of the Basel Committee on Banking Supervision in 1998 was as per below specified:

	2012	2012	2011	2011
	UAH’000	USD’000	UAH’000	USD’000
Level 1 Capital	1 356 290	169 685	1 260 737	157 793
Level 2 Capital	712 097	89 090	663 285	83 017
Total capital	2 068 387	258 775	1 924 022	240 810
Assets adjusted by the risks	18 981 540	2 374 770	17 822 191	2 230 619
Level 1capital adequacy ratio	7,1%	7,1%	7,1%	7,1%
Level 2capital adequacy ratio	10,9%	10,9%	10,8%	10,8%

The capital adequacy ratio recommended by the Basel Supervision in 1998 amounts to 8%

30.                     Principal Affiliates

In the reporting year, the Bank has not held any merger, consolidation, division, separation, as well as has not stopped any activities allowed according to the banking license. The Bank has no investments in associated and affiliated companies as at 31 December 2012.

Special purpose entities

The consolidated financial statements include a Special purpose entity:

			Shares in the equity directly belonging to the Bank
Name	Activity	Residence	2012	2011
Finance & Credit Ukraine B.V.	Financial services	The Netherlands	0,00%	0,00%

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2012

The Company Finance & Credit Ukraine is the entity of special purpose, which was created for the purpose of issuance of receipts related to participation in the loan (note 13). The Bank does not own the Finance & Credit Ukraine; but control arises from the nature of the activities specified by the entity of special purpose.

31.                    Subsequent Events

In the first quarter of 2013 the Bank’s shareholders have paid a new issue of shares for 200 million USD (400 million shares with a par value of USD 0,50 each), in accordance with the protocol number 1 of 16 April 2013, the Extraordinary General Meeting of Shareholders, offering Public Joint Stock Company “Bank” Finance and Credit “was approved.

FINANCE AND CREDIT BANK

Consolidated Financial Statements

for the year ended 31 December 2011

(prepared in accordance with IFRS)

& Independent Auditor’s Report

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

CONTENTS

INDEPENDENT AUDITOR’S REPORT		F-95
CONSOLIDATED STATEMENT OF FINANCIAL POSITION		F-96
CONSOLIDATED PROFIT AND LOSS STATEMENT		F-97
CONSOLIDATED STATEMENT OF COMPREHENSIVE		F-98
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY		F-99
CONSOLIDATED STATEMENT OF CASH FLOWS		F-101
NOTES TO THE FINANCIAL STATEMENTS		F-102

1.	Corporate information	F-102
2.	Accounting policies	F-103
2.1.	Basis of preparation	F-103
2.2.	Significant accounting judgments, estimates and assumptions	F-104
2.3.	Changes in accounting policy and disclosures	F-105
2.4.	Summary of significant accounting policies	F-106
2.5.	Standards issued but not yet effective	F-117
3.	Cash and cash equivalents	F-119
4.	Amounts due from credit institutions	F-119
5.	Derivative financial instruments	F-120
6.	Loans to customers	F-121
7.	Financial investments	F-127
8.	Property, equipment and intangible assets	F-128
9.	Other assets and liabilities	F-129
10.	Provision for impairment of other assets and other provisions	F-130
11.	Due to credit institutions	F-130
12.	Due to customers	F-131
13.	Debt securities issued	F-131
14.	Subordinated debt	F-132
15.	Capital	F-133
16.	Net fee and commission income	F-133
17.	Other operating income	F-134
18.	Other income	F-134
19.	Salaries and other employee benefits, and other administrative and operating expenses	F-135
20.	Taxation	F-136
21.	Basic and adjusted earnings (loss) per share	F-139
22.	Commitments and contingencies	F-139
23.	Segment Information	F-141
24.	Financial risk management	F-149
25.	Fair value of financial instruments	F-168
26.	Analysis of assets and liabilities by maturity	F-171
27.	Transactions with related parties	F-176
28.	Capital adequacy	F-179
29.	Principal Affiliates	F-180
30.	Subsequent Events	F-180

Baker Tilly Ukraine
28 Fizkultury St.
Kyiv, 03680 Ukraine
Tel: +380 (44) 284 18 65
Fax: +380 (44) 284 18 66
E-mail: info@bakertillyukraine.com
www.bakertillyukraine.com

INDEPENDENT AUDITOR’S REPORT

To the Management of FINANCE AND CREDIT BANK

We have audited accompanying consolidated financial statements of FINANCE AND CREDIT BANK (the Group hereinafter), which comprise the consolidated statement of financial position as at 31 December 2011, and the consolidated profit and loss statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects the financial position of the Group as at 31 December 2011, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Partner

“BAKER TILLY UKRAINE” LLP	Alexander Konovchenko

14 December 2012

Kyiv, Ukraine

Registration #1975

an independent member of Baker Tilly International

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

INDEPENDENT AUDITOR’S REPORT

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

as at 31 December 2011

		2011	2011	2010	2010
	Notes	UAH’000	USD’000	UAH’000	USD’000
ASSETS
Cash and balances with central bank	3	1 559 076	195 133	2 370 437	297 730
Precious metals		24 620	3 081	43 364	5 447
Due from credit institutions	4	271 120	33 933	326 442	41 002
Derivative financial instruments	5	852	107	5 856	736
Loans to customers	6	17 307 247	2 166 168	17 670 188	2 219 399
Financial investments	7	844 704	105 723	715 445	89 861
Property, equipment and Intangible assets	8	126 727	15 861	133 590	16 779
Current tax assets		6 780	849	7 062	887
Deferred tax assets	20	84 326	10 554	—	—
Other assets	9	209 528	26 224	236 046	29 648
Total assets		20 434 980	2 557 633	21 508 430	2 701 489
LIABILITIES
Due to credit institutions	11	6 665 263	834 221	8 088 604	1 015 939
Derivative financial instruments	5	3 548	444	247	31
Customer accounts	12	10 779 469	1 349 154	10 170 708	1 277 454
Debt securities issued	13	650 505	81 417	648 217	81 417
Deferred tax liabilities	20	—	—	456 640	57 355
Subordinate debt	14	990 324	123 948	821 879	103 229
Other liabilities	9	52 408	6 561	48 597	6 104
Total liabilities		19 141 517	2 395 745	20 234 892	2 541 529
SHAREHOLDERS’ EQUITY
Share capital	15	2 000 000	401 957	2 000 000	401 957
Additional paid-in capital		72 932	13 933	72 932	13 933
(Accumulated deficit) retained earnings		(812 883)	(95 723)	(829 399)	(97 817)
Revaluation reserve		32 916	5 039	29 493	4 611
Currency translation reserve		—	(163 380)	—	(162 788)
		1 292 965	161 826	1 273 026	159 896
Non-controlling interest		498	62	512	64
Total (deficit) equity		1 293 463	161 888	1 273 538	159 960
Total liabilities and (deficit) equity		20 434 980	2 557 663	21 508 430	2 701 489

Chairman of the Board	Vladimir Khlyvnyuk

Chief Accountant	Lyudmila Telegusova

14 December 2012

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

CONSOLIDATED PROFIT AND LOSS STATEMENT

for the year ended 31 December 2011

		2011	2011	2010	2010
	Notes	UAH’000	USD’000	UAH’000	USD’000
Interest income
Loans to customers		2 078 688	260 894	2 356 701	296 977
Due from credit institutions		11 319	1 421	10 904	1 374
Financial investments		10 238	1 285	12 585	1 586
		2 100 245	263 600	2 380 190	299 937
Interest expenses
Customer accounts		(891 346)	(111 871)	(1 004 452)	(126 575)
Due to the National Bank of Ukraine		(542 801)	(68 126)	(646 698)	(81 493)
Due to credit institutions		(185 410)	(23 271)	(105 520)	(13 297)
Subordinate debt		(68 829)	(8 639)	(92 289)	(11 630)
		(1 688 386)	(211 907)	(1 848 959)	(232 995)
Net interest income		411 859	51 693	531 231	66 942
Impairment of loans	6	(669 072)	(83 975)	1 587 657	200 067
Impairment of other interest-bearing assets		(28 426)	(3 567)	(23 473)	(2 958)
Net interest income after impairment of interest earning assets		(285 639)	(35 849)	2 095 415	264 051
Fee and commission income		386 353	48 491	307 536	38 754
Fee and commission expense		(29 167)	(3 661)	(31 333)	(3 948)
Net fee and commission income	16	357 186	44 830	276 203	34 806
Net result from changes in fair value of derivatives		7 778	976	19 989	2 519
Net result from trading financial investments		74 629	9 367	11 402	1 437
Gains less losses arising from foreign currencies exchange:
Net trading incomes		58 471	7 339	4 440	559
Net exchange difference		(24 385)	(3 061)	7 124	898
Other operating income	17	10 935	1 372	13 804	1 739
Other income	18	3 204	402	2 443	308
Other non-interest income		130 632	16 395	59 202	7 460
Salaries and employee benefits	19	(369 930)	(46 429)	(324 633)	(40 908)
Depreciation and amortisation	8, 9	(38 000)	(4 769)	(45 460)	(5 729)
General administrative expenses	19	(328 473)	(41 225)	(258 392)	(32 560)
Provision for other assets and loan losses	10	2 235	280	(3 969)	(500)
Other non-interest expenses		(734 168)	(92 143)	(632 454)	(79 697)
Income (loss) before tax		(531 989)	(66 767)	1 798 366	226 620
Benefits (expense) for income tax	20	551 566	69 244	(472 603)	(59 555)
Profit (loss) for the year		19 577	2 477	1 325 763	167 065
Profit (loss) attributable to:
Equity holders of the parent		19 394	2 454	1 325 575	167 041
Non-controlling interests		183	23	188	24
		19 577	2 477	1 325 763	167 065
Basic and diluted loss per share	22	0,0048	0,0006	0,3310	0,0420

Chairman of the Board	Vladimir Khlyvnyuk

Chief Accountant	Lyudmila Telegusova

14 December 2012

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

CONSOLIDATED STATEMENT OF COMPREHENSIVE

for the year ended 31 December 2011

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Profit (loss) for the period	19 577	2 477	1 325 763	167 065
Effect of fixed assets revaluation	70	9	18 930	2 378
Effect of revaluation of financial investments	170	21	20	2
Dividends paid	(184)	(23)	(40)	(5)
Realised revaluation of fixed assets	305	38	222	28
	361	45	19 132	2 403
Conversion to the current currency	(13)	(594)	(30)	(575)
Total other comprehensive income (loss)	348	(549)	19 102	1 828
Total comprehensive income (loss) for the period	19 925	1 928	1 344 865	168 893
Profit (loss) attributable to:
Equity holders of the parent	19 742	1 905	1 344 677	168 869
Non-controlling interests	183	23	188	24
	19 925	1 928	1 344 865	168 893

Chairman of the Board	Vladimir Khlyvnyuk

Chief Accountant	Lyudmila Telegusova

14 December 2012

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

for the year ended 31 December 2011

(All amounts in UAH thousand)

	Attributable to equity holders of the parent
	Share capital	Additional paid-in capital	Revaluation surplus	(Accumulated deficit) retained earnings	Total	Non- controlling interests	Total equity (deficit)
At 1 January 2010	2 000 000	72 932	10 543	(2 155 196)	(71 721)	394	(71 327)
Profit (loss) for the period	—	—	—	1 325 575	1 325 575	188	1 325 763
Effect of fixed assets revaluation	—	—	18 930	—	18 930	—	18 930
Effect of revaluation of subordinated debt	—	—	20	—	20	—	20
Realised revaluation of fixed assets	—	—	—	222	222	—	222
Dividends paid	—	—	—	—	—	(40)	(40)
Conversion to the current currency	—	—	—	—	—	(30)	(30)
At 31 December 2010	2 000 000	72 932	29 493	(829 399)	1 273 026	512	1 273 538
Profit (loss) for the period	—	—	—	19 394	19 394	183	19 577
Effect of fixed assets revaluation	—	—	3 253	(3 183)	70	—	70
Effect of revaluation of financial investments	—	—	170	—	170	—	170
Realised revaluation of fixed assets	—	—	—	305	305	—	305
Dividends paid	—	—	—	—	—	(184)	(184)
Conversion to the current currency	—	—	—	—	—	(13)	(13)
At 31 December 2011	2 000 000	72 932	32 916	(812 883)	1 292 965	498	1 293 463

Chairman of the Board	Vladimir Khlyvnyuk

Chief Accountant	Lyudmila Telegusova

14 December 2012

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

for the year ended 31 December 2011

(All amounts in US dollars thousand)

	Attributable to equity holders of the parent
	Share capital	Additional paid- in capital	Revaluation surplus	(Accumulated deficit) retained earnings	Currency translation reserve	Total	Non- controlling interests	Total equity (deficit)
At 1 January 2010	401 957	13 933	2 231	(264 886)	(162 217)	(8 982)	49	(8 933)
Profit (loss) for the period	—	—	—	167 041	—	167 041	24	167 065
Effect of fixed assets revaluation	—	—	2 378	—	—	2 378	—	2 378
Effect of revaluation of subordinated debt	—	—	2	—	—	2	—	2
Realised revaluation of fixed assets	—	—	—	28	—	28	—	28
Dividends paid	—	—	—	—	—	—	(5)	(5)
Conversion to the current currency		—			(571)	(571)	(4)	(575)
At 31 December 2010	401 957	13 933	4 611	(97 817)	(162 788)	159 896	64	159 960
Profit (loss) for the period	—	—	—	2 454	—	2 454	23	2 477
Effect of fixed assets revaluation	—	—	407	(398)	—	9	—	9
Effect of revaluation of financial investments	—	—	21	—	—	21	—	21
Realised revaluation of fixed assets	—	—	—	38	—	38	—	38
Dividends paid	—	—	—	—	—	—	(23)	(23)
Conversion to the current currency	—	—	—	—	(592)	(592)	(2)	(594)
At 31 December 2011	401 957	13 933	5 039	(89 465)	(169 638)	161 826	62	161 888

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

CONSOLIDATED STATEMENT OF CASH FLOWS

for the year ended 31 December 2011

		2011	2011	2010	2010
	Notes	UAH’000	USD’000	UAH’000	USD’000
Operating activities
Interest received		1 481 578	187 010	1 599 477	201 466
Interest paid		(1 681 990)	(211 189)	(1 817 688)	(229 009)
Fees and commissions received		386 353	48 491	307 536	38 754
Fees and commissions paid		(29 167)	(3 661)	(31 333)	(3 948)
Net receipts from trading activities and other income		116 493	14 621	42 955	5 413
Other income from operations		49 370	5 577	(8 450)	(1 833)
Salaries and benefits paid		(369 930)	(46 429)	(324 633)	(40 908)
Other operating expenses paid		(328 473)	(41 225)	(258 392)	(32 560)
Cash flows used in operating activities before changes in operating assets and liabilities		(375 766)	(46 805)	(490 528)	(62 625)
Net (increase) / decrease in operating assets
Precious metals		18 744	2 366	(43 364)	(5 447)
Due from credit institutions		57 172	7 301	(238 882)	(30 036)
Loans to customers		289 136	42 912	(1 875 185)	(239 402)
Other assets		23 422	3 035	(201 672)	(25 340)
Net increase / (decrease) in operating liabilities
Amounts due to credit institutions		(1 392 153)	(177 800)	252 464	34 569
Amounts due to customers		602 786	71 007	3 086 422	390 209
Other assets and liabilities, net		5 976	729	11 443	1 446
Net cash flows (used in) / generated from operating activities before tax		(770 683)	(97 255)	500 698	63 374
Income tax paid		(237)	(5)	—	—
Net cash (used in) / generated from operating activities		(770 920)	(97 260)	500 698	63 374
Cash flows used in investing activities
Purchase of property and equipment		(31 303)	(3 872)	(31 963)	(4 080)
Dividends received		261	33	1 482	186
Proceeds from sale of property and equipment		540	68	216	27
Purchase of financial investments		(147 798)	(18 183)	(193 407)	(24 492)
Proceeds from sale of financial investments		20 335	2 545	17 293	2 172
Net cash used in investing activities		(157 965)	(19 409)	(206 379)	(26 187)
Cash flows from financing activities
Recruitment / (redemption) of subordinated debt		139 805	17 147	582 059	73 185
Increase / (decrease) in securities of own debt		2 288	—	(22 809)	(2 610)
Dividends paid		(184)	(23)	(40)	(5)
Net cash used in financing activities		141 909	17 124	559 210	70 570
Effect of exchange rate changes on cash and cash equivalents		(24 385)	(3 052)	7 124	895
Net change in cash and cash equivalents		(811 361)	(102 597)	860 653	108 652
Cash and cash equivalents at 1 January		2 370 437	297 730	1 509 784	189 078
Cash and cash equivalents at 31 December	3	1 559 076	195 133	2 370 437	297 730

Chairman of the Board	Vladimir Khlyvnyuk

Chief Accountant	Lyudmila Telegusova

14 December 2012

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

NOTES TO THE FINANCIAL STATEMENTS

1.                            Corporate information

FINANCE AND CREDIT BANK (the Bank) was created in accordance with Ukrainian legislation in the form of a limited liability company and was registered by the State Bank of the USSR on 19 July 1990 under its previous name Ukrainian Commercial Bank of Business Cooperation, LLC. In October 1995, the Bank changed its name to Commercial Bank “Finance and Credit”, and in December 2002, the Bank changed its name to Bank “Finance and Credit”, Ltd. On July 2007, the Bank changed its organisational form from a limited liability company to an open joint stock company and on October 2009 to a public joint stock company.

These consolidated financial statements include the financial statements of the Bank and its special purpose entity, Finance & Credit Ukraine B.V. (Finance & Credit Ukraine).

The Bank provides banking services to individuals and companies operating in different industries, including retail, chemical, car manufacturing, trade and others. These services include taking deposits and granting loans, investing in securities, transferring payments in Ukraine and abroad, exchanging of currencies and other services. The Bank operates under a general banking license issued by the National Bank of Ukraine (the NBU). The Bank also has securities trading, depositary and custodian licenses issued by the State Commission on Securities and Stock Market and is a member of the state deposit insurance scheme in Ukraine.

The activities of the Bank are conducted principally in Ukraine, although the Bank also conducts operations on international markets.

The head office is located at 60, Artema St., Kiev, Ukraine.

As at 31 December 2011, it has 16 branches and 296 outlets located throughout Ukraine (31 December 2010: 16 branches and 311 outlets).

The Bank employed 4 391 employees as at 31 December 2011.

As at 31 December 2011 and 31 December 2010 the issued shares of the Bank are owned by following shareholders:

Shareholders	2011	2010
Closed Joint Stock Company “F & C Realty”	47,06	47,06
Limited Liability Company “Ascania”	48,88	48,88
Open Joint Stock Company “Kievmedpreparat”	3,01	3,01
National Joint Stock Company “Naftogaz of Ukraine”	0,63	0,63
Other shareholders	0,42	0,42
Total	100%	100%

As at 31 December 2011 the actual controlling party of the Bank is Mr. K. Zhevago, who indirectly controls 99.58% of the votes in the management bodies of the Bank (31 December 2010: 99.58%).

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies

2.1.                  Basis of preparation

The consolidated financial statements have been prepared on a historical cost basis, except for available—for— sale investments, derivative financial instruments, other financial assets and liabilities held for trading, financial assets and liabilities designated at fair value through profit or loss and liabilities for cash—settled share—based payments, which have all been measured at fair value. The carrying values of recognised assets and liabilities that are hedged items in fair value hedges, and otherwise carried at amortised cost, are adjusted to record changes in fair value attributable to the risks that are being hedged. The consolidated financial statements are presented in Ukrainian hryvnias (UAH) and all values are rounded to the nearest million dollars, except when otherwise indicated. The consolidated financial statements have been converted into U.S. dollars (USD) in order to provide additional information.

Statement of compliance

The consolidated financial statements of the bank have been prepared in accordance with IFRS as issued by the IASB.

Presentation of financial statements

The bank presents its statement of financial position broadly in order of liquidity.

Financial assets and financial liabilities are offset and the net amount reported in the statement of financial position only when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the assets and settle the liability simultaneously. Income and expense is not offset in the consolidated income statement unless required or permitted by any accounting standard or interpretation, and as specifically disclosed in the accounting policies of the bank

Basis of consolidation

The consolidated financial statements comprise the financial statements of the bank and its subsidiaries for the year ended 31 December. The financial statements of the bank’s subsidiaries (including special purpose entities that the bank consolidates) are prepared for the same reporting year as Bank, using consistent accounting policies

All intra—group balances, transactions, income and expenses are eliminated in full.

Subsidiaries are fully consolidated from the date on which control is transferred to the bank. Control is achieved where the bank has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. Losses within a subsidiary are attributed to the non-controlling interest even if that results in a deficit balance.

The bank sponsors the formation of special purpose entities (SPEs), primarily for the purpose of facilitation of by the bank’s clients, asset securitisation transactions, structured debt issuance, and to accomplish certain narrow and well defined objectives. The bank consolidates those SPEs if the substance of its relationship with them indicates that it has control over them.

Non-controlling Interests represent the portion of profit or loss and net assets of subsidiaries not owned, directly or indirectly, by Bank.

Non-controlling interests are presented separately in the consolidated income statement and within equity in the consolidated statement of financial position, separately from parent shareholders’ equity. Any losses applicable to the non-controlling Interests in excess of the non-controlling Interests are allocated against the interests of the non-controlling interest even if this results in the non-controlling interest having a deficit balance. Acquisitions of non-controlling Interests are accounted for using the parent entity extension method, whereby the difference between the consideration and the fair value of the share of the net assets acquired is recognised as equity.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

2.2.                  Significant accounting judgments, estimates and assumptions

In the process of applying the bank’s accounting policies, management has exercised judgment and estimates in determining the amounts recognised in the financial statements. The most significant uses of judgment and estimates are as follows:

Going concern

The bank’s management has made an assessment of the bank’s ability to continue as a going concern and is satisfied that the bank has the resources to continue in business for the foreseeable future. Furthermore, management is not aware of any material uncertainties that may cast significant doubt upon the bank’s ability to continue as a going concern. Therefore, the financial statements continue to be prepared on the going concern basis.

Fair value of financial instruments

Where the fair values of financial assets and financial liabilities recorded on the statement of financial position cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The inputs to these models are derived from observable market data where possible, but where observable market data are not available, judgment is required to establish fair values. The judgments include considerations of liquidity and model inputs such as volatility for longer dated derivatives and discount rates, prepayment rates and default rate assumptions for asset backed securities.

Impairment losses on loans and advances

The bank reviews its individually significant loans and advances at each statement of financial position date to assess whether an impairment loss should be recorded in the income statement. In particular, management judgment is required in the estimation of the amount and timing of future cash flows when determining the impairment loss. These estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance.

Loans and advances that have been assessed individually and found not to be impaired and all individually insignificant loans and advances are then assessed collectively, in groups of assets with similar risk characteristics, to determine whether provision should be made due to incurred loss events for which there is objective evidence but whose effects are not yet evident. The collective assessment takes account of data from the loan portfolio (such as levels of arrears, credit utilisation, loan to collateral ratios, etc.), and judgments to the effect of concentrations of risks and economic data (including levels of unemployment, real estate prices indices, country risk and the performance of different individual groups).

Impairment of available—for—sale investments

The bank reviews its debt securities classified as available—for—sale investments at each statement of financial position date to assess whether they are impaired. This requires similar judgment as applied to the individual assessment of loans and advances.

The bank also records impairment charges on available—for—sale equity investments when there has been a significant or prolonged decline in the fair value below their cost. The determination of what is ‘significant’ or ‘prolonged’ requires judgment. In making this judgment, the bank evaluates, among other factors, historical share price movements and duration and extent to which the fair value of an investment is less than its cost.

Deferred tax assets

Deferred tax assets are recognised in respect of tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Judgment is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and level of future taxable profits, together with future tax planning strategies.

Consolidation of special purpose entities (SPEs)

The bank sponsors the formation of SPEs, which may or may not be directly or indirectly owned subsidiaries. The bank consolidates those SPEs it controls. In assessing and determining if the bank controls SPEs, judgment is exercised to determine whether the activities of the SPE are being conducted on behalf of the bank to obtain benefits from the SPE’s operation; whether the bank has the decision—making powers to control or to obtain control of the SPE or its assets; whether the bank has rights to obtain the majority of the benefits of the SPE’s activities; and whether the bank retains the majority of the risks related to the SPE or its assets in order to obtain benefits from its activities.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

2.3.                  Changes in accounting policy and disclosures

New and amended standards and interpretations

The accounting policies adopted are consistent with those of the previous financial year.

Amendments resulting from Improvements to IFRSs to the following standards did not have any impact on the accounting policies, financial position or performance of the Bank:

•                                IAS 24 Related Party Disclosures (amendment) effective 1 January 2011

•                                IAS 32 Financial Instruments: Presentation (amendment) effective 1 February 2010

•                                IFRIC 14 Prepayments of a Minimum Funding Requirement (amendment) effective 1 January 2011

•                                Improvements to IFRSs (May 2010)

The adoption of the standards or interpretations is described below:

IAS 24 Related Party Transactions (Amendment)

The IASB issued an amendment to IAS 24 that clarifies the definitions of a related party. The new definitions emphasise a symmetrical view of related party relationships and clarifies the circumstances in which persons and key management personnel affect related party relationships of an entity. In addition, the amendment introduces an exemption from the general related party disclosure requirements for transactions with government and entities that are controlled, jointly controlled or significantly influenced by the same government as the reporting entity.

IAS 32 Financial Instruments: Presentation (Amendment)

The IASB issued an amendment that alters the definition of a financial liability in IAS 32 to enable entities to classify rights issues and certain options or warrants as equity instruments. The amendment is applicable if the rights are given pro rata to all of the existing owners of the same class of an entity’s non-derivative equity instruments, to acquire a fixed number of the entity’s own equity instruments for a fixed amount in any currency.

IFRIC 14 Prepayments of a Minimum Funding Requirement (Amendment)

The amendment removes an unintended consequence when an entity is subject to minimum funding requirements and makes an early payment of contributions to cover such requirements. The amendment permits a prepayment of future service cost by the entity to be recognised as a pension asset.

Improvements to IFRSs

In May 2010, the IASB issued its third omnibus of amendments to its standards, primarily with a view to removing inconsistencies and clarifying wording. There are separate transitional provisions for each standard.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

2.4.                  Summary of significant accounting policies

(1)                       Foreign currency translation

(i) Transactions and balances

Transactions in foreign currencies are initially recorded at the functional currency rate of exchange ruling at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange at the statement of financial position date. All differences arising on non—trading activities are taken to ‘Other operating income’ in the income statement, with the exception of differences on foreign currency borrowings that provide an effective hedge against a net investment in a foreign entity. These differences are taken directly to equity until the disposal of the net investment, at which time they are recognised in the income statement. Tax charges and credits attributable to exchange differences on those borrowings are also recorded in equity.

Non—monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non—monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operations and translated at closing rate.

(ii) Presentation currency other than the functional

At the reporting date, the assets and liabilities are converted into the presentation currency at the exchange rate prevailing at the date of the statement of financial position and the profit and loss account are converted at average exchange rates for the year. Exchange differences arising on translation are recognized directly in a separate component of equity.

(2)                      Financial instruments — initial recognition and subsequent measurement

(i) Date of recognition

All financial assets and liabilities are initially recognised on the trade date, i.e., the date that the bank becomes a party to the contractual provisions of the instrument. This includes “regular way trades”: purchases or sales of financial assets that require delivery of assets within the time frame generally established by regulation or convention in the market place.

(ii) Initial measurement of financial instruments

The classification of financial instruments at initial recognition depends on the purpose and the management’s intention for which the financial instruments were acquired and their characteristics. All financial instruments are measured initially at their fair value plus transaction costs, except in the case of financial assets and financial liabilities recorded at fair value through profit or loss.

(iii) Derivatives recorded at fair value through profit or loss

The bank uses derivatives such as interest rate swaps and futures, credit default swaps, cross currency swaps, forward foreign exchange contracts and options on interest rates, foreign currencies and equities. Derivatives are recorded at fair value and carried as assets when their fair value is positive and as liabilities when their fair value is negative. Changes in the fair value of derivatives are included in ‘Net trading income’.

(iv) Financial assets or financial liabilities held-for-trading

Financial assets or financial liabilities held-for-trading are recorded in the statement of financial position at fair value. Changes in fair value are recognised in ‘Net trading income’. Interest and dividend income or expense is recorded in ‘Net trading income’ according to the terms of the contract, or when the right to the payment has been established.

Included in this classification are debt securities, equities and short positions and customer loans that have been acquired principally for the purpose of selling or repurchasing in the near term.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

(v) Financial assets and financial liabilities designated at fair value through profit or loss

Financial assets and financial liabilities classified in this category are those that have been designated by management on initial recognition. Management may only designate an instrument at fair value through profit or loss upon initial recognition when the following criteria are met, and designation is determined on an instrument by instrument basis:

•                                The designation eliminates or significantly reduces the inconsistent treatment that would otherwise arise from measuring the assets or liabilities or recognising gains or losses on them on a different basis;

•                                The assets and liabilities are part of a group of financial assets, financial liabilities or both which are managed and their performance evaluated on a fair value basis, in accordance with a documented risk management or investment strategy;

•                                The financial instrument contains one or more embedded derivatives which significantly modify the cash flows that otherwise would be required by the contract.

Financial assets and financial liabilities at fair value through profit or loss are recorded in the statement of financial position at fair value. Changes in fair value are recorded in ‘Net gain or loss on financial assets and liabilities designated at fair value through profit or loss’. Interest is earned or incurred is accrued in ‘Interest income’ or ‘Interest expense’, respectively, using the effective interest rate (EIR), while dividend income is recorded in ‘Other operating income’ when the right to the payment has been established.

(vi) ‘Day 1’ profit or loss

When the transaction price differs from the fair value of other observable current market transactions in the same instrument or based on a valuation technique whose variables include only data from observable markets, the bank immediately recognises the difference between the transaction price and fair value (a ‘Day 1’ profit or loss) in ‘Net trading income’. In cases where fair value is determined using data which is not observable, the difference between the transaction price and model value is only recognised in the income statement when the inputs become observable, or when the instrument is derecognised.

(vii) Available-for-sale financial investments

Available-for-sale investments include equity and debt securities. Equity investments classified as available-for -sale are those which are neither classified as held-for-trading nor designated at fair value through profit or loss. Debt securities in this category are those which are intended to be held for an indefinite period of time and which may be sold in response to needs for liquidity or in response to changes in the market conditions.

The bank has not designated any loans or receivables as available-for-sale.

After initial measurement, available-for-sale financial investments are subsequently measured at fair value.

Unrealised gains and losses are recognised directly in equity (other comprehensive income) in the ‘Available-for-sale reserve’. When the investment is disposed of, the cumulative gain or loss previously recognised in equity is recognised in the income statement in ‘Other operating income’. Where the bank holds more than one investment in the same security they are deemed to be disposed of on a first-in first-out basis. Interest earned whilst holding available-for-sale financial investments is reported as interest income using the EIR. Dividends earned whilst holding available-for-sale financial investments are recognised in the income statement as ‘Other operating income’ when the right of the payment has been established. The losses arising from impairment of such investments are recognised in the income statement in ‘Impairment losses on financial investments’ and removed from the ‘Available-for-sale reserve’.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

(viii) Held-to-maturity financial investments

Held-to-maturity financial investments are non-derivative financial assets with fixed or determinable payments and fixed maturities, which the bank has the intention and ability to hold to maturity. After initial measurement, held-to-maturity financial investments are subsequently measured at amortised cost using the EIR, less impairment. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees that are an integral part of the EIR. The amortisation is included in ‘Interest and similar income’ in the income statement. The losses arising from impairment of such investments are recognised in the income statement line ‘Credit loss expense’.

If the bank were to sell or reclassify more than an insignificant amount of held-to-maturity investments before maturity (other than in certain specific circumstances), the entire category would be tainted and would have to be reclassified as available-for-sale. Furthermore, the bank would be prohibited from classifying any financial asset as held to maturity during the following two years.

(ix) Due from banks and loans and advances to customers

‘Due from banks’ and ‘Loans and advances to customers’, include non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, other than:

•                                Those that the bank intends to sell immediately or in the near term and those that the bank upon initial recognition designates as at fair value through profit or loss.

•                                Those that the bank, upon initial recognition, designates as available for sale.

•                                Those for which the bank may not recover substantially all of its initial investment, other than because of credit deterioration.

After initial measurement, amounts ‘Due from banks’ and ‘Loans and advances to customers’ are subsequently measured at amortised cost using the EIR, less allowance for impairment. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees and costs that are an integral part of the EIR. The amortisation is included in ‘Interest and similar income’ in the income statement. The losses arising from impairment are recognised in the income statement in ‘Credit loss expense’.

The bank may enter into certain lending commitments where the loan, on drawdown, is expected to be classified as held-for-trading because the intent is to sell the loans in the short term. These commitments to lend are recorded as derivatives and measured at fair value through profit or loss.

Where the loan, on drawdown, is expected to be retained by the bank, and not sold in the short term, the commitment is recorded only when the commitment is an onerous contract and it is likely to give rise to a loss (for example, due to a counterparty credit event).

(x) Debt issued and other borrowed funds

Financial instruments issued by the bank, that are not designated at fair value through profit or loss, are classified as liabilities under ‘Debt issued and other borrowed funds’, where the substance of the contractual arrangement results in the bank having an obligation either to deliver cash or another financial asset to the holder, or to satisfy the obligation other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of own equity shares.

After initial measurement, debt issued and other borrowings are subsequently measured at amortised cost using the EIR. Amortised cost is calculated by taking into account any discount or premium on the issue and costs that are an integral part of the EIR.

A compound financial instrument which contains both a liability and an equity component is separated at the issue date. A portion of the net proceeds of the instrument is allocated to the debt component on the date of issue based on its fair value (which is generally determined based on the quoted market prices for similar debt instruments). The equity component is assigned the residual amount after deducting from the fair value of the instrument as a whole the amount separately determined for the debt component. The value of any derivative features (such as a call option) embedded in the compound financial instrument other than the equity component is included in the debt component.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

(xi) Reclassification of financial assets

Effective from 1 July 2008, the bank was permitted to reclassify, in certain circumstances, non—derivative financial assets out of the ‘Held—for—trading’ category and into the ‘Available—for—sale’, ‘Loans and receivables’, or ‘Held—to—maturity’ categories. From this date it was also permitted to reclassify, in certain circumstances, financial instruments out of the ‘Available—for—sale’ category and into the ‘Loans and receivables’ category. Reclassifications are recorded at fair value at the date of reclassification, which becomes the new amortised cost.

For a financial asset reclassified out of the ‘Available—for—sale’ category, any previous gain or loss on that asset that has been recognised in equity is amortised to profit or loss over the remaining life of the investment using the EIR. Any difference between the new amortised cost and the expected cash flows is also amortised over the remaining life of the asset using the EIR. If the asset is subsequently determined to be impaired then the amount recorded in equity is recycled to the income statement.

The bank may reclassify a non—derivative trading asset out of the ‘Held—for—trading’ category and into the ‘Loans and receivables’ category if it meets the definition of loans and receivables and the bank has the intention and ability to hold the financial asset for the foreseeable future or until maturity. If a financial asset is reclassified, and if the bank subsequently increases its estimates of future cash receipts as a result of increased recoverability of those cash receipts, the effect of that increase is recognised as an adjustment to the EIR from the date of the change in estimate.

Reclassification is at the election of management, and is determined on an instrument by instrument basis. The bank does not reclassify any financial instrument into the fair value through profit or loss category after initial recognition.

(3)                       Derecognition of financial assets and financial

(i) Financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognised when:

•                                The rights to receive cash flows from the asset have expired.

•                                The bank has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either:

•                                the bank has transferred substantially all the risks and rewards of the asset, or

•                                the bank has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the bank has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognised to the extent of the bank’s continuing involvement in the asset. In that case, the bank also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the bank has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the bank could be required to repay.

(ii) Financial liabilities

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability. The difference between the carrying value of the original financial liability and the consideration paid is recognised in profit or loss.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

(4)                       Repurchase and reverse repurchase agreements

Securities sold under agreements to repurchase at a specified future date are not derecognised from the statement of financial position as the bank retains substantially all the risks and rewards of ownership. The corresponding cash received is recognised in the consolidated statement of financial position as an asset with a corresponding obligation to return it, including accrued interest as a liability within ‘Cash collateral on securities lent and repurchase agreements’, reflecting the transaction’s economic substance as a loan to the bank. The difference between the sale and repurchase prices is treated as interest expense and is accrued over the life of agreement using the EIR. When the counterparty has the right to sell or repledge the securities, the bank reclassifies those securities in its statement of financial position to ‘Financial assets held-for-trading pledged as collateral’ or to ‘Financial investments available-for-sale pledged as collateral’, as appropriate.

Conversely, securities purchased under agreements to resell at a specified future date are not recognised in the statement of financial position. The consideration paid, including accrued interest, is recorded in the statement of financial position, within ‘Cash collateral on securities borrowed and reverse repurchase agreements’, reflecting the transaction’s economic substance as a loan by the bank. The difference between the purchase and resale prices is recorded in ‘Net interest income’ and is accrued over the life of the agreement using the EIR.

If securities purchased under agreement to resell are subsequently sold to third parties, the obligation to return the securities is recorded as a short sale within ‘Financial liabilities held-for-trading’ and measured at fair value with any gains or losses included in ‘Net trading income’.

(5)                       Securities lending and borrowing

Securities lending and borrowing transactions are usually collateralised by securities or cash. The transfer of the securities to counterparties is only reflected on the statement of financial position if the risks and rewards of ownership are also transferred. Cash advanced or received as collateral is recorded as an asset or liability.

Securities borrowed are not recognised on the statement of financial position, unless they are then sold to third parties, in which case the obligation to return the securities is recorded as a trading liability and measured at fair value with any gains or losses included in ‘Net trading income’.

(6)                      Determination of fair value

The fair value for financial instruments traded in active markets at the statement of financial position date is based on their quoted market price or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs.

For all other financial instruments not traded in an active market, the fair value is determined by using appropriate valuation techniques. Valuation techniques include the discounted cash flow method, comparison to similar instruments for which market observable prices exist, options pricing models, credit models and other relevant valuation models.

Certain financial instruments are recorded at fair value using valuation techniques in which current market transactions or observable market data are not available. Their fair value is determined using a valuation model that has been tested against prices or inputs to actual market transactions and using the bank’s best estimate of the most appropriate model assumptions. Models are adjusted to reflect the spread for bid and ask prices to reflect costs to close out positions, credit and debit valuation adjustments, liquidity spread and limitations in the models. Also, profit or loss calculated when such financial instruments are first recorded (‘Day 1’ profit or loss) is deferred and recognised only when the inputs become observable or on derecognition of the instrument.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

(7)                       Impairment of financial assets

The bank assesses at each statement of financial position date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated.

Evidence of impairment may include indications that the borrower or a group of borrowers is experiencing significant financial difficulty, the probability that they will enter bankruptcy or other financial reorganisation, default or delinquency in interest or principal payments and where observable data indicates that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

(i) Financial assets carried at amortised cost

For financial assets carried at amortised cost (such as amounts due from banks, loans and advances to customers as well as held—to—maturity investments), the bank first assesses individually whether objective evidence of impairment exists for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the bank determines that no objective evidence of impairment exists for an individually assessed financial asset, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognised are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recognised in the income statement. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of ‘Interest and similar income’. Loans together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realised or has been transferred to the bank. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognised, the previously recognised impairment loss is increased or reduced by adjusting the allowance account. If a future write—off is later recovered, the recovery is credited to the ‘Credit loss expense’.

The present value of the estimated future cash flows is discounted at the financial asset’s original EIR. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current EIR. If the bank has reclassified trading assets to loans and advances, the discount rate for measuring any impairment loss is the new EIR determined at the reclassification date. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

For the purpose of a collective evaluation of impairment, financial assets are grouped on the basis of the Bank’s internal credit grading system, that considers credit risk characteristics such as asset type, industry, geographical location, collateral type, past—due status and other relevant factors.

Future cash flows on a group of financial assets that are collectively evaluated for impairment are estimated on the basis of historical loss experience for assets with credit risk characteristics similar to those in the group. Historical loss experience is adjusted on the basis of current observable data to reflect the effects of current conditions on which the historical loss experience is based and to remove the effects of conditions in the historical period that do not exist currently. Estimates of changes in future cash flows reflect, and are directionally consistent with, changes in related observable data from year to year (such as changes in unemployment rates, property prices, commodity prices, payment status, or other factors that are indicative of incurred losses in the group and their magnitude). The methodology and assumptions used for estimating future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

(ii) Available—for—sale financial investments

For available—for—sale financial investments, the bank assesses at each statement of financial position date whether there is objective evidence that an investment is impaired.

In the case of debt instruments classified as available—for—sale, the bank assesses individually whether there is objective evidence of impairment based on the same criteria as financial assets carried at amortised cost. However, the amount recorded for impairment is the cumulative loss measured as the difference between the amortised cost and the current fair value, less any impairment loss on that investment previously recognised in the income statement. Future interest income is based on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of ‘Interest and similar income’. If, in a subsequent period, the fair value of a debt instrument increases and the increase can be objectively related to a credit event occurring after the impairment loss was recognised in the income statement, the impairment loss is reversed through the income statement.

In the case of equity investments classified as available—for—sale, objective evidence would also include a ‘significant’ or ‘prolonged’ decline in the fair value of the investment below its cost. The bank treats ‘significant’ generally as 20% and ‘prolonged’ generally as greater than six months. Where there is evidence of impairment, the cumulative loss measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that investment previously recognised in the income statement — is removed from equity and recognised in the income statement. Impairment losses on equity investments are not reversed through the income statement; increases in the fair value after impairment are recognised in other comprehensive income.

(iii) Renegotiated loans

Where possible, the bank seeks to restructure loans rather than to take possession of collateral. This may involve extending the payment arrangements and the agreement of new loan conditions. Once the terms have been renegotiated any impairment is measured using the original EIR as calculated before the modification of terms and the loan is no longer considered past due. Management continually reviews renegotiated loans to ensure that all criteria are met and that future payments are likely to occur. The loans continue to be subject to an individual or collective impairment assessment, calculated using the loan’s original EIR.

(8)                       Offsetting financial instruments

Financial assets and financial liabilities are offset and the net amount reported in the statement of financial position if, and only if, there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the asset and settle the liability simultaneously. This is not generally the case with master netting agreements, therefore, the related assets and liabilities are presented gross in statement of financial position.

(9)                       Leasing

The determination of whether an arrangement is a lease, or it contains a lease, is based on the substance of the arrangement and requires an assessment of whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset.

Bank as a lessee

Leases which do not transfer to the bank substantially all the risks and benefits incidental to ownership of the leased items are operating leases. Operating lease payments are recognised as an expense in the income statement on a straight line basis over the lease term. Contingent rental payable are recognised as an expense in the period in which they are incurred.

Bank as a lessor

Leases where the bank does not transfer substantially all the risk and benefits of ownership of the asset are classified as operating leases. Initial direct costs incurred in negotiating operating leases are added to the carrying amount of the leased asset and recognised over the lease term on the same basis as rental income. Contingent rents are recognised as revenue in the period in which they are earned.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

(10)                Recognition of income and expenses

Revenue is recognised to the extent that it is probable that the economic benefits will flow to the bank and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognised.

(i) Interest and similar income and expense

For all financial instruments measured at amortised cost, interest bearing financial assets classified as available— for—sale and financial instruments designated at fair value through profit or loss, interest income or expense is recorded using the EIR, which is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or financial liability. The calculation takes into account all contractual terms of the financial instrument (for example, prepayment options) and includes any fees or incremental costs that are directly attributable to the instrument and are an integral part of the EIR, but not future credit losses.

The carrying amount of the financial asset or financial liability is adjusted if the bank revises its estimates of payments or receipts. The adjusted carrying amount is calculated based on the original EIR and the change in carrying amount is recorded as ‘Other operating income’. However, for a reclassified financial asset (see Note 2.4.2 (xi)) for which the bank subsequently increases its estimates of future cash receipts as a result of increased recoverability of those cash receipts, the effect of that increase is recognised as an adjustment to the EIR from the date of the change in estimate.

Once the recorded value of a financial asset or a group of similar financial assets has been reduced due to an impairment loss, interest income continues to be recognised using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss.

(ii) Fee and commission income

The bank earns fee and commission income from a diverse range of services it provides to its customers. Fee income can be divided into the following two categories:

Fee income earned from services that are provided over a certain period of time

Fees earned for the provision of services over a period of time are accrued over that period. These fees include commission income and asset management, custody and other management and advisory fees.

Loan commitment fees for loans that are likely to be drawn down and other credit related fees are deferred (together with any incremental costs) and recognised as an adjustment to the EIR on the loan. When it is unlikely that a loan will be drawn down, the loan commitment fees are recognised over the commitment period on a straight line basis.

Fee income from providing transaction services

Fees arising from negotiating or participating in the negotiation of a transaction for a third party, such as the arrangement of the acquisition of shares or other securities or the purchase or sale of businesses, are recognised on completion of the underlying transaction. Fees or components of fees that are linked to a certain performance are recognised after fulfilling the corresponding criteria.

(iii) Dividend income

Dividend income is recognised when the bank’s right to receive the payment is established.

(iv) Net trading income

Results arising from trading activities include all gains and losses from changes in fair value and related interest income or expense and dividends for financial assets and financial liabilities ‘held—for—trading’. This includes any ineffectiveness recorded in hedging transactions.

(11)                Cash and cash equivalents

Cash and cash equivalents as referred to in the cash flow statement comprises cash on hand, non—restricted current accounts with central banks and amounts due from banks on demand or with an original maturity of three months or less.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

(12)                Property and equipment

Buildings

Buildings are carried at revalued amounts, representing fair value less any subsequent accumulated depreciation and subsequent accumulated impairment losses.

Revaluations of buildings are made with sufficient regularity such that the carrying amount does not differ materially from that which would be determined using fair value at the reporting date. In many revaluations, sales of different similar buildings are used as a basis to estimate the fair value.

A revaluation increase on an item of land and building is recognised as other comprehensive income directly in equity except to the extent that it reverses a previous revaluation decrease recognised in profit or loss, in which case it is recognised in profit or loss. A revaluation decrease on an item of land or buildings is recognised in profit or loss except to the extent that it reverses a previous revaluation increase recognised as other comprehensive income directly in equity, in which case it is recognised directly in equity.

Other fixed assets

Property and equipment (including equipment under operating leases where the bank is the lessor) is stated at cost excluding the costs of day—to—day servicing, less accumulated depreciation and accumulated impairment in value. Changes in the expected useful life are accounted for by changing the amortisation period or method, as appropriate, and treated as changes in accounting estimates.

Depreciation is calculated using the straight-line method to write down the cost of property and equipment to their residual values over their estimated useful lives. Land is not depreciated. The estimated useful lives are as follows:

Buildings	20 years

Furniture and equipment	5-10 years

Vehicles	4-7 years

Software and computer equipment	shorter of lease term or useful life

De-recognition of a fixed asset is carried at its disposal, or if its use is not associated with future economic benefits. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net sales proceeds and the carrying amount of the asset) is recognized in the profit and loss account for the year in which it was derecognised, in ‘Other operating income’.

(13)                Intangible assets

The bank’s other intangible assets include the value of computer software and customer core deposits acquired in business combinations.

An intangible asset is recognised only when its cost can be measured reliably and it is probable that the expected future economic benefits that are attributable to it will flow to the bank.

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses.

The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortised over the useful economic life. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at each financial year—end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortisation period or method, as appropriate, and treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in the income statement in the expense category consistent with the function of the intangible asset.

Amortisation is calculated using the straight—line method to write down the cost of intangible assets to their residual values over their estimated useful lives as follows:

Computer software	3-5 years

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

(14)                Impairment of non—financial assets

The bank assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the bank estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash—generating unit’s (CGU) fair value less costs to sell and its value in use. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre—tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the bank estimates the asset’s or CGU’s recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceeds the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the income statement.

Impairment losses relating to goodwill cannot be reversed in future periods.

(15)                Financial guarantees

In the ordinary course of business, the bank gives financial guarantees, consisting of letters of credit, guarantees and acceptances. Financial guarantees are initially recognised in the financial statements (within ‘Other liabilities’) at fair value, being the premium received. Subsequent to initial recognition, the bank’s liability under each guarantee is measured at the higher of the amount initially recognised less, when appropriate, cumulative amortisation recognised in the income statement, and the best estimate of expenditure required to settle any financial obligation arising as a result of the guarantee.

Any increase in the liability relating to financial guarantees is recorded in the income statement in ‘Credit loss expense’. The premium received is recognised in the income statement in ‘Net fees and commission income’ on a straight line basis over the life of the guarantee.

(16)                Provisions

Provisions are recognised when the bank has a present obligation (legal or constructive) as a result of a past event, and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is presented in the income statement net of any reimbursement.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

(17)                Taxes

(i) Current tax

Current tax assets and liabilities for the current and prior years are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the statement of financial position date.

(ii) Deferred tax

Deferred tax is provided on temporary differences at the statement of financial position date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax liabilities are recognised for all taxable temporary differences, except:

•                                Where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss,

•                                In respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised except:

•                                Where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss,

•                                In respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at each statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each statement of financial position date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the statement of financial position date.

Current tax and deferred tax relating to items recognised directly in equity are also recognised in equity and not in the income statement.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

(18)                Fiduciary assets

The bank provides trust and other fiduciary services that result in the holding or investing of assets on behalf of its clients. Assets held in a fiduciary capacity are not reported in the financial statements, as they are not the assets of the bank.

(19)                Dividends on ordinary shares

Dividends on ordinary shares are recognised as a liability and deducted from equity when they are approved by the bank’s shareholders. Interim dividends are deducted from equity when they are declared and no longer at the discretion of the bank.

Dividends for the year that are approved after the statement of financial position date are disclosed as an event after the statement of financial position date.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

(20)                Equity reserves

The reserves recorded in equity (other comprehensive income) on the bank’s statement of financial position include:

‘Available—for—sale’ reserve which comprises changes in fair value of available—for—sale investments.

‘Cash flow hedge reserve’ which comprises the portion of the gain or loss on a hedging instrument in a cash flow hedge that is determined to be an effective hedge.

‘Foreign currency translation reserve’ which is used to record exchange differences arising from the translation of the net investment in foreign operations, net of the effects of hedging.

(21)                Segment reporting

The bank’s segmental reporting is based on the following operating segments: Retail banking, Corporate banking, Investment banking, Asset management and Group functions.

2.5.                  Standards issued but not yet effective

Standards issued but not yet effective up to the date of issuance of the Bank’s financial statements are listed below. This listing of standards and interpretations issued are those that the Bank reasonably expects to have an impact on disclosures, financial position or performance when applied at a future date. The Bank intends to adopt these standards when they become effective.

IAS 1 Financial Statement Presentation — Presentation of Items of Other Comprehensive Income

The amendments to IAS 1 change the grouping of items presented in OCI. Items that could be reclassified (or ‘recycled’) to profit or loss at a future point in time (for example, upon derecognition or settlement) would be presented separately from items that will never be reclassified. The amendment affects presentation only and has there no impact on the Bank’s financial position or performance. The amendment becomes effective for annual periods beginning on or after 1 July 2012.

IAS 12 Income Taxes — Recovery of Underlying Assets

The amendment clarified the determination of deferred tax on investment property measured at fair value. The amendment introduces a rebuttable presumption that deferred tax on investment property measured using the fair value model in IAS 40 should be determined on the basis that its carrying amount will be recovered through sale. Furthermore, it introduces the requirement that deferred tax on non-depreciable assets that are measured using the revaluation model in IAS 16 always be measured on a sale basis of the asset. The amendment becomes effective for annual periods beginning on or after 1 January 2012.

IAS 19 Employee Benefits (Amendment)

The IASB has issued numerous amendments to IAS 19. These range from fundamental changes such as removing the corridor mechanism and the concept of expected returns on plan assets to simple clarifications and re-wording. The amendment becomes effective for annual periods beginning on or after 1 January 2013.

IAS 27 Separate Financial Statements (as revised in 2011)

As a consequence of the new IFRS 10 and IFRS 12, what remains of IAS 27 is limited to accounting for subsidiaries, jointly controlled entities, and associates in separate financial statements. The Bank does not present separate financial statements. The amendment becomes effective for annual periods beginning on or after 1 January 2013.

IAS 28 Investments in Associates and Joint Ventures (as revised in 2011)

As a consequence of the new IFRS 11 and IFRS 12. IAS 28 has been renamed IAS 28 Investments in Associates and Joint Ventures, and describes the application of the equity method to investments in joint ventures in addition to associates. The amendment becomes effective for annual periods beginning on or after 1 January 2013.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

2.                            Accounting policies (continued)

IFRS 7 Financial Instruments: Disclosures — Enhanced Derecognition Disclosure Requirements

The amendment requires additional disclosure about financial assets that have been transferred but not derecognised to enable the user of the Bank’s financial statements to understand the relationship with those assets that have not been derecognised and their associated liabilities. In addition, the amendment requires disclosures about continuing involvement in derecognised assets to enable the user to evaluate the nature of, and risks associated with, the entity’s continuing involvement in those derecognised assets. The amendment becomes effective for annual periods beginning on or after 1 July 2011. The amendment affects disclosure only and has no impact on the Bank’s financial position or performance.

IFRS 9 Financial Instruments: Classification and Measurement

IFRS 9 as issued reflects the first phase of the IASBs work on the replacement of IAS 39 and applies to classification and measurement of financial assets and financial liabilities as defined in IAS 39. The standard is effective for annual periods beginning on or after 1 January 2013. In subsequent phases, the IASB will address hedge accounting and impairment of financial assets. The completion of this project is expected over the course of 2011 or the first half of 2012. The adoption of the first phase of IFRS 9 will have an effect on the classification and measurement of the Bank’s financial assets, but will potentially have no impact on classification and measurements of financial liabilities. The Bank will quantify the effect in conjunction with the other phases, when issued, to present a comprehensive picture.

IFRS 10 Consolidated Financial Statements

IFRS 10 replaces the portion of IAS 27 Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also includes the issues raised in SIC-12 Consolidation — Special Purpose Entities. IFRS 10 establishes a single control model that applies to all entities including special purpose entities. The changes introduced by IFRS 10 will require management to exercise significant judgement to determine which entities are controlled, and therefore, are required to be consolidated by a parent, compared with the requirements that were in IAS 27. This standard becomes effective for annual periods beginning on or after 1 January 2013.

IFRS 12 Disclosure of Involvement with Other Entities

IFRS 12 includes all of the disclosures that were previously in IAS 27 related to consolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28. These disclosures relate to an entity’s interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required. This standard becomes effective for annual periods beginning on or after 1 January 2013.

IFRS 13 Fair Value Measurement

IFRS 13 establishes a single source of guidance under IFRS for all fair value measurements. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. The Bank is currently assessing the impact that this standard will have on the financial position and performance. This standard becomes effective for annual periods beginning on or after 1 January 2013.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

3.                            Cash and cash equivalents

Cash and cash equivalents comprise:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Cash in hand	454 838	56 927	470 183	59 056
Current account with the National Bank of Ukraine	265 812	33 269	174 750	21 949
Current accounts with other financial institutions	838 426	104 937	1 725 504	216 725
Cash and cash equivalents	1 559 076	195 133	2 370 437	297 730

4.                            Amounts due from credit institutions

Amounts due from credit institutions comprise:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Mandatory reserve account with the NBU	186 151	23 298	256 611	32 231
Guarantee deposits	59 209	7 411	56 094	7 045
Interbank deposits	35 954	4 500	21 150	2 656
Accrued income	1 760	220	1 526	193
Less allowance for impairment	(11 954)	(1 496)	(8 939)	(1 123)
Total due from credit institutions	271 120	33 933	326 442	41 002

Ukrainian banks have to place in a separate account at the National Bank of Ukraine (the “NBU”) 100% of the mandatory reserves established for the previous month. This reserve can be generated through cash or bonds. Bank established a reserve with cash. The sum of the average daily allowance for the period from 1 to 31 December 2011 was 176 747 thousand UAH. As at December 31, 2011, the Bank complied with the requirements of the NBU regarding reserve requirements.

Ukrainian banks have to place in a separate account in the National Bank an amount equal to the allowance for loan losses (determined on the UA GAAP basis) generated by foreign currency loans granted to borrowers who do not have a source of foreign exchange earnings. As at December 31, 2011 the Bank placed at a deposit account 717 thousand U.S. dollars and 70 thousand Euros. These funds are not available for use in the daily activities of the Bank.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

5.                            Derivative financial instruments

Management believes that the curtailment of loans denominated in different currencies, with the same bank-contractor is essentially the equivalent of a currency swap, which is a contractual agreement between two parties regarding fluctuations in foreign exchange rates. These transactions were recorded on a net basis as financial derivatives, not as a means of credit institutions / credit institutions.

	2011			2010
	UAH’000			UAH’000
	The notional			The notional
	amount of	Fair value		amount of	Fair value
	the debt	Assets	Liabilities	the debt	Assets	Liabilities

Contracts in foreign currency
Currency swaps	934 415	852	3 548	615 408	5 856	247
Total derivative assets / liabilities	934 415	852	3 548	615 408	5 856	247

	2011			2010
	UAH’000			UAH’000
	The notional			The notional
	amount of	Fair value		amount of	Fair value
	the debt	Assets	Liabilities	the debt	Assets	Liabilities
Contracts in foreign currency
Currency swaps	116 951	107	444	77 296	736	31
Total derivative assets / liabilities	116 951	107	444	77 296	736	31

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

6.                            Loans to customers

Loans to customers include:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Commercial loans	15 716 815	1 967 109	15 069 338	1 892 728
Consumer loans	2 602 019	325 669	2 941 501	369 457
Mortgage loans	1 112 922	139 292	1 165 585	146 398
Other loans to individuals	169 789	21 251	119 971	15 070
	19 601 545	2 453 321	19 296 395	2 423 653
Less allowance for impairment	(2 294 298)	(287 153)	(1 626 207)	(204 254)
Total loans to customers	17 307 247	2 166 168	17 670 188	2 219 399

Loans granted to the following categories of customers:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Legal entities and SAP	15 716 815	1 967 109	15 069 338	1 892 728
Individuals	3 884 730	486 212	4 227 057	530 925
Total loans to customers	19 601 545	2 453 321	19 296 395	2 423 653

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

6.                            Loans to customers (continued)

Loans are provided primarily to clients operating in the territory of Ukraine

	2011	2011		2010	2010
	UAH’000	USD’000%		UAH’000	USD’000%
Agriculture and Food Industry	982 032	122 911	5,01	909 939	114 290	4,72
Light industry	241 958	30 283	1,23	294 945	37 045	1,53
Engineering	3 468 656	434 136	17,70	3 435 869	431 550	17,81
Metallurgy	373 253	46 716	1,90	330 132	41 465	1,71
Medical Facilities	1 022	128	0,01	992	125	0,01
Timber industry	63 803	7 986	0,33	64 636	8 118	0,33
Construction	266 314	33 332	1,36	232 980	29 263	1,21
Transport	367 188	45 957	1,87	277 838	34 897	1,44
Trade	3 928 896	491 739	20,04	3 780 258	474 805	19,59
The mining industry	782 866	97 983	3,99	878 884	110 389	4,55
Chemical industry	2 882 029	360 714	14,70	2 573 607	323 248	13,34
Public utilities	596 101	74 608	3,04	631 253	79 286	3,27
Loans to resident individuals	3 732 576	467 168	19,04	4 094 040	514 217	21,22
Non-residents — individuals	114 438	14 323	0,58	103 679	13 022	0,54
Real estate transactions	899 135	112 535	4,59	796 606	100 055	4,13
Other	901 278	112 802	4,59	890 737	111 878	4,63
Total loans to customers	19 601 545	2 453 321	100	19 296 395	2 423 653	100

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

6.         Loans to customers (continued)

Provision for impairment losses on loans to customers

Reconciliation of provision for impairment of loans to customers by category for 2011:

UAH’000	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
At 1 January 2011	1 139 914	362 065	109 546	14 682	1 626 207
Accrued provision / (disbanded) for the period	113 990	338 979	166 088	50 015	669 072
Write-off	(824)	(157)	—	—	(981)
At 31 December 2011	1 253 080	700 887	275 634	64 697	2 294 298
Individual impairment	1 253 080	—	275 634	64 697	1 593 411
Collective impairment	—	700 887	—	—	700 887
At 31 December 2011	1 253 080	700 887	275 634	64 697	2 294 298

USD’000	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
At 1 January 2011	143 175	45 476	13 759	1 844	204 254
Accrued provision / (disbanded) for the period	14 307	42 545	20 846	6 277	83 975
Write-off	(103)	(20)	—	—	(123)
Conversion to the presentation currency	(544)	(278)	(107)	(24)	(953)
At 31 December 2011	156 835	87 723	34 498	8 097	287 153
Individual impairment	156 835	—	34 498	8 097	199 430
Collective impairment	—	87 723	—	—	87 723
At 31 December 2011	156 835	87 723	34 498	8 097	287 153

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

6.         Loans to customers (continued)

Provision for impairment losses on loans to customers

Reconciliation of provision for impairment of loans to customers by category for 2010:

	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
UAH’000
At 1 January 2010	2 299 479	613 215	242 879	69 945	3 225 518
Accrued provision / (disbanded) for the period	(1 158 067)	(240 994)	(133 333)	(55 263)	(1 587 657)
Write-off	(1 498)	(10 156)	—	—	(11 654)
Recovery	—	—	—	—	—
At 31 December 2010	1 139 914	362 065	109 546	14 682	1 626 207
Individual impairment	1 139 914	—	109 546	14 682	1 264 142
Collective impairment	—	362 065	—	—	362 065
At 31 December 2010	1 139 914	362 065	109 546	14 682	1 626 207
USD’000
At 1 January 2010	287 824	77 580	29 986	8 557	403 947
Accrued provision / (disbanded) for the period	(145 932)	(30 369)	(16 802)	(6 964)	(200 067)
Write-off	(188)	(1 276)	—	—	(1 464)
Recovery	—	—	—	—	—
Conversion to the presentation currency	1 471	(459)	575	251	1 838
At 31 December 2010	143 175	45 476	13 759	1 844	204 254
Individual impairment	143 175	—	13 759	1 844	158 778
Collective impairment	—	45 476	—	—	45 476
At 31 December 2010	143 175	45 476	13 759	1 844	204 254

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

6.         Loans to customers (continued)

Restructured loans

Book value of restructured loans is as follows:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Commercial loans	249 570	31 236	538 573	67 645
Consumer loans	95 902	12 003	99 511	12 499
Mortgage loans	35 472	4 440	32 557	4 089
Other loans to individuals	—	—	—	—
Restructured loans	380 944	47 679	670 641	84 233

The following table provides an analysis of the gross loan portfolio by types of collateral as at 31 December 2011:

	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
UAH’000
Mortgage	2 247 274	1 221 351	897 153	—	4 365 778
Cash deposits	850 939	114 293	2 189	—	967 421
Securities	331 222	—	785	—	332 007
Other assets	10 997 507	1 052 276	150 410	—	12 200 193
Unsecured loans	1 289 872	214 098	62 385	169 791	1 736 146
Total	15 716 814	2 602 018	1 112 922	169 791	19 601 545
USD’000
Mortgage	281 268	152 864	112 287	—	546 419
Cash deposits	106 503	14 305	274	—	121 082
Securities	41 456	—	98	—	41 554
Other assets	1 376 443	131 702	18 825	—	1 526 970
Unsecured loans	161 441	26 796	7 808	21 251	217 296
Total	1 967 111	325 667	139 292	21 251	2 453 321

This table summarises the amount of loans and advances secured by collateral, rather than the fair value of the collateral itself. Management estimates the fair value of collateral at the time a loan is granted, and when a loan becomes impaired. The majority of express loans are secured by a guarantee or are not secured. Mortgage loans are secured by the underlying real estate. Other collateral is composed of vehicles, goods in turnover, equipment and other.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

6.         Loans to customers (continued)

The following table provides an analysis of the gross loan portfolio by types of collateral as at 31 December 2010:

	Commercial loans	Consumer loans	Mortgage loans	Other loans to individuals	Total
UAH’000
Mortgage	3 224 605	1 330 635	1 015 226	—	5 570 466
Cash deposits	1 472 466	128 447	953	—	1 601 866
Securities	684 386	—	734	—	685 120
Other assets	8 451 364	1 324 129	131 358	—	9 906 851
Unsecured loans	1 236 518	158 291	17 313	119 970	1 532 092
Total	15 069 339	2 941 502	1 165 584	119 970	19 296 395
USD’000
Mortgage	405 015	167 130	127 514	—	699 659
Cash deposits	184 944	16 133	120	—	201 197
Securities	85 960	—	92	—	86 052
Other assets	1 061 502	166 312	16 499	—	1 244 313
Unsecured loans	155 308	19 882	2 175	15 067	192 432
Total	1 892 729	369 457	146 400	15 067	2 423 653

This table summarises the amount of loans and advances secured by collateral, rather than the fair value of the collateral itself. Management estimates the fair value of collateral at the time a loan is granted, and when a loan becomes impaired. The majority of express loans are secured by a guarantee or are not secured. Mortgage loans are secured by the underlying real estate. Other collateral is composed of vehicles, goods in turnover, equipment and other.

Concentration analysis

As of 31 December 2011 the Bank had a concentration of loans in the amount of 4 811 500 thousand UAH. (602 205 thousand dollars. U.S.) provided to the ten largest borrowers 24.5% of the total loan portfolio) (31 December 2010 - 4 801 052 th. (603 018 thousand dollars. U.S., or 24.9%)).

Collateral received

During the year ended 31 December 2011, the Bank entered into the ownership of real estate, book value for which were 2 854 thousand UAH. (357 thousand dollars. U.S.).

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

7.                            Financial investments

Financial investments include:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Trading securities:
T-bills	263	33	4	1
Shares of an enterprise	607 493	76 033	521 352	65 483
Corporate bonds	17 816	2 230	20 159	2 532
Total trading securities	625 572	78 296	541 515	68 016
Securities in the portfolio for sale:
T-bills	80 216	10 040	162	19
Shares of an enterprise	12 102	1 515	12 050	1 514
Investments in subsidiaries, which are held for sale	60	8	28 122	3 532
Provisions for impairment of securities	(1 403)	(176)	(1 529)	(192)
Total securities in the portfolio for sale	90 975	11 387	38 805	4 873
Securities to maturity
Corporate bonds	134 900	16 884	142 237	17 865
Provisions for impairment of securities	(6 743)	(844)	(7 112)	(893)
Total securities to maturity	128 157	16 040	135 125	16 972
Total Financial Investment	844 704	105 723	715 445	89 861

Investments available for sale include shares of Ukrainian companies of the energy sector and other sectors of the economy, unrated and unquoted on the market, and on December 31, 2011, these investments are stated at cost less impairment, as it is impossible to determine their fair value reliably. Recently there were not any operations that would determine their fair value. In addition, the use of discounted cash flow method produces a wide range of fair values, due to the uncertainty of future cash flows.

As of December 31, the book value of corporate bonds 17,500 th. (2 190 thousand dollars) were pledged as collateral under “repos” and other operations (Note 11).

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

8.                            Property, equipment and intangible assets

A summary of activity in property, equipment and intangible assets as at and for the year ended 31 December 2010 is as follows (in thousands of Ukrainian hryvnias):

UAH’000	Land and buildings	Improvements of rental property	Vehicles	Furniture, fixtures and equipment	Intangible assets	Construction in progress	Total
Cost/ revaluated amount
31 December 2009	28 811	62 425	21 666	156 518	41 376	1 925	312 721
Additions	1 573	1 297	436	6 139	684	20 900	31 029
Transfers	223	1 381	1 326	5 770	1 915	(10 615)	—
Disposals	(238)	(2 574)	(994)	(4 503)	(408)	(4 695)	(13 412)
Revaluation	38 755	—	—	—	—	—	38 755
31 December 2010	69 124	62 529	22 434	163 924	43 567	7 515	369 093
Additions	1	900	945	9 259	235	18 770	30 110
Transfers	7	1 505	2 102	8 983	3 773	(16 370)	—
Disposals	—	(2 785)	(1 727)	(4 901)	(15)	(2 089)	(11 517)
Revaluation	6 127	—	—	—	—	—	6 127
31 December 2011	75 259	62 149	23 754	177 265	47 560	7 826	393 813
Accumulated depreciation
31 December 2009	4 794	40 169	16 731	107 174	15 702	—	184 570
Charge for the period	3 471	10 202	3 550	21 988	6 250	—	45 461
Disposals	(50)	(2 262)	(1 513)	(3 588)	(405)	—	(7 818)
Revaluation	13 290	—	—	—	—	—	13 290
31 December 2010	21 505	48 109	18 768	125 574	21 547	—	235 503
Charge for the period	4 103	7 705	2 311	17 658	6 223	—	38 000
Disposals	—	(2 668)	(1 654)	(4 586)	(14)	—	(8 922)
Revaluation	2 505	—	—	—	—	—	2 505
31 December 2011	28 113	53 146	19 425	138 646	27 756	—	267 086
Residual value - UAH’000
31 December 2009	24 017	22 256	4 935	49 344	25 674	1 925	128 151
31 December 2010	47 619	14 420	3 666	38 350	22 020	7 515	133 590
31 December 2011	47 146	9 003	4 329	38 619	19 804	7 826	126 727
Residual value -USD’000
31 December 2011	5 901	1 127	542	4 834	2 479	978	15 861

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

9.                            Other assets and liabilities

Other assets include:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Prepayments for services	2 249	281	3 521	442
Other prepayments	13 636	1 707	13 351	1 677
Collateral received	168 100	21 039	165 246	20 755
Funds in settlement transactions	469	59	723	91
Prepaid expenses	16 956	2 122	38 548	4 842
Prepayments for fixed assets	525	66	3 887	488
Other accrued income	1 575	197	4 581	575
Other prepaid taxes	2 749	344	2 968	373
Materials	4 528	567	4 256	535
Other	406	50	433	54
	211 193	26 432	237 514	29 832
Less: Provision for impairment (Note 10)	(1 665)	(208)	(1 468)	(184)
Total other assets	209 528	26 224	236 046	29 648

Other liabilities include:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Accrued vacation payable	18 714	2 342	21 495	2 700
Accrued employee benefits	160	20	21	3
Contributions to the Fund Deposit Guarantee	8 744	1 094	6 623	832
Provision for liabilities issued (Note 10)	12 764	1 598	7 272	913
Calculations and transit accounts	687	86	8 348	1 048
Accounts payable on acquisitions	663	83	331	42
Deferred revenues	323	40	233	29
Accounts payable for services	8 571	1 073	1 673	210
Others.	1 782	225	2 601	327
Total other liabilities	52 408	6 561	48 597	6 104

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

10.                     Provision for impairment of other assets and other provisions

Changes in the provision for impairment of other assets and other reserves were as follows:

	Other assets	Guarantees and liabilities	Provision for lawsuits	Total
UAH’000
31 December 2010	1 468	5 248	2 024	8 740
Charge	201	7 325	—	7 526
Recovery (write-offs)	(4)	(1 833)	—	(1 837)
31 December 2011	1 665	10 740	2 024	14 429
USD’000
31 December 2010	184	659	254	1 097
Charge	25	917	—	942
Recovery (write-offs)	(1)	(230)	—	(231)
Conversion to the presentation currency	—	(1)	(1)	(2)
31 December 2011	208	1 345	253	1 806

The amount of provision for impairment of assets are deducted from the cost of the related assets. Provision for guarantees and debt liabilities and the provision for legal claims are included in other liabilities.

11.                     Due to credit institutions

Due to credit institutions include:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
NBU funds	6 090 720	762 310	6 933 606	870 869
Correspondent accounts of other banks	45 092	5 644	21 883	2 749
Time deposits and loans	405 422	50 744	637 199	80 033
Funds from international organizations	124 029	15 523	495 916	62 288
Total due to credit institutions	6 665 263	834 221	8 088 604	1 015 939

As of 31 December 2011 for long-term stabilization loans granted by the Bank from the NBU in the amount of 6 090 720 thousand UAH. (762 310 thousand dollars. U.S.), the Bank has provided to National Bank collateral assets and property rights to assets worth 19,342,097 th. (2 420 849 thousand dollars. U.S.), also shareholder of JSC “F & C Realty” has provided a guarantee of 1,400,000 thousand shares of the Bank’s total nominal value of 570 000 thousand UAH. (71 341 thousand dollars. U.S.) or 35.0% of the share capital for the loans received from the NBU Bank (Note 15).

July 25, 2011Bank signed a contract with Link Business Solution Limited, which took over the right to claim under the Bank’s debt to the Cargill Financial Services International Inc., For a total restructuring of the contract amount of 52 750 000 dollars USA for up to 25 July 2021 (13 000 000 dollars. U.S. - 9.8%, 39 750 000 dollars. U.S. - 10.7% commission - 3%). The amount of interest repayment for outstanding debt - 11 539 000 dollars. USA.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

12.                     Due to customers

Due to customers include:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Current Accounts
- Entities	1 256 646	157 281	808 682	101 572
- Individuals	625 064	78 233	484 552	60 860
	1 881 710	235 514	1 293 234	162 432
Term deposits
- Entities	1 929 518	241 498	3 009 475	377 994
- Individuals	6 968 241	872 142	5 867 999	737 028
	8 897 759	1 113 640	8 877 474	1 115 022
Total customer	10 779 469	1 349 154	10 170 708	1 277 454

As of December 31, 2011 term deposits of legal entities in the amount of 1 364 950 thousand UAH. (170 837 thousand dollars. U.S. (70,7%)) belonged to the ten largest customers - others (31 December 2010 - 2 343 611 thousand UAH. (294 361 thousand dollars. U.S. (77,9%%)) ).

As of December 31, 2011 time deposits of individuals in the amount of 942 597thousand UAH. (117 975 thousand dollars. U.S.) belonged to the ten largest customers - others (31 December 2010 - 737 899thousand UAH. (92 681 thousand dollars. U.S.).

As of December 31, 2011 in the amount of time deposits 1 758 772 th. (220 127 thousand dollars. USA) (31 December 2010 - 1 589 617 th. (294 361 thousand dollars. U.S.)) have been pledged as security for loans granted by the Bank.

13.                     Debt securities issued

	Currency	Year of issue	Year due	%	2010 UAH’000	2010 USD’000	2009 UAH’000	2009 USD’000
Loan participation notes issued of USD 100,000	USD	2006	2014	10,5	650 505	81 417	648 217	81 417
Total					650 505	81 417	648 217	81 417

In November 2006, the Bank issued loan participation notes through Finance & Credit Ukraine B.V. with a par value of USD 100,000 thousand in total (UAH 505,000 thousand at the exchange rate on the date of issue). These notes carry a fixed coupon rate of 10.375% payable semi-annually. The effective rate is 11.491% as at 31 December 2009. The notes mature in January 2010. The loan participation notes are listed on the Irish Stock Exchange.

In December 2009 the Bank was renegotiating with the holders of notes to restructure USD 80,702 thousand of nominal value for the period of four years till January 2014 with a fixed coupon rate of 10.5%. The agreement was concluded in January 2010.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

14.                     Subordinated debt

	Currency	Year of issue	Year due	%	Principal debt amount, currency of issue	2011 UAH’000	2010 UAH’000
Ltd. “Tokmak ferosplavnaya company”	UAH	2006	2016	5,90	87 347	87 347	78 110
Vorskla Steel Holdings limited	USD	2009	2016	8,40	7 174	57 320	58 233
Bloomshine limited	USD	2009	2016	8,40	12 754	101 898	99 556
Bloomshine limited	USD	2010	2017	8,00	25 079	200 374	192 880
Bloomshine limited	USD	2010	2017	7,95	9 084	72 579	76 646
Bloomshine limited	USD	2010	2017	8,00	4 632	37 010	38 733
Bloomshine limited	USD	2010	2017	8,00	10 726	85 699	84 601
Bloomshine limited	USD	2010	2017	8,10	24 424	195 143	193 120
Bloomshine limited	USD	2011	2017	8,00	19 143	152 954	—
Total Subordinated debt UAH’000						990 324	821 879

	Currency	Year of issue	Year due	%	Principal debt amount, currency of issue	2011 USD’000	2010 USD’000
Ltd. “Tokmak ferosplavnaya company	UAH	2006	2016	5,90	87 347	10 932	9 811
Vorskla Steel Holdings limited	USD	2009	2016	8,40	7 174	7 174	7 314
Bloomshine limited	USD	2009	2016	8,40	12 754	12 754	12 504
Bloomshine limited	USD	2010	2017	8,00	25 079	25 079	24 226
Bloomshine limited	USD	2010	2017	7,95	9 084	9 084	9 627
Bloomshine limited	USD	2010	2017	8,00	4 632	4 632	4 865
Bloomshine limited	USD	2010	2017	8,00	10 726	10 726	10 626
Bloomshine limited	USD	2010	2017	8,10	24 424	24 424	24 256
Bloomshine limited	USD	2011	2017	8,00	19 143	19 143	—
Total Subordinated debt, USD’000						123 948	103 229

In December 2006, the Bank received a subordinated loan from a related party with a nominal value of 100.000 thousand UAH for which an interest rate equal to the discount rate of the NBU. Loan repayment period - 2016. In 2007, the nominal interest rate was changed to 5.9%. The loan was recognized at amortized cost using the market interest rate of 11.0%.

Subordinated loans in foreign currency (U.S. dollar) are recognized at amortized cost using the market interest rate of 10.0% (for loans% level rates are less than the specified value).

Information on subordinated debt to related parties, refer to Note 27.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

15.                     Capital

Movement of fully paid shares in circulation was:

	Number of shares	Nominal value, UAH’000	Total, USD’000
31 December 2010	4 000 000 000	2 000 000	401 957
Conversion to the presentation currency	—	—	—
31 December 2011	4 000 000 000	2 000 000	401 957

As of 31 December 2011 Authorised and issued share capital consisted of 4,000,000,000 (31 December 2010 - 4,000,000,000) ordinary shares with a nominal value of UAH 0.50. each (31 December 2010 - 0,50 UAH. each). All ordinary shares give the same right to vote. In U.S. dollars nominal value of the shares at the date of registration of the share capital (share price in U.S. dollars at the exchange rate as at 31.12.2011 amounts to 250 319 thousand dollars. U.S.).

As of 31 December 2010, the shareholders of the Bank, CJSC “F & C Realty”, provided as collateral 1,400,000 thousand shares with a total nominal value of the Bank’s 570,000 thousand hryvnia, or 35.0% of the share capital for the loans received by the Bank from the NBU, $ 6 933,600 thousand hryvnia (note 11).

16.                     Net fee and commission income

Net fee and commission income include:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Settlement and cash services	223 710	28 078	204 381	25 755
Fee income from credit services	103 645	13 008	51 905	6 541
Commission income from operations in the foreign exchange market	44 249	5 554	31 472	3 966
Guarantees and letters of credit	5 792	727	8 782	1 107
Securities trading	52	7	83	10
Other fees	8 905	1 117	10 914	1 375
Fee and commission income	386 353	48 491	307 537	38 754
Settlement and cash services	(25 006)	(3 138)	(26 617)	(3 354)
Commission expense on credit service	(44)	(6)	(45)	(6)
Currency conversion operations	—	—	(271)	(34)
Other commissions	(4 117)	(517)	(4 401)	(554)
Commission expenses	(29 167)	(3 661)	(31 334)	(3 948)
Net fee and commission income	357 186	44 830	276 203	34 806

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

17.                     Other operating income

Other operating incomes include:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Income from dividends	261	33	1 482	187
Income from securities	—	—	617	78
Revenue from operating leases	365	46	668	84
Fines, penalties received by the bank	9 011	1 131	9 968	1 256
Other operating income	1 298	162	1 069	134
Other operating income	10 935	1 372	13 804	1 739

18.                     Other income

Other incomes include:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Loss on disposal of intangible assets and fixed assets	540	68	216	27
Return debts previously written off bad debts	56	6	—	—
Other income	2 608	328	2 227	281
Other income	3 204	402	2 443	308

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

19.                     Salaries and other employee benefits, and other administrative and operating expenses

Salaries and other employee benefits:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Salaries and other employee benefits	283 028	35 523	246 057	31 006
Charges on wages	86 902	10 906	78 576	9 902
Salaries and other benefits	369 930	46 429	324 633	40 908

Other administrative and operating expenses:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Rental and maintenance of premises	76 045	9 544	77 239	9 733
Legal, accounting and other professional services	9 831	1 234	522	66
Communication services	23 196	2 911	23 411	2 950
Security	15 664	1 966	18 710	2 358
Spending on marketing and advertising	9 128	1 146	20 362	2 566
Cost of collection and transportation of valuables	12 172	1 528	12 147	1 531
Taxes other than income taxes	37 099	4 656	34 678	4 370
Repairs and maintenance	19 245	2 415	18 787	2 367
Utility costs	10 332	1 297	9 047	1 140
Business expenses	10 188	1 279	9 299	1 172
Penalties	1 394	175	497	63
Sponsorship and Charity	9 697	1 217	1 566	197
Other expenses	94 482	11 857	32 127	4 047
Other administrative and operating expenses	328 473	41 225	258 392	32 560

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

20.                     Taxation

Income tax expenses include:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Current income tax expense	(222)	(28)	—	—
Benefits (expense) for income tax	551 788	69 272	(472 603)	(59 555)
Total benefit (expense) for income tax	551 566	69 244	(472 603)	(59 555)

In 2010, the income tax in Ukraine deducted from taxable income at 25% (2009: 25%).

In 2010, a new Tax Code was adopted, which caused a significant change in tax laws.

The main changes relate to a gradual decrease in the income tax rate since 2011, the following:

•                                For the period from April 2011 will apply the income tax rate of 23%;

•                                For the period from January 2012 will apply the income tax rate of 21%;

•                                For the period from January 2013 will apply the income tax rate of 19%;

•                                For the period from January 2014 used the income tax rate of 16%.

Actual income tax expense differs from the expected based on the current tax rate.

Matching expenditures for income tax expense, calculated using the standard rate and the actual accrued amounts are as follows:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Income (loss) before tax	(531 989)	(66 767)	1 798 366	226 620
Statutory tax rate	23%	23%	25%	25%
The theoretical benefit (expense) income tax expense in the application of standard rate	122 357	15 356	(449 592)	(56 655)
Article is not attributable to the gross expenditure	(15 912)	(1 996)	36 579	4 610
Change in unrecognized deferred tax	445 343	55 912	(59 590)	(7 510)
Changes in the tax return	(222)	(28)	—	—
Benefits (expense) for income tax	551 566	69 244	(472 603)	(59 555)

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

20.       Taxation (continued)

Change in temporary differences recognized in the year ended December 31, 2011, were:

	Balance at 01.01.2011 asset (liability)	In the profit and loss statement	In other comprehensive income	Conversion to the presentation currency	Balance at 31.12.2011 asset (liability)
UAH’000
Amounts due from credit institutions	2 300	(2 300)	—	—	—
Financial investment	(51 743)	5 412	—	—	(46 331)
Loans to customers	(410 827)	550 406	—	—	139 579
Tangible and intangible assets	(8 032)	457	(3 248)	—	(10 823)
Due to credit institutions	3 100	1 200	—	—	4 300
Due to customers	10 199	(15 894)	—	—	(5 695)
Debt securities issued	1 000	2 100	—	—	3 100
Other borrowed funds	1 899	6 693	(7 574)	—	1 018
All other assets and liabilities, net	(4 536)	3 714	—	—	(822)
Deferred tax assets (liabilities), net sum	(456 640)	551 788	(10 822)	—	84 326
USD’000
Amounts due from credit institutions	290	(290)	—	—	—
Financial investment	(6 499)	679	—	21	(5 799)
Loans to customers	(51 601)	69 098	—	(29)	17 468
Tangible and intangible assets	(1 008)	57	(407)	4	(1 354)
Due to credit institutions	389	151	—	(1)	539
Due to customers	1 280	(1 995)	—	1	(714)
Debt securities issued	(1 260)	264	—	3	(993)
Other borrowed funds	1 624	842	(950)	(8)	1 508
All other assets and liabilities, net	(570)	466	—	3	(101)
Deferred tax assets (liabilities), net sum	(57 355)	69 272	(1 357)	(6)	6 258

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

20.       Taxation (continued)

Change in temporary differences recognized in the year ended December 31, 2010, were:

	Balance at 01.01.2010 asset (liability)	In the profit and loss statement	In other comprehensive income	Conversion to the presentation currency	Balance at 31.12.2010 asset (liability)
UAH’000
Amounts due from credit institutions	(3 229)	5 529	—	—	2 300
Financial investment	(147 076)	95 333	—	—	(51 743)
Loans to customers	134 669	(545 496)	—	—	(410 827)
Tangible and intangible assets	2 452	(16 794)	6 310	—	(8 032)
Due to credit institutions	802	2 298	—	—	3 100
Due to customers	3 673	6 526	—	—	10 199
Debt securities issued	6 391	(5 391)	—	—	1 000
Other borrowed funds	(4 461)	(3 293)	9 653	—	1 899
All other assets and liabilities, net	6 779	(11 315)	—	—	(4 536)
Deferred tax assets (liabilities), net sum	—	(472 603)	15 963	—	(456 640)
USD’000
Amounts due from credit institutions	(404)	697	—	(3)	290
Financial investment	(18 419)	12 013	—	(93)	(6 499)
Loans to customers	16 865	(68 740)	—	274	(51 601)
Tangible and intangible assets	307	(2 116)	793	8	(1 008)
Due to credit institutions	100	290	—	(1)	389
Due to customers	460	822	—	(2)	1 280
Debt securities issued	(581)	(679)	—	—	(1 260)
Other borrowed funds	823	(416)	1 214	3	1 624
All other assets and liabilities, net	849	(1 426)	—	7	(570)
Deferred tax assets (liabilities), net sum	—	(59 555)	2 007	193	(57 355)

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

21.                     Basic and adjusted earnings (loss) per share

The amount of basic earnings per share are calculated by dividing profit or loss attributable to equity holders by the weighted average number of ordinary shares in issue during the year. The Bank has no diluted potential ordinary shares, so the adjusted earnings per share is equal to basic earnings per share.

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Profit (loss) attributable to shareholders of the Bank	19 394	1 842	1 325 575	167 041
Average number of common shares outstanding (thousands)	4 000 000	4 000 000	4 000 000	4 000 000
Basic and adjusted earnings (loss) per share (in UAH and US dollars Per share)	0,0048	0,0006	0,3310	0,0420

22.                     Commitments and contingencies

Operating Environment

Although the economy of Ukraine is a market economy, it continues to show some signs of transitional economics. These characteristics include, but are not limited to the low liquidity in the capital markets, relatively high inflation and currency controls that cause the national currency to be illiquid outside of Ukraine. Stability of the economy of Ukraine will depend on the policies and activities of the government to reform the legal and administrative system, and the economy. As a result, operations in Ukraine inherent risks are typical of countries with developed economies.

Ukrainian economy is affected by the market volatility and slowdown th rate of economic development in the world economy. The global financial crisis led to a decline in the gross domestic product, capital markets instability, significant deterioration of liquidity in the banking sector, and tighter credit conditions in Ukraine. Despite the stabilization measures taken by the Government of Ukraine to support the banking sector and to ensure the liquidity of the Ukrainian banks and companies, there is uncertainty regarding the access to capital for the Bank and its counterparties, which could affect the financial condition, results of operations and business prospects of the Bank.

In addition, factors, including increased unemployment in Ukraine, reduced liquidity and profitability and an increase in insolvencies of companies and individuals, have contributed to the possibility of the Bank’s borrowers to repay the debt to the Bank. Changes in economic conditions have also led to a decrease in the value of collateral for loans and other obligations. In cases where the information is publicly available, the Bank recorded an assessment of expected future cash flows in the evaluation of impairment.

Management does their best to maintain the economic stability of the Bank under the circumstances. However, a further deteriorating situation in the areas described above could negatively affect the results of operations and financial condition. Now it is impossible to determine exactly how it will impact.

Legal Aspects

In the normal course of business, the Bank is a party of various lawsuits and disputes. Management believes that the ultimate liabilities that may arise as a result of these lawsuits or disputes will not have a material adverse effect on the financial position or results of operations.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

22.       Commitments and contingencies (continued)

Meeting the requirements of the tax legislation and regulations

Ukrainian legislation and regulations governing the field of taxation and other aspects, including the rules of currency and customs control, continue to change. Provisions of laws and regulations are often unclear, and their interpretation depends on the position of local, regional, and other state agencies. Cases of conflicting in interpretations of the law are not unique. Management believes that its interpretation of the legislation, governing the activities of the Bank, is correct, and the Bank is in full compliance with the legislation governing its activities, and the Bank of charge and pay all applicable taxes.

Commitments and contingencies

As of 31 December 2011 the contractual financial commitments of the Bank include:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Credit liabilities
Guarantees	2 344 614	293 450	1 644 832	206 593
Letters of credit	85 811	10 740	103 543	13 005
	2 430 425	304 190	1 748 375	219 598
Operating lease commitments
Up to 1 year	19 163	2 398	18 397	2 311
From 1 to 5 years	86 401	10 814	86 900	10 915
More than 5 years	16 115	2 017	19 545	2 455
	121 679	15 229	124 842	15 681
Less allowance for losses on guarantees and commitments	(10 740)	(1 345)	(5 248)	(659)
Less: cash held as collateral for letters of credit and guarantees	—	—	—	—
Actual and potential liabilities	2 541 364	318 074	1 867 969	234 620

Financial conditions

The Bank is a party to various agreements with other credit institutions, which contain provisions on financial performance and the overall risk profile of the Bank. Under such conditions, the bank must adhere to the international minimum capital adequacy ratio of 8%, the equity of the Bank shall not be less than 300,000 thousand U.S. dollars, the ratio of financial debt to the Bank of its total assets must be at least 50%.

Creditors have the right to demand immediate repayment of the loan and accrued interest, if any indebtedness of the Bank will be announced or potentially may be declared to be repaid before the maturity date causes by contract defualt. These financial obligations may limit the ability of the Bank to follow certain business strategies and engage in other major operations in the future.

As of 31 December 2011 the Bank’s capital adequacy ratio was 11,2% (Note 28).

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

23.                     Segment Information

Segment information for the main banking activities in the context of contracting segment for 2011:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
External revenues	1 874 286	613 562	63 023	67 236	—	(59 348)	2 558 759
Revenues from other segments	2 435 972	889 747	3 388 928	9 219	(6 723 866)	—	—
Total income	4 310 258	1 503 309	3 451 951	76 455	(6 723 866)	(59 348)	2 558 759

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

23.       Segment Information (continued)

Information on the nature of income and expenses for reportable segments for the year 2011:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
Interest income	4 050 598	1 343 419	3 427 393	—	(6 712 758)	(8 407)	2 100 245
Fee and commission income	184 449	156 413	2 580	54 019	(11 108)	—	386 353
Other operating income	75 211	3 477	21 978	22 436	—	(50 941)	72 161
Total income	4 310 258	1 503 309	3 451 951	76 455	(6 723 866)	(59 348)	2 558 759
Interest expenses	(3 399 300)	(1 309 848)	(3 729 610)	—	6 712 758	37 614	(1 688 386)
Commission expenses	(4 116)	(14 449)	(2 128)	(19 582)	11 108	—	(29 167)
Other operating expenses	(54 408)	(109 131)	(11 771)	(767 458)	—	(430 427)	(1 373 195)
Total expenses	(3 457 824)	(1 433 428)	(3 743 509)	(787 040)	6 723 866	(392 813)	(3 090 748)
Segment result	852 434	69 881	(291 558)	(710 585)	—	(452 161)	(531 989)
Profit before tax							(531 989)
Benefits (expense) for income tax							551 566
Profit (loss) for the period							19 577
Segment assets	14 041 143	3 496 887	2 499 860	1 870 927	—	(1 473 837)	20 434 980
Segment liabilities	4 244 424	7 011 307	8 003 583	957 672	—	(1 075 469)	19 141 517

The line “Adjustments” reflects the difference between the information provided in the consolidated financial statements in accordance with IFRS, and the information provided to management.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

23.       Segment Information (continued)

Segment information for the main banking activities in the context of contracting segment for 2011 in thousands of dollars. U.S.:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
External revenues	235 240	77 007	7 910	8 439	—	(7 449)	321 147
Revenues from other segments	305 736	111 671	425 341	1 157	(843 905)	—	—
Total income	540 976	188 678	433 251	9 596	(843 905)	(7 449)	321 147

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

23.       Segment Information (continued)

Information on the nature of income and expenses for reportable segments for the year 2011 in thousands of dollars. U.S.:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
Interest income	508 386	168 611	430 168	—	(842 511)	(1 054)	263 600
Fee and commission income	23 150	19 631	324	6 780	(1 394)	—	48 491
Other operating income	9 440	436	2 758	2 816	—	(6 394)	9 056
Total income	540 976	188 678	433 250	9 596	(843 905)	(7 448)	321 147
Interest expenses	(426 642)	(164 398)	(468 099)	—	842 511	4 721	(211 907)
Commission expenses	(517)	(1 813)	(267)	(2 458)	1 394	—	(3 661)
Other operating expenses	(6 829)	(13 697)	(1 477)	(96 323)	—	(54 020)	(172 346)
Total expenses	(433 988)	(179 908)	(469 843)	(98 781)	843 905	(49 299)	(387 914)
Segment result	106 988	8 770	(36 593)	(89 185)	—	(56 747)	(66 767)
Profit before tax							(66 767)
Benefits (expense) for income tax							69 244
Profit (loss) for the period							2 477
Segment assets	1 757 385	437 669	312 881	234 164	—	(184 466)	2 557 633
Segment liabilities	531 231	877 532	1 001 725	119 862	—	(134 605)	2 395 745

The line “Adjustments” reflects the difference between the information provided in the consolidated financial statements in accordance with IFRS, and the information provided to management.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

23.       Segment Information (continued)

Segment information for the main banking activities in the context of contracting segment for 2010:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
External revenues	1 848 630	700 176	54 975	65 054	—	73 653	2 742 488
Revenues from other segments	2 210 472	904 035	5 905 974	10 292	(9 030 773)	—	—
Total income	4 059 102	1 604 211	5 960 949	75 346	(9 030 773)	73 653	2 742 488

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

23.       Segment Information (continued)

Information on the nature of income and expenses for reportable segments for the year 2010:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
Interest income	3 935 411	1 444 512	5 941 685	—	(9 018 870)	77 452	2 380 190
Fee and commission income	112 624	153 690	2 940	50 185	(11 903)	—	307 536
Other operating income	11 067	6 009	16 324	25 161	—	(3 799)	54 762
Total income	4 059 102	1 604 211	5 960 949	75 346	(9 030 773)	73 653	2 742 488
Interest expenses	(3 654 093)	(1 434 008)	(5 797 513)	—	9 018 870	17 785	(1 848 959)
Commission expenses	(3 605)	(13 401)	(2 443)	(23 787)	11 903	—	(31 333)
Other operating expenses	(330 565)	(38 518)	(16 797)	(597 662)	—	1 919 712	936 170
Total expenses	(3 988 263)	(1 485 927)	(5 816 753)	(621 449)	9 030 773	1 937 497	(944 122)
Segment result	70 839	118 284	144 196	(546 103)	—	2 011 150	1 798 366
Profit before tax							1 798 366
Benefits (expense) for income tax							(472 603)
Profit (loss) for the period							1 325 763

Segment assets	13 603 412	3 762 834	3 552 152	1 401 168	—	(811 136)	21 508 430
Segment liabilities	4 643 425	6 296 438	8 806 978	754 917	—	(266 866)	20 234 892

The line “Adjustments” reflects the difference between the information provided in the consolidated financial statements in accordance with IFRS, and the information provided to management.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

23.       Segment Information (continued)

Segment information for the main banking activities in the context of contracting segment for 2010 in thousands of dollars. U.S.:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
External revenues	232 953	88 232	6 928	8 196	—	9 283	345 592
Revenues from other segments	278 550	113 921	744 234	1 297	(1 138 002)	—	—
Total income	511 503	202 153	751 162	9 493	(1 138 002)	9 283	345 592

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

23.       Segment Information (continued)

Information on the nature of income and expenses for reportable segments for the year 2010 in thousands of dollars. U.S.:

Name of line	Corporate banking operations	Retail banking operations	Inter- banking operations	Other operations	Intercompany	Adjustments	Total
Interest income	495 916	182 028	748 734	—	(1 136 502)	9 761	299 937
Fee and commission income	14 192	19 367	370	6 324	(1 500)	1	38 754
Other operating income	1 395	757	2 057	3 171	—	(479)	6 901
Total income	511 503	202 152	751 161	9 495	(1 138 002)	9 283	345 592
Interest expenses	(460 466)	(180 705)	(730 566)	—	1 136 502	2 240	(232 995)
Commission expenses	(454)	(1 689)	(308)	(2 997)	1 500	—	(3 948)
Other operating expenses	(41 656)	(4 854)	(2 117)	(75 314)	—	241 912	117 971
Total expenses	(502 576)	(187 248)	(732 991)	(78 311)	1 138 002	244 152	(118 972)
Segment result	8 927	14 904	18 170	(68 816)	—	253 435	226 620
Profit before tax							226 620
Benefits (expense) for income tax							(59 555)
Profit (loss) for the period							167 065
Segment assets	1 708 606	472 617	446 155	175 989	—	(101 878)	2 701 489
Segment liabilities	583 220	790 841	1 106 168	94 819	—	(33 519)	2 541 529

The line “Adjustments” reflects the difference between the information provided in the consolidated financial statements in accordance with IFRS, and the information provided to management.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.                     Financial risk management

Management of risk is fundamental to the business of banking and is an essential element of operations. The major risks faced by the Bank are those related to credit exposures, market and liquidity risks.

This note presents information about the exposure to each of these risks, the objectives, policies and processes for measuring and managing risk, and the management of capital.

Risk management framework

The risk management policies aim to identify, analyse and manage the risks faced by the Bank, to set appropriate risk limits and controls, and to continuously monitor risk levels and adherence to limits. The operational risk management functions are aimed at developing and ensuring proper functioning of internal processes and procedures that minimise the exposure to internal and external risk factors. The risks are managed in an integrated manner and are evaluated in terms of the policy of the Bank, which is reviewed and approved by the Management Board on an annual basis. Risk limits are established for credit, market and liquidity risks and the level of exposure is then maintained within these limits.

Risk management policies, monitoring and control are conducted by a number of specialised divisions and units within the Risk Management Department (RMD) under the supervision of the Asset and Liability Management Committee (ALCO) and the Head Office Credit Committee. ALCO and the Head Office Credit Committee are supervised by the Supervisory Council and the Management Board.

The Supervisory Council has the highest degree of authority with respect to risk management, and is empowered through the Charter to approve any transactions on behalf of the Bank, including those that are outside of the scope of the authority of the Management Board and other governing bodies. The Supervisory Council’s Risk Management Committee determines the overall risk management strategy. The Board is directly responsible for its implementation.

The Board is generally responsible for the activities of the Bank, including those relating to risk management. The Board delegates its powers with respect to the overall asset, liability and risk management to ALCO.

The ALCO consists of six representatives of senior management and is chaired by the Chairman of the Management Board. The ALCO sits at least once every month or more frequently if required. The ALCO is responsible for the control and management of the asset and liability structure. It also sets interest rates and maturity limits and compares key performance indicators with those of competitors. In addition, the ALCO is responsible for managing risks and monitoring compliance with the limits it has set, reviewing reports on liquidity, interest and foreign exchange risk, establishing the methodology for carrying out risk assessment and setting limits and standards with the aim of balancing the level of risks and profitability.

The Credit Committees comprise the Head Office Credit Committee, the Branch Credit Commissions, the Head Office Mezzanine Corporate and Retail Credit Committees, and the Microfinance Credit Committees. The Head Office Credit Committee is chaired by the Chairman of the Management Board and also comprises the vice chairmen and directors responsible for supervising corporate banking, legal, retail banking, correspondent banking and Risk Management Departments, and the Head of Operations.

The Credit Committees are responsible for approving loans, implementing the lending strategy, coordinating the activities of the departments and sub-committees and forming a balanced and diversified loan portfolio. Approval from the relevant Credit Committee is required to grant loans, make provisions and recover debt (including signing loan agreements and bringing claims or legal proceedings). The Head Office Credit Committee meets twice per week, while the Branch Credit Commissions, Head Office Mezzanine Corporate and Retail Credit Committees and Microfinance Credit Committees meet twice per week or more frequently if necessary. Branch Credit Commissions report directly to the Head Office Credit Committee.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.       Financial risk management (continued)

Each branch has its own Branch Credit Commission, which has a similar structure to the Head Office Credit Committee and consists of no fewer than five members. The Branch Credit Commissions are subject to limits on certain operations, including limits on the amount and terms of loans they are authorised to grant to both corporate and retail customers, which are based on the size and quality of the relevant branch’s loan portfolio. These limits are currently between UAH 1,000 thousand and UAH 2,000 thousand. The limits are revised by the Head Office Credit Committee at least once per quarter. A branch is required to refer lending decisions to the Head Office if the amount of the proposed loan exceeds its maximum lending authority.

The RMD assists the ALCO and the various Credit Committees in discharging their functions. Its functions include evaluating and analysing financial risks, monitoring compliance with limits, and making recommendations with regard to balancing levels of risk and profitability, based on overall levels of risk and risks associated with particular business areas and banking products. The RMD consists of Credit Risk Management Department, Market and Operational Risk Management Department, Collateral Assessment and Monitoring Department, Problem Assets Department and branch units. The RMD has staff at the head office and each branch. Branch RMD staff report directly to the head office RMD rather than the head of the relevant branch.

The RMD evaluates risks using procedures and methodologies approved by the Management Board. The risk identification occurs on ongoing basis through investigation of business results and operational activity. For risks assessment and monitoring the RMD uses information on parameters of assets and liabilities (including interest rates, amounts, maturities etc.) obtained from different sources including Internal Audit Function, Accounting Department, Security Department, Legal Department etc. The RMD controls risks by setting limits on transactions (by amounts, maturities, etc.).

The RMD supports the Credit Committees and Commissions by establishing quality ratings required for particular loan transactions, making recommendations for setting and changing lending decision-making authority and monitoring the quality of all ongoing loan transactions. Based on information provided in the loan applications from the Corporate Banking, Retail Banking and Investment Banking Departments and the branches (for amounts exceeding their lending limits) and information concerning customers’ competence, reputation and historical repayments record from the Legal Department, Security Department and back office, respectively, the RMD determines customers’ creditworthiness and provides its conclusions to the Credit Committees, together with the results of its monitoring of loans and its recommendations as to setting or changing lending limits. It also determines the appropriate level of impairment provisions.

The principal categories of risks to which the Bank is exposed through its operations and the way the Bank manages these risks are described below.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.                     Financial risk management (continued)

Credit risk

Credit risk is the risk of a financial loss to the Bank if a customer or counterparty fails to meet its contractual obligations, and arises principally from loans and advances to customers and other banks and investment securities. For risk management reporting purposes, the Bank considers and consolidates all elements of credit risk exposure (such as individual customer and counterparty default risk, country, and industry risk).

The Bank manages its credit risk by establishing internal policies aimed at maximising risk-adjusted profit by maintaining credit risk exposure within accepted parameters, by setting, monitoring and reviewing credit ratings, by setting and authorising lending limits and by actively monitoring the performance of its customers. The Bank deals with counterparties of good credit standing and, when appropriate, obtains collateral. The credit policy is reviewed and approved by its Management Board and Supervisory Council.

The RMD determines levels of overall risk exposure by reference to customers and products. The Credit Risk Sub-Department regularly evaluates customers’ creditworthiness and business performance.

Loans and advances

In evaluating the risks associated with a particular borrower, the Bank takes into account the borrower’s business and factors such as the quality of its management, its main business activities, its geographic location, suppliers, customers, other indebtedness, financial stability, turnover, the liquidity of the proposed collateral and whether it is sufficient in view of the credit risk, their credit history with the Bank and other financial institutions and the risk involved in lending to a particular borrower, using a rating scale. A lack of credit history with the Bank or lack of credit history in general is not an absolute bar to granting a loan, provided the Bank receives sufficient information to assess the borrower’s business and financial condition. However, when the Bank lends to a borrower with no credit history, it sets conditions such as a requirement to transfer a certain part of the customer operations to the Bank for a certain period and charging a higher interest rate, or requiring additional collateral. The Bank also considers the weighted average credit risk associated with the industry in which the borrower operates.

The Bank has developed an internal credit rating system whereby each borrower is assigned ratings based on (i) financial and operational ratios, (ii) financial position, (iii) market position and management effectiveness and (iv) the quality of the collateral. The Department of Financial Engineering and Corporate Lending and branch Credit Departments, as appropriate, compute and assign a rating for the borrower. In making its credit decisions with regard to loans to banks, the Bank uses a rating scale based on the international rating, if any, and financial statements audited by recognised auditors, allocating various credit ratings to the borrowers. The Bank evaluates the borrower’s financial statements, credit history, and cash flows in order to determine the expected risk of default for such borrower and also monitors the weighted average credit risk of potential borrowers on a portfolio basis and by industry sector.

The borrower’s financial standing is subject to continual monitoring and review on a quarterly basis or as the business may require.

The Bank structures the levels of credit risk it undertakes by placing separate limits on the amount of risk accepted in relation to each borrower and each category of borrowers within a particular industry or geographical region. Such risks are monitored and reviewed regularly (at least once per month). Lending limits for individual borrowers and any changes to those limits are set by the Head Office Credit Committee.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.                     Financial risk management (continued)

Credit limits include limits on the amount and repayment schedule for each loan agreement and restrictions on the purpose of the loan and are updated on each loan approval. The Bank monitors operations with its customers on a regular basis (generally, once per month) and notifies the Head Office Credit Committee periodically, or in the event of any change in a customer’s circumstances. The Bank either confirms existing limits or contacts the customer if it is necessary to review the terms of the loan.

When structuring loans to corporate customers, the Bank follows certain basic principles. It sets out repayment schedules and adapts them so as to take into account any seasonality in the borrower’s business and, where applicable, also obtains guarantees from affiliates of the borrower, enters into collateral agreements to secure related loans, prescribes the borrower’s own equity contribution for project financing transactions and requires cash flows from the financed project or counter-parties to be directed to the current accounts opened with the Bank. In the case of loans to retail customers, the Bank typically takes collateral to secure such loans. When taking security, the Bank gives preference to the most liquid form of collateral.

Once a loan is classified as an impaired, this loan is transferred from the relevant credit unit to a specialised bank unit dealing with recovery of problem loans, the Problem Loans Unit of the RMD. The Problem Loans Unit coordinates the work of branches on the recovery of problem loans and also undertakes its own actions on the recovery of the loans.

The basic means of problem loan recovery include foreclosure on the pledged property, recovery of funds from the debtor or guarantor and initiation of bankruptcy procedures on the debtor.

Interbank operations

Credit risk of inter-bank operations mainly arises as a result of unsecured exposures to counterparties, albeit such exposures typically have relatively short-term maturities (which generally range from several hours up to two weeks, with an average duration of between seven and nine days). The Bank sets separate limits for counterparty banks based on its evaluation of their financial condition and on any available non-financial information (such as information on the counterparty’s shareholders, customers, quality of management, market position, concentration of activity and growth rate). The Head Office Credit Committee is responsible for approving and changing the limits for each category of counterparty banks on a monthly basis. If the RMD determines that the financial performance of a counterparty bank has deteriorated or is likely to deteriorate, the RMD suspends the credit limit and notifies management and the respective departments accordingly.

Investments business

Applications for investments in corporate securities are analysed by the RMD who assesses the level of credit risk, reputation risk, market risk of issuer and issue, respectively. The Bank monitors the financial performance of issuers and companies and the market for their debt and equity securities. The Investment Banking Department is responsible for investment decisions and implementing transactions within limits set by the Head Office Credit Committee.

Maximum exposure to credit risk

The maximum exposure to on balance sheet credit risk is generally reflected in the carrying amounts of financial assets on the statement of financial position. The Bank is exposed to off-balance sheet credit risk through commitments to extend credit and guarantees issued. The credit risk for off-balance sheet financial instruments is defined as the possibility of sustaining a loss as a result of another party to a financial instrument failing to perform in accordance with the terms of the contract. The Bank uses the same procedures and methodologies, as defined in the policy for approving credit related commitments (undrawn loan commitments, letter of credit and guarantees) as it does for on balance sheet credit obligations (loans).

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.                     Financial risk management (continued)

As of 31 December 2011 the Bank’s credit risk includes:

	Notes	The maximum amount of exposure 2011	The maximum amount of exposure 2010
UAH’000
Cash and cash equivalents (excluding funds on hand)	3	1 104 238	1 900 254
Amounts due from credit institutions	4	271 120	326 442
Derivatives	5	852	5 856
Loans to customers	6	17 307 247	17 670 188
Financial investment	7	844 704	715 445
Other assets	9	209 528	236 046
Credit actual and potential liabilities	22	2 541 364	1 867 969
The total loan risk		22 279 053	22 722 200
USD’000
Cash and cash equivalents (excluding funds on hand)	3	138 206	238 674
Amounts due from credit institutions	4	33 933	41 002
Derivatives	5	107	736
Loans to customers	6	2 166 168	2 219 399
Financial investment	7	105 723	89 861
Other assets	9	26 224	29 648
Credit actual and potential liabilities	22	318 074	234 620
The total loan risk		2 788 435	2 853 940

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.                     Financial risk management (continued)

Analysis of non-performing loans, the utility of which is not diminished by age, has passed from the date of default of payment by category of financial assets:

2011 UAH’000	Up to 30 days	From 31 to 60 days	More than 60 days	Total
Loans to business entities	18 422	5 563	1 163 646	1 187 631
Individuals	50 664	33 796	1 587 182	1 671 642
Total	69 086	39 359	2 750 828	2 859 273
The fair value of collateral for non-performing loans				2 353 191

2011 USD’000	Up to 30 days	From 31 to 60 days	More than 60 days	Total
Loans to business entities	2 306	696	145 641	148 643
Individuals	6 341	4 230	198 651	209 222
Total	8 647	4 926	344 292	357 865
The fair value of collateral for non-performing loans				294 524

2010 UAH’000	Up to 30 days	From 31 to 60 days	More than 60 days	Total
Loans to business entities	50 893	32 069	1 094 179	1 177 141
Individuals	71 445	30 696	1 695 507	1 797 648
Total	122 338	62 765	2 789 686	2 974 789
The fair value of collateral for non-performing loans				2 347 561

2010 USD’000	Up to 30 days	From 31 to 60 days	More than 60 days	Total
Loans to business entities	6 392	4 028	137 430	147 850
Individuals	8 974	3 855	212 958	225 787
Total	15 366	7 883	350 388	373 637
The fair value of collateral for non-performing loans				294 857

Debts for non-performing interest on loans for which payment fell due, and which were transferred to the deferred payment is 377 545 thousand UAH. (47 253 thousand dollars USA) as at 31.12.2011. Total non-performing interest on loans to the Bank amounts to 734 941 thousand UAH. (91 985 thousand dollars. USA) as at 31.12.2011 This amount of debt is not reflected in the non-performing loans, the usefulness of which is not diminished by age, have passed from the date of default of payment by category of financial assets.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.                     Financial risk management (continued)

Geographic concentration

Geographical concentration of assets and liabilities for 2011:

UAH’000	Ukraine	Countries — OECD	Other countries	Total
Assets:
Cash and cash equivalents	729 029	782 152	47 895	1 559 076
Banking metals	24 620	—	—	24 620
Amounts due from credit institutions	251 945	—	19 175	271 120
Derivative financial instruments.	852	—	—	852
Loans to customers	17 209 609	2 075	95 563	17 307 247
Financial investment	730 886	113 818	—	844 704
Tangible and intangible assets	126 727	—	—	126 727
Current tax assets	6 780	—	—	6 780
Deferred tax assets	84 326	—	—	84 326
Other assets	158 606	50 913	9	209 528
	19 323 380	948 958	162 642	20 434 980
Liabilities:
Due to credit institutions	5 510 244	1 154 667	352	6 665 263
Derivatives	3 548	—	—	3 548
Due to customers	10 571 842	190 008	17 619	10 779 469
Debt securities issued	—	—	650 505	650 505
Subordinated debt	52 658	879 025	58 641	990 324
Other liabilities	52 408	—	—	52 408
	16 190 700	2 223 700	727 117	19 141 517
Net balance position	3 132 680	(1 274 742)	(564 475)	1 293 463
Credit related commitments	2 427 846	—	4	2 427 850

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.                     Financial risk management (continued)

Geographical concentration of assets and liabilities for 2011:

USD’000	Ukraine	Countries — OECD	Other countries	Total
Assets:
Cash and cash equivalents	91 245	97 894	5 994	195 133
Banking metals	3 081	—	—	3 081
Amounts due from credit institutions	31 533	—	2 400	33 933
Derivative financial instruments.	107	—	—	107
Loans to customers	2 153 948	260	11 960	2 166 168
Financial investment	91 477	14 246	—	105 723
Tangible and intangible assets	15 861	—	—	15 861
Current tax assets	849	—	—	849
Deferred tax assets	10 554	—	—	10 554
Other assets	19 851	6 372	1	26 224
	2 418 506	118 772	20 355	2 557 633
Liabilities:
Due to credit institutions	689 660	144 518	43	834 221
Derivatives	444	—	—	444
Due to customers	1 323 167	23 781	2 206	1 349 154
Debt securities issued	—	—	81 417	81 417
Subordinated debt	6 591	110 018	7 339	123 948
Other liabilities	6 561	—	—	6 561
	2 026 423	278 317	91 005	2 395 745
Net balance position	392 083	(159 545)	(70 650)	161 888
Credit related commitments	303 868	—	1	303 869

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.       Financial risk management (continued)

Geographical concentration of assets and liabilities for 2010:

UAH’000	Ukraine	Countries — OECD	Other countries	Total
Assets:
Cash and cash equivalents	913 038	1 433 106	24 293	2 370 437
Banking metals	43 364	—	—	43 364
Amounts due from credit institutions	309 521	—	16 921	326 442
Derivative financial instruments.	5 856	—	—	5 856
Loans to customers	17 570 573	1 976	97 639	17 670 188
Financial investment	602 021	113 424	—	715 445
Tangible and intangible assets	133 590	—	—	133 590
Deferred tax assets	7 062	—	—	7 062
Other assets	114 953	121 093	—	236 046
	19 699 978	1 669 599	138 853	21 508 430
Liabilities:
Due to credit institutions	6 725 411	1 362 750	443	8 088 604
Derivatives	247	—	—	247
Due to customers	9 934 057	219 518	17 133	10 170 708
Debt securities issued	—	—	648 217	648 217
Deferred tax liabilities	456 640	—	—	456 640
Subordinated debt	49 659	709 716	62 504	821 879
Other liabilities	48 597	—	—	48 597
	17 214 611	2 291 984	728 297	20 234 892
Net balance position	2 485 367	(622 385)	(589 444)	1 273 538
Credit related commitments	1 719 914	—	4	1 719 918

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.       Financial risk management (continued)

Geographical concentration of assets and liabilities for 2010:

USD’000	Ukraine	Countries — OECD	Other countries	Total
Assets:
Cash and cash equivalents	114 679	180 000	3 051	297 730
Banking metals	5 447	—	—	5 447
Amounts due from credit institutions	38 877	—	2 125	41 002
Derivative financial instruments.	736	—	—	736
Loans to customers	2 206 887	248	12 264	2 219 399
Financial investment	75 615	14 246	—	89 861
Tangible and intangible assets	16 779	—	—	16 779
Current tax assets	887	—	—	887
Deferred tax assets	—	—	—	—
Other assets	14 439	15 209	—	29 648
	2 474 346	209 703	17 440	2 701 489
Liabilities:
Due to credit institutions	844 720	171 163	56	1 015 939
Derivatives	31	—	—	31
Due to customers	1 247 731	27 572	2 151	1 277 454
Debt securities issued	—	—	81 417	81 417
Deferred tax liabilities	57 355	—	—	57 355
Subordinated debt	6 237	89 141	7 851	103 229
Other liabilities	6 104	—	—	6 104
	2 162 178	287 876	91 475	2 541 529
Net balance position	312 168	(78 173)	(74 035)	159 960
Credit related commitments	216 023	—	1	216 024

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.       Financial risk management (continued)

Liquidity risk

Liquidity risk is the risk of insolvency of the Bank to meet its payment obligations when they fall due in the ordinary course of business and under unforeseen circumstances.

The maturities of assets and liabilities and the ability to replace, at an acceptable cost, interest-bearing liabilities as they mature, are important factors in assessing the liquidity of the Bank and the risks associated with changes in interest rates and exchange rates.

Liquidity risk arises in the general funding of activities and in the management of positions. It includes both the risk of being unable to fund assets at appropriate maturities and rates and the risk of being unable to liquidate an asset at a reasonable price and in an appropriate time frame.

The process of managing liquidity risk is continuous. The RMD carries out day-to-day monitoring of short-term exposure to liquidity risk. Senior management receives weekly analysis and daily reports and the ALCO performs a monthly review of liquidity risk management.

The Bank tries to minimize liquidity risk by reducing the liquidity gaps, matching the maturities of assets and liabilities, diversification of assets and liabilities, cash flow planning and adequate levels of liquidity by investing a significant part of the funds in liquid assets and maintain open limits on loans from other banks.

The Board sets limits on the minimum amount of cash to be paid to ensure to withdrawal from deposit accounts and the minimum amount of inter-bank and other loans, which are necessary to cover the withdrawal on demand in unexpected amounts.

The Bank assesses liquidity risk based on a gap analysis, that is, an analysis of the difference between assets and liabilities with the same maturity. The amounts of such unmatched positions in assets and liabilities having the same maturity are used to calculate the cumulative gap, which is subject to certain limits. These limits are determined by ability to source funds on the money markets. Such limits may be reviewed, depending on changes in the Bank’s capacity to source funds. The RMD is responsible for making recommendations with respect to changing limits, which are subject to approval by the ALCO. In addition, the Bank has procedures that apply in the event these limits are exceeded, as well as contingency plans for unforeseen situations.

The risks associated with the concentration of loans and deposits require continuous monitoring. Management acknowledges the risks associated with possible high concentrations of assets and liabilities and seeks to match maturities of corporate loans and deposits, which management views as a means of managing liquidity and interest rate risk. The Bank has access to a diverse funding base, including deposits, subordinated liabilities and share capital, which enhances funding flexibility, limits dependence on any one source of funds and generally lowers the cost of funds. The Bank also holds a portfolio of liquid assets as part of its liquidity risk management. The use of a combination of instruments to manage liquidity risks enables the Bank to use its lending resources and maintain liquidity levels more effectively.

To maintain its short-term liquidity, the Bank takes short-term deposits and subordinated debts, sells foreign currency, securities and precious metals. To maintain its long-term liquidity, the Bank takes medium and long-term deposits, long-term subordinated debts, sells assets such as securities, regulates its interest rate policy and strives to reduce expenses.

The Bank assesses and manages liquidity on a standalone basis, based on certain liquidity ratios established by the NBU.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.       Financial risk management (continued)

As of 31December, these standards were the following (calculated on the basis of financial statements prepared in accordance with UA GAAP):

	2011 г., %	Minimum requirements,%
H4 “Instant liquidity” (funds to be received or implemented in a single day / liabilities that are repayable on demand)	83,22	20,00
H5 “Current liquidity” (assets receivable or sale within 30 days / obligations that are repaid within 30 days)	70,26	40,00
H6 ‘short-term liquidity ratio “(assets receivable within 1 year / total equity and liabilities due within one year)	86,24	60,00

Analysis of liabilities grouped on the basis of the terms of the balance sheet date to the maturity date under the relevant

The following tables reflect the type and maturity of liabilities of the Bank as at 31 December 2011 based on contractual undiscounted obligations to pay money. Obligations payable on demand, be deemed to be payable at the earliest possible date. However, the Bank expects that many customers will not request payment on the earliest possible date that the Bank should undertake a pay and the table does not reflect the expected cash flows indicated by the Bank on the basis of information about the requirements of the payment of contributions for previous periods.

Analysis of liabilities grouped on the basis of the terms of the balance sheet date to the maturity date for 2011:

UAH’000	Up to 3 months	From 3 months to 1 year	From 1 to 5 years	More than 5 years	Total
Liabilities:
Due to credit institutions	165 769	132 479	1 775 072	4 591 943	6 665 263
Derivatives	3 548	—	—	—	3 548
Due to customers	3 910 089	5 075 559	1 757 928	35 893	10 779 469
Debt securities issued	—	—	650 505	—	650 505
Subordinated debt	—	—	—	990 324	990 324
Other liabilities	39 294	261	30	12 823	52 408
	4 118 700	5 208 299	4 183 535	5 630 983	19 141 517

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.                     Financial risk management (continued)

Analysis of liabilities grouped on the basis of the terms of the balance sheet date to the maturity date for 2011:

USD’000	Up to 3 months	From 3 months to 1 year	From 1 to 5 years	More than 5 years	Total
Liabilities:
Due to credit institutions	20 748	16 581	222 167	574 725	834 221

Derivatives	444	—	—	—	444

Due to customers	489 385	635 255	220 022	4 492	1 349 154
Debt securities issued	—	—	81 417	—	81 417

Subordinated debt	—	—	—	123 948	123 948
Other liabilities	4 915	33	4	1 609	6 561
	515 492	651 869	523 610	704 774	2 395 745

Analysis of liabilities grouped on the basis of the terms of the balance sheet date to the maturity date for 2010:

UAH’000	Up to 3 months	From 3 months to 1 year	From 1 to 5 years	More than 5 years	Total
Liabilities:
Due to credit institutions	518 600	255 414	345 256	6 969 334	8 088 604

Derivatives	247	—	—	—	247

Due to customers	2 464 443	5 176 213	2 522 587	7 465	10 170 708
Debt securities issued	—	—	648 217	—	648 217

Deferred tax liabilities	—	—	456 640	—	456 640

Subordinated debt	—	—	—	821 879	821 879
Other liabilities	42 929	187	26	5 455	48 597
	3 026 219	5 431 814	3 972 726	7 804 133	20 234 892

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.                     Financial risk management (continued)

Analysis of liabilities grouped on the basis of the terms of the balance sheet date to the maturity date for 2010:

USD’000	Up to 3 months	From 3 months to 1 year	From 1 to 5 years	More than 5 years	Total
Liabilities:
Due to credit institutions	65 137	32 080	43 365	875 357	1 015 939

Derivatives	31	—	—	—	31

Due to customers	309 537	650 139	316 840	938	1 277 454
Debt securities issued	—	—	81 417	—	81 417

Deferred tax liabilities	—	—	57 355	—	57 355

Subordinated debt	—	—	—	103 229	103 229
Other liabilities	5 392	23	3	686	6 104
	380 097	682 242	498 980	980 210	2 541 529

Market risk

Market risk is the risk that changes in the market prices, such as interest rates, equity prices, foreign exchange rates and credit spreads (not relating to changes in the obligor’s/issuer’s credit standing) will affect income or the value of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return on risk.

The Bank separates its exposure to market risk between trading and non-trading portfolios.

Trading portfolios are mainly held by the treasury unit, and include positions arising from market making and proprietary position taking, together with financial assets and liabilities that are managed on a fair value basis.

Overall authority for market risk is vested in ALCO. The RMD is responsible for the development of detailed risk management policies (subject to review and approval by ALCO) and for the day-to-day review of their implementation.

Foreign exchange rate risk

The exchange rate risk is the risk of losses resulting from adverse movements in foreign currency exchange rates. The exchange rate risk results from the Bank having open positions in different currencies. Such positions are calculated as differences between assets and liabilities in the same currencies as at the reporting date.

The Bank evaluates, monitors and sets limits for long and short foreign exchange positions. The Bank has to comply with all applicable NBU requirements in addition to using its own methods for evaluating the exchange rate risk. The policy with regard to open foreign currency positions is restricted to certain thresholds under the Ukrainian law and is monitored by the NBU on a daily basis.

The ALCO sets limits on the level of exposure by currencies and by departments. Such limits are reviewed in the event of volatility in foreign exchange rates. The ALCO may amend limits based on recommendations by the RMD. The Bank monitors compliance with such limits daily. Reports on changes in currency positions are provided to management on a weekly and a monthly basis.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.                     Financial risk management (continued)

Exposure to currency risk:

	2011 - UAH’000			2010 - UAH’000
Currency	Monetary assets	Monetary liabilities	Net Position	Monetary assets	Monetary liabilities	Net Position
The U.S. dollar	10 254 313	10 363 628	(109 315)	10 556 201	10 767 814	(211 613)
EUR	1 923 441	1 920 056	3 385	2 194 358	2 193 450	908
British Pound	217 965	212 548	5 417	226 214	224 354	1 860
Others	477 795	452 692	25 103	343 364	266 736	76 628
Total	12 873 514	12 948 924	(75 410)	13 320 137	13 452 354	(132 217)

Exposure to currency risk:

	2011 - USD’000			2010 - USD’000
Currency	Monetary assets	Monetary liabilities	Net Position	Monetary assets	Monetary liabilities	Net Position
The U.S. dollar	1 283 425	1 297 107	(13 682)	1 325 873	1 352 452	(26 579)
EUR	240 737	240 313	424	275 614	275 500	114
British Pound	27 280	26 602	678	28 413	28 179	234
Others	59 801	56 659	3 142	43 127	33 502	9 625
Total	1 611 243	1 620 681	(9 438)	1 673 027	1 689 633	(16 606)

The following tables provide the currency, changes in currency rate which the bank is exposed to significant risk as at 31 December 2011, taking into account the non-trading monetary assets and liabilities and projected cash flows.

The main aim of analysis is to identify the impact of potential changes in exchange rates of foreign currencies against the local currency, with the same values of all the other variables of the profit and loss account (due to non-trading monetary assets and liabilities for which fair value is sensitive to changes in exchange rates). The impact on equity is not different from the effect on the profit and loss account.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.                     Financial risk management (continued)

Shown in the table negative value reflects a potential net reduction in the income statement or equity, while a positive value reflects a net potential increase.

Currency	Exchange rate changes in 2011, UAH’000	Impact on the result before tax in 2011, UAH’000	Exchange rate changes in 2010, UAH’000	Impact on the result before tax in 2010, UAH’000
U.S. Dollar - 10% strengthening	(10 932)	(10 932)	(21 161)	(21 161)
U.S. Dollar - the weakening of 10%	10 932	10 932	21 161	21 161
EUR - 10% strengthening	339	339	91	91
EUR - the weakening of 10%	(339)	(339)	(91)	(91)
Pound Sterling - strengthening 10%	542	542	186	186
Pound Sterling - the weakening of 10%	(542)	(542)	(186)	(186)
Other currencies - strengthening 10%	2 510	2 510	7 663	7 663
Other currencies - the weakening of 10%	(2 510)	(2 510)	(7 663)	(7 663)

Currency	Exchange rate changes in 2011, USD’000	Impact on the result before tax in 2011, USD’000	Exchange rate changes in 2010, USD’000	Impact on the result before tax in 2010, USD’000
U.S. Dollar - 10% strengthening	(1 368)	(1 368)	(2 658)	(2 658)
U.S. Dollar - the weakening of 10%	1 368	1 368	2 658	2 658
EUR - 10% strengthening	42	42	11	11
EUR - the weakening of 10%	(42)	(42)	(11)	(11)
Pound Sterling - strengthening 10%	68	68	23	23
Pound Sterling - the weakening of 10%	(68)	(68)	(23)	(23)
Other currencies - strengthening 10%	314	314	963	963
Other currencies - the weakening of 10%	(314)	(314)	(963)	(963)

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.                     Financial risk management (continued)

Interest rate risk

Interest rate risk is the risk that movements in interest rates will affect income or the value of its portfolios of financial instruments. The Bank is exposed to interest rate risk, principally as a result of lending at fixed interest rates in amounts and for periods which differ from those of term borrowings at fixed interest rates. Interest margins on assets and liabilities having different maturities may increase as a result of changes in market interest rates.

The ALCO sets limits on the level of mismatch of interest rate repricing that may be undertaken, which is monitored by the RMD. In the absence of any available hedging instruments, the Bank seeks to match its interest rate positions. The evaluation and analysis of interest rate risk is performed as at the first day of each month and updated as necessary to reflect market changes, for example, a change in benchmark interest rates, market volatility or similar events. The results of such evaluation and analysis are discussed at regular ALCO meetings. In addition to applying standard calculations, the Bank uses stress-tests. These involve determining the level of interest-rate risk that would apply in the event of unforeseen circumstances or contingencies. This approach enables the Bank to evaluate changes in net interest income for future periods and determine the priority areas for interest risk management.

The general analysis of interest rate risk:

Name of line	On demand and less than 1 month	From 1 to 6 months	From 6 to 12 months	More than a year	Non- monetary items	Total
2010 UAH’000
Total assets	5 640 850	850 074	5 158 590	9 302 082	556 834	21 508 430
Total liabilities	(2 693 135)	(333 084)	(5 431 814)	(3 979 123)	(7 804 133)	(20 241 289)
Net break between the% rate on 31.12.2010.	0,12%	1,61%	4,33%	5,30%	—	2,96%
2011 UAH’000
Total assets	4 919 319	1 711 970	5 789 371	8 545 457	(481 137)	20 484 980
Total liabilities	(2 960 572)	(1 158 127)	(5 208 299)	(4 183 535)	(5 630 984)	(19 141 517)
Net break between the% rate on 31.12.2011.	0,70%	1,38%	2,60%	5,50%	—	2,42%

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.                     Financial risk management (continued)

Sensitivity analysis for interest rate risk in 2011:

Factor	UAH’000
The gap between sensitive assets and liabilities	3 191 481
Equity	1 273 538
Changes in capital with an increase in interest rates (100 bp)	31 915
Rising interest rates (100 bp)	1,00%
Changes in capital at lower interest rates (100 bp)	(31 915)
Decline in interest rates (100 bp)	-1,00%

The general analysis of interest rate risk:

Name of line	On demand and less than 1 month	From 1 to 6 months	From 6 to 12 months	More than a year	Non- monetary items	Total
2010 USD’000
Total assets	708 498	106 770	647 926	1 168 354	69 941	2 701 489
Total liabilities	(338 261)	(41 836)	(682 243)	(499 783)	(980 209)	(2 542 332)
Net break between the% rate on 31.12.2010.	0,12%	1,61%	4,33%	5,30%	—	2,96%
2011 USD’000
Total assets	615 701	214 269	724 595	1 069 546	(60 220)	2 563 891
Total liabilities	(370 545)	(144 951)	(651 869)	(523 609)	(704 771)	(2 395 745)
Net break between the% rate on 31.12.2011.	0,70%	1,38%	2,60%	5,50%	—	2,42%

Sensitivity analysis for interest rate risk in 2011:

Factor	USD’000
The gap between sensitive assets and liabilities	400 854
Equity	159 960
Changes in capital with an increase in interest rates (100 bp)	4 009
Rising interest rates (100 bp)	1,00%
Changes in capital at lower interest rates (100 bp)	(4 009)
Decline in interest rates (100 bp)	-1,00%

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

24.                     Financial risk management (continued)

Monitors interest rates on financial instruments

	2011				2010
Name of line	UAH	USD	EUR	Other currency	UAH	USD	EUR	Other currency
Assets
Cash and cash equivalents	—	0,42%	0,01%	2,53%	0,68%	—	—	0,01%
Amounts due from credit institutions	15,52%	0,65%	1,00%	7,00%	—	0,93%	1,50%	—
Financial investments:
Trading securities	8,49%	—	—	—	7,90%	—	—	—
Securities available-for-sale	4,96%	9,00%	—	—	4,97%	—	—	—
Securities to maturity	0,69%	10,38%	—	—	1,22%	10,38%	—	—
Loans to customers	12,42%	11,19%	10,43%	8,12%	13,72%	13,43%	12,87%	11,42%
Liabilities
Due to credit institutions	8,25%	7,16%	1,25%	0,09%	8,23%	7,05%	1,23%	0,74%
Customer accounts:
Current Accounts	2,93%	3,54%	0,96%	0,53%	2,35%	1,04%	1,48%	0,42%
Time deposits	16,04%	7,64%	7,38%	4,23%	18,01%	6,87%	8,60%	5,02%
Debt securities issued	—	6,53%	—	—	—	8,70%	3,39%	—
Subordinated debt	5,90%	8,09%	—	—	5,90%	10,98%	—	—

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

25.                     Fair value of financial instruments

Following disclosure of the fair value of financial instruments at current prices is provided in accordance with IFRS (IAS) 32 “Financial Instruments: Presentation”. Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between knowledgeable, independent parties under normal commercial conditions, other than in a forced or liquidation sale. Due to the lack of an open market for most financial instruments of the Bank there is a need to use a number of assumptions in the evaluation of the current value based on current economic conditions and the specific risks inherent in financial instruments. The following estimations do not necessarily reflect the amount of funds that the Bank could obtain from the market exchange in result of sale all financial instruments of certain kind. The following table summarizes the carrying amounts and fair values of financial assets and liabilities not carried at fair value in the statement of financial position of the Bank.

	Book value 2011 UAH’000	Fair value 2011 UAH’000	Unrecognised gains / (losses) 2011 UAH’000	Book value 2010 UAH’000	Fair value 2010 UAH’000	Unrecognised gains / (losses) 2010 UAH’000
Financial assets
Amounts due from credit institutions	271 120	271 120	—	326 442	326 442	—
Loans to customers	17 307 247	17 307 247	—	17 670 188	17 670 188	—
Financial liabilities
Due to customers	10 779 469	10 779 469	—	10 170 708	10 170 708	—
Debt securities issued	650 505	650 505	—	648 217	648 217	—
Subordinated debt	990 324	990 324	—	821 879	821 879	—
Total unrecognized change in unrealized fair value			—			—

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

25.                     Fair value of financial instruments (continued)

	Book value 2011 USD’000	Fair value 2011 USD’000	Unrecognised gains / (losses) 2011 USD’000	Book value 2010 USD’000	Fair value 2010 USD’000	Unrecognised gains / (losses) 2010 USD’000
Financial assets
Amounts due from credit institutions	33 933	33 933	—	41 002	41 002	—
Loans to customers	2 166 168	2 166 168	—	2 219 399	2 219 399	—
Financial liabilities		—
Due to customers	1 349 154	1 349 154	—	1 277 454	1 277 454	—
Debt securities issued	81 417	81 417	—	81 417	81 417	—
Subordinated debt	123 948	123 948	—	103 229	103 229	—
Total unrecognized change in unrealized fair value			—			—

Fair value hierarchy

IFRS 7 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, unobservable inputs reflect the Bank’s market assumptions.

These two types of inputs resulted in the following fair value hierarchy:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities. This level includes listed equity securities and debt instruments on exchanges and exchanges traded derivatives like futures.

Level 2 — inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

Level 3 — inputs for the asset or liability that are not based on observable market data (unobservable inputs).

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

25.                     Fair value of financial instruments (continued)

Above said hierarchy requires the use of visible market data, if any are in place. Where it is possible, the Bank takes into account corresponding visible market prices when estimating the fair value of financial instruments.

The estimated fair value approximates the value for which financial instruments could be exchanged between knowledgeable, willing parties on compatible market. However, due to the uncertainty and the use of subjective judgments, the fair value can not be interpreted as the one which can be realized in an immediate sale of assets or settlement of liabilities.

Financial instruments measured by fair value and according to hierarchy levels are below specified:

	Level 1	Level 2	Total
2011 UAH’000
Financial assets
Trade securities:	625 572	—	625 572
Derivative financial assets	—	852	852
Derivative financial liabilities	—	(3 548)	(3 548)
	625 572	(2 696)	622 876
2011 USD’000
Financial assets
Trade securities:	78 296	—	78 296
Derivative financial assets	—	107	107
Derivative financial liabilities	—	(444)	(444)
	78 296	(337)	77 959

	Level 1	Level 2	Total
2010 UAH’000
Financial assets
Trade securities:	541 515	—	541 515
Derivative financial assets	—	5 856	5 856
Derivative financial liabilities	—	(247)	(247)
	541 515	5 609	547 124
2010 USD’000
Financial assets
Trade securities:	68 016	—	68 016
Derivative financial assets	—	736	736
Derivative financial liabilities	—	(31)	(31)
	68 016	705	68 721

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

26.                     Analysis of assets and liabilities by maturity

The following table shows an analysis of assets and liabilities for the expected date of recovery or settlement as at 31.12.2011:

UAH’000	On demand and up to one month	From one to three months	From three months to one year	From one year to five years	More than five years	Total
Assets
Cash and cash equivalents	1 559 076	—	—	—	—	1 559 076
Banking metals	24 620	—	—	—	—	24 620
Amounts due from credit institutions	192 084	20 626	22 118	36 292	—	271 120
Derivative financial instruments	852	—	—	—	—	852
Loans to customers	2 394 712	1 690 586	5 744 137	8 177 717	(699 905)	17 307 247
Financial investments	517 248	469	20 863	153 527	152 597	844 704
Fixed assets and intangible assets	10	—	6	58 925	67 786	126 727
Current tax assets	6 780	—	—	—	—	6 780
Deferred tax assets	30 176	—	—	54 150	—	84 326
Other assets	193 761	289	2 247	14 846	(1 615)	209 528
Total assets	4 919 319	1 711 970	5 789 371	8 495 457	(481 137)	20 434 980
Liabilities
Due to credit institutions	145 260	20 509	132 479	1 775 072	4 591 943	6 665 263
Derivative financial instruments	3 548	—	—	—	—	3 548
Due to customers	2 772 714	1 137 375	5 075 559	1 757 928	35 893	10 779 469
Debt securities issued	—	—	—	650 505	—	650 505
Deferred tax liabilities	—	—	—	—	—	—
Subordinated debt	—	—	—	—	990 324	990 324
Other commitments	39 050	243	261	30	12 824	52 408
Total liabilities	2 960 572	1 158 127	5 208 299	4 183 535	5 630 984	19 141 517
Net Position	1 958 747	553 843	581 072	4 311 922	(6 112 121)	1 293 463
The cumulative difference	1 958 747	2 512 590	3 093 662	7 405 584	1 293 463	—

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

26.                     Analysis of assets and liabilities by maturity (continued)

The following table shows an analysis of assets and liabilities for the expected date of recovery or settlement as at 31.12.2011:

USD’000	On demand and up to one month	From one to three months	From three months to one year	From one year to five years	More than five years	Total
Assets
Cash and cash equivalents	195 133	—	—	—	—	195 133
Banking metals	3 081	—	—	—	—	3 081
Amounts due from credit institutions	24 041	2 582	2 768	4 542	—	33 933
Derivative financial instruments	107	—	—	—	—	107
Loans to customers	299 722	211 593	718 934	1 023 520	(62 569)	2 191 200
Financial investments	64 739	59	2 611	19 215	19 099	105 723
Fixed assets and intangible assets	1	—	1	7 375	8 484	15 861
Current tax assets	849	—	—	—	—	849
Deferred tax assets	3 777	—	—	1 152	—	4 929
Other assets	24 251	36	281	1 858	(202)	26 224
Total assets	615 701	214 270	724 595	1 057 662	(35 188)	2 577 040
Liabilities
Due to credit institutions	18 181	2 567	16 581	222 167	574 725	834 221
Derivative financial instruments	444	—	—	—	—	444
Due to customers	347 032	142 353	635 255	220 022	4 492	1 349 154
Debt securities issued	—	—	—	81 417	—	81 417
Deferred tax liabilities	—	—	—	—	—	—
Subordinated debt	—	—	—	—	123 948	123 948
Other commitments	5 466	30	33	4	1 606	7 139
Total liabilities	371 123	144 950	651 869	523 610	704 771	2 396 323
Net Position	244 578	69 320	72 726	534 052	(739 959)	180 717
The cumulative difference	244 578	313 898	386 624	920 676	180 717	—

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

26.                     Analysis of assets and liabilities by maturity (continued)

The following table shows an analysis of assets and liabilities for the expected date of recovery or settlement as at 31.12.2010:

UAH’000	On demand and up to one month	From one to three months	From three months to one year	From one year to five years	More than five years	Total
Assets
Cash and cash equivalents	2 370 437	—	—	—	—	2 370 437
Banking metals	43 364	—	—	—	—	43 364
Amounts due from credit institutions	312 159	1 968	16 052	5 202	(8 939)	326 442
Derivative financial instruments	5 856	—	—	—	—	5 856
Loans to customers	2 144 870	842 615	5 110 123	9 229 602	342 978	17 670 188
Financial investments	538 422	5 191	29 990	—	141 842	715 445
Fixed assets and intangible assets	—	—	—	51 227	82 363	133 590
Current tax assets	7 062	—	—	—	—	7 062
Other assets	218 680	300	2 425	16 051	(1 410)	236 046
Total assets	5 640 850	850 074	5 158 590	9 302 082	556 834	21 508 430
Liabilities
Due to credit institutions	515 036	3 564	255 414	345 256	6 969 334	8 088 604
Derivative financial instruments	247	—	—	—	—	247
Due to customers	2 135 042	329 401	5 176 213	2 522 587	7 465	10 170 708
Debt securities issued	—	—	—	648 217	—	648 217
Deferred tax liabilities	—	—	—	456 640	—	456 640
Subordinated debt	—	—	—	—	821 879	821 879
Other commitments	42 810	119	187	26	5 455	48 597
Total liabilities	2 693 135	333 084	5 431 814	3 972 726	7 804 133	20 234 892
Net Position	2 947 715	516 990	(273 224)	5 329 356	(7 247 299)	1 273 538
The cumulative difference	2 947 715	3 464 705	3 191 481	8 520 837	1 273 538	—

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

26.                     Analysis of assets and liabilities by maturity (continued)

The following table shows an analysis of assets and liabilities for the expected date of recovery or settlement as at 31.12.2010:

USD’000	On demand and up to one month	From one to three months	From three months to one year	From one year to five years	More than five years	Total
Assets
Cash and cash equivalents	297 730	—	—	—	—	297 730
Banking metals	5 447	—	—	—	—	5 447
Amounts due from credit institutions	39 208	247	2 016	653	(1 122)	41 002
Derivative financial instruments	736	—	—	—	—	736
Loans to customers	269 399	105 834	641 838	1 159 250	43 078	2 219 399
Financial investments	67 627	652	3 767	—	17 815	89 861
Fixed assets and intangible assets	—	—	—	6 434	10 345	16 779
Current tax assets	887	—	—	—	—	887
Other assets	27 466	38	305	2 016	(177)	29 648
Total assets	708 500	106 771	647 926	1 168 353	69 939	2 701 489
Liabilities
Due to credit institutions	64 689	448	32 080	43 365	875 357	1 015 939
Derivative financial instruments	31	—	—	—	—	31
Due to customers	268 164	41 373	650 139	316 840	938	1 277 454
Debt securities issued	—	—	—	81 417	—	81 417
Deferred tax liabilities	—	—	—	57 355	—	57 355
Subordinated debt	—	—	—	—	103 229	103 229
Other commitments	5 377	15	23	3	686	6 104
Total liabilities	338 261	41 836	682 242	498 980	980 210	2 541 529
Net Position	370 239	64 935	(34 316)	669 373	(910 271)	159 960
The cumulative difference	370 239	435 174	400 858	1 070 231	159 960	—

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

26.                     Analysis of assets and liabilities by maturity (continued)

The Bank’s ability to discharge its liabilities depends on the ability to sell an equivalent amount of assets in the same period of time.

The Bank’s management is taking additional measures to maintain the economic stability of the Bank.

To maintain short-term liquidity the Bank attracts short-term deposits and subordinated debts, sells foreign currency, securities and precious metals. To maintain long-term liquidity the Bank attracts long-term deposits and long-term subordinated debts, sell assets, such as securities, regulates its policy with respect to interest rates and trying to reduce costs.

Risks associated with the concentration of loans and deposits, require constant monitoring. Management recognizes the risks associated with possible high concentration of assets and liabilities, and seeks to balance timing of payments of significant corporate loans and corporate deposits, which management considers as a means of managing liquidity risk and interest rate risk. The Bank has access to various sources of funding, including deposits, subordinated liabilities and share capital; it results in variety of ways of funding, and weakening of dependence on any one source of funding and, as a rule, decreases the cost of funds. In addition, within the framework of management of liquidity risk, the Bank also holds a portfolio of liquid assets as part of the liquidity risk management. Using a combination of different tools to manage liquidity risk allows the Bank to use resources to support lending and level of liquidity in a more efficient way.

Management of the Bank believes that the Bank will be able to continue as a going concern, and that the financial statements have been prepared accordingly.

At the Ukrainian market for many short-term loans granted with the expectation of renewal after maturity. Thus, the final maturity of assets may differ from the above analysis.

In addition, the gap analysis by maturity does not reflect the historical stability of current accounts. Their repayment history took place over a longer period than indicated in the tables above. The relevant reminders are included in the tables above and are included in the amounts on demand. Amounts due to customers are term deposits of individuals. According to the Ukrainian law, the Bank is required to repay such deposits upon demand of a depositor.

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

27.                     Transactions with related parties

In the normal course of business the Bank provides loans and prepayments to customers, attracts deposits, and performs other transactions with related parties.

Parties are considered to be related if one party has the ability, directly or indirectly through one or more intermediaries, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Terms and conditions of the transactions with related parties are set on a daily basis and may differ from market conditions. Related parties are shareholders of the Bank, companies which are under common control with the Bank, members of the top management personnel and their families, companies in which the shareholders, members of top management personnel or their family members have control or significant influence.

Reminders with related parties at December 31 are below specified:

	2011 UAH’000	2011 USD’000	2010 UAH’000	2010 USD’000
Balances of transactions with top management personnel:
Credits to the customers	2 231	279	2 967	373
Amounts due to the customer	10 658	1 334	12 475	1 567
Others	9	1	6	1
	12 898	1 614	15 448	1 941
Balances of the transactions with other entities being under common control:
Credits to the customers	5 696 541	712 977	3 005 167	377 453
Amounts due to the customer	108 127	13 533	103 441	12 992
Other borrowed funds	87 347	10 932	78 110	9 811
	5 892 015	737 442	3 186 718	400 256

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

27.       Transactions with related parties (continued)

Transactions with the related parties for the year, ended December 31, are below specified:

	2011 UAH’000	2011 USD’000	2010 UAH’000	2010 USD’000
Transactions with top management personnel:
Interest and Commission Income	263	33	822	104
Interest expenses	(1 293)	(162)	(2 595)	(327)
Salaries and other employee benefits	(431)	(54)	(444)	(56)
Other income (expense)	(761)	(96)	(1 488)	(188)
	(2 222)	(279)	(3 705)	(467)
Transactions with other entities being under common control:
Interest and Commission Income	373 900	46 797	197 248	24 856
Interest expenses	(7 752)	(970)	(7 416)	(935)
Insurance expenses	—	—	—	—
Rental costs	—	—	—	—
Reserves	(262 869)	(32 901)	(138 675)	(17 475)
Other income (expenses)	—	—	(14)	(2)
	103 279	12 926	51 143	6 444

Foreign currency positions and interest rates on transactions with related parties at December 31, 2011 as per below specified (in. UAH thousand):

	UAH	%	USD	%	Other currencies	%
Credits to customers	22 213	11%	1 948	8%	—	—
Current accounts	5	6	—	—	—	—
Deposits	4 631	17%	6 175	8%	1 548	9%

Foreign currency positions and interest rates on transactions with related parties at December 31, 2011 as per below specified (in USD thousand):

	UAH	%	USD	%	Other currencies	%
Credits to customers	2 780	11%	244	8%	—	—
Current accounts	1	6	—	—	—	—
Deposits	580	17%	773	8%	194	9%

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

27.       Transactions with related parties (continued)

Foreign currency positions and interest rates on transactions with related parties at December 31, 2010 as per below specified (in. UAH thousand):

	UAH	%	USD	%	Other currencies	%
Credits to customers	30 008	16%	2 341	8%	—	—
Current accounts	—	—	—	—	—	—
Deposits	7 498	17%	5 179	8%	1 289	5%

Foreign currency positions and interest rates on transactions with related parties at December 31, 2010 as per below specified (in USD thousand):

	UAH	%	USD	%	Other currencies	%
Credits to customers	3 769	16%	294	8%	—	—
Current accounts	—	—	—	—	—	—
Deposits	942	17%	651	8%	162	5%

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

28.                     Capital adequacy

Bank’s policy makes provisions to maintain a sustainable level of capital in order to ensure the proper credibility among investors, lenders and other market participants, as well as to ensure a sustainable business in the future. The Bank recognizes the need to maintain a balance between increased profitability, made possible as a result of increasing the debt and equity capital, and the advantages and stability, which ensures stability of the financial position.

The primary objectives of capital management are to ensure the Bank’s compliance with external requirements to the capital and retain high credit ratings and the appropriate capital requirements necessary to support its business and maximize shareholder value.

The Bank controls and governs the structure of capital and adjusts it taking into account changes in economic conditions and the risks associated with its activities. In order to maintain or adjust the structure of capital the Bank is able to adjust the amount of dividends paid to the shareholders, return capital to shareholders or issue capital securities. No changes in the objectives, policies and processes compared to the previous years have happened.

The capital adequacy ratio according to the requirements of NBU

According to the NBU requirements banks are to maintain regulatory capital adequacy ratio at 10% of total assets, calculated on the basis of financial statements prepared in accordance with Provisions and standards of accounting UA GAAP.

In 2011, the Bank adhered to the regulatory requirements of the NBU in terms of capital adequacy ratio.

The capital adequacy ratio calculated in accordance with Basel 1998

As of 31.12.2011, the capital adequacy ratio of the Bank, calculated taking into account risks in accordance with the recommendations of the Basel Committee on Banking Supervision in 1998 was as per below specified:

	2011	2011	2010	2010
	UAH’000	USD’000	UAH’000	USD’000
Level 1 Capital	1 260 737	157 793	1 244 045	155 349
Level 2 Capital	663 285	83 017	651 516	82 286
Total capital	1 924 022	240 810	1 895 561	237 635
Assets adjusted by the risks	17 822 191	2 230 619	18 226 564	2 289 282
Level 1capital adequacy ratio	7,1%	7,1%	6,8%	6,8%
Level 2capital adequacy ratio	10,8%	10,8%	10,4%	10,4%

The capital adequacy ratio recommended by the Basel Supervision in 1998 amounts to 8%

FINANCE AND CREDIT BANK

Consolidated Financial Statements for the year ended 31 December 2011

29.                     Principal Affiliates

In the reporting year, the Bank has not held any merger, consolidation, division, separation, as well as has not stopped any activities allowed according to the banking license. The Bank has no investments in associated and affiliated companies as at 31.12.2011.

Special purpose entities

The consolidated financial statements include a Special purpose entity:

			Shares in the equity directly belonging to the Bank
Name	Activity	Residence	2011	2010
Finance & Credit Ukraine B.V.	Financial services	The Netherlands	0,00%	0,00%

The Company Finance & Credit Ukraine is the entity of special purpose, which was created for the purpose of issuance of receipts related to participation in the loan (note 13). The bank does not own the Finance & Credit Ukraine; but control arises from the nature of the activities specified by the entity of special purpose.

30.                     Subsequent Events

At the date of the financial statements and after December 31, 2011, the Bank does not comply with a number of obligatory conditions under the loan agreements with international financial institutions and required by the terms of issuance of debt securities (Note 22 - Financial conditions). Failure to comply with these obligatory conditions and requirements constitutes an event of default, entitling the creditors and holders of debt securities to demand premature repayment of loans and obligations under the debt securities. At the date of the present consolidated financial statements, the Bank has not received notification for premature or immediate repayment of loans.

In July 2012, the shareholders of the Bank paid new share issue of 100 mln. (200 million shares with a nominal value of UAH 0.50. Each) according to the protocol No 1 from 17.04.2012, (registration of a new edition of the Charter in the NBU - 14.09.2012, and in the public register of changes to the Basic Texts - 15.10. 2012).

FINANCE & CREDIT UKRAINE B.V.

(Amsterdam)

ANNUAL REPORT
December 31, 2012

FINANCE & CREDIT UKRAINE B.V.

(Amsterdam)

FINANCE & CREDIT UKRAINE B.V.

(Amsterdam)

Managing Director’s Report

The management herewith submits the Financial Statements of Finance & Credit Ukraine B.V. (the Company) for the year from January 1, 2012 until December 31, 2012. It is strongly recommended that the information disclosed in the statements should be read in conjunction with the full text and definitions of the prospectus document of the Company. However, these documents do not form part of the managing director’s report or the financial statements.

Transaction

On November 24, 2006 the Company, a bankruptcy-remote special purpose vehicle incorporated under the laws of The Netherlands, entered in a loan agreement with the arranger VTB Capital plc. to issue one series of fixed rate loan participation notes (the Notes), due 2010 for a total amount of USD 100,000,000. The proceeds of this issuance were used for the sole purpose of funding a 100% sub-participation in a Loan to the bank “Finance & Credit” Ltd.

On December 30, 2009 the Company made an announcement on the web site of the Irish Stock Exchange that at the Meeting of the holders of the Notes held on that date, an Extraordinary Resolution was duly passed with the consequence that the Supplemental Trust Deed (amending certain terms and conditions of the Notes, such terms and conditions being set out in the Trust Deed), the Supplemental Loan Agreement (amending the certain provisions of the Loan Agreement) and the Deed of Waiver (waiving the Potential Events of Default or Events of Default) will be executed as contemplated in the Notice of the Meeting dated December 15, 2009.

Further to this announcement and following the successful registration, on January 20, 2010, with the National Bank of Ukraine of the Supplemental Loan Agreement effecting the amendments to the Loan, the Notes have been amended in the following manner: on 25 January 2010, the Issuer will repay USD 5,000,000 of the principal amount of the Notes; the maturity in respect of USD 95,000,000 of the principal amount of the Notes will be extended to 25 January 2014; and the Notes will bear interest from and including 25 January 2010 at the rate of 10.50 per cent per annum.

Under the loan documentation the interest collected from the charged assets is equal to the interest payable to the Noteholders, payable on the same payment dates and in the same currency. For this reason it is not necessary for the Company to enter into interest rate swap transactions or cross currency swap transactions.

The Notes were listed on the Irish Stock Exchange (ISIN: XS0275465879) and were issued with a rating from Moody’s Investors Service, Inc, The original rating was B2.

“Finance and Credit” Ltd. is the Borrower. Deutsche Trustee Company Limited is appointed as Trustee. VTB Bank Europe plc is Lender and Grantor, while Deutsche Bank Luxembourg is the Registrar and Transfer Agent and Deutsche Bank AG, London Branch is the Paying Agent .

Limited recourse

The Notes are limited recourse obligations of the Company and are payable solely out of amounts received by or on behalf of the Company in respect of the loans granted to borrowers (“charged assets”). Payments on the Notes, both prior to and following the enforcement of the security over the collateral are subordinated to the prior payment of certain fees and expenses of the Company. The net proceeds of the realization of the security over the collateral following an event of default may be insufficient to pay all amounts due to the Noteholders. In this event, the Company will not be obliged to make any further payments to the Noteholders and all claims against the Company will he extinguished.

Investment objective and strategy

Investment objective

Finance & Credit Ukraine B.V. is incorporated to seek above average returns while preserving capital by investing its assets in charged assets.

Overview of the transactions under the programme as per 31 December 2012 after the amendment as described under the description of the transaction:

	Notional
	par amount		Charged assets
Notes	USD	95,000,000	USD 95,000,000 loan to the bank “Finance and Credit” Ltd.

Investment strategy

The company only invests the USD 95,000,000 loan to the bank “Finance and Credit” Ltd.

Financial performance indicators

Financial income is determined by the interest on the charged assets (loans), impairments in reference loan and results on sales of assets (if any).

Financial instruments and risk management

For the description of the Company’s risk management objectives and strategy to its use of financial instruments, we refer to the general section of the notes to the financial statements, paragraph C.

Business review and result for the period

The years 2011 and 2012 remained very challenging and volatile periods for the global financial and credit markets. The borrower has fulfilled here interest payment obligations during 2010, 2011 and subsequent years 2012 and 2013.

The financial statements per 31 December 2011 from the borrower are received after the deadline agreed in the loan documentation. The half year financials as per 30 June 2012 of the borrower are not received yet in breach of the loan documentation.

Observable date required to estimate the amount of an impairment loss on the loan was (and is) limited. The Notes issued by Finance & Credit Ukraine B.V., which mirror the loan to borrower, are however quoted at a significantly lower price than the carrying value of the USD 95,000,000. Management concluded that the lower market value of the Notes was objective evidence that the charged asset (valued at amortized cost less impairments) was impaired.

From a prudency perspective management recognized an impairment charge of USD 32.7 million in 2011 and USD 42.44 million in 2012.

Result

During the period under review, the Company recorded a profit of USD 24,902 (2011: USD 23,094), which is set out in detail in the attached Statement of income and expenses.

Subsequent events

The Borrower is obliged, according to the Loan agreement, to deliver the Lender and to the Trustee the audited consolidated IFRS financial statements no later than 160 days after the end of each of its financial years.

As of February 11, 2013 the market value of Notes is USD 52,6 million compared to a par value of USD 95 million.

We are not aware of any other subsequent events.

Future developments

The directors of the Company cannot make any statement on future sentiments in the financial markets due to the “crisis of confidence” and cannot make any statement of the impact of these sentiments on the valuation of the assets of the Company.

The Company will continue to face a very challenging business environment during 2013 which is likely to affect its financial condition.

However, based on the current insight in the markets, no substantial changes in the strategy of investments and financing of the Company are foreseen.

Amsterdam, March 12, 2013

TMF Management B.V.

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

BALANCE SHEET

December 31, 2012
(before appropriation of the result)

		12/31/12		12/31/11
ASSETS

NON CURRENT ASSETS:
Financial assets: (1)
Charged assets	52,559,700		62,234,500
		52,559,700		62,234,500

CURRENT ASSETS:
Other receivables	101,131		128,837
Interest receivable (2)	4,405,625		4,405,625
Cash and cash equivalents (3)	14,535		7
		4,521,291		4,534,469
		57,080,991		66,768,969

SHAREHOLDER’S EQUITY AND LIABILITIES

SHAREHOLDERS’ EQUITY: (4)
Issued share capital	26,350		25,866
Translation reserve	(2,166)		(1,682)
Retained earnings	14,662		14,952
Result for the period	24,902		23,094
		63,748		62,230

NON CURRENT LIABILITIES:
Notes Payable (5)		52,559,700		62,234,500

CURRENT LIABILITIES:
Value added tax (6)	3,832		—
Corporate income tax (6)	5,847		5,740
Interest payable	4,405,625		4,405,625
Other payables	42,239		60,874
		4,457,543		4,472,239
		57,080,991		66,768,969

Amsterdam, March 12, 2013

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

STATEMENT OF INCOME AND EXPENSES

for the year ended December 31, 2012

		01/01/12- 12/31/12		01/01/11 12/31/11
FINANCIAL INCOME AND EXPENSES:
Interest income	9,975,000		9,975,000
Interest expenses	(9,975,000)		(9,975,000)
Currency exchange result - net	1,941		(652)
		1,941		(652)

OPERATING INCOME AND EXPENSES:
Other income	62,113		94,774
Operating costs (7)	(33,412)		(65,092)
		28,701		29,682

Impairment loss / changes in estimates regarding charged assets	(9,674,800)		(18,515,500)
Attribution of impairment to Noteholders	9,674,800		18,515,500
		—		—
Total operating result		28,701		29,682

Result from ordinary activities before taxation		30,642		29,030
Income tax expense (8)		(5,740)		(5,936)
Result after taxation		24,902		23,094

Amsterdam, March 12, 2013

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

CASH FLOW STATEMENT

for the year ended December 31, 2012

		01/01/12- 12/31/12		01/01/11 12/31/11
CASH FLOW FROM OPERATING ACTIVITIES
Result from ordinary activities before taxation		28,701		28,701

Changes/modifications for:
Movements in working capital:
Current assets	27,706		(44,014)
Current liabilities (exclusive of bank overdrafts)	(14,803)		43,584
		12,903		(430)
Cash flow from operating activities		41,604		28,271
Interest expense	(9,975,000)		(9,375,866)
Income tax expense	(5,633)		(5,740)
Interest income	9,975,000		9,375,866
		(5,633)		(5,740)
Net cash generated from / (used in) operating activities		35,971		22,531

CASH FLOW FROM FINANCING ACTIVITIES
Interim dividend paid	(23,384)		(22,961)
Total cash provided by / (used in) financing activities		(23,384)		(22,961)

Net cash flow		12,587		(430)

Exchange rate differences and translation differences on funds		1,941		(13)
Increase in cash and cash equivalents		14,528		(443)

The movement of funds is as follows:

Balance as at 1 January		7		450
Movement for the year		14,528		(443)
Balance as at 31 December		14,535		7

Amsterdam, March 12, 2013

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2012

Prospectus

Any decision to buy, sell or hold Notes issued by the Company should not be based solely on the information in these financial statements (including the notes thereto). Investors should also refer to the prospectus which, amongst other, give a more thorough and detailed description of the risks involved with investing in the Notes issued by the Company. However, the prospectus does not form part of these financial statements.

Incorporation

The Company was incorporated on October 14, 2005 and is wholly owned by Stichting Finance & Credit Ukraine. The authorized share capital of the Company consists of 20 shares with a par value of EUR 1,000 each (EUR 20,000). At December 31, 2012 all shares were issued and fully paid up (USD 26,350; EUR equivalent 20,000). The Company has no employees.

Structure of operations

Finance & Credit Ukraine B.V. (The Company) is an entity for securitisation purposes according to Art 1 ministerial decree prudence rules Financial Supervision Act (Artikel 1, Besluit prudentiele regels Wet Financieel Toezicht) under the laws of The Netherlands. The address of its registered office is Luna Arena, Herikerbergweg 238, 1101 CM Amsterdam, The Netherlands.

The Notes are listed on the Irish Stock Exchange and were issued with a rating from Moody’s Investors Service, Inc. The original rating was B2.

“Finance and Credit” Ltd. is the Borrower. Deutsche Trustee Company Limited is appointed as Trustee. VTB Bank Europe plc is Lender and Grantor, while Deutsche Bank Luxembourg is the Registrar and Transfer Agent and Deutsche Bank AG, London Branch is the Paying Agent.

Reporting currency

The Company uses its functional currency being the US Dollars, as its reporting currency.

Significant accounting policies

Significant accounting policies in respect of the valuation of assets and liabilities

General

The financial statements were prepared in accordance with the Dutch Civil Code and the Dutch Accounting Standards in the Netherlands. Assets and liabilities are initially measured at fair value. The balance sheet, statement of income and expenses and, cash flow statement include references to the notes.

Amsterdam, March 12, 2013

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2012

Foreign currencies

The financial statements are denominated in US Dollars (“USD”), which is the functional and presentation currency of the Company.

Foreign currency transactions in the reporting period are translated into the functional currency using the exchange rates prevailing at the dates of the transactions.

Monetary assets and liabilities, denominated in foreign currencies are translated into the functional currency at the rate of exchange prevailing at the balance sheet date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates are recognized in the statement of income and expenses.

Translation differences on non-monetary assets held at cost are recognized using the exchange rates prevailing at the dates of the transaction (or the approximated rates).

The year end closing exchange rate used for translation purposes is as follows:

	December 31, 2012	December 31, 2011
EUR - USD	1.3175	1.2933

Notes to the cash flow statement

The cash flow statement is prepared in accordance with the indirect method. The liquidities in the cash flow statements comprise of cash in hand, current balances with banks and deposits held at call with maturities of less than 3 months. Cash flows in foreign currencies are translated at estimated average rates. Currency differences, receipts and payments, in connection with interest and taxation on profits, are taken up under cash flow from operational activities. Dividends paid are recognized as cash used in financing activities.

Comparison with prior year

The principles of valuation and determination of result remained unchanged.

Financial assets

Charged assets

Charged assets are valued at amortized cost less impairment. If the portfolio of the assets are acquired at a discount or premium, the discount or premium is recognized through profit or loss over the maturities of the asset using the effective interest method. Impairment losses are deducted from amortized cost and expensed in the income statement.

Transactions are booked using trade date accounting:

All ‘regular way’ purchases and sales of financial assets are recognized on the trade date, i.e. the date that the Company commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame generally established by regulation or convention in the market place.

Cash and cash equivalents

Cash and cash equivalents comprise cash in hand, current balances with banks and deposits held at call with maturities of less than 3 months.

Amsterdam, March 12, 2013

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2012

Non current liabilities

Notes

Notes are initially recognized at fair value, being the amount received taking into account premium or discount less transaction costs and any adjustment for the estimated diminution in value of the Notes.

The Notes are subsequently stated at amortized cost, being the amount received taking into account of any premium or discount less any adjustment for the estimated diminution in value of the Notes.

Any difference between the proceeds and the redemption value is recognized on a straight line basis in the statement of income and expenses over the reinvestment period.

Attribution of impairment to Noteholders

The attribution of impairment on assets to Noteholders relates to the impairments that management have estimated on the loans portfolio. As the credit risk of the portfolio is borne by the Noteholders, this amount has been adjusted on the notes payable. The amount should be viewed in light of the judgement made on the impairment of the loans portfolio and is therefore not definitive.

Accounting policies in respect of result determination

Result

Profits on transactions are recognized in the year they are realized. Losses are recognized when foreseen. Expenses are based on the historical cost convention and attributed to the financial year to which they pertain.

Financial income and expenses

Interest income and expenses arc recognized on a time-weighted basis, taking into account the effective interest rate for the relating assets and liabilities.

Income and expenses arising on the charged assets, together with bank interest is recognized on an accrual basis. All income and expenditures from the charged assets, series of Notes issued and other borrowing and/or lending that have the character of interest payments are recognized as interest income or interest expense respectively.

Offsetting

Financial assets and liabilities are offset and presented at their net amount in the balance sheet when the Company has a legal right to offset the amounts. The Company should have the intentions to either settle on a net basis or to realize the asset and settle the liability simultaneously.

Income tax expense

Taxation is calculated on the reported pre-tax result, at the prevailing tax rates, taking account of any losses carried forward from previous financial years and tax-exempt items and non-deductible expenses and using tax facilities.

Corporate income tax

A tax ruling has been agreed with the Dutch tax authorities. This ruling mentions the minimum pre-tax result for a number of years. The pre-tax result for this year is calculated in line with this ruling.

Amsterdam, March 12, 2013

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2012

C. Financial instruments, risk management and hedging

The Company’s principal financial instruments during the year comprised the charged assets and Notes issued. The main purpose of these financial instruments is to finance the Company’s operations, to manage the interest rate risk arising from its issued Notes and to minimize the impact of fluctuations in exchange rates on future cash flows. The Company has various other financial instruments such as short term debtors and creditors which arise directly from its operations.

The Company is exposed to a variety of financial risks: credit and counterparty risk, market risk (including interest rate risk and currency risk), and liquidity risk. The Company’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company’s financial performance.

All financial risks are passed onto the Noteholders as the Notes are limited recourse obligations of the Company and are payable solely out of amounts received by or on behalf of the Company in respect of the collateral. Payments on the Notes, both prior to and following the enforcement of the security over the collateral are subordinated to the prior payment of certain fees and expenses of the Company. The net proceeds of the realization of the security over the collateral following an event of default may be insufficient to pay all amounts due to the Noteholders. In this event, the Company will not be obliged to make any further payments and all claims against the Company will be extinguished. Therefore, the overall financial risks that are not fully hedged are passed on from the Company to the Noteholders. Details of its policies in relation to the hedging of risks are set out below.

The key financial instrument risks are classified as credit and counterparty risk, market risk and liquidity risk.

Credit and counterparty risk

Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the Company. Credit risk is therefore the risk that the charged assets fail to make payments on the scheduled payment dates.The Company limits its credit exposure by issuing Notes that are credit linked to its charged assets. If a credit event occurs with respect to any of the charged assets, the Noteholders would bear all of the financial loss, but this loss is limited to the amount invested in the charged asset.

Market risk

The Company is exposed to the risk of reductions in earnings and/or value, arising from unexpected changes in interest rates.

a)        Currency rate risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. All of the Company’s significant financial assets and liabilities are denominated in USD; accordingly, the management believes that there is no significant net currency risk to the Company.

b)        Interest rate risk

Interest rate risk is the risk that the value of a financial instrument will fluctuate due to changes in market interest rates. The Company finances its operations through the issue of Notes upon which interest is payable. To mitigate interest risks the interest flows on the Notes are matched with the interest flows from the financial assets

Liquidity risk

Liquidity risk is the risk that the Company will be unable to meet it’s payment obligations towards the Noteholders as they become due.

The charged assets are in the form of loans and will be subject to additional liquidity risk. Loans are not generally traded in organized exchange markets but are traded by banks and other institutional investors. Consequently, the liquidity of any loans will depend on the liquidity of these trading markets.

Amsterdam, March 12, 2013

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2012

D. Critical accounting estimates and judgments

Application of the accounting policies in the preparation of the financial statements requires the management of the Company to exercise judgment involving assumptions and estimates concerning future results or other developments, including the likelihood, timing or amount of future transactions or events. There can be no assurance that actual results will not differ materially from those estimates. Accounting policies that are critical to the financial statement presentation and that require complex estimates or significant judgment arc described below.

Impairment estimate of financial assets

The Company tests annually whether the charged assets are subject to impairment. An assessment is performed of the future cash flows expected to be realized from the charged assets, taking into account, where appropriate, the quality of underlying security (based upon credit ratings) and recovery values determined by credit rating agencies.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed. The reversal shall not result in a carrying amount of the financial asset that exceeds what the amortised cost would have been had the impairment not been recognised at the date the impairment is reversed.

In making this judgment, management considers the following factors:

•the length of time (prolonged);

•significance of the decline in fair value;

•the intent and ability to hold the investment for a sufficient period of time for a recovery in fair value;

•recent events (macroeconomic) specific to the issuer or industry;

•credit ratings and asset quality of collateral structure; and

•defaults on the portfolio during the financial year and subsequent periods.

Principles of the cash flow summary

The Cash flow statement is prepared in accordance with the indirect method. The liquidities in the cash flow statements comprise of cash at banks and in hand and bank overdrafts. Cash flows in foreign currencies are translated at estimated average rates. Currency differences, receipts and payments, in connection with interest and taxation on profits, are taken up under cash flow from operational activities.

Amsterdam, March 12, 2013

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2012

(1)                                 Financial assets

Balance as at January 1, 2012	62,234,500
Impairment charge for the year	(9,674,800)
Balance as at December 31, 2012	52,559,700

Movement of the impairment provision:
Balance of impairment provision as at January 1, 2012	EUR	32,765,500
Impairment charge the year	EUR	9,674,800
Balance of impairment provision as at December 31, 2012	EUR	42,440,300

The charged assets consist of a sub-participation in one loan of USD 95,000,000 to Bank “Finance and Credit” Ltd. by the VTB Bank Europe plc (the Lender), due 2014. The Lender will use the proceeds of the sub-Participation for the sole purpose of financing the loan. The inital loan was USD 100,000,000 and on January 25, 2010 Bank ‘Finance & Credit” repaid USD 5,000,000 on the loan. Immediately after, an equal amount was redeemed on the Note issued.

The financial statements per 31 December 2011 from the borrower are received after the deadline agreed in the loan documentation. The half year financials as per 30 June 2012 of the borrower arc not received yet in breach of the loan documentation.

Observable date required to estimate the amount of an impairment loss on the loan was (and is) limited. The Notes issued by Finance & Credit Ukraine B.V., which mirror the loan to borrower, are however quoted at a significantly lower price than the carrying value of the USD 95,000,000. Management concluded that the lower market value of the Notes was objective evidence that the charged asset (valued at amortized cost less impairments) were impaired.

The valuation of the loan to USD 52,559,700 versus the carrying value of USD 95,000,000 in the balance sheet is based on the quoted market price of the related loan notes. However, management considers that the quoted market price can not be considered as a reliable market price given the lack of liquidity of the market on which the bonds are listed.

Interest:

Interest on the Loan is payable semi-annual in arrear, on 25 January and 25 July of each year. The first payment date was July 25, 2007. The interest rate is 10.375% p.a.

As per the Supplemental Loan Agreement dated December 30, 2009, the maturity of the Loan has been extended to January 2014 and the interest rate has been changed to 10.50% p.a.

(2)                                 Interest receivable

The Accrued Interest receivable is comprised as follows:

	12/31/12	12/31/11

Accrued interest	4,405,625	4,405,625

The interest accrual is calculated as the amount of interest accumulated from previous interest payment date until the balance sheet date.

Amsterdam, March 12, 2013

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2012

(3)                                 Cash and cash equivalents

The Cash at bank is comprised as follows:

	12/31/12	12/31/11

F. van Lanschot bank account	14,535	7

Cash and cash equivalents are at free disposal of the Company.

(4)                                 Shareholders’ equity

The movements in the shareholder’s equity are comprised as follows:

	Issued share capital	Translation reserve	Retained earnings	Result for the period	Total

Balance as at January 1, 2011	26,750	(2,566)	16,786	23,746	64,716
Allocation of result	—	—	23,746	(23,746)	—
Result for the period	—	—	—	23,094	23,094
Translation reserve	(884)	884	—	—	—
Dividend declared	—	—	(25,580)	—	(25,580)
Balance as at December 31, 2011	25,866	(1,682)	14,952	23,094	62,230

Allocation of result	—	—	23,094	(23,094)	—
Result for the period	—	—	—	24,902	24,902
Translation reserve	484	(484)	—	—	—
Dividend declared	—	—	(23,384)	—	(23,384)
Balance as at December 31, 2012	26,350	(2,166)	14,662	24,902	63,748

The authorized share capital of the Company consists of 20 shares with a par value of EUR 1,000 each (USD 26,350; EUR equivalent of 20,000). The authorized share capital amount in USD 24,184 at the exchange rate as per the incorporation day. Differences with the year end rate is booked under the translation reserve. At December 31, 2012 all shares were issued and fully paid up. An interim dividend of EUR 17,754 (USD 23,384) was paid on December 28, 2012 to the shareholders.

(5)                                 Notes Payable

	12/31/12	12/31/11

Loan Participation Notes - non current	95,000,000	95,000,000
Attribution of impairment to Noteholders	(42,440,300)	(32,765,500)
	52,559,700	62,234,500

Nature of the Notes

On November 24, 2006 the Company issued one series of fixed rate notes (the Notes), due 2010 for a total amount of USD 100,000,000. The Notes bear a fixed interest equal to 10.375% p.a. payable semi-annually in arrear on 24 January and 24 July in each year commencing on 25 July 2007. The Notes are listed on the Irish Stock Exchange and were issued with a rating from Moody’s Investors Service, Inc. of B2.

On December 30, 2009 the Company made an announcement on the web site of the Irish Stock Exchange that at the Meeting of the holders of the Notes held on that date, an Extraordinary Resolution was duly passed with the consequence that the Supplemental Trust Deed (amending certain terms and conditions of the Notes such terms and conditions being set out in the Trust Deed), the Supplemental Loan Agreement (amending the certain

Amsterdam, March 12, 2013

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2012

provisions of the Loan Agreement) and the Deed of Waiver (waiving the Potential Events of Default or Events of Default) has been executed as contemplated in the Notice of the Meeting dated December 15, 2009.

Further to this announcement and following the successful registration, on January 20, 2010, with the National Bank of Ukraine of the Supplemental Loan Agreement effecting the amendments to the Loan, the Notes have been amended in the following manner: on 25 January 2010, the Issuer repaid USD 5,000,000 of the principal amount of the Notes; the maturity in respect of USD 95,000,000 of the principal amount of the Notes has been extended to 25 January 2014; and the Notes bear interest from and including 25 January 2010 at the rate of 10.50% p.a.

The USD 5,000,000 repayment has been made on January 25, 2010.

As of 31 December, 2011 the market value of the Notes of USD 62,234,500 versus the carrying value of USD 95,000,000 decreased when compared to previous year.

As of 31 December, 2012 the market value of the Notes was USD 52,559,700 versus the carrying value of USD 95,000,000.

Amsterdam, March 12, 2013

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2012

(6)                                 Taxation

Taxation is comprised as follows:

	12/31/12	12/31/11

Value added tax	3,832	—
Corporate income tax	5,847	5,740
	9,679	5,740

The effective tax rate of the corporate income tax of 20% is equal to the prevailing tax rates for 2012 in the Netherlands (20% over profits up till and including EUR 200,000).

(7)                                 Operating costs

	01/01/12- 12/31/12	01/01/11 12/31/11

Operating costs	33,412	65,092

Operating costs include audit fees to the sum of USD 13,526 (EUR 9,800). The audit fee solely comprises the fee of an external auditor Baker Tilly Berk N.V. for the statutory audit of the financial statements. The external auditor has not charged any fees relating to other assurance related services, tax, consulting or any other consulting services. The audit fees are fully reimbursed by the Bank “Finance & Credit” Ltd.

(8)                                 Income tax expense

	01/01/12- 12/31/12	01/01/11 12/31/11

Corporate income tax	5,740	5,936

The effective tax rate of the corporate income tax of 20% is equal to the prevailing tax rates for 2012 in the Netherlands (20% over profits up till and including EUR 200,000).

Other notes

Average number of employees

During the period under review the Company did not employ any personnel and, consequently, no payments for wages, salaries or social securities were made.

Audit committee

The Company is an entity for securitisation purposes according to Art 1 ministerial decree prudence rules Financial Supervision Act (Artikel 1, Besluit prudentiele regels Wet op het Financieel Toezicht). As such the Company makes use of the exemption for securitisation vehicles, concerning the obligation to establish an audit committee as defined in article 3d of the implementing regulation enforcing article 41 of the European Directive nr.2006/43/EG. The implementing regulation came into force in the Netherlands on 8 August 2008.

Amsterdam, March 12, 2013

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2012

Remuneration of managing director

The Board of Directors consists of one member, who serves without remuneration. The Company does not have a Board of Supervisory Directors.

Amsterdam, March 12, 2013

TMF Management B.V.

Amsterdam, March 12, 2013

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

OTHER INFORMATION

December 31, 2012

Auditor’s report

The auditors’ opinion is included on the next page.

Statutory provision regarding appropriation of Result

In accordance with article 14 of the articles of association, profit shall be at the disposal of the annual general meeting of shareholders. Profit distribution can only be made to the extent that shareholder’s equity exceeds the issued and paid-up share capital and legal reserves.

Appropriation of Result

During the year under review, a dividend amounting USD 23,384 (EUR 17,754) was distributed out of the Company’s retained earnings. The managing director proposes to allocate the net profit for the year 2012 to the retained earnings. This proposed appropriation of profit has not been reflected in the Company’s balance sheet per 31 December 2012.

Subsequent events

The Borrower is obliged, according to the Loan agreement, to deliver the Lender and to the Trustee the audited consolidated IFRS financial statements no later than 160 days after the end of each of its financial years.

As of February 11, 2013 the market value of the Notes is USD 52,6 million compared to a par value of USD 95 million.

We are not aware of any other subsequent events.

Amsterdam, March 12, 2013

Auditors

To the General Meeting of Shareholders of Finance & Credit Ukraine B.V.	Baker Tilly Berk N.V. Entrada 303 PO Box 94124 1090 GC Amsterdam The Netherlands T: +31 (0)20 644 28 40 F: +31 (0)20 646 35 07 E: amsterdam@bakertillyberk.nl Reg.no.: 24425560 www.bakertillyberk.nl

INDEPENDENT AUDITOR’S REPORT

Report on the financial statements

We were engaged to audit the accompanying financial statements 2012 of Finance & Credit Ukraine B.V., Amsterdam, which comprise the balance sheet as at December 31, 2012, the profit and loss account for the year then ended and the notes, comprising a summary of the accounting policies and other explanatory information.

Management’s responsibility

Management is responsible for the preparation and fair presentation of these financial statements and for the preparation of the managing director’s report, both in accordance with Part 9 of Book 2 of the Dutch Civil Code. Furthermore management is responsible for such internal control as it determines is necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on the financial statements based on conducting the audit in accordance with Dutch law, including the Dutch Standards on Auditing. Because of the matter described in the Basis for disclaimer of opinion paragraph, however, we were not able to obtain sufficient appropriate audit evidence to provide a basis for an audit opinion.

Basis for disclaimer of opinion

The Company’s portfolio of assets is accounted for at amortized cost minus impairment. The amortized cost value as at December 31, 2010 amounts to USD 80.7 million. In 2011 the Company accounted for an impairment of USD 18.5 million, The carrying value as at December 31, 2011 amounts to USD 62.2 million. In 2012 the Company accounted for a further impairment of USD 9.7 million resulting in a closing balance of USD 52.6 million as at December 31, 2012.

We were unable to obtain sufficient independent information to verify the appropriateness of cumulative impairment losses as at December 2012 amounting to USD 42.4 million (2011 USD 32.8 million) and the related impairment charges in 2012 and 2011.

Baker Tilly Berk N.V. is a limited liability company and is the exclusive contracting party in respect of all commissioned work. The company’s general terms and conditions, filed with the registry of the Dutch chamber of commerce under no. 24425560, which include a limitation of liability, are applicable to all work performed and all legal relationships with third parties.

Disclaimer of opinion with respect to the financial statements

Because of the significance of the matter described in the Basis for disclaimer of opinion paragraph, we have not been able to obtain sufficient appropriate audit evidence to provide a basis for an audit opinion. Accordingly, we do not express an opinion on the financial statements.

Emphasis of an uncertainty in the financial statements with respect to management estimates of the provision for impairment of the financial assets

Without further qualifying, we draw attention to note D to the financial statements, which describes the inherent uncertainty of management estimates of the provision for impairment of the financial assets, being the differences between the amortised cost and the market values, and the related (reversal of) impairment charges.

Report on other legal and regulatory requirements

Pursuant to the legal requirement under Section 2:393 sub 5 at e and f of the Dutch Civil Code, we have no deficiencies to report as a result of our examination whether the management board report, to the extent we can assess, has been prepared in accordance with Part 9 of Book 2 of this Code, and whether the information as required under Section 2:392 sub 1 at b-h has been annexed. Further we report that the managing director’s report, to the extent we can assess, is consistent with the financial statements as required by Section 2:391 sub 4 of the Dutch Civil Code.

Amsterdam, March 12, 2013

Baker Tilly Berk N.V.

signed by

H.R. Dikkeboom

Audit Partner

FINANCE & CREDIT UKRAINE B.V.

(Amsterdam)

ANNUAL REPORT
December 31, 2011

FINANCE & CREDIT UKRAINE B.V.

(Amsterdam)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

Managing Director’s Report

The management herewith submits the Financial Statements of Finance & Credit Ukraine B.V. (the Company) for the year from January 1, 2011 until December 31, 2011. It is strongly recommended that the information disclosed in the statements should be read in conjunction with the full text and definitions of the prospectus document of the Company. However, these documents do not form part of the managing director’s report or the financial statements.

Transaction

On November 24, 2006 the Company, a bankruptcy-remote special purpose vehicle incorporated under the laws of The Netherlands, entered in a loan agreement with the arranger VTB Capital plc. to issue one series of fixed rate loan participation notes (the Notes), due 2010 for a total amount of USD 100,000,000. The proceeds of this issuance were used for the sole purpose of funding a 100% sub-participation in a Loan to the bank “Finance & Credit” Ltd.

On December 30, 2009 the Company made an announcement on the web site of the Irish Stock Exchange that at the Meeting of the holders of the Notes held on that date, an Extraordinary Resolution was duly passed with the consequence that the Supplemental Trust Deed (amending certain terms and conditions of the Notes, such terms and conditions being set out in the Trust Deed), the Supplemental Loan Agreement (amending the certain provisions of the Loan Agreement) and the Deed of Waiver (waiving the Potential Events of Default or Events of Default) will be executed as contemplated in the Notice of the Meeting dated December 15, 2009.

Further to this announcement and following the successful registration, on January 20, 2010, with the National Bank of Ukraine of the Supplemental Loan Agreement effecting the amendments to the Loan, the Notes have been amended in the following manner: on 25 January 2010, the Issuer will repay USD 5,000,000 of the principal amount of the Notes; the maturity in respect of USD 95,000,000 of the principal amount of the Notes will be extended to 25 January 2014; and the Notes will bear interest from and including 25 January 2010 at the rate of 10.50 per cent per annum.

Under the loan documentation the interest collected from the charged assets is equal to the interest payable to the Noteholders, payable on the same payment dates and in the same currency. For this reason it is not necessary for the Company to enter into interest rate swap transactions or cross currency swap transactions.

The Notes were listed on the Irish Stock Exchange (ISIN: XS0275465879) and were issued with a rating from Moody’s Investors Service, Inc. The original rating was B2.

“Finance and Credit” Ltd. is the Borrower. Deutsche Trustee Company Limited is appointed as Trustee. VTB Bank Europe plc is Lender and Grantor, while Deutsche Bank Luxembourg is the Registrar and Transfer Agent and Deutsche Bank AG, London Branch is the Paying Agent .

Limited recourse

The Notes are limited recourse obligations of the Company and are payable solely out of amounts received by or on behalf of the Company in respect of the loans granted to borrowers (“charged assets”). Payments on the Notes, both prior to and following the enforcement of the security over the collateral are subordinated to the prior payment of certain fees and expenses of the Company. The net proceeds of the realization of the security over the collateral following an event of default may be insufficient to pay all amounts due to the Noteholders. In this event, the Company will not be obliged to make any further payments to the Noteholders and all claims against the Company will be extinguished.

Investment objective and strategy

Investment objective

Finance & Credit Ukraine B.V. is incorporated to seek above average returns while preserving capital by investing its assets in charged assets.

Overview of the transactions under the programme as per 31 December 2011 after the amendment as described under the description of the transaction:

Notional
	par amount	Charged assets
Notes	USD 95,000,000	USD 95,000,000 loan to the bank “Finance and Credit” Ltd.

Investment strategy

The company only invests the USD 95,000,000 loan to the bank “Finance and Credit” Ltd.

Financial performance indicators

Financial income is determined by the interest on the charged assets (loans), impairments in reference loan and results on sales of assets (if any).

Financial instruments and risk management

For the description of the Company’s risk management objectives and strategy to its use of financial instruments, we refer to the general section of the notes to the financial statements, paragraph C.

Business review and result for the period

The years 2010 and 2011 remained very challenging and volatile periods for the global financial and credit markets.The borrower has fulfilled here interest payment obligations during 2010, 2011 and subsequent years 2012 and 2013.

The borrower was not able to provide the Company with an audited IFRS financial statement per 31 December 2010. The financial statements per 31 December 2011 from the borrower are received after the deadline agreed in the loan documentation. The half year financials as per 30 June 2012 of the borrower are not received yet in breach of the loan documentation.

Observable date required to estimate the amount of an impairment loss on the loan was (and is) limited. The Notes issued by Finance & Credit Ukraine B.V., which mirror the loan to borrower, are however quoted at a significantly lower price than the carrying value of the USD 95,000,000. Management concluded that the lower market value of the Notes was objective evidence that the charged asset (valued at amortized cost less impairments) was impaired.

From a prudency perspective management recognized an impairment charge of USD 14.25 million in 2010 and USD 32.76 million in 2011.

Result

During the period under review, the Company recorded a profit of USD 23,094 (2010: USD 23,746), which is set out in detail in the attached Statement of income and expenses.

Subsequent events

The Borrower was not able to fulfil the obligation of providing the half year 2012 audited IFRS Financial Statements.

As of December 31, 2012 the market value of Notes is USD 52,6 million compared to a par value of USD 95 million.

We are not aware of any subsequent events.

Future developments

The directors of the Company cannot make any statement on future sentiments in the financial markets due to the “crisis of confidence” and cannot make any statement of the impact of these sentiments on the valuation of the assets of the Company.

The Company will continue to face a very challenging business environment during 2013 which is likely to affect its financial condition.

However, based on the current insight in the markets, no substantial changes in the strategy of investments and financing of the Company are foreseen.

Amsterdam, February 19, 2013

TMF Management B.V.

(Expressed in US Dollars)

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

BALANCE SHEET

December 31, 2011
(before appropriation of the result)

		12/31/11		12/31/10
ASSETS
NON CURRENT ASSETS:
Financial assets:(1)
Charged assets	62,234,500		80,750,000
		62,234,500		80,750,000
CURRENT ASSETS:
Other receivables	128,837		90,263
Interest receivable(2)	4,405,625		4,405,625
Cash and cash equivalents(3)	7		451
		4,534,469		4,496,339
		66,768,969		85,246,339

SHAREHOLDER’S EQUITY AND LIABILITIES
SHAREHOLDERS’ EQUITY:(4)
Issued share capital	25,866		26,750
Translation reserve	(1,682)		(2,566)
Retained earnings	14,952		16,786
Result for the period	23,094		23,746
		62,230		64,716
NON CURRENT LIABILITIES:
Notes Payable(5)		62,234,500		80,750,000
CURRENT LIABILITIES:
Corporate income tax(6)	5,740		5,936
Interest payable	4,405,625		4,405,625
Other payables	60,874		20,062
		4,472,239		4,431,623
		66,768,969		85,246,339

Amsterdam, February 19, 2013

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

STATEMENT OF INCOME AND EXPENSES

for the year ended December 31, 2011

		01/01/11- 12/31/11		01/01/10 12/31/10
FINANCIAL INCOME AND EXPENSES:
Interest income	9,975,000		10,113,611
Interest expenses	(9,975,000)		(10,113,611)
Currency exchange result - net	(652)		—
		(652)		—
OPERATING INCOME AND EXPENSES:
Other income	94,774		73,016
Operating costs(7)	(65,092)		(43,334)
		29,682		29,682

Impairment loss / changes in estimates regarding charged assets	(18,515,501)		22,750,000
Attribution of impairment to Noteholders	18,515,501		(22,750,000)
		—		—
Total operating result		29,682		29,682

Result from ordinary activities before taxation		29,030		29,682
Income tax expense(8)		(5,936)		(5,936)
Result after taxation		23,094		23,746

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

CASH FLOW STATEMENT

for the year ended December 31, 2011

		01/01/11- 12/31/11		01/01/10 12/31/10
CASH FLOW FROM OPERATING ACTIVITIES
Result from ordinary activities before taxation		28,701		29,682

Changes/modifications for:
Movements in working capital:
Current assets	(44,014)		(3,325)
Current liabilities (exclusive of bank overdrafts)	43,584		20,063
		(430)		16,738
Cash flow from operating activities		28,271		46,420

Interest expense	(9,375,866)		(10,066,444)
Income tax expense	(5,740)		(22,771)
Interest income	9,375,866		10,066,444
		(5,740)		(22,771)
Net cash generated from / (used in) operating activities		22,531		23,649

CASH FLOW FROM INVESTING ACTIVITIES
Redemption	—		4,724,145
Net cash generated from / (used in) investing activities		—		4,724,145

CASH FLOW FROM FINANCING ACTIVITIES
Movement revaluation reserve	—		(2,566)
Interim dividend paid	(22,961)		(23,746)
Increase in non current liabilities	—		(4,724,145)
Total cash provided by / (used in) financing activities		(22,961)		(4,750,457)

Net cash flow		(430)		(2,663)

Exchange rate differences and translation differences on funds		(13)		—
		(443)		(2,663)
Decrease in cash funds

The movement of funds is as follows:

Balance as at 1 January		450		548
Movement for the year		(443)		(98)
Balance as at 31 December		7		450

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2011

Prospectus

Any decision to buy, sell or hold Notes issued by the Company should not be based solely on the information in these financial statements (including the notes thereto). Investors should also refer to the prospectus which, amongst other, give a more thorough and detailed description of the risks involved with investing in the Notes issued by the Company. However, the prospectus does not form part of these financial statements.

Incorporation

The Company was incorporated on October 14, 2005 and is wholly owned by Stichting Finance & Credit Ukraine. The authorized share capital of the Company consists of 20 shares with a par value of EUR 1,000 each (EUR 20,000). At December 31, 2011 all shares were issued and fully paid up (USD 25,866, EUR equivalent 20,000). The Company has no employees.

Structure of operations

Finance & Credit Ukraine B.V. (The Company) is an entity for securitisation purposes according to Art 1 ministerial decree prudence rules Financial Supervision Act (Artikel 1, Besluit prudentiele regels Wet Financieel Toezicht) under the laws of The Netherlands. The address of it’s registered office is Luna Arena, Herikerbergweg 238, 1101 CM Amsterdam, The Netherlands.

The Notes are listed on the Irish Stock Exchange and were issued with a rating from Moody’s Investors Service, Inc. The original rating was B2.

“Finance and Credit” Ltd. is the Borrower. Deutsche Trustee Company Limited is appointed as Trustee. VTB Bank Europe plc is Lender and Grantor, while Deutsche Bank Luxembourg is the Registrar and Transfer Agent and Deutsche Bank AG, London Branch is the Paying Agent.

Reporting currency

The Company uses its functional currency being the US Dollars, as its reporting currency. The 2010 financials statements are prepared in EUR. For comparative figures end year rate is used EUR-USD 1.3375.

Significant accounting policies

Significant accounting policies in respect of the valuation of assets and liabilities

General

The financial statements were prepared in accordance with the Dutch Civil Code and the Dutch Accounting Standards in the Netherlands. Assets and liabilities are initially measured at fair value. The balance sheet, statement of income and expenses and, cash flow statement include references to the notes.

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2011

Foreign currencies

The financial statements are denominated in US Dollars (“USD”), which is the functional and presentation currency of the Company.

Foreign currency transactions in the reporting period are translated into the functional currency using the exchange rates prevailing at the dates of the transactions.

Monetary assets and liabilities, denominated in foreign currencies are translated into the functional currency at the rate of exchange prevailing at the balance sheet date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates are recognized in the statement of income and expenses.

Translation differences on non-monetary assets held at cost are recognized using the exchange rates prevailing at the dates of the transaction ( or the approximated rates).

The year end closing exchange rate used for translation purposes is as follows:

	December 31, 2011	December 31, 2010
EUR - USD	1.2933	1.3375

Notes to the cash flow statement

The cash flow statement is prepared in accordance with the indirect method. The liquidities in the cash flow statements comprise of cash in hand, current balances with banks and deposits held at call with maturities of less than 3 months. Cash flows in foreign currencies are translated at estimated average rates. Currency differences, receipts and payments, in connection with interest and taxation on profits, are taken up under cash flow from operational activities. Dividends paid are recognized as cash used in financing activities.

Comparison with prior year

The principles of valuation and determination of result remained unchanged .

Financial assets

Charged assets

Charged assets are valued at amortized cost less impairment. If the portfolio of the assets are acquired at a discount or premium, the discount or premium is recognized through profit or loss over the maturities of the asset using the effective interest method. Impairment losses are deducted from amortized cost and expensed in the income statement.

Transactions are booked using trade date accounting:

All ‘regular way’ purchases and sales of financial assets are recognized on the trade date, i.e. the date that the Company commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame generally established by regulation or convention in the market place.

Cash and cash equivalents

Cash and cash equivalents comprise cash in hand, current balances with banks and deposits held at call with maturities of less than 3 months.

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2011

Non current liabilities

Notes

Notes are initially recognized at fair value, being the amount received taking into account premium or discount less transaction costs and any adjustment for the estimated diminution in value of the Notes.

The Notes are subsequently stated at amortized cost, being the amount received taking into account of any premium or discount less any adjustment for the estimated diminution in value of the Notes.

Any difference between the proceeds and the redemption value is recognized on a straight line basis in the statement of income and expenses over the reinvestment period.

Attribution of impairment to Noteholders

The attribution of impairment on assets to Noteholders relates to the impairments that management have estimated on the loans portfolio. As the credit risk of the portfolio is borne by the Noteholders, this amount has been adjusted on the notes payable. The amount should be viewed in light of the judgement made on the impairment of the loans portfolio and is therefore not definitive.

Accounting policies in respect of result determination

Result

Profits on transactions are recognized in the year they are realized. Losses are recognized when foreseen. Expenses are based on the historical cost convention and attributed to the financial year to which they pertain.

Financial income and expenses

Interest income and expenses are recognized on a time-weighted basis, taking into account the effective interest rate for the relating assets and liabilities.

Income and expenses arising on the charged assets, together with bank interest is recognized on an accrual basis. All income and expenditures from the charged assets, series of Notes issued and other borrowing and/or lending that have the character of interest payments are recognized as interest income or interest expense respectively.

Offsetting

Financial assets and liabilities are offset and presented at their net amount in the balance sheet when the Company has a legal right to offset the amounts. The Company should have the intentions to either settle on a net basis or to realize the asset and settle the liability simultaneously.

Income tax expense

Taxation is calculated on the reported pre-tax result, at the prevailing tax rates, taking account of any losses carried forward from previous financial years and tax-exempt items and non-deductible expenses and using tax facilities.

Corporate income tax

A tax ruling has been agreed with the Dutch tax authorities. This ruling mentions the minimum pre-tax result for a number of years. The pre-tax result for this year is calculated in line with this ruling.

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2011

C. Financial instruments, risk management and hedging

The Company’s principal financial instruments during the year comprised the charged assets and Notes issued. The main purpose of these financial instruments is to finance the Company’s operations, to manage the interest rate risk arising from its issued Notes and to minimize the impact of fluctuations in exchange rates on future cash flows. The Company has various other financial instruments such as short term debtors and creditors which arise directly from its operations.

The Company is exposed to a variety of financial risks: credit and counterparty risk, market risk (including interest rate risk and currency risk), and liquidity risk. The Company’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company’s financial performance.

All financial risks are passed onto the Noteholders as the Notes are limited recourse obligations of the Company and are payable solely out of amounts received by or on behalf of the Company in respect of the collateral. Payments on the Notes, both prior to and following the enforcement of the security over the collateral are subordinated to the prior payment of certain fees and expenses of the Company. The net proceeds of the realization of the security over the collateral following an event of default may be insufficient to pay all amounts due to the Noteholders. In this event, the Company will not be obliged to make any further payments and all claims against the Company will be extinguished. Therefore, the overall financial risks that are not fully hedged are passed on from the Company to the Noteholders. Details of its policies in relation to the hedging of risks are set out below.

The key financial instrument risks are classified as credit and counterparty risk, market risk and liquidity risk.

Credit and counterparty risk

Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the Company. Credit risk is therefore the risk that the charged assets fail to make payments on the scheduled payment dates.The Company limits its credit exposure by issuing Notes that are credit linked to its charged assets. If a credit event occurs with respect to any of the charged assets, the Noteholders would bear all of the financial loss, but this loss is limited to the amount invested in the charged asset.

Market risk

The Company is exposed to the risk of reductions in earnings and/or value, arising from unexpected changes in interest rates.

a)        Currency rate risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. All of the Company’s significant financial assets and liabilities are denominated in USD; accordingly, the management believes that there is no significant net currency risk to the Company.

b)        Interest rate risk

Interest rate risk is the risk that the value of a financial instrument will fluctuate due to changes in market interest rates. The Company finances its operations through the issue of Notes upon which interest is payable. To mitigate interest risks the interest flows on the Notes are matched with the interest flows from the financial assets

Liquidity risk

Liquidity risk is the risk that the Company will be unable to meet it’s payment obligations towards the Noteholders as they become due.

The charged assets are in the form of loans and will be subject to additional liquidity risk. Loans are not generally traded in organized exchange markets but are traded by banks and other institutional investors. Consequently, the liquidity of any loans will depend on the liquidity of these trading markets.

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2011

D. Critical accounting estimates and judgments

Application of the accounting policies in the preparation of the financial statements requires the management of the Company to exercise judgment involving assumptions and estimates concerning future results or other developments, including the likelihood, timing or amount of future transactions or events. There can be no assurance that actual results will not differ materially from those estimates. Accounting policies that are critical to the financial statement presentation and that require complex estimates or significant judgment are described below.

Impairment estimate of financial assets

The Company tests annually whether the charged assets are subject to impairment. An assessment is performed of the future cash flows expected to be realized from the charged assets, taking into account, where appropriate, the quality of underlying security (based upon credit ratings) and recovery values determined by credit rating agencies.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed. The reversal shall not result in a carrying amount of the financial asset that exceeds what the amortised cost would have been had the impairment not been recognised at the date the impairment is reversed. In making this judgment, management considers the following factors:

•the length of time (prolonged);

•significance of the decline in fair value;

•the intent and ability to hold the investment for a sufficient period of time for a recovery in fair value;

•recent events (macroeconomic) specific to the issuer or industry;

•credit ratings and asset quality of collateral structure; and

•defaults on the portfolio during the financial year and subsequent periods.

Principles of the cash flow summary

The Cash flow statement is prepared in accordance with the indirect method. The liquidities in the cash flow statements comprise of cash at banks and in hand and bank overdrafts. Cash flows in foreign currencies are translated at estimated average rates. Currency differences, receipts and payments, in connection with interest and taxation on profits, are taken up under cash flow from operational activities.

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2011

(1)                                 Financial assets

Balance as at January 1, 2011	80,750,000
Impairment charge for the year	(18,515,500)
Balance as at December 31, 2011	62,234,500

Movement of the impairment provision:
Balance of impairment provision as at January 1, 2011	EUR	14,250,000
Impairment charge the year	EUR	18,515,500
Balance of impairment provision as at December 31, 2011	EUR	32,765,500

The charged assets consist of a sub-participation in one loan of USD 95,000,000 to Bank “Finance and Credit” Ltd. by the VTB Bank Europe plc (the Lender), due 2014. The Lender will use the proceeds of the sub-Participation for the sole purpose of financing the loan. The inital loan was USD 100,000,000 and on January 25, 2010 Bank ‘Finance & Credit” repaid USD 5,000,000 on the loan. Immediately after, an equal amount was redeemed on the Note issued.

The borrower was not able to provide the Company with an audited IFRS financial statement per 31 December 2010. The financial statements per 31 December 2011 from the borrower are received after the deadline agreed in the loan documentation. The half year financials as per 30 June 2012 of the borrower are not received yet in breach of the loan documentation.

Observable date required to estimate the amount of an impairment loss on the loan was (and is) limited. The Notes issued by Finance & Credit Ukraine B.V., which mirror the loan to borrower, are however quoted at a significantly lower price than the carrying value of the USD 95,000,000. Management concluded that the lower market value of the Notes was objective evidence that the charged asset (valued at amortized cost less impairments) were impaired.

The valuation of the loan to USD 62,234,500 versus the carrying value of USD 95,000,000 in the balance sheet is based on the quoted market price of the related loan notes. However, management considers that the quoted market price can not be considered as a reliable market price given the lack of liquidity of the market on which the bonds are listed.

Interest:

Interest on the Loan is payable semi-annual in arrear, on 25 January and 25 July of each year. The first payment date was July 25, 2007. The interest rate is 10.375% p.a.

As per the Supplemental Loan Agreement dated December 30, 2009, the maturity of the Loan has been extended to January 2014 and the interest rate has been changed to 10.50% p.a.

(2)                                 Interest receivable

The Accrued Interest receivable is comprised as follows:

	12/31/11	12/31/10

Accrued interest	4,405,625	4,405,625

The interest acrrual is calculated as the amount of interest accumulated from previous interest payment date until the balance sheet date.

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2011

(3)                                 Cash and cash equivalents

The Cash at bank is comprised as follows:

	12/31/11	12/31/10

F. van Lanschot bank account	7	451

Cash and cash equivalents are at free disposal of the Company.

(4)                                 Shareholders’ equity

The movements in the shareholder’s equity are comprised as follows:

	Issued share capital	Translation reserve	Retained earnings	Result for the period	Total

Balance as at January 1, 2010	28,812	(4,628)	24,848	20,673	69,705
Allocation of result	—	—	20,673	(20,673)	—
Result for the period	—	—	—	23,746	23,746
Translation reserve	(2,062)	2,062	—	—	—
Dividend declared	—	—	(28,735)	—	(28,735)
Balance as at December 31, 2010	26,750	(2,566)	16,786	23,746	64,716

Allocation of result	—	—	23,746	(23,746)	—
Result for the period	—	—	—	23,094	23,094
Translation reserve	(884)	884	—	—	—
Dividend declared	—	—	(25,580)	—	(25,580)
Balance as at December 31, 2011	25,866	(1,682)	14,952	23,094	62,230

The authorized share capital of the Company consists of 20 shares with a par value of EUR 1,000 each (USD 25,866; EUR equivalent of 20,000). The authorized share capital amount in USD 24,184 at the exchange rate as per the incorporation day. Differences with the year end rate is booked under the translation reserve. At December 31, 2011 all shares were issued and fully paid up. An interim dividend of EUR 17,754 (USD 25,580) was paid on December 15, 2011 to the shareholders.

(5)                               Notes Payable

	12/31/11	12/31/10

Loan Participation Notes - non current	95,000,000	95,000,000
Attribution of impairment to Noteholders	(32,765,500)	(14,250,000)
	62,234,500	80,750,000

Nature of the Notes

On November 24, 2006 the Company issued one series of fixed rate notes (the Notes), due 2010 for a total amount of USD 100,000,000. The Notes bear a fixed interest equal to 10.375% p.a. payable semi-annually in arrear on 24 January and 24 July in each year commencing on 25 July 2007. The Notes are listed on the Irish Stock Exchange and were issued with a rating from Moody’s Investors Service, Inc. of B2.

On December 30, 2009 the Company made an announcement on the web site of the Irish Stock Exchange that at the Meeting of the holders of the Notes held on that date, an Extraordinary Resolution was duly passed with the consequence that the Supplemental Trust Deed (amending certain terms and conditions of the Notes, such terms and conditions being set out in the Trust Deed), the Supplemental Loan Agreement (amending the certain

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2011

provisions of the Loan Agreement) and the Deed of Waiver (waiving the Potential Events of Default or Events of Default) has been executed as contemplated in the Notice of the Meeting dated December 15, 2009.

Further to this announcement and following the successful registration, on January 20, 2010, with the National Bank of Ukraine of the Supplemental Loan Agreement effecting the amendments to the Loan, the Notes have been amended in the following manner: on 25 January 2010, the Issuer repaid USD 5,000,000 of the principal amount of the Notes; the maturity in respect of USD 95,000,000 of the principal amount of the Notes has been extended to 25 January 2014; and the Notes bear interest from and including 25 January 2010 at the rate of 10.50% p.a.

The USD 5,000,000 repayment has been made on January 25, 2010.

As of 31 December, 2010 the market value of the Notes was USD 80,750,000 versus the carrying value of USD 95,000,000.

As of 31 December, 2011 the market value of the Notes of USD 62,234,500 versus the carrying value of USD 95,000,000 decreased when compared to previous year.

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2011

(6)                                 Taxation

Taxation is comprised as follows:

	12/31/11	12/31/10

Corporate income tax	5,740	5,936

The effective tax rate of the corporate income tax of 20% is equal to the prevailing tax rates for 2010 in the Netherlands (20% over profits up till and including EUR 200,000).

(7)                                 Operating costs

	01/01/11-	01/01/10
	12/31/11	12/31/10

Operating costs	65,092	43,334

Operating costs include audit fees to the sum of USD 13,526 (EUR 9,800). The audit fee solely comprises the fee of an external auditor Baker Tilly Berk N.V. for the statutory audit of the financial statements. The external auditor has not charged any fees relating to other assurance related services, tax, consulting or any other consulting services. The audit fees are fully reimbursed by the Bank “Finance & Credit” Ltd.

(8)                                 Income tax expense

	01/01/11-	01/01/10
	12/31/11	12/31/10

Corporate income tax	5,936	5,936

The effective tax rate of the corporate income tax of 20% is equal to the prevailing tax rates for 2010 in the Netherlands (20% over profits up till and including EUR 200,000).

Other notes

Average number of employees

During the period under review the Company did not employ any personnel and, consequently, no payments for wages, salaries or social securities were made.

Audit committee

The Company is an entity for securitisation purposes according to Art 1 ministerial decree prudence rules Financial Supervision Act (Artikel 1, Besluit prudentiele regels Wet op het Financieel Toezicht). As such the Company makes use of the exemption for securitisation vehicles, concerning the obligation to establish an audit committee as defined in article 3d of the implementing regulation enforcing article 41 of the European Directive nr.2006/43/EG. The implementing regulation came into force in the Netherlands on 8 August 2008.

Remuneration of managing director

The Board of Directors consists of one member, who serves without remuneration. The Company does not have a Board of Supervisory Directors.

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2011

Amsterdam, February 19, 2013

TMF Management B.V.

FINANCE & CREDIT UKRAINE B.V.
(Amsterdam)

OTHER INFORMATION

December 31, 2011

Auditor’s report

The auditors’ opinion is included on the next page.

Statutory provision regarding appropriation of Result

In accordance with article 14 of the articles of association, profit shall be at the disposal of the annual general meeting of shareholders. Profit distribution can only be made to the extent that shareholder’s equity exceeds the issued and paid-up share capital and legal reserves.

Appropriation of Result

During the year under review, a dividend amounting USD 25,580 (EUR 17,754) was distributed out of the Company’s retained earnings. The managing director proposes to allocate the net profit for the year 2011 to the retained earnings. This proposed appropriation of profit has not been reflected in the Company’s balance sheet per 31 December 2011.

Subsequent events

The Borrower was not able to fulfil the obligation of providing the half year 2012 audited Financial Statements.

As of December 31, 2012 the market value of the Notes is USD 52,6 million compared to a par value of USD 95 million.

We are not aware of any other subsequent events.

Auditors

To the General Meeting of Shareholders of Finance & Credit Ukraine B.V.	Baker Tilly Berk N.V. Entrada 303 PO Box 94124 1090 GC Amsterdam The Netherlands T: +31 (0)20 644 28 40 F: +31 (0)20 646 35 07 E: amsterdam@bakertillyberk.nl Reg.no.: 24425560 www.bakertillyberk.nl

INDEPENDENT AUDITOR’S REPORT

Report on the financial statements

We were engaged to audit the accompanying financial statements 2011 of Finance & Credit Ukraine B.V., Amsterdam, which comprise the balance sheet as at December 31, 2011, the profit and loss account for the year then ended and the notes, comprising a summary of the accounting policies and other explanatory information.

Management’s responsibility

Management is responsible for the preparation and fair presentation of these financial statements and for the preparation of the managing director’s report, both in accordance with Part 9 of Book 2 of the Dutch Civil Code. Furthermore management is responsible for such internal control as it determines is necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on the financial statements based on conducting the audit in accordance with Dutch law, including the Dutch Standards on Auditing. Because of the matter described in the Basis for disclaimer of opinion paragraph, however, we were not able to obtain sufficient appropriate audit evidence to provide a basis for an audit opinion.

Basis for disclaimer of opinion

The Company’s portfolio of assets is accounted for at amortized cost minus impairment. The amortized cost value as at December 31, 2009 amounts to USD 61.2 million. In 2010 an impairment charge was reversed of USD 19.5 million resulting in a closing balance of USD 80.7 million as at December 31, 2010. In 2011 the Company accounted for an impairment of USD 18.5 million. The carrying value as at December 31, 2011 amounts to USD 62.2 million.

We were unable to obtain sufficient independent information to verify the appropriateness of cumulative impairment losses as at December 2011 amounting to USD 32.8 million (2010 USD 14.3 million) and the related (reversal of the) impairment charges in 2011 and 2010.

Baker Tilly Berk N.V. is a limited liability company and is the exclusive contracting party in respect of all commissioned work. The company’s general terms and conditions, filed with the registry of the Dutch chamber of commerce under no. 24425560, which include a limitation of liability, are applicable to all work performed and all legal relationships with third parties.

Disclaimer of opinion with respect to the financial statements

Because of the significance of the matter described in the Basis for disclaimer of opinion paragraph, we have not been able to obtain sufficient appropriate audit evidence to provide a basis for an audit opinion. Accordingly, we do not express an opinion on the financial statements.

Emphasis of an uncertainty in the financial statements with respect to management estimates of the provision for impairment of the financial assets

Without further qualifying, we draw attention to note D to the financial statements, which describes the inherent uncertainty of management estimates of the provision for impairment of the financial assets, being the differences between the amortised cost and the market values, and the related (reversal of) impairment charges.

Report on other legal and regulatory requirements

Pursuant to the legal requirement under Section 2:393 sub 5 at e and f of the Dutch Civil Code, we have no deficiencies to report as a result of our examination whether the management board report, to the extent we can assess, has been prepared in accordance with Part 9 of Book 2 of this Code, and whether the information as required under Section 2:392 sub 1 at b-h has been annexed. Further we report that the managing director’s report, to the extent we can assess, is consistent with the financial statements as required by Section 2:391 sub 4 of the Dutch Civil Code.

Amsterdam, February 20, 2013

Baker Tilly Berk N.V.

H.R. Dikkeboom

Audit Partner

BORROWER

Public Joint Stock Company “Bank “Finance and Credit”
60 Artema Street
Kyiv 04050
Ukraine

LENDER	ISSUER

VTB Capital plc 14 Cornhill London EC3V 3ND United Kingdom	Finance & Credit Ukraine B.V. Herikerbergweg 238 Luna ArenA 1101 CM Amsterdam Zuidoost The Netherlands

TRUSTEE AND PRINCIPAL PAYING AGENT	REGISTRAR TRANSFER AGENT	PAYING AGENT

Citibank, N.A., London Branch 13th Floor Citigroup Centre Canada Square Canary Wharf London E14 5LB United Kingdom	Citigroup Global Markets Deutschland AG Reuterweg 16 60323 Frankfurt Germany	Citibank Europe plc. 1 North Wall Quay Dublin 1 Ireland

LISTING AGENT

Arthur Cox Listing Services Limited Earlsfort Centre Earlsfort Terrace Dublin 2 Ireland

LEGAL ADVISERS

To the Borrower as to English law:	To the Borrower as to Ukrainian law:

DLA Piper UK LLP 3 Noble Street London EC2V 7EE United Kingdom	DLA Piper Ukraine LLC 77A Chervonoarmiyska Str. Kyiv 03150 Ukraine

To the Lead Manager as to English law:	To the Lead Manager as to Ukrainian law:

Freshfields Bruckhaus Deringer LLP 65 Fleet Street London EC4Y 1HS United Kingdom	Avellum Partners Leonardo Business Center 19-21 Bohdana Khmelnytskoho Str. Kyiv 01030 Ukraine

To the Trustee as to English law:

Clifford Chance 10 Upper Bank Street London E14 5JJ United Kingdom

AUDITORS TO THE BORROWER	AUDITORS TO THE ISSUER

Baker Tilly Ukraine LLP 28 Fizkultury Street Kyiv, 03680 Ukraine	Baker Tilly Berk N.V. Entrada 303, 1096 ED Amsterdam, P.O. Box 94124, 1090 GC, Amsterdam The Netherlands

APPENDIX B
AMENDED AND RESTATED LOAN AGREEMENT

Dated [•] 2013

PUBLIC JOINT STOCK COMPANY
“BANK “FINANCE AND CREDIT”

(the Borrower)

VTB CAPITAL PLC

(the Lender)

AMENDED AND RESTATED LOAN
AGREEMENT RELATING TO A US$[•] LOAN
AGREEMENT DATED 16 NOVEMBER 2006 (AS
SUPPLEMENTED
ON 14 JANUARY 2010)

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HS

AMENDED AND RESTATED LOAN AGREEMENT

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT is made on [•] 2013

BETWEEN:

(1)                                 PUBLIC JOINT STOCK COMPANY “BANK “FINANCE AND CREDIT”, a legal entity under the laws of Ukraine, whose principal office is at 60 Artema Street, Kyiv, 04050, Ukraine, Identification Code of Legal Entity 09807856 (the Borrower), represented by Mr Volodymyr Khlyvniuk acting on the basis of the Borrower’s charter; and

(2)                                 VTB CAPITAL PLC, a legal entity incorporated under the laws of England and Wales, of 14 Cornhill London EC3V 3ND, United Kingdom (the Lender),

each a Party and together the Parties.

WHEREAS

(A)                               The Borrower and the Lender entered into a loan agreement dated 16 November 2006 (the Principal Loan Agreement) pursuant to which the Lender made a loan to the Borrower in the amount of U.S.$100,000,000 (the Original Loan).

(B)                               Deutsche Trustee Company Limited (the 2006 Notes Trustee) has been appointed as trustee under a trust deed dated 24 November 2006 (the Principal 2006 Notes Trust Deed) constituting U.S.$100,000,000 10.375 per cent. Loan Participation Notes due 2010 (the 2006 Notes) issued by Finance & Credit Ukraine B.V. (the Issuer), which 2006 Notes have been issued on a limited recourse basis for the sole purpose of funding a sub-participation pursuant to a sub-participation agreement dated 16 November 2006 (the Principal Sub-Participation Agreement), between the Lender and the Issuer, and which sub-participation has been granted by the Lender to the Issuer for the sole purpose of funding the Original Loan.

(C)                               On 15 December 2009, the Borrower solicited the approval (the 2009 Consent Solicitation) of the holders of the 2006 Notes (the 2006 Noteholders), by way of an extraordinary resolution, in a meeting of the 2006 Noteholders, of, inter alia, amendments to certain provisions of (i) the Principal Loan Agreement on the terms set out in a first supplemental loan agreement dated 14 January 2010 (the First Supplemental Loan Agreement) and (ii) the terms and conditions of the 2006 Notes on the terms set out in a first supplemental trust deed dated 14 January 2010 (the First Supplemental 2006 Notes Trust Deed and, together with the Principal 2006 Notes Trust Deed, the 2006 Notes Trust Deed).

(D)                               On 25 January 2010, the Issuer repaid U.S.$5,000,000 of the principal amount of the 2006 Notes. Pursuant to Clause 7.5 (Reduction of Loan upon Cancellation of Notes), the Original Loan was prepaid in the amount corresponding to the aggregate principal amount of the 2006 Notes repaid. Pursuant to the First Supplemental 2006 Notes Trust Deed, the maturity date of the outstanding 2006 Notes was extended to 25 January 2014 and the interest rate was amended to 10.5 per cent. per annum from 25 January 2010.

(E)                                On 26 November 2013, the Borrower, on behalf of the Issuer, invited the holders of the outstanding 2006 Notes to offer to exchange (the Exchange Offer), on the terms and subject to the conditions set out in an exchange offer and consent solicitation memorandum dated 26 November 2013 (the Exchange Offer and Consent Solicitation Memorandum) any or all of their outstanding 2006 Notes for a

AMENDED AND RESTATED LOAN AGREEMENT

combination of (i) a pro rata share in a U.S.$5,000,000 cash payment, subject to the conditions set out in the Exchange Offer and Consent Solicitation Memorandum, and (ii) U.S.$[•] 9.125% Loan Participation Notes due 2019 (the Notes).

(F)                                 Concurrently with the Exchange Offer, the Borrower, on behalf of the Issuer, solicited consents (the Consent Solicitation) from the 2006 Noteholders (i) to amend the terms of the 2006 Notes Trust Deed between the Issuer, the Lender and the 2006 Notes Trustee to provide for an early redemption of the 2006 Notes by the Issuer on the terms set out in a second supplemental 2006 notes trust deed dated [•] (the Second Supplemental 2006 Notes Trust Deed) and a second supplemental loan agreement dated [•] (the Second Supplemental Loan Agreement and together with the Principal Loan Agreement and the First Supplemental Loan Agreement, the Loan Agreement), (ii) to amend and restate the Principal Sub-Participation Agreement on the terms set out in an amended and restated sub-participation agreement dated [•] 2013 (the Amended and Restated Sub-Participation Agreement) and (iii) to amend and restate the Loan Agreement on the terms set out in this Amended and Restated Loan Agreement.

(G)                               At a meeting of 2006 Noteholders held on [•] 2013, it was resolved, by way of an extraordinary resolution to, inter alia, (i) assent to the amendment and restatement of the Loan Agreement on the terms set out in this Amended and Restated Loan Agreement and (ii) authorise, direct, request and empower the 2006 Notes Trustee to consent to the execution of this Amended and Restated Loan Agreement in order to give effect to the making of such modifications.

(H)                              Now the Borrower and the Lender wish to amend and restate the terms of the Loan Agreement on the terms set out herein.

IT IS AGREED AS FOLLOWS:

1.                                      DEFINITIONS, INTERPRETATION, AMENDMENTS

1.1                               Definitions

In this Agreement the following terms have the meanings given to them in this Clause 1.1:

Additional Amounts has the meaning set forth in Clause 8.1(b);

Affiliate of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any Subsidiary of such specified Person, or (C) of any Person described in (i) above;

Agency means any agency, authority, central bank, department, committee, government, legislature, minister, ministry, official or public or statutory Person (whether autonomous or not) of any state;

Agency Agreement means the paying agency agreement relating to the Notes to be dated [•] 2013 between the Lender, the Issuer, the Trustee, the Registrar, the Principal Paying Agent and the agents named therein;

Amended and Restated Sub-Participation Agreement means the sub-participation agreement dated on or about the date of this Agreement between the Issuer and the Lender;

AMENDED AND RESTATED LOAN AGREEMENT

Auditors means “Baker Tilly Ukraine” LLP or any internationally recognised firm of independent accountants approved by the Lender, such approval not to be unreasonably withheld;

Banking Business means, in relation to the Borrower or any of its Subsidiaries, any type of banking business (including, without limitation, any short term inter-bank operations with maturities of one year or less, factoring, consumer credit, mortgages, issuance of banking guarantees and letters of credit (and related cash cover provision), bills of exchange and promissory notes and payments under such guarantees, letters of credit and promissory notes, trading of securities, fund management and professional securities market participation business) which it conducts or may conduct pursuant to its licence issued by the appropriate authorities and accepted market practice and any applicable law;

Business Day means any day (other than a Saturday or Sunday) on which banks generally are open for business (including dealings in foreign currencies) in New York City, London and Kyiv;

Capital Stock means, with respect to any Person, any and all shares, interests, participations, rights to purchase, warrants, options, or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person other than a corporation, in each case whether now outstanding or hereafter issued;

Central Bank means the National Bank of Ukraine;

Change of Control shall be deemed to have occurred at any time (whether or not approved by the management board of the Borrower) that (i) the Controlling Shareholder gives notice to the Borrower that he has elected to withdraw from participating in the Borrower; or (ii) the Controlling Shareholder ceases to own or control (directly or indirectly) in excess of fifty (50) per cent. in aggregate of the Capital Stock of the Borrower;

Change of Law means any of the enactment or introduction of any new law; the variation, amendment or repeal of an existing or new law; any ruling on or interpretation or application by a competent authority of any existing or new law; and the decision or ruling on, the interpretation or application of, or a change in the interpretation or application of, any law by any court of law, tribunal, central bank, monetary authority or agency or any taxing authority or fiscal or other competent authority or agency; which, in each case, occurs after the date hereof. For this purpose the word “law” means all or any of the following whether in existence at the date hereof or introduced hereafter and with which it is obligatory or customary for banks or other financial institutions or, as the case may be, companies in the relevant jurisdiction to comply:

(a)                                 any statute, treaty, order, decree, instruction, letter, directive, instrument, regulation, ordinance or similar legislative or executive action by any national or international or local government or authority or by any ministry or department thereof and other agencies of state power and administration (including, but not limited to, taxation departments and authorities); and

(b)                                any letter, regulation, decree, instruction, request, notice, guideline, directive, statement of policy or practice statement given by, or required of, any central bank or other monetary authority, or by or of any taxing authority or fiscal or other authority or agency (whether or not having the force of law);

AMENDED AND RESTATED LOAN AGREEMENT

Controlling Shareholder means the individual referred to as the Borrower’s ultimate controlling shareholder in the section entitled “Shareholder — Mr Kostyantyn Zhevago” in the Prospectus;

Corporate Restructuring means, in respect of the Group, the announcement or occurrence of any amalgamation, merger, division, spin-off, transformation or other reorganisation or restructuring under applicable Ukrainian legislation, or any other reorganisation or restructuring under the laws of any other relevant jurisdiction;

Double Tax Treaty means the Convention between the Government of the United Kingdom and the Government of Ukraine for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital Gains signed 10 February 1993;

Disbursement Account means an account of the Borrower with Citibank N.A., New York, USA (SWIFT: CITIUS33), with the account number 3614-5754;

Dispute has the meaning set forth in Clause 24 (Law, Jurisdiction and Arbitration);

Drawdown Date has the meaning set forth in Clause 3 (Availability of the Loan);

Event of Default has the meaning set forth in Clause 15.1 (Circumstances which Constitute Events of Default);

Exposure means:

(a)                                 the aggregate principal or nominal amount (net of specific provisions for losses) owed to the Borrower, whether direct or contingent, by a counterparty and its Affiliates, in respect of money borrowed, equity or debt raised, guarantees, letters of credit or debt instruments issued or confirmed and other off-balance sheet engagements in the ordinary course of the Borrower’s commercial and consumer lending business; less

(b)                                 any such amount which is fully secured by rights of off-set against the Liquid Assets in equivalent amounts and comparable maturities placed with the Borrower;

Fees and Expenses Side Letter means the letter agreement between the Borrower, the Lender and the other persons referred to therein setting out the fees, expenses and certain other amounts payable by the Borrower to the Lender and to the other persons referred to therein in connection with this Agreement and the Notes;

Group means the Borrower and its Subsidiaries from time to time taken as a whole;

Guarantee means, in relation to any Indebtedness of any Person, any obligation of another Person to pay such Indebtedness including (without limitation):

(a)                                 any obligation to purchase such Indebtedness;

(b)                                 any obligation to lend money, to purchase or subscribe shares or other securities or to purchase assets or services in order to provide funds for the payment of such Indebtedness;

(c)                                  any indemnity against the consequences of a default in the payment of such Indebtedness; and

(d)                                 any other agreement to be responsible for such Indebtedness;

AMENDED AND RESTATED LOAN AGREEMENT

IFRS means International Financial Reporting Standards, including International Accounting Standards and Interpretations issued by the International Accounting Standards Board (as amended, supplemented or re-issued from time to time);

IFRS Fiscal Period means any fiscal period for which the Borrower has produced consolidated financial statements in accordance with IFRS which have either been audited or reviewed by the Auditors;

Indebtedness means any indebtedness of any Person for money borrowed or raised including (without limitation) any indebtedness for or in respect of:

(a)                                 amounts raised by acceptance under any acceptance credit facility;

(b)                                 amounts raised under any note purchase facility or through the issue of bonds, debentures, loan stock or any similar instrument;

(c)                                  the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with applicable law and generally accepted accounting principles, be treated as finance or capital leases;

(d)                                 the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of sixty (60) days; and

(e)                                  amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing,

provided that, for the avoidance of doubt, such term shall not include any indebtedness owed to the state budget, local budgets and non-budgetary funds on account of taxes which are not overdue;

Independent Appraiser means an investment banking firm of international standing or any third party appraiser of international standing appointed by the Borrower pursuant to Clause 14.19 (Appointment of Independent Appraiser) and approved by the Trustee, provided, however, that such firm or third party appraiser is not an Affiliate of the Borrower;

Interest Payment Date means 25 January and 25 July of each year in which the Loan remains outstanding, or if such day is not a Business Day, the next succeeding Business Day, commencing on 25 January 2014, and the last such date being the Repayment Date;

Interest Period means, except as otherwise provided herein, any of those periods mentioned in Clause 4 (Interest Periods);

Interest Rate means, except as otherwise provided herein, the interest rate specified in Clause 5.2 (Calculation of Interest);

Irish Stock Exchange means the Irish Stock Exchange Limited;

Issuer means Finance & Credit Ukraine B.V.;

Lead Manager means VTB Capital plc in its capacity as a lead manager under the Subscription Agreement;

law means any statute, treaty, order, decree, instruction, letter, directive, instrument, regulation, ordinance or similar legislative or executive action by any national or international

AMENDED AND RESTATED LOAN AGREEMENT

or local government or authority or by any ministry or department thereof and other agencies of state power and administration (including, but not limited to, taxation departments and authorities), whether in existence at the date hereof or introduced hereafter;

Lender Account means an account of the Lender with Citibank, N.A., London Branch, with the account number 13934527 and IBAN reference GB77CITI18500813934527;

Liquid Assets means the aggregate (as of the relevant date for calculation) of the Borrower’s cash, demand and overnight deposits and other deposits with a maturity of not more than thirty (30) days, and marketable securities with a final maturity of less than one year issued or guaranteed by Ukraine, or an agency or sub-division thereof, and claims against the Central Bank with a final maturity of less than one year;

Loan has the meaning set forth in Clause 2 (The Loan);

Material Adverse Effect means a material adverse change in, or material adverse effect on (a) the business, prospects, condition (financial or otherwise) or results of operations of the Borrower and/or the Group, (b) the Borrower’s ability to perform its obligations under this Agreement, or (c) the validity or enforceability of this Agreement or the rights or remedies of the Lender hereunder;

Material Subsidiary means, at any given time, any Subsidiary of the Borrower (a) whose total assets or gross revenues (or, where the Subsidiary in question prepares consolidated accounts, whose total consolidated assets or gross consolidated revenues, as the case may be) represent at least ten (10) per cent. of the total assets, or, as the case may be, total revenues of the Borrower and its Subsidiaries and, for these purposes (i) the total assets and gross revenues of such Subsidiary shall be determined by reference to its then most recent audited financial statements; and (ii) the total assets and gross revenues of the Borrower shall be determined by reference to the Borrower’s then most recent audited financial statements, in each case prepared in accordance with IFRS, or (b) to which is transferred the whole or substantially the whole of the undertaking and assets of a Subsidiary of the Borrower which immediately before the transfer is a Material Subsidiary of the Borrower.  A certificate by the directors of the Borrower, that in their opinion, a Subsidiary of the Borrower is or is not a Material Subsidiary, accompanied by a report by the Auditors addressed to the directors of the Borrower as to proper extraction of the figures used by the directors of the Borrower in determining the Material Subsidiaries of the Borrower and mathematical accuracy of the calculations shall, in the absence of manifest error, be conclusive and binding on all parties;

Notes means the U.S.$[•] 9.125 per cent. Loan Participation Notes due 2019 of the Issuer to be issued pursuant to the Trust Deed on or about [•] 2013 on a limited recourse basis;

Officers’ Certificate means a certificate signed by two members of the management board of the Borrower at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Borrower and, for the purposes of Clause 14.18 (Compliance Certificates) only, in the form set out in Schedule 3 (Form of Officers’ Certificate) hereto;

Permitted Security Interest means:

(a)                                 Security Interests in existence on the Drawdown Date;

(b)                                 Security Interests securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Borrower or becomes a Subsidiary of

AMENDED AND RESTATED LOAN AGREEMENT

the Borrower; provided, however, that such Security Interests were not created in contemplation of such merger or consolidation and do not extend to any assets or property of the Borrower or any Subsidiary of the Borrower other than those of the surviving Person and its Subsidiaries;

(c)                                  Security Interests on assets or property acquired by the Borrower or a Subsidiary of the Borrower; provided that such Security Interests were not created in contemplation of such acquisition and do not extend to any other assets or property (other than proceeds of such acquired assets or property);

(d)                                 Security Interests arising from operation of law;

(e)                                  Security Interests arising in the ordinary course of Banking Business including Security Interests granted in favour of the Central Bank to secure liquidity support funding from the Central Bank;

(f)                                   Security Interests for ad valorem, income or property taxes or assessments and similar charges or otherwise arising in the ordinary course of business which either are not delinquent or are being contested in good faith by appropriate proceedings for which the Borrower has set aside on its books reserves to the extent required by IFRS;

(g)                                  Security Interests granted by third parties in favour of the Borrower or any of its Subsidiaries;

(h)                                 Security Interests to secure the performance of tenders, statutory obligations, surety or appeal bonds, bids, leases, governmental contracts, performance and return of money bonds or other obligations of a like nature (not including obligations for the payment of borrowed money) incurred in the ordinary course of business;

(i)                                     Security Interests granted or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other type of statutory obligations;

(j)                                    Security Interests upon, or with respect to, any present or future assets or revenues or any part thereof which is created pursuant to any Repo transaction;

(k)                                 any other Security Interests not otherwise described in the preceding paragraphs (a) through (j) provided that the aggregate value of assets subject to such Security Interests does not at any time exceed ten (10) per cent. of the Group’s assets, determined by reference to the balance sheet for the Borrower’s most recent IFRS Fiscal Period; or

(l)                                     any renewal or substitution for any Security Interest permitted by any of the preceding paragraphs (a) through (k); provided, however, that, with respect to Security Interests incurred pursuant to Clause 14.5 (Negative Pledge) the principal amount secured has not increased and the Security Interests have not been extended to any additional property (other than proceeds of the property in question);

Person means any individual, corporation, partnership, association, joint venture, joint-stock company, limited liability company, trust, unincorporated organisation or government or any Agency or political sub-division thereof;

AMENDED AND RESTATED LOAN AGREEMENT

Potential Event of Default means any event which would become (with the passage of time, the giving of notice and/or the making of a determination under this Agreement) an Event of Default;

Principal Paying Agent means the party designated from time to time as principal paying agent under the Agency Agreement;

Prospectus means the prospectus dated on or about the date of this Agreement, relating to the issuance of the Notes;

Put Event means a Change of Control which results in a Rating Decline;

Put Event Payment Date means, in respect of a Put Event, the date specified by or on behalf of the Lender in the Put Event Redemption Notice on which any part of the Loan is to be prepaid in accordance with Clause 7.2 (Prepayment upon a Put Event), which date shall be not less than thirty (30) days after the Borrower has notified the Lender that a Put Event has or is deemed to have occurred in accordance with Clause 7.2 (Prepayment upon a Put Event);

Put Event Redemption Notice means, in respect of a Put Event, a notice given by or on behalf of the Lender to the Borrower specifying, among other things, (i) the principal amount of the Loan to be prepaid, and (ii) the Put Event Payment Date;

Qualifying Jurisdiction means any jurisdiction which has a double taxation treaty with Ukraine under which the payment of interest by Ukrainian borrowers to lenders established in such jurisdiction is generally able to be made (upon completion of any necessary formalities required in relation thereto) without deduction or withholding of Ukrainian Tax;

Rating Agency means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc. (S&P), Moody’s Investors Service Limited (Moody’s) or Fitch Ratings Ltd, or any of their successors or any rating agency substituted for any of them (or any permitted substitute of them) by the Borrower, from time to time with the prior written approval of the Lender and the Trustee;

Rating Categories means (i) with respect to S&P, any of the following categories (any of which may or may not include a “+” or “-”):  AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories (any of which may or may not include a “1”, “2” or “3”):  Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such categories of S&P or Moody’s used by another rating agency, if applicable;

Rating Decline means that at any time within ninety (90) days (which period shall be extended so long as the corporate credit rating of the Borrower or the credit rating in respect of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency) after:

(a)                                 in the case of a Corporate Restructuring, the announcement or the occurrence of any amalgamation, merger, division, spin-off, transformation or other reorganisation or restructuring under applicable Ukrainian legislation, or any other reorganisation or restructuring under the laws of any other relevant jurisdiction, in respect of the Group; or

(b)                                 in the case of a Change of Control, the announcement or the occurrence of the Controlling Shareholder (i) giving notice to the Borrower that he has elected to

AMENDED AND RESTATED LOAN AGREEMENT

withdraw from participating in the Borrower; or (ii) ceasing to own or control (directly or indirectly) in excess of fifty (50) per cent. in aggregate of the Capital Stock of the Borrower,

the corporate rating of the Borrower or the rating of the Notes is decreased or downgraded by a Rating Agency by one or more Rating Categories below the corporate rating of the Borrower or the rating of the Notes as of the date hereof (or if a Rating Agency has not assigned any such rating as of the date hereof, below the first such rating assigned to the Borrower or the Notes by that Rating Agency after the date hereof) as a result of such transaction or series of transactions, as specified by the relevant Rating Agency;

Registrar means the party designated from time to time as registrar under the Agency Agreement;

Regulatory Capital has the meaning set out in Chapter II of Regulation No. 368 of the Central Bank of 28 August 2001;

Relevant Event has the meaning set forth in the Trust Deed;

Repayment Date means 25 January 2019 or, if such day is not a Business Day, the next succeeding Business Day;

Repo means a securities repurchase or resale agreement or reverse repurchase or resale agreement, a securities borrowing agreement or any agreement relating to securities which is similar in effect to any of the foregoing, and, for purposes of this definition, the term securities means any capital stock, share, debenture or other debt or equity instrument, or any derivative thereof, whether issued by any private or public company, any government or agency or instrumentality thereof or any supranational, international or multilateral organisation;

Rules has the meaning set forth in Clause 24.2 (Arbitration);

Same-Day Funds means U.S. dollar funds settled through the New York Clearing House Interbank Payments System or such other funds for payment in U.S. dollars as the Lender may at any time reasonably determine to be customary for the settlement of international transactions in New York City of the type contemplated hereby;

Security Interest means any mortgage, charge, pledge, lien or other security interest, including, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction;

Sub-Participation at any time, means an amount equal to the aggregate principal amount of the Loan advanced by the Issuer pursuant to the Amended and Restated Sub-Participation Agreement and outstanding at such time;

Subscription Agreement means the subscription agreement relating to the Notes dated on or about the date of this Agreement;

Subsidiary means a company or corporation A (A):

(a)                                 which is controlled, directly or indirectly, by another company or corporation B (B); or

AMENDED AND RESTATED LOAN AGREEMENT

(b)                                 more than half the issued share capital of which is beneficially owned, directly or indirectly, by B,

and, for these purposes, A shall be treated as being controlled by B if B is able to direct A’s affairs and/or to control the composition of A’s board of directors or equivalent body;

Tax means any tax, levy, duty, impost, assessment, fee or other charge or withholding or deduction of a similar nature (including interest and penalties thereon and additions thereto), no matter where arising and no matter how levied or determined;

Tax Indemnity Amounts has the meaning set out in Clause 8.3 (Tax Indemnity);

Taxing Authority has the meaning set out in Clause 8.1 (Additional Amounts);

Transferred Rights has the meaning set forth in the Trust Deed;

Trust Deed means the trust deed to be dated on or about [•] 2013 between, inter alia, the Lender and the Trustee;

Trustee means the party designated from time to time as trustee under the Trust Deed;

Ukraine shall mean Ukraine and any province or political sub-division or Agency thereof or therein;

United Kingdom means the United Kingdom of Great Britain and Northern Ireland; and

unpaid sum has the meaning set forth in Clause 16.1 (Default Interest Periods).

1.2                               Other Definitions

the Lender or the Borrower shall be construed so as to include its and any subsequent successors, assignees and chargees in accordance with their respective interests;

control when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms controlling and controlled have meanings correlative to the foregoing;

the equivalent on any given date in one currency (the first currency) of an amount denominated in another currency (the second currency) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted for the purchase of the first currency with the second currency on the relevant Reuters page or, where the first currency is hryvnia and the second currency is U.S. dollars (or vice versa), by the Central Bank, at or about 10:00 a.m. (New York City time) or, as the case may be, 1:00 p.m. (Kyiv time) on such date;

repay (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof); and

VAT shall be construed as a reference to (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and any legislation supplemental thereto); and (b) any other tax of

AMENDED AND RESTATED LOAN AGREEMENT

a similar fiscal nature whether imposed in a member state of the European Union in substitution for or in addition to such tax, or imposed elsewhere.

1.3                               Interpretation

Unless the context otherwise requires,

(a)                                 a term has the meaning assigned to it;

(b)                                 “or” is not exclusive;

(c)                                  words in the singular include the plural, and in the plural include the singular;

(d)                                 provisions apply to successive events and transactions;

(e)                                  references to U.S.$ or U.S. dollars are to United States dollars and references to hryvnia are to Ukrainian hryvnia.

Any references to the rights of the Lender in this Agreement shall be read as references to rights of the Trustee pursuant to the charge and assignment referred to in Clause 20.3 (Assignments by the Lender) except as in relation to the Reserved Rights as specified in Clause 4 of the Trust Deed.

1.4                               Statutes

Any reference in this Agreement to a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted.

1.5                               Headings

Clause and Schedule headings are for ease of reference only and shall not affect the construction of this Agreement.

1.6                               Amended Documents

Except where the contrary is indicated, any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

1.7                               Amendment

Each of the Lender and the Borrower agrees that the Loan Agreement shall for all purposes be amended and restated on the terms and conditions of this Agreement with effect from the Closing Date (as defined below). Except as so amended, the Loan Agreement shall continue in full force and effect. Such amendments are intended by each of the Lender and the Borrower as a variation and not a rescission of the Loan Agreement.

1.8                               One Single Document

With effect from the later to occur of [•] 2013 and the date of registration of this Agreement with the NBU (the Closing Date), the provisions of the Loan Agreement (as amended and

AMENDED AND RESTATED LOAN AGREEMENT

restated pursuant to Clause 1.7 (Amendment)) and this Agreement shall be read and construed as one agreement.

1.9                               Consent

Each of the Lender and the Borrower consents and agrees to:

(a)                                 the entering into and performance of the amendments, modifications, transactions and obligations;

(b)                                 the terms and conditions of this Agreement; and

(c)                                  that with effect from the Closing Date, this Agreement shall be a Transaction Document (as defined in the Trust Deed) for all purposes.

1.10                        Continuation and No Prejudice

The Loan Agreement (as amended and restated pursuant to Clause 1.7 (Amendment)) shall continue in full force and effect and this Agreement shall not affect any rights or obligations of the parties hereto which have arisen or accrued under the terms of the Loan Agreement prior to the Closing Date hereof and the amendments and restatement contemplated under this Agreement shall not be interpreted as a waiver of any such right or obligation by any of the parties hereto.

2.                                      THE LOAN

The Lender grants to the Borrower, upon the terms and subject to the conditions hereof, a term loan facility in the amount of U.S.$[•] (the Loan).

3.                                      AVAILABILITY OF THE LOAN

3.1                               Drawdown

The Loan (i) was made available by the Lender to the Borrower by way of a single U.S.$100,000,000 advance to the Disbursement Account on 24 November 2006 (the Drawdown Date), of which U.S.$5,000,000 was repaid by the Borrower on 21 January 2010 (the Tranche A) and (ii) will be made available by the Lender to the Borrower by way of a single U.S.$[•] advance (the Tranche B) to the Disbursement Account and the Borrower will draw down the Tranche B on the next business day immediately following the Closing Date. The Lender grants to the Borrower and the Borrower hereby agrees to borrow from the Lender Tranche B, if:

(a)                                 the Lender has received all of the documents listed in Schedule 1 (Conditions Precedent Documents) hereto and that each is in form and substance satisfactory to the Lender;

(b)                                the Issuer has received the full amount of the Tranche B and the Issuer has participated in the funding of the Tranche B as provided in the Amended and Restated Sub-Participation Agreement and the Lender has confirmed receipt of such funding; and

(c)                                  (i) no Event of Default or Potential Event of Default has occurred; (ii) the representations set out in Clause 11 (Representations and Warranties of the Borrower) are true and accurate in all material respects on and as of the proposed date

AMENDED AND RESTATED LOAN AGREEMENT

for the making of such Loan; and (iii) the Borrower is in full compliance with all of its obligations under this Agreement and the Fees and Expenses Side Letter.

3.2                               Payment of Fees

In consideration of the Lender entering into this Agreement, the Borrower hereby agrees that it shall pay, in Same-Day Funds under the Fees and Expenses Side Letter all amounts required to be paid by the Borrower thereunder by 2:30 p.m. (London time) on [•] 2013.

4.                                      INTEREST PERIODS

The Borrower will pay interest semi-annually in U.S. dollars to the Lender on the outstanding principal amount of the Loan from time to time at the Interest Rate, calculated in accordance with the provisions of this Agreement (including, without limitation, Clause 5.2 (Calculation of Interest)).  Interest shall accrue on the Loan from and including the Closing Date.  Each period beginning on (and including) the Closing Date or any Interest Payment Date and ending on (and excluding) the next Interest Payment Date or the Repayment Date is herein called an Interest Period. The period beginning on (and including) the Closing Date and ending on (and excluding) 25 January 2014 is herein called the First Interest Period.

5.                                      PAYMENT AND CALCULATION OF INTEREST

5.1                               Payment of Interest

Not later than noon (New York City time) two Business Days prior to each Interest Payment Date the Borrower shall pay to the Lender Account all accrued and unpaid interest calculated to the last day of each Interest Period on the outstanding principal amount of the Loan.

5.2                               Calculation of Interest

The Loan shall bear interest at the rate of 9.125 per cent. per annum (the Interest Rate), except in respect of the First Interest Period.  The amount of interest payable in respect of the First Interest Period shall be U.S.$[•], of which an amount of U.S.$[•] shall represent interest accrued on the Tranche A from and including 25 July 2013 to and excluding the Closing Date. The amount of interest payable two Business Days prior to each Interest Payment Date pursuant to Clause 5.1 (other than in respect of the Interest Payment Date corresponding to the First Interest Period) shall be calculated by applying the Interest Rate to the amount of the Loan, dividing the product by two, and rounding the resulting figure to the nearest cent, half a cent being rounded upwards.  When interest is required to be calculated for any period other than the First Interest Period or an Interest Period, it shall be calculated on the basis of a year of three hundred and sixty (360) days consisting of twelve (12) months of thirty (30) days each, and, in the case of an incomplete month, the actual number of days elapsed.

5.3                               Statutory Limitations

The Parties acknowledge that, to the extent and so long as required by the mandatory provisions of Ukrainian applicable legislation governing the registration of loan agreements between Ukrainian borrowers and non-Ukrainian lenders, the aggregate amount of all payments made by the Borrower pursuant to this Agreement for the use of the Loan (other than repayments of principal) shall not exceed the amount determined by the application of the maximum permitted interest rate (as established by the Central Bank as of the date of registration of this Agreement with the Central Bank) to the principal amount of the Loan in respect of which such payments are made.

AMENDED AND RESTATED LOAN AGREEMENT

6.                                      REPAYMENT

Subject to Clause 15.13 (Acceleration), not later than noon (New York City time) two Business Days prior to the Repayment Date, the Borrower shall repay in full the Loan and, to the extent not already paid in accordance with Clause 5.1 (Payment of Interest), all accrued and unpaid interest, any Additional Amounts and any Tax Indemnity Amounts calculated to the last day of the last Interest Period.

7.                                      PREPAYMENT

7.1                               Prepayment for Tax Reasons and Increased Costs

If,

(a)                                 as a result of the application of or any amendment to or change (including a change in interpretation or application) in the Double Tax Treaty (or the double taxation treaty between Ukraine and any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) or the laws or regulations of Ukraine, The Netherlands or the United Kingdom (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) or of any political sub-division thereof or any Agency therein, the Borrower would thereby be required to pay any Additional Amounts in respect of any Tax pursuant to Clause 8.1 (Additional Amounts) or Tax Indemnity Amounts pursuant to Clause 8.3 (Tax Indemnity) or,

(b)                                 after a Relevant Event, the Borrower is or would be required to increase the payment of principal or interest or any other payment due hereunder as provided in Clause 8.1 (Additional Amounts) as a result of such payments being made to any persons other than the Lender to whom the benefit of the Double Tax Treaty is unavailable or,

(c)                                  for any reason the Borrower is required to make a payment under Clause 10.1 (Increased Costs),

and, in any such case, such obligation cannot be avoided by the Borrower by taking reasonable measures, then the Borrower may (without premium or penalty), upon not less than thirty (30) days’ written notice to the Lender (and to the Trustee), including or attaching an Officers’ Certificate to the effect that the Borrower would be required to pay such Additional Amounts or Tax Indemnity Amounts or additional amounts (payable pursuant to Clause 10.1 (Increased Costs)) supported (where any such payment relates to tax matters) by an opinion of an independent tax adviser of recognised standing in the relevant tax jurisdiction, prepay the Loan in whole (but not in part) at any time together with all accrued and unpaid interest, any Additional Amounts and any Tax Indemnity Amounts and any additional amounts (payable pursuant to Clause 10.1 (Increased Costs)) then payable.  No such notice shall be given earlier than ninety (90) days prior to the earliest date on which the Borrower would be obligated to pay such Additional Amounts or Tax Indemnity Amounts, as the case may be.

Without prejudice to any other requirement in this Agreement, any notice of prepayment given by the Borrower pursuant to this Clause 7.1 shall be irrevocable, shall specify the date upon which such prepayment is to be made and shall oblige the Borrower to make such prepayment two Business Days prior to such date.

AMENDED AND RESTATED LOAN AGREEMENT

7.2                               Prepayment upon a Put Event

(a)                                 Promptly, and in any event within five (5) days after a Put Event, the Borrower shall deliver to the Lender, the Issuer, the Principal Paying Agent and the Trustee a written notice substantially in the form of Schedule 2 (Form of Put Event Notice) (the Put Event Notice) hereto signed on behalf of the Borrower by two officers of the Borrower at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Borrower, which notice shall be irrevocable, stating:

(i)             that a Put Event has occurred; and

(ii)          the circumstances and relevant facts giving rise to such Put Event and the date upon which such Put Event occurred or was deemed to have occurred.

(b)                                 Following receipt by the Lender of written confirmation from the Principal Paying Agent of the principal amount of the advance to be prepaid following the Put Event (the Put Redemption Amount), the Lender shall procure the delivery of a Put Event Redemption Notice to the Borrower and the Trustee at least five (5) Business Days prior to the Put Event Payment Date.  The Borrower, on receipt of such Put Event Redemption Notice, shall prepay the amount equal to the Put Redemption Amount specified in such Put Event Redemption Notice, together with accrued interest (if any) on such principal amount, up to (but excluding) the Put Event Payment Date, and all other amounts owing to the Lender hereunder, not later than 10:00 a.m. (New York City time) two Business Days prior to the Put Event Payment Date.

7.3                               No Other Prepayments and No Reborrowing

The Borrower shall not prepay the whole or any part of the amount of the Loan except at the times and in the manner expressly provided for in this Agreement.  No amount prepaid under this Agreement may be reborrowed.

7.4                               Costs of Prepayment

The Borrower shall, on the date of prepayment, pay all accrued and unpaid interest, any Additional Amounts and any Tax Indemnity Amounts (each only with respect to the amount subject to such prepayment), as of such date of prepayment and all other amounts payable to the Lender hereunder in connection with such prepayment.  The Borrower shall indemnify the Lender on demand against any administrative and legal costs and expenses reasonably incurred and properly documented by the Lender on account of any prepayment made in accordance with this Clause 7 (Prepayment).

7.5                               Reduction of Loan upon Cancellation of Notes

The Borrower or any other member of the Group may from time to time purchase Notes in the open market or by tender or by a private agreement at any price.  If such Notes are surrendered by the Borrower or any member of the Group to the Lender (for onward delivery to the Issuer) for cancellation, together with an authorisation addressed to the Registrar to cancel such Notes (provided that, in the case of delivery of Notes for cancellation, the aggregate principal amount of such Notes is not less than U.S.$1,000,000), the Loan shall be deemed to have been prepaid in an amount corresponding to the aggregate principal amount of the Notes surrendered for cancellation, together with accrued interest (if any) thereon, and

AMENDED AND RESTATED LOAN AGREEMENT

no further payment shall be made or required to be made by the Borrower in respect of such amounts.

8.                                      TAXES

8.1                               Additional Amounts

(a)                                 All payments made by the Borrower in respect of the Loan shall be made in full without set-off or counterclaim, free and clear of and without deduction or withholding for or on account of any present or future Tax imposed or levied by or on behalf of Ukraine, or any political sub-division or taxing authority thereof or therein, or any country or state from or through which the Borrower makes payment hereunder (each, a Taxing Authority), unless the Borrower is required to withhold or deduct such Tax by law or by the interpretation or administration thereof.

(b)                                 If at any time the Borrower is required to withhold or deduct any amount for or on account of any Tax imposed or levied by or on behalf of any Taxing Authority from any payment made under or with respect to the Loan, the Borrower shall, on the due date for such payment, pay such additional amounts (Additional Amounts) as may be necessary so that the net amount received by the Lender (including Additional Amounts) in U.S. dollars after such withholding or deduction will not be less than the amount the Lender would have received if such Tax had not been withheld or deducted and free from liability in respect of such withholding or deduction; provided, however, that for the avoidance of doubt, such Additional Amounts shall not be payable with respect to any Tax assessed on the Lender in the United Kingdom (or any Qualifying Jurisdiction) by reference to its overall net income.

(c)                                  The Borrower will also:

(i)             make such withholding or deduction; and

(ii)          remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(d)                                 At least thirty (30) days prior to each date on which any payment under or with respect to the Loan is due and payable, if the Borrower will be obligated to pay Additional Amounts with respect to such payment, the Borrower will deliver to the Lender (and to the Trustee) an Officers’ Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

(e)                                  If the Lender pays any amount in respect of any such Tax, penalties or interests, the Borrower shall reimburse the Lender in U.S. dollars for such payment on demand.

(f)                                  Whenever this Agreement mentions, in any context, the payment of amounts based upon the principal or premium, if any, interest or of any other amount payable under or with respect to the Loan, this includes, without duplication, payment of any Additional Amounts and Tax Indemnity Amounts that may be applicable.

The foregoing provisions shall apply, modified as necessary, to any Taxes imposed or levied by any jurisdiction or any taxing authority thereof or therein in which any successor obligor to the Borrower is organised.  If the Borrower is or becomes subject generally at any time to any taxing jurisdiction other than Ukraine, references in the foregoing provisions to Ukraine shall be construed as references to Ukraine and/or such other jurisdiction.

AMENDED AND RESTATED LOAN AGREEMENT

8.2                               Double Tax Treaty Relief

The Lender and the Borrower shall make reasonable and timely efforts to co-operate and assist each other in obtaining relief, in so far as such relief is available, under the Double Tax Treaty from withholding of Ukrainian Tax.  In particular, the Borrower and Lender will inform each other, in a reasonable and timely manner, on the status of the procedures and the steps necessary to be taken in this regard.  The Borrower shall assist the Lender in ensuring that all payments made under this Agreement are exempt from deduction or withholding of Ukrainian Tax.  If the Lender pays any amount in respect of Ukrainian Tax, penalties or interest, the Borrower shall reimburse the Lender in U.S. dollars for such payment on demand.  Except as stated in Clause 8.6 (Tax Position of the Lender), the Lender makes no representation as to the application of the Double Tax Treaty.

8.3                               Tax Indemnity

Without prejudice to the provisions of Clause 8.1 (Additional Amounts), if the Lender notifies the Borrower that:

(a)                                 it, or the Issuer, is obliged to make any deduction or withholding for or on account of any Tax from any payment which it, or the Issuer (as the case may be) is obliged to make under or in respect of the Amended and Restated Sub-Participation Agreement or the Notes (as the case may be) and it or the Issuer (as the case may be) is (subject to receipt of funds from the Borrower) required under the terms of the Sub-Participation or the Notes (as the case may be) to pay additional amounts in connection therewith, the Borrower agrees to pay to the Lender two Business Days prior to the date on which payment is due under the Amended and Restated Sub-Participation Agreement or the Notes (as the case may be), such additional amounts as are equal to the additional payments which the Lender or the Issuer (as the case may be) is required to make, in order that the net amount received by each holder of Notes is equal to the amount which such holder would have received had no such withholding or deduction been required to be made under or in respect of the Sub-Participation or the Notes (as the case may be); and/or

(b)                                 it is required to pay any Tax (other than Tax assessed on the Lender by reference to its overall net income) in relation to any payment received by it under this Agreement or by the Issuer under the Amended and Restated Sub-Participation Agreement, or if any liability in respect of any such payment is at any time asserted, imposed, levied or assessed against the Lender, the Borrower shall, as soon as reasonably practicable following, and in any event within thirty (30) days of, a written demand made by the Lender, indemnify the Lender against such properly documented payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

Any payments required to be made by the Borrower under this Clause 8.3 are collectively referred to as Tax Indemnity Amounts.  For the avoidance of doubt, the provisions of this Clause 8.3 shall not apply to any withholding or deduction of any Tax with respect to the Loan which are subject to payment of Additional Amounts under Clause 8.1 (Additional Amounts).

8.4                               Tax Claims

If the Lender intends to make a claim for any Tax Indemnity Amounts pursuant to Clause 8.3 (Tax Indemnity), it shall notify the Borrower thereof as soon as reasonably practicable after

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the Lender becomes aware of an obligation to make the relevant withholding, deduction or payment; provided that nothing herein shall require the Lender to disclose any confidential information relating to the organisation of its affairs.

8.5                               Tax Credits and Tax Refunds

(a)                                 If any Additional Amounts are paid under Clause 8.1 (Additional Amounts) or Tax Indemnity Amounts are paid under Clause 8.3 (Tax Indemnity) by the Borrower for the benefit of the Lender and the Lender determines, in its absolute discretion (acting in good faith), that it has received or been granted a credit against, a relief or remission for, or a repayment of, any Tax, then, if and to the extent that the Lender, in its reasonable opinion, determines that such credit, relief, remission or repayment is in respect of or calculated with reference to the deduction or withholding giving rise to such Additional Amounts or, in the case of Tax Indemnity Amounts, with reference to the liability, expense or loss to which the payment giving rise to such Tax Indemnity Amounts relates, the Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as the Lender shall, in its reasonable opinion, have concluded to be attributable to such deduction or withholding or, as the case may be, such liability, expense or loss; provided that the Lender shall not be obliged to make any payment under this Clause 8.5 in respect of such credit, relief, remission or repayment until the Lender is, in its reasonable opinion, satisfied that its tax affairs for its tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled and provided further that the Lender shall not be obliged to make any such payment if and to the extent that the Lender, determines in its absolute discretion (acting in good faith), that to do so would leave it (after the payment) in a worse after-tax position than it would have been in had the increased or additional amount not been required under Clauses 8.1 (Additional Amounts) or 8.3 (Tax Indemnity).  Any such payment shall, in the absence of manifest error and subject to the Lender specifying in writing in reasonable detail the calculation of such credit, relief, remission or repayment and of such payment and providing relevant supporting documents evidencing such matters, be conclusive evidence of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding.  Nothing contained in this Clause 8.5 or Clause 8.7 (Delivery of Forms) shall interfere with the right of the Lender to arrange its tax affairs generally in whatever manner it thinks fit nor oblige the Lender to disclose any information relating to its tax affairs generally or any computations in respect thereof.

(b)                                 If, as a result of a failure to obtain relief from deduction or withholding of any Tax imposed by the relevant Taxing Authority, (i) such Tax is deducted or withheld by the Borrower and pursuant to Clause 8.1 (Additional Amounts) an increased amount is paid by the Borrower to the Lender in respect of such deduction or withholding, and (ii) following the deduction or withholding of Tax as referred to above, the Borrower applies on behalf of the Lender to the relevant Taxing Authority for a tax refund and such tax refund is credited by such taxing authority to a bank account of the Lender, the Lender shall as soon as reasonably possible notify the Borrower of the receipt of such tax refund and promptly transfer the entire amount of the tax refund to a bank account of the Borrower specified for that purpose by the Borrower to the extent that the Lender determines, in its absolute discretion (acting in good faith), that to do so will leave it (after the payment) in no worse an after-tax position than it would have been in had no such withholding or deduction been made or required to be made.

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8.6                               Tax Position of the Lender

The Lender represents that at the date hereof (a) it is a bank which is a resident in a jurisdiction which has a double taxation treaty with Ukraine under which the payment of interest by Ukrainian borrowers is able to be made without deduction or withholding of Ukrainian Tax (upon completion of any necessary formalities required in relation thereto) being the United Kingdom; (b) it does not have a permanent establishment in Ukraine; and (c) it does not have any current intentions to effect, during the term of the Loan, any corporate action or reorganisation or change of taxing jurisdiction that would result in the Lender ceasing to be a resident of the United Kingdom in the sense of Article 4 of the Double Tax Treaty.

8.7                               Delivery of Forms

(a)                                 The Lender shall use its reasonable endeavours, within thirty (30) days of the request of the Borrower, (to the extent it is able to do so under applicable law including Ukrainian laws) to deliver to the Borrower a certificate issued by the competent tax authority in the United Kingdom (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) confirming that the Lender is a tax resident in the United Kingdom (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) and such other information or forms as may need to be duly completed and delivered by the Lender to enable the Borrower to apply to obtain relief from deduction or withholding of Ukrainian Tax after the date of this Agreement, including under the Double Tax Treaty, or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of Ukrainian Tax has not been obtained or claimed.  The certificate and, if required, other forms referred to in this Clause 8.7 (Delivery of Forms) shall be duly signed by the Lender and the Lender shall use its reasonable endeavours to procure the stamping or approval thereof by the competent tax authority in the United Kingdom (or Qualifying Jurisdiction which the Lender or any successor thereto is resident for tax purposes) thereof and the requisite apostil thereof.

(b)                                 The Lender shall, within thirty (30) days of the request of the Borrower, (to the extent it is able to do so under applicable law including Ukrainian laws) from time to time deliver to the Borrower any additional duly completed application forms as need to be duly completed and delivered by the Lender to enable the Borrower to apply to obtain relief from deduction or withholding of Ukrainian Tax or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of Ukrainian Tax has not been obtained.

(c)                                  If a relief from deduction or withholding of Ukrainian Tax under this Clause 8.7 has not been obtained and further to an application of the Borrower to the relevant Ukrainian Taxing Authority, the Ukrainian Taxing Authority makes a tax refund to the Borrower, then, if and to the extent that the Borrower has failed to make payment of additional amounts in relation to the payments under this Agreement from which no such relief as aforesaid was obtained, the Borrower shall promptly transfer to the Lender an amount in U.S. dollars equivalent to such refund.  The Borrower shall pay all costs (including, but not limited to, currency conversion costs) associated with such transfer.

(d)                                 If a relief from deduction or withholding of Ukrainian Tax or a tax refund under this Clause 8.7 has not been obtained and further to an application of the Borrower to the relevant Ukrainian Taxing Authority, the Ukrainian Taxing Authority requests the

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Lender’s hryvnia bank account details, the Lender shall (subject to it being satisfied that that action is not adverse to its interests) at the request of the Borrower (i) use reasonable efforts to procure that such hryvnia bank account of the Lender is duly opened and maintained and (ii) thereafter furnish the Borrower with the details of such hryvnia bank account. The Borrower shall pay for all costs associated, if any, with opening and maintaining such hryvnia bank account.

(e)                                  The Lender shall also use its reasonable endeavours to execute such acknowledgments of payment and other instruments as may reasonably be required by the Borrower to enable it to receive allowable tax deductions and otherwise comply with applicable tax law with respect to any payments to be made by the Borrower under this Agreement.

9.                                      TAX RECEIPTS

9.1                               Notifications of Requirement to Deduct Tax

If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder, or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated, the Borrower shall promptly notify the Lender.

9.2                               Evidence of Payment of Tax

(a)                                 The Borrower will use its reasonable endeavours to obtain certified copies, and translations into English, of tax receipts evidencing the payment of any Tax so deducted or withheld from each Taxing Authority imposing such Tax. The Borrower will furnish to the Lender (and to the Trustee), within sixty (60) days after the date the payment of any Tax so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by the Borrower or, if such receipts are not obtainable, other evidence of such payments by the Borrower reasonably acceptable to the Lender.

(b)                                 The Lender will use its reasonable endeavours to obtain certified copies, and translations into English, of tax receipts evidencing the payment of any Tax so deducted or withheld from each taxing authority imposing such Tax. The Lender will furnish to the Borrower, within sixty (60) days after the date the payment of any Tax so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by the Lender or, if such receipts are not obtainable, other evidence of such payments by the Lender reasonably acceptable to the Borrower.

10.                               CHANGES IN CIRCUMSTANCES

10.1                        Increased Costs

If, by reason of (i) any Change of Law, other than a Change of Law which relates only to the basis or rate of Tax on the net income of the Lender, and/or (ii) compliance with any capital resources requirement or capital adequacy requirements, reserve or deposit requirement or any other request from or requirement of any central bank or other fiscal, monetary or other authority introduced after the date of this Agreement which has effect in the United Kingdom (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes):

AMENDED AND RESTATED LOAN AGREEMENT

(a)                                 the Lender incurs an additional cost as a result of the Lender’s entering into or performing its obligations, including its obligation to make the Loan, under this Agreement (excluding Taxes payable by the Lender on its overall net income); or

(b)                                 the Lender becomes liable to make any additional payment on account of Tax or otherwise, not being a Tax imposed on its net income, on or calculated by reference to the amount of the Loan and/or to any sum received or receivable by it hereunder except where compensated under Clause 8.1 (Additional Amounts) or under Clause 8.3 (Tax Indemnity); or

(c)                                  the Lender makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount of any sum receivable by it from the Borrower hereunder or makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount of the Loan, then the Borrower shall, from time to time within thirty (30) days of written demand of the Lender, pay to the Lender amounts sufficient to hold harmless and indemnify it from and against, as the case may be, such properly documented cost or liability; provided that the Lender will not be entitled to indemnification where such increased cost or liability arises as a result of the gross negligence, fraud or wilful default of the Lender; and provided further that the amount of such increased cost or liability shall be deemed not to exceed an amount equal to the proportion of any cost or liability which is directly attributable to this Agreement.

10.2                        Increased Costs Claims

If the Lender intends to make a claim pursuant to Clause 10.1 (Increased Costs), it shall notify the Borrower thereof and provide a written description in reasonable detail of the relevant Change of Law or compliance with any capital resources requirement or capital adequacy requirements, reserve or deposit requirement or any other request from or requirement of any central bank or other fiscal, monetary or other authority introduced after the date of this Agreement which has effect in the United Kingdom (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes), as the case may be, including a description of the relevant affected jurisdiction or country and the date on which the change in circumstances took effect.  The written description shall demonstrate the connection between the change in circumstance and the increased costs and shall be accompanied by relevant supporting documentation evidencing the matters described therein; provided that nothing herein shall require the Lender to disclose any confidential information relating to the organisation of its or any other Person’s affairs.

10.3                        Illegality

If, at any time, it is or would be unlawful or contrary to any applicable law or regulation or regulatory requirement or directive of any Agency or otherwise for the Issuer or, as the case may be, the Lender to make, fund or allow all or part of the Notes, the Sub-Participation or the Loan remain outstanding or for the Lender to maintain or give effect to any of its obligations or rights in connection with this Agreement or the Amended and Restated Sub-Participation Agreement and/or to charge or receive or to be paid interest at the rate applicable in relation to the Loan, then the Lender shall, promptly upon becoming aware of the same, deliver to the Borrower a written notice, setting out in reasonable detail the nature and extent of the relevant circumstances, to that effect, the Borrower shall, on the latest date permitted by the relevant law or on such earlier day as the Borrower elects (as notified to the Lender and the Trustee upon not less than thirty (30) days’ written notice prior to the date of repayment), repay the whole (but not part only) of the outstanding principal amount of the

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Loan together with accrued and unpaid interest thereon and all other amounts owing to the Lender hereunder.

10.4                        Mitigation

If circumstances arise which would result in:

(a)                                 any payment falling due to be made by or to the Lender or for its account pursuant to Clause 10.3 (Illegality);

(b)                                 any payment falling due to be made by the Borrower pursuant to Clause 8.1 (Additional Amounts); or

(c)                                  a claim for indemnification pursuant to Clause 8.3 (Tax Indemnity) or Clause 10.1 (Increased Costs),

then, without in any way limiting, reducing or otherwise qualifying the rights of the Lender or the Borrower’s obligations under any of the above mentioned provisions, the Lender shall, as soon as reasonably practicable upon becoming aware of the same, notify the Borrower thereof and, in consultation with the Borrower and to the extent it can lawfully do so and without prejudice to its own position, take reasonable steps (at the Borrower’s expense) to remove such circumstances or mitigate the effects of such circumstances including, without limitation, by the change of its lending office or transfer of its rights or obligations under this Agreement to another bank; provided that the Lender shall be under no obligation to take any such action if, in its opinion (acting reasonably), to do so might have any adverse effect upon its business, operations or condition (financial or otherwise) or might be in breach of any provisions of the Notes or the Amended and Restated Sub-Participation Agreement.

11.                               REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower makes the following representations and warranties and acknowledges that the Lender has entered into this Agreement in reliance on those representations and warranties.

11.1                        Due Organisation, Capacity and Authorisation

The Borrower is duly organised and validly existing under the laws of Ukraine with full power and capacity and lawful qualification to own or lease its property and assets and to conduct its business as currently conducted; the Borrower has full power and capacity to execute this Agreement and to undertake and perform the obligations expressed to be assumed by it herein, and the Borrower has taken all necessary corporate action to approve, authorise and execute this Agreement.  At the date of this Agreement, the Borrower has no subsidiaries.

11.2                        Approvals

All actions or things required to be taken, fulfilled or done by laws or regulations of Ukraine (including, without limitation, the obtaining of any consent, approval (including exchange control approval), authorisation, order, licence or qualification of or with any court or Agency), and all registrations, filings or notarisations required by laws or regulations of Ukraine, in order to ensure (i) that the Borrower and each of its Subsidiaries is able to own or lease its property and assets and to conduct its business as currently conducted, (ii) the due execution, delivery, validity and performance by the Borrower of this Agreement, (iii) the compliance by the Borrower with all the provisions of this Agreement and (iv) the

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consummation of all the transactions contemplated by this Agreement have been obtained, fulfilled or done and are in full force and effect.

11.3                        Pari Passu Obligations

The claims of the Lender against the Borrower under this Agreement will rank at least pari passu in right of payment with the claims of all its other unsecured creditors, save those whose claims are preferred by any bankruptcy, insolvency, liquidation, moratorium or similar laws of general application.

11.4                        Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed (other than by the Lender) to make this Agreement admissible in evidence in Ukraine (whether in arbitration proceedings or otherwise) have been done, fulfilled and performed.

11.5                        Valid and Binding Obligations

The obligations expressed to be assumed by the Borrower in this Agreement are legal, valid and binding and, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), enforceable against it in accordance with their terms.

11.6                        No Withholding Tax

Under the laws of Ukraine in force at the date of this Agreement, in accordance with the terms of the Double Tax Treaty and subject to the due satisfaction by the Lender of certain conditions set forth therein and of certain requirements of applicable Ukrainian legislation, payments of principal and/or interest by the Borrower to the Lender under this Agreement and all payments by the Borrower under the Fees and Expenses Side Letter may be made without withholding or deduction of Ukrainian Tax.

11.7                        No Stamp Taxes

Under the laws of Ukraine in force at the date hereof, it is not necessary that any stamp, registration, transfer or similar tax be paid on or in relation to the execution and delivery of this Agreement.

11.8                        No Events Of Default

No event has occurred or circumstance arisen which would constitute an Event of Default or a Potential Event of Default and no such event will occur upon, or as a result of, the making of the Loan.

11.9                        No Proceedings

There are no lawsuits, litigation or other legal, administrative, governmental or arbitration proceedings current or pending or, to the best of the knowledge and belief of the Borrower, threatened before any court, tribunal, arbitration panel or Agency during a period covering the previous twelve (12) months which (a) might prohibit the execution and delivery of this Agreement or the Borrower’s compliance with its obligations hereunder or (b) might adversely affect the right and power of the Borrower to enter into this Agreement or (c) may have, or have had in the recent past, significant effects on the business, prospects, condition

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(financial or otherwise), profitability or results of operations of the Borrower and/or the Group or on the Borrower’s ability to perform or comply with its obligations under this Agreement.

11.10                 No Significant Change

Since 31 December 2012, there has been no significant change or any development involving a prospective significant change of which the Borrower is or might reasonably be expected to be aware in the business, prospects, condition (financial or otherwise) or results of operations of the Borrower and/or the Group.

11.11                 No Undisclosed Material Assets or Liabilities

Neither the Borrower nor any other member of the Group had, as at the date as of which the audit report of the Auditors on the financial statements of the Borrower for the year ended 31 December 2012 was prepared, any material assets or liabilities (contingent or otherwise) which were not disclosed (including in the notes thereto) or adequately reserved against in accordance with IFRS, nor were there at that date any unrealised or anticipated losses of the Borrower or the Group arising from commitments entered into by it which were not so disclosed or reserved against.

11.12                 Financial Statements

Each of the Borrower’s consolidated audited financial statements for its three financial years ended 31 December 2012, 31 December 2011 and 31 December 2010 were prepared in accordance with IFRS, consistently applied and present (in conjunction with the notes thereto), in accordance with IFRS, the financial condition of the Group as at the date as of which they were prepared and the result of the operations of the Group during the periods then ended.

11.13                 Execution of Agreement

The Borrower’s execution and delivery of this Agreement and its exercise of its rights and performance of its obligations hereunder do not and will not:

(a)                                 violate or conflict with any existing applicable law, rule, regulation, judgment, order, directive or decree of any government, governmental body or court in Ukraine binding upon the Borrower or any of its Subsidiaries; or

(b)                                 conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material indenture, trust deed, mortgage or other contract, agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its Subsidiaries, or any of its or its Subsidiaries’ properties or assets, is bound;

(c)                                  give rise to any event of default or moratorium in respect of any of the obligations of the Borrower or any of its Subsidiaries or the creation of any lien, encumbrance or other security interest (howsoever described) in respect of any of the assets of the Borrower or any of its Subsidiaries; or

(d)                                 conflict with the provisions of its constitutive documents, its rules and regulations, or any resolution of its shareholders.

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11.14                 Compliance with Laws of Ukraine

Each of the Borrower and its Subsidiaries is in compliance with, in all respects, all applicable provisions of the law and regulations of Ukraine.

11.15                 Repetition

Each of the representations and warranties contained in Clause 11 (Representations and Warranties of the Borrower) shall be deemed to be repeated by the Borrower on the date for the making of the Tranche B, by reference to the facts and circumstances then existing except that the words “or the passage of time” in Clause 11.8 (No Events of Default) shall be deemed deleted in relation to every such repetition.

12.                               REPRESENTATIONS AND WARRANTIES AND AGREEMENT OF THE LENDER

12.1                        Representations and Warranties

In addition to the representations set forth in Clause 8.6 (Tax Position of the Lender), the Lender makes the representations and warranties set out in this Clause 12.1 (Representations and Warranties) and acknowledges that the Borrower has entered into this Agreement in reliance on those representations and warranties.

The Lender represents and warrants to the Borrower that it has been duly incorporated and is validly existing under English law, that no consents, approvals, authorisations and other orders of any regulatory authorities are required by it under the laws of England for or in connection with or compliance with the terms of this Agreement, that it has validly authorised the entry into and performance of this Agreement in accordance with its terms, and that it has complied with all legal and other requirements necessary to ensure that, upon due execution, manually or by facsimile, issuance and/or delivery in the manner provided herein, this Agreement will represent legal, valid and binding obligations of the Lender enforceable against it in accordance with its terms subject to the laws of bankruptcy, insolvency, liquidation, administration, moratorium, re-organisation and other similar laws affecting the rights of creditors generally and subject, as to enforceability, to general principles of equity, and that due payment of all amounts payable in respect of this Agreement and compliance with its terms, will not conflict with, or result in a breach or violation of, any existing laws of England or the terms of any such consent, approval, authorisation or order.

13.                               INFORMATION

13.1                        Delivery

The Borrower shall supply or procure to be supplied to the Lender, in sufficient copies as may reasonably be required by the Lender, all such information as the Irish Stock Exchange (or any other or further stock exchange or stock exchanges or any other relevant authority or authorities on which the Notes may, from time to time, be listed or admitted to trading) may require in connection with the listing or admission to trading on such stock exchange or relevant authority of the Notes.

14.                               COVENANTS

The covenants in this Clause 14 (Covenants) remain in force from the date of this Agreement for so long as the Loan or any part of it is or may be outstanding.

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14.1                        Maintenance of Legal Validity

The Borrower shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents and make or cause to be made all registrations, recordings and filings required in or by the laws and regulations of Ukraine to enable it lawfully to enter into and perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in Ukraine of this Agreement, including, but not limited to, the registration of this Agreement with the Central Bank.  The Borrower shall promptly pay all amounts payable in respect of fees, expenses and payments under indemnities as required by this Agreement (Relevant Payments) provided that, in the event that the Borrower is prevented from paying such amounts by virtue of any requirement of the Central Bank or any other relevant authority, the Borrower undertakes that it will promptly obtain and maintain in full force any necessary licences or other authorisation to enable it to make the Relevant Payments and shall, as soon as practicable thereafter, make all Relevant Payments under this Agreement.

14.2                        Untrue Representations

Before the Closing Date, the Borrower shall notify the Lender upon becoming aware of the occurrence of any event which results in or may reasonably be expected to result in any of the representations contained in Clause 11 (Representations and Warranties of the Borrower) being untrue at or before the time of the making of such Loan.

14.3                        Notification of Events of Default

The Borrower shall promptly on becoming aware thereof inform the Lender of the occurrence of any Event of Default or Potential Event of Default and, upon receipt of a written request to that effect from the Lender, confirm to the Lender that, save as previously notified to the Lender or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred.

14.4                        Claims Pari Passu

The Borrower shall ensure that at all times the claims of the Lender against it under this Agreement rank at least pari passu with the claims of all the other unsecured and unsubordinated creditors of the Borrower, except as otherwise provided by mandatory provisions of applicable law.

14.5                        Negative Pledge

So long as the Loan or any part of it has not been repaid in full, the Borrower shall not, and the Borrower shall procure that none of its Subsidiaries will, create or permit to subsist any Security Interest, other than Permitted Security Interests, upon the whole or any part of its present or future undertaking, assets or revenues (including uncalled capital) to secure any Indebtedness or any Guarantee of Indebtedness unless, at the same time or prior thereto, the obligations under this Agreement (i) are secured equally and rateably therewith, or (ii) have the benefit of such other security or other arrangement which is equivalent in all material respects to such Security Interest and which shall be approved by the Lender.

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14.6                        Use of Proceeds of the Loan

The Borrower shall use the proceeds of the Loan to fund loans to corporate and/or individual customers and for general corporate purposes and, without affecting the obligations of the Borrower in any way the Lender shall not be obliged to concern itself with such application.

14.7                        Corporate Restructuring

The Borrower shall not, and shall ensure that none of its Subsidiaries will, without the prior written consent of the Lender (and the Trustee), perform, make, enter into or participate in any Corporate Restructuring, if any such Corporate Restructuring would (i) have a Material Adverse Effect or (ii) result in a Rating Decline.

14.8                        Disposals

Without prejudice to the provisions of Clause 14.9 (Transactions with Affiliates), the Borrower shall not, and shall ensure that none of its Subsidiaries will, sell, lease, transfer or otherwise dispose of, to a Person other than the Borrower or a Subsidiary of the Borrower, as the case may be, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or assets which in any 12-month period together constitute more than ten (10) per cent. of the gross assets of the Group on a consolidated basis determined by reference to the balance sheet for the Borrower’s most recent IFRS Fiscal Period unless such transaction(s) is/are (a)  made on an arm’s length basis and on commercially reasonable terms as determined in its sole discretion by an Independent Appraiser, and (b) approved by a decision adopted by the competent governing body of the Borrower or, as the case may be, the relevant Subsidiary.

This Clause 14.8 shall not apply to any sale, lease, transfer or other disposition of inventory, receivables or other current assets in the ordinary course of the Borrower’s or, as the case may be, the relevant Subsidiary’s business consistent with past practice.

14.9                        Transactions with Affiliates

The Borrower shall not, and shall ensure that none of its Subsidiaries, directly or indirectly, will, conduct any business, enter into or permit to exist any transaction or series of related transactions (including, but not limited to the purchase, sale, transfer, assignment, lease, conveyance or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate (an Affiliate Transaction) including intercompany loans, unless the terms of such Affiliate Transaction (a) are no less favourable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or any of its Subsidiaries, and (b) has/have been approved by a decision adopted by the competent governing body of the Borrower or, as the case may be, Subsidiary.

With respect to an Affiliate Transaction involving aggregate payments or value in excess of U.S.$10,000,000 the Borrower shall deliver to the Lender (and to the Trustee) a written opinion from an Independent Appraiser to the effect that such Affiliate Transaction is fair, from a financial point of view, to the Borrower.

The foregoing requirements of this Clause 14.9 shall not apply to any Affiliate Transaction made pursuant to a contract existing on the Drawdown Date (excluding any amendments or modifications thereof made after the Drawdown Date), provided, however, that in no event shall the aggregate amount of all Affiliate Transactions (including, for the avoidance of doubt,

AMENDED AND RESTATED LOAN AGREEMENT

any Affiliate Transactions made pursuant to a contract existing on the Drawdown Date) exceed twenty (20) per cent. of the Group’s assets, determined by reference to the balance sheet for the Borrower’s most recent IFRS Fiscal Period.

This Clause 14.9 shall not apply to any transaction or series of transactions between or among all or any of the Borrower and/or its Subsidiaries.

14.10                 Payment of Taxes

The Borrower shall, and shall ensure that its Subsidiaries will, pay or discharge or cause to be paid or discharged, before the same shall become overdue all taxes, assessments and governmental charges levied or imposed upon, or upon the income, profits or property of, the Borrower and its Subsidiaries; provided, however, that none of the Borrower nor any Subsidiary shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge or claim (a) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with IFRS or other appropriate provision has been made or (b) whose amount, together with all other such unpaid or undischarged taxes, assessments, charges and claims, does not in the aggregate exceed U.S.$500,000.

14.11                 Financial Information

So long as the Loan or any part of it has not been repaid in full, the Borrower shall deliver to the Lender (and to the Trustee):

(a)                                 not later than one hundred and sixty (160) days after the end of each of its financial years, copies of the Borrower’s audited consolidated financial statements for such financial year, prepared in accordance with IFRS; and

(b)                                 without undue delay, such additional information regarding the financial position or the business of the Borrower as the Lender (and the Trustee) may reasonably request including for the purposes of providing certification to the Lender and the Trustee.

14.12                 Maintenance of Capital Adequacy

The Borrower shall not, and shall ensure that each Subsidiary which carries on a Banking Business shall not, permit its total regulatory capital ratio to fall below the minimum total regulatory capital adequacy ratio (normatyv dostatnosti (adekvatnosti) reguliatyvnoho kapitalu) required by the Central Bank and, in the case of a Subsidiary which carries on a Banking Business outside Ukraine, the relevant banking authority responsible for setting and/or supervising capital adequacy for financial institutions in the relevant jurisdiction in which such Subsidiary carries on its Banking Business.

14.13                 Exposure to Single Borrower

The Borrower shall not, and shall ensure that each Subsidiary which carries on a banking business in Ukraine shall not, permit its ratio of Exposure to a single Person and its Affiliates to Regulatory Capital to rise above twenty five (25) per cent.

14.14                 Restricted Payments

(a)                                 Subject to Clause 14.14(b), the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

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(i)             declare or pay dividends, in cash or otherwise, or make any other distributions (whether by way of redemption, acquisition or otherwise) in respect of its Capital Stock, in each case in accordance with applicable legislation; or

(ii)          voluntarily purchase, redeem or otherwise retire for value any Capital Stock or subordinated debt,

any such action being referred to herein as a Restricted Payment.

(b)                                 The Borrower and any of its Subsidiaries may make a Restricted Payment if at the time of such payment no Event of Default has occurred or would result therefrom and the aggregate amount of all Restricted Payments in any fiscal year does not exceed fifty (50) per cent. of the Group’s consolidated net profit (calculated in accordance with IFRS) for such fiscal year.

14.15                 Limitations on restrictions on distributions from Subsidiaries

Except as permitted under Clause 14.14 (Restricted Payments) above, the Borrower shall not and shall not permit any of its Subsidiaries to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary: (a) to pay dividends or make any other distributions on its share capital; (b) to make any loans or advances or pay any Indebtedness owed to the Borrower; or (c) to transfer any of its property or assets to the Borrower, other than encumbrances or restrictions (i) existing under applicable law, (ii) existing under the Notes and/or the Trust Deed, (iii) existing under any other agreement in effect prior to the Drawdown Date and advised in writing to the Lender (and the Trustee), (iv) with respect to a Subsidiary pursuant to an agreement relating to Indebtedness incurred by a Subsidiary on or before the date on which such Subsidiary was acquired by the Borrower or otherwise became a Subsidiary (other than Indebtedness incurred as consideration for, or to provide all or any portion of the funds utilised to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Borrower or in contemplation of the transaction) and outstanding on such date, or (v) pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness to which any encumbrance or restriction referred to in (iii) or (iv) relates.

14.16                 Put Event

Upon the occurrence of a Put Event, the Borrower shall prepay the Loan, in whole or in part, pursuant to and subject to the conditions described in Clause 7.2 (Prepayment upon a Put Event).

14.17                 Compliance with Central Bank Regulations

The Borrower hereby undertakes that it will comply with all Central Bank rules and regulations applicable to banks including, but not limited to, the maximum credit risk per one counterparty and the maximum amount of loans, guarantees and sureties provided to one insider (as such terms are defined in the rules and regulations promulgated by the Central Bank from time to time) except to the extent that the Central Bank has waived or suspended any such rules or regulations from time to time with general application or with reference to the Borrower.

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14.18                 Compliance Certificates

On each occasion the Borrower delivers a set of financial statements in accordance with Clause 14.11 (Financial Information), the Borrower shall also deliver to the Lender (and the Trustee), written notice in the form of an Officer’s Certificate stating whether any Potential Event of Default or Event of Default has occurred and, if it has occurred and shall be continuing, what action the Borrower is taking or proposes to take with respect thereto.

14.19                 Appointment of Independent Appraiser

The Borrower shall use its best endeavours to appoint an Independent Appraiser without delay and in any event within ten (10) Business Days after becoming aware of the circumstance which gives rise to the need for such appointment.  In the event that the Borrower fails to appoint an Independent Appraiser within such period the Borrower shall promptly notify the Lender (and, following the assignment of the Transferred Rights, the Trustee of its failure to appoint).

14.20                 Borrower and Central Bank on enforcement of security

In case of enforcement of security over the Lender’s claims under this Agreement by the Trustee, the Borrower hereby agrees and undertakes to liaise with the Central Bank and submit to the Central Bank either (i) an amended notification of this Agreement in order to register any required amendment to this Agreement with the Central Bank, or (ii) all necessary information and documents so as to obtain any required licence, as applicable, in order to ensure that the Borrower is able to continue to make payments of principal, interest, Additional Amounts or Tax Indemnity Amounts hereunder or to fulfil any other obligation hereunder.

15.                               EVENTS OF DEFAULT

15.1                        Circumstances which Constitute Events of Default

Each of Clause 15.2 (Failure to Pay) to Clause 15.12 (Authorisations) inclusive, constitutes an Event of Default with respect to the Loan:

15.2                        Failure to Pay

The Borrower fails to pay any amount of principal, interest, Additional Amounts or Tax Indemnity Amounts under the Loan, in the currency and in the manner specified herein, when the same becomes due and payable, and such failure is not remedied within five (5) Business Days of the due date for payment.

15.3                        Obligations

The Borrower defaults in the performance or observance of any of its obligations other than that set out in Clause 15.12 (Failure to Pay) under or in respect of this Agreement and such default (if capable of being remedied) is not remedied within fifteen (15) Business Days after the Lender has given written notice thereof to the Borrower requiring the same to be remedied.

15.4                        Cross Default

(a)                                 any Indebtedness of the Borrower or any of its Subsidiaries is not paid when due or (as the case may be) upon the expiration of any originally applicable grace period;

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(b)                                 any such Indebtedness becomes due and payable or becomes capable of being declared due and payable prior to its stated maturity otherwise than at the option of the Borrower or (as the case may be) the relevant Subsidiary or (provided that no event of default, howsoever described, has occurred) any person entitled to such Indebtedness; or

(c)                                  the Borrower or any of its Subsidiaries fails to pay when due and called upon any amount payable by it under any Guarantee of any Indebtedness;

provided that the amount of Indebtedness referred to in sub-paragraph (a) and/or sub-paragraph (b) above and/or the amount payable under any Guarantee referred to in sub-paragraph (c) above, individually or in the aggregate, exceeds U.S.$5,000,000 (or its equivalent in any other currency or currencies).

15.5                        Unsatisfied Judgment

One or more judgment(s) or order(s) for the payment of an amount in excess of U.S.$5,000,000 (or its equivalent in any other currency or currencies), whether individually or in aggregate, is rendered against the Borrower or any of its Subsidiaries and continue(s) unsatisfied and unstayed for a period of thirty (30) days after the date(s) of the entry into force thereof or, if later, the date therein specified for payment.

15.6                        Security Enforced

A secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or a material part of the undertaking and assets of the Borrower or any of its Material Subsidiaries.

15.7                        Insolvency, etc.

(a)                                 the Borrower or any of its Material Subsidiaries becomes insolvent or is unable to pay its debts as they fall due;

(b)                                 an administrator or liquidator of the Borrower or any of its Material Subsidiaries or the whole or a material part of the undertaking, assets and revenues of the Borrower or any of its Material Subsidiaries is appointed (or application for any such appointment is made) other than, in the case of the appointment of a liquidator of a Material Subsidiary of the Borrower, for the purposes of or pursuant to an amalgamation, reorganization or restructuring whilst solvent;

(c)                                  the Borrower or any of its Subsidiaries takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its Indebtedness or any Guarantee of any Indebtedness given by it;

(d)                                 the Borrower ceases or threatens to cease to carry on all or any material part of the business it carried on at the date hereof; or

(e)                                  the general banking licence of the Borrower or, if applicable, any of its Material Subsidiaries is revoked.

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15.8                        Winding Up, etc.

An order is made or an effective resolution is passed for the winding up, liquidation or dissolution of the Borrower or any of its Material Subsidiaries (otherwise than, in the case of a Material Subsidiary of the Borrower, for the purposes of or pursuant to an amalgamation, reorganisation or restructuring whilst solvent).

15.9                        Analogous Event

Any event occurs which under the laws of Ukraine has an analogous effect to any of the events referred to in Clauses 15.5 (Unsatisfied judgment) to 15.8 (Winding up, etc.) above.

15.10                 Validity and Illegality

(a)                                 The validity of this Agreement is contested by the Borrower or the Borrower shall deny any of the Borrower’s obligations under this Agreement; or

(b)                                 it is, or will become, unlawful for the Borrower to perform or comply with any of its obligations under this Agreement; or

(c)                                  any of such obligations shall become unenforceable or cease to be legal, valid and binding in a manner which has a material adverse effect on the rights or claims of the Lender under this Agreement.

15.11                 Government Intervention

(a)                                 All or a material part of the undertaking, revenues and/or assets of the Borrower or any of its Material Subsidiaries is condemned, seized or otherwise appropriated by any person acting under the authority of any Agency, national, regional or local government; or

(b)                                 the Borrower or any of its Subsidiaries is prevented by any such person from exercising normal control over all or a substantial part of its undertaking, revenues and/or assets.

15.12                 Authorisations

Any regulation, decree, consent, approval, licence or other authority necessary to enable the Borrower to enter into or perform its obligations under this Agreement or for the validity or enforceability thereof shall expire or be withheld, revoked or terminated or otherwise cease to remain in full force and effect or shall be modified in a manner which has a material adverse effect upon the rights or claims of the Lender under this Agreement.

15.13                 Acceleration

If an Event of Default has occurred and is continuing, the Lender (if it receives instructions from the Trustee in accordance with the Trust Deed) may by written notice to the Borrower declare the outstanding principal amount of the Loan to be immediately due and payable (whereupon the same shall become immediately due and payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder).

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15.14                 Amounts Due on Demand

If, pursuant to Clause 15.13 (Acceleration), the Lender declares the outstanding principal amount of the Loan to be due and payable upon the demand of the Lender, then, and at any time thereafter, the Lender (and the Trustee) may by written notice to the Borrower require repayment of the outstanding principal amount of the Loan on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or withdraw its declaration with effect from such date as it may specify in such notice.

15.15                 Other Remedies

If an Event of Default occurs and is continuing, the Lender (or the Trustee) may pursue any available remedy to collect the payment of principal or interest on the Loan or to enforce the performance of any provision of this Agreement.  A delay or omission by the Lender (or the Trustee) in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.

16.                               DEFAULT INTEREST AND INDEMNITY

16.1                        Default Interest Periods

If any sum due and payable by the Borrower hereunder is not paid on the due date therefore in accordance with the provisions of Clause 18 (Payments) or if any sum due and payable by the Borrower under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Borrower to pay such sum (the balance thereof for the time being unpaid being herein referred to as an unpaid sum) is discharged shall be divided into successive periods, each of which, other than the first, shall start on the last day of the preceding such period and the duration of each of which shall, except as otherwise provided in this Clause 16 (Default Interest and Indemnity), be selected by the Lender, but shall in any event not be longer than one month.

16.2                        Default Interest

During each such period relating thereto as is mentioned in Clause 16.1 (Default Interest Periods) an unpaid sum shall bear interest at a rate per annum equal to the Interest Rate.

16.3                        Payment of Default Interest

Any interest which shall have accrued under Clause 16.2 (Default Interest) in respect of an unpaid sum shall be due and payable and shall be paid by the Borrower at the end of the period by reference to which it is calculated or on such other dates as the Lender may specify by written notice to the Borrower.

16.4                        Borrower’s Indemnity

The Borrower undertakes to the Lender, that if the Lender, any of its Affiliates, or any director, officer, employee or agent of the Lender or any such Affiliate or any person controlling the Lender within the meaning of the United States securities laws (each an indemnified party) incurs any loss, liability, cost, claim, charge, expense (including, without limitation, legal fees, costs and expenses and any VAT thereon) (a Loss) as a result of or in connection with any Event of Default, Potential Event of Default, the Loan, this Agreement (or enforcement thereof), or the issue, constitution, sale, listing, admission to trading or

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enforcement of the Notes or the Notes being outstanding or any combination of any of the foregoing, then the Borrower shall pay to the Lender on demand an amount equal to such Loss and all costs, charges and expenses which it or any indemnified party may pay or incur in connection with investigating, disputing or defending any such action or claim as such costs, charges and expenses are incurred.  The Lender shall not have any duty or obligation, whether as fiduciary or trustee or otherwise, for any indemnified party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause 16.4.

The indemnity contained in this Clause 16.4 shall not apply to any Loss (i) which is caused by an indemnified party’s gross negligence, wilful misconduct or wilful default as finally resolved by arbitration under the LCIA Arbitration Rules, or (ii) which is recovered under Clause 8.1 (Additional Amounts).

16.5                        Independent Obligation

Clause 16.4 (Borrower’s Indemnity) constitutes a separate and independent obligation of the Borrower from its other obligations under or in connection with this Agreement or any other obligations of the Borrower in connection with the issue of the Notes and shall not affect, or be construed to affect, any other provisions of this Agreement or any such other obligations.

16.6                        Survival

The obligations of the Borrower pursuant to Clauses 8.1 (Additional Amounts), 8.3 (Tax Indemnity), 16.4 (Borrower’s Indemnity) and 18.3 (No Set-off) shall survive the execution and delivery of this Agreement, the drawdown of the Loan and the repayment of the Loan, in each case by the Borrower.

16.7                        Unpaid Sums as Advances

Any unpaid sum shall, for the purposes of this Clause 16 (Default Interest and Indemnity) and Clause 10.1 (Increased Costs), be treated as an advance and accordingly in this Clause 16 (Default Interest and Indemnity) and Clause 10.1 (Increased Costs) the term Loan includes any unpaid sum and the term Interest Period in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 16.1 (Default Interest Periods).

17.                               CURRENCY OF LENDER ACCOUNT AND CURRENCY INDEMNITY

17.1                        Currency of Lender Account

The U.S. dollar is the currency of account and payment for each and every sum at any time due from the Borrower hereunder.

17.2                        Currency Indemnity

If any sum due from the Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the first currency) in which the same is payable hereunder or under such order or judgment into another currency (the second currency) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal, or (c) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless the Lender from and against any documented loss suffered or reasonably incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the

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rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

18.                               PAYMENTS

18.1                        Payments to the Lender

On each date on which this Agreement requires an amount denominated in U.S. dollars to be paid by the Borrower, the Borrower shall make the same available to the Lender by payment in U.S. dollars and in Same-Day Funds not later than 10:00 a.m. (New York City time) two Business Days prior to such date (or in such other funds as may for the time being be customary in London for the settlement in London of international banking transactions in U.S. dollars) to the Lender Account other than amounts payable (i) in respect of Reserved Rights (as such term is defined in the Trust Deed); (ii) under the Fees and Expenses Side Letter; and (iii) in relation to Clause 16.4 (Borrower’s Indemnity), which, in each case, the Borrower shall pay to such account or accounts and in accordance with such other instructions as the Lender and/or the Trustee (as applicable) shall notify to the Borrower; provided that, if the Trustee notifies the Borrower that a VTB Capital Relevant Event has occurred, the Borrower shall make all subsequent payments, which would otherwise be made to the Lender Account, to such other account as shall be notified by the Trustee to the Borrower.  Without prejudice to its obligations under Clause 5.1 (Payment of Interest), the Borrower shall procure that, before 10:00 a.m. (New York City time) on the Banking Day before the due date of each payment made by it under this Clause 18.1, the bank effecting payment on its behalf confirms to the Lender or to such person as the Lender may direct by tested telex or authenticated SWIFT message the payment instructions relating to such payment.  For these purposes, Banking Day means a day on which banks are open for general business in New York City.

18.2                        Alternative Payment Arrangements

If, at any time, it shall become impracticable, by reason of any action of any governmental authority or any Change of Law, exchange control regulations or any similar event, for the Borrower to make any payments hereunder in the manner specified in Clause 18.1 (Payments to the Lender), then the Borrower may agree with the Lender alternative arrangements for such payments to be made; provided that, in the absence of any such agreement, the Borrower shall be obliged to make all payments due to the Lender in the manner specified herein.

18.3                        No Set-Off

All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

18.4                        Prescription

In the event that any Note becomes void pursuant to Condition 8, the Lender shall forthwith repay to the Borrower the principal amount of such Note subject to (i) the Lender having previously received from the Borrower a corresponding amount in respect of principal pursuant to this Agreement and (ii) the Lender having received from the Issuer a corresponding amount in respect of principal pursuant to the Amended and Restated Sub-Participation Agreement.

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19.                               FEES, COSTS AND EXPENSES

19.1                        Transaction Expenses and Fees

The Borrower agrees to pay the fees and expenses specified in the Fees and Expenses Side Letter to the Lender and certain other parties referred to therein in accordance with the terms thereof.

19.2                        Costs relating to Preservation of Rights

The Borrower shall, from time to time on demand of the Lender, reimburse the Lender for all properly documented costs and expenses (including, without limitation, legal fees) together with any VAT incurred in or in connection with the preservation or the enforcement of any of the rights of the Lender under this Agreement.

19.3                        Stamp Taxes

The Borrower shall pay all stamp, registration and other similar duties or taxes (including any interest or penalties thereon or in connection therewith) to which this Agreement or any judgment given in connection with this Agreement is or at any time may be subject and shall, from time to time on demand of the Lender, indemnify the Lender against any liabilities, costs, claims and expenses (including, without limitation, legal fees and any applicable VAT thereon) resulting from any failure to pay or any delay in paying any such duty or tax.

19.4                        Costs Relating to Amendments and Waivers

The Borrower shall, from time to time on demand of the Lender (and without prejudice to the provisions of Clause 19.2 (Costs relating to Preservation of Rights)) (or the Trustee, as applicable) compensate the Lender (and, as the case may be, Trustee) at such daily and/or hourly rates as the Lender (or, as the case may be, Trustee) shall from time to time reasonably determine for all time expended by the Lender (or, as the case may be, Trustee), their respective directors, officers and employees, and for all properly documented costs and expenses (including telephone, fax, copying and travel costs) they may incur, in connection with the Lender (and, as the case may be, the Trustee) taking such action as it may consider appropriate or in complying with any request by the Borrower in connection with:

(a)                                 the granting or proposed granting of any waiver or consent requested under this Agreement by the Borrower;

(b)                                 any actual, potential or suspected breach by the Borrower of any of its obligations under this Agreement;

(c)                                  the occurrence of any event which is an Event of Default or a Potential Event of Default; or

(d)                                 any amendment or proposed amendment to this Agreement requested by the Borrower.

20.                               ASSIGNMENTS AND TRANSFERS

20.1                        Binding Agreement

This Agreement shall be binding upon and inure to the benefit of each party hereto and its or any subsequent successors and assigns.

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20.2                        No Assignments and Transfers by the Borrower

The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

20.3                        Assignments by the Lender

The Lender may not assign or transfer, in whole or in part, any of its rights and benefits or obligations under this Agreement except (i) the charge by way of first fixed charge granted by the Lender in favour of the Trustee, of the Lender’s rights and benefits under this Agreement, and (ii) the absolute assignment by way of security by the Lender to the Trustee of certain rights, interest and benefits under this Agreement, in each case, pursuant to Clause 4 of the Trust Deed.

21.                               CALCULATIONS AND EVIDENCE OF DEBT

21.1                        Basis of Accrual of Interest

Except in respect of the First Interest Period, interest shall accrue from day to day and shall be calculated on the basis of a year of three hundred and sixty (360) days consisting of twelve (12) months of thirty (30) days each and, in the case of an incomplete month, the actual number of days elapsed.

21.2                        Evidence of Debt

The Lender shall maintain, in accordance with its usual practice, accounts evidencing the amounts from time to time lent by and owing to it hereunder; in any legal action or proceeding arising out of or in connection with this Agreement, in the absence of manifest error and subject to the provision by the Lender to the Borrower of written information describing in reasonable detail the calculation or computation of such amounts together with the relevant supporting documents evidencing the matters described therein, the entries made in such accounts shall be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded.

21.3                        Change of Circumstance Certificates

A certificate signed by two authorised signatories of the Lender describing in reasonable detail (a) the amount by which a sum payable to it hereunder is to be increased under Clause 8.1 (Additional Amounts), or (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 8.3 (Tax Indemnity) or Clause 10.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

22.                               REMEDIES AND WAIVERS, PARTIAL INVALIDITY

22.1                        Remedies and Waivers

No failure by the Lender to exercise, nor any delay by the Lender in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

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22.2                        Partial Invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

23.                               NOTICES

23.1                        Communications in Writing

Each communication and document to be made or delivered hereunder shall be made in writing and, unless otherwise stated, shall be made by fax, by hand or by courier addressed as follows:

if to the Borrower:

Public Joint Stock Company “Bank “Finance and Credit”
60 Artema Street
Kyiv, 04050
Ukraine

Fax number:	+380 44 490 6870
Attention:	International Business Department

if to the Lender:

VTB Capital plc
14 Cornhill
London
EC3V 3ND

Fax number:	+44 203 334 8960
Attention:	Global Head of Syndicate

if to the Trustee, to it at:

Citibank, N.A., London Branch
13th Floor
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom

Fax:	+44 207 500 5877
Attention:	Agency & Trust

23.2                        Delivery

Each communication and document to be made or delivered by one party to another pursuant to this Agreement shall, unless that other party has by fifteen (15) days’ written notice to the same specified another address or fax number, be made or delivered to that other party at the

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address or fax number specified in Clause 23.1 (Communications in Writing) and shall be effective upon receipt by the addressee on a business day in the city of the recipient; provided, however that (i) any such communication or document which would otherwise take effect after 4:00 p.m. on any particular day shall not take effect until 10:00 a.m. on the immediately succeeding business day in the city of the addressee, and (ii) any communication or document to be made or delivered by one party to the other party shall be effective only when received by such other party and then only if the same is expressly marked for the attention of the department or officer identified with the such other party’s signature below, or such other department or officer as such other party shall from time to time specify for this purpose.

24.                               LAW, JURISDICTION AND ARBITRATION

24.1                        Governing law

This Agreement, and any non-contractual obligations arising out of or in relation to this Agreement, is governed by, and shall be construed in accordance with, English law.

24.2                        Arbitration

(a)                                 Any dispute or claim arising out of or in connection with this Agreement (including any question regarding the existence, validity or termination of this Agreement or any non-contractual right or obligation arising out of or in connection with it) (a Dispute) shall be referred to an arbitration tribunal formed pursuant to and finally resolved by arbitration under the LCIA Arbitration Rules (the Rules), which Rules are deemed to be incorporated by reference into this Clause 24.2 (Arbitration).

(b)                                 The arbitral tribunal shall consist of three arbitrators.  The claimant(s), irrespective of number, shall nominate jointly one arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator; and a third arbitrator, who shall serve as Chairman, shall be nominated by the two party-nominated arbitrators.  For the avoidance of doubt, the parties to this Agreement agree that, for the purpose of Article 8.1 of the Rules, the claimant(s), irrespective of number, and the respondent(s), irrespective of number, constitute two separate sides for the formation of the arbitral tribunal.

(c)                                  In the event that either the claimant(s) or the respondent(s) fail to nominate an arbitrator in accordance with the Rules, such arbitrator shall be appointed by the LCIA Court within fifteen (15) days of such failure.

(d)                                 The seat of arbitration shall be London, England and the language of the arbitration shall be English.

(e)                 (i)       If more than one arbitration is commenced under the Transaction Documents (as defined in the Trust Deed) and any party contends that two or more such arbitrations raise similar issues of law or fact and that the issues should be resolved in one set of proceedings, the arbitral tribunal appointed in the first filed of such proceedings (the First Tribunal) shall have the power to determine (prior to the commencement of the oral phase in the first filed of such proceedings) whether in the interests of justice and efficiency the proceedings shall be consolidated.

(ii)     The tribunal in such consolidated proceedings shall be selected as follows: (a) the parties to the consolidated proceedings shall agree on the composition of

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the tribunal; and (b) failing such agreement within thirty (30) days of consolidation being ordered by the First Tribunal, the LCIA shall appoint all members of the tribunal within thirty (30) days of a written request by any of the parties to the consolidated proceedings.

(iii)    Any party to the consolidated proceedings shall be bound by the award rendered, even if it chooses not to participate in the consolidated proceedings.

(f)                                   No party may apply to the English court to determine any question of law arising in the course of the arbitration pursuant to Section 45 of the Arbitration Act 1996 or otherwise, or appeal to the English court on a question of law arising out of an award made in the arbitration pursuant to Section 69 of the Arbitration Act 1996 or otherwise.

(g)                                  The Borrower shall at all times maintain an agent for service of process and any other documents in proceedings in England in connection with this Agreement.  Such agent shall be Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom (the Process Agent) and any claim form, judgment or other notice of legal process shall be sufficiently served on the Borrower if delivered to such Process Agent.  The Borrower irrevocably undertakes not to revoke the authority of this Process Agent and if, for any reason, the Lender requests the Borrower to do so, the Borrower shall promptly appoint another such agent with an address in England and advise the Lender.  If, following such a request, the Borrower fails to appoint another agent within fifteen (15) calendar days, the Lender shall be entitled to appoint one on behalf of the Borrower, at the expense of the Borrower.  Nothing in this Sub-Clause 24.2(g) shall affect the right of the Lender to serve process in any other manner permitted by law.

24.3                        Waiver of immunity

To the extent that the Lender or the Borrower may now or hereafter be entitled, in any jurisdiction in which any legal action or proceeding may at any time be commenced with respect to this Agreement, to claim for itself or any of its undertakings, properties, assets or revenues present or future, any immunity (sovereign or otherwise) from (without limitation) suit, jurisdiction of any court or tribunal, attachment prior to judgment, attachment in aid of execution of a judgment or award, execution of a judgment or award or from set-off, banker’s lien, counterclaim or any other legal process or remedy with respect to its obligations under this Agreement and/or to the extent that in any such jurisdiction there may be attributed to the Lender or the Borrower any such immunity (whether or not claimed), the Lender or the Borrower hereby irrevocably agree not to claim, and hereby waive, any such immunity.  For the avoidance of doubt, the Lender and the Borrower also undertake not to otherwise contest the jurisdiction of any competent court (whether on grounds of forum non conveniens or otherwise) in which recognition and enforcement of a judgment or award obtained by a party under this Clause 24.3 (Waiver of immunity) is sought.

24.4                        Consent

The Lender and the Borrower consent generally in respect of any arbitration or litigation proceedings to the giving of any relief by way of injunction or order for specific performance or for the recovery of any property whatsoever or other provisional or protective measures and to its property (irrespective of its use or intended use) being subject to any process for the enforcement of a judgment/award or any process effected in the course or as a result of any action in rem.

AMENDED AND RESTATED LOAN AGREEMENT

25.                               RIGHTS OF THIRD PARTIES

A Person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

26.                               CENTRAL BANK REGISTRATION REQUIREMENT

This Agreement shall become effective on the Closing Date.

27.                               ENGLISH LANGUAGE

27.1                        Each communication and document to be made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation into English certified (by an officer of the person delivering the same) as being a true and accurate translation.  In the event of any discrepancies between the English and any Ukrainian versions of such communication or document, or any dispute regarding the interpretation of any provision in the English or any Ukrainian versions of such communication or document, the English version of such communication or document shall prevail, unless the document is a statutory or other official document.

27.2                        This Agreement has been set forth and signed in both English and Ukrainian, provided, however, that in the event of any conflict or inconsistency or in case of doubt as to the proper interpretation or construction of this Agreement, the English text shall be controlling.

28.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts.  Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.  Delivery of a counterpart of this Agreement by e mail attachment or telecopy shall be an effective mode of delivery.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

AMENDED AND RESTATED LOAN AGREEMENT

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

1.                                      Certified copies of the Borrower’s Charter and of any amendments and changes thereto (together with a certified translation in the English language);

2.                                      A certified copy of all resolutions and other authorisations required to be passed or given (together with a certified translation in the English language), and evidence of any other action required to be taken, on behalf of the Borrower to approve its entry into this Agreement and the amendment and restatement of this Agreement and any other documents to be delivered by the Borrower pursuant hereto, to authorise appropriate persons to execute this Agreement and such other documents and to take any other action in connection therewith;

3.                                      A certificate of the Borrower setting out the positions, names and sample signatures of the persons authorised to sign, on behalf of the Borrower, this Agreement and any other documents to be delivered by the Borrower pursuant hereto;

4.                                      A copy of the notification of this Agreement, filed by the Borrower with the Central Bank, bearing a registration notation of the Central Bank (together with a certified translation in the English language);

5.                                      A closing certificate of the Borrower dated the Closing Date substantially in the form of Schedule 3;

6.                                      An opinion of DLA Piper Ukraine LLC, counsel to the Borrower, regarding issues of Ukrainian law in form and substance satisfactory to the Lead Manager and the Lender;

7.                                      An opinion of Avellum Partners LLC, counsel to the Lead Manager, regarding issues of Ukrainian law in form and substance satisfactory to the Lead Manager;

8.                                      An opinion of Freshfields Bruckhaus Deringer LLP, counsel to the Lead Manager, regarding issues of English law in form and substance satisfactory to the Lead Manager;

9.                                      An opinion of DLA Piper Nederland B.V., counsel to the Issuer, regarding issues of Dutch law in form and substance satisfactory to the Lead Manager and the Lender;

10.                               A copy of the Fees and Expenses Side Letter executed by the Borrower;

11.                               A copy of the Fees Indemnity Letter executed by the Borrower;

12.                               A letter relating to certain tax matters dated the Closing Date and addressed to the Lead Manager, the Lender and the Bank from “Baker Tilly Ukraine” LLP;

13.                               Such other signing authorities (i.e. powers of attorney issued to authorised signatories) as the Borrower may be required to obtain under applicable legislation (together with a certified translation in the English language);

14.                               A letter from Law Debenture Corporate Services Limited confirming its acceptance as agent for service of process of the Borrower.

AMENDED AND RESTATED LOAN AGREEMENT

SCHEDULE 2

FORM OF PUT EVENT NOTICE

[On the letterhead of the Borrower]

[Date]

To:	VTB Capital plc (as Lender)
14 Cornhill
London
United Kingdom

Finance & Credit Ukraine B.V.
Herikerbergweg 238
Luna Arena
1101 CM Amsterdam Zuidoost
The Netherlands

Citibank, N.A., London Branch (as Trustee and as Principal Paying Agent)
13th Floor
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom

[•] 2013

Dear Sirs

U.S.$[•] Amended and Restated Loan Agreement, dated [•] 2013 (the Amended and Restated Loan Agreement), between Public Joint Stock Company “Bank “Finance and Credit” and VTB Capital plc (the Lender)

We refer to Clause 7.2 (Prepayment upon a Put Event) of the Amended and Restated Loan Agreement.

Capitalised terms used, but not defined herein, having the meanings ascribed to them in the Amended and Restated Loan Agreement.

We confirm a Put Event has occurred on [•] 2013.

The circumstances and relevant facts giving rise to the Put Event are as follows:

[provide details of Put Event].

Yours faithfully

For and on behalf of

Public Joint Stock Company “Bank “Finance and Credit”

AMENDED AND RESTATED LOAN AGREEMENT

Authorised Signatory

Authorised Signatory

AMENDED AND RESTATED LOAN AGREEMENT

SCHEDULE 3

FORM OF OFFICERS’ CERTIFICATE

[On the letterhead of the Borrower]

[•] 2013

To:	VTB Capital plc (as Lender)
14 Cornhill
London
United Kingdom

Citibank, N.A., London Branch (as Trustee)
13th Floor
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom

Dear Sirs

U.S.$[•] Amended and Restated Loan Agreement, dated [•] 2013 (the Amended and Restated Loan Agreement), between Public Joint Stock Company “Bank “Finance and Credit” and VTB Capital plc (the Lender)

We refer to Clause 14.18 (Compliance Certificates) of the Amended and Restated Loan Agreement.

Capitalised terms used, but not defined herein, having the meanings ascribed to them in the Amended and Restated Loan Agreement.

We confirm that [up to and including the date hereof no Event of Default or Potential Event of Default has occurred and is continuing/specify any Event of Default or Potential Event of Default which has occurred and is continuing, and if so, what action the Borrower is taking or proposes to take with respect thereto].*

Yours faithfully

For and on behalf of the

Public Joint Stock Company “Bank “Finance and Credit”

Authorised Signatory

Authorised Signatory

*                                         Delete and/or complete as applicable.

AMENDED AND RESTATED LOAN AGREEMENT

SCHEDULE 4

CLOSING CERTIFICATE

[Letterhead of the Borrower]

VTB Capital plc
as Lead Manager pursuant to the Subscription Agreement (as defined in the Amended and Restated Loan Agreement referred to below)

[•] 2013

Dear Sirs

U.S.$[•] Amended and Restated Loan Agreement, dated [•] 2013 (the Amended and Restated Loan Agreement), between Public Joint Stock Company “Bank “Finance and Credit” and VTB Capital plc (the Lender)

We, the undersigned, being duly authorised officers of Public Joint Stock Company “Bank “Finance and Credit”, hereby certify that there has been, as at the date of this certificate, no event making any of the representations and warranties contained in Clause 11 (Representations and Warranties of the Borrower) of the Amended and Restated Loan Agreement untrue or incorrect in any respect as though they had been given and made today with references to the facts and circumstances now subsisting and Public Joint Stock Company “Bank “Finance and Credit” has performed all the obligations to be performed by it under the Amended and Restated Loan Agreement.

Yours faithfully

For and on behalf of the

Public Joint Stock Company “Bank “Finance and Credit”

Authorised Signatory

Authorised Signatory

AMENDED AND RESTATED LOAN AGREEMENT

THE BORROWER

For and on behalf of

PUBLIC JOINT STOCK COMPANY “BANK “FINANCE AND CREDIT”

By:
Name:
Title:

AMENDED AND RESTATED LOAN AGREEMENT

THE LENDER

For and on behalf of VTB CAPITAL PLC

By:
Name:
Title:

By:
Name:
Title:

APPENDIX C
AMENDED AND RESTATED SUB-PARTICIPATION AGREEMENT

Dated 2013

VTB CAPITAL PLC

as Bank

- and-

FINANCE & CREDIT UKRAINE B.V.

as Participant

AMENDED AND RESTATED SUB-PARTICIPATION AGREEMENT

Relating to a U.S.$[•]
loan agreement for
Public Joint Stock Company “Bank
“Finance and Credit”

DLA Piper, Vienna

Schottenring 14

1010 Vienna

THIS AMENDED AND RESTATED SUB-PARTICIPATION AGREEMENT is made on 2013

BETWEEN:

(1)                                 VTB CAPITAL PLC (formerly VTB Bank Europe plc) (the “Bank”); and

(2)                                 FINANCE & CREDIT UKRAINE B.V. (the “Participant”).

WHEREAS:

(A)                               Public Joint Stock Company “Bank “Finance and Credit” (formerly Bank “Finance and Credit” Ltd.) (the “Borrower”) and the Bank (in this capacity, the “Lender”) entered into a loan agreement dated 16 November 2006 (the “Principal Loan Agreement”) pursuant to which the Lender made a loan to the Borrower in the amount of U.S.$100,000,000 (the “Original Loan”).

(B)                               The Bank has granted and the Participant has accepted a participation in the Bank’s rights and obligations under and in respect of the Original Loan on the terms set out in the sub-participation agreement dated 16 November 2006 between the Participant and the Bank (the “2006 Sub-Participation Agreement”).

(C)                               Deutsche Trustee Company Limited (the “2006 Notes Trustee”) has been appointed as trustee under a trust deed dated 24 November 2006 (the “Principal 2006 Notes Trust Deed”) constituting U.S.$100,000,000 10.375 per cent. Loan Participation Notes due 2010 (the “2006 Notes”) issued by Finance & Credit Ukraine B.V. (the “Issuer”), which 2006 Notes have been issued on a limited recourse basis for the sole purpose of funding a sub-participation pursuant to the 2006 Sub-Participation Agreement, and which sub-participation has been granted by the Lender to the Issuer for the sole purpose of funding the Original Loan.

(D)                               On 15 December 2009, the Borrower solicited the approval (the “2009 Consent Solicitation”) of the holders of the 2006 Notes (the “2006 Noteholders”), by way of an extraordinary resolution, in a meeting of the 2006 Noteholders, of, inter alia, amendments to certain provisions of (i) the Principal Loan Agreement on the terms set out in a first supplemental loan agreement dated 14 January 2010 (the “First Supplemental Loan Agreement”) and (ii) the terms and conditions of the 2006 Notes on the terms set out in a first supplemental trust deed dated 14 January 2010 (the “First Supplemental 2006 Notes Trust Deed” and, together with the Principal 2006 Notes Trust Deed, the “2006 Notes Trust Deed”).

(E)                                On 25 January 2010, the Issuer repaid U.S.$5,000,000 of the principal amount of the 2006 Notes. Pursuant to Clause 7.5 (Reduction of Loan upon Cancellation of Notes) of the Loan Agreement, the Original Loan was prepaid in the amount corresponding to the aggregate principal amount of the 2006 Notes repaid (the “2010 Original Loan Prepayment”). Pursuant to the First Supplemental 2006 Notes Trust Deed, the maturity date of the outstanding 2006 Notes was extended to 25 January 2014 and the interest rate was amended to 10.5 per cent. per annum from 25 January 2010.

(F)                                 On 26 November 2013, the Borrower, on behalf of the Issuer, invited the holders of the outstanding 2006 Notes to offer to exchange (the “Exchange Offer”), on the terms and subject to the conditions set out in an exchange offer and consent solicitation memorandum

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dated 26 November 2013 (the “Exchange Offer and Consent Solicitation Memorandum”) any or all of their outstanding 2006 Notes for a combination of (i) a pro rata share in a U.S.$5,000,000 cash payment, subject to the conditions set out in the Exchange Offer and Consent Solicitation Memorandum, and (ii) U.S.$[•] 9.125% Loan Participation Notes due 2019 (the “Notes”).

(G)                               Concurrently with the Exchange Offer, the Borrower, on behalf of the Issuer, solicited consents (the “Consent Solicitation”, and together with the Exchange Offer, the “Offer”) from the 2006 Noteholders (i) to amend the terms of the 2006 Notes Trust Deed between the Issuer, the Lender and the Trustee to provide for an early redemption of the 2006 Notes by the Issuer on the terms set out in a second supplemental 2006 notes trust deed dated [•] 2013 (the “Second Supplemental 2006 Notes Trust Deed”) and a second supplemental loan agreement dated [•] 2013 (the “Second Supplemental Loan Agreement” and together with the Principal Loan Agreement and the First Supplemental Loan Agreement, the “Supplemented Loan Agreement”), (ii) to amend and restate the 2006 Sub-Participation Agreement on the terms set out in this Agreement and (iii) to amend and restate the Supplemented Loan Agreement on the terms set out in an amended and restated loan agreement dated [•] 2013 (which, amongst other things, increased the outstanding aggregate principal amount of the loan drawn under the Supplemented Loan Agreement to U.S.$[•] million) (the “Loan Agreement”).

(H)                              At a meeting of 2006 Noteholders held on [•] 2013, it was resolved, by way of an extraordinary resolution to, inter alia, (i) assent to the amendment and restatement of the 2006 Sub-Participation Agreement on the terms set out in this Agreement and (ii) authorise, direct, request and empower the 2006 Notes Trustee to consent to the execution of this Agreement in order to give effect to the making of such modifications.

NOW IT IS HEREBY AGREED as follows:

1.                                      INTERPRETATION

1.1                               Definitions and Construction

In this Agreement, unless the context requires otherwise:

save as defined herein terms and expressions defined in or construed in a certain manner for the purposes of the Loan Agreement shall have the same meanings or be construed in the same manner when used in this Agreement;

“2006 Effective Date” means 24 November 2006 or if different, the date on which the 2006 Notes were issued and the subscription monies therefor paid under the subscription agreement relating to the 2006 Notes dated on or about 16 November 2006;

“2006 Sub-participation Advance” means the advance made by the Participant to the Bank in the principal amount of U.S.$100,000,000 on or about the 2006 Effective Date, as reduced by an amount equal to the 2010 Original Loan Prepayment on or about the date of the 2010 Original Loan Prepayment.

“2013 Effective Date” means [•] 2013 or if different, the date on which the Notes are issued and the subscription monies therefor paid under the Subscription Agreement;

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“2013 Sub-participation Advance” means the advance made or to be made by the Participant to the Bank in the principal amount of U.S.$[•] under the terms of this Agreement;

“Finance Documents” means this Agreement, the Fees and Expenses Side Letter and the Loan Agreement;

“Loan” means the loan made to the Borrower under the Supplemented Loan Agreement as amended by the terms of the Loan Agreement the outstanding principal amount of which is U.S.$[•] as of the date of this Agreement;

“Noteholder” means the holder of any Note;

“Participation Facility” means the loan facility made available by the Participant to the Bank pursuant to the 2006 Sub-Participation Agreement and which is to be extended by the Participant pursuant to Clause 2;

“Settlement Date” means the settlement date of the Exchange Offer and the date on which the Issuer will deliver inter alia the Notes; and

“Sub-participation Advance” means the 2006 Sub-participation Advance and the 2013 Sub-participation Advance.

1.2                               Successors and Assigns

The expressions “Bank”, “Participant” and “Borrower” shall where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

1.3                               Miscellaneous

In this Agreement (including the recitals), unless the context requires otherwise, references to statutory provisions shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to this Agreement or the Loan Agreement or any other Finance Document shall be construed as references to such document as the same may have been, or may from time to time be, amended, modified, varied, novated, supplemented, replaced or restated from time to time; unless otherwise stated, references to Clauses are to clauses of this Agreement.  Clause headings are inserted for reference only and shall be ignored in construing this Agreement.

2.                                      THE PARTICIPATION FACILITY

2.1.1                                             The Participant has, on the 2006 Effective Date, participated in the initial funding of the Loan by making the 2006 Sub-participation Advance to the Bank.

2.1.2                                             Subject to (i) the Bank having confirmed that the conditions prescribed in Clause 3.1(a) of the Loan Agreement have been satisfied; and (ii) the Participant having received an amount equal to the 2013 Sub-participation Advance in respect of the proceeds of the Notes, the Participant shall, on the 2013 Effective Date, participate in the further funding of the Loan by making the 2013 Sub-participation Advance to the Bank.

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3.                                      STATUS OF PARTICIPATION FACILITY

3.1                               Limited Recourse

The Sub-participation Advance made or to be made by the Participant pursuant to Clause 2 constitutes an unconditional limited recourse loan in respect of which no repayment of principal or payment of interest or payment of any other amount in connection therewith shall be made by the Bank save as provided herein.  The Participant acknowledges that it shall have no right of recourse against the Bank for any losses it may suffer in respect of the Participation Facility nor any right to require the Bank to fund any repayment of the Sub-participation Advance or any other amount paid by the Participant hereunder otherwise than as provided in Clause 4.

3.2                               Ownership and Characterisation of this Agreement

Notwithstanding any other provision of this Agreement, the parties agree and acknowledge that this Agreement, the Participation Facility and the rights of the Participant with respect hereto and thereto create and are intended to create a debtor-creditor relationship between the parties and do not and are not intended to create a sale or transfer or assignment of the Bank’s property interest in any of its rights and obligations under any of the Finance Documents, and without prejudice to the terms of the Finance Documents the Participant shall have no legal, equitable or beneficial interest in any of the rights and obligations of the Bank under any of the Finance Documents, no rights or obligations against the Borrower or any other party, if any, to the Finance Documents (except the Bank pursuant to this Agreement) and no right to enforce any claim in respect of the rights and obligations of the Bank under any of the Finance Documents.  The Bank shall not be construed as a trustee, agent or other fiduciary in relation to the Participant with respect to the rights and obligations of the Bank under any of the Finance Documents.

4.                                      INTEREST AND REPAYMENTS

4.1                               Sub-participation Advance

Subject to the Participant complying with its obligations under Clause 2, the Bank agrees that, from the 2006 Effective Date, it shall repay to the Participant the 2006 Sub-participation Advance and, from the 2013 Effective Date, it shall repay to the Participant the 2013 Sub-participation Advance and, in each case, pay interest on the same in amounts equal to net amounts of principal, interest and additional amounts, if any, paid under the Loan and irrevocably received by the Bank upon actual receipt or recovery by the Bank of any amount paid to it in accordance with Clause 18.1 of the Loan Agreement, other than amounts payable (i) in respect of the Bank’s Reserved Rights (as defined in the Trust Deed); (ii) under the Fees and Expenses Side Letter; and (iii) in relation to Clause 16.4 of the Loan Agreement, (but not before such funds may have cleared and become freely transferable by the Bank) in the same currency(ies) and kind of funds as received.

4.2                               Reduction of Sub-participation Advance on Cancellation of Notes

The Bank, having received Notes from the Borrower pursuant to and in accordance with Clause 7.5 of the Loan Agreement, shall deliver such Notes to the Participant, together with a request for the Participant to deliver such Notes to the Registrar for cancellation, and, on receipt of such Notes from the Bank, the Participant shall, pursuant to Clause 9.1 of the Agency Agreement, deliver such Notes to the Registrar for cancellation.  Upon any such cancellation, the Bank shall credit the Participant with the prepayment of an amount of the

4

Sub-participation Advance equal to the principal amount of such Notes and no interest shall be payable in respect of such prepaid amount to the extent interest is not payable on a corresponding amount under the Loan.

5.                                      PAYMENTS

5.1                               Participant

All amounts payable by the Participant under this Agreement shall be paid to the Lender Account (as defined in the Loan Agreement) in immediately available funds.

5.2                               Bank

All amounts payable by the Bank under this Agreement shall be paid to the Issuer Account (as defined in the Trust Deed).

5.3                               Taxes and Other Deductions

All sums payable by the Bank and the Participant under this Agreement shall, except to the extent required by law or regulation, be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature.

5.4                               Gross payments by Bank

If the Bank is required by law to make any deduction or withholding (on account of tax or otherwise) from any amount payable by the Bank under this Agreement, the Bank shall, on the due date for such payment, pay such additional amounts as may be necessary such that the net amount received by the Participant after such deduction or withholding will not be less than the amount the Participant would have received had such deduction or withholding not been required, but only if, and to the extent that, the Bank has actually received payment of additional amounts from the Borrower in respect of any such deduction or withholding pursuant to Clause 8.3 of the Loan Agreement.

5.5                               Certificates

Where any provision of this Agreement provides that the Bank may determine an amount or rate, a certificate by the Bank as to such amount or rate shall be conclusive and binding on the Participant in the absence of manifest error.

6.                                      REPRESENTATIONS AND WARRANTIES

Each of the parties makes the following representations and warranties in favour of the other party:

6.1.1                                             Power and Authority: it has the power to enter into and perform and has taken all necessary action to authorise the entry into, performance and delivery of this Agreement and the transactions contemplated by this Agreement;

6.1.2                                             Legal Validity: this Agreement constitutes its legal, valid and binding obligations enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency or other similar laws affecting enforcement of creditors’ rights generally; and

5

6.1.3                                             Authorisations: all authorisations required in connection with the entry into, performance, validity and enforceability of this Agreement and the transactions contemplated by this Agreement have been obtained or effected and are in full force and effect.

7.                                      RIGHTS AND RESPONSIBILITIES OF PARTIES

7.1                               Participant’s Responsibility

The Participant confirms that it has received copies of the Finance Documents.  Without prejudice to Clause 7.2, the Participant confirms that it has not relied, and will not at any time rely, on the Bank:

7.1.1                                             Provide Information: to provide any information in connection with the Borrower or the Finance Documents, or to ensure the adequacy, accuracy or completeness of any such information that it shall provide; or

7.1.2                                             Check Information: to check or enquire on the Participant’s behalf into the adequacy, accuracy or completeness of any information provided in connection with the Finance Documents by the Borrower or any other relevant party, if any, thereto; or

7.1.3                                             Review Financial Condition: to assess or to keep under review on the Participant’s behalf the financial condition, creditworthiness, affairs, status or nature of the Borrower or any other party, if any, to the Finance Documents.

7.2                               Bank’s Responsibility

7.2.1                                             The Bank agrees to:

7.2.1.1                                   Material Communication: notify the Participant of all material communications it receives from the Borrower or any other party, if any, in connection with the Finance Documents and, upon receipt of any such material communications, to supply the Participant with copies of the same; and

7.2.1.2                                   Event of Default: notify the Participant of the occurrence of any Potential Event of Default, Event of Default or VTB Europe Relevant Event (each as defined in the Trust Deed) of which it has actual knowledge.

7.2.2                                             Neither the Bank nor any of its directors, officers, employees or agents shall be liable or responsible:

7.2.2.1                                   Default: for any failure of the Borrower or any party (other than the Bank) to any Finance Document to observe or perform any of their respective obligations thereunder or for any default in connection with the Finance Documents or any document delivered in connection with any of them;

7.2.2.2                                   Action: without prejudice to Clause 8.2, for any action taken or omitted in connection with this Agreement or any Finance Document (other than with respect to its gross negligence or wilful misconduct as determined by an arbitral tribunal applying English law validly

6

appointed pursuant to the applicable provisions of this Agreement in a final non-appealable order);

7.2.2.3                                   Reliance on Communications: for the consequences of relying on any communication or document believed by the Bank to be genuine and correct or for relying on the advice or opinions of any professional adviser in connection with this Agreement or any Finance Document; or

7.2.2.4                                   Payment: to make any repayment of principal or payment of interest or of any other amount to the Participant in respect of the Sub-participation Advance or any other amounts paid by the Participant hereunder except as expressly provided in Clauses 4 and 5 and, for the avoidance of doubt, the Participant acknowledges and agrees that it has no right of recourse against the Bank in respect of any amount payable to the Bank under the Finance Documents save in respect of the relevant amounts mentioned in Clause 4 (and then only if and when the amounts by reference to which such amounts are calculated are actually received by the Bank and subject to due compliance by the Participant with its obligations hereunder).

7.3                               No Default

The Bank shall be entitled to assume that no Event of Default has occurred and that no party is in breach of its obligations under the Finance Documents unless it has actual knowledge to the contrary.  In addition, the Bank is not obliged to monitor or enquire whether an Event of Default has occurred.

7.4                               Bank Not Agent or Trustee

Nothing herein contained shall constitute the Bank an agent or trustee for the Participant.

8.                                      ADMINISTRATION OF FACILITY

8.1                               Exercise of Bank’s Rights

In respect of any request, act or decision to be made by the Bank under, or any other matter relating to, the Finance Documents, the Bank shall, subject to the provisions of this Clause 8.1, act in accordance with the instructions of the Trustee, in accordance with the provisions of the Trust Deed.  Notwithstanding the foregoing, the Bank shall be under no obligation to take any action which it determines in good faith would violate applicable law, the Finance Documents, any present or future requirement, voluntary code or direction (whether or not having the force of law) emanating from or endorsed by any central bank or other regulatory authority or otherwise expose the Bank to any liability or obligation.  Upon the Bank’s receipt of notice of any action in connection with which the Bank is entitled to act or refrain from acting as provided above, the Bank shall give notice thereof to the Trustee and the Participant as promptly as reasonably possible, provided that the Bank shall have no obligation or liability to the Participant for its failure to deliver such notice unless such failure results from the Bank’s gross negligence or wilful misconduct.

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8.2                               Reliance on Documents

In connection with any of the Finance Documents, each of the Bank and the Participant shall be entitled to rely on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person by whom it is purported to have been communicated or signed and on the advice or opinions of any professional adviser selected by it.

9.                                      MISCELLANEOUS

9.1                               Entire Agreement

This Agreement constitutes the entire obligations of the parties hereto and supersedes any previous expressions of intent or understandings in respect of this transaction.

9.2                               Amendments

Any amendment or waiver of any provision of this Agreement and any waiver of any default under this Agreement shall only be effective if (i) such amendment or waiver is made in writing and signed by the party against whom such amendment or waiver is sought to be enforced, and (ii) the Trustee has provided its prior written consent to such amendment or waiver in accordance with the provisions of the Trust Deed.  In the event of any amendment or waiver being effected in accordance with the foregoing, the other provisions of this Agreement shall continue in full force and effect, subject to such amendment or waiver.

9.3                               Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity, and enforceability of such provision under the law of any other jurisdiction and of the remaining provisions of this Agreement shall not be affected or impaired thereby.

9.4                               Counterparts

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts which when taken together shall be deemed to constitute one agreement. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.

9.5                               Further Assurance

The Participant and the Bank shall at their own cost and expense (to the extent the Participant receives the funds therefor under this Agreement and to the extent that the Bank receives funds therefor pursuant to the Loan Agreement, respectively) execute and do all such assurances, acts and things as may be required to effect the provisions of this Agreement.

10.                               ASSIGNMENT

10.1                        The Participant

The Participant shall not assign or sell the whole or any part of the benefit of this Agreement or grant any sub-participation in its Sub-participation Advance hereunder without the prior written consent of the Bank and the Trustee; provided that the Participant may issue the Notes

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and may assign the benefit of this Agreement to the Trustee of the Notes as security therefor, as provided in the Trust Deed.

10.2                        The Bank

10.2.1                                      Other than as provided in the Trust Deed, the Bank shall not at any time assign or transfer the whole or any part of its rights and/or obligations under this Agreement to any other person.

10.2.2                                      Other than as provided in the Trust Deed, the Bank shall not at any time assign or transfer the whole or any part of its rights and/or obligations under the Loan Agreement.

11.                               NOTICES

11.1                        Delivery

Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered or sent to the relevant party at such address or fax number and marked for the attention of the relevant person as is specified at the end of this Agreement.

11.2                        Deemed Delivery

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address and (b) if given or made by fax, when received.

12.                               LIMITED RECOURSE

The recourse of the Bank to the Participant shall be restricted to a pro-rata share with any other unsecured creditors of the Participant of the net proceeds of enforcement of the security given in relation to the Notes after the claims of all secured creditors have been satisfied.  The Bank acknowledges that, in the event of any shortfall arising out of any claim, it shall have no further claim against the Participant in respect of such unpaid amounts and will accordingly not be able to petition for the winding-up of the Participant as a consequence of such shortfall.

13.                               GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

14.                               DISPUTE RESOLUTION

14.1                        Arbitration

14.1.1                                      Any dispute or claim arising out of or in connection with this Agreement (including any question regarding the existence, validity or termination of this Agreement or any non-contractual right or obligation arising out of or in connection with it) (a “Dispute”) shall be referred to an arbitration tribunal formed pursuant to and finally resolved by arbitration under the LCIA Arbitration Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this Clause 14.1 (Arbitration).

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14.1.2                                      The arbitral tribunal shall consist of three arbitrators. The claimant(s), irrespective of number, shall nominate jointly one arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator; and a third arbitrator, who shall serve as Chairman, shall be nominated by the two party-nominated arbitrators. For the avoidance of doubt, the parties to this Agreement agree that, for the purpose of Article 8.1 of the Rules, the claimant(s), irrespective of number, and the respondent(s), irrespective of number, constitute two separate sides for the formation of the arbitral tribunal.

14.1.3                                      In the event that either the claimant(s) or the respondent(s) fail to nominate an arbitrator in accordance with the Rules, such arbitrator shall be appointed by the LCIA Court within 15 (fifteen) days of such failure.

14.1.4                                      The seat of arbitration shall be London, England and the language of the arbitration shall be English.

14.2

14.2.1                                      If more than one arbitration is commenced under the Transaction Documents (as defined in the Trust Deed) and any party contends that two or more such arbitrations raise similar issues of law or fact and that the issues should be resolved in one set of proceedings, the arbitral tribunal appointed in the first filed of such proceedings (the “First Tribunal”) shall have the power to determine (prior to the commencement of the oral phase in the first filed of such proceedings) whether in the interests of justice and efficiency the proceedings shall be consolidated.

14.2.2                                      The tribunal in such consolidated proceedings shall be selected as follows: (a) the parties to the consolidated proceedings shall agree on the composition of the tribunal; and (b) failing such agreement within thirty (30) days of consolidation being ordered by the First Tribunal, the LCIA shall appoint all members of the tribunal within thirty (30) days of a written request by any of the parties to the consolidated proceedings.

14.2.3                                      Any party to the consolidated proceeding shall be bound by the award rendered, even if it chooses not to participate in the consolidated proceedings.

14.2.4                                      No party may apply to the English court to determine any question of law arising in the course of the arbitration pursuant to Section 45 of the Arbitration Act 1996 or otherwise, or appeal to the English court on a question of law arising out of an award made in the arbitration pursuant to Section 69 of the Arbitration Act 1996 or otherwise.

14.2.5                                      The Participant shall at all times maintain an agent for service of process and any other documents in proceedings in England in connection with this Agreement.  Such agent shall be Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom (the “Process Agent”) and any claim form, judgment or other notice of legal process shall be sufficiently served on the Participant if delivered to such Process Agent. The Participant irrevocably undertakes not to revoke the authority of this Process Agent and if, for any reason, the Bank requests the Participant to do so, the Participant shall promptly appoint another such agent with an address in England and advise the Bank.  If, following such a request, the Participant fails to appoint another agent

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within fifteen (15) calendar days, the Bank shall be entitled to appoint one on behalf of the Participant, at the expense of the Participant. Nothing in this Sub-clause 14.2.5 shall affect the right of the Bank to serve process in any other manner permitted by law.

14.3                        Waiver of immunity

14.3.1                                      To the extent that the Participant or the Bank may now or hereafter be entitled, in any jurisdiction in which any legal action or proceeding may at any time be commenced with respect to this Agreement, to claim for itself or any of its undertakings, properties, assets or revenues present or future, any immunity (sovereign or otherwise) from (without limitation) suit, jurisdiction of any court or tribunal, attachment prior to judgment, attachment in aid of execution of a judgment or award, execution of a judgment or award or from set-off, banker’s lien, counterclaim or any other legal process or remedy with respect to its obligations under this Agreement and/or to the extent that in any such jurisdiction there may be attributed to the Participant or the Bank any such immunity (whether or not claimed), the Participant and the Bank hereby irrevocably agree not to claim, and hereby waive, any such immunity. For the avoidance of doubt, the Participant and the Bank also undertake not to otherwise contest the jurisdiction of any competent court (whether on grounds of forum non conveniens or otherwise) in which recognition and enforcement of a judgment or award obtained by a party under this Clause 14.3 (Waiver of immunity) is sought.

14.4                        Consent

The Participant and the Bank consent generally in respect of any arbitration or litigation proceedings to the giving of any relief by way of injunction or order for specific performance or for the recovery of any property whatsoever or other provisional or protective measures and to its property (irrespective of its use or intended use) being subject to any process for the enforcement of a judgment/award or any process effected in the course or as a result of any action in rem.

14.5                        Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

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SIGNATORIES TO THE AMENDED AND RESTATED
SUB-PARTICIPATION AGREEMENT

THE PARTICIPANT

For and on behalf of FINANCE & CREDIT UKRAINE B.V.

By:
Name:
Title:

Address:	Herikerbergweg 238, Luna Arena
1101 CM Amsterdam Zuidoost
The Netherlands

Fax:	+31 20 6730 016

Attention:	The Managing Director

THE BANK

For and on behalf of VTB CAPITAL PLC

By:
Name:
Title:

By:
Name:
Title:

Address:	14 Cornhill
London
EC3V 3ND
United Kingdom

Fax:	+44 203 334 8960

Attention:	Global Head of Syndicate

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